As filed with the Securities and Exchange Commission on December 1, 2023.
Registration Statement No. 333-273849
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 3 to
FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Murano Global Investments Limited
(Exact name of Registrant as Specified in its articles of association)*
N/A
(Translation of registrant name into English)
Bailiwick of Jersey	7000	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
F. C. de Cuernavaca 20, 12th floor, Lomas - Virreyes,
Lomas de Chapultepec III Secc,
Miguel Hidalgo, 11000 Mexico City, CDMX
+52 55 9267 8360
(Address, including zip code, and telephone number, including area code, of agent of service)
With copies to:
Hugo F. Triaca Clifford Chance US LLP 31 West 52nd Street New York, New York 10019	Michell Nader Schekaibán Nader, Hayaux y Goebel S.C. P.º de los Tamarindos 400 B-piso 7, Bosques de las Lomas, Cuajimalpa de Morelos, 05120 Ciudad de México, CDMX, Mexico	Arturo Perdomo J. Galicia Abogados, S.C. Torre del Bosque Blvd. Manuel Ávila Camacho, 24, piso 7 Lomas de Chapultepec 11000, Ciudad de México	Timothy P. FitzSimons Kevin E. Manz King & Spalding LLP 1185 Avenue of the Americas, 34th Floor New York, New York 10036
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and upon completion of the business combination described in the enclosed proxy statement/prospectus.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e- 4(i) (Cross- Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d- 1(d) (Cross- Border Third Party Tender Offer)  ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, pursuant to said Section 8(a), may determine.
†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.
PRELIMINARY PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF HCM ACQUISITION
CORP AND PROSPECTUS FOR ORDINARY SHARES AND WARRANTS OF MURANO GLOBAL
INVESTMENTS LIMITED SUBJECT TO COMPLETION, DATED DECEMBER 1, 2023
Murano Global Investments Limited F. C. de Cuernavaca 20, 12th floor, Lomas - Virreyes, Lomas de Chapultepec III Secc, Miguel Hidalgo, 11000 Mexico City, Mexico	HCM Acquisition Corp 100 First Stamford Place Stamford, CT 06902
PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
OF HCM ACQUISITION CORP
(A CAYMAN ISLANDS EXEMPTED COMPANY)
PROSPECTUS FOR UP TO 12,891,906 ORDINARY SHARES,
16,875,000 WARRANTS,
AND 16,875,000 ORDINARY SHARES UNDERLYING WARRANTS
OF
Murano Global Investments Limited
Dear HCM Acquisition Corp Shareholder:
You are cordially invited to attend an extraordinary general meeting (the “Extraordinary Meeting”) of HCM Acquisition Corp (the “Company,” “HCM,” “SPAC,” “we,” “us” or “our”), a Cayman Islands exempted company, to be held at    Eastern time, on   . The Extraordinary Meeting will be held at 100 First Stamford Place, Suite 330, Stamford, CT 06902. For your convenience, we will also webcast the Extraordinary Meeting live via the Internet at   .
At the Extraordinary Meeting, our shareholders will be asked to consider and vote upon several proposals relating to HCM’s proposed business combination with Murano PV, S.A. DE C.V., a Mexican corporation (“Murano”), and Murano Global Investments Limited, a company incorporated organized under the laws of the Bailiwick of Jersey (with registered number 149873) and which at the Effective Time is intended to be a public company, (“PubCo”). The proposals include approval of the Amended & Restated Business Combination Agreement, dated as of August 2, 2023 (the “Amended & Restated Business Combination Agreement”), among HCM, Murano, PubCo, Elias Sacal Cababie (“ESC”), an individual, ES Agrupación, S.A. de C.V., a Mexican corporation (“ESAGRUP”), Murano Global B.V. a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, having its official seat in Amsterdam, the Netherlands and registered with the Dutch trade register under number 89192877 (“Dutch Murano”), MPV Investment B.V., a Dutch private limited liability company, having its official seat in Amsterdam, the Netherlands and registered with the Dutch trade register under number 89196651 (“Dutch HoldCo”) and Murano Global Cayman, a Cayman Islands exempted company incorporated with limited liability and which is a direct wholly-owned subsidiary of PubCo (“New CayCo”). Pursuant to the Amended & Restated Business Combination Agreement, among other things, Murano would become a subsidiary of PubCo and HCM would become a subsidiary of PubCo following the merger of New CayCo with and into HCM (with HCM becoming the Surviving Company), HCM Ordinary Shares would be cancelled and new PubCo Ordinary Shares would be issued to persons entitled to receive them and HCM Warrants would be converted into new PubCo warrants (“PubCo Warrants”). We refer to the transactions contemplated by the Amended & Restated Business Combination Agreement as the “Business Combination” and Proposal 1, Proposal 2, and Proposal 3 to approve the transactions contemplated thereby as the “proposals.” It is expected that, if the Business Combination is consummated, PubCo’s shares and warrants would all be listed on Nasdaq, and PubCo would become a publicly-held company. The accompanying proxy statement/prospectus describes in detail the Amended & Restated Business Combination Agreement, the Business Combination and related transactions, and the properties and development plans of the Murano group, and you should read it carefully. Please pay particular attention to the section entitled “Risk Factors”, beginning on page 53.
Our board of directors has unanimously approved and adopted the Amended & Restated Business Combination Agreement and unanimously recommends that our shareholders vote FOR all of the proposals to be presented at the Extraordinary Meeting. Our Sponsor, directors and officers have agreed to vote all of their shares, and not seek redemption of such shares, which represent approximately 71% of the outstanding shares, in favor of all such proposals. When you consider the board of directors’ recommendation and such persons’ agreement to vote in favor, you should keep in mind that our directors and our officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination — Interests of Certain Persons in the Business Combination.”
Pursuant to HCM’s Amended and Restated Memorandum and Articles of Association, we are providing our Public Shareholders with the opportunity to redeem all or a portion of their HCM Ordinary Shares for cash upon consummation of the Business Combination. The per share redemption price will be equal to the aggregate amount then on deposit in the Trust Account that holds the proceeds of our IPO and related private placement, including interest (net of taxes payable), divided by the number of then outstanding Public Shares, which excludes the shares owned by HCM’s Initial Shareholders, who have waived their redemption rights. For illustrative purposes, based on funds in the Trust Account of approximately $45,022,770 on October 31, 2023, and 4,079,406 Public Shares outstanding, the estimated per share redemption price would have been approximately $11.04. Holders of HCM Ordinary Shares issued in HCM’s initial public offering (“Public Shares”) may elect to redeem their Public Shares even if they vote for approval of the Amended & Restated Business Combination Agreement and the other proposals presented at the Extraordinary Meeting. There are no redemption rights with respect to our outstanding warrants.
Your vote is very important. Whether or not you plan to attend the Extraordinary Meeting, please vote by telephone or online, or complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. If you are a holder of record of HCM Ordinary Shares, you may also cast your vote at the Extraordinary Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Extraordinary Meeting.
If you vote by proxy, your shares will be voted in accordance with your instructions. If you sign and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposals presented at the Extraordinary Meeting. If you fail to vote by proxy or to instruct your bank, broker or other nominee how to vote, and do not vote in person at the Extraordinary Meeting, your shares will be counted for purposes of determining whether a quorum is present at the Extraordinary Meeting, but will not count as a vote cast at the Extraordinary Meeting.
On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.
Sincerely,

, 2023	Shawn Matthews Chief Executive Officer
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
Investing in our securities involves a high degree of risk. Before making an investment decision, please read the information under the section entitled “Risk Factors” elsewhere in this proxy statement/prospectus and under similar headings or in any amendment or supplement to this proxy statement/prospectus.
This proxy statement/prospectus is dated    , 2023, and is expected to be first mailed or otherwise delivered to HCM Holders on or about   , 2023.

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about Murano and HCM that is not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon written or oral request. If you would like to receive any of the additional information, please contact:
HCM Acquisition Corp
100 First Stamford Place, Suite 330
Stamford, CT 06902
Attention: James Bond
Telephone: (203) 930-2200
Email: jbond@hondiuscapital.com
To obtain timely delivery of the documents, you must request them no later than five business days before the date of the Extraordinary Meeting, or no later than   .

HCM Acquisition Corp
100 First Stamford Place, Suite 330,
Stamford, CT 06902
Telephone: (203) 930-2200

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON   , 2023
To the Shareholders of HCM Acquisition Corp:
An extraordinary general meeting (the “Extraordinary Meeting”) of HCM Acquisition Corp (the “Company,” “HCM,” “we,” “us” or “our”), a Cayman Islands exempted company, will be held at    Eastern time, on   . The Extraordinary Meeting will be held at 100 First Stamford Place, Suite 330, Stamford, CT 06902. For your convenience, we will also webcast the Extraordinary Meeting live via the Internet at   . At the Extraordinary Meeting, the shareholders will consider and vote upon the following proposals:
•
Proposal 1 (The Business Combination Proposal) – a proposal by ordinary resolution to approve and adopt the Business Combination Agreement, dated as of March 13, 2023, as amended and restated on August 2, 2023, by and among HCM, Murano, Dutch Murano, Dutch HoldCo, PubCo, and New CayCo, providing for, among other things, HCM and Murano to become subsidiaries of PubCo and all shareholders of HCM and Murano to become shareholders of PubCo, which is expected to become a public company listed on Nasdaq (the “Business Combination”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A.

•	Proposal 2 (The Merger Proposal) – a proposal by special resolution, to approve:
(i)
that, at the Effective Time (as defined in the Amended & Restated Business Combination Agreement) HCM will merge with New CayCo (the “Merger”), such that the separate corporate existence of New CayCo will cease and HCM will survive the Merger as a wholly-owned subsidiary of PubCo (the “Surviving Company”); and

(ii)	the Plan of Merger in the form attached hereto as Annex C (the “Plan of Merger”) and that HCM be authorised to enter into the Plan of Merger.
•	Proposal 3 (The Charter Proposal) – a proposal by special resolution, to approve, that at the Effective Time:
(i)
HCM's Amended and Restated Memorandum and Articles of Association be amended and restated by the deletion in its entirety and the form of Amended and Restated Memorandum and Articles of Association attached hereto as Annex B be adopted as Surviving Company's post-merger amended and restated memorandum and articles of association (the “Post-Merger Charter”);

(ii)	that HCM's name be changed to “Murano Global Hospitality Corp’’; and
(iii)	that HCM's authorised share capital be altered to that of Surviving Company’s Post-Merger authorised share capital.
•
Proposal 4 (The Meeting Adjournment Proposal) – to approve, by ordinary resolution, a proposal to adjourn the Extraordinary Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary Meeting, there are not sufficient votes to approve one or more proposals presented at the meeting.

Only holders of record of our HCM Ordinary Shares at the close of business on   , 2023 are entitled to notice of the Extraordinary Meeting and to vote at the Extraordinary Meeting and any adjournments or postponements of the Extraordinary Meeting. A complete list of our shareholders of record entitled to vote at the Extraordinary Meeting will be available for ten days before the Extraordinary Meeting (i) on a reasonably accessible electronic network or (ii) at our principal executive offices for inspection by shareholders during ordinary business hours for any purpose germane to the Extraordinary Meeting.
Pursuant to HCM’s Amended and Restated Memorandum and Articles of Association, holders of Public Shares issued in HCM’s public offering have certain rights to redeem their shares for cash upon the consummation of the Business Combination (the “HCM Share Redemption”). For a description of these redemption rights, including certain limitations, and the procedure for electing redemption, see the section entitled “The Extraordinary Meeting of HCM — Redemption Rights”. Holders of warrants to purchase Public Shares do not have redemption rights with respect to such warrants in connection with the Business Combination.
The Business Combination will be consummated only if a majority of the holders of outstanding HCM Ordinary Shares vote in favor of Proposal 1 (The Business Combination Proposal) and the holders of a majority of at least two-thirds of the outstanding HCM Ordinary Shares vote in favor of Proposal 2 (The Merger Proposal), and Proposal 3 (The Charter Proposal) at the Extraordinary Meeting. We have no specified maximum redemption threshold under our Amended and Restated Memorandum and Articles of Association. In no event, however, will HCM redeem HCM Ordinary Shares in an amount that would cause HCM’s net tangible assets to be less than $5,000,001.
The board of directors of HCM, has unanimously approved (1) the Initial Business Combination Agreement, dated as of March 13, 2023, by and among HCM, Murano, Dutch Murano, Dutch HoldCo, PubCo, and New CayCo, (2) the Amended & Restated Business Combination Agreement, dated as of August 2, 2023, by and among PubCo, HCM, Murano, Dutch Murano, Dutch HoldCo, PubCo and New CayCo, a copy of which is attached hereto as Annex A and is hereby incorporated by reference into this proxy statement/prospectus and (3) the Business Combination. Capitalized terms used in this proxy statement/prospectus have the meanings set forth in the section entitled “Frequently Used Terms”.
Pursuant to the Amended & Restated Business Combination Agreement and related agreements, at the Effective Time, subject to the receipt of the HCM Shareholder Approvals and the Murano Shareholder Approvals:
•	New CayCo shall merge with and into HCM, with HCM being the surviving company as a wholly owned subsidiary of PubCo;
•
Upon consummation of the Merger and without any action on the part of the New CayCo shareholder (i.e., PubCo), HCM or any other party, the separate corporate existence of New CayCo shall cease and HCM, as the surviving company of the Merger, will continue its corporate existence under the Cayman Companies Act, as a wholly-owned subsidiary of PubCo; accordingly, (i) the sole share of New CayCo that was issued and outstanding immediately before the Effective Time shall be automatically cancelled and extinguished in exchange for the issuance of a single share in HCM, as the surviving company in the Merger, to PubCo and (ii) HCM, as the surviving company of the Merger, shall issue such additional new shares in HCM to PubCo as may be required with an aggregate value that is equivalent to the aggregate value of the Merger Shares in consideration for the issuance by PubCo of the Merger Shares to the persons who had previously held HCM Ordinary Shares;

•
Prior to the Closing, PubCo shall appoint the Exchange Agent to act as the agent for the purpose of distributing Merger Shares to the persons who had previously held HCM Ordinary Shares. At or before the Effective Time, PubCo shall issue to the Exchange Agent the requisite number of Merger Shares as are required to be subsequently transferred to the holders of HCM Ordinary Shares entitled to receive the Merger Shares;

•
Reasonably promptly after the Effective Time, PubCo shall send or shall cause the Exchange Agent to send, to each record holder of HCM Ordinary Shares as of immediately prior to the Effective Time, who is entitled to receive Merger Shares,, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper issuance of each Merger Share to the Exchange Agent, and which letter of transmittal will otherwise be in customary form) for use in such exchange (each, a “Letter of Transmittal”);

•
At the Effective Time, by virtue of the Merger and without any action on the part of any holder of HCM Ordinary Shares, each HCM Ordinary Share that is issued and outstanding immediately prior to the Effective Time, but excluding any HCM Ordinary Shares redeemed pursuant to the HCM Share Redemption or held as treasury shares, which treasury shares shall be canceled as part of the Merger and shall not constitute “HCM Ordinary Shares”, shall be automatically cancelled and extinguished and in exchange therefor, each holder of HCM Ordinary Shares will be entitled to receive consideration comprised of a corresponding number of Merger Shares that are held in the accounts of the Exchange Agent, solely for the benefit of the holders of HCM Ordinary Shares (resulting, for the avoidance of doubt, so far as legally possible, in each HCM Ordinary Share being exchanged for the issue of one new PubCo Ordinary Share);

•
At and after the Effective Time, the Merger shall (without limitation) have the following effects, namely that HCM as the surviving company shall possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of both New Cayco and HCM (being hereinafter referred to as “Constituent Companies”), and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Companies; and all rights, privileges, powers and franchises of each Constituent Company, and all property, real, personal and mixed, and all debts due to each such Constituent Company, on whatever account, shall become vested in the Surviving Company; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Company as they are of the Constituent Companies; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Companies shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Company shall thereafter be assumed by the Surviving Company and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it;

•
No fractional PubCo Ordinary Shares will be issued in the Merger. In lieu of fractional PubCo Ordinary Shares to which a holder of HCM Ordinary Shares would otherwise be entitled in the Merger, the Exchange Agent shall round down to the nearest whole PubCo Ordinary Share and PubCo shall make, or cause to be made, cash settlements with respect to fractional shares eliminated by rounding;

•
As a result of the Merger and without any action of any Party or any other Person, each Warrant to purchase HCM Ordinary Shares (other than those held by the Sponsor) shall (a) automatically cease to represent a right to acquire HCM Ordinary Shares and shall automatically convert into a right to acquire PubCo Ordinary Shares equal to the number of HCM Class A Ordinary Shares subject to each such HCM Warrant immediately prior to the Effective Time; (b) have an exercise price of $11.50 per whole warrant required to purchase one PubCo Ordinary Share; and (c) expire on the five year anniversary of the Closing Date. PubCo shall enter into a warrant assumption agreement as of immediately prior to the Effective Time regarding the foregoing;

•
The parties to the Amended & Restated Business Combination Agreement will hold the closing on the date of the Effective Time, following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Amended & Restated Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time);

•	Upon consummation of the Business Combination, Murano and HCM (as the Surviving Company) will each be direct subsidiaries of PubCo; and
•
HCM Ordinary Shares, HCM Units and HCM Warrants are currently listed and traded on Nasdaq under the symbols “HMCA”, “HCMAU” and “HCMAW”, respectively. PubCo intends to apply for listing, to be effective at the time of the Closing, of the PubCo Ordinary Shares and PubCo Warrants on Nasdaq under the symbols “MRNO” and “MRNOW”, respectively. This proxy statement/prospectus provides shareholders of HCM with detailed information about the proposed Business Combination and other matters to be considered at the extraordinary general meeting of HCM. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 53 of this proxy statement/prospectus.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali Global LLC, at (203) 658-9388. Banks and brokers may reach Morrow Sodali Global LLC at the same, or by email at w.dooley@morrowsodali.com.
By Order of the Board of Directors,

, 2023	Shawn Matthews Chief Executive Officer

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form F-4 filed with the SEC by PubCo, constitutes a prospectus of PubCo under Section 5 of the Securities Act, with respect to the PubCo Ordinary Shares to be issued to the holders of HCM Ordinary Shares if the Business Combination described herein is consummated. With respect to HCM and the holders of HCM Ordinary Shares, this proxy statement/prospectus serves as and constitutes:
•
a notice of meeting and a proxy statement under Section 14(a) of Exchange Act with respect to the Extraordinary Meeting of HCM Holders being held on    , 2023, where HCM Holders will vote on, among other things, the proposed Business Combination and related transactions and each of the below proposals; and

•
a prospectus of PubCo under Section 5 of the Securities Act, with respect to the PubCo Ordinary Shares and PubCo Warrants to be issued to the holders of HCM Ordinary Shares and HCM Warrants if the Business Combination described herein is consummated.

This proxy statement/prospectus does not serve as a prospectus for the PubCo Ordinary Shares that the Murano Shareholders will receive in the Business Combination, as such shares will be offered to such holders in a private offering. This document does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction or to any person to whom it would be unlawful to make such offer. Specifically, PubCo is not licensed to conduct investment business in the Cayman Islands by the Cayman Islands Monetary Authority and this prospectus/proxy statement does not constitute an offer to members of the public of PubCo Ordinary Shares, whether by way of sale or subscription, in the Cayman Islands. PubCo Ordinary Shares have not been offered or sold, will not be offered or sold, and no invitation to subscribe for PubCo Ordinary Shares will be made, directly or indirectly, to members of the public in the Cayman Islands.
This proxy statement/prospectus includes trademarks, tradenames and service marks, certain of which belong to us or Murano and others that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this proxy statement/prospectus appear without the®, TM and SM symbols, but the absence of those symbols is not intended to indicate, in any way, that HCM or Murano will not assert their rights or that the applicable owner will not assert its rights to these trademarks, tradenames and service marks to the fullest extent under applicable law. Neither HCM nor Murano intend that their use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of HCM or Murano by, these other parties.
A copy of this document has been delivered to the Jersey Registrar of Companies (the “Jersey Registrar”) in accordance with Article 5 of the Companies (General Provisions) (Jersey) Order 2002, and the Jersey Registrar has given, and has not withdrawn, consent to its circulation. The Jersey Financial Services Commission (“JFSC”) has given, and has not withdrawn, its consent under Article 2 of the Control of Borrowing (Jersey) Order 1958 to the issue of PubCo Ordinary Shares. The JFSC has given, and has not withdrawn, its consent under Article 4 of the Control of Borrowing (Jersey) Order 1958 to the issue of PubCo Warrants. The JFSC is protected by the Control of Borrowing (Jersey) Law 1947 against liability arising from the discharge of its functions under that law. It must be distinctly understood that, in giving these consents, neither the Jersey Registrar nor the JFSC takes any responsibility for the financial soundness of PubCo or for the correctness of any statements made, or opinions expressed, with regard to it. If you are in any doubt about the contents of this document you should consult your stockbroker, bank manager, solicitor, accountant or other financial adviser. The current directors of PubCo have taken all reasonable care to ensure that the facts stated in this document are true and accurate in all material respects, and that there are no other facts the omission of which would make misleading any statement in the document, whether of facts or of opinion. All such directors accept responsibility accordingly. It should be remembered that the price of securities and the income from them can go down as well as up.

MARKET AND INDUSTRY DATA
This proxy statement/prospectus contains estimates, projections, and other information concerning Murano’s industry and business, as well as data regarding market research, estimates, and forecasts prepared by Murano’s management. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which Murano operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” Unless otherwise expressly stated, Murano obtained industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources. In some cases, Murano does not expressly refer to the sources from which this data is derived. In that regard, when Murano refers to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from sources that Murano paid for, sponsored, or conducted, unless otherwise expressly stated or the context otherwise requires. While Murano has compiled, extracted, and reproduced industry data from these sources, Murano has not independently verified the data. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this proxy statement/prospectus. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

FREQUENTLY USED TERMS
“Accounting Principles” means U.S. GAAP in the case of the SPAC and IFRS in the case of Murano and the Subsidiaries of Murano under the Financial Statements, in each case, as in effect from time to time.
“Action” means any claim, action, litigation, suit (whether civil, criminal, administrative, judicial or investigative), audit, examination, assessment, arbitration, mediation, inquiry, proceeding, or investigation, by or before any Governmental Authority, arbitrator or mediator. “Ancillary Agreements” means the Registration Rights Agreement and Lock-Up Agreement, the Sponsor Support Agreement and all other agreements, certificates and instruments executed and delivered by SPAC, PubCo, New CayCo or the Company in connection with the Transactions and specifically contemplated by the Business Combination Agreement.
“Adjusted Profit” means, for any relevant period, the amount, not less than zero, equal to the excess (if any) of (x) Gross Operating Profit for such period over (y) the sum of the Base Fee and the License Fee earned for such period (but not the Incentive Fee) (but only to the extent that such amounts are not otherwise deducted in computing Gross Operating Profit).
“Amended & Restated Business Combination Agreement” or “Business Combination Agreement” means the Amended & Restated Business Combination Agreement, dated as of August 2, 2023, by and among PubCo, HCM, Murano, Dutch Murano, Dutch HoldCo, ESC, ESAGRUP, and New CayCo.
“AMResorts” means AMResorts L.P., a subsidiary of Apple Leisure Group, a luxury resort-management services, travel and hospitality group.
“Antitrust Approval” means the merger clearance and approval to be issued by COFECE in connection with the transactions contemplated hereby and in the Ancillary Agreements, or in lieu, the expiration of applicable statute of limitations under the Mexican Federal Economic Competition Law (Ley Federal de Competencia Económica) for purposes of such transactions receiving due approval after filing of the relevant merger control notice.
“Antitrust Authority” means Mexico’s Comisión Federal de Competencia Económica (“COFECE”).
“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence by the Antitrust Authority relating to the transactions contemplated hereby, including any additional information that may be requested during the course of the process before and by the Antitrust Authority that is required to obtain the Antitrust Approval.
“Business Combination” means the transactions contemplated by the Business Combination Agreement.
“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks or relevant Antitrust Authorities in New York, New York, Mexico City, Mexico, the Cayman Islands or the Bailiwick of Jersey are authorized or required by Law to close.
“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.
“Closing” means the consummation of the Business Combination.
“Closing Date” means the date upon which the Closing is to occur.
“Code” means the Internal Revenue Code of 1986, as amended.
“Combined Company” means PubCo and its consolidated subsidiaries after giving effect to the Business Combination.
“Combined Financial Statements” means the annual audited Combined Financial Statements of Murano Group as of December 31, 2022, 2021 and as of January 1, 2021, and for the years ended December 31, 2022 and 2021, together with the notes thereto in accordance with IFRS, as well as the interim unaudited Condensed Combined Interim Financial Statements of Murano Group as of June 30, 2023 and for the six-month periods ended June 30, 2023 and 2022, together with the notes thereto in accordance with IAS 34 Interim Financial Reporting.
“Company Benefit Plan” means any plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement or any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and if applicable) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by any Group Company, or to which any Group Company is a party or has or may have any liability different than the benefit plans mandatory under the Mexican Federal Labor Law (Ley Federal del Trabajo) and the Mexican Social Security Law (Ley del Seguro Social) or any statutory plan, program or arrangement that is required under applicable Law, and in each case whether or not in writing or funded.
“Continental” means Continental Stock Transfer & Trust Company, HCM’s transfer agent and warrant agent.
“COVID-19” means the novel coronavirus known as SARS-CoV-2 or COVID-19, and any evolutions, mutations thereof or related or associated epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, delay, shut down (including the shutdown of air cargo routes), closure, sequester, safety or similar Law, directive, guideline or recommendation promulgated by any Governmental Authority, in each case with or in response to COVID-19.
“Dutch HoldCo” means MPV Investment B.V., a private limited liability company under Dutch law, having its official seat in Amsterdam, the Netherlands and registered with the Dutch trade register under number 89196651.
“Dutch Murano” means Murano Global B.V., a private limited liability company under Dutch law, having its official seat in Amsterdam, the Netherlands and registered with the Dutch trade register under number 89192877.
“Effective Time” means the time when the Plan of Merger is registered by the Registrar of Companies of the Cayman Islands, or at such later time as may be permitted by the Cayman Companies Act and agreed by HCM and Murano in writing and specified in the Plan of Merger.
“Equity Interest” means all shares of capital stock, ordinary shares, preferred stock preferred shares, units, ownership interests and any other equity ownership or participation in any Person, including all options, warrants, preemptive rights, calls, convertible securities, simple agreements to acquire future equity, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Person.
“Elias Sacal Cababie” and “ESC” means Elías Sacal Cababie, an individual and the founder, Chairman and Chief Executive Officer of Murano, who following the consummation of the Business Combination will own a majority of the shares of PubCo.
“ESAGRUP” means ES Agrupación, S.A. de C.V., a Mexican corporation.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Agent” means the exchange agent appointed by PubCo pursuant to the terms of the Amended & Restated Business Combination Agreement.
“Extension Amendment” means an amendment to the HCM Charter to extend the date by which the SPAC must consummate the Transactions from April 25, 2023 to May 25, 2023, with the option to elect to extend the date to consummate a business combination on a monthly basis for up to eight times by an additional month each time after May 25, 2023, without another shareholder vote, upon two days’ advance notice prior to the applicable deadline, to January 25, 2024, unless the closing of a business combination shall have occurred. As of the date hereof, HCM's board of directors has elected to extend such date to December 25, 2023, subject to further extensions.
“Extension Amendment Fees” means all fees and expenses incurred by SPAC solely relating to the Extension Amendment.
“Financial Statements” means the financial statements of Murano and HCM, as the case may be.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency (including any self-regulatory organization), governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, or government-owned or controlled company, even if the company is only partially owned or controlled by the government and operates as a commercial entity, and including the Antitrust Authority.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Group Company” or “Group Companies” means, collectively, PubCo, New CayCo, Murano and each of their Subsidiaries.
“HCM Disclosure Letter” means the disclosure letter delivered by HCM to Murano on the date of the Amended & Restated Business Combination Agreement.
“HCM Holder” means a holder of HCM Ordinary Shares.
“HCM Initial Shareholders” means Sponsor (with respect to its 9,987,500 Founder Shares) and the directors of HCM (with respect to their 75,000 HCM Ordinary Shares).
“HCM Ordinary Shares” means HCM’s Class A Ordinary Shares, par value $0.0001 per share, and HCM’s Class B Ordinary Shares, par value $0.0001 per share.
“HCM Shareholder Approvals” means (a) with respect to the Merger, Plan of Merger and the Post-Merger Charter special resolutions under Cayman Islands law; and (b) with respect to the Business Combination, an ordinary resolution under Cayman Islands law.
“HCM Transaction Expenses” means, without duplication, the out-of-pocket fees, costs, expenses, commissions or other amounts incurred, paid or otherwise payable by or on behalf of HCM or HCM’s Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation, preparation, execution or performance of the Initial Business Combination Agreement, the Amended & Restated Business Combination Agreement or the Ancillary Agreements or otherwise in connection with the transactions contemplated hereby or thereby, including: (i) deferred underwriting commissions (whether disclosed in any HCM SEC Filings or otherwise agreed to with any of HCM’s financial advisors), (ii) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, legal, accounting and tax advisors, the Trustee and transfer or exchange agent, as applicable, (iii) costs and expenses related to the preparation, filing and distribution of the Extension and other SEC filings, or (iv) amounts outstanding under Working Capital Loans or pursuant to that certain Administrative Services Agreement, dated as of January 20, 2022, between HCM and the Sponsor; provided, however, that exclusively for purposes of measuring the HCM Expenses Cap. HCM Transaction Expenses shall not include (v) Transfer Taxes, (w) any fees and expenses incurred in connection with negotiation, documentation, preparation, execution, performance or implementation of the Reorganization or the Reorganization Documents, (x) fees and expenses of Loyens & Loeff N.V or Ogier (Jersey) LP incurred in connection with the negotiation, documentation, preparation, execution or performance of the Amended & Restated Business Combination Agreement or the Ancillary Agreements or otherwise in connection with the transactions contemplated by such agreements, (y) any fees or expenses incurred in connection with the negotiation, documentation, preparation, execution, approval, performance or implementation of the amendment and restatement of the Business Combination Agreement, or (z) the payment to the Trust Account of any deposit, fee, credit or otherwise in connection with any Extension, for an aggregate amount (considering items (v) through (z)) of up to $500,000.
“HCM Unit” means a unit consisting of one Class A Ordinary Share, $0.0001 par value, and one-half of one redeemable warrant.
“HCM Warrants” means the HCM Ordinary Warrants and the HCM’s Private Placement Warrants.
“IFRS” means the International Financial Reporting Standards, as issued by the IFRS Foundation and the International Accounting Standards Board (“IASB”).
“Initial Business Combination Agreement” means the Business Combination Agreement, dated as of March 13, 2023, by and among HCM, Murano, Dutch Murano, Dutch HoldCo, ESC, ESAGRUP, and New CayCo.
“Intellectual Property” means any and all intellectual property or other related proprietary rights (whether common law or statutory rights) in any jurisdiction throughout the world, including: (i) patents, patent applications, invention disclosures, statutory invention registrations, registered designs and similar or equivalent rights in inventions, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, and other designations or indicia of origin, and Internet domain names, uniform resource locators, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services, together with the goodwill of any Group Company or their respective businesses symbolized by or associated with any of the foregoing; (iii) copyrights and copyrightable works and any other equivalent rights in works of authorship (whether or not registrable, including rights in Software and other works of authorship and moral rights); (iv) registrations and applications for any of the foregoing (i)-(iii); (v) trade secrets, industrial secret rights, know-how, processes, methods and other confidential information or proprietary rights (collectively, “Trade Secrets”); and (vi) any other similar intellectual property or related proprietary rights.
“IPO” means HCM’s initial public offering of units, consummated on January 21, 2022.
“Jersey Companies Law” means the Companies (Jersey) Law 1991.
“Law” means any statute, law, ordinance, order, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority.
“Listing Application” means a Nasdaq a listing application in connection with the transactions contemplated by the Business Combination Agreement, covering the registration under the Securities Act of PubCo Ordinary Shares that are included in the Merger Shares.
“Lock-Up Agreement” means that certain Lock-up Agreement to be entered into in connection with the Closing, substantially in the form attached to the Business Combination Agreement as Exhibit B.
“Marcos Sacal Cohen” or “MSC” means Marcos Sacal Cohen, an individual and the Chief Financial Officer of Murano and son of ESC, who following the consummation of the Business Combination will be a director and Chief Operating Officer of PubCo.
“Meeting Adjournment Proposal” means the proposal to adjourn the Extraordinary Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary Meeting, there are not sufficient votes to approve one or more proposals presented at the meeting.
“Merger” means the merging of New CayCo with and into HCM pursuant to the Amended & Restated Business Combination Agreement, Plan of Merger and Cayman Companies Act, with HCM surviving such merger and becoming a direct wholly-owned subsidiary of PubCo.
“Merger Shares” means such number of new PubCo Ordinary Shares that are required to be issued to each holder of HCM Ordinary Shares entitled to receive consideration pursuant to the Amended & Restated Business Combination Agreement and the Plan of Merger.
“Murano” means Murano PV, S.A. DE C.V., a Mexican corporation.
“Murano Disclosure Letter” means the disclosure letter delivered to HCM by Murano on the date of the Amended & Restated Business Combination Agreement.
“Murano Group” means the following companies combined in order to present the Combined Financial Statements under the approach of common control: Murano; Murano Management, S. A. de C. V.; Murano World, S. A. de C. V.; Inmobiliaria Insurgentes 421, S. A. de C. V.; Fideicomiso Murano 1000 CIB/3000; Operadora Hotelera GI, S. A. de C. V.; Fideicomiso Murano 2000 CIB/3001; Operadora Hotelera Grand Island II, S. A. de C. V.; Fideicomiso Murano 4000 CIB/3288; Fideicomiso Murano 6000 CIB/3109; Operadora Hotelera I421, S. A. de C. V.; Operadora Hotelera I421 Premium, S. A. de C. V.; Servicios Corporativos BVG, S. A. de C. V.; Edificaciones BVG, S. A. de C. V.
“Murano Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Group Companies, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of Murano to consummate the Merger; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Murano Material Adverse Effect”: (a) any change in applicable Laws or IFRS or any interpretation thereof following the date of the Initial Business Combination Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by the Business Combination Agreement, (d) any epidemic, pandemic or other disease outbreak (including COVID-19 and any COVID-19 Measures), (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of Murano to meet any projections or forecasts (provided that this clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Murano Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Murano Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which the Group Companies operate, (h) the announcement of the Business Combination Agreement and consummation of the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, landlords, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto, (it being understood that this clause (h) shall be disregarded for purposes of the representation and warranty set forth in the Business Combination Agreement and the condition to Closing with respect thereto), (i) any matter set forth on the Murano Disclosure Letter, or (j) any action taken by, or at the written request of, HCM; provided, further, that any Event referred to in clauses (a), (b), (d), (e), (f), or (g) above may be taken into account in determining if a Murano Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the Group Companies, taken as a whole, relative to similarly situated companies in the industry or geography in which the Group Companies conduct their respective operations.
“Murano Ordinary Shares” means the Murano’s shares, with a par value of Ps.$1.00 per share representing the entire issued share capital of the Murano.
“Murano Organizational Documents” means the memorandum and articles of association of the Murano, as amended, modified or supplemented from time to time.
“Murano Parties” means New CayCo, Murano, Dutch Murano, PubCo, Dutch HoldCo, and Seller.
“Murano Shareholder Approval” means the approval of the Amended & Restated Business Combination Agreement and the transactions contemplated thereby by the shareholders of the PubCo, New CayCo, and Murano, including the Merger and the Reorganization, in accordance with the terms and subject to the conditions of the Murano Organizational Documents and applicable Law.
“Murano Shareholders” means the holders of all of the PubCo Ordinary Shares and all other shares being Equity Interest as of immediately prior to the Exchange Effective Time.
“Murano Subsidiaries” means, with respect to Murano, a corporation, trust, company, or other entity of which more than 50% of the voting power of the equity securities, participation interests or equity interests is owned or controlled, directly or indirectly, by such Person, specifically including the Persons set forth on the Murano Disclosure Schedule.
“New CayCo” means Murano Global Cayman, a Cayman Islands exempted company incorporated with limited liability which is a direct wholly-owned subsidiary of PubCo.
“Nasdaq” means the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, as may be applicable.
“Owned Real Property” means all real property owned, directly or indirectly, by any Group Company, described in Section 4.20 of the Murano Disclosure Letter, together with all buildings, improvements and fixtures located thereon.
“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.
“Peso” or “MXN” means pesos, the legal currency of Mexico.
“Plan of Merger” means the plan of merger in respect of the Merger, required pursuant to the Cayman Companies Act entered into after the date hereof and prior to Closing in a form to be agreed between the parties thereto.
“Post-Merger Charter” means the post-Merger amended and restated memorandum and articles of association to be adopted by the Surviving Company and which shall take effect from the Effective Time.
“Private Placement Warrant” means a warrant to purchase one HCM Class A Ordinary Share at an exercise price of $11.50 issued to the Sponsor or its designees.
“PubCo” means Murano Global Investments Limited, a company incorporated under the laws of the Bailiwick of Jersey (with registered number 149873).

“PubCo Board” means the board of directors of PubCo.
“PubCo Board Resolution” means one or several PubCo Board resolutions with respect to the approval of the Transaction and the Transaction Documents to which PubCo is or will be a party, including, for the avoidance of doubt, the approval by the PubCo Board of the issuance on the Closing Date (and conditional on Closing) by a delegate of new PubCo Ordinary Shares following the Merger as the Merger Shares, and (b) the issuance of new PubCo Ordinary Shares to the Murano Shareholders as part of the exchange as contemplated by the Amended & Restated Business Combination Agreement.
“PubCo Ordinary Shares” means the ordinary shares of PubCo, no par value.
“PubCo Organizational Documents” means the memorandum and articles of association of PubCo as amended, modified or supplemented from time to time.
“Public Share” means an HCM Class A Ordinary Share issued as part of an HCM Unit in the IPO.
“Public Shareholders” means the holders of Public Shares that were offered as part of the IPO.
“HCM Public Warrant” means a warrant to purchase one HCM Class A Ordinary Share at an exercise price of $11.50 sold in HCM’s IPO as part of an HCM Unit.
“Redemption Rights” means the redemption rights provided for in Section 8 of the HCM Charter.
“Registration Rights Agreement” means that certain Registration Rights Agreement to be entered into in connection with the Closing, substantially in the form attached to the Amended & Restated Business Combination Agreement as Exhibit A.
“Reorganization” means internal reorganization of certain of assets and Murano Subsidiaries to effect the structure set forth in the Murano Disclosure Letter.
“Sabadell Mortgages” means (i) the first priority mortgage to be entered into by Murano World, as mortgagor, and Banco Sabadell (collateral agent), as mortgagee, over Private Unit 2 (Lote 56A-2, SM A2, 2da. Etapa Turística, located at Desarrollo Turístico de Cancún, Quintana Roo, Blvd Kukulcan Zona Hotelera KM 16.5, Cancún, Benito Juárez, Quintana Roo, with an area of 30,431.53 square meters), and (ii) the second priority mortgage to be entered into by Murano World, as mortgagor, and Banco Sabadell (collateral agent), as mortgagee, over the “Playa Delfines” property (Manzana 53, Lote 56-P, Sección “A”, Zona Turística de Cancún, Benito Juárez, Quintana Roo, with an area of 4,298.16 square meters). The “Playa Delfines” property is currently under a first priority mortgage entered into on March 31, 2023, by Murano World, as mortgagor, and ALG Servicios Financieros México, S.A. de C.V., S.O.F.O.M., E.N.R., as mortgagee, as collateral of that certain loan agreement entered into on March 31, 2023, by Murano World, as borrower, and ALG Servicios Financieros México, S.A. de C.V., S.O.F.O.M., E.N.R., as lender.
“Sabadell Pledges” means the (i) share pledge agreement, to be entered into by Mr. Elías Sacal Cababie, as pledgor, and Banco Sabadell (collateral agent), as mortgagee, with respect to 100% of the shares issued by Murano World in favor of ESC, (ii) share pledge agreement, to be entered into by Marcos Sacal Cohen and Edgar Armando Padilla Pérez, as pledgors, and Banco Sabadell (collateral agent), as mortgagee, with respect to 100% of the shares issued by Operadora Hotelera G I, and (iii) pledge agreement, to be entered into by Marcos Sacal Cohen and Edgar Armando Padilla Pérez, as pledgors, and Banco Sabadell (collateral agent), as mortgagee, with respect to 100% of the shares issued by Operadora GII.
“Sabadell Refinancing” means the refinancing of the credit agreement with mortgage guarantee, dated October 4, 2019 (as amended from time to time), with the participation of CIBanco as trustee of the F/2000 Trust, as borrower, Operadora Hotelera G I, Operadora GII and Murano Word, as joint and several obligors, Banco Sabadell, as administrative agent and collateral agent, SabCapital, Caixabank, Bancomext, and Nafin, as lenders, with the appearance of the Company and ESC. The refinancing consists, among others, of (i) an amendment to the amortization schedule, (ii) an extension of the current financing, resulting in additional Indebtedness in the amount of USD$45,000,000.00, and (iii) an amendment and extension of the collateral granted to secure the obligations under such refinancing. The purpose of the refinancing will be the funding of the construction and completion of the Grand Island I Properties.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.

“Seller” means collectively Elías Sacal Cababie, an individual, and ES Agrupación, S.A. de C.V., a Mexican corporation.
“SPAC” or “HCM” means HCM Acquisition Corp, a Cayman Islands exempted company incorporated with limited liability.
“HCM Charter” means the Amended and Restated Memorandum and Articles of Association of HCM, as amended, modified or supplemented from time to time.
“HCM Warrant Agreement” means that certain Warrant Agreement, dated as of January 20, 2022, between HCM and Continental Stock Transfer & Trust Company.
“Sponsor” means HCM Investor Holdings, LLC, a Delaware limited liability company.
“Sponsor Support Agreement” means the Sponsor Support Agreement, dated as of August 2, 2023, by and among Murano, PubCo, SPAC, Sponsor, and SPAC Holders, as amended, modified or supplemented from time to time.
“Subsidiary” means, with respect to a person, a corporation, trust, company, or other entity of which more than 50% of the voting power of the equity securities, participation interests or equity interests is owned or controlled, directly or indirectly, by such person. With respect to the Murano Parties, the persons listed in Section 4.1(a) of the Murano Disclosure Letter are considered Subsidiaries as of the date of the Amended & Restated Business Combination Agreement for all purposes provided therein.
“Surviving Company” means HCM, as the surviving company at the Effective Time, of the Merger.
“Tax” or “Taxes” means any and all federal, state, local, or foreign income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property (impuesto predial), personal property, assessments, sales, acquisition, use, transfer, registration or other taxes, governmental charges, duties, levies and other similar charges, in each case to the extent in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, cargo, actualización or addition thereto, including in Mexico any payments due under any social security Laws including those related to the Mexican Social Security Institute (Instituto Mexicano del Seguro Social), the National Institute for Workers’ Housing Fund (Instituto del Fondo Nacional de la Vivienda para los Trabajadores) and the Retirement Savings System (Sistema de Ahorro para el Retiro).
“Transaction Documents” means the Amended & Restated Business Combination Agreement, including all schedules and exhibits thereto, the Murano Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by SPAC, PubCo, New CayCo or the Company in connection with the Transactions and specifically contemplated by the Business Combination Agreement.
“Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by any Group Company or Murano Party (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation, preparation, execution or performance of the Initial Business Combination Agreement, Amended & Restated Business Combination Agreement or the Ancillary Agreements or otherwise in connection with the negotiation, documentation and consummation of the transactions contemplated hereby, including all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants, the Trustee and transfer or exchange agent, as applicable, and other advisors and service providers; provided, however, that the Transaction Expenses shall not include Transfer Taxes. For the avoidance of doubt, Transaction Expenses shall not include any HCM Transaction Expenses.
“Transaction Proposals” means (a) the adoption and approval of the Amended & Restated Business Combination Agreement and the documents (including the Plan of Merger) and transactions (including the Merger) contemplated thereby in accordance with applicable Law and Nasdaq rules and regulations; (b) the adoption and approval of any other proposals as the SEC may indicate are necessary in its comments to the Registration Statement or correspondence related thereto; (c) the amendment and restatement of HCM’s governing documents, alterations to HCM’s authorized share capital and change of HCM’s name to Murano Global Hospitality Corp.; (d) the adoption and approval of any other proposals as reasonably agreed by HCM and Murano to be necessary or appropriate in connection with the transactions contemplated by the Amended & Restated Business Combination Agreement; (e) the adjournment of the HCM shareholder meeting, if necessary to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.
“Transactions” means the transactions contemplated by the Transaction Documents, including the Merger.
“Trust Account” means the trust account with Continental Stock Transfer and Trust Company that holds a portion of the proceeds of the IPO and the simultaneous sale of the Private Placement Warrants.
“Trust Account Cash” means the total amount of cash held in the Trust Account that was raised as a result of the IPO of the SPAC (not including any interest paid with respect to such cash or amounts contributed into the Trust Account from other transactions).
“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of January 12, 2021, by and between SPAC and Continental.
“U.S. GAAP” means United States generally accepted accounting principles.
“VAT” means value added Tax pursuant to the Mexican Value Added Tax Law (Ley del Impuesto al Valor Agregado).
“Warrant Assumption Agreement” means the Warrant Assumption Agreement, substantially in the form attached to the Amended & Restated Business Combination Agreement as Exhibit D.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE EXTRAORDINARY MEETING
The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Extraordinary Meeting, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to HCM Holders. Shareholders are urged to read carefully this entire proxy statement/prospectus, including the Combined Financial Statements and annexes attached hereto and the other documents referred to herein.
Q.	Why am I receiving this proxy statement/prospectus?
A.
HCM and Murano have entered into the Business Combination Agreement with PubCo, ESC, ESAGRUP, and New CayCo, which provides for the Business Combination in which, among other transactions described in this proxy statement/prospectus, HCM will merge with New CayCo, with HCM surviving such merger and Murano and HCM will become direct subsidiaries of PubCo. A copy of the Amended & Restated Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. If you are an HCM Holder, you are receiving this proxy statement/prospectus because you hold HCM Ordinary Shares as of the record date for the Extraordinary Meeting at which HCM Holders will be asked to approve the Business Combination Agreement, among other things.

Q.	What will happen in the Business Combination?
Pursuant to the Amended & Restated Business Combination Agreement and related agreements, at the Effective Time, subject to the receipt of the HCM Shareholder Approval and the Murano Shareholder Approvals:
•	New CayCo, a wholly-owned subsidiary of PubCo, was formed for the sole purpose of entering into the Amended and Restated Business Combination Agreement and effecting the Merger with HCM;
•
Prior to the Effective Time, the Subscriptions (as defined in the Amended & Restated Business Combination Agreement) will be undertaken in which: (i) Murano will reimburse the Seller for 16,413,927 shares of Murano Ordinary Shares in consideration of Ps.$16,413,927; (ii) ESC will subscribe for additional shares in PubCo for an aggregate cash subscription price of US$1,500,000 (the “Cash Subscription”) in consideration for the issuance by PubCo of 69,100,000 PubCo Ordinary Shares and (iii) PubCo will subscribe for a number of shares in Murano, such that after giving effect to such subscription PubCo will hold 99.99% of Murano Ordinary Shares in consideration for cash in the amount of the Cash Subscription and the remaining 0.001% of Murano will be held by Murano Management S.A. de C.V, in accordance with requirements of Mexican law;

•
Following the satisfaction or waiver of the conditions precedent, at the Effective Time, New CayCo shall merge with and into HCM with HCM being the Surviving Company and a wholly owned subsidiary of PubCo;

•
Upon consummation of the Merger (and without any action on the part of the New CayCo shareholder (i.e., PubCo), HCM or any other party), separate corporate existence of New CayCo shall cease and HCM, as the surviving company of the Merger, will continue its corporate existence under the Cayman Companies Act, as a wholly-owned subsidiary of PubCo; accordingly, (i) the sole share of New CayCo that was issued and outstanding immediately before the Effective Time shall be automatically cancelled and extinguished in exchange for the issuance of a single share in HCM, as the surviving company in the Merger, to PubCo and (ii) HCM, as the surviving company of the Merger, shall issue such additional new shares in HCM to PubCo as may be required with an aggregate value that is equivalent to the aggregate value of the Merger Shares in consideration for the issuance by PubCo of the Merger Shares to the persons who had previously held HCM Ordinary Shares;

•
At and after the Effective Time, the Merger shall (without limitation) have the following effects, namely that HCM as the surviving company shall possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Companies, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Companies; and all rights, privileges, powers and franchises of each of the Constituent Companies, and all property, real, personal and mixed, and all debts due to each such Constituent Companies, on whatever account, shall become vested in the Surviving Company; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Company as they are of the Constituent Companies; and

the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Companies shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Company shall thereafter be assumed by the Surviving Company and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it;
•
Prior to the Closing, PubCo shall appoint the Exchange Agent to act as the agent for the purpose of distributing Merger Shares to the persons who had previously held HCM Ordinary Shares. At or before the Effective Time, PubCo shall issue to the Exchange Agent the requisite number of Merger Shares as are required to be subsequently transferred to the holders of HCM Ordinary Shares entitled to receive them;

•
Reasonably promptly after the Effective Time, PubCo shall send or shall cause the Exchange Agent to send, to each record holder of HCM Ordinary Shares as of immediately prior to the Effective Time, who is entitled to receive Merger Shares, a Letter of Transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper issuance of each Merger Share to the Exchange Agent, and which Letter of Transmittal will otherwise be in customary form) for use in such exchange;

•
At the Effective Time, by virtue of the Merger and without any action on the part of any holder of HCM Ordinary Shares, each HCM Ordinary Share that is issued and outstanding immediately prior to the Effective Time, but excluding any HCM Ordinary Shares redeemed pursuant to the HCM Share Redemption or held as treasury shares, which treasury shares shall be canceled as part of the Merger and shall not constitute “HCM Ordinary Shares”, shall be automatically cancelled and extinguished and in exchange therefor, each holder of HCM Ordinary Shares will be entitled to receive consideration comprised of a corresponding number of Merger Shares that are held in the accounts of the Exchange Agent, solely for the benefit of the holders of HCM Ordinary Shares (resulting, for the avoidance of doubt, so far as legally possible, in each HCM Ordinary Share being exchanged for the issue of one new PubCo Share);

•
No fractional PubCo Ordinary Shares will be issued in the Merger. In lieu of fractional PubCo Ordinary Shares to which a holder of HCM Ordinary Shares would otherwise be entitled in the Merger, the Exchange Agent shall round down to the nearest whole PubCo Ordinary Share and PubCo shall make, or cause to be made, cash settlements with respect to fractional shares eliminated by rounding;

•
As a result of the Merger and without any action of any party or any other Person, each Warrant to purchase HCM Ordinary Shares (other than those held by the Sponsor) shall (a) automatically cease to represent a right to acquire HCM Ordinary Shares and shall automatically convert into a right to acquire PubCo Ordinary Shares equal to the number of HCM Class A Ordinary Shares subject to each such HCM Warrant immediately prior to the Effective Time; (b) have an exercise price of $11.50 per whole warrant required to purchase one PubCo Ordinary Share; and (c) expire on the five year anniversary of the Closing Date. PubCo shall enter into a warrant assumption agreement as of immediately prior to the Effective Time regarding the foregoing;

•
The parties to the Amended & Restated Business Combination Agreement will hold the closing on the date of the Effective Time, following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Amended & Restated Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time);

•	Murano and HCM (as the Surviving Company) will each be direct subsidiaries of PubCo; and
•
HCM Ordinary Shares, HCM Units and HCM Warrants are currently listed and traded on Nasdaq under the symbols “HMCA”, “HCMAU” and “HCMAW”, respectively. PubCo intends to apply for listing, to be effective at the time of the Closing, of the PubCo Ordinary Shares and PubCo Warrants on Nasdaq under the symbols “MRNO” and “MRNOW”, respectively. This proxy statement/prospectus provides shareholders of HCM with detailed information about the proposed Business Combination and other matters to be considered at the extraordinary general meeting of HCM. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 53 of this proxy statement/prospectus.

Q.	When and where is the HCM Extraordinary Meeting?
A.
The Extraordinary Meeting will be held at   a.m. Eastern time, on   , 2023, at 100 First Stamford Place, Suite 330, Stamford, CT 06902. For your convenience, we will also webcast the Extraordinary Meeting live via the Internet at   . The Company’s shareholders may attend, vote and examine the list of shareholders entitled to vote at the Extraordinary Meeting in person or by visiting    and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials.

Any shareholder wishing to attend the Extraordinary Meeting must register in advance. To register for and attend the Extraordinary Meeting, please follow these instructions as applicable to the nature of your ownership of HCM Ordinary Shares:
Record Owners. If you are a record holder and you wish to attend the Extraordinary Meeting, go to   , enter the control number you received on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. You will need to log back into the meeting site using your control number immediately prior to the start of the Extraordinary Meeting. You must register before the meeting starts.
Beneficial Owners. Beneficial owners who wish to attend the Extraordinary Meeting must obtain a legal proxy from the shareholder of record and e-mail a copy of their legal proxy to proxy@continentalstock.com. Beneficial owners should contact their bank, broker, or other nominee for instructions regarding obtaining a legal proxy. Beneficial owners who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the Extraordinary Meeting. You will receive an e-mail prior to the meeting with a link and instructions for entering the Extraordinary Meeting. Beneficial owners should contact Continental Stock Transfer & Trust Company on or before   p.m. Eastern Time on    , 2023.
Q.	What matters will HCM Holders consider at the Extraordinary Meeting?
A.	At the HCM Extraordinary Meeting, HCM will ask its shareholders to vote in favor of the following proposals:
•	Proposal 1 (The Business Combination Proposal) — a proposal by ordinary resolution to approve and adopt the Amended & Restated Business Combination Agreement and the Business Combination.
•	Proposal 2 (The Merger Proposal) – a proposal by special resolution, to approve the Merger and the Plan of Merger.
•	Proposal 3 (The Charter Proposal) – a proposal by special resolution, to approve, that at the Effective Time:
(i)	the Post-Merger Charter be adopted;
(ii)	that HCM's name be changed to “Murano Global Hospitality Corp.”; and
(iii)	that HCM's authorised share capital be altered to that of Surviving Company’s Post-Merger authorised share capital.
•
Proposal 4 (The Meeting Adjournment Proposal): to approve, by ordinary resolution, a proposal to adjourn the Extraordinary Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary Meeting, there are not sufficient votes to approve one or more proposals presented at the meeting.

Q.	What happens if Proposal 1 (The Business Combination Proposal) is not approved?
A.
HCM has the option to elect to extend the date to consummate a business combination on a monthly basis for up to one time by an additional month after December 25, 2023, without another shareholder vote, upon two days’ advance notice prior to the applicable deadline, to January 25, 2024, unless the closing of a business combination shall have occurred (“Extension Period”). If Proposal 1 (The Business Combination Proposal) is not approved and HCM does not consummate a business combination within the Extension Period, HCM will be required to liquidate and dissolve, and the holders of Public Shares will be entitled to redeem their Public Shares for a pro rata share of the amount on deposit in the Trust Account.

Q.	Are the proposals conditioned on one another?
A.
The Closing of the Business Combination is conditioned on the approval of the Business Combination Proposal. The Merger Proposal and the Charter Proposal are cross-conditioned on the approval of the Business Combination Proposal. The Meeting Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that, in the event that the Business Combination Proposal does not receive the requisite vote for approval, HCM will not consummate the Business Combination.

Q.	Why is HCM proposing the Business Combination Proposal?
A.
HCM was organized for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although HCM was primarily focused on technology or technology enabled businesses, HCM is not limited to any particular industry or sector. See the section entitled “The Business Combination — HCM’s Board of Directors’ Recommendation of and Reasons for the Approval of the Business Combination.”

Q.	Who is Murano?
A.
Murano is a Mexican development company with extensive experience in the structuring, development and assessment of industrial, residential, corporate office, and hotel projects in Mexico with a vision to create competitive and leading investment vehicles for the acquisition, consolidation, operation, and development of real estate assets. Murano also provides comprehensive services, including the execution, construction, management, and operation of a wide variety of industrial, business, tourism, and medical real estate projects, among others. Murano has a national footprint and international outreach aimed at institutional real estate investors.

Murano was formed primarily to develop and manage a portfolio of hotel and resort properties in Mexico City, Cancun, and Ensenada. Our hotel portfolio consists of:
•
an iconic 396 -room five-star upper scale hotel located in the heart of Mexico City in a sophisticated and bohemian neighborhood that celebrates local history (the “Andaz and Mondrian Hotel”), which was completed in the last quarter of 2022 and became operational in the first quarter of 2023;

•
a 3,016 room complex, also categorized as five-star upper scale, that we refer to as the “GIC Complex,” to be developed in Cancun along the Nichupté Lagoon on the west side of the Cancun hotel zone (the “GIC Complex Development Project”);

•	the Baja Park Development Project; and
•
an iconic 371 -room hotel categorized as a five-star upper scale hotel, that we refer to as the “Dreams Chateau” to be developed in a unique location in Bajamar, Baja California near Rosarito beach and Valle de Guadalupe wine route (the “Dreams Chateau Development Project,” together with the GIC Complex Development Project, the “Hotel Projects” or the “Hotel Development Projects” and, together with the Andaz and Mondrian Hotels, the “Hotel Portfolio”).

Q.	Did HCM’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?
A.
The board of directors of HCM did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. The board of directors of HCM believes that, based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its shareholders. The board of directors HCM also determined that Murano’s fair market value was at least 80% of HCM’s net assets (excluding deferred underwriting discounts and commissions).

Q.	What are the effective fees payable to the underwriter on a percentage basis for PubCo Ordinary Shares based on the level of redemptions?
Upon completion of an initial business combination, PubCo will be committed to pay Cantor Fitzgerald an amount equal to $3.0 million, in the aggregate, which fees are not impacted by the size of such transaction or the level of redemptions associated therewith. In addition, HCM separately incurred and paid approximately $5.0 million, of underwriting fees upon the closing of its IPO, for aggregate fees of $8.0 million. The following table illustrates the effective fees payable to Cantor Fitzgerald on a percentage basis for HCM Class A Ordinary Shares at each redemption level identified below.
	No Redemptions	50% Redemptions	75% Redemptions	90% Redemptions	Maximum Redemptions
PubCo Ordinary Shares	81,991,906	79,952,203	78,932,352	78,320,441	77,912,500
Trust Proceeds to PubCo	40,794,060	20,397,030	10,198,515	4,079,406	—
Fees Payable to Underwriter	8,000,000	8,000,000	8,000,000	8,000,000	8,000,000
Effective Fees(1)	20%	39%	78%	196%	N/A
(1)	Based on the estimated per share redemption price of approximately $10. per share.
The level of redemptions will also impact the effective fees incurred in connection with the IPO and payable to Cantor Fitzgerald upon the completion of the business combination on a per public share basis. Assuming no exercise of HCM public warrants, in the no redemption scenario, the effective fees payable to Cantor Fitzgerald would be approximately $1.96 per public share on a pro forma basis (or     % of the value of shares assuming a trading price of $10.   per public share). In the 50% redemptions scenario, the effective fees payable to Cantor Fitzgerald would be approximately $3.92 per public share on a pro forma basis (or     % of the value of shares assuming a trading price of $10.   per share). In the 75% redemptions scenario, the effective fees payable to Cantor Fitzgerald would be approximately $  per public share on a pro forma basis (or  % of the value of shares assuming a trading price of $10.  per share). In the 90% redemptions scenario, the effective fees payable to Cantor Fitzgerald would be approximately $  per public share on a pro forma basis (or  % of the value of shares assuming a trading price of $10.  per share). In the maximum redemptions scenario, the effective fees payable to Cantor Fitzgerald would be approximately $     per public share on a pro forma basis (or     % of the value of shares assuming a trading price of $10.   per share).
Although Cantor Fitzgerald has waived $12,125,000 in aggregate deferred underwriting commissions, we note that Cantor Fitzgerald has not sent, and does not anticipate sending, any notice about ceasing involvement with the Business Combination.
Q.	What equity stake will current HCM Holders and Murano Shareholders have in PubCo after the Closing?
A.
While it is difficult to predict how many Public Shareholders will exercise their redemption right, it is anticipated that, upon completion of the Business Combination and exclusive of the dilutive impact of the exercise and conversion of certain securities, (i) the HCM Initial Shareholders will own a maximum of approximately 10.7% of the issued and outstanding PubCo Ordinary Shares, assuming no redemptions and 11.3% of the issued and outstanding PubCo Ordinary Shares, assuming maximum redemptions, and (ii) the Murano Shareholders will own approximately 84.3% of the issued and outstanding PubCo Ordinary Shares, assuming no redemptions, and 88.7% of the issued and outstanding PubCo Ordinary Shares, assuming maximum redemptions, and (iii) the Public Shareholders will own approximately 5% of the issued and outstanding PubCo Ordinary Shares, assuming no redemptions, and 0% of the issued and outstanding PubCo Ordinary Shares, assuming maximum redemptions. On a fully-diluted basis, the HCM Initial Shareholders will beneficially own approximately 9.3% of the total outstanding shares assuming maximum redemptions. Certain figures included in this section have been rounded for ease of presentation and, as a result, percentages may not sum to 100%.

Due to the difficulty of predicting how many Public Shareholders will exercise their redemption right, we have elected to provide five different redemption scenarios of Public Shares into cash, each of which produces different allocations of ownership of PubCo Ordinary Shares. The following table presents the share ownership of various holders of PubCo Ordinary Shares upon the closing of the Business Combination and are based on the assumptions that (i) the Closing Date shall be    , 2023, (ii) no additional equity securities of HCM are issued at or prior to Closing and (iii) the following redemption scenarios:

No Redemptions. This scenario assumes that none of HCM’s existing Public Shareholders will exercise their redemption rights in connection with the approval of the Business Combination with respect to their Public Shares.
50% Redemptions. This scenario assumes that HCM’s existing Public Shareholders will exercise their redemption rights with respect to 2,039,703 Public Shares (50% of the currently issued and outstanding unredeemed Public Shares) in connection with the approval of the Business Combination, at a price of $   per share.
75% Redemptions. This scenario assumes that HCM’s existing Public Shareholders will exercise their redemption rights with respect to 3,059,555 Public Shares (75% of the currently issued and outstanding unredeemed Public Shares) in connection with the approval of the Business Combination, at a price of $   per share.
90% Redemptions. This scenario assumes that HCM’s existing Public Shareholders will exercise their redemption rights with respect to 3,671,465 Public Shares (90% of the currently issued and outstanding unredeemed Public Shares) in connection with the approval of the Business Combination, at a price of $   per share.
Maximum Redemptions. This scenario assumes that 100% of HCM’s existing Public Shareholders will exercise their redemption rights with respect to their Public Shares in connection with the approval of the Business Combination, at a price of $   per share.
	No Redemptions		50% Redemptions		75% Redemptions		90% Redemptions		Maximum Redemptions
Shareholders of PubCo Post Business Combination	Number of PubCo Ordinary Shares	% of Total	Number of PubCo Ordinary Shares	% of Total	Number of PubCo Ordinary Shares	% of Total	Number of PubCo Ordinary Shares	% of Total	Number of PubCo Ordinary Shares	% of Total
Elias Sacal Cababie	69,100,000	84.3%	69,100,000	86.4%	69,100,000	87.5%	69,100,000	88.2%	69,100,000	88.7%
HCM Investor Holdings, LLC and other holders of Founder Shares(1)	8,812,500	10.7%	8,812,500	11.0%	8,812,500	11.2%	8,812,500	11.3%	8,812,500	11.3%
Public Shareholders	4,079,406	5.0%	2,039,703	2.6%	1,019,851	1.3%	407,941	0.5%	—	0%
Total Shares	81,991,906	100%	79,952,203	100%	78,932,351	100%	78,320,441	100%	77,912,500	100%
(1)	Excludes 1,250,000 PubCo Ordinary Shares that the Sponsor has agreed to forfeit in connection with the Closing of the Business Combination pursuant to the Sponsor Support Agreement.
(2)
Percentages above exclude the dilutive impact of the prospective exercise of 2,500,000 Private Warrants held by Cantor Fitzgerald and 14,375,000 Public Warrants. On a fully-diluted basis, Mr. Cababie would have beneficial ownership of 69.9%, 71.4%, 72.1%, 72.6%, and 72.9% of the total outstanding shares, and HCM Investor Holdings, LLC and the other holders of Founders Shares would have beneficial ownership of 8.9%, 9.1%, 9.2%, 9.3%, and 9.3% of the total outstanding shares, in each case, assuming no redemptions, 50% redemptions, 75% redemptions, 90% redemptions and maximum redemptions. Cantor Fitzgerald is not an affiliate of any of the HCM Initial Shareholders.

Q.	What are the possible sources and the extent of dilution that the Public Shareholders that elect not to redeem their shares will experience in connection with the Business Combination?
A.
After the completion of the Business Combination, Public Shareholders will own a significantly smaller percentage of the combined company than they currently own of HCM. Consequently, Public Shareholders, as a group, will have reduced ownership and voting power in the combined company compared to their ownership and voting power in HCM.

To illustrate all of the potential sources of dilution to our public shareholders who do not elect to have their shares redeemed for cash, we have set forth in the table below a sensitivity analysis showing the potential sources of dilution, namely the issuance of ordinary shares underlying the HCM Public Warrants and the HCM Private Placement Warrants, arising out of the business combination under the various redemption scenarios described above:
	No Redemptions		50% Redemptions		75% Redemptions		90% Redemptions		Maximum Redemptions
Shareholders of PubCo Post Business Combination	Number of PubCo Ordinary Shares	% of Total	Number of PubCo Ordinary Shares	% of Total	Number of PubCo Ordinary Shares	% of Total	Number of PubCo Ordinary Shares	% of Total	Number of PubCo Ordinary Shares	% of Total
Elias Sacal Cababie	69,100,000	69.9%	69,100,000	71.4%	69,100,000	72.1%	69,100,000	72.6%	69,100,000	72.9%

	No Redemptions		50% Redemptions		75% Redemptions		90% Redemptions		Maximum Redemptions
Shareholders of PubCo Post Business Combination	Number of PubCo Ordinary Shares	% of Total	Number of PubCo Ordinary Shares	% of Total	Number of PubCo Ordinary Shares	% of Total	Number of PubCo Ordinary Shares	% of Total	Number of PubCo Ordinary Shares	% of Total
HCM Investor Holdings, LLC and other holders of Founder Shares(1)(2)	8,812,500	8.9%	8,812,500	9.1%	8,812,500	9.2%	8,812,500	9.3%	8,812,500	9.3%
Public Shareholders	4,079,406	4.1%	2,039,703	2.1%	1,019,851	1.1%	407,941	0.4%	—	0.0%
Shares underlying HCM Public Warrants(3)	14,375,000	14.5%	14,375,000	14.8%	14,375,000	15.0%	14,375,000	15.1%	14,375,000	15.2%
Shares underlying HCM Private Placement Warrants(4)	2,500,000	2.5%	2,500,000	2.6%	2,500,000	2.6%	2,500,000	2.6%	2,500,000	2.6%
Total PubCo Ordinary Shares outstanding at Closing	98,866,906	100%	96,827,203	100%	95,807,351	100%	95,195,441	100%	94,787,500	100%
Total Pro Forma Equity Value of PubCo Ordinary Shares outstanding at Closing in Ps.(5)	$19,142,116,005		$18,747,198,909		$18,549,740,264		$18,431,265,309		$18,352,281,813
Per Share Pro Forma Equity Value of PubCo Ordinary Shares outstanding at Closing in Ps.(6)	$193.62		$193.62		$193.62		$193.62		$193.62
Per Share Pro Forma Book Value of PubCo Ordinary Shares outstanding at Closing in Ps.(6)	$95.47		$93.63		$92.68		$92.10		$91.71
(1)	Excludes 1,250,000 PubCo Ordinary Shares that the Sponsor has agreed to forfeit in connection with the Closing of the Business Combination pursuant to the Sponsor Support Agreement.
(2)	Excludes 10,500,000 HCM Private Placement Warrants that the Sponsor has agreed to forfeit in connection with the Closing of the Business Combination pursuant to the Sponsor Support Agreement.
(3)
Such HCM Public Warrants shares have an aggregate market value of approximately $   based on the closing price of HCM Public Warrants of $   on Nasdaq on   , 2023, the record date for the Extraordinary Meeting.

(4)
Such HCM Private Placement Warrants shares have an aggregate market value of approximately $   based on the closing price of HCM Public Warrants of $   on Nasdaq on   , 2023, the record date for the Extraordinary Meeting.

(5)	In each redemption scenario, the per share pro forma equity value of the shares will be $10.00 equivalent to Ps.$193.62.
(6)	The per share pro forma book value of the shares is based on the pro forma book value of equity at Closing.
Q.	Who will be the officers and directors of PubCo if the Business Combination is consummated?
A.
It is anticipated that, at the Closing, PubCo’s board of directors will be composed of seven members, including Shawn Matthews, Elias Sacal Cababie, Marcos Sacal Cohen, David Galan, Keith Edelman, Joanne Sonin, and    . See the section entitled “Management of PubCo after the Business Combination” for additional information.

Q.	What conditions must be satisfied to complete the Business Combination?
A.
There are a number of closing conditions in the Business Combination Agreement, including, without limitation, that HCM Holders have approved and adopted the Business Combination Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section entitled “The Business Combination Agreement.”

Q.	What happens if I sell my HCM Ordinary Shares before the Extraordinary Meeting?
A.
If you transfer your HCM Ordinary Shares after the record date, but before the Extraordinary Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the

Extraordinary Meeting. However, you will not be entitled to redeem your Public Shares for cash or to receive any PubCo Ordinary Shares following the Closing because only HCM Holders on the date of the Closing will be entitled to either redeem their Public Shares for cash or to receive PubCo Ordinary Shares in connection with the Closing.
Q.	What vote is required to approve the proposals presented at the Extraordinary Meeting?
A.
The approval of Proposal 1 (The Business Combination Proposal) requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of all outstanding HCM Ordinary Shares entitled to vote thereon at the Extraordinary Meeting and who actually vote at the Extraordinary Meeting. Accordingly, an HCM Holder’s failure to vote by proxy or in person at the Extraordinary Meeting or to instruct its broker how to vote, or an abstention from voting whilst considered present for the purposes of establishing a quorum, will have not counted as a vote cast at the Extraordinary Meeting.

The approval of Proposal 2 (The Merger Proposal) and Proposal 3 (The Charter Proposal) each require a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the HCM Ordinary Shares entitled to vote thereon at the Extraordinary Meeting and who actually vote at the Extraordinary Meeting. Accordingly, an HCM Holder’s failure to vote by proxy or in person at the Extraordinary Meeting or to instruct its broker how to vote, or an abstention from voting, whilst considered present for the purposes of establishing a quorum, will have not counted as a vote cast at the Extraordinary Meeting. The approval of Proposal 4 (The Meeting Adjournment Proposal) requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of all outstanding HCM Ordinary Shares entitled to vote thereon at the Extraordinary Meeting and who actually vote at the Extraordinary Meeting.
Accordingly, an HCM Holder’s failure to vote by proxy or in person at the Extraordinary Meeting or to instruct its broker on how to vote, or an abstention from voting, whilst will be considered present for the purposes of establishing a quorum, will have not counted as a vote cast at the Extraordinary Meeting.
Q.	May HCM, the Sponsor or HCM’s directors, officers or advisors, or their affiliates, purchase shares in connection with the Business Combination?
A.
In connection with the shareholder vote to approve the proposals, HCM and its affiliates may privately negotiate transactions to purchase shares prior to the Closing from shareholders who would have otherwise elected to have their shares redeemed for a pro rata portion of the Trust Account upon consummation of the Business Combination. There is no limit on the number of public shares our Sponsor, directors, officers, advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of Nasdaq. Any such privately negotiated purchases would be effected at a purchase price that is no higher than the per share pro rata portion of the Trust Account. However, our Sponsor, directors, officers, advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares in such transactions. Such a purchase would include a contractual acknowledgement that such shareholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. While they have no current plans to do so, the Sponsor, HCM’s directors, officers or advisors, or their affiliates reserve the right to purchase shares in privately negotiated transactions from HCM Holders who have already elected to exercise their redemption rights, in which event such selling shareholders would be required to revoke their prior elections to redeem their shares. Any such transaction would be separately negotiated at the time of the transaction. The consideration for any such transaction would consist of cash and/or HCM Ordinary Shares owned by the Sponsor and/or HCM’s directors, officers, advisors, or their affiliates. The purpose of these purchases would be to increase the amount of cash available to HCM for use in the Business Combination. None of HCM, the Sponsor or HCM’s directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. In the event that our Sponsor, directors, officers, advisors or any of their respective affiliates purchase public shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. Any purchases by our Sponsor, HCM’s directors and officers, Murano or any of their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) of and Rule 10b-5 under the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our Sponsor, HCM’s directors and officers, Murano or any of their respective affiliates will not make purchases of HCM Class A Ordinary Shares if the purchases would violate Section 9(a)(2) of or Rule 10b-5 under the Exchange Act. Prior to the Extraordinary Meeting, with respect to any arrangement or significant purchase made by any of the insiders, HCM will file a Current Report on Form 8-K to disclose (i) the number of HCM Ordinary Shares so purchased; (ii) the purpose of such transactions; (iii) the impact, if any, of such transactions on the likelihood that the Proposals will be approved, (iv) the identities or the nature of the public shareholders who sold their HCM Ordinary Shares in such transactions, and (v) the number of HCM Ordinary Shares for which HCM has received redemption requests. For more information, see the subsection entitled “The Business Combination — Potential Purchases of Public Shares.”
Q.	How many votes do I have at the Extraordinary Meeting?
A.
HCM Holders are entitled to one vote at the Extraordinary Meeting for each HCM Ordinary Share held of record as of the record date. As of the close of business on the record date, there were 14,141,906 outstanding HCM Ordinary Shares, including 9,987,500 HCM Ordinary Shares held by the Sponsor and an aggregate of 75,000 HCM Class B Ordinary Shares held by HCM’s independent directors. HCM Warrants and HCM Units do not entitle their holders to vote.

Q.	How will the Sponsor, directors and officers vote?
A.
In connection with HCM’s IPO, HCM entered into agreements with its officers and directors, and the Sponsor, pursuant to which each agreed to vote their HCM Ordinary Shares in favor of Proposal 1 (The Business Combination Proposal). Such officers and directors and the Sponsor, who combined currently own approximately 71% of the outstanding HCM Ordinary Shares, have agreed to vote their HCM Ordinary Shares, as well as any HCM Ordinary Shares they may purchase prior to the Extraordinary Meeting, in favor of the proposals. As a result, HCM would not require any additional votes in favor of such proposals in order to have the Business Combination Proposal , the Merger Proposal, the Charter Proposal, and Meeting Adjournment Proposal approved.

Q.	What interests do HCM’s current officers and directors have in the Business Combination?
A.	HCM’s directors and executive officers have interests in the Business Combination that are different from, in addition to, or in conflict with, yours. These interests include the following:
•
The Sponsor beneficially owns 9,987,500 Founder Shares, all of which are beneficially owned by our Chairman and Chief Executive Officer, and such shares would become worthless if HCM does not complete a business combination within the applicable time period, as such HCM Initial Shareholders have waived any right to liquidation proceeds with respect to these shares. The Sponsor paid an aggregate of $25,000 (or $0.003 per share) for its Founder Shares. Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to forfeit 1,250,000 Founder Shares in connection with the Closing of the Business Combination and following such forfeiture expects to beneficially own 8,737,500 PubCo Ordinary Shares, which shares would have an aggregate market value of approximately $   based on the closing price of HCM Ordinary Shares of $   on Nasdaq on   , the record date for the Extraordinary Meeting. For the Sponsor, aggregate value at risk if HCM does not complete a business combination could be as much as approximately $97.2 million (based upon the closing price of $11.12 per HCM Class A Ordinary Share on November 27, 2023, the most recent practicable date prior to the date of this proxy statement/ prospectus, and after giving effect to the forfeiture of 1,250,000 Founder Shares).

•
Messrs. Steven Bischoff, David Goldfarb, and Jacob Loveless, the independent directors of HCM, each beneficially own 25,000 Founder Shares and such shares would become worthless if HCM does not complete a business combination within the applicable time period, as such HCM Initial Shareholders have waived any right to liquidation proceeds with respect to these shares. Such Founder Shares have an aggregate market value of approximately $   for each independent director based on the closing price of HCM Ordinary Shares of $   on Nasdaq on   , the record date for the Extraordinary Meeting. For Messrs. Bischoff, Goldfarb and Loveless, aggregate value at risk if HCM does not complete a business combination could be as much as approximately $834,000 (based upon the closing price of $11.12 per HCM Class A Ordinary Share on November 27, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus).

•
HCM’s directors will not receive reimbursement for the out-of-pocket expenses ($0.00 as of the date hereof) incurred by them on HCM’s behalf incident to identifying, investigating and consummating a business combination, unless a business combination is consummated.

•
The Sponsor and its affiliates can earn a positive rate of return on their investments, even if the Public Shareholders experience a negative rate of return on their investments in HCM and PubCo, as the Sponsor has purchased 9,987,000 Founder Shares for an aggregate of $25,000 (or $0.003 per share), 1,250,000 of which the Sponsor has agreed to forfeit in connection with the Closing of the Business Combination.

•
The Sponsor has made loans from time to time to HCM to fund certain working capital deficiencies, capital requirements or finance transaction costs in connection with a Business Combination. On April 21, 2023, HCM issued a $3,000,000 promissory note to its Sponsor (the “Working Capital Note”). The Sponsor paid for monthly extensions into the Trust Account in the amount of $142,779 on each of April 21, 2023, May 23, 2023, June 21, 2023, July 24, 2023, August 23, 2023, September 21, 2023, October 23, 2023, and November 21, 2023. Each such payment is considered a working capital loan from the Sponsor pursuant to the Working Capital Note. In addition, as of October 18, 2023, the Sponsor had loaned HCM an aggregate amount of $550,000 for working capital purposes, which has not been deposited into the Trust Account. The Working Capital Note does not bear interest and shall be payable in full upon the consummation of an initial business combination. As of November 30, 2023, there was $1,692,233 in borrowings outstanding under the Working Capital Note.

•	Mr. Shawn Matthews is expected to continue as a director of PubCo if the Business Combination is completed.
•
Because HCM has certain provisions in its organizational documents that waive the corporate opportunities doctrine on an ongoing basis, HCM’s officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to HCM. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in HCM’s organizational documents did not, to our knowledge, impact our search for an acquisition target or prevent us from reviewing any opportunities as a result of such waiver.

•	HCM would be unable to indemnify its current directors and officers or continue to provide directors’ and officers’ liability insurance if the Business Combination is not completed.
The Sponsor has agreed to forfeit 1,250,000 HCM Class A Ordinary Shares and all of its 10,500,000 Private Placement Warrants upon the Closing of the Business Combination. Cantor Fitzgerald is not expected to forfeit any of its 2,500,000 Private Placement Warrants. For Cantor Fitzgerald, aggregate value at risk if HCM does not complete a business combination could be as much as approximately $27.8 million (based upon the closing price of $11.12 per HCM Class A Ordinary Share on November 27, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus).
Because the Sponsor and the HCM directors will benefit from the completion of a business combination, they may be incentivized to recommend and complete a business combination of a less favorable target company or on terms less favorable to HCM Holders, rather than liquidate HCM.
None of the Sponsor nor any of HCM’s directors, officers, or their affiliates will receive any additional securities pursuant to any anti-dilution adjustment provisions based on any potential additional investments.
These interests may have influenced HCM’s directors in approving the Business Combination and making their recommendation to vote in favor of the approval of the Business Combination Proposal. Please read the section entitled “The Business Combination — Interests of Certain Persons in the Business Combination.”
Q.	Do I have redemption rights?
A.
If you are a Public Shareholder, you may redeem all or a portion of your Public Shares for cash upon consummation of the Business Combination. The per share redemption price will be equal to the aggregate amount then on deposit in the Trust Account that holds certain of the proceeds of our IPO and simultaneous private placement, including interest (net of taxes payable), divided by the number of then outstanding Public Shares. All of the HCM Initial Shareholders have agreed to waive their redemption rights with respect to their HCM Ordinary Shares in connection with the completion of HCM’s initial business combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $45,022,770 on October 31, 2023, and 4,079,406 Public Shares outstanding, the estimated per share redemption price would have been approximately $11.04. In no event, however, will HCM redeem HCM Ordinary Shares in an amount that would cause HCM’s net tangible assets to be less than $5,000,001.
Q.	Will how I vote affect my ability to exercise redemption rights?
A.
No. You may exercise your redemption rights whether you vote your HCM Ordinary Shares for or against Proposal 1 (The Business Combination Proposal), Proposal 2 (The Merger Proposal), Proposal 3 (The Charter Proposal) or any other proposal described in this proxy statement/prospectus, abstain from voting or do not vote your shares. As a result, the proposals can be approved by shareholders who will redeem their HCM Ordinary Shares and no longer remain shareholders, leaving shareholders who choose not to redeem their HCM Ordinary Shares holding shares in a company with a less liquid trading market, fewer shareholders, less cash and the potential inability to meet the listing standards of Nasdaq.

Q.	How do I exercise my redemption rights?
A.
In order to exercise your redemption rights, you must, prior to    p.m. Eastern time on   , 2023 (two Business Days before the Extraordinary Meeting), (i) submit a written request to Continental Stock Transfer & Trust Company, HCM’s transfer agent, that HCM redeem your HCM Ordinary Shares for cash, and (ii) tendering or delivering your shares to HCM’s transfer agent physically or electronically through the Depository Trust Company (“DTC”). Your request should be submitted to the transfer agent at the following address:

Continental Stock Transfer & Trust Company
1 State Street Plaza, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com
Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with HCM’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to HCM’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that HCM’s transfer agent return the shares (physically or electronically). Such requests may be made by contacting HCM’s transfer agent at the street or e-mail address above.
Q.	What are the U.S. federal income tax consequences of exercising my redemption rights?
A.
The receipt of cash by a U.S. holder (as defined in the section entitled the caption “Material U.S. Federal Income Tax Considerations”) of HCM Ordinary Shares in redemption of such shares will generally be a taxable transaction for U.S. federal income tax purposes. It is also possible that a redemption may be treated as a distribution for U.S. federal income tax purposes depending on the number of public shares that the U.S. holder owns or is deemed to own. For a detailed discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see the sections entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — The Business Combination — Redemption of HCM Ordinary Shares” and “Material U.S. Federal Income Tax Considerations — U.S. Holders — The Business Combination — Application of the PFIC Rules to the Business Combination— Redemption of HCM Ordinary Shares”.

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.
Q.	What are the material U.S. federal income tax consequences of the Business Combination to me?
A.
Material U.S. federal income tax considerations that may be relevant to you in respect of the Business Combination are discussed in more detail in the section entitled “Material U.S. Federal Income Tax Considerations.” The discussion of the U.S. federal income tax consequences contained in this proxy statement/prospectus is not a complete analysis or description of all of the possible U.S. federal income tax considerations that are applicable to you in respect of the Business Combination, nor does it address any tax considerations arising under U.S. state or local or non-U.S. tax laws.

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE BUSINESS COMBINATION TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.
Q:	If I hold HCM Warrants, what are the U.S. federal income tax consequences of my HCM Warrants converting into PubCo Warrants?
A:
A U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Considerations”) that owns only HCM Warrants but not HCM Ordinary Shares and whose HCM Warrants convert into PubCo Warrants generally should be treated as exchanging such HCM Warrants for “new” warrants. If so treated, that U.S. holder generally should be required to recognize gain or loss in such deemed exchange in an amount equal to the difference between the fair market value of the PubCo Warrants held by it immediately following the Merger and the adjusted tax basis of the HCM Warrants held by it immediately prior to the Merger. A U.S. holder’s tax basis in PubCo Warrants received in the Merger generally will equal the fair market value of such PubCo Warrants immediately following the Merger. A U.S. holder’s holding period in such U.S. holder’s PubCo Warrants generally should begin on the day after the Merger.

If the deemed transfer of HCM Warrants also qualifies as part of a “reorganization” within the meaning of Section 368 of the Code, as discussed elsewhere in this proxy statement/prospectus, a U.S. holder of HCM Warrants generally should not recognize any gain or loss on any such deemed transfer of HCM Warrants, and such U.S. holder’s adjusted tax basis in the PubCo Warrants deemed received generally should be equal to the U.S. holder’s adjusted tax basis in its HCM Warrants deemed transferred. It is unclear whether the Merger, in addition to qualifying as an exchange described in Section 351(a) of the Code (as to which counsel is opining), will also qualify as a “reorganization” under Section 368 of the Code. There are many requirements that must be satisfied in order for the Merger to qualify as a “reorganization” under Section 368 of the Code, some of which are based upon factual determinations. There can be no assurance that the Merger will qualify as a reorganization under Section 368 of the Code, and because of the significant degree of uncertainty regarding whether the Merger can qualify as a reorganization under Section 368 of the Code, counsel is unable to opine as to whether it does, and it may be prudent for investors to assume that it will not.
U.S. Holders of HCM Warrants are urged to consult with their tax advisors regarding the treatment of their HCM Warrants in connection with the Merger.
For a discussion of the U.S. federal income tax treatment of HCM Warrants in connection with the Merger, including the treatment of a U.S. holder that owns HCM Ordinary Shares in addition to HCM Warrants, see the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders,” which qualifies the summary above in its entirety, including the section entitled “Material U.S. Federal Income Tax Considerations—U.S. Holders—The Business Combination—Application of the PFIC Rules to the Business Combination – Application of the PFIC Rules to HCM Warrants,” which describes the consequences that are expected to apply as a result of HCM's expected PFIC status.
Q:	If I hold HCM Warrants, can I exercise redemption rights with respect to my warrants?
A:	No. There are no redemption rights with respect to the HCM Warrants.
Q:	If I hold HCM Units, can I exercise redemption rights with respect to my HCM Units?
A:	No. Holders of outstanding HCM Units must separate the underlying HCM Ordinary Shares and HCM Warrants prior to exercising redemption rights with respect to the HCM Ordinary Shares.
Q:	Do appraisal rights exist with respect to the proposed Business Combination?
A:
The Cayman Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and our board of directors has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares.

Q:	What happens to the funds held in the Trust Account upon consummation of the Business Combination?
A:	If the Business Combination is consummated, the funds held in the Trust Account will be released to pay HCM

Holders who properly exercise their redemption rights, and any remaining balance will be released to PubCo to be used for general corporate purposes following the Business Combination.
Q:	What happens if the Business Combination is not consummated?
A:
There are certain circumstances under which the Business Combination Agreement may be terminated. See the section entitled “The Business Combination Agreement” for information regarding the parties’ specific termination rights. In addition, the Business Combination will not be consummated if the Business Combination Proposal is not approved or the other conditions to closing are not satisfied or waived.

In order to provide more time to consummate the Business Combination, in April 2023 the HCM Holders approved an amendment to the SPAC Charter to extend the deadline for HCM to consummate a business combination on a monthly basis, which it may do without another shareholder vote, upon two days’ advance notice prior to the applicable deadline, to January 25, 2024, unless the closing of a business combination shall have occurred. If, as a result of the termination of the Business Combination Agreement or otherwise, HCM is unable to complete a business combination by January 25, 2024, or amend the HCM Charter to further extend the date by which HCM must consummate an initial business combination, the HCM Charter provides that HCM will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten Business Days thereafter subject to lawfully available funds therefor, redeem 100% of the Public Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest (which shall be net of taxes payable), by (B) the total number of then outstanding Public Shares, which redemption will completely extinguish rights of the holders of Public Shares (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following accordance with applicable law, liquidate and dissolve, subject in each case to the Corporation’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. See the section entitled “Risk Factors — Risks Related to HCM and the Business Combination.”
The HCM Initial Shareholders have waived any right to any liquidation distribution with respect to their HCM Ordinary Shares. In the event of liquidation, there will be no distribution with respect to outstanding HCM Warrants. Accordingly, the HCM Warrants will expire worthless.
Q:	When is the Business Combination expected to be completed?
A:
It is currently anticipated that the Business Combination will be consummated promptly following the Extraordinary Meeting, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived.

For a description of the conditions to the completion of the Business Combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal.”
Q:	What do I need to do now?
A:
You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?
A:
If you were a holder of record of HCM Ordinary Shares on   , 2023, the record date for the Extraordinary Meeting, you may vote by telephone, online or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Extraordinary Meeting and vote online, obtain a proxy from your broker, bank or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the Extraordinary Meeting?
A:	At the Extraordinary Meeting, HCM will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention will not count as a vote cast at the Extraordinary Meeting.
Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?
A:	If you sign and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposals presented at the Extraordinary Meeting.
Q.	Do I need to attend the Extraordinary Meeting to vote my shares?
A.
No. You are invited to attend the Extraordinary Meeting to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the Extraordinary Meeting to vote your shares. Instead, you may submit your proxy by telephone, online or by signing, dating and returning the enclosed proxy card in the pre-addressed postage-paid envelope. Your vote is important. HCM encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q.	If I am not going to attend the Extraordinary Meeting virtually by telephone or online, should I vote by proxy instead?
A.
Yes. After carefully reading and considering the information contained in (and incorporated by reference into) this proxy statement/prospectus, please vote by telephone or online, or submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A.
No. If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on any of the proposals. If you do not give your broker voting instructions and the broker does not vote your shares, your shares will be counted for purposes of determining the presence of a quorum at the Extraordinary Meeting but will not count as a vote cast as the Extraordinary Meeting. However, in no event will your broker’s failure to vote your shares have the effect of exercising your redemption rights, which may only be exercised as described in the section entitled “The Extraordinary Meeting of HCM Holders — Redemption Rights.”

Q.	May I change my vote after I have voted by proxy?
A.
Yes. If you vote by telephone or online, only your latest telephone or online proxy that is timely submitted prior to the meeting will be counted. If you vote by signing and returning a proxy card, you may change your vote by completing a new proxy card with a later date. You may also revoke your proxy and change your vote by virtually attending the meeting and voting online. You also may revoke your proxy by sending a notice of revocation to Morrow Sodali Global LLC at 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902, provided such revocation is received prior to the vote at the Extraordinary Meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change or revoke your vote.

Q.	What should I do if I receive more than one set of voting materials?
A.
If you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. You may also receive multiple copies of this proxy statement/prospectus. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.	What is the quorum requirement for the Extraordinary Meeting?
A.
A quorum will be present at the Extraordinary Meeting if the holders of a majority of the HCM Ordinary Shares are present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative.

Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote in person at the Extraordinary Meeting. Abstentions will be counted towards the quorum requirement.

Q.
What happens to HCM Warrants I hold if I vote my HCM Ordinary Shares against approval of Proposal 1 (The Business Combination Proposal), Proposal 2 (The Merger Proposal), or Proposal 3 (The Charter Proposal), and/or validly exercise my redemption rights with respect to my HCM Ordinary Shares?

A.
Regardless of how, or whether, you vote, if the Business Combination is completed, all of your HCM Warrants will convert into PubCo Warrants as described in this proxy statement/prospectus, even if you redeem your HCM Ordinary Shares for cash. If the Business Combination is not completed, you will continue to hold your HCM Warrants, and if HCM does not otherwise consummate an initial business combination within the Extension Period or amend the HCM Charter to further extend the date by which HCM must consummate an initial business combination, HCM will be required to liquidate and dissolve, and your warrants will expire worthless.

Q.	What happens to HCM Units I hold if I vote my HCM Ordinary Shares against approval of the Business Combination Proposal and/or validly exercise my redemption rights?
A.
Regardless of how you vote and in connection with the consummation of the Business Combination and immediately prior to the Effective Time, the HCM Units will automatically separate into their component parts and holders of HCM Units will receive one PubCo Ordinary Share for each Ordinary Share and one PubCo Warrant for each SPAC Warrant. If you redeem your HCM Ordinary Shares for cash, and still hold other HCM Units, the HCM Units will be converted into PubCo Ordinary Shares and PubCo Warrants as described in this proxy statement/prospectus. If the Business Combination is not completed, you will continue to hold your HCM Units, and if HCM does not otherwise consummate an initial business combination within the Extension Period or amend the HCM Charter to further extend the date by which HCM must consummate an initial business combination, HCM will be required to liquidate and dissolve, and you will receive the corresponding pro rata amount from the Trust Account that corresponds to the HCM Ordinary Shares components of the HCM Units that you hold.

Q.	Who will solicit and pay the cost of soliciting proxies?
A.
HCM will pay the cost of soliciting proxies for the Extraordinary Meeting. HCM has engaged Morrow Sodali Global LLC to assist in the solicitation of proxies for the Extraordinary Meeting. HCM has agreed to pay Morrow Sodali Global LLC a fee of $  . HCM will reimburse Morrow Sodali Global LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali Global LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. HCM also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of HCM Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of HCM Ordinary Shares and in obtaining voting instructions from those owners. HCM’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	Who can help answer my questions?
A.	If you have questions about the shareholder proposals, or if you need additional copies of this proxy statement/prospectus, or the proxy cards you should contact HCM’s proxy solicitor at:
Morrow Sodali Global LLC
333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902
Attn: William Dooley
Toll Free Telephone: (203) 658-9388
Main Telephone: (203) 809-7676
E-mail: w.dooley@morrowsodali.com
You may also contact HCM at:
HCM Acquisition Corp
100 First Stamford Place, Suite 330,
Stamford, CT 06902
Telephone: (203) 930-2200
To obtain timely delivery, HCM Holders and warrant holders must request the materials no later than five Business Days prior to the Extraordinary Meeting.
You may also obtain additional information about HCM from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the Extraordinary Meeting you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find More Information.” Certain figures included in this section have been rounded for ease of presentation and, as a result, percentages may not sum to 100%.
Parties to the Business Combination
HCM Acquisition Corp
HCM is a blank check company incorporated in the Cayman Islands in February 2021, for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, without limitation as to business, industry or sector. The HCM Ordinary Shares, HCM Units and HCM Warrants are currently listed and traded on Nasdaq under the symbols “HCMA”, “HCMAU” and “HCMAW”, respectively. The closing prices of the publicly traded Ordinary Shares, warrants and units of HCM on March 12, 2023, the date preceding HCM’s public announcement of the entry into the Business Combination Agreement, were $10.44, $10.45 and $0.02, respectively. The closing prices of the publicly traded Ordinary Shares, warrants and units of HCM on November 24, 2023, were $11.10, $0.02, and $11.07, respectively.
At the Closing, the outstanding HCM Ordinary Shares will convert into PubCo Ordinary Shares, the outstanding HCM Warrants will convert into PubCo Warrants and any outstanding HCM Units will separate and convert into PubCo Ordinary Shares and PubCo Warrants.
The mailing address of HCM’s principal executive offices is 100 First Stamford Place, Suite 330, Stamford, CT 06902, and its telephone number is (203) 930-2200.
Murano
Murano is a Mexican development company with extensive experience in the structuring, development and assessment of industrial, residential, corporate office, and hotel projects in Mexico with a vision to create competitive and leading investment vehicles for the acquisition, consolidation, operation, and development of real estate assets. Murano also provides comprehensive services, including the execution, construction, management, and operation of a wide variety of industrial, business, tourism, and medical real estate projects, among others. Murano has a national footprint and international outreach aimed at institutional real estate investors.
Murano was formed primarily to develop and manage a portfolio of hotel and resort properties in Mexico City, Cancun, and Ensenada. Our hotel portfolio consists of:
•	the Andaz and Mondrian Hotel, which was completed in the last quarter of 2022 and became operational in the first quarter of 2023;
•	the GIC Complex, to be developed in Cancun along the Nichupté Lagoon on the west side of the Cancun the GIC Complex Development Project;
•	Baja Park Development Project; and
•	the Dreams Chateau Development Project.
For more information about Murano, see the sections entitled “Business of Murano and Certain Information About Murano” and “Murano Management’s Discussion and Analysis of Financial Conditions and Results of Operation.”
PubCo
Murano Global Investment Limited a company incorporated under the laws of the Bailiwick of Jersey (with registered number 149873). PubCo owns no material assets and does not operate any business and was incorporated for purposes of the Business Combination. Prior to the consummation of the Business Combination, the directors of PubCo are Shawn Matthews, Marcos Sacal Cohen, Elías Sacal Cababie, David Galan, Keith Edelman, Joanne Sonin, and    . Prior to the consummation of the Business Combination, the sole shareholder of PubCo is Elias Sacal Cababie, holding 100% of the currently outstanding PubCo Ordinary Shares. PubCo expects to apply to list its PubCo Ordinary Shares and PubCo Warrants on Nasdaq under the symbol “MRNO” and “MRNOW”, respectively.

The address of PubCo’s registered office is 50 La Colomberie, St. Helier, JE2 4QB, Jersey. After the consummation of the Business Combination, its principal executive office will be at New Penderel House 4th Flr, 283 288 High Holborn, London WC1V 7HP United Kingdom. PubCo’s telephone number at that address is +44 20 7404 4140.
PubCo qualifies as an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), which means that it can take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies.
Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, PubCo will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after PubCo no longer qualifies as an emerging growth company, as long as PubCo continues to qualify as a foreign private issuer under the Exchange Act, PubCo will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:
•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;
•
the sections of the Exchange Act requiring insiders to file public reports of their shares ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•
the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission, or SEC, of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

In addition, PubCo will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and is not required to comply with Regulation FD, which restricts the selective disclosure of material information.
PubCo will be able to report its financial statements under International Financial Reporting Standards as issued by the International Accounting Standards Board.
As a foreign private issuer, PubCo will be permitted to follow home country corporate governance practices instead of certain corporate governance practices required by Nasdaq for U.S. domestic issuers.
Upon the consummation of the Business Combination, PubCo’s founding shareholder, ESC will own 84.3% of the voting power of issued share capital of PubCo, assuming no redemptions and 88.7% of the voting power of issued share capital of PubCo, assuming maximum redemptions. As a result, PubCo will be a “controlled company” under The Nasdaq Capital Market’s governance standards, defined as a company of which more than 50% of the voting power is held by an individual, group or another company. As a “controlled company,” PubCo will be permitted to rely on certain exemptions from corporate governance rules, including:
•	an exemption from the rule that a majority of our board of directors must be independent directors;
•	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and
•	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.
Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, PubCo could elect to rely on this exemption in the future. If we elect to rely on the “controlled company” exemption, a majority of PubCo’s members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. See the section entitled “Risk Factors — Risks Related to This Offering and the Ordinary Shares,” for more information.

New CayCo
Murano Global Cayman, a Cayman Islands exempted company incorporated with limited liability and a direct wholly owned subsidiary of PubCo. New CayCo was formed solely in contemplation of the Business Combination, has not commenced any operations, has only nominal assets and no liabilities or continent liabilities, nor any outstanding commitments other than in connection with the Business Combination.
The mailing address of New CayCo’s principal executive office is c/o P.O. Box 10176, Governor’s Square, 23 Lime Tree Bay Ave., George Town, Grand Cayman, KY1-1002, Cayman Islands.
The Business Combination
Pursuant to the Amended & Restated Business Combination Agreement, prior to the Closing Date, but as part of a plan (for U.S. income tax purposes) that is memorialized in the Amended & Restated Business Combination Agreement, (i) Murano shall reimburse Seller for 16,413,927 shares of Murano Ordinary Shares in consideration for Ps.$16,413,927, (ii) Seller shall subscribe for 69,100,000 additional PubCo Ordinary Shares for a cash subscription price of $1,500,000 (the “Cash Subscription”), and (iii) PubCo shall subscribe for a number of shares in Murano, such that after giving effect to such subscription PubCo will hold 99.99% of the outstanding shares of Murano Ordinary Shares in consideration for cash in the amount of the Cash Subscription (the transactions contemplated by clauses (i) through (iii) constitute the “Subscriptions” all of which shall be completed prior to the Closing Date) and the remaining 0.001% of Murano will be held by Murano Management S.A. de C.V, in accordance with requirements of Mexican law. Prior to the Closing Date, the Murano Parties and the Group Companies shall effect an internal reorganization of certain of their assets and Subsidiaries to effect the structure set forth in the Murano Disclosure Letter. Following satisfaction or waiver of the Conditions Precedent, including but not limited to Antitrust Approval being issued by COFECE, and approval of the listing of PubCo Ordinary Shares with Nasdaq, (i) New CayCo will merge with and into HCM, the separate corporate existence of New CayCo will cease, and HCM will be the surviving company and a direct, wholly-owned subsidiary of PubCo and (ii) HCM will change its name to “Murano Global Hospitality Corp.” Upon the Effective Time, by virtue of the Merger and without any further action on the part of any party or any other Person, the HCM Ordinary Shares issued and outstanding as of immediately prior to the Effective Time shall be automatically cancelled and extinguished and in exchange therefor, each holder of HCM Ordinary Shares will be entitled to the Merger Shares.
The Amended & Restated Business Combination Agreement
On March 13, 2023, HCM, Murano, ESC, ESAGRUP, Dutch Murano, NewCayCo, and Dutch HoldCo entered into the Initial Business Combination Agreement. On August 2, 2023, HCM, Murano, ESC, ESAGRUP, Dutch Murano, PubCo, NewCayCo and Dutch HoldCo entered into the Amended & Restated Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions and other terms relating to the Merger and the other transactions contemplated thereby, as summarized below, and which supersedes and replaces the Initial Business Combination Agreement described in the preceding sentence. Capitalized terms used in this section but not otherwise defined herein have the meanings given to them in the Amended & Restated Business Combination Agreement. Following the effectiveness of the transactions contemplated by the Merger, the parties will consummate the Business Combination and HCM and Murano will become subsidiaries of PubCo. Pursuant to the Amended & Restated Business Combination Agreement and the related agreements, at the Effective Time, subject to the receipt of the HCM Shareholder Approval and the Murano Shareholder Approvals:
•	New CayCo, a wholly-owned subsidiary of PubCo, was formed for the sole purpose of entering into the Amended and Restated Business Combination Agreement and effecting the Merger with HCM;
•
Prior to the Effective Time, the Subscriptions (as defined in the Amended & Restated Business Combination Agreement) will be undertaken in which: (i) Murano will reimburse the Seller for 16,413,927 shares of Murano Ordinary Shares in consideration of Ps.$16,413,927; (ii) ESC will consummate the Cash Subscription in consideration for the issuance by PubCo of 69,100,000 PubCo Ordinary Shares and (iii) PubCo will subscribe for a number of shares in Murano, such that after giving effect to such subscription PubCo will hold 99.99% of Murano Ordinary Shares in consideration for cash in the amount of the Cash Subscription and the remaining 0.001% of Murano will be held by Murano Management S.A. de C.V, in accordance with requirements of Mexican law;

•
Following the satisfaction or waiver of the conditions precedent, at the Effective Time, New CayCo shall merge with and into HCM with HCM being the Surviving Company and wholly owned subsidiary of PubCo;

•
Upon consummation of the Merger (and without any action on the part of the New CayCo shareholder (i.e., PubCo), HCM or any other party), separate corporate existence of New CayCo shall cease and HCM, as the surviving company of the Merger, will continue its corporate existence under the Cayman Companies Act, as a wholly-owned subsidiary of PubCo; accordingly, (i) the sole share of New CayCo that was issued and outstanding immediately before the Effective Time shall be automatically cancelled and extinguished in exchange for the issuance of a single share in HCM, as the surviving company in the Merger, to PubCo and (ii) HCM, as the surviving company of the Merger, shall issue such additional new shares in HCM to PubCo as may be required with an aggregate value that is equivalent to the aggregate value of the Merger Shares in consideration for the issuance by PubCo of the Merger Shares to the persons who had previously held HCM Ordinary Shares;

•
At and after the Effective Time, the Merger shall (without limitation) have the following effects, namely that HCM as the surviving company shall possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Companies, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Companies; and all rights, privileges, powers and franchises of each of the Constituent Companies, and all property, real, personal and mixed, and all debts due to each such Constituent Company, on whatever account, shall become vested in the Surviving Company; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Company as they are of the Constituent Companies; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Companies shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Company shall thereafter be assumed by the Surviving Company and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it;

•
Prior to the Closing, PubCo shall appoint the Exchange Agent to act as the agent for the purpose of distributing Merger Shares to the persons who had previously held HCM Ordinary Shares. At or before the Effective Time, PubCo shall issue to the Exchange Agent the requisite number of Merger Shares as are required to be subsequently transferred to the holders of HCM Ordinary Shares entitled to receive them;

•
Reasonably promptly after the Effective Time, PubCo shall send or shall cause the Exchange Agent to send, to each record holder of HCM Ordinary Shares as of immediately prior to the Effective Time, who is entitled to receive the Merger Shares, a Letter of Transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper issuance of each Merger Share to the Exchange Agent, and which Letter of Transmittal will otherwise be in customary form) for use in such exchange;

•
At the Effective Time, by virtue of the Merger and without any action on the part of any holder of HCM Ordinary Shares, each HCM Ordinary Share that is issued and outstanding immediately prior to the Effective Time, but excluding any HCM Ordinary Shares redeemed pursuant to the HCM Share Redemption or held as treasury shares, which treasury shares shall be canceled as part of the Merger and shall not constitute “HCM Ordinary Shares”, shall be automatically cancelled and extinguished and in exchange therefor, each holder of HCM Ordinary Shares will be entitled to receive consideration comprised of a corresponding number of Merger Shares that are held in the accounts of the Exchange Agent, solely for the benefit of the holders of HCM Ordinary Shares (resulting, for the avoidance of doubt, so far as legally possible, in each HCM Ordinary Share being exchanged for the issue of one new PubCo Ordinary Share);

•
No fractional PubCo Ordinary Shares will be issued in the Merger. In lieu of fractional PubCo Ordinary Shares to which a holder of HCM Ordinary Shares would otherwise be entitled in the Merger, the Exchange Agent shall round down to the nearest whole PubCo Ordinary Share and PubCo shall make, or cause to be made, cash settlements with respect to fractional shares eliminated by rounding;

•
As a result of the Merger and without any action of any party or any other Person, each Warrant to purchase HCM Ordinary Shares (other than those held by the Sponsor) shall (a) automatically cease to represent a right to acquire HCM Ordinary Shares and shall automatically convert into a right to acquire PubCo Ordinary Shares equal to the number of HCM Class A Ordinary Shares subject to each such HCM Warrant immediately prior to the Effective Time; (b) have an exercise price of $11.50 per whole warrant required to purchase one PubCo Ordinary Share; and (c) expire on the five year anniversary of the Closing Date. PubCo shall enter into a warrant assumption agreement as of immediately prior to the Effective Time regarding the foregoing;
•
The parties to the Amended & Restated Business Combination Agreement will hold the closing on the date of the Effective Time, following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Amended & Restated Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time);

•	Upon consummation of the Business Combination, Murano and HCM (as the Surviving Company) will each be direct subsidiaries of PubCo; and
•
HCM Ordinary Shares, HCM Units and HCM Warrants are currently listed and traded on Nasdaq under the symbols “HMCA”, “HCMAU” and “HCMAW”, respectively. PubCo intends to apply for listing, to be effective at the time of the Closing, of the PubCo Ordinary Shares and PubCo Warrants on Nasdaq under the symbols “MRNO” and “MRNOW”, respectively. This proxy statement/prospectus provides shareholders of HCM with detailed information about the proposed Business Combination and other matters to be considered at the extraordinary general meeting of HCM. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 53 of this proxy statement/prospectus.

For more information, see the section entitled “The Business Combination Agreement — Consideration to be Received in the Business Combination.”
Conditions to the Closing
General Conditions
Under the Amended & Restated Business Combination Agreement, the obligations of the parties to consummate the Business Combination are conditioned on the satisfaction or waiver (where permissible) of the following conditions at or prior to the Closing:
•	the HCM Shareholder Approvals shall have been obtained;
•	the Reorganization shall have been implemented in accordance with the Amended & Restated Business Combination Agreement;
•	COFECE has issued the Antitrust Approval;
•
there shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

•	the deadline for HCM to consummate its initial Business Combination in accordance with its Governing Documents and the Prospectus (as extended by any Extension) shall not have passed;
•
the size and composition of the PubCo Board shall be as contemplated pursuant to the Business Combination Agreement (assuming for purposes of testing this condition that each such director then satisfies applicable Nasdaq requirements and is willing to serve), to be effective as of immediately following the Effective Time;

•
the Listing Application shall have been approved by Nasdaq (subject to official notice of issuance) and, as of immediately following the Effective Time, PubCo shall be in compliance, in all material respects, with applicable initial and continuing listing requirements of Nasdaq, and PubCo shall not have received any notice of non-compliance therewith from Nasdaq that has not been cured or would not be cured at or immediately following the Effective Time, and the Registration Statement Securities shall have been approved for listing on Nasdaq;

•
the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn; and

•
if any HCM Holder gives to HCM, before the HCM Shareholder Approvals are obtained at the HCM Shareholders’ Meeting, a Written Objection in accordance with Section 238(2) and 238(3) of the Cayman Companies Act, at least twenty (20) days shall have elapsed since the date on which the applicable Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Companies Act, as referred to in Section 239(1) of the Cayman Companies Act).

Conditions to the Obligations of HCM
The obligations of HCM to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:
(a)
the representations and warranties of the Murano Parties contained in the Amended & Restated Business Combination Agreement shall be true and correct in all respects as of the date of the Initial Business Combination Agreement and as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date;

(b)	each of the covenants of the Murano Parties to be performed as of or prior to the Closing shall have been performed;
(c)	each of the consents set forth in the Murano Disclosure Letter shall have been obtained and delivered to HCM;
(d)	the Murano Shareholder Approval shall have been obtained and delivered to HCM;
(e)	the New Cayco Shareholder Approval shall have been obtained and delivered to HCM;
(f)	regarding the Owned Real Properties, the Murano Properties shall have obtained and delivered the Certificates of Liens/No Liens to HCM;
(g)	the Murano Properties shall have delivered originals of the executed Transfer and Assignment Documents and the Termination Documents to HCM;
(h)	the Subscriptions shall have occurred;
(i)	the Reorganization and PubCo Reorganization shall have occurred; and
(j)	since the date of the Amended & Restated Business Combination Agreement, no Murano Material Adverse Effect shall have occurred and be continuing.
Conditions to the Obligations of the Murano Parties
The obligations of the Murano Parties to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:
•
the representations and warranties of HCM contained in the Amended & Restated Business Combination Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date;

•
each of the other representations and warranties of HCM contained in the Amended & Restated Business Combination Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in the case of this clause, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on HCM’s ability to consummate the transactions contemplated by the Amended & Restated Business Combination Agreement; and
•	each of the covenants of HCM to be performed as of or prior to the Closing shall have been performed in all material respects.
Regulatory Requirements in Connection with the Business Combination
The Business Combination is conditioned on, among other things, (i) COFECE issuing Antitrust Approval, which approval has been received, (ii) the SEC declaring effective the registration statement, of which this proxy statement/prospectus forms a part, and (iii) receipt of approval for listing on the Nasdaq of PubCo Ordinary Shares. No other material federal or state regulatory requirements must be complied with or material approvals obtained in connection with the Business Combination.
Termination of the Business Combination Agreement
The Business Combination Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, as follows:
•	by mutual written consent of HCM and Murano;
•
by Murano or HCM if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; provided, however, that a party shall not be entitled to terminate the Business Combination Agreement if such party’s breach of the Business Combination Agreement is the primary cause of a Governmental Authority enacting, issuing, promulgating, enforcing or entering into a Governmental Order that has the effect of making the consummation of the Merger illegal or otherwise preventing or prohibiting the consummation of the Merger;

•
by Murano or HCM if the HCM Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the HCM Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

•	by Murano if there has been a Modification in Recommendation;
•
by written notice to Murano from HCM if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Murano Parties set forth in the Business Combination Agreement, such that the conditions specified in the Business Combination Agreement would not be satisfied at the Closing, except that, if such Terminating Murano Breach is curable by the Murano Parties through the exercise of their reasonable best efforts, then, for a period of up to the earlier of (A) 30 days after receipt by Murano of notice from HCM of such breach, but only as long as the Murano Parties continue to use their reasonable best efforts to cure such Terminating Murano Breach and (B) the Agreement End Date, such termination shall not be effective, and such termination shall become effective only if the Terminating Murano Breach is not cured within the Murano Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless HCM is in material breach hereof;

•	by HCM if the Murano Shareholder Approvals shall not have been obtained within two Business Days after the date hereof;
•	by HCM if the Process Agent Powers of Attorney were not delivered by Murano and the Seller to HCM within 15 days after the Original Agreement Date;
•
by written notice to HCM from Murano if (i) there is any breach of any representation, warranty, covenant or agreement on the part of HCM set forth in the Business Combination Agreement such that the conditions specified in the Business Combination Agreement would not be satisfied at the Closing, except that, if any such Terminating HCM Breach is curable by HCM through the exercise of its reasonable best efforts, then, for a period of up to the earlier of (A) 30 days after receipt by HCM of notice from Murano of such breach, but only as long as HCM continues to exercise such reasonable best efforts to cure such Terminating HCM

Breach and (B) the Agreement End Date, such termination shall not be effective, and such termination shall become effective only if the Terminating HCM Breach is not cured within the HCM Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless Murano is in material breach hereof;
•
by Murano or HCM if the Closing Date has not occurred by December 31, 2023; provided, that if on the Original End Date the conditions to the Closing shall not have been satisfied but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on the Original End Date) or waived by all parties entitled to the benefit of such conditions, then such Original End Date shall automatically be extended, without any action on the part of any party hereto, to January 25, 2024; provided, however, that a party shall not be entitled to terminate the Business Combination Agreement if such party’s breach of this Agreement has prevented the consummation of the Closing Date at or prior to such time; and

•
by HCM at any point in time after the date of the Business Combination Agreement if HCM, in its reasonable discretion, concludes that progress in the construction of the Grand Island I Properties or (ii) progress in the construction of the Grand Island II Property or the efforts to obtain financing that HCM concludes is sufficient to fund the completion of the Grand Island II Property, has not or will not allow for completion of either the Grand Island I Properties or the Grand Island II Property on the timeline communicated to HCM prior to the date of the Initial Business Combination Agreement.

In the event that the Amended & Restated Business Combination Agreement is terminated, all Transaction Expenses incurred in connection with the Business Combination Agreement, the Ancillary Agreements, and the Transactions shall be paid by the party incurring such Transaction Expenses.
If the Transactions are consummated on the Closing Date, concurrently with the Effective Time, PubCo shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued and unpaid HCM Transaction Expenses as set forth on the written statement to be delivered to Murano pursuant to the Business Combination Agreement and (ii) all accrued and unpaid Transaction Expenses as set forth on a written statement to be delivered to HCM pursuant to the Business Combination Agreement; provided, that any accrued and unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of any Group Company shall be paid to Murano for further payment to such employee, independent contractor, officer or director through Murano’s payroll.
Other Agreements Related to the Amended & Restated Business Combination Agreement
Sponsor Support Agreement
HCM, the Company, and the Sponsor, concurrently with the execution and delivery of the Initial Business Combination Agreement, have entered into the Sponsor Support Agreement, pursuant to which the Sponsor has agreed, among other things, to vote (or execute and return an action by written consent), or cause to be voted at the Extraordinary Meeting (or validly execute and return and cause such consent to be granted with respect to), all of its HCM Class B Ordinary Shares in favor of (A) the approval and adoption of the Amended & Restated Business Combination Agreement and approval of the Merger and all other transactions contemplated by the Business Combination Agreement, (B) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of HCM under the Amended & Restated Business Combination Agreement or that would reasonably be expected to result in the failure of the Merger from being consummated and (C) each of the proposals and any other matters necessary or reasonably requested by HCM for consummation of the Merger and the other transactions contemplated by the Amended & Restated Business Combination Agreement. In connection with the Business Combination, the Sponsor has agreed to forfeit 1,250,000 HCM Class A Ordinary Shares and all of the Private Placement Warrants upon the Closing.
For more information about the Sponsor Support Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Sponsor Support Agreement.”
Assignment, Assumption and Amendment to HCM Warrant Agreement
In connection with the Merger, PubCo will assume the obligations of HCM under the HCM Warrant Agreement by executing the Assignment, Assumption and Amendment Agreement.
For more information about the HCM Warrant Amendment and Assignment, see the section entitled “Certain Agreements Related to the Business Combination — Assignment, Assumption and Amendment to HCM Warrant Agreement.”

Registration Rights Agreement and Lock-Up Agreement
In connection with the execution of the Business Combination Agreement, PubCo entered into a Lock-Up Agreement with certain Key Holders (as defined in the Amended & Restated Business Combination Agreement), pursuant to which each Key Holder has agreed not to transfer any PubCo Ordinary Shares (“PubCo Lock-Up Shares”) held by such Key Holder until the earliest of (a) one year after the Closing, (b) the date on which the last sale price of PubCo Lock-Up Shares equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (c) the date on which PubCo completes a liquidation, merger, share exchange or other similar transaction that results in all Public Shareholders of PubCo having the right to exchange their ordinary shares for cash, securities or other property (the “Lock-Up Period”). In connection with the execution of the Amended & Restated Business Combination Agreement, PubCo, the Sponsor, and certain equityholders of Murano entered into a Registration Rights Agreement containing customary registration rights for the Sponsor and such equityholders who are parties thereto.
For more information about the Registration Rights Agreement and Lock-Up Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Registration Rights Agreement and Lock-Up Agreement.”
Interests of Certain Persons in the Business Combination
In considering the recommendation of HCM’s board of directors to vote in favor of the Business Combination, HCM’s shareholders should be aware that, aside from their interests as shareholders, the Sponsor and HCM’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders and warrant holders generally. HCM’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include the following:
•
The Sponsor beneficially owns 9,987,500 Founder Shares, all of which are beneficially owned by our Chairman and Chief Executive Officer, and such shares would become worthless if HCM does not complete a business combination within the applicable time period, as such HCM Initial Shareholders have waived any right to liquidation proceeds with respect to these shares. The Sponsor paid an aggregate of $25,000 (or $0.003 per share) for its Founder Shares. Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to forfeit 1,250,000 Founder Shares in connection with the Closing of the Business Combination and following such forfeiture expects to beneficially own 8,737,500 PubCo Ordinary Shares, which shares would have an aggregate market value of approximately $   based on the closing price of HCM Ordinary Shares of $   on Nasdaq on   , the record date for the Extraordinary Meeting. For the Sponsor, aggregate value at risk if HCM does not complete a business combination could be as much as approximately $97.2 million (based upon the closing price of $11.12 per HCM Class A Ordinary Share on November 27, 2023, the most recent practicable date prior to the date of this proxy statement/ prospectus, and after giving effect to the forfeiture of 1,250,000 Founder Shares).

•
Messrs. Steven Bischoff, David Goldfarb, and Jacob Loveless, the independent directors of HCM, each beneficially own 25,000 Founder Shares and such shares would become worthless if HCM does not complete a business combination within the applicable time period, as such HCM Initial Shareholders have waived any right to liquidation proceeds with respect to these shares. Such Founder Shares have an aggregate market value of approximately $   for each independent director based on the closing price of HCM Ordinary Shares of $   on Nasdaq on   , the record date for the Extraordinary Meeting. For Messrs. Bischoff, Goldfarb and Loveless, aggregate value at risk if HCM does not complete a business combination could be as much as approximately $834,000 (based upon the closing price of $11.12 per HCM Class A Ordinary Share on November 27, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus).

•
HCM’s directors will not receive reimbursement for the out-of-pocket expenses ($0.00 as of the date hereof) incurred by them on HCM’s behalf incident to identifying, investigating and consummating a business combination, unless a business combination is consummated.

•
The Sponsor and its affiliates can earn a positive rate of return on their investments, even if the Public Shareholders experience a negative rate of return on their investments in HCM and PubCo, as the Sponsor has purchased 9,987,000 Founder Shares for an aggregate of $25,000 (or $0.003 per share), 1,250,000 of which the Sponsor has agreed to forfeit in connection with the Closing of the Business Combination.

•
Since its inception, the Sponsor has made loans from time to time to HCM to fund certain working capital deficiencies, capital requirements or finance transaction costs in connection with a Business Combination. On April 21, 2023, HCM issued the Working Capital Note to its Sponsor. The Sponsor paid for monthly extensions into the Trust Account in the amount of $142,779 on each of April 21, 2023, May 23, 2023, June 21, 2023, July 24, 2023, August 23, 2023, September 21, 2023, October 23, 2023, and November 21, 2023. Each such payment is considered a working capital loan from the Sponsor pursuant to the Working Capital Note. In addition, as of October 18, 2023, the Sponsor had loaned HCM an aggregate amount of $550,000 for working capital purposes, which has not been deposited into the Trust Account. The Working Capital Note does not bear interest and shall be payable in full upon the consummation of an initial business combination. As of November 30, 2023, there was $1,692,233 in borrowings outstanding under the Working Capital Note.

•	Mr. Shawn Matthews is expected to continue as a director of PubCo if the Business Combination is completed.
•
Because HCM has certain provisions in its organizational documents that waive the corporate opportunities doctrine on an ongoing basis, HCM’s officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to HCM. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in HCM’s organizational documents did not, to our knowledge, impact our search for an acquisition target or prevent us from reviewing any opportunities as a result of such waiver.

•	HCM would be unable to indemnify its current directors and officers or continue to provide directors’ and officers’ liability insurance if the Business Combination is not completed.
The Sponsor has agreed to forfeit 1,250,000 HCM Class A Ordinary Shares and all of its 10,500,000 Private Placement Warrants upon the Closing of the Business Combination. Cantor Fitzgerald is not expected to forfeit any of its 2,500,000 Private Placement Warrants. For Cantor Fitzgerald, aggregate value at risk if HCM does not complete a business combination could be as much as approximately $27.8 million (based upon the closing price of $11.12 per HCM Class A Ordinary Share on November 27, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus).
Because the Sponsor and the HCM directors will benefit from the completion of a business combination, they may be incentivized to recommend and complete a business combination of a less favorable target company or on terms less favorable to HCM Holders, rather than liquidate HCM.
None of the Sponsor nor any of HCM’s directors, officers, or their affiliates will receive any additional securities pursuant to any anti-dilution adjustment provisions based on any potential additional investments.
These interests may influence HCM’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. You should also read the section entitled “The Business Combination — Interests of Certain Persons in the Business Combination.”
Reasons for the Approval of the Business Combination
After careful consideration, HCM’s board of directors recommends that HCM’s shareholders vote “FOR” each proposal being submitted to a vote of the HCM Holders at the Extraordinary Meeting. For a description of HCM’s reasons for the approval of the Business Combination and the recommendation of HCM’s board of directors, see the section entitled “The Business Combination — HCM’s Board of Directors’ Recommendation of and Reasons for the Approval of the Business Combination.”
Redemption Rights
Pursuant to the HCM Charter any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including interest earned (such interest shall be net of taxes payable), calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of HCM’s IPO as of two Business Days prior to the consummation of the Business Combination, less income taxes payable, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $45,022,770 on October 31, 2023, and 14,066,906 HCM Class A Ordinary Shares outstanding, of which 4,079,406 are Public Shares, and 75,000 HCM Class B Ordinary Shares outstanding, the estimated per share redemption price would have been approximately $11.04.
If you exercise your redemption rights, your HCM Ordinary Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption. See the section entitled “The Extraordinary Meeting of HCM Holders — Redemption Rights.”
Impact of the Business Combination on PubCo’s Public Float
It is anticipated that, upon completion of the Business Combination, (i) the HCM Initial Shareholders will own a maximum of approximately 10.7% of the issued and outstanding PubCo Ordinary Shares, assuming no redemptions, and 11.3% of the issued and outstanding PubCo Ordinary Shares, assuming maximum redemptions, which (8,812,570 PubCo Ordinary Shares for 10.7% assuming no redemptions or 11.3% assuming maximum redemptions) will be subject to certain lock-up arrangements pursuant to the Registration Rights Agreement and Lock-Up Agreement, (ii) the Murano Shareholders will own approximately 84.3% of the issued and outstanding PubCo Ordinary Shares, assuming no redemptions and 88.7% of the issued and outstanding PubCo Ordinary Shares, assuming maximum redemptions, all of which will be subject to certain lock-up arrangements pursuant to the Registration Rights Agreement and Lock-Up Agreement, and (iii) the Public Shareholders will own approximately 5% of the issued and outstanding PubCo Ordinary Shares, assuming no redemptions, and 0% of the issued and outstanding PubCo Ordinary Shares, assuming maximum redemptions. These relative percentages assume that (i) none of the holders of the Public Shares exercise their redemption rights in connection with the approval of the Business Combination and (ii) no additional equity securities of HCM are issued at or prior to Closing. If the actual facts are different than these assumptions, the percentage ownership retained by the HCM Holders will be different. Certain figures included in this section have been rounded for ease of presentation and, as a result, percentages may not sum to 100%.
The following table presents the share ownership of various holders of PubCo Ordinary Shares upon the closing of the Business Combination and are based on the assumptions that (i) the Closing Date shall be    , 2023, (ii) no additional equity securities of HCM are issued at or prior to Closing and (iii) the following redemption scenarios:
No Redemptions. This scenario assumes that none of HCM’s existing Public Shareholders will exercise their redemption rights in connection with the approval of the Business Combination with respect to their Public Shares.
50% Redemptions. This scenario assumes that HCM’s existing Public Shareholders will exercise their redemption rights with respect to 2,039,703 Public Shares (50% of the currently issued and outstanding unredeemed Public Shares) in connection with the approval of the Business Combination, at a price of $    per share.
75% Redemptions. This scenario assumes that HCM’s existing Public Shareholders will exercise their redemption rights with respect to 3,059,555 Public Shares (75% of the currently issued and outstanding unredeemed Public Shares) in connection with the approval of the Business Combination, at a price of $   per share.
90% Redemptions. This scenario assumes that HCM’s existing Public Shareholders will exercise their redemption rights with respect to 3,671,465 Public Shares (90% of the currently issued and outstanding unredeemed Public Shares) in connection with the approval of the Business Combination, at a price of $   per share.
Maximum Redemptions. This scenario assumes that 100% of HCM’s existing Public Shareholders will exercise their redemption rights with respect to their Public Shares in connection with the approval of the Business Combination, at a price of $  per share.
	No Redemptions		50% Redemptions		75% Redemptions		90% Redemptions		Maximum Redemptions
Shareholders of PubCo Post Business Combination	Number of PubCo Ordinary Shares	% of Total	Number of PubCo Ordinary Shares	% of Total	Number of PubCo Ordinary Shares	% of Total	Number of PubCo Ordinary Shares	% of Total	Number of PubCo Ordinary Shares	% of Total
Elias Sacal Cababie	69,100,000	84.3%	69,100,000	86.4%	69,100,000	87.5%	69,100,000	88.2%	69,100,000	88.7%
HCM Investor Holdings, LLC and other holders of Founder Shares(1)	8,812,500	10.7%	8,812,500	11.0%	8,812,500	11.2%	8,812,500	11.3%	8,812,500	11.3%
Public Shareholders	4,079,406	5.0%	2,039,703	2.6%	1,019,851	1.3%	407,941	0.5%	—	0%

	No Redemptions		50% Redemptions		75% Redemptions		90% Redemptions		Maximum Redemptions
Shareholders of PubCo Post Business Combination	Number of PubCo Ordinary Shares	% of Total	Number of PubCo Ordinary Shares	% of Total	Number of PubCo Ordinary Shares	% of Total	Number of PubCo Ordinary Shares	% of Total	Number of PubCo Ordinary Shares	% of Total
Total	81,991,906	100%	79,952,203	100%	78,932,351	100%	78,320,441	100%	77,912,500	100%
(1)	Excludes 1,250,000 PubCo Ordinary Shares that the Sponsor has agreed to forfeit in connection with the Closing of the Business Combination pursuant to the Sponsor Support Agreement.
(2)
Percentages above exclude the dilutive impact of the prospective exercise of 2,500,000 Private Warrants held by Cantor Fitzgerald and 14,375,000 Public Warrants. On a fully-diluted basis, Mr. Cababie would have beneficial ownership of 69.9%, 71.4%, 72.1%, 72.6%, and 72.9% of the total outstanding shares, and HCM Investor Holdings, LLC and the other holders of Founders Shares would have beneficial ownership of 8.9%, 9.1%, 9.2%, 9.3%, and 9.3% of the total outstanding shares, in each case, assuming no redemptions, 50% redemptions, 75% redemptions, 90% redemptions and maximum redemptions. Cantor Fitzgerald is not an affiliate of any of the HCM Initial Shareholders.

For more information, see the section entitled “Unaudited Pro Forma Combined Financial Information.”
Organizational Structure
Prior to the Business Combination
The following diagram shows the current ownership structure of HCM (excluding the impact of the shares underlying the HCM Warrants).

(1)
For more information about the ownership interests of HCM’s Initial Shareholders, including the Sponsor, prior to the Business Combination, please see the section entitled “Security Ownership Of Certain Beneficial Owners and Management.”

The following diagram shows the current structure of Murano and PubCo:

(1)	For more information about the ownership interests of Murano, prior to the Business Combination, please see the section entitled “Security Ownership of Certain Beneficial Owners and Management.”
As of the date of this prospectus/proxy statement, the entities forming the Murano Group are not consolidated within one entity, rather they were combined under the common control approach. As part of the Business Combination Agreement, Murano will perform the Reorganization where Murano PV will emerge as the holding company that consolidates all entities included in the Murano Group, as defined in section “Frequently used terms”. As a result of the Reorganization, Murano PV will control and consolidate the Murano Group entities.

The following diagram shows the pro forma ownership percentages (excluding the impact of the shares underlying the PubCo Warrants) and structure of PubCo immediately following the consummation of the Business Combination. The relative percentages assume that (i) none of HCM’s existing Public Shareholders exercise their redemption rights in connection with the approval of the Business Combination with respect to their Public Shares, (ii) no additional equity securities of HCM are issued prior to the Closing and (iii) a Closing Date of   .

PubCo Board Following the Business Combination
At the Effective Time, the PubCo Board is expected to be comprised of seven members, including Shawn Matthews, Elias Sacal Cababie, Marcos Sacal Cohen, David Galan, Keith Edelman, Joanne Sonin, and    .
Certain Material Tax Consequences
For a detailed discussion of certain U.S. federal income tax consequences and Jersey, Cayman Islands, and United Kingdom tax consequences and of the Business Combination, see the sections entitled “Material U.S. Federal Income Tax Considerations”, “Certain Material Jersey Tax Considerations”, “Certain Material Cayman Islands Tax Considerations”, and “Certain Material United Kingdom Tax Considerations”, respectively, in this proxy statement/prospectus.
Accounting Treatment
The Business Combination will be accounted for as a capital reorganization in accordance with IFRS as issued by the IASB. Murano will apply IFRS 2 Share-based payment, under this method of accounting, there is no acquisition accounting and no recognition of goodwill or intangible assets, as HCM does not meet the definition of a “business” pursuant to IFRS 3 Business Combinations given it consisted predominantly of cash in the Trust Account. Under this method of accounting, HCM will be treated as the “acquired” company for financial reporting purposes, and Murano Group will be the accounting “acquirer”. This determination was primarily based on (i) the assumption that Murano’s shareholders will hold a majority of the voting power of PubCo, (ii) the Murano’s operations will substantially comprise the ongoing operations of the combined company, (iii) the Murano’s designees are expected to comprise a portion of the governing body of PubCo, and (iv) the Murano’s senior management will comprise the senior management of PubCo.
In accordance with IFRS 2, the difference in the fair value of the shares issued by the Company over the identifiable net assets of HCM at historical cost will be accounted for as share-based payment expense.
Other Shareholder Proposals
In addition to the Business Combination Proposal, HCM Holders will be asked to vote on the Meeting Adjournment Proposal. For more information about the Meeting Adjournment Proposal, see the section entitled “Proposal No. 4 — The Meeting Adjournment Proposal.”
Appraisal or Dissenters’ Rights
The Cayman Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and our board of directors has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares.
Date, Time and Place of the Extraordinary Meeting
The Extraordinary Meeting will be held at    a.m. Eastern time, on   , 2023, at 100 First Stamford Place, Suite 330, Stamford, CT 06902. For your convenience, we will also webcast the Extraordinary Meeting live via the Internet at   . The Company’s shareholders may attend, vote and examine the list of shareholders entitled to vote at the Extraordinary Meeting in person or by visiting   and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials.
Record Date and Voting
You will be entitled to vote or direct votes to be cast at the Extraordinary Meeting if you owned HCM Ordinary Shares at the close of business on   , 2023, which is the record date for the Extraordinary Meeting. You are entitled to one vote for each HCM Ordinary Share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 14,066,906 HCM Ordinary Shares, of which 4,079,406 are Public Shares, outstanding and 14,375,000 outstanding HCM Public Warrants.
Sponsor, officers and directors have agreed to vote all of their Ordinary Shares and any Public Shares acquired by them in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. HCM’s issued and outstanding warrants do not have voting rights at the Extraordinary Meeting.
Proxy Solicitation
Proxies may be solicited by mail. HCM has engaged Morrow Sodali Global LLC to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Extraordinary Meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled “The Extraordinary Meeting of HCM Holders — Revocability of Proxies.”
Quorum and Required Vote for Proposals for the Extraordinary Meeting
A quorum of HCM’s shareholders is necessary to hold a valid meeting. A quorum will be present at the Extraordinary Meeting if the holders of a majority of the HCM Ordinary Shares are present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative.
The approval of Proposal 1 (The Business Combination Proposal) requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of all outstanding HCM Ordinary Shares entitled to vote thereon at the Extraordinary Meeting and who actually vote at the Extraordinary Meeting. Accordingly, an HCM Holder’s failure to vote by proxy or to vote in person at the Extraordinary Meeting or to instruct its broker how to vote, or an abstention from voting, will have no effect on the outcome of any vote on the Business Combination Proposal.
The approval of Proposal 2 (The Merger Proposal) and Proposal 3 (The Charter Proposal) each require a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the HCM Ordinary Shares entitled to vote thereon at the Extraordinary Meeting and who actually vote at the Extraordinary Meeting. Accordingly, an HCM Holder’s failure to vote by proxy or to vote in person at the Extraordinary Meeting or to instruct its broker how to vote, or an abstention from voting, will have no effect on the outcome of any vote on the Merger Proposal or Charter Proposal.
The approval of Proposal 4 (The Meeting Adjournment Proposal) requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of all outstanding HCM Ordinary Shares entitled to vote thereon at the Extraordinary Meeting and who actually vote at the Extraordinary Meeting. Accordingly, an HCM Holder’s failure to vote by proxy or to vote in person at the Extraordinary Meeting or to instruct its broker how to vote, or an abstention from voting, will have no effect on the outcome of any vote on the Meeting Adjournment Proposal.

Recommendation to HCM Holders
HCM’s board of directors believes that each of the Business Combination Proposal the Merger Proposal, the Charter Proposal and if required the Meeting Adjournment Proposal, is in the best interests of HCM and its shareholders and recommends that its shareholders vote “FOR” each of the proposals to be presented at the Extraordinary Meeting.
Summary Risk Factors
In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” Some of the risks related to HCM and Murano are summarized below:
HCM
•	HCM has no operating or financial history and its results of operations and those of PubCo may differ significantly from the unaudited pro forma financial data included in this proxy statement.
•
HCM may not be able to complete its initial business combination or amend its charter, unless it elects to extend the date to consummate a business combination on a monthly basis, which it may do for up to one time by an additional month after December 25, 2023, without another shareholder vote, upon two days’ advance notice prior to the applicable deadline, to January 25, 2024, unless the closing of a business combination shall have occurred, in which case HCM would cease all operations except for the purpose of winding up and HCM would redeem its Public Shares and liquidate. If this occurs, the Public Shareholders may only receive $   per HCM Ordinary Share, or less than such amount in certain circumstances, and the HCM Warrants will expire worthless.

•	If an HCM Holder wishing to redeem its HCM Ordinary Shares in connection with the Business Combination fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
•
The Sponsor and HCM’s directors, officers, advisors or their affiliates may elect to purchase shares from HCM Holders, which may influence a vote on the Business Combination and reduce the public “float” of HCM Ordinary Shares.

•	HCM Holders cannot be sure of the market value of the PubCo Ordinary Shares to be issued upon completion of the Business Combination.
•	The PubCo Ordinary Shares to be received by HCM’s Holders as a result of the Business Combination will have different rights from HCM Ordinary Shares.
•
Sponsor, officers and directors have agreed to vote in favor of the Business Combination, regardless of how the other HCM Holders vote. As a result, HCM would not need any additional votes in favor of such proposals in order to approve the Business Combination.

•
The Sponsor and HCM’s executive officers and directors have potential conflicts of interest in recommending that shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

•
The exercise of discretion by HCM’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of HCM Holders.

•
Subsequent to the completion of the Business Combination, PubCo may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on PubCo’s financial condition, results of operations and shares price, which could cause you to lose some or all of your investment.

•
If the Business Combination is not completed for any reason, the ongoing business of HCM may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, HCM would be subject to a number of risks.

•	HCM Holders’ ownership and voting interest in PubCo will be significantly reduced from their interest in HCM, and the HCM Holders will exercise little influence over management.

Murano
•	Murano has limited operating history and, therefore, is dependent on our affiliates for operational, financial, technical, and other business needs.
•
Murano will be dependent on the operation and business of its properties for substantially all of its revenue and failure of our hotel operators to fulfill their obligations under the management agreements may have an adverse effect on our business, financial condition, and results of operations.

•
Murano is not in control the operation of the properties, and our cash flows depend on the proper performance of our hotel operators, and any failure to operate properties efficiently could have a material adverse effect on our business, financial condition, and results of operations.

•
If hotel operators consolidate through merger and/or acquisition transactions, Murano may experience undefined and unknown costs related to integrating processes and systems, which may adversely affect our hotel properties and have a material adverse effect on our financial condition.

•	Delays in receiving refunds of VAT paid in connection with our acquisition and construction of hotels could have a material adverse effect on our cash flow and results of operations.
•	Adverse legislative or regulatory tax changes could affect operations and, pursuant to current Mexican tax provisions, hotel operators may be subject to audits by tax authorities.
•
If employees performing services at our hotels bring legal proceedings against our lessees and/or against us for failure to comply for labor standards or if the cost of unionized labor increases or causes disruptions, it could have a material adverse effect on our business and financial condition.

•
The COVID-19 pandemic has negatively affected and may continue to negatively affect the timely development of hotel projects and, as a result, our business, financial condition, and results of operations.

•
Delays or unexpected casualties related to the construction of the projects on our properties could result in substantial increases in cost and could disrupt our business and adversely affect our results.

•	Significant risks associated with major construction projects may prevent the completion of the Hotel Projects and the Baja Park Development Project on time and within our estimated budget.
•
We may be prevented from being fully compensated for defects, delays, and other adverse outcomes attributable to our contractors by virtue of our construction agreements, which contain limitations on liability and damages.

•	Increases in the costs of raw materials or decreases in their availability and our dependence on particular suppliers of raw materials could materially and adversely affect our operating results.
•	Our development costs are estimates only and actual costs may be higher than expected, which could reduce revenues or impair our ability to compete effectively.
•	We have potential conflicts of interest associates with certain lease agreements and certain transactions with third parties may not be deemed to be at arms’-length.
•
Our portfolio contains a high concentration of the Hyatt and Accor family of brands, and any deterioration in the quality or reputation of the Hyatt or Accor brands could have an adverse effect on our reputation, business, financial condition, or results of operations.

•	We could face liability and litigation costs or expenses if we become involved in disputes with our current and future third-party hotel managers.
•
We are dependent on the performance of our managers and could be materially and adversely affected if our managers do not properly manage our hotels or otherwise act in our best interests or if we are unable to maintain a good relationship with our third-party hotel managers.

•	A cyber threat, data breach, or a disruption of our hotel managers’ or our own information technology systems could materially adversely affect our business.
•
Murano properties are geographically concentrated in Mexico City, Cancun and Bajamar, Baja California and we could be disproportionately harmed by adverse changes to these markets, natural disasters, climate change and related regulations, or terrorist attacks.

•
Murano’s properties are primarily beachfront and thus are particularly vulnerable to extreme weather events as a result of climate change, which could result in a decrease in tourism, physical damage, or decrease in the value of our properties, and adversely affect our business.

•
Our business is susceptible to fluctuations and reductions in discretionary consumer and corporate spending due to global economic conditions, the need for business-related travel, and the seasonal nature of the industry, which may cause a material adverse effect on us.

•
Illiquidity of real estate investments could significantly impede our ability to sell our hotels or otherwise respond to adverse changes in our hotel portfolio performance, which could have a material adverse effect on us.

•
Because all of our assets and operations are located in Mexico, we are subject to political, economic, legal, and regulatory risks specific to Mexico and the Mexican real estate industry and lodging sector and are vulnerable to an economic downturn, other changes in market conditions, acts of violence, or natural disasters in Mexico or in the regions where our properties are located.

SELECTED HISTORICAL FINANCIAL DATA OF HCM
The following tables summarize certain financial data for HCM’s business and should be read in conjunction with the section entitled “HCM Management’s Discussion and Analysis of Financial Condition and Results of Operations” and HCM’s unaudited financial statements, and the notes related thereto, which are included elsewhere in this proxy statement/prospectus.
HCM’s balance sheet data as of September 30, 2023, and the statement of operations data for the nine months ended September 30, 2023 and 2022, are derived from HCM’s unaudited financial statements included elsewhere in this proxy statement/prospectus.
HCM’s balance sheet data as of December 31, 2022 and 2021, and statement of operations data for year ended December 31, 2022 and the period from February 5, 2021 (inception), through December 31, 2022, are derived from HCM’s audited financial statements included elsewhere in this proxy statement/prospectus.
The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read the following selected financial information in conjunction with HCM’s financial statements and related notes and the section entitled “HCM Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus. HCM's financial statements are prepared and presented in accordance with U.S. GAAP.
	Three Months Ended September 30,		Nine Months Ended September 30,		For the Year Ended December 31, 2022	For the period from February 5, 2021 (inception) through December 31, 2021
	2023	2022	2023	2022
Operating and formation costs	$1,517,629	$377,546	$3,858,238	$946,108	$1,916,100	$15,786
Loss from operations	(1,517,629)	(377,546)	(3,858,238)	(946,108)	(1,916,100)	(15,786)

Other income
Interest income - bank	40	—	3,067	—
Reduction of deferred underwriting fee	—	—	297,062	—	—	—
Interest earned on marketable securities held in Trust Account	572,450	599,266	4,736,501	1,146,917	4,308,298	—
Unrealized gain on marketable securities held in Trust Account	—	824,061	—	794,781	61,045	—
Change in fair value of warrant liabilities	—	821,250	—	11,497,500	12,866,250	—
Transaction cost incurred in connection with Initial Public Offering	—	—	—	(536,190)	(536,190)	—
Other income, net	572,490	2,244,577	5,036,630	12,903,008	16,699,403	—
Net Income (loss)	$(945,139)	$1,867,031	$1,178,392	$11,956,900	$14,783,303	$(15,786)
Basic and diluted weighted average shares outstanding, Class A ordinary shares	14,066,906	28,750,000	20,090,739	26,117,216	26,780,822	—
Basic and diluted net income per share, Class A ordinary shares	$(0.07)	$0.05	$0.05	$0.33	$0.40	—
Basic and diluted weighted average shares outstanding, Class B ordinary shares	75,000	10,062,500	4,172,436	9,942,308	9,972,603	8,590,090
Basic and diluted net income per share, Class B ordinary shares	$(0.07)	$0.05	$0.05	$0.33	$0.40	$0.00
	As of September 30, 2023	December 31, 2022	December 31, 2021
Balance Sheet Data:
Cash and marketable securities held in Trust Account	$44,680,719	297,619,343	—
Total assets	$44,847,360	298,599,516	$342,022
Total liabilities	$8,729,480	16,956,165	$332,808
Total shareholders’(deficit) equity	$(8,562,839)	(15,975,992)	$9,214

SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF MURANO GROUP
The following table contains selected historical financial and other data of Murano Group as of June 30, 2023, December 31, 2022, 2021 and January 1, 2021 and for the six months ended June 30, 2023 and 2022 and for the years ended December 31, 2022 and 2021 and such data have been derived from the Murano Group’s Combined Financial Statements included elsewhere in this proxy statement/prospectus. The information below is only a summary and should be read in conjunction with the section set forth under the section entitled “Murano Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Murano’s Combined Financial Statements included elsewhere in this proxy statement/prospectus. Our historical results are not necessarily indicative of the results to be expected for any other period in the future.
Murano Group’s condensed combined interim financial statements as of June 30, 2023 and for the six-month periods ended June 30, 2023 and 2022 have been prepared in accordance with IAS 34 and Murano Group’s combined financial statements as of December 31, 2022, 2021 and January 1, 2021 and for the years ended December 31, 2022 and 2021 have been prepared in accordance with IFRS.
Murano Group’s Combined Financial Statements have been prepared in accordance with IFRS.
Combined Statements of Financial Position Data:
	As of June 30,	As of December 31,		As of January 1,
	2023	2022	2021	2021
		(In Mexican Pesos)
Assets
Current Assets:
Cash and cash equivalents and restricted cash	$325,002,736	$240,754,805	$183,434,795	$409,313,296
Trade receivables	6,928,278	—	—	—
VAT receivable	182,724,218	228,769,530	171,722,555	129,614,601
Other receivables	30,387,475	25,406,466	12,844,903	11,663,987
Due from related parties	66,261,192	—	2,101,506	—
Prepayments	11,870,889	22,900,399	24,965,639	9,076,203
Inventories	638,433	1,912,518	—	—
Total current assets	623,813,221	519,743,718	395,069,398	559,668,087
Property, construction in process and equipment	17,660,920,329	16,882,483,829	9,436,635,352	8,320,635,736
Investment property	1,187,089,926	1,187,089,926	889,000,000	828,092,875
Prepayments	—	20,200,000	20,200,000	—
Right of use assets	410,908	591,039	1,131,680	1,430,449
Financial derivative instruments	168,888,524	192,791,990	—	—
Other assets	—	1	73,363	1
Guarantee deposits	12,839,795	—	—	—
Total non-current assets	19,030,149,482	18,283,156,785	10,347,040,395	9,150,159,061
Total assets	$19,653,962,703	$18,802,900,503	$10,742,109,793	$9,709,827,148

Liabilities and Net Assets
Current liabilities:
Current installments of long-term debt	$3,606,018,842	$3,795,787,027	$187,515,736	$1,085,728,863
Trade accounts payable and accumulated expenses	149,994,097	124,585,497	113,179,320	177,314,731
Due to related parties	95,778,980	68,343,487	74,765,171	296,097,494
Lease liabilities	175,015	387,617	576,045	269,565
Income tax payable	26,698,381	18,744,910	1,467,574	344,871
Employees’ statutory profit sharing	1,330,845	2,140,642	752,069	733,296
Contributions for future net assets	3,500,000	59,439,020	35,317,440	29,511,161
Total current liabilities	3,883,496,160	4,069,428,200	413,573,355	1,589,999,981

	As of June 30,	As of December 31,		As of January 1,
	2023	2022	2021	2021
		(In Mexican Pesos)
Non-current liabilities:
Long-term debt, excluding current installments	2,447,566,381	1,767,387,977	3,607,794,170	1,564,999,363
Due to related parties, excluding current portion	150,843,473	206,145,860	135,565,938	94,909,776
Lease liabilities, excluding current portion	—	236,572	584,838	1,160,884
Employee benefits	7,865,691	6,654,318	3,415,458	3,332,454
Financial derivative instruments	—	—	7,947,880	83,794,608
Deferred tax liabilities	4,317,084,818	4,295,874,995	2,326,848,915	2,171,778,310
Other liabilities	34,016,156	—	—	—
Total non-current liabilities	6,957,376,519	6,276,299,722	6,082,157,199	3,919,975,395
Total liabilities	10,840,872,679	10,345,727,922	6,495,730,554	5,509,975,376
Net assets
Net parent investment	902,611,512	902,611,512	1,200,956,836	1,239,627,326
Accumulated Deficit	(825,082,716)	(1,181,000,159)	(1,485,599,420)	(1,402,845,011)
Other comprehensive income	8,735,561,228	8,735,561,228	4,531,021,823	4,363,069,457
Total Net Assets	8,813,090,024	8,457,172,581	4,246,379,239	4,199,851,772
Total Liabilities and Net Assets	$19,653,962,703	$18,802,900,503	$10,742,109,793	$9,709,827,148
Combined Statements of Profit or Loss and Other Comprehensive Income Data:
	For the Six Months Ended June 30,		For the Years Ended December 31,
	2023	2022	2022	2021
	(in Mexican Pesos)		(in Mexican Pesos)
Revenue	$107,345,787	$1,015,503	$6,431,022	$1,529,063
Direct and selling, general and administrative expenses
Employee Benefits	76,418,979	8,646,306	53,944,188	18,978,039
Development contributions to local area	—	17,241,379	25,862,069	—
Depreciation	14,475,472	656,014	—	—
Property tax	9,780,872	9,844,084	15,605,504	6,578,460
Fees	37,236,737	20,005,030	67,534,391	42,344,526
Management fees	2,694,553	—	—	—
Maintenance and conservation	4,526,294	5,511,846	10,218,739	—
Energetics	6,461,275	824,772	—	—
Advertising	8,236,255	801,549	9,806,261	2,657,102
Donations	5,951,130	1,000,000
Insurance	4,121,519	1,235,415	3,891,189	2,599,879
Software	4,506,780	—	—	—
Cleaning and laundry	4,127,309	—	—	—
Service costs	30,780,790	—	1,167,596	—
Sales commissions	3,922,916	—	—	—
Bank fees	2,413,473	2,098,311	—	—
Other costs	39,572,783	15,587,221	62,602,777	20,353,208
Total direct and selling, general and administrative expenses	255,227,137	83,451,927	250,632,714	93,511,214
Gain on revaluation of investment property			298,089,926	60,907,125
Interest income	2,029,494	333,473	555,638	851,178
Interest expense	(137,796,876)	(24,993,030)	(86,485,683)	(50,527,066)
Exchange rate income, net	678,078,298	75,635,846	276,747,870	306,286

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2023	2022	2022	2021
	(in Mexican Pesos)		(in Mexican Pesos)
Valuation of financial derivative instruments	(23,903,466)	132,609,854	200,739,870	75,846,728
Other income	9,350,566	27,677,302	33,514,903	33,656,776
Other expenses	(156,974)	(181,681)	(3,874,125)	(28,708,322)
Profit before income taxes	379,719,692	128,645,338	475,086,707	350,554
Income taxes	23,802,249	46,312,322	(170,487,446)	(83,104,963)
Net profit (loss) for the period	$355,917,443	$82,333,016	304,599,261	(82,754,409)
Other comprehensive income:
Items that will not be reclassified subsequently to profit or loss:
Revaluation of Property, construction in process and equipment, net of deferred income tax	—	—	4,206,327,541	167,293,063
Remeasurement of net defined benefit liability, net of deferred income tax	—	—	(1,788,136)	659,303
Other comprehensive income for the period	—	—	4,204,539,405	167,952,366
Total comprehensive income	$355,917,443	$82,333,016	$4,509,138,666	$85,197,957
Other Financial Data:
Key Operating Metrics
We regularly review the following key metrics to evaluate our business, measure our performance, identify trends in our business, prepare financial projections and make strategic decisions.
You should read the combined financial data below in conjunction with the selected title “Murano Management’s Discussion and Analysis of Financial Condition and Results of Operation” and the “Combined Financial Statements” included elsewhere in this proxy statement/prospectus. Our historical results are not necessarily indicative of the results to be expected for any other period in the future.
Occupancy
Occupancy represents the total number of room nights sold divided by the total number of room nights available at a hotel or group of hotels. Occupancy measures the utilization of our hotels’ available capacity. Management uses occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable Average Daily Rate (“ADR”) levels as demand for hotel rooms increases or decreases.
Average Daily Rate
ADR represents hotel room revenue divided by the total number of room nights sold in a given period. ADR measures the average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in the industry, and we use ADR to assess pricing levels that we are able to generate by type of customer, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described above.
Revenue per Available Room
We calculate RevPAR by dividing hotel room revenue by room nights available to guests for a given period. We consider RevPAR to be a meaningful indicator of our performance as it provides a metric correlated to two primary and key drivers of operations at our hotels: occupancy and ADR. RevPAR is also a useful indicator in measuring performance over comparable periods for comparable hotels.

The following table sets forth the key revenue metrics:
	For the Six Months Ended June 30, 2023,
	RevPAR	ADR	Occupancy
	(in Mexican Pesos)%
Andaz Hotel	949	3,675	25.8
Mondrian Hotel	732	4,096	17.9
Mondrian Hotel(1)
For the Year Ended December 31, 2022
RevPAR	ADR	Occupancy
(in Mexican Pesos)%
194	4,305	5
(1)	The revenue metrics are presented only for the Mondrian Hotel due to it is the only hotel in operation as of December 31, 2022.
Non-IFRS Financial Measures – EBITDA and Adjusted EBITDA
This proxy statement prospectus includes certain financial performance metrics that are not defined under IFRS:
The following key operating metrics have been derived from Murano Group Combined Financial Statements included elsewhere in this proxy statement/prospectus.
	For the Six Months Ended June 30,		For the year ended December 31,
	2023	2022	2022	2021
	(in Mexican Pesos)
EBITDA	531,992,040	154,294,382	563,381,273	52,983,784
Adjusted EBITDA	542,523,330	154,294,382	563,838,563	52,983,784
We define (i) EBITDA as a measure that reflects net income attributable to our shareholders, excluding interest expense, a provision for income taxes, depreciation and amortization, and (ii) Adjusted EBITDA as EBITDA further adjusted to exclude transaction-related expenses derived from the Business Combination.
EBITDA and Adjusted EBITDA are non-IFRS financial measures. However, we believe that each of these measures provides useful supplemental information to investors about us and our results. These measures are among the measures used by our management team to evaluate our financial and operating performance and make day-to-day financial and operating decisions. In addition, these measures are frequently used by securities analysts, investors and other parties to evaluate companies in the hospitality sector. We also believe that these measures are helpful to investors because they provide additional information.
Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for other measures of financial performance reported in accordance with IFRS. Other companies may calculate one or more such measures differently, limiting their usefulness as comparative measures. In addition, EBITDA and Adjusted EBITDA have limitations as analytical tools, including:
•	Not reflecting changes in, or cash requirements for, our working capital needs;
•	Not reflecting our interest expense, or the cash requirements to service interest or principal payments on our indebtedness;
•	Not reflecting our tax expense or the cash requirements to pay our taxes;
•	Not reflecting historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•	Not reflecting the effect on earnings or changes resulting from matters that we consider not to be indicative of our future operations;

•
although depreciation is a non-cash charge, the assets being depreciated will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us to reinvest in the growth of our business or as measures of cash that will be available to us to meet our obligations.
The following table provides a reconciliation of our net income to Adjusted EBITDA:
	For the Six Months Ended June 30,		Variance
	2023	2022	Ps. Change	% Change
	(in Mexican pesos)
Net profit (loss) for the period	355,917,443	82,333,016	273,584,427	332.3%
Add (deduct):
Income tax expense	23,802,249	46,312,322	(22,510,073)	(48.6)%
Interest expense	137,796,876	24,993,030	112,803,846	451.3%
Depreciation	14,475,472	656,014	13,819,458	2,106.6%
EBITDA	531,992,040	154,294,382	377,697,658	244.8%
Transaction related expenses	10,531,290	—	10,531,290	100.0%
Adjusted EBITDA	542,523,330	154,294,382	388,228,948	251.6%
	For the Year Ended December 31,		Variance
	2022	2021	Ps. Change	% Change
	(in Mexican pesos)
Net profit (loss) for the period	304,599,261	(82,754,409)	387,353,670	(468.1)%
Add (deduct):
Income taxes	170,487,446	83,104,963	87,382,483	105.1%
Interest expense	86,485,683	50,527,066	35,958,617	71.2%
Depreciation	1,808,883	2,106,164	(297,281)	(14.1)%
EBITDA	563,381,273	52,983,784	510,397,489	963.3%
Transaction related expenses	457,290	—	457,290	100.0%
Adjusted EBITDA	563,838,563	52,983,784	510,854,779	964.2%

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:
•	our ability to consummate the Business Combination;
•	the benefits of the Business Combination;
•	the Combined Company’s business and financial performance following the Business Combination;
•	the ability to obtain or maintain the listing of the PubCo Ordinary Shares or PubCo Warrants on Nasdaq, following the Business Combination;
•	changes in Murano’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;
•	Murano’s ability to successfully develop existing properties under development and to maintain its properties;
•	Murano’s ability to grow its business in a cost-effective manner and to obtain financing;
•	Murano’s property development timeline, budget and expected cost and expenditure;
•	the implementation, market acceptance and success of Murano’s business model;
•	developments and projections relating to Murano’s competitors and industry;
•	Murano’s approach and goals with respect to the hospitality section and the evolving demands of its customers;
•	the impact of the COVID-19 pandemic on Murano’s business and properties, including those under development;
•	Murano’s compliance with applicable laws and regulations, including ability to obtain and maintain construction licenses and environmental permits, and changes in applicable laws or regulations; and
•	the outcome of any known and unknown litigation and governmental or regulatory proceedings.
These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
You should not place undue reliance on these forward-looking statements in deciding how to vote your shares or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:
•	the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;
•	the outcome of any legal proceedings that may be instituted against HCM, PubCo or Murano following announcement of the proposed Business Combination and transactions contemplated thereby;

•	the inability to complete the Business Combination due to the failure to obtain approval of the shareholders of HCM or to satisfy other conditions to the Closing in the Business Combination Agreement;
•	the ability to obtain or maintain the listing of the PubCo Ordinary Shares on Nasdaq following the Business Combination;
•	the risk that the proposed Business Combination disrupts current plans and operations of Murano as a result of the announcement and consummation of the transactions described herein;
•
our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Murano to grow and manage growth profitably following the Business Combination;

•	costs related to the Business Combination;
•	changes in applicable laws or regulations;
•	the effects of the COVID-19 pandemic on Murano’s business and properties under development;
•
the risks that uncertainty and instability resulting from the conflict between Russia and Ukraine could adversely affect Murano’s business, financial condition and operations, in addition to global macroeconomic indications;

•	the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities;
•	the risk of downturns and the possibility of rapid change in the highly competitive industry in which Murano operates;
•	the risk that Murano and its current and future collaborators are unable to successfully develop and commercialize Murano’s properties, or experience significant delays in doing so;
•	the risk that the Combined Company may never achieve or sustain profitability;
•	the risk that the Combined Company will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all;
•	the risk that the Combined Company experiences difficulties in managing its growth, finding and developing new properties, and expanding operations;
•	the risk that third-party suppliers, including management companies, are not able to fully and timely meet their obligations;
•	the risk that Murano is unable to secure or protect its intellectual property;
•	the possibility that HCM or Murano may be adversely affected by other economic, business, and/or competitive factors; and
•	other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

TRADEMARKS, TRADENAMES AND SERVICE MARKS
This proxy statement/prospectus contains trademarks, trade names and service marks that are the property of Murano, as well as, for informational purposes, trademarks, trade names, and service marks that are the property of other organizations. Solely for convenience, certain trademarks, trade names, and service marks referred to in this report appear without the ®, ™ and SM symbols, but those references are not intended to indicate that we or the applicable owner, as the case may be, will not assert, to the fullest extent under applicable law, our or their rights to such trademarks, trade names, and service marks.

RISK FACTORS
You should carefully consider all the following risk factors, together with all of the other information in this proxy statement/prospectus, including the Combined Financial Statements and other financial information included herein, before deciding how to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus.
Investing in the PubCo Ordinary Shares involves a high degree of risk. You should consider carefully the following risks, together with all the other information in this proxy statement/prospectus, including the Combined Financial Statements and notes thereto, before you invest in the PubCo Ordinary Shares. The value of your investment following the completion of the Business Combination will be subject to significant risks affecting, among other things, Murano business, financial condition, results of operations and prospects. If any of the following risks actually materializes following the Business Combination, Murano’s operating results, financial condition and liquidity could be materially adversely affected. As a result, the trading price of the PubCo Ordinary Shares could decline, and you could lose part or all of your investment. Certain of the following risk factors apply to the business and operations of Murano and will also apply to the business and operations of PubCo following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition, and results of operations of PubCo following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by PubCo and Murano which later may prove to be incorrect or incomplete. PubCo and Murano may face additional risks and uncertainties that are not presently known to such entities, or that are currently deemed immaterial, which may also impair Murano’s business or financial condition.
Risks Related to Murano’s Business and Operating in the Hotel Industry
We have substantial debt that may be called on demand of lender due to a breach in certain covenants that happened in the past and that may happen in the future, which has placed significant doubt on our ability to continue as going concern.
Our Combined Financial Statements were prepared assuming that we will continue as a going concern, however, as explained in note 2c in our Combined Financial Statements and note 2c of our Interim Combined Financial Statements, we have identified certain conditions and events that raise significant doubt about our ability to continue as a going concern. Murano Group is an early-stage and emerging growth company subject to such companies’ corresponding risk. We have substantial debt which we have incurred primarily to fund our operating expenses and finance the construction projects and so our debt has increased significantly. As of December 31, 2022 and June 30, 2023, Murano Group’s current liabilities exceed its current assets. This is mainly related to the breach of certain covenants of a syndicate loan as of December 31, 2022 and June 30, 2023. Despite the fact that the breach was subsequently cured, the lender may still have the ability to call for repayment of outstanding amounts on demand.
The Combined Financial Statements do not include any adjustments that might be necessary should the Murano Group be unable to continue as a going concern. If the going concern basis were not appropriate for these financial statements, adjustments would be necessary in the carrying value of assets and liabilities, the reported expenses and the combined statement of financial position classifications used.
We have limited operating history and, therefore, are dependent on our affiliates for operational, financial, technical, and other business needs.
We have limited operating history. Therefore, we will rely on the experience and background of the Murano Group, our hotel managers, and its affiliates as to operational, financial, technical, and legal needs to achieve our goals. Prospective investors should consider the risks associated with this indirect experience. The historical performance of assets managed or sponsored by the Murano Group, or its affiliates may not be indicative of our future performance. Historic performance should not be considered as an indicator of future performance or expected returns, nor is there any guarantee that future market conditions will be the same as in the past. We cannot assure you that our planned development will attract the number and type of customers we desire to achieve our revenue and profitability objectives. Consequently, any predictions about our future success or viability may not be as accurate as they could be if we had a longer operating history. We also will be subject to significant business, economic, regulatory, and competitive uncertainties frequently encountered by new businesses in competitive environments, many of which are beyond our control.

Because of our limited operating history, it may be more difficult for us to prepare for and respond to these risks and the other risks described herein, as compared with a more established business. As a result, you must evaluate our business prospects in light of the risks inherent in establishing a new business enterprise. We cannot assure you that we will be able to develop or operate the projects successfully or to manage these risks successfully or that we or the project will be profitable.
Subsequent phases to our existing projects and potential enhancements at our properties will likely require us to raise additional capital.
We will likely need to access the capital markets or otherwise obtain additional funds to complete subsequent phases of our existing projects, and to fund potential enhancements we may undertake at our facilities there, and elsewhere. We do not know when or if the capital markets will permit us to raise additional funds for such phases and enhancements in a timely manner, on acceptable terms, or at all. Inability to access the capital markets, or the availability of capital only on less-than-favorable terms, may force us to delay, reduce or cancel our subsequent phases and enhancement projects. Delay, reduction or cancellation of the subsequent phases of our projects could subject us to financial penalties, and the possibility of such penalties could require us to obtain additional financing on unfavorable terms.
Our ability to obtain bank financing or to access the capital markets for future debt or equity offerings may also be limited by our financial condition, results of operations or other factors, such as our credit rating or outlook at the time of any such financing or offering and the covenants in our existing debt agreements, as well as by general economic conditions and contingencies and uncertainties that are beyond our control. As we seek additional financing, we will be subject to the risks of rising interest rates and other factors affecting the financial markets. Therefore, we cannot assure you that we will be able to obtain additional capital and/or that we will be able to obtain bank financing or access the capital markets on commercially reasonable terms or at all.
We will be dependent on the operation and business of our properties for substantially all of our revenue. The failure of our hotel operators to fulfill their obligations under the management agreements may have an adverse effect on our business, financial condition, and results of operations.
We will generate indirectly substantially all of our revenues from the hotel management agreements. Our performance depends on the performance of the hotel operators, as well as their ability to pay for certain items related to our properties, such as renovation and maintenance expenses related to furniture fixes and other equipment and operating supplies and equipment, insurance, marketing and promotional expenses and costs, among others. We cannot assure you that our properties will generate sufficient revenues, assets, and liquidity to satisfy these obligations or the payment obligations under the hotel management agreements.
We will rely solely on the income and cash flows from the investments made in the properties. Defaults by our hotel operators under the hotel management agreements could materially and adversely affect our business, financial condition, and results of operations.
We will not control the operation of the properties. Our cash flows depend on the proper performance of our hotel operators, and if they fail to operate our properties efficiently, we could have a material adverse effect on our business, financial condition, and results of operations.
We are not in a position to directly implement strategic business decisions regarding the day-to-day operation of our hotel properties, such as setting room rates, food and beverage prices, marketing activities, promotion, and other similar matters, and we will be dependent on our hotel operators to carry out the operation of our hotel properties. Although we have structured and will aim to structure our hotel management agreements so that we have significant visibility with respect to the operation of our hotel properties, and such agreements impose certain performance goals on the hotel operators, we cannot assure that the hotel operators will be able to successfully operate our hotel properties, and if they fail to do so, it could have a material adverse effect on our business, financial condition and results of operations.
If the hotel operators consolidate through merger and/or acquisition transactions, we may experience undefined and unknown costs related to integrating processes and systems, which may adversely affect our hotel properties. If third-party OTAs consolidate through merger and/or acquisition transactions, this may lead to less negotiating power over contracts and/or higher costs of obtaining customers.
The hotel operators consolidating with third parties through mergers and/or acquisitions could adversely affect our hotel properties due to the undefined and unknown costs associated with the integration of property-level point of sale and back-of-house computer systems and other technology-related processes, the training and other labor costs associated with the merging of labor forces, and the impact of reward point program consolidation. Additionally, the potential consolidation could impact our leveraging power in future management agreement negotiations. Consolidation of third-party OTAs could lead to less negotiating power that the hotel operators have in setting contract terms for pricing and commissions paid to OTAs. The consolidation of these distribution channels may reduce operating profits and/or higher costs of obtaining customers.
Delays in receiving refunds of VAT paid in connection with our acquisition and construction of hotels could have a material adverse effect on our cash flow and results of operations.
We are required to pay VAT in connection with the acquisition and construction of our hotels pursuant to the Mexican Value Added Tax Law (Ley del Impuesto al Valor Agregado), which under certain circumstances will result in favorable balances. To the extent the applicable requirements are fulfilled, the competent tax authorities should refund to us such favorable balances within 40 business days following the filing of the request for refund with such authorities, in accordance with the provisions of Article 22 of the Mexican Federal Tax Code (Código Fiscal de la Federación). To the extent that we pay a substantial amount of VAT in connection with acquisitions and experience delays in receiving the corresponding refunds, our cash flow and results of operations could be materially and adversely affected.
We may be subject to adverse legislative or regulatory tax changes that could affect our operations.
At any time, the U.S. federal, state or local, Mexican federal or local, or other non-U.S. tax laws or regulations or the judicial or administrative interpretations of those laws or regulations or the policies of the taxing agency or authority may be changed. We cannot predict when or if any new U.S. federal, state or local, Mexican federal or local, or other non-U.S. tax law, regulation or judicial interpretation will be adopted, promulgated, or may become effective, and any such law, regulation or interpretation may take effect retroactively. In particular, the Mexican government has anticipated that a tax reform is to be presented to the Mexican Congress for discussion and thus could potentially be enacted in the near future. Any such change in, or any new, tax law, regulation or administrative or judicial interpretation could adversely affect us and holders of the Notes. There is no assurance that such reform or any other reform will not be enacted in the future. In addition, there can be no assurance that new tax laws, regulations, and interpretations or changes in existing tax laws, regulations, and interpretations would not have a material adverse effect on our business, prospects, results of operations, and financial condition. The effects of such changes have not been, and cannot be, quantified.
We and our hotel operators may be subject to audits by the tax authorities.
Pursuant to Mexican tax provisions, we and our hotel operators (as any taxpayers) may be subject to the exercise of the powers of the tax authorities to verify their level of compliance with the applicable tax provisions. We cannot guarantee that such powers will not be exercised or, if applicable, that they will be favorably resolved. Therefore, in the event that the tax authorities determine that we or our hotel operators are not in compliance with tax obligations, such authorities could impose, collect and enforce tax assessments, fines and/or guarantees, which, if material, could adversely affect our financial condition and results of operations.
Employees performing services at our hotels could bring legal proceedings against our lessees and us if their employers do not comply with their labor obligations.
Third-party service providers will hire a significant number of employees performing services at our hotels. The employees, arguing the existence of a labor relationship, could bring legal proceedings against the lessees and us, and we could be held liable for lost wages, benefits, or any other rights of an employee under articles 12, 13, 14 and 15 of the Mexican Federal Labor Law (Ley Federal del Trabajo) that the service provider must pay to the employees. We could incur substantial expenses in connection with such potential legal proceedings.
Furthermore, an amendment to the Mexican Federal Labor Law and the Mexican Social Security Law (Ley del Seguro Social) was approved by the Mexican Congress and published by the Federal Executive on April 23, 2021 (the “Subcontracting Reform”). Pursuant to the Subcontracting Reform, the subcontracting of personnel, defined as the provision of employees by an individual or legal entity for the benefit of another, is legally prohibited. This also implies the prohibition of schemes known as insourcing, in which corporate groups create their own service companies to hire and provide personnel to the legal entities of the group. The Subcontracting Reform establishes that whoever subcontracts the specialized services or the execution of specialized works that fails to comply with obligations to its employees, will be jointly and severally liable with respect to such obligations. This reform could adversely affect our business, prospects, results of operations, and financial condition, as it could make it easier for employees to bring legal proceedings against the lessees and us.
The COVID-19 pandemic has negatively affected and may continue to negatively affect the timely development of our hotel projects and, as a result, our business, financial condition, and results of operations.
The COVID-19 pandemic, including resurgences and new variants, has resulted in significant disruptions and additional risks to our business, the development of our projects, the global hospitality industry and the global economy. The COVID-19 pandemic has led governments and other authorities around the world to impose or recommend measures intended to control its spread, including travel bans, business and school closures, quarantines, shelter-in-place orders and implementation of other social distancing measures. Among other effects, such measures had a negative impact on logistics and the ability to source and procure materials and labor, thereby negatively affecting the timely development of projects, including our hotels. In addition, the COVID-19 pandemic and its consequences have dramatically reduced travel and demand for hotel rooms which is expected to continue to have, a material adverse impact on the hospitality sector and our business, financial condition, and results of operations.
If the development and/or operations of our hotels are suspended, we cannot give any assurance as to when they will be completed and/or resume operations at a full or reduced level.
The extent, duration and magnitude of the COVID-19 pandemic’s effects is highly uncertain and will continue to depend on future developments, all of which are difficult to predict. The resulting uncertainty may make it difficult for us, as well as our franchisees and others in the hospitality industry, to meaningfully forecast and plan future business activity. However, in general, we expect that the more severe the health impacts of the pandemic are, and if repeat resurgent or cyclical outbreaks of the virus beyond the one being currently experienced occur, the more adverse the effect will be on our business, financial condition, and results of operations.
The COVID-19 pandemic, including resurgences and new variants, could also have the effect of heightening many of the other factors set forth herein including, but not limited to, operating risks common in the lodging industries, our ability to compete effectively and manage the reputation of our brands, risks related to our development or ownership of operating hotels and development and brand support activities, growth of internet reservation channels, performance of our information technology systems and risks related to cybersecurity, and risks of doing business in Mexico.
Because the COVID-19 pandemic is unprecedented and continuously evolving, the other potential impacts to our risk factors that are further described herein are uncertain.
Delays or unexpected casualties related to the construction of the projects in our properties could result in substantial increases in cost and could disrupt our business and adversely affect our results.
We must contend with the risks associated with construction activities, including cost overruns, shortages of lumber, steel, concrete, or other materials, shortages of labor, labor disputes, unforeseen environmental or engineering problems, work stoppages, natural disasters, and the inability to obtain insurance or obtaining insurance at significantly increased rates, any of which could delay construction and result in a substantial increase in our costs. As with any construction project, we may also be subject to delays resulting from changes in legislation, governmental bureaucracy, or unforeseen or force majeure events which could result in increased costs. Any delay in construction or increase in costs could disrupt our business and adversely affect our results of operations. If there are unforeseen events such as the bankruptcy of, or an uninsured or under-insured loss suffered by, our general contractors, we may become responsible for the losses or other obligations of the general contractors. Should such losses or the cost of such other obligations exceed our insured limits, our results of operations could be adversely affected. In addition, our results of operations could be negatively impacted in the event that a general contractor experiences significant cost overruns or delays, and we effectively are forced to absorb the impact of such costs or delays.
There are significant risks associated with major construction projects that may prevent the completion of the Hotel Projects and the Baja Park Development Project on time and within our estimated budget.
The budget estimated for the construction and development of the Hotel Projects and the Baja Park Development Project is based on construction costs incurred to date, architectural and design documents and is subject to change as the construction progresses and as contract packages are let into the marketplace. Major construction and development projects of the scope and scale of the Hotel Projects and the Baja Park Development Project are subject to significant development and construction risks, including the following:
•	changes to, or mistakes in, project plans and specifications, some of which may require the approval of state and local regulatory agencies;
•	engineering problems, including defective plans and specifications;
•	shortages of, and price increases in, energy, materials, and skilled and unskilled labor, and inflation in key supply markets;
•	delays in delivery of materials or furniture, fixtures or equipment;
•	changes to, or mistakes in budgeting;
•	the financial health of our contractor and subcontractors;
•	changes in laws and regulations, or the interpretation and enforcement of laws and regulations, applicable to real estate development or construction projects;
•	labor disputes or other work delays or stoppages, including needing to redo work;
•	disputes with and defaults by contractors, subcontractors, consultants and suppliers;
•	site conditions differing from those anticipated;
•	environmental issues, including the discovery of unknown environmental contamination;
•	health and safety incidents and site accidents;
•	weather interferences or delays;
•	fires and other natural or human-made disasters; and
•	other unanticipated circumstances or cost increases.
Our construction agreements contain limitations on liability and damages that could prevent us from being fully compensated for defects, delays, and other adverse outcomes attributable to our contractors.
Our contractors under our construction agreements will construct the hotels on our behalf in all material respects. However, each of the contractors may grant collateral in favor of us such as bonds for hidden defects and labor, tax, union, and social security claims pursuant to the terms and conditions agreed on each of the construction agreements. In the event that the actions or inactions of the contractors result in adverse outcomes to properties, such as delays, defects, damage, or failure to conform to designs or performance standards, we may incur high costs of completion or repair. As a result, damages under our construction agreements may not be sufficient to compensate us for any losses, which may materially and adversely affect our financial condition.
Increases in the costs of raw materials or decreases in their availability and our dependence on particular suppliers of raw materials could materially and adversely affect our operating results.
The primary raw materials we use are lumber, steel, and concrete. Consequently, we are vulnerable to fluctuations in prices of these and other raw materials. Factors such as supply and demand, freight costs and availability of transportation, inventory levels, the level of imports, and general economic conditions may affect the price of the raw materials we use. Any increases in the costs of, or disruption in the supply of, raw materials could have a material adverse effect on our ability to meet our construction commitments and our operating results.
The development costs of the Hotel Projects and the Baja Park Development Project are estimates only, actual development costs may be higher than expected and we may not have access to additional capital to fund our property development projects and/or otherwise fulfill our business strategy.
Our plans and specifications for the development of the Hotel Projects and the Baja Park Development Project are not complete and may be subject to change. At this time, they are also subject to approval by government authorities. Our current budget is based on our preliminary plans, which are subject to change. We currently expect the total remaining constructure cost of the Hotel Development Projects in our Hotel Portfolio and the Baja Park

Development Project, to be Approximately U.S.$743.0 million. While we believe that our overall budget for the construction costs for these properties is reasonable, a significant portion of these construction costs are only estimates, and the actual construction costs may be significantly higher than expected. We currently expect that any proceeds we receive as a result of the Business Combination, together with borrowings under our existing financings, will not be sufficient to fund the currently foreseeable construction budget of our property development projects and/or otherwise be sufficient to fulfill our business strategy. Therefore, we will likely need additional capital in the future. Our ability to obtain bank financing or to access the capital markets for future debt or equity offerings may be limited by our financial condition, results of operations or other factors, such as our credit rating or outlook at the time of any such financing or offering and the covenants in our existing debt agreements, as well as by general economic conditions and contingencies and uncertainties that are beyond our control. Therefore, we cannot assure you that we will be able to obtain additional capital and/or that we will be able to obtain bank financing or access the capital markets on commercially reasonable terms or at all.
There are potential conflicts of interest in respect of the Insurgentes Hotel Complex Lease Agreement.
Inmobiliaria Insurgentes 421, S.A. de C.V. (Inmobiliaria Insurgentes 421), the lessor under the Insurgentes Lease Agreements is our affiliate. As a result, the Insurgentes Lease Agreements were negotiated between related parties. Their terms, including consideration payable thereunder, may be less favorable to us than terms negotiated with unaffiliated and third-party lessees. Additionally, conflicts of interest may arise between Inmobiliaria Insurgentes 421 and us in many areas relating to our ongoing relationships. We cannot guarantee that any potential conflict of interest that could arise from transactions with Inmobiliaria Insurgentes 421 will be resolved advantageously for us.
We execute transactions with related parties that third parties could deem not to be arms’ length.
In the ordinary course of our business, we execute various transactions with companies owned or controlled directly or indirectly by us and by our and affiliates. We have policies in place that we are required to follow to ensure that transactions with affiliates are entered into on terms that are at least as favorable to us as those that would be obtainable at the time for a comparable transaction or series of similar transactions in arm’s-length dealings with an unrelated third person. In addition, we do undertake a transfer pricing analysis in accordance with Mexican tax regulations to help ensure that the price paid in any such transaction is fair to us and our affiliated counterparty. We intend to continue to enter into transactions with our subsidiaries and affiliates in the future in conformity with applicable laws. Entering into these types of transactions could cause conflicts of interest to arise. We cannot guarantee that any potential conflict of interest that could arise as a result of transactions with related parties will be resolved advantageously for us. In the event that such conflicts are resolved less advantageously for us, they could adversely affect our business, financial condition and results of operations.
We are subject to risks associated with the concentration of our portfolio in the Hyatt and Accor family of brands. Any deterioration in the quality or reputation of the Hyatt or Accor brands could have an adverse effect on our reputation, business, financial condition, or results of operations.
A majority of our properties currently utilize or are expected to utilize brands owned by Hyatt and Accor. As a result, our ability to attract and retain guests depends, in part, on the public recognition of these brands and their associated reputation. Changes in ownership or management practices, the occurrence of accidents or injuries, force majeure events, crime, individual guest notoriety or similar events at our hotels or other properties managed, owned, or leased by these brands can harm our reputation, create adverse publicity, subject us to legal claims and cause a loss of consumer confidence in our business. If the Hyatt or Accor brands become obsolete or consumers view them as unfashionable or lacking in consistency and quality, we may be unable to attract guests to our hotels, which could adversely affect our business, financial condition, or results of operations. In addition, any adverse developments in Hyatt’s or Accor’s business and affairs, reputation or financial condition could impair its ability to manage our properties and could have a material adverse effect on us.
Contractual and other disagreements with or involving our current and future third-party hotel managers could make us liable to them or result in litigation costs or other expenses.
Our management agreements require us and our managers to comply with operational and performance conditions that are subject to interpretation and could result in disagreements, and we expect this will be true of any management agreements that we enter into with future third-party hotel managers or operators. We cannot predict the outcome of any arbitration or litigation related to such agreements, the effect of any negative judgment against us or the amount of any settlement that we may enter into with any third-party. In the event we terminate a management agreement early and the hotel manager considers such termination to have been wrongful, they may seek damages. Additionally, we may be required to indemnify our third-party hotel managers and affiliates against disputes with third parties pursuant to our management agreements. An adverse result in any of these proceedings could materially and adversely affect our revenues and profitability.
We are dependent on the performance of our managers and could be materially and adversely affected if our managers do not properly manage our hotels or otherwise act in our best interests or if we are unable to maintain a good relationship with our third-party hotel managers.
Our Insurgentes Hotel complex in Mexico City is managed by Hyatt and Accor pursuant to a hotel management agreements that expire on December 31, 2043. Once the development of the GIC Complex and the Dream Chateau Hotel are completed, they are expected to be managed by Hyatt pursuant to management agreements that will expire on December 31, 2038. We could be materially and adversely affected if any third-party hotel manager fails to provide quality services and amenities, fails to maintain a quality brand name or otherwise fails to manage our hotels in our best interest, and could be held financially responsible for the actions and inactions of our third-party hotel managers pursuant to our management agreements. In addition, our third-party hotel managers manage, and in some cases may own or lease, or may have invested in or may have provided credit support or operating guarantees to hotels that compete with our hotels, any of which could result in conflicts of interest. As a result, third-party managers may make decisions regarding competing lodging facilities that are not in our best interests.
The success of our properties largely depends on our ability to establish and maintain good relationships with third-party hotel managers. If we are unable to maintain good relationships with our third-party hotel managers, we may be unable to renew existing management agreements or expand relationships with them. Additionally, opportunities for developing new relationships with additional third-party managers may be adversely affected. This, in turn, could have an adverse effect on our results of operations and our ability to execute our growth strategy. In the event that we terminate any of our management agreements, we can provide no assurances that we could find a replacement hotel manager or that any replacement hotel manager will be successful in operating our hotels. If any of the foregoing were to occur, it could materially and adversely affect us.
Cyber threats and the risk of data breaches or disruptions of our hotel managers’ or our own information technology systems could materially adversely affect our business.
Our hotel managers are dependent on information technology networks and systems, including the internet, to access, process, transmit and store proprietary and customer information, including personally identifiable information of hotel guests, including credit card numbers.
These information networks and systems can be vulnerable to threats such as system, network, or internet failures; computer hacking or business disruption, including through network- and email-based attacks as well as social engineering; cyber-terrorism; cyber extortion; viruses, worms or other malicious software programs; and employee error, negligence or fraud. The risk of a security breach or disruption, particularly through cyber-attack or cyber intrusion, including by computer hackers, nation-state affiliated actors and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. We rely on our hotel managers to protect proprietary and customer information from these threats. Any compromise of our own network or hotel managers’ networks could result in a disruption to our booking or sales systems or other operations, in increased costs (e.g., related to response, investigation, and notification) or in potential litigation and liability. In addition, public disclosure or loss of customer or proprietary information could result in damage to the hotel manager’s reputation, a loss of confidence among hotel guests, reputational harm for our hotels, potential litigation and increased regulatory oversight, including governmental investigations, enforcement actions, and regulatory fines, any of which may have a material adverse effect on our business, financial condition, and results of operations. In the conduct of our business, we rely on relationships with third parties, including cloud data storage and other information technology service providers, suppliers, distributors, contractors, and other external business partners, for certain functions or for services in support of key portions of our operations. These third-party entities are subject to similar risks as we are relating to cybersecurity, privacy violations, business interruption, and systems and employee failures and an attack against such third-party service provider or partner could have a material adverse effect on our business.
In addition to the information technologies and systems our hotel managers use to operate our hotels, we have our own corporate technologies and systems that are used to access, store, transmit, and manage or support a variety of business processes and employee personally identifiable information. We may be required to expend significant attention and financial resources to protect these technologies and systems against physical or cybersecurity incidents and even then, our security measures may subsequently be deemed to have been inadequate by regulators or courts given the lack of prescriptive measures in data security and cybersecurity laws. There can be no assurance that the security measures we have taken to protect the contents of these systems will prevent failures, inadequacies, or interruptions in system services or that system security will not be compromised through system or user error, physical or electronic break-ins, computer viruses, or attacks by hackers. Any such compromise could have a material adverse effect on our business, our financial reporting and compliance, and could subject us to or result in liability claims, litigation, monetary losses or regulatory oversight, investigations or penalties which could be significant. In addition, the cost and operational consequences of responding to cybersecurity incidents and implementing remediation measures could be significant.
Like many corporations, our information networks and systems are a target of attacks. In addition, third-party providers of data hosting or cloud services may experience cybersecurity incidents that may involve data we share with them. Although the incidents that we have experienced to date have not had a material effect on our business, financial condition or results of operations, such incidents could have a material adverse effect on us in the future.
While we are in the process of obtaining cybersecurity insurance, there are no assurances that the coverage would be adequate in relation to any incurred losses. Moreover, as cyberattacks increase in frequency and magnitude, we may be unable to obtain cybersecurity insurance in amounts and on terms we view as adequate for our operations.
In addition, increased regulation of data collection, use and retention practices, including self-regulation and industry standards, changes in existing laws and regulations, enactment of new laws and regulations, increased enforcement activity, and changes in interpretation of laws, could increase our cost of compliance and operation, limit our ability to grow our business or otherwise harm us.
Costs associated with, or failure to maintain, brand operating standards may materially and adversely affect our results of operations and profitability.
The terms of our management agreements generally require us to meet specified operating standards and other terms and conditions, and compliance with such standards may be costly. Failure by us, or any hotel management company that we engage, to maintain these standards or other terms and conditions could result in a franchise license being cancelled or the franchisor requiring us to undertake a costly property improvement program. If an agreement is terminated due to our failure to make required improvements or to otherwise comply with its terms, we also may be liable to the counterparty for a termination payment, which could materially and adversely affect our results of operations and profitability.
If we were to lose a brand license, the underlying value of a particular hotel could decline significantly (including from the loss of brand name recognition, marketing support, guest loyalty programs, brand manager or franchisor central reservation systems or other systems), which could require us to recognize an impairment on the hotel. Furthermore, the loss of a franchise license at a particular hotel could harm our relationship with the franchisor or brand manager and cause us to incur significant costs to obtain a new franchise license or brand management agreement for the particular hotel. Accordingly, if we lose one or more franchise licenses or brand management agreements, it could materially and adversely affect our results of operations and profitability as well as limit or slow our future growth.
Our efforts to develop, redevelop or renovate our properties, in connection with our active asset management strategy, could be delayed or become more expensive, which could reduce revenues or impair our ability to compete effectively.
If not maintained, the condition of certain of our properties could negatively affect our ability to attract guests or result in higher operating and capital costs. These factors could reduce revenues or profits from these properties. There can be no assurance that our planned replacements and repairs will occur, or even if completed, will result in improved performance. In addition, these efforts are subject to a number of risks, including the following: construction delays or cost overruns; delays in obtaining, or failure to obtain, zoning, occupancy and other required permits or authorizations; government restrictions on the size or kind of development; changes in economic conditions that may result in weakened or lack of demand for improvements that we make or negative project returns; and lack of availability of rooms or meeting spaces for revenue-generating activities during construction, modernization or renovation projects. If our properties are not updated to meet guest preferences or brand standards under our management and franchise agreements, if properties under development or renovation are delayed in opening as scheduled, or if renovation investments adversely affect or fail to improve performance, our operations and financial results could be negatively affected.
Our properties are geographically concentrated in Mexico City, Cancun and Bajamar, Baja California and, accordingly, we could be disproportionately harmed by adverse changes to these markets, natural disasters, climate change and related regulations, or terrorist attacks.
Our existing room count is concentrated in Mexico City and our projected entire room count is expected to be concentrated in Mexico City and Cancun. This concentration exposes us to greater risk to local economic or business conditions, changes in hotel supply in these markets, and other conditions than more geographically diversified hotel companies. An economic downturn, an increase in hotel supply, a force majeure event, a natural disaster, changing weather patterns and other physical effects of climate change (including supply chain disruptions), a terrorist attack or similar event in any one of these markets likely would cause a decline in the hotel market and adversely affect occupancy rates, the financial performance of our hotels in these markets and our overall results of operations, which could be material, and could significantly increase our costs.
Over time, our hotel properties located in coastal markets and other areas that may be impacted by climate change are expected to experience increases in storm intensity and rising sea-levels causing damage to our hotel properties, while hotels in other markets may experience prolonged variations in temperature or precipitation that may limit access to the water needed to operate our hotel properties, increasing operating costs at our hotels, such as the cost of water or energy, and requiring us to expend funds as we seek to repair and protect our hotels against such risks. The effects of climate change may also affect our business by increasing the cost of (or making unavailable) property insurance on terms we find acceptable in areas most vulnerable to such events. There can be no assurance that climate change will not have a material adverse effect on our hotels, operations, or business.
If the insurance that we carry does not sufficiently cover damage or other potential losses or liabilities involving our properties, including as a result of terrorism and climate change, our profits could be reduced.
Because certain types of losses are uncertain, including natural disaster, the effects of climate change or other catastrophic losses, they may be uninsurable or prohibitively expensive. There are also other risks that may fall outside the general coverage terms and limits of our policies. Market forces beyond our control could limit the scope of the insurance coverage that we can obtain or may otherwise restrict our ability to buy insurance coverage at reasonable rates. In the event of a substantial loss, the insurance coverage that we carry may not be sufficient to pay the full value of our financial obligations, our liabilities or the replacement cost of any lost investment or property. Furthermore, certain of our properties may qualify as legally permissible nonconforming uses and improvements, including certain of our iconic and most profitable properties, and we may not be permitted to rebuild such properties as they exist now or at all, regardless of insurance proceeds, if such properties are destroyed. Any loss of this nature, whether insured or not, could materially adversely affect our results of operations and prospects.
We are subject to risks associated with the employment of hotel personnel, particularly with hotels that employ unionized labor, which could increase our operating costs, reduce the flexibility of our hotel managers to adjust the size of the workforce at our hotels and could materially and adversely affect our revenues and profitability.
While our hotel managers are and will be primarily responsible for hiring and maintaining the labor force at our hotels, we are subject to the costs and risks generally associated with the hotel labor force, and increased labor costs due to factors like labor shortages and resulting increases in wages, additional taxes, or requirements to incur additional employee benefits costs may adversely impact our operating costs. Labor costs, including wages, can be particularly challenging at those of our hotels with unionized labor, and additional hotels may be subject to new collective bargaining agreements in the future.
From time to time, strikes, lockouts, public demonstrations or other negative actions and publicity may disrupt hotel operations at any of our properties, negatively impact our reputation or the reputation of our brands, or harm relationships with the labor forces at our properties in operation or under development. We also may incur increased legal costs and indirect labor costs as a result of contract disputes or other events. The resolution of labor disputes or new or re-negotiated labor contracts could lead to increased labor costs, either by increases in wages or benefits or by changes in work rules that raise hotel operating costs. Furthermore, labor agreements may limit the ability of our hotel managers to reduce the size of hotel workforces during an economic downturn because collective bargaining agreements are negotiated between the hotel managers and labor unions. As we do not directly employ the employees at our hotels, we do not have the ability to control the outcome of these negotiations.

Terrorist acts, armed conflict, civil unrest, criminal activity, and threats thereof, and other events impacting the security of travel or of our contractors or the perception of security of travel or that of our contractors could adversely affect the demand for travel generally and demand for vacation packages at our hotels or the timely development of our hotels.
Past acts of terrorism and violent crime have had an adverse effect on tourism, travel and the availability of air service and other forms of transportation. The threat or possibility of future terrorist acts, an outbreak, escalation and/or continuation of hostilities or armed conflict abroad, such as the war between Russia and Ukraine, criminal violence, civil unrest, or the possibility thereof, the issuance of travel advisories by sovereign governments, and other geopolitical uncertainties have had and may have an adverse impact on the demand for vacation packages and consequently the pricing for vacation packages. Decreases in demand and reduced pricing in response to such decreased demand would adversely affect our business by reducing our profitability.
All the properties in our portfolio are located in Mexico, and Mexico has experienced criminal violence for years, primarily due to the activities of drug cartels and related organized crime. There have occasionally been instances of criminal violence near our properties, including our properties under development in Cancun and Bajamar. Criminal activities and the possible escalation of violence or other safety concerns, including food and beverage safety concerns, associated with them in regions where our resorts are located, or an increase in the perception among our prospective guests of an escalation of such violence or safety concerns, could instill and perpetuate fear among prospective guests and may lead to a loss in business at our properties in Mexico because these guests may choose to vacation elsewhere or not at all. In addition, increases in violence, crime or civil unrest or other safety concerns in any other location where we may own a resort in the future may also lead to decreased demand for our resorts and negatively affect our business, financial condition, liquidity, results of operations and prospects.
There is increased competition from global hospitality branded companies in the all-inclusive market segment.
As demand for all-inclusive stays has increased, we have seen U.S. and European global hospitality branded companies enter the all-inclusive market segment. Increased competition from global branded hospitality companies may result in reduced market share and lower returns on investment for us as the increasing interest of global hospitality brands in the all-inclusive segment attracts more institutional capital to our target markets, increasing competition for the acquisition of hospitality assets. The entrance by global branded hospitality companies into the all-inclusive market segment may impact our ability to secure third-party management agreements as global hospitality branded companies are able to offer management agreements bundled with their branding services and a lower fee structure, resulting in increased competition for the management of all-inclusive resorts.
We have significant exposure to currency exchange rate risk.
The majority of our operating expenses are incurred locally at our properties and are denominated in Mexican Pesos. Our outstanding debt borrowings are payable in U.S. dollars and our functional reporting currency is Mexican Pesos. An increase in the relative value of the Mexican Peso, in which we incur most of our costs, relative to the U.S. dollar, in which our revenue from operations is denominated, would adversely affect our results of operations. Our current policy is not to hedge against changes in foreign exchange rates and we therefore may be adversely affected by appreciation in the value of the Mexican Peso against the U.S. dollar, or to prolonged periods of exchange rate volatility. These fluctuations may negatively impact our financial condition, liquidity, and results of operations to the extent we are unable to adjust our pricing accordingly.
Furthermore, appreciation of the Mexican Peso relative to the U.S. dollar could make fulfillment of our U.S. dollar denominated obligations more challenging and could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

The Hotel Projects and the Baja Park Development Project, and any future acquisition, expansion, repositioning, and rebranding projects will be subject to timing, budgeting, and other risks, which could have a material adverse effect on us.
We may develop, acquire, expand, reposition, or rebrand resorts (such as the GIC Complex Development Project, the Dreams Chateau Development Project and the Baja Park Development Project we are currently developing or expect to begin developing) from time to time as suitable opportunities arise, taking into consideration general economic conditions. To the extent that we determine to develop, acquire, expand, reposition, or rebrand resorts, we could be subject to risks associated with, among others:
•	construction delays or cost overruns that may increase project costs;
•	receipt of zoning, occupancy and other required governmental permits and authorizations;
•	strikes or other labor issues;
•	development costs incurred for projects that are not pursued to completion;
•	investment of substantial capital without, in the case of developed or repositioned resorts, immediate corresponding income;
•	results that may not achieve our desired revenue or profit goals;
•	acts of nature such as earthquakes, hurricanes, floods or fires that could adversely impact a resort;
•	ability to raise capital, including construction or acquisition financing; and
•	governmental restrictions on the nature or size of a project.
We have seen certain construction timelines lengthen due to competition for skilled construction labor, disruption in the supply chain for materials, and the impact of COVID-19 generally, and these circumstances could continue or worsen in the future. As a result of the foregoing, we cannot assure you that any development, acquisition, expansion, repositioning and rebranding project, including the development of the GIC Complex Development Project, the Dreams Chateau Development Project and the Baja Park Development Project, will be completed on time or within budget or if the ultimate rates of investment return are below the returns forecasted at the time the relevant project was commenced. If we are unable to complete a project on time or within budget, the resort’s projected operating results may be adversely affected, which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.
Given the beachfront locations of the GIC Complex, we are particularly vulnerable to extreme weather events, such as hurricanes, which may increase in frequency and severity as a result of climate change and adversely affect our business.
We have been and may continue to be adversely impacted by the consequences of climate change, such as increases in the frequency, duration and severity of extreme weather events and changes in precipitation and temperature, which have resulted and may continue to result in physical damage or a decrease in demand for our properties, all of which are located in coastal beachfront locations that are vulnerable to significant property damage from hurricanes, tropical storms and flooding. Although we believe we have adequate insurance, there is no assurance that, given the increasing burdens on insurance companies from extreme weather events, we will be able to continue to obtain adequate insurance against these types of losses, or that our insurers will in the future be in a position to satisfy our claims. In addition, the costs of insurance against these types of events have increased in recent years.
In addition, changes in applicable legislation and regulation on climate change could result in increased capital expenditures, such as a result of changes in building codes or requirements to improve the energy efficiency of the properties. In addition, the ongoing transition to non-carbon based energy presents certain risks for us and our target customers, including macroeconomic risks related to high energy costs and energy shortages, among other things. Furthermore, legislative, regulatory, or other efforts to combat climate change or other environmental concerns could result in future increases in taxes, restrictions on or increases in the costs of supplies, transportation, and utilities, any of which could increase our operating costs, and necessitate future investments in facilities and equipment.
Climate change also presents additional risks beyond our control which can adversely impact demand for hospitality products and services, our operations, and our financial results. For example, GIC Complex properties are located at or around sea level and are therefore vulnerable to rising sea levels and erosion. Climate change-related impacts may also result in a scarcity of resources, such as water and energy, at some or all of the regions in which our results are located. Furthermore, increasing awareness around sustainability, the impact of air travel on climate change and the impact of over-tourism may contribute to a reduction in demand from certain guests visiting our resorts.
We also face investor-related climate risks. Investors are increasingly taking into account environmental, social, and governance factors, including climate risks, in determining whether to invest in companies. Our exposure to the risks of climate change may adversely impact investor interest in our securities. These risks also include the increased pressure to make commitments, set targets, or establish goals to take actions to meet them, which could expose us to market, operational, execution and reputational costs or risks.
Consequences of climate change, such as the appearance of large masses of sargassum seaweed in the Yucatán Peninsula and beach erosion effects, could result in decreased tourism appetite in Cancun, which could have a material adverse effect on our business.
Cancun has been exposed to elevated sea levels. Rising sea level in the Caribbean creates, among others, beach erosion, storm surges of hurricanes, and large masses of sargassum seaweed. The impact of hurricanes, such as Hurricane Wilma in 2005, can cause the sand in the beaches to be washed away. As sea level rises, storm surges from hurricanes will be higher. Since 2009, Mexico launched a project to restore seven miles of beach and is expected to continue.
In recent years, the quantity of sargassum seaweed that has washed up onshore in various geographies in Mexico has increased. If not removed promptly, the sargassum seaweed can overrun the beach, making it difficult to access the water and it generates a foul odor if allowed to rot on the beach. In recent years, the heightened level of sargassum seaweed has led to negative media coverage and increased awareness of the potential problem.
Since 2011, tourism to Mexico’s Yucatán Peninsula has been heavily impacted by large masses of sargassum seaweed washing up on the beaches, with the largest seaweed event occurring in 2019. Seaweed deters beach tourism, potentially shifting tourism inland towards many types of recreational activities, such as theme parks, cenotes (sinkholes), cultural tours and restaurants, or to beach destinations in other regions or countries. Since the first massive seaweed arrivals in Mexico in 2011, there have been a number of initiatives to investigate the impacts and management of sargassum in the region. In 2019, a government’s sargassum containment strategy headed by the Ministry of Navy was established. The existence of large masses of sargassum seaweed in the Yucatán Peninsula could materially and adversely affect our operating results.
Although the GIC Complex is located in the Nichupté Lagoon and not on the beach, a decrease in the tourist attractiveness of the overall Cancun area resulting from the above effects could have a material adverse effect on our business.
We cannot predict the impact that changing climate conditions, as well as legal, regulatory, and social responses thereto, may have on our business.
Various scientists, environmentalists, international organizations, regulators, and other commentators believe that global climate change has added, and will continue to add, to the unpredictability, frequency, and severity of natural disasters (including, but not limited to, hurricanes, tornadoes, freezes, other storms, and fires) in certain parts of the world. A number of legal and regulatory measures as well as social initiatives have been introduced in an effort to reduce greenhouse gases and other carbon emissions, which some believe may be chief contributors to global climate change. We cannot predict the impact that changing climate conditions, if any, will have on our results of operations or our financial condition. Moreover, we cannot predict how legal, regulatory, and social responses to concerns about global climate change will impact our business.
Furthermore, we anticipate that pending regulations under the General Law on Climate Change (Ley General de Cambio Climático) in Mexico, which are expected to impose an internal system to limit emissions and introduce tradable permits and other measures to achieve its goal of greenhouse gas reduction, may affect our operations and/or result in environmental liability.
Our hotels will require ongoing and often costly maintenance, renovations, and capital improvements.
Our hotels will have an ongoing need for maintenance, renovations, and other capital improvements, including replacements, from time to time, of furniture, fixtures, and equipment. In addition, Hyatt and other internationally recognized hotel brands may require periodic capital improvements by us as a condition of maintaining the use of their brands. We may need to finance the cost of maintenance, renovations and/or capital improvements and we may not have access to financings on reasonable terms or at all. In addition to liquidity risks, these capital improvements may result in declines in revenues while rooms are out of service due to capital improvement projects or other risks. The costs of these capital improvements or any of the above noted factors could have a material adverse effect on us, including our financial condition, liquidity, and results of operations.
Our business is susceptible to reductions in discretionary consumer and corporate spending due to global economic conditions.
Consumer demand for resorts, trade shows, and conventions and the type of luxury amenities that we offer are particularly sensitive to changes in the global economy, which adversely impact discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences brought about by factors such as perceived or actual general global economic conditions, high unemployment, weakness in housing or oil markets, perceived or actual changes in disposable consumer income and wealth, an economic recession, and changes in consumer confidence in the global economy, or fears of war and future acts of terrorism and mass violence have in the past and could in the future reduce customer demand for the type of luxury amenities and leisure activities we expect to offer, which could impose downward pressure on pricing and, in turn, have a significant negative impact on our future operating results. Our success depends in part on our hotel operators’ ability to anticipate consumers’ preferences and react to those trends, and any failure to do so may negatively impact our operating results.
The seasonality of the lodging industry could have a material adverse effect on us.
The lodging industry is seasonal in nature, which can be expected to cause quarterly fluctuations in our revenues. The seasonality of the lodging industry and the location of our hotels in Mexico will generally result in the greatest demand for our resorts between mid-December and April of each year, yielding higher occupancy levels and package rates during this period. This seasonality in demand is expected to result in predictable fluctuations in revenue, results of operations and liquidity, which are expected to be higher during the first quarter of each year than in successive quarters. We can provide no assurances that these seasonal fluctuations will, in the future, be consistent with the historical experience in the sector or whether any shortfalls that occur as a result of these fluctuations will not have a material adverse effect on us.
The cyclical nature of the lodging industry may cause fluctuations in our operating performance, which could have a material adverse effect on us.
The lodging industry is highly cyclical in nature. Fluctuations in operating performance are caused largely by general economic and local market conditions, which subsequently affect levels of business and leisure travel. In addition to general economic conditions, new hotel and resort room supply is an important factor that can affect the lodging industry’s performance, and over-building has the potential to further exacerbate the negative impact of an economic recession. Room rates and occupancy levels tend to increase when demand growth exceeds supply growth. A decline in lodging demand, or increase in lodging supply, could result in returns that are substantially below expectations, or result in losses, which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects. Further, the costs of running a hotel tend to be more fixed than variable. As a result, in an environment of declining revenue, the rate of decline in earnings is likely to be higher than the rate of decline in revenue.
The increasing use of Internet travel intermediaries by consumers could have a material adverse effect on us.
Some of our vacation packages are expected to be booked through Internet travel intermediaries, including, but not limited to, Travelocity.com, Expedia.com and Priceline.com. As these Internet bookings increase, these intermediaries may be able to obtain higher commissions, reduced room rates or other significant contract concessions from us. If consumers develop loyalty to Internet reservations systems rather than to our booking system or the brands under which we operate, the value of our hotels could deteriorate and we could be materially and adversely affected, including our financial results.
If the hotel operators are unable to recruit, train and retain qualified management and employees, our business could be significantly harmed.
In order to commence operations of our hotels, the relevant hotel operator will be required to undertake a major recruiting and training program. In order to operate our hotels effectively, the operators will need to recruit numerous executives, managers, and employees with hospitality industry experience. We cannot assure you that a sufficient number of qualified employees will be available to meet the hotel operators’ labor needs, particularly given the intense competition for skilled employees in the Mexico City and Cancun markets.
We cannot assure you that our hotel operators will find suitable and qualified candidates for all the positions required to fill before the opening of our hotels. We also cannot assure you that, once hired, the hotel operators will retain their employees or find suitable and qualified replacements for those employees whose employment terminates. If a hotel operator is unable to attract, hire and retain an adequate number of suitable and qualified employees, our business may be significantly impaired.
The departure of any key personnel of any of our hotel operators who has significant experience and relationships in the lodging industry could materially and adversely impede or impair our ability to compete effectively and limit future growth prospects.
We depend on the experience and relationships of the senior management team of our hotel operators to manage the day-to-day operations of the hotels. The hotel operators’ senior management team has an extensive network of lodging industry contacts and relationships. We can provide no assurances that any of the key personnel of the hotel operators will continue working with the hotel operators. The departure of any of our key personnel of the hotel operator who has significant experience and relationships in the lodging industry could materially and adversely impede or impair our ability to compete effectively and limit future growth prospects.
From time to time, we and/or our affiliates may be involved in legal and other proceedings which may have an adverse effect on our properties and operations and/or a negative impact on our reputation.
From time to time, we and/or our affiliates may be involved in disputes with various parties related to the financing, construction, and operation of the properties, including contractual disputes with contractors, suppliers, and construction workers or property damage or personal liability claims. Regardless of the outcome, these disputes may lead to legal or other proceedings and may result in substantial costs, delays in our development schedule, and the diversion of resources and management’s attention. We intend to carry insurance to cover most business risks, but there can be no assurance that the insurance coverage we have will cover all claims that may be asserted against us. Should any ultimate judgments or settlements not be covered by insurance or exceed our insurance coverage, such uncovered losses could increase our costs and thereby lower our profitability. There can also be no assurance that we will be able to obtain the appropriate and sufficient types and levels of insurance once the properties are operating. Our affiliates have in the past been involved in legal and other proceedings and may be involved in other proceedings in the future. Regardless of insurance coverage, if any legal or other proceedings in which we and/or our affiliates may be involved are finally resolved against us and/or our affiliates interest, any such resolution may have a material adverse effect on our properties and operations and/or may negatively impact our reputation.
Our hotels may contain or develop harmful mold or suffer from other indoor air quality issues, which could lead to liability for adverse health effects or property damage, or cost for remediation and may adversely impact our financial condition and results of operations.
When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses, and bacteria. Indoor exposure to airborne toxins or irritants can be alleged to cause a variety of adverse health effects and symptoms, including allergies or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our hotels could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants or to increase ventilation and could expose us to liability from third parties if a personal injury occurs.
We and our hotel operators are subject to the risk of increased lodging operating expenses.
Together with the hotel operators, we are subject to the risk of increased lodging operating expenses, including, but not limited to, the following cost elements:
•	wage and benefit costs;
•	repair and maintenance expenses;

•	employee liabilities;
•	energy costs;
•	property and other taxes;
•	insurance costs; and
•	other operating expenses.
We face competition in the lodging industry in Mexico, which may limit our profitability and return to our shareholders.
The lodging industry in Mexico is highly competitive. This competition could reduce occupancy levels and rental revenues at our properties, which would adversely affect our operations. We face competition from many sources. We face competition from other lodging facilities both in the immediate vicinity of our properties and the geographic markets in which the properties will be located. In addition, increases in operating costs due to inflation may not be offset by increased room rates. We also face competition from recognized lodging brands with which we are not associated.
We also face competition from online marketplaces focused on customer-to-customer virtual platforms, like Airbnb, which enables people to lease or rent short-term lodging, including vacation rentals, apartment rentals, homestays, hostel beds, or hotel rooms to its customers.
Some of our competitors may have substantially greater marketing and financial resources than us. If our hotel management companies are unable to compete successfully or if our competitors’ marketing strategies are effective, our business, financial condition and results of operations may be adversely affected.
The need for business-related travel and, thus, demand for rooms in our hotels may be materially and adversely affected by the increased use of business-related technology.
The increased use of teleconference and video-conference technology by businesses could result in decreased business travel as companies increase the use of technologies that allow multiple parties from different locations to participate at meetings without traveling to a centralized meeting location, such as our hotels. To the extent that such technologies play an increased role in day-to-day business and the necessity for business-related travel decreases, demand for our hotel rooms may decrease, and we could be materially and adversely affected.
Lack of sufficient air service to Mexico City or Cancun could adversely affect our revenues and profits.
Nearly all of our prospective international customers travel to Mexico City and Cancun by air. Although we believe that the current level of air service to Mexico City and Cancun is adequate, any interruption or reduction of air service would prevent many prospective customers from visiting our hotels and reduce our sales and the growth of our business. Many of our guests rely on a combination of scheduled commercial airline services and tour operator services for passenger connections, and price increases or service changes by airlines or tour operators could reduce our occupancy rates and revenue levels and, therefore, have a material adverse effect on our business, financial condition, and results of operations.
Many of our guests depend on a combination of scheduled commercial airline services and tour operator services to transport them to airports near our resorts.
Increases in the price of airfare, due to increases in fuel prices or other factors, would increase the overall travel cost to our guests and may adversely affect demand for our hotels. Changes in commercial airline services or tour operator services as a result of strikes, weather or other events, or the lack of availability due to schedule changes or a high level of airline bookings, could reduce our occupancy rates and revenue levels and, therefore, have a material adverse effect on our business, financial condition and results of operations.
Illiquidity of real estate investments could significantly impede our ability to sell our hotels or otherwise respond to adverse changes in our hotel portfolio performance, which could have a material adverse effect on us.
Because real estate investments are relatively illiquid, our ability to sell a hotel promptly for reasonable prices in response to changing economic, financial and investment conditions will be limited. The real estate market is affected by many factors beyond our control that could impact the timing of a disposition, including adverse changes in economic and market conditions, changes in interest and tax rates and in the availability and cost and other terms of debt financing, and changes in governmental laws and regulations.

In addition, we may be required to expend funds to correct defects, terminate contracts or to make improvements before a resort can be sold. We can provide no assurances that we will have funds available, or access to such funds, to correct those defects or to make those improvements. In acquiring or developing a hotel, we may agree to lock-out provisions or tax protection agreements that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These factors and any others that would impede our ability to respond to adverse changes in the performance of our resorts or a need for liquidity could materially and adversely affect us, including our financial results.
Increases in property taxes would increase our operating costs, which could have a material adverse effect on us.
The Insurgentes Hotel is, and the GIC Complex is expected to be, subject to real estate and personal property taxes, especially upon any development, redevelopment, rebranding, repositioning, and renovation. These taxes may increase as tax rates change and as our properties are assessed or reassessed by taxing authorities. If property taxes increase, we would incur a corresponding increase in our operating expenses, which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.
Risks Related to Doing Business in Mexico
All of our assets and operations are located in Mexico. Therefore, we are subject to political, economic, legal, and regulatory risks specific to Mexico and the Mexican real estate industry and lodging sector and are vulnerable to an economic downturn, other changes in market conditions, acts of violence, or natural disasters in Mexico or in the regions where our properties are located.
Our operating entities are incorporated in Mexico, and all our assets and operations are located in Mexico. As a result, we are subject to political, economic, legal, and regulatory risks specific to Mexico, including the general condition of the Mexican real estate industry, lodging sector, and the Mexican economy, the devaluation of the peso as compared to the U.S. dollar, Mexican inflation, interest rates, regulation, confiscatory taxation and regulation, expropriation, social instability, and political, social, and economic developments in Mexico.
The COVID-19 outbreak has had a material impact on the global economy and will likely continue to have a material negative impact on our business, revenues, expenses, and overall results of operations and financial condition.
The strain of coronavirus identified as SARS-CoV-2, which causes the disease known as “COVID-19,” was first identified in Wuhan, China, in December 2019 and has spread to nearly all regions around the world. The rapid outbreak and further measures taken by governments to contain its spread have had dramatic adverse impacts on the global economy, including on demand, operations, supply chains and financial markets. The COVID-19 pandemic, and the measures undertaken by Mexican and U.S. federal, state and local authorities, including (i) the confinement of residents to their homes, (ii) suspension of activities, including in the construction industry, and (iii) the closing of borders, has had and if any such measures are reinstated are expected to have a material adverse effect on our business, financial condition and results of operations:
Downside risks as a result of the COVID-19 pandemic remain significant. A resurgence of infections and new strains of the virus may trigger new generalized restrictions or reduce vaccines’ effectiveness. A further decline in economic activity due to closures, general hesitation by companies to hire jobseekers, and unemployed workers leaving the labor force entirely could lead to further scarring of the economy. Cross-border spillovers from weaker external demand and tighter financial conditions could magnify the impact of a country or region-specific shock on global growth. Moreover, a sizable policy response following a decrease in economic activity may be prematurely withdrawn or improperly targeted due to design and implementation challenges, leading to misallocation and the dissolution of productive economic relationships.
Similar to other emerging countries, the Mexican economy suffered from a significant economic slowdown during 2020. As the COVID-19 outbreak continues to evolve, and given the uncertainty of its lasting effect, the financial impact on Mexico’s economy will depend on future developments that cannot yet be determined. In addition, the impact of COVID-19 in the global financial markets has adversely affected the cost of borrowing and access to capital, which could limit our ability to obtain financing on favorable terms or at all.
The extent to which COVID-19 may impact our operations, liquidity, financial condition, and results of operations will depend on future developments which are highly uncertain and cannot be predicted. We will continue to closely monitor and evaluate the nature and extent of the impact of COVID-19 on our operations, liquidity, financial condition, results of operations, and prospects. We may also take further actions that alter our business operations, as may be required by federal, state, or local authorities, or that we determine are in the best interests of our employees, suppliers, and clients.
In addition, our business could be materially and adversely affected by the effect of, or the public perception or risk of, other pandemic diseases.
Our business may be affected by the Mexican economy’s general condition. Economic developments in Mexico may adversely affect our business and the results of operations.
Our business may be significantly affected by the Mexican economy’s general condition, by the depreciation of the peso, inflation, and high-interest rates in Mexico, or by political developments in Mexico. Declines in growth, high rates of inflation, and high-interest rates in Mexico have a generally adverse effect on our operations. If inflation in Mexico increases while economic growth slows, our business, results of operations, and financial condition will be affected. In addition, high-interest rates and economic instability could increase our costs of financing.
In the past, the rating agencies rating Mexico and PEMEX have downgraded both Mexico and PEMEX and/or place them on negative outlooks. On June 16, 2023, Fitch Ratings has affirmed Mexico’s Long-Term (LT) Foreign Currency (FC) Issuer Default Rating (IDR) at ‘BBB-’; with a stable rating outlook. On July 14, 2023, Moody’s assigned Mexico a rating of Baa2; with a stable rating outlook. We cannot ensure that the rating agencies will not announce additional downgrades of Mexico and/or PEMEX in the future. These downgrades could adversely affect the Mexican economy and, consequently, our business, financial condition, operating results, and prospects.
The political situation in Mexico could negatively affect our operating results.
In Mexico, political instability has been a determining factor in business investment. Significant changes in laws, public policies and/or regulations could affect Mexico’s political and economic situation, which could, in turn, adversely affect our business.
Mexican political events may affect our business operations. President Lopez Obrador’s political party and its allies hold a majority in the Chamber of Deputies (Cámara de Diputados) and the Senate (Senado de la República) and a strong influence in various local legislatures. The federal administration has significant power to implement substantial changes in law, policy, and regulations in Mexico, including Constitutional reforms, which could affect our business, results of operations, financial condition, and prospects. We cannot predict whether potential changes in Mexican governmental and economic policy could adversely affect Mexico’s economic conditions or the sector in which we operate. We cannot provide any assurances that political developments in Mexico, over which we have no control, will not have an adverse effect on our business, results of operations, financial condition, and prospects.
Social and political instability in or affecting Mexico could adversely affect our business, financial condition, and results of operations, as well as market conditions and prices of our securities. These and other future developments in the Mexican political or social environment may cause disruptions to our business operations and decreases in our sales and net income.
Our assets are located in Mexico and are therefore subject to the provisions of the National Law of Domain Extinction (Ley Nacional de Extinción de Dominio).
The National Law of Domain Extinction (Ley Nacional de Extinción de Dominio, the “LNED”) empowers the public prosecutor (agente del ministerio público) to exercise the extinction of domain action with respect to all types of assets related to crimes in a broad range of categories, including organized crime, kidnapping, crimes related to hydrocarbons, oil and petrochemicals, crimes against health, human trafficking, crimes for acts of corruption, cover-ups, crimes committed by public servants, theft of vehicles, resources of illicit origin and extortion. Pursuant to the LNED, the extinction of domain action may be exercised with respect to assets related to any of these crimes, including if the assets are used by a party other than the owner of the asset in order to commit the crime.
The LNED permits a final judgment on domain extinction even in certain cases when the criminal trial has not yet concluded; provided the governmental authority determines that solid and reasonable grounds exist to infer the existence of assets that are covered by the LNED. In such cases, if the affected person were to later prove its innocence and the asset has already been monetized, the affected person would only be able to recover the proceeds from the monetization of the asset.

Legal remedies are available to challenge the enforcement of the LNED on the grounds of a possible violation of human and constitutional rights such as property rights and the presumption of innocence. Should our assets ever be challenged under LNED grounds, in order to defend our rights, it may be necessary to incur significant costs due to litigation and/or full or partial loss of the assets subject to domain extinction proceedings. All of the foregoing could adversely affect our business, financial condition and results of operations.
Initiative with draft decree reforming, adding and repealing several provisions in administrative matters.
On March 24, 2023, the president of Mexico sent to the Chamber of Deputies an initiative with a proposed decree to amend or repeal, among others, provisions of administrative laws including a reform to the Federal Law of Administrative Procedures. According to the explanatory statement of the initiative, it mainly seeks to (i) reverse acts of corruption, (ii) safeguard the public finances, and (iii) strengthen the federal public administration. The reform to the Federal Law of Administrative Procedures to include as ground for revocation of concessions, authorizations, permits and licenses any supervening acts that affect the public, general or social interest, national security or that cause imbalance or economic, social or environmental damage, or that prevent the enjoyment of fundamental rights of individuals. It is proposed that compensation for damages or harm is not to be applicable when, among others: (i) the revocation or early termination is motivated by the public, general or social interest, or by the preservation of common good, or by security and integrity of individuals and national institutions; or (ii) the investment has been recovered.
The initiative is currently under review by the Chamber of Deputies, and subsequently will be sent to the Senate for review. Since it is not a constitutional reform, the initiative requires to be approved only by a simple majority of votes in both chambers. If passed, concessions granted to any of the projects would be subject to the reform of the Federal Law of Administrative Procedures in the terms explained above. This reform could adversely affect our business, prospects, results of operations, and financial condition, if the concessions granted are revoked.
Fluctuations in the U.S. economy or the global economy, in general, may adversely affect Mexico’s economy and our business.
Mexico’s economy is vulnerable to global market downturns and economic slowdowns. Moreover, Mexico’s economy is largely influenced by economic conditions in the United States and Canada as a result of various factors, including the volume of commercial transactions under the United States–Mexico–Canada Agreement (the “USMCA”) and the level of U.S. investments in Mexico. Therefore, events and conditions that affect the U.S. economy can also directly and indirectly affect our business, financial condition, and results of operations.
The global economy, including Mexico and the United States, has been materially and adversely affected by a significant lack of liquidity, disruption in the credit markets, reduced business activity, rising unemployment, a decline in interest rates, and erosion of consumer confidence during recent periods of recession. This situation has had a direct adverse effect on the purchasing power of our customers in Mexico. The macroeconomic environment in which we operate is beyond our control, and the future economic environment may continue to be less favorable than in recent years. The risks associated with current and potential changes in the Mexican and United States economies are significant and could have a material adverse effect on our business, financial condition, and results of operations.
Developments in other countries, particularly the United States, could materially affect the Mexican economy and, in turn, our business, financial condition and results of operations.
The U.S. economy heavily influences the Mexican economy, and therefore, the deterioration of the United States’ economy, the status of the USMCA or other related events may impact the economy of Mexico. Economic conditions in Mexico have become increasingly correlated to economic conditions in the United States as a result of the North American Free Trade Agreement (“NAFTA”), which has induced higher economic activity between the two countries and increased the remittance of funds from Mexican immigrants working in the United States to Mexican residents. On an annual basis, as of December 31, 2022, 82% of Mexico’s total exports are purchased by the United States, the single country with the highest share of trade with Mexico. It is currently unclear what the results of the USMCA and its implementation will be. The new terms of the USMCA could have an impact on Mexico’s economy generally and job creation in Mexico, which could significantly adversely affect our business, financial performance, and results of operations.
Likewise, any action taken by the current U.S. or Mexico administrations, including changes to the USMCA and/or other U.S. government policies that may be adopted by the U.S. administration, could have a negative impact on the Mexican economy, such as reductions in the levels of remittances, reduced commercial activity or bilateral trade or declining foreign direct investment in Mexico. In addition, increased or perceptions of increased economic protectionism in the United States, Mexico and other countries could potentially lead to lower levels of trade and investment and economic growth, which could have a similarly negative impact on the Mexican economy. These economic and political consequences could adversely affect our business, financial condition, and results of operations.
We cannot make assurances that any events in the United States or elsewhere will not materially and adversely affect us.
General economic uncertainty and weak demand in the lodging industry could have a material adverse effect on us.
Our business strategy depends significantly on demand for vacations generally and, more specifically, on demand for all-inclusive vacation packages. Weak economic conditions and other factors beyond our control, including high levels of unemployment and underemployment, in North America, especially the United States and Mexico, Europe and Asia could reduce the level of discretionary income or consumer confidence in the countries from which we source our guests and have a negative impact on the lodging industry. We cannot provide any assurances that demand for all-inclusive vacation packages will remain consistent with or increase from current levels. Furthermore, our business is focused primarily on, and our acquisition strategy targets the acquisition of resorts in, the all-inclusive segment of the lodging industry (and properties that we believe can be converted into all-inclusive resorts in a manner consistent with our business strategy). This concentration exposes us to the risk of economic downturns in the lodging industry broadly and, more specifically, in the leisure dominated all-inclusive segment of the lodging industry. As a result of the foregoing, we could experience a prolonged period of decreased demand and price discounting in our markets, which would negatively affect our revenues and could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.
If the Mexican government imposes exchange controls and/or other similar restrictions, the Mexican economy and our operations may be negatively affected.
In the past, the Mexican economy has experienced a balance of payment deficits and shortages in foreign exchange reserves. There can be no assurance that the Mexican government will not institute a restrictive exchange control policy or other restrictions. If the Mexican government imposes exchange controls and/or other similar restrictions, the Mexican economy and our operations may be negatively affected.
Security risks in Mexico could increase, and this could adversely affect the Mexican economy and our business, financial condition, and results of operations.
In recent years, Mexico has experienced a period of increasing criminal activity and particularly high homicide rates, primarily due to organized crime. The presence of violence among drug cartels, and between these and the Mexican law enforcement and armed forces, or an increase in other types of crime, pose a risk to our business, and might negatively impact business continuity. This situation in Mexico is likely to worsen as the economy continues to deteriorate.
On September 8, 2020, the U.S. Department of State issued a travel advisory to U.S. citizens about the risk of traveling to certain regions in Mexico due to threats to safety and security posed by organized criminal groups. While no travel restrictions for U.S. government employees for Mexico City nor Quintana Roo, the U.S. Department of State suggests exercising increased caution due to violent and non-violent crimes in Mexico City and Quintana Roo. Continuing travel advisories by the U.S. Department of State in these and others, and any future travel advisories issued by the U.S. or other countries could decline tourism to Mexico generally or any of the regions in which our hotels are located. Any such decline could adversely affect occupancy at our hotels, which could have a material adverse effect on our business, financial condition, and results of operations.
We are subject to anti-corruption, anti-bribery, anti-money laundering, and antitrust laws and regulations in Mexico. Any violation of any such laws or regulations could have a material adverse impact on our reputation and results of operations and financial condition.
We are subject to anti-corruption, anti-bribery, anti-money laundering, antitrust and other international laws and regulations and are required to comply with the applicable laws and regulations of Mexico. In addition, we are subject to regulations on economic sanctions that restrict our dealings with certain sanctioned countries, individuals, and entities. There can be no assurance that our internal policies and procedures will be sufficient to prevent or detect all inappropriate practices, fraud, or violations of law by our affiliates, employees, directors, officers, partners, agents, and service providers or that any such persons will not take actions in violation of our policies and procedures. Any violations by us of anti-bribery and anti-corruption laws or sanctions regulations could have a material adverse effect on our business, reputation, results of operations and financial condition.
We are subject to laws applicable to the development of our properties, including stricter environmental laws and regulations.
The development of our properties is subject to strict regulations at federal and local levels. If we fail to comply with these regulations, we could be subject to fines and/or lose the right to develop the properties. Government agencies are empowered to implement laws, regulations, and standards that could adversely affect the operations and the value of the Properties, which could rely on political considerations.
In addition, the viability of hotel developments could depend on obtaining permits, authorizations, concessions, and other contracts issued by federal or local governmental authorities. If we fail to obtain any such permits, authorizations, concessions and other contracts, our hotel development projects could be subject to fines and/or we could lose the right to develop the projects.
The hotel development projects are also subject to compliance with Mexican environmental laws, which in recent years became stricter and resulted in additional compliance-related expenses. Mexican federal authorities, including the Ministry of Environment and Natural Resources, the Federal Environmental Protection Agency, the Mexican Water Commission, and local authorities, are empowered to file civil, administrative, and criminal proceedings against companies that violate environmental laws, the terms of their permits, and/or cause environmental damages. They may also halt any development that does not comply with applicable law.
We are also subject to certain environmental compliance costs, including associated air emissions, the use, storage and disposal of hazardous and toxic substances, and wastewater disposal. Our failure to comply with any such laws, including any required permits or licenses, or publicity resulting from actual or alleged compliance failures, could result in substantial fines or possible revocation of our authority to conduct some of our operations or otherwise have an adverse effect on our business. Environmental laws may also impose potential liability on a current or former owner or operator of real property for, among other things, investigation, removal, or remediation of hazardous or toxic substances at our currently or formerly owned or leased real property, regardless of whether or not we knew of, or caused, the presence or release of such substances. From time to time, we may be required to remediate such substances or remove, abate, or manage asbestos, mold, radon gas, lead, or other hazardous conditions at our properties. The presence or release of such toxic or hazardous substances at our currently or formerly owned or leased properties could result in limitations on or interruptions to our operations or in third-party claims for personal injury, property or natural resource damages, business interruption or other losses, including liens in favor of the government for costs the government incurs in cleaning up contamination. Such claims and the need to investigate, remediate or otherwise address hazardous, toxic, or unsafe conditions could adversely affect our operations, the value of any affected real property, or our ability to sell, lease or assign our rights in any such property, or could otherwise harm our business or reputation. In addition, we also may be liable for the costs of remediating contamination at off-site waste disposal facilities to which we have arranged for the disposal, transportation, or treatment of hazardous substances without regard to whether we complied with environmental laws in doing so. Environmental, health and safety requirements have also become, and may continue to become, increasingly stringent, and our costs may increase as a result. New or revised laws and regulations or new interpretations of existing laws and regulations, such as those related to climate change, could affect the operation of our properties, or result in significant additional expense and operating restrictions on us or our hotel managers.
The development of properties in Mexico is subject to laws and regulations governing urban development, sanitation, security, and protection of the environment. With respect to environmental matters, we could be subject to financial and other liabilities pursuant to laws and regulations relating to the management of hazardous waste and contaminated sites. These laws and regulations could require the affected property owners to absorb the costs of cleaning and remediating such sites jointly and severally with the sellers of the property without regard to fault and independent of any claims the owners of the affected property may have against sellers of the property. Additionally, the transfer of contaminated sites is subject to the approval of the Secretary of Environment and Natural Resources (Secretaría de Medio Ambiente y Recursos Naturales, or “SEMARNAT”). If SEMARNAT’s authorization is not obtained within the timeframe required for a transaction, we may incur additional costs and delays relating to the expansion of our portfolio or the disposition of properties.

Additionally, the Mexican government has the authority to initiate civil, administrative, or criminal legal actions against companies and enjoin developments that do not comply with applicable environmental laws.
It is possible that our properties could require cleaning and remediation, for which the costs could be high and not covered by our insurance policies. In addition, if any of our properties are subject to applicable environmental laws, we could incur delays in development and additional expenses for cleaning and remediation.
Our failure to comply with applicable laws and regulations related to our hotel development projects, including environmental laws, could have material adverse effect on our business, financial condition, and results of operations.
Governmental regulation may adversely affect the operation of our properties and our business as a whole.
The hotel industry is subject to extensive federal, state, and local governmental regulations, including those relating to the service of alcoholic beverages, the preparation and sale of food, building and zoning requirements and data protection, cybersecurity, and privacy. We and our hotel managers are also subject to licensing and regulation by state and local departments relating to health, sanitation, fire, and safety standards, and to laws governing our relationships with employees, including minimum wage requirements, overtime, working conditions and citizenship requirements. Our existing systems may be unable to satisfy changing regulatory requirements and employee and customer expectations or may require significant additional investments or time to do so.
Risks related to Murano Following the Consummation of the Business Combination
Unless the context otherwise requires, references in this subsection entitled “— Risks Related to Murano Following the Consummation of the Business Combination” to “we,” “us,” “our” and the “Company” refer to Murano and its subsidiaries and affiliates from and after the consummation of the Business Combination.
We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.
As a public company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company. For example, we are subject to the reporting requirements of the Exchange Act and are required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations of the SEC and Nasdaq Stock Market (“Nasdaq”).
We expect that compliance with these requirements will increase its legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, our management and other personnel may be required to divert their attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we are incurring significant expenses and devoting substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase further when we are no longer an “emerging growth company” as defined under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As a public company, we will likely hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and may need to establish an internal audit function.
We are an “emerging growth company”, and the reduced disclosure requirements applicable to emerging growth companies may make our Securities less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act. As a result, we are taking advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, the ability to furnish two rather than three years of income statements and statements of cash flows in various required filings and not being required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. As a result, our shareholders may not have access to certain information that they deem important. We could be an emerging growth company for up to five years, although we could lose that status sooner if our gross revenue exceeds U.S.$1.07 billion, if we issue more than U.S.$1.0 billion in nonconvertible debt in a three-year period, or if the fair value of our shares held by non-affiliates exceeds U.S.$700.0 million (and we have been a public company for at least 12 months and have filed one annual report on Form 20-F).
We cannot predict if investors will find our securities less attractive if we rely on these exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and our share price may be more volatile.

As a “controlled company” under the rules of The Nasdaq Capital Market, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.
Upon the consummation of the Business Combination, ESC, our Chairman and Chief Executive Officer will beneficially own voting stock that provides him with approximately 84.3% of our outstanding ordinary shares, assuming no redemptions (and 88.7% of our outstanding ordinary shares, assuming maximum redemptions) and we will be a “controlled company” within the meaning of the listing rules of The Nasdaq Stock Market LLC.
As long as ESC owns in excess of 50% of our ordinary shares, we will be a “controlled company” as defined under the listing rules of The Nasdaq Stock Market LLC.
As a result, you may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.
For so long as we are a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:
•	an exemption from the rule that a majority of our board of directors must be independent directors;
•	an exemption from the rule that the compensation of our CEO must be determined or recommended solely by independent directors; and
•	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.
Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption in the future. If we elect to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors.
As a result, you may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.
As PubCo will be a “foreign private issuer,” it is not subject to U.S. proxy rules and is subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company, and further, given that we intend to follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.
We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD, which is intended to prevent issuers from making selective disclosures of material information.
Further, Nasdaq rules permit foreign private issuers to follow the corporate governance practices of its home country in lieu of certain Nasdaq corporate governance listing standards. Certain corporate governance practices in Jersey, which is our country of incorporation, may differ significantly from Nasdaq corporate governance listing standards. As a result of all of the above, holders of our securities may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses. This would subject us to U.S. GAAP reporting requirements which may be difficult for us to comply with.
As a “foreign private issuer,” we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and related rules and regulations. Under those rules, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2023.
In the future, we could lose our foreign private issuer status if a majority of our ordinary shares are held by residents in the United States and we fail to meet any one of the additional “business contacts” requirements. Although we intend to follow certain practices that are consistent with U.S. regulatory provisions applicable to U.S. companies, our loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to us under U.S. securities laws if we are deemed a U.S. domestic issuer may be significantly higher. If we are not a foreign private issuer, we will be required to file periodic reports and prospectuses on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. For example, we would become subject to the Regulation FD, aimed at preventing issuers from making selective disclosures of material information. We also may be required to modify certain of our policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements of Nasdaq that are available to foreign private issuers. For example, Nasdaq’s corporate governance rules require listed companies to have, among other things, a majority of independent board members and independent director oversight of executive compensation, nomination of directors, and corporate governance matters. Nasdaq rules also require shareholder approval of certain share issuances, including approval of equity compensation plans. As a foreign private issuer, we are permitted to follow home country practice in lieu of the above requirements. While we are not currently using the following exemptions from certain Nasdaq corporate governance standards as of the date of this annual report, as long as we rely on the foreign private issuer exemption to certain of Nasdaq’s corporate governance standards, a majority of the directors on our board of directors are not required to be independent directors, our remuneration committee is not required to be comprised entirely of independent directors and we will not be required to have a nominating and corporate governance committee. Also, we would be required to change our basis of accounting from IFRS as issued by the IASB to U.S. GAAP, which may be difficult and costly for us to comply with. If we lose our foreign private issuer status and fails to comply with U.S. securities laws applicable to U.S. domestic issuers, we may have to de-list from Nasdaq and could be subject to investigation by the SEC, Nasdaq, and other regulators, among other materially adverse consequences.
Material weaknesses have been identified in Murano’s internal control over financial reporting.
In connection with the preparation of Murano Group Combined Financial Statements as of December 31, 2022, 2021 and January 1, 2021 and for the years ended December 31, 2022 and 2021, material weaknesses in internal controls over their financial reporting have been identified and remain unremediated. These material weaknesses include the following:
•	Lack of management review regarding the identification and assessment of the proper accounting of unusual significant transactions.
•	Management´s inability to produce financial statements in accordance with IFRS, including the required footnotes.
•
Company’s insufficient personnel with an appropriate level of technical accounting knowledge and experience relative to the Company’s complexity and financial accounting and reporting requirements resulting in certain errors within the financial information.

•	Lack of sufficient technological infrastructure.
The Murano Group is the combination of several private entities under common control; however, such entities are managed as a family business. Therefore, the Murano Group is in the process of creating the financial reporting infrastructure for the newly combined business. The material weaknesses are the result of the lack of expertise with respect to the application of IFRS, lack of sufficient personnel and technological infrastructure.

The Murano Group is not required to perform an evaluation of internal control over financial reporting as of December 31, 2022 in accordance with the provisions of the Sarbanes-Oxley Act. Had such an evaluation been performed, additional control deficiencies may have been identified, and those control deficiencies could have also represented one or more material weaknesses.
The Murano Group has begun taking measures to remediate the underlying causes of the material weaknesses and intends to complete this remediation process as quickly as possible. We cannot assure you, however, that any remediation actions will be undertaken in a timely manner or that they will be effective to remediate any existing material weaknesses. Assuming the Murano Group is unable to successfully remediate these material weaknesses prior to the closing of the Business Combination, the post-combination company could be unable to report financial results accurately on a timely basis. Any failure to timely provide required financial information could materially and adversely impact the post-combination company, including a potential loss of investor confidence or delisting.
The fair value of our Fixed Assets require judgement and may be subject to volatility, which could significantly affect our financial condition.
The valuation of our fixed assets is inherently subjective due to the individual nature of the assets as well as the observable and un-observable inputs that are used in the calculation, as a result, valuations are subject to uncertainty. Our fixed assets measured at fair value include land, construction in process and investment properties. The accounting policy choice under IFRS is a matter of judgement, in which case we believe that best reflects the nature of our business. We determine the fair value of our assets using accredited independent appraisers.
Observable and un-observable inputs may be subject to change, volatility, uncertainty and may not be available in the future periods. As a result, there is no assurance that the valuations of our interests in the properties reflected in our financial statements would reflect actual sale prices even where any such sales occur shortly after the financial statements are prepared.
Our results of operations include unrealized revaluation adjustments on investment properties, which may fluctuate significantly over financial periods and may materially and adversely affect our business, results of operations and financial condition.
As of December 31, 2022, we had fair value gains on investment properties of Ps.$298.1 million. In particular, gains for the fiscal year ended December 31, 2022 accounted for 64% of our income before income tax for the respective fiscal year. Although the upward revaluation adjustments reflect unrealized capital gains on our investment properties during the relevant periods, the adjustments were not actual cash flow or profit generated from the sales or rental of our investment properties. Unless such investment properties are disposed of at similarly revalued amounts, we will not realize the actual cash flow. The amount of revaluation adjustments has been, and will continue to be, significantly affected by the prevailing property markets and will be subject to market fluctuations.
We cannot guarantee whether changes in market conditions will increase, maintain or decrease the fair value gains on our investment properties at historical levels or at all. In addition, the fair value of our investment properties may materially differ from the amount we receive from any actual sale of an investment property. If there is any material downward adjustment in the revaluation of our investment properties in the future or if our investment properties are disposed of at significantly lower prices than their valuation or appraised value, our business, results of operations and financial condition may be materially and adversely affected.
The fair value of our assets (including construction in process and land) may be harmed by certain factors that may entail impairment losses not previously recorded, which would affect our financial results, our financial condition and thus the satisfaction of financial covenants.
Certain circumstances may affect the fair value of our real estate assets (whether operating or under construction), including, among other things: (i) a decrease in the average room rates and occupancy rates in our Accor and Andaz Hotel Complex, (ii) an increase in the applicable discounts rates at which we discount the anticipated operational cash flow of our assets, (iii) the absence of or modifications to permits or approvals required for the construction and/or operation of any real estate asset, (iv) delays in completion of works beyond the anticipated target, (v) cost overruns, (vi) potential lawsuits that may affect our operations, whether or not we are a party thereto, (vii) full or partial eminent domain proceedings (with or without compensation) regarding such real estate assets; and (viii) findings indicating soil or water contamination or the existence of historical or geological antiquities that may require us to absorb significant cleaning, purification or preservation costs. In addition, certain laws and regulations applicable to our business where the legislation process undergoes constant changes may be subject to frequent and substantially different interpretations, and agreements which may be interpreted by governmental authorities so as to shorten the term of use of real estate, which may be accompanied by a demolition or nationalization order with or without compensation, may significantly affect the value of such real estate asset.
In addition to the items set forth above, our investment in our Hotel Complex is subject to varying degrees of risk related to the ownership and operation of real property. The fair value of the assets and income from our Hotels Complex may be materially adversely affected by:
•	changes in global and national economic conditions, including global or national recession;
•	a general or local slowdown in the real property market, such as the recent global slowdown;
•	political events that may have a material adverse effect on the hotel industry;
•	competition from other lodging facilities, and oversupply of hotel rooms in CDMX and Cancun;
•	material changes in operating expenses, including as a result of changes in real property tax systems or rates or labor laws;
•	changes in the availability, cost and terms of financing;
•	the effect of present or future environmental laws;
•	our ongoing need for capital improvements and refurbishments; and
•	material changes in governmental rules and policies.
Risks Related to HCM and the Business Combination
HCM has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. If HCM is unable to consummate a business combination, including the Business Combination, its Public Shareholders may be forced to wait until after January 25, 2024, before receiving distributions from the Trust Account.
HCM is a blank check company, and as it has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. HCM has the option to elect to extend the date to consummate a business combination on a monthly basis for up to one time by an additional month after December 25, 2023, without another shareholder vote, upon two days’ advance notice prior to the applicable deadline, to January 25, 2024, unless the closing of a business combination shall have occurred. HCM has no obligation to return funds to investors prior to such date unless (i) it consummates a business combination prior thereto or (ii) it seeks to amend its current amended and restated certificate of corporation prior to consummation of a business combination, and only then in cases where investors have sought to convert or sell their shares to HCM. Only after the expiration of this full time period will public securityholders of HCM be entitled to distributions from the Trust Account if HCM is unable to complete a business combination. Accordingly, investors’ funds may be unavailable to them until after such date and to liquidate their investment, public securityholders of HCM may be forced to sell their Public Shares or warrants, potentially at a loss. In addition, if HCM fails to complete an initial business combination, there will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless, unless HCM amends its certificate of incorporation to extend its life and certain other agreements it has entered into.
The HCM Initial Shareholders have agreed to vote in favor of the Business Combination, regardless of how the Public Shareholders vote, and hold a sufficient number HCM Ordinary Shares to constitute a quorum and approve the proposals.
Unlike many other blank check companies in which the initial investors agree to vote their Founder Shares in accordance with the majority of the votes cast by the public investors in connection with an initial business combination, the HCM Initial Shareholders, pursuant to the Sponsor Support Agreement, have agreed to vote their HCM Ordinary Shares in favor of the proposals to be presented at the Extraordinary Meeting. As of the date of this joint proxy statement/prospectus, the HCM Initial Shareholders beneficially own in the aggregate shares equal to approximately 71% of the issued and outstanding HCM Ordinary Shares. Accordingly, the HCM Initial Shareholders hold a sufficient number of shares to constitute a quorum at the Extraordinary Meeting. As the votes to approve the proposals to be presented at the Extraordinary Meeting either require (a) the affirmative vote of the holders of at least a majority of the votes cast by the holders of the issued and outstanding HCM Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting or (b) at least two-thirds of the votes cast at a meeting at which a quorum is present, in each case the HCM Initial Shareholders hold and intend to vote a sufficient number of HCM Ordinary Shares to approve such proposals. Due to the HCM Initial Shareholders’ level of ownership, HCM expects the proposals to be approved, without the support of the Public Shareholders.
If third parties bring claims against HCM, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in HCM’s IPO).
HCM’s placing of funds in the Trust Account may not protect those funds from third party claims against HCM. Although HCM will seek to have all vendors, service providers, prospective target businesses or other entities with which it does business execute agreements with HCM waiving any right, title, interest or claim in or to any monies held in the Trust Account for the benefit of HCM’s Public Shareholders, such parties may not execute such agreements or, even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account, including, but not limited to, claims for fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver. If any third-party refuses to execute an agreement waiving claims to the monies held in the Trust Account, HCM’s management will perform an analysis of the alternatives available to it and will only enter into an agreement without a waiver if management believes that such third party’s engagement would be significantly more beneficial to HCM than any available alternative. If HCM does not obtain a waiver from a third party, HCM will obtain the written consent of Sponsor before entering into an agreement with such third party.
Examples of possible instances where HCM may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills management believes to be significantly superior to those of other consultants who would execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver and where the Sponsor executes a written consent. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of HCM’s Public Shares, if HCM is unable to complete a business combination within the required time frame, or upon the exercise of a redemption right in connection with a business combination, HCM will be required to provide for payment of claims of creditors that were not waived that may be brought against HCM within the 10 years following redemption. Accordingly, the per-share redemption amount received by Public Shareholders could be less than the $10.00 per share initially held in the Trust Account due to claims of such creditors. Pursuant to a written agreement, Sponsor has agreed that it will be liable to HCM if and to the extent any claims by a vendor for services rendered or products sold to HCM, or a prospective target business with which HCM discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.00 per share except as to any claims by a third party who executed a waiver of rights to seek access to the Trust Account and except as to any claims under HCM’s indemnity of the underwriters of its IPO against customarily indemnified liabilities, including liabilities under the Securities Act. Moreover, if an executed waiver is deemed to be unenforceable against a third party, Sponsor will not be responsible to the extent of any liability for such third-party claims. HCM has not independently verified whether Sponsor has sufficient funds to satisfy its indemnity obligations, it has not asked Sponsor to reserve for such indemnification obligations and HCM cannot assure you that it would be able to satisfy those obligations.
HCM has no operating history, and HCM’s management has determined that the mandatory liquidation of HCM should an initial business combination not be consummated by December 25, 2023 (or up to January 25, 2024 if extended) raises substantial doubt about HCM’s ability to continue as a going concern.
HCM is a blank check company with no operating history or results. HCM’s management has determined that the mandatory liquidation of HCM, should a business combination not occur by December 25, 2023 (or up to January 25, 2024 if extended), and potential subsequent dissolution, raises substantial doubt about HCM’s ability to continue as a going concern. See the section entitled “HCM Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”
HCM has not obtained an opinion from an independent investment banking firm or from an independent accounting firm, and consequently, you may have no assurance from an independent source that the price HCM is paying for the business is fair to HCM’s shareholders from a financial point of view.
Since the Business Combination is not with an affiliated entity, HCM is not required to obtain an opinion from an independent investment banking firm or another independent firm that commonly renders valuation opinions for the type of company HCM is seeking to acquire or from an independent accounting firm that the price HCM is paying for a target is fair to HCM’s shareholders from a financial point of view, unless HCM’s Board of Directors cannot independently determine the fair market value of the target business or businesses. Since no opinion has been obtained, HCM’s shareholders are relying on the judgment of HCM’s Board of Directors.
HCM’s shareholders will experience immediate dilution due to the issuance of PubCo Ordinary Shares as consideration in the Business Combination. Having a minority share position likely reduces the influence that HCM’s current shareholders have on its management following the Business Combination.
Based on HCM’s current capitalization, HCM anticipates PubCo issuing (or reserving for issuance) an aggregate of 8,737,500 PubCo Ordinary Shares to the HCM Holders as consideration in the Business Combination. It is anticipated that, upon completion of the Business Combination, HCM’s Public Shareholders will own 5% of the outstanding PubCo Ordinary Shares, assuming that no shares are elected to be redeemed in connection with the Business Combination. In addition, this does not take into account:
•	warrants and options to purchase PubCo Ordinary Shares that will remain outstanding immediately following the Business Combination; and
•	the issuance of any shares upon completion of the Business Combination under the 2023 Murano Executive Incentive Plan (as defined herein) or from the vesting of restricted stock.
If any HCM Class A Ordinary Shares are redeemed in connection with the Business Combination, the percentage of outstanding PubCo Ordinary Shares held by Public Shareholders will decrease and the percentages of PubCo Ordinary Shares held immediately following the Closing of the Business Combination by each of PubCo’s initial equity holders will increase. To the extent that any of the outstanding warrants or options are exercised for PubCo Ordinary Shares, unvested restricted stock vests into PubCo Ordinary Shares, or awards are issued under the 2023 Murano Equity Incentive Plan, HCM’s existing shareholders may experience substantial dilution. Such dilution could, among other things, limit the ability of HCM’s current shareholders to influence management through the election of directors following the Business Combination.
In addition, we issued Public Warrants to purchase 14,375,000 of our HCM Class A Ordinary Shares as part of the units sold in the IPO and, simultaneously with the closing of the IPO, we issued in the private placement an aggregate of 2,500,000 private placement warrants, each exercisable to purchase one HCM Class A Ordinary Share at $11.50 per share to Cantor Fitzgerald. Such warrants, when exercised, will increase the number of issued and outstanding HCM Class A Ordinary Shares and reduce the value of the HCM Class A Ordinary Shares. Such Public Warrants and Private Placement Warrants will remain outstanding regardless of the level of redemptions of HCM Class A Ordinary Shares. Such HCM Public Warrants and Private Placement Warrants would be retained by redeeming HCM Holders with a value of approximately $    based on the market price of $    per warrant based on the closing price of the HCM Public Warrants on Nasdaq on   , 2023.
In addition, the issuance of additional PubCo Ordinary Shares will significantly dilute the equity interests of existing holders of HCM securities and may adversely affect prevailing market prices for PubCo Ordinary Shares and/or PubCo Warrants.
Since holders of HCM’s Founder Shares and HCM’s Private Placement Warrants will lose their entire investment in us if HCM’s initial business combination is not completed, the interests of such persons, including HCM directors, may differ from holders of HCM Class A Ordinary Shares in determining whether Murano is an appropriate target for the Business Combination.
HCM’s Initial Shareholders currently own 10,062,500 Founder Shares, of which 9,987,500 HCM Class A Ordinary Shares are held by Sponsor and an aggregate of 75,000 HCM Class B Ordinary Shares are held by HCM’s independent directors, all of which will be worthless if HCM does not consummate its initial business combination. The Sponsor has agreed to forfeit 1,250,000 of such Founder Shares in connection with the Closing of the Business Combination. Sponsor has purchased 10,500,000 of HCM’s Private Placement Warrants for an aggregate purchase price of $10,500,000, which the Sponsor has agreed to forfeit in connection with the Business Combination. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Founder Shares, placement shares or HCM’s Private Placement Warrants, which will expire worthless if HCM does not consummate a business combination within the Extension Period. If HCM does not consummate the Business Combination or another initial business combination, Sponsor will realize a loss on HCM’s Private Placement Warrants that it purchased. As a result, the personal and financial interests of Messrs. Shawn Matthews, James Bond, Jacob Loveless, David Goldfarb, and Steven Bischoff, who are directors and/or officers of HCM, directly or as members of Sponsor, in consummating the Business Combination or another initial business combination, may have influenced their motivation in identifying and selecting Murano as the counterparty for the Business Combination and, if the Business Combination is not consummated, may in the future influence their motivation in identifying and selecting a target business for an alternative initial business combination and completing an initial business combination that is not in the best interests of HCM’s shareholders. Consequently, the discretion of HCM’s officers and directors, in identifying and selecting Murano or another suitable target business combination may result in a conflict of interest when determining whether the terms, conditions and timing of the Business Combination or another initial business combination are appropriate and in the best interest of HCM’s Public Shareholders.
Since Sponsor and HCM’s officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if HCM’s initial business combination is not completed, the Sponsor or HCM’s directors and officers may have interests that differ from those of the holders of HCM Class A Ordinary Shares in determining whether the Business Combination or an alternative initial business combination target is appropriate for HCM’s initial business combination.
At the Closing of the Business Combination or, if the Business Combination is not consummated, at the closing of an alternative initial business combination, Sponsor and HCM’s officers and directors, or any entities with which they are affiliated, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on HCM’s behalf such as identifying Murano or any alternative target businesses and performing due diligence on suitable business combinations. As of September 30, 2023, the Sponsor has not incurred out-of-pocket expenses eligible for reimbursement if the Business Combination, or an alternative initial business combination, is consummated. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on HCM’s behalf. Further, since its inception, the Sponsor has made loans from time to time to HCM to fund certain working capital deficiencies, capital requirements or finance transaction costs in connection with a Business Combination. On April 21, 2023, HCM issued the Working Capital Note to its Sponsor, and the Sponsor has paid for monthly extensions into the Trust Account in the amount of $142,779 on each of April 21, 2023, May 23, 2023, June 21, 2023, July 24, 2023, August 23, 2023, September 21, 2023, October 23, 2023, and November 21, 2023. Each such payment is considered a working capital loan from the Sponsor pursuant to the Working Capital Note. In addition, as of October 18, 2023, the Sponsor had loaned HCM an aggregate amount of $550,000 for working capital purposes, which has not been deposited into the Trust Account. The Working Capital Note does not bear interest and shall be payable in full upon the consummation of a Business Combination. These financial interests of Sponsor and HCM’s officers and directors may influence their motivation in identifying and selecting Murano or an alternative target business combination and completing the Business Combination or an alternative initial business combination.
We may waive one or more of the conditions to the Business Combination.
We may agree to waive, in whole or in part, one or more of the conditions to our obligations to complete the Business Combination, to the extent permitted by our current amended and restated memorandum and articles of association applicable laws. We may not waive the condition that our shareholders approve the Business Combination. Please see the section entitled “Proposal No. 1 – The Business Combination Proposal – The Business Combination Agreement – Conditions to Closing of the Business Combination” for additional information.
The exercise of HCM’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in HCM’s shareholders’ best interest.
In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require HCM to agree to amend the Business Combination Agreement, to consent to actions taken by Murano that require HCM’s consent under the Business Combination Agreement or to waive rights that HCM is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Murano’s business, a request by Murano to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Murano’s business and would entitle HCM to terminate the Business Combination Agreement. In any of such circumstances, it would be at HCM’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he or they may believe is best for HCM and its shareholders and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, HCM does not believe there will be any changes or waivers that HCM’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained.
Subsequent to consummation of the Business Combination, HCM may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on HCM’s financial condition, results of operations and the share price of its securities, which could cause you to lose some or all of your investment.
HCM cannot assure you that the due diligence conducted in relation to Murano has identified all material issues or risks associated with Murano, its business or the industry in which it competes. As a result of these factors, HCM may incur additional costs and expenses and HCM may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in HCM reporting losses. Even if HCM’s due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with its preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on HCM’s financial condition and results of operations and could contribute to negative market perceptions about HCM’s securities or Murano.
Accordingly, any shareholders of HCM who choose to remain shareholders of Murano following the Business Combination could suffer a reduction in the value of their investment. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully pursue claims under applicable state law or federal securities laws.
Termination of the Business Combination Agreement could negatively impact HCM.
If the Business Combination is not completed for any reason, including as a result of HCM’s shareholders declining to approve the proposals required to effect the Business Combination, the ongoing business of HCM may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, HCM would be subject to a number of risks, including the following:
•
HCM may experience negative reactions from the financial markets, including negative impacts on its share price (including to the extent that the current market price reflects a market assumption that the merger will be completed);

•
HCM will have incurred substantial expenses, to the extent not reimbursable by Murano, and will be required to pay those costs relating to the Business Combination, whether or not the Business Combination is completed; and

•
since the Business Combination Agreement restricts the conduct of HCM’s businesses prior to completion of the Business Combination, HCM may not have been able to take those actions during the pendency of the Business Combination that could have potentially benefitted it as an independent company, and the opportunity to take such actions may no longer be available. See the section entitled “Proposal No. 1 - The Business Combination Proposal - The Business Combination Agreement - Covenants of the Parties” for a description of the restrictive covenants applicable to Murano and HCM.

Murano will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.
Uncertainty about the effect of the Business Combination on employees and other stakeholders may have an adverse effect on Murano and consequently on HCM. These uncertainties may impair Murano’s ability to attract, retain and motivate key personnel until the Business Combination is completed, and could cause Murano’s counterparties to seek to change existing business relationships. Retention of certain employees may be challenging during the pendency of the Business Combination, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, Murano’s business following the Business Combination could be negatively impacted. In addition, the Business Combination Agreement restricts Murano from taking specified actions without the consent of HCM until the Business Combination occurs. These restrictions may prevent Murano from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination. See the section entitled “Proposal No. 1 - The Business Combination Proposal - The Business Combination Agreement - Covenants of the Parties.”

The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an initial public offering and may create risks for HCM’s unaffiliated investors.
An initial public offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of an initial public offering company’s business, financial condition and results of operations. Going public via a business combination with a SPAC does not involve any underwriters or their detailed review of Murano’s business and may therefore result in less careful vetting of information that is presented to the public, including in the proxy statement/prospectus.
In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an initial public offering. In any initial public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters and vetted by analysts. In the case of a business combination involving a SPAC, the value of the target company is established by means of negotiations between the target company and the SPAC. The process of establishing the value of a target company in a SPAC business combination may be less effective than an initial public offering book-building process and also does not reflect events that may have occurred between the date of the Business Combination Agreement and the Closing. In addition, initial public offerings are frequently oversubscribed, resulting in additional potential demand for shares in the aftermarket following the initial public offering. There is no comparable process of generating investor demand in connection with a business combination between a target company and a SPAC, or process of creating an analyst following, each of which may result in lower demand for the surviving company’s shares after Closing, which could in turn, decrease liquidity and trading prices as well as increase share price volatility.
HCM is attempting to complete the Business Combination with a private company about which little information is available, which may result in a business combination that is not as profitable as HCM suspected, if at all.
HCM is seeking to effectuate the Business Combination with a privately held company. HCM cannot assure that the due diligence conducted in relation to Murano has identified all material issues or risks associated with Murano and its business, because little public information generally exists about private companies, including Murano. HCM’s board of directors was required, and HCM’s shareholders will be required to evaluate the Business Combination on the basis of limited information, which may result in the Business Combination being less profitable than HCM suspected, if at all.
HCM has a limited period of time to complete an initial business combination, which may create an incentive for the Sponsor to cause HCM to complete a business combination rather than to liquidate. The Sponsor may generate a positive return on their investment, even if HCM’s Public Shareholders experience a negative rate of return after the consummation of the Business Combination.
If HCM is unable to complete its initial business combination within the Extension Period, HCM will be obligated to redeem 100% of the HCM Class A Ordinary Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to HCM to pay taxes, divided by the number of then outstanding HCM Class A Ordinary Shares, subject to customary conditions. As HCM approaches the end of such investment period, HCM’s Initial Shareholders, officers and directors and Sponsor may have an incentive to cause it to enter into a business combination that is not in the interest of the Public Shareholders rather than to liquidate because a liquidation will cause such investors to lose all of their invested capital.
Sponsor purchased the Founder Shares from HCM for $25,000 and 10,500,000 HCM’s Private Placement Warrants for $10,500,000, resulting in an aggregate investment of $10,525,000. Following the Business Combination, Sponsor and other holders of Founder Shares will hold a maximum of approximately 11.3% of the PubCo Ordinary Shares exclusive of the dilutive impact of the prospective exercise of 2,500,000 Private Warrants held by Cantor Fitzgerald and 14,375,000 Public Warrants. On a fully-diluted basis, the Sponsor and the other holders of Founders Shares would have beneficial ownership of 8.9%, 9.1%, 9.2%, 9.3%, and 9.3% of the total outstanding shares, in each case, assuming no redemptions, 50% redemptions, 75% redemptions, 90% redemptions and maximum redemptions. Even if the trading price of PubCo Ordinary Shares declines significantly, the value of PubCo Ordinary Shares held by Sponsor could be significantly greater than the amount of Sponsor’s original investment. As a result, Sponsor could generate a positive return on their investment upon disposition of their PubCo Ordinary Shares even if the trading price of the PubCo Ordinary Shares declines materially after the Business Combination. Sponsor may therefore be economically incentivized to complete an initial business combination, without completing proper due diligence, with a risky or under-performing business that may not trade at or above or even near $10.00 per share rather than liquidate and lose their entire investment. The Sponsor has agreed to forfeit 1,250,000 HCM Class A Ordinary Shares and all of its 10,500,000 Private Placement Warrants upon the Closing of the Business Combination.
The Sponsor and officers and directors of HCM may have interests in the Business Combination different from the interests of HCM’s Public Shareholders.
The Sponsor and officers and directors of HCM have financial interests in the Business Combination that are different from, or in addition to, those of other HCM Holders generally. See the section entitled “Proposal No. 1 - The Business Combination Proposal - Interests of Certain HCM Persons in the Business Combination” for more information. In addition, the Sponsor and officers and directors of HCM may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to shareholders, rather than to liquidate, in which case the Sponsor and directors and officers of HCM would lose their entire investment. As a result, the Sponsor and directors and officers of HCM may have a conflict of interest in determining whether Murano is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination. See the section entitled “Business of HCM - Conflicts of Interest” for more information. The HCM board of directors was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to HCM Holders that they approve the Business Combination.
HCM and Murano will incur substantial transaction fees and costs in connection with the Business Combination and the integration of their businesses.
Murano and HCM have incurred, and expect to incur, additional material non-recurring expenses in connection with the Business Combination and the completion of the transactions contemplated by the Business Combination Agreement and related agreements. While both HCM and Murano have assumed that a certain level of expenses would be incurred in connection with the Business Combination, there are many factors beyond their control that could affect the total amount of, or the timing of, anticipated expenses with respect to the integration and implementation of the combined businesses. Additional unanticipated costs may be incurred in the course of conducting Murano’s business after the completion of the Business Combination. Upon completion of an initial business combination, PubCo will be committed to pay Cantor Fitzgerald an amount equal to $3.0 million, in the aggregate, which fees are not impacted by the size of such transaction or the level of redemptions associated therewith. In addition, HCM has separately incurred and paid approximately $5.0 million, of underwriting fees upon the closing of its IPO, for aggregate fees of approximately $8.0 million. Additionally, the fees to be paid to the underwriters remain constant and are not adjusted based on the level of redemptions that occur prior to the business combination. If no redemptions occur, the effective business combination marketing and underwriting fees would be approximately 20% of the value of unredeemed PubCo Ordinary Shares. If the 50% redemption scenario occurs, the effective business combination marketing and underwriting fees would be 39% of the value of unredeemed shares of PubCo Ordinary Shares. If the 75% redemption scenario occurs, the effective business combination marketing and underwriting fees would be 78% of the value of unredeemed shares of PubCo Ordinary Shares. If the 90% redemption scenario occurs, the effective business combination marketing and underwriting fees would be 196% of the value of unredeemed shares of PubCo Ordinary Shares. If the maximum redemption scenario occurs, the effective business combination marketing and underwriting fees would be 100% of the value of unredeemed shares of PubCo Ordinary Shares. Cantor Fitzgerald has not sent, and does not anticipate sending, any notice about ceasing involvement with the Business Combination.
HCM and Murano may be materially adversely affected by negative publicity related to the Business Combination and in connection with other matters.
From time to time, political and public sentiment in connection with special purpose acquisition companies, such as HCM, and business combinations with special purpose acquisitions companies, has resulted, and may in the future result, in a significant amount of adverse press coverage and other adverse public statements, which may negatively and aversely effect HCM, Murano or the Business Combination. Adverse press coverage and other negative publicity, whether or not driven by political or public sentiment, may also result in investigations by regulators, legislators and law enforcement officials or ultimately in legal claims. Responding to these investigations and lawsuits, regardless of the ultimate outcome of the proceeding, can divert the time and effort of senior management from the management of HCM’s and Murano’s respective businesses. Addressing any adverse publicity, governmental scrutiny or enforcement or other legal proceedings is time consuming and expensive and, regardless of the factual basis for the assertions being made, can have a negative impact on Murano’s reputation, on the morale and performance of Murano’s employees and on Murano’s relationships with regulators. It may also have an adverse impact on Murano’s ability to take timely advantage of various business and market opportunities. The direct and indirect effects of negative publicity, and the demands of responding to and addressing it, may have a material adverse effect on Murano’s and HCM’s respective businesses, financial condition and results of operations.
The Business Combination Agreement contains provisions that prohibit HCM from seeking an alternative business combination.
The Business Combination Agreement contains provisions that prohibit HCM from seeking alternative business combinations during the pendency of the Business Combination. Further, if HCM is unable to obtain the requisite approval of its shareholders, Murano may terminate the Business Combination Agreement. If the Business Combination Agreement is terminated and the HCM board of directors seeks another merger or business combination, HCM Holders cannot be certain that HCM will be able to find another acquisition target that would consummate a business combination or that such other merger or business combination will be completed prior to HCM’s deadline for completing an initial business combination.
HCM’s shareholders will have their rights as shareholders governed by Jersey law and PubCo’s Organizational Documents.
As a result of the completion of the Business Combination, HCM Holders may become holders of PubCo Ordinary Shares listed on Nasdaq, and their rights as shareholders will be governed by Jersey law, including the provisions of the Jersey Companies Law, and PubCo’s Organizational Documents (as amended from time to time) following the Business Combination. As a result, there will be differences between the rights currently enjoyed by HCM Holders and the rights of those shareholders who become PubCo shareholders following the Business Combination. See the section entitled “ Comparison of Shareholder Rights.”
The rights of PubCo shareholders may differ from the rights typically offered to shareholders of a Cayman Islands corporation and these differences may make PubCo securities less attractive to investors.
At the Effective Time, PubCo is intended to be a public limited company incorporated under the laws of Jersey. The rights of holders of PubCo Ordinary Shares are governed by Jersey law, including the provisions of the Jersey Companies Law, and by the PubCo Organizational Documents (as amended from time to time). These rights differ in certain respects from the rights of shareholders in typical U.S. corporations, and these differences may make PubCo Ordinary Shares less attractive to investors.
The U.K. City Code on Takeovers and Mergers, or the “Takeover Code,” applies, among other things, to an offer for a public limited company whose registered office is in the United Kingdom (or the Channel Islands or the Isle of Man) and whose securities are not admitted to trading on a regulated market in the United Kingdom (or the Channel Islands or the Isle of Man) if the company is considered by the Panel on Takeovers and Mergers, or the “Takeover Panel”, to have its place of central management and control in the United Kingdom (or the Channel Islands or the Isle of Man). This is known as the “residency test.” The test for central management and control under the Takeover Code is different from that used by the U.K. tax authorities and the Takeover Panel will consider the structure of the board, the functions of the directors and where they are resident. By way of example, if a majority of the members of PubCo’s Board are resident in the United Kingdom, the Channel Islands and the Isle of Man, then the “residency test” will normally be satisfied.
Because PubCo anticipates that its central management and control will be situated within the United Kingdom, PubCo envisages that the Takeover Code will apply to an offer for it. However, this may subsequently change, or the interpretation and application of the Takeover Code by the Takeover Panel may change (including changes to the way in which the Takeover Panel assesses the application of the Takeover Code to English/Jersey companies whose shares are listed outside of the United Kingdom), and the Takeover Code might not apply to PubCo in the future.
As long as PubCo has its place of central management and control in the United Kingdom (or the Channel Islands or the Isle of Man) and accordingly is subject to the Takeover Code, PubCo will be subject to a number of rules and restrictions, including but not limited to the following: (i) PubCo’s ability to enter into deal protection arrangements with a bidder would be extremely limited; (ii) PubCo might not, without the approval of its shareholders, be able to perform certain actions that could have the effect of frustrating an offer, such as issuing shares or carrying out acquisitions or disposals; and (iii) PubCo would be obliged to provide equality of information to all bona fide competing bidders. Additionally, the Takeover Code contains certain rules in respect of mandatory offers. Under Rule 9 of the Takeover Code, if a person: (a) acquires an interest in PubCo Ordinary Shares which, when taken together with shares in which such person or persons acting in concert with such person are interested, carries 30% or more of the voting rights of PubCo Ordinary Shares; or (b) who, together with persons acting in concert with such person, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in the company, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer and, depending on the circumstances, its concert parties, would be required (except with the consent of the Takeover Panel) to make a cash offer for the outstanding PubCo Ordinary Shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.
Under the Jersey Companies Law, regardless of whether PubCo is subject to the Takeover Code, an offeror for PubCo that has acquired 9/10ths in nominal value of the shares to which the offer relates may exercise statutory squeeze-out rights to compulsorily acquire the shares of the non-assenting minority. However, if an offer for PubCo is conducted by way of a court sanctioned scheme of arrangement, the threshold for the offeror obtaining 100% of PubCo Ordinary Shares to which the scheme relates comprises two components: (i) approval by a majority in number of each class of PubCo shareholders present and voting at the shareholder meeting; and (ii) approval of PubCo shareholders representing 75% or more of the voting rights of each class of PubCo shareholders present and voting at that meeting.
PubCo’s share price may be volatile and may decline regardless of its operating performance. The market price of the PubCo Ordinary Shares may fluctuate significantly in response to numerous factors and may continue to fluctuate for these and other reasons, many of which are beyond PubCo’s control, including:
•	actual or anticipated fluctuations in PubCo’s revenue and results of operations;
•	the financial projections PubCo may provide to the public, any changes in these projections or its failure to meet these projections;
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failure of securities analysts to maintain coverage of PubCo, changes in financial estimates or ratings by any securities analysts who follow PubCo or its failure to meet these estimates or the expectations of investors;

•	announcements by PubCo or its competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures, results of operations or capital commitments;
•	changes in operating performance and stock market valuations of other online gambling companies;
•	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;
•	trading volume of the PubCo Ordinary Shares;
•	the inclusion, exclusion or removal of the PubCo Ordinary Shares from any indices;
•	changes in the PubCo’s Board or management;
•	transactions in the PubCo Ordinary Shares by directors, officers, affiliates and other major investors;
•	lawsuits threatened or filed against PubCo;
•	changes in laws or regulations applicable to PubCo’s business; and
•	changes in PubCo’s capital structure, such as future issuances of debt or equity securities.

Provisions in the PubCo articles of association may have anti-takeover effects that could discourage an acquisition of PubCo by others, even if an acquisition would be beneficial to PubCo shareholders, and may prevent attempts by PubCo shareholders to replace or remove our PubCo directors.
The PubCo articles of association (which form a part of the PubCo Organizational Documents) could delay, defer or prevent a third party from acquiring PubCo, despite any possible benefit to PubCo’s shareholders, after closing of the transaction, or otherwise adversely affect the price of PubCo Ordinary Shares. For example, the PubCo articles of association will:
•	permit the PubCo Board to issue one or more series of preferred shares with rights and preferences designated by the PubCo Board;
•	impose advance notice requirements for shareholder proposals and nominations of directors to be considered at shareholder meetings; and
•	limit the ability of shareholders to remove directors without cause.
These provisions may discourage potential takeover attempts, discourage bids for PubCo Ordinary Shares at a premium over the market price or adversely affect the market price of, and the voting and other rights of the holders of, the PubCo Ordinary Shares. These provisions could also discourage proxy contests and make it more difficult for PubCo shareholders to elect directors other than the candidates nominated by the PubCo Board. See the section entitled “Description of PubCo securities” and the Post-Merger Charter in the form attached as Annex B for additional information on the anti-takeover measures that may be applicable to PubCo.
The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.
In general, either HCM or Murano may refuse to complete the Business Combination if specified types of changes or conditions, which constitute a failure of a representation or warranty to be true and correct, have a material adverse effect upon the other party between the signing date of the Business Combination Agreement and the planned Closing. However, other types of changes do not permit either party to refuse to consummate the Business Combination, even if such change could be said to have a material adverse effect on Murano or HCM, including the following events:
•	general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally;
•	acts of war, national emergencies, occurrences of hostility, military or terrorist attack, domestic or international strife, insurgency, conflict, sabotage or terrorism (including cyberterrorism);
•
changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world where Murano or HCM, as applicable, operates, sources supplies or sells products, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries in which Murano or HCM, as applicable, operates, sources supplies or sells products;

•	changes in any applicable laws or GAAP or other applicable accounting principles or standards or any authoritative interpretations thereof or the enforcement thereof;
•	any change, event, development, effect or occurrence that is generally applicable to the industries or markets in which Murano or HCM, as applicable, operates;
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the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the Business Combination, including the impact thereof on the relationships, contractual or otherwise, of Murano or HCM, as applicable, with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto;

•	any failure by Murano or HCM, as applicable, to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions;

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any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild-fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world where Murano or HCM, as applicable, operates, sources supplies or sells products, or any escalation of the foregoing;

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compliance by Murano or HCM, as applicable, with applicable law or with their covenants and agreements contained in the Business Combination Agreement (including the impact thereof on the relationships, contractual or otherwise, of Murano or HCM, as applicable, with customers, employees, suppliers or partners;

•	any change, event, development, effect or occurrence that is generally applicable to “SPACs”; or
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any shareholder or equity holder demands or other shareholder or equity holder proceedings (including derivative claims) relating to the Business Combination Agreement, any related agreement thereto or any matters relating thereto.

Furthermore, Murano or HCM may waive in writing the occurrence of a failure of a representation to be true and correct that constitutes a material adverse effect affecting the other party. If a failure of a representation to be true and correct that constitutes a material adverse effect occurs and the parties still consummate the Business Combination, the market trading price of PubCo Ordinary Shares may suffer.
This proxy statement/prospectus contains projections and forecasts, that may not be an indication of the actual results of the Business Combination or PubCo’s future results.
This proxy statement/prospectus contains projections and forecasts prepared by PubCo. None of the projections and forecasts included in this proxy statement/prospectus have been prepared with a view toward public disclosure, other than to the parties to the Business Combination Agreement or toward complying with SEC guidelines or GAAP. These projections and forecasts were prepared based on numerous variables and assumptions, which are inherently uncertain and may be beyond HCM’s and PubCo’s control. Important factors that may affect actual results and results of PubCo’s operations following the Business Combination, or could lead to such projections and forecasts not being achieved include, but are not limited to, the success of PubCo’s marketing efforts, customer demand for PubCo’s products and services, an evolving competitive landscape, rapid technological change, margin shifts in the industry, regulation changes in a highly regulated environment, successful management and retention of key personnel, unexpected expenses and general economic conditions. As such, these projections and forecasts may be materially inaccurate and should not be relied upon as an indicator of actual past or future results.
Nasdaq may not list PubCo’s securities on its exchange, and if they are listed, PubCo may be unable to satisfy listing requirements in the future, which could limit investors’ ability to effect transactions in PubCo securities and subject PubCo to additional trading restrictions.
As a result of the Business Combination, Nasdaq rules require that PubCo and HCM apply for the listing of PubCo Ordinary Shares and PubCo Public Warrants. While PubCo and HCM will apply to have PubCo Ordinary Shares and PubCo Public Warrants listed on the Nasdaq upon consummation of the Business Combination, PubCo will be required to meet Nasdaq’s initial listing requirements. PubCo may be unable to meet those requirements. Even if PubCo’s securities are listed on the Nasdaq immediately following the Business Combination, it may be unable to maintain the listing of its securities in the future.
If PubCo fails to meet the initial listing requirements and Nasdaq does not list PubCo’s securities on its exchange, or if PubCo is delisted, there could be significant material adverse consequences, including:
•	a limited availability of market quotations for PubCo’s securities;
•	a limited amount of news and analyst coverage; and
•	a decreased ability to obtain capital or pursue acquisitions by issuing additional equity or convertible securities.
If PubCo’s performance following the Business Combination does not meet market expectations, the price of its securities may decline.
If PubCo’s performance following the Business Combination does not meet market expectations, the price of PubCo Ordinary Shares may decline from the price of HCM Class A Ordinary Shares prior to the Closing of the Business Combination. The market value of HCM Class A Ordinary Shares prior to the Business Combination may vary significantly from the price of PubCo Ordinary Shares on the date the Business Combination is consummated, the date of this proxy statement/prospectus, or the date on which our shareholders vote on the Business Combination. Because the number of PubCo Ordinary Shares issued as consideration in the Business Combination will not be adjusted to reflect any changes in the market price of HCM Class A Ordinary Shares, the value of PubCo Ordinary Shares issued in the Business Combination may be higher or lower than the value of the same number of HCM Class A Ordinary Shares on earlier dates.
In addition, if an active market for PubCo Ordinary Shares develops and continues, the trading price of PubCo Ordinary Shares following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond its control. Prior to the Business Combination, there has not been a public market for PubCo Ordinary Shares, and trading in PubCo Ordinary Shares has not been active. Accordingly, the valuation ascribed to PubCo Ordinary Shares in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. Any of the factors listed below could have a material adverse effect on the price of PubCo Ordinary Shares.
Factors affecting the trading price of PubCo Ordinary Shares following the Business Combination may include:
•	actual or anticipated fluctuations in Murano’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;
•	changes in the market’s expectations about operating results;
•	Murano’s operating results failing to meet market expectations in a particular period;
•	changes in financial estimates and recommendations by securities analysts concerning Murano hospitality and market in general;
•	operating and shares price performance of other companies that investors deem comparable to Murano;
•	changes in laws and regulations affecting Murano’s business;
•	commencement of, or involvement in, litigation involving HCM or Murano;
•	changes in Murano’s capital structure, such as future issuances of securities or the incurrence of debt;
•	the volume of PubCo Ordinary Shares available for public sale;
•	any significant change in Murano’s board of directors or management;
•	sales of substantial amounts of PubCo Ordinary Shares by Murano’s directors, executive officers or significant shareholders or the perception that such sales could occur; and
•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.
Broad market and industry factors may depress the market price of PubCo Ordinary Shares irrespective of PubCo’s operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these shares, and of PubCo’s securities, may not be predictable. A loss of investor confidence in the market for hospitality companies or the shares of other companies which investors perceive to be similar to PubCo could depress our share price regardless of its business, prospects, financial conditions or results of operations. A decline in the market price of PubCo Ordinary Shares also could adversely affect PubCo’s ability to issue additional securities and PubCo’s ability to obtain additional financing in the future.
You do not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. If HCM does not complete the Business Combination, to liquidate your investment, you may be forced to sell your HCM Class A Ordinary Shares or HCM Warrants, potentially at a loss.
HCM’s Public Shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the consummation of HCM’s initial business combination; (ii) the redemption of HCM’s Public Shares if it is unable to consummate a business combination Extension Period, subject to applicable law; (iii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend HCM’s amended and restated memorandum and articles of association to modify the substance or timing of HCM’s obligation to redeem 100% of its Public Shares if it does not complete its initial business combination Extension Period; or (iv) otherwise upon

HCM’s liquidation or in the event HCM’s board of directors resolves to liquidate the Trust Account and ceases to pursue the consummation of a business combination prior to the expiration of the trust (HCM’s board of directors may determine to liquidate the Trust Account prior to such expiration if it determines, in its business judgment, that it is improbable within the remaining time that HCM will be able to identify an attractive business combination or satisfy regulatory and other business and legal requirements to consummate a business combination). In the event that HCM is not able to consummate a Business Combination, HCM must (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and (c) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or HCM Public Warrants, potentially at a loss.
We have no operating or financial history and our results of operations and those of Murano may differ significantly from the unaudited pro forma financial data included in this proxy statement/prospectus.
We are a blank check company and we have no operating history and no revenues. This proxy statement/prospectus includes unaudited pro forma Combined Financial Statements for Murano. The unaudited pro forma combined statements of operations of Murano combines the historical unaudited results of operations of HCM for the six months ended June 30, 2023 and the historical audited results of operations for the year ended December 31, 2021, with the historical unaudited results of operations of Murano for the six months ended June 30, 2023 and the historical audited results of operations for the year ended December 31, 2021, respectively, and gives pro forma effect to the Business Combination as if it had been consummated on January 1, 2021. The unaudited pro forma combined balance sheet of Murano combines the historical balance sheets of HCM as of June 30, 2023 and of Murano as of June 30, 2023 and gives pro forma effect to the Business Combination as if it had been consummated on June 30, 2023.
The unaudited pro forma Combined Financial Statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma Combined Financial Statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the dates indicated above, or the future results of operations or financial position of Murano. Accordingly, Murano’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma Combined Financial Statements included in this document. For more information, please see the section entitled “Unaudited Pro Forma combined Financial Information.”
Risks Related to Taxes
HCM is likely a Passive Foreign Investment Company (“PFIC”) for U.S. federal income tax purposes.
A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are treated as held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.
If HCM was or is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder (as defined in the section of this prospectus captioned “Material U.S. Federal Income Tax Considerations”) of HCM Ordinary Shares or HCM Warrants, the U.S. holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements.

Based on the current and historic income, assets, and operations of HCM, it is anticipated that HCM was (and remains) a PFIC for each taxable year during which it was in existence, and it is likely that the “start-up” exception does not apply to HCM. As a result of this, it is anticipated that U.S. holders of HCM Ordinary Shares will be required to treat those shares as shares in a PFIC, and that, although not free from doubt, U.S. holders of HCM Warrants may be required to treat those warrants as shares in a PFIC (for purposes of the PFIC rules).
Although not free from doubt, if HCM was treated as a PFIC in any taxable year during which a U.S. holder owned HCM Ordinary Shares or HCM Warrants (and such U.S. holder continues to own those shares or warrants), that U.S. holder may be required to recognize gain (if any) on its HCM Ordinary Shares and HCM Warrants in connection with the Merger, notwithstanding any nonrecognition treatment that may otherwise generally apply under provisions of the Code, though if any such provisions did apply, it is anticipated that such U.S. holder may not be permitted to recognize loss (if any) on its HCM Ordinary Shares and HCM Warrants in connection with the Merger. Accordingly, as described in the section of this prospectus entitled “Material U.S. Federal Income Tax Considerations”, it may be prudent for a U.S. holder that does not have in effect a valid QEF election to assume that the Business Combination is treated as a taxable transaction with respect to any gain it realizes (based on the application of the PFIC rules discussed in such section under “— Application of the PFIC Rules to the Business Combination”).
There may be tax consequences of the Business Combination that may adversely affect holders of HCM Ordinary Shares or Warrants.
Although it is intended for the Merger to qualify as part of a tax-free exchange for U.S. federal income tax purposes as described in Section 351(a) of the Code, and although counsel is rendering an opinion in connection therewith, this treatment is not free from doubt, and the requirements for such treatment are complex and qualification for such treatment could be adversely affected by events or actions that occur following the Business Combination that are beyond PubCo’s control (including, with respect to any gain on a U.S. holder’s HCM Ordinary Shares and HCM Warrants, HCM’s potential status as a PFIC, which is described in the immediately preceding above risk factor). There can be no assurance that the U.S. Internal Revenue Service (“IRS”) will not disagree with or challenge the intended characterization of the transaction for U.S. federal income tax purposes. To the extent the Merger is not treated as a tax-free exchange for U.S. federal income tax purposes, it could result in the imposition of substantial additional taxes on U.S. holders of HCM Ordinary Shares and HCM Warrants.
It is unclear whether the Merger, in addition to potentially qualifying as an exchange described in Section 351(a) of the Code, will qualify as a “reorganization” under Section 368 of the Code. Despite the intention of the parties to the Business Combination Agreement that the Merger may also independently qualify as a “reorganization,” such treatment is highly uncertain. There are many requirements that must be satisfied in order for the Merger to qualify as a “reorganization”, some of which are based upon factual determinations. Under the applicable provisions of the Code and U.S. Treasury regulations promulgated thereunder, the acquiring corporation must continue, directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance directly on point as to how the provisions of Section 368 of the Code apply in the case of an acquisition of a corporation with only investment-type assets, such as HCM. Moreover, the qualification of the Merger as a “reorganization” is dependent on facts that will not be known until or following the Closing. Specifically, this qualification could depend on whether a sufficient number of HCM Ordinary Shares are exchanged for PubCo Ordinary Shares in the Merger rather than redeemed for cash. Since a significant number of HCM Ordinary Shares have been redeemed, there is a risk that the aforementioned “continuity of business enterprise” requirement may not be satisfied. There can be no assurance that the Merger qualifies as a reorganization under Section 368 of the Code. Because of the significant degree of uncertainty regarding whether the Merger can qualify as a reorganization under Section 368 of the Code, counsel is unable to opine as to whether it does, and it may be prudent for investors to assume that it will not. U.S. holders should consult their tax advisors regarding the potential qualification of the Merger as a reorganization for U.S. federal income tax purposes.
Consequently, it is possible that a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Considerations”) of HCM Ordinary Shares and HCM Warrants could be treated as transferring its HCM Ordinary Shares and HCM Warrants, if any, to PubCo in an exchange governed only by Section 351(a) of the Code (and not by Section 368 of the Code), in which case (to the extent such U.S. holder is not required to recognize all of its gain on the transfer under Section 367(a) of the Code or the PFIC rules) such U.S. holder generally should (i) recognize gain (but not loss) with respect to the exchange of their HCM Ordinary Shares equal to the lesser of

(A) the excess (if any) of the fair market value of the PubCo Ordinary Shares and PubCo Warrants allocable to such HCM Ordinary Shares over its adjusted tax basis in such HCM Ordinary Shares and (B) the fair market value of such PubCo Warrants, and (ii) recognize gain (but not loss) with respect to the exchange of their HCM Warrants equal to the lesser of (A) the excess (if any) of the fair market value of the PubCo Ordinary Shares and PubCo Warrants allocable to such HCM Warrants over its adjusted tax basis in such HCM Warrants and (B) the fair market value of such PubCo Warrants. For purposes of the preceding sentence, each of the PubCo Warrants and the PubCo Ordinary Shares will be allocated proportionally to the exchanged HCM Ordinary Shares, on the one hand, and HCM Warrants, on the other hand, according to the relative fair market values of such exchanged HCM Ordinary Shares and HCM Warrants. The above treatment is not free from doubt, and U.S. holders should consult their tax advisors regarding the treatment of the exchange of HCM Warrants and HCM Ordinary Shares under Section 351 of the Code.
Alternatively, it is also possible that, if the deemed transfer of HCM Ordinary Shares and HCM Warrants qualifies as part of a “reorganization” within the meaning of Section 368 of the Code, subject to Section 367(a) of the Code as well as the discussion regarding the PFIC rules herein, a U.S. holder of HCM Ordinary Shares and HCM Warrants generally should not recognize any gain or loss on any such deemed transfer of HCM Warrants, and such U.S. holder’s basis in the PubCo Warrants deemed received generally should be equal to the U.S. holder’s basis in its HCM Warrants deemed transferred.
Section 367(a) of the Code and the applicable Treasury regulations promulgated thereunder provide that where a U.S. holder exchanges certain property in a transaction that would qualify as a reorganization within the meaning of Section 368(a) of the Code, the U.S. holder is required to recognize gain, but not loss, realized on such exchange unless certain requirements are met. If the Merger is described in Section 351(a) or Section 368 of the Code but it is determined that Section 367(a) of the Code applies to the transfer of HCM Ordinary Shares (or that the U.S. holder is required to recognize gain on the transfer under the PFIC rules), then a U.S. holder would generally recognize gain (but not loss) to the extent that gain would have been recognized if such transfer did not qualify for non-recognition under Section 351(a) or Section 368 of the Code.
In addition, and as defined in the immediately preceding risk factor a U.S. holder of HCM Ordinary Shares or HCM Warrants could be subject to additional adverse U.S. federal income tax consequences as a result of the Business Combination if HCM is a passive foreign investment company within the meaning of Section 1297 of the Code at any time during a U.S. holder’s holding period of HCM Ordinary Shares or HCM Warrants.
The Closing is not conditioned upon the receipt of an opinion of counsel that the Business Combination will qualify for tax-free treatment, and none of HCM, Murano or PubCo intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. Accordingly, no assurance can be given that the IRS will not challenge the tax-free treatment of the Business Combination or that a court will not sustain a challenge by the IRS.
The summary above is qualified in its entirety by the more detailed discussion provided in the section entitled “Material U.S. Federal Income Tax Considerations.” We urge you to consult your tax advisors regarding the tax consequences to you of the Business Combination and Merger.
If PubCo is characterized as a PFIC, U.S. holders may suffer adverse tax consequences.
Based on the current and anticipated composition of the income, assets and operations of PubCo and its subsidiaries, PubCo does not believe it will be treated as a PFIC for the taxable year that includes the Business Combination, however there can be no assurances in this regard or any assurances that PubCo will not be treated as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and PubCo cannot assure you that the IRS will not take a contrary position as to PubCo not being treated as a PFIC or that a court will not sustain such a challenge by the IRS.
Whether PubCo is a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of PubCo’s income and assets, the market value of its assets, and potentially the composition of the income and assets of one or more of PubCo’s subsidiaries and the market value of their assets in that year. Whether a PubCo subsidiary is a PFIC for any taxable year is likewise a factual determination that depends on, among other things, the composition of the subsidiary’s income and assets and the market value of such assets in that year. One or more changes in these factors may cause PubCo and/or one or more of its subsidiaries to become a PFIC for a taxable year even though it has not been a PFIC for one or more prior taxable years. Whether PubCo or a subsidiary is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and thus is subject to significant uncertainty.

If PubCo is a PFIC for any taxable year, a U.S. holder of PubCo Ordinary Shares may be subject to adverse tax consequences and may be subject to certain information reporting obligations (including with respect to any subsidiaries of PubCo that are treated as PFICs with respect to those U.S. holders). For a further discussion, see the section entitled “Material U.S. Federal Income Tax Considerations—U.S. Holders—Ownership of PubCo Ordinary Shares and PubCo Warrants—Application of the PFIC Rules to PubCo Ordinary Shares and PubCo Warrants.” U.S. holders of PubCo Ordinary Shares and PubCo Warrants are strongly encouraged to consult their own advisors regarding the potential application of these rules to PubCo and the ownership of PubCo Ordinary Shares and/or PubCo Warrants.
The Merger may be a taxable event for U.S. Holders of HCM Ordinary Shares.
Subject to the limitations and qualifications described in the section entitled “Material U.S. Federal Income Tax Considerations—U.S. Holders—The Business Combination,” the Merger should qualify as part of a transaction described in Section 351 of the Code and, as a result, a U.S. Holder (as defined in the section entitled “Material U.S. Federal Income Tax Considerations”) should not recognize loss with respect to the exchange of HCM Securities for Pubco Securities, and a U.S. Holder (as defined in the section entitled “Material U.S. Federal Income Tax Considerations”) that has in effect a valid QEF election (as defined in the section entitled “— Application of the PFIC Rules to the Business Combination”) with respect to its HCM Ordinary Shares, and that has had that election in effect for all taxable years during which it has held its HCM Ordinary Shares (or that has a valid QEF election in effect with respect to those shares and has made a valid deemed sale election in connection with making that QEF election) should not recognize gain with respect to any PubCo Ordinary Shares it is treated as receiving in exchange for its HCM Ordinary Shares, pursuant to the Business Combination. However, if the Merger does not qualify as part of a transaction described in Section 351 of the Code for any reason, a U.S. Holder that exchanges its HCM Securities for the consideration under the Business Combination generally will recognize gain or loss equal to the difference between (i) the sum of the fair market value of the PubCo Securities received and (ii) the U.S. Holder’s adjusted tax basis in the HCM Securities exchanged. As described herein, the provisions of Section 351(a) of the Code are complex, and there is an absence of formal guidance regarding what amount of assets HCM must retain (and the length of time that HCM must retain them) to prevent a deemed liquidation for U.S. federal income tax purposes.
If a United States person is treated as owning at least 10% of PubCo’s shares, such person may be subject to adverse U.S. federal income tax consequences.
If a United States person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of PubCo’s shares, such person may be treated as a “United States shareholder” (a “10% U.S. Shareholder”) with respect to PubCo. If 10% U.S. Shareholders collectively own more than 50% of the value or voting power of PubCo’s shares, then PubCo will be considered a controlled foreign corporation (a “CFC”). Additionally, as a result of complex attribution rules, a direct or indirect subsidiary of PubCo may be considered a CFC and a 10% U.S. Shareholder of PubCo may be subject to the CFC rules with respect to such PubCo subsidiary even if PubCo itself is not a CFC.
A 10% U.S. Shareholder of a CFC may be required to report annually and include in its U.S. taxable income its pro rata share of the CFC’s “Subpart F income” and (in computing its “global intangible low-taxed income”) “tested income” and a pro rata share of the amount of U.S. property (including certain stock in U.S. corporations and certain tangible assets located in the United States) held by the CFC regardless of whether such CFC makes any distributions. Failure to comply with these reporting obligations (or related tax payment obligations) may subject such 10% U.S. Shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such 10% U.S. Shareholder’s U.S. federal income tax return for the year for which reporting (or payment of tax) was due from starting. An individual that is a 10% U.S. Shareholder with respect to a CFC generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a 10% U.S. Shareholder that is a U.S. corporation.
PubCo cannot provide any assurances that it will assist holders in determining whether it, or any of its non-U.S. subsidiaries, are treated as a CFC or whether any holder is treated as a 10% U.S. Shareholder with respect to any of such CFC or furnish to any holder information that may be necessary to comply with reporting and tax paying obligations.
Tax Residence of PubCo
PubCo is incorporated in Jersey, but it is intended that it will be resident for United Kingdom tax purposes in the United Kingdom by virtue of its central management and control being exercised in the United Kingdom.

Whether or not central management and control is exercised from the United Kingdom is a question of fact to be determined by reference to case law. The case law concept of central management and control is, in broad terms, directed at the highest level of control of the business of a company, which is to be distinguished from the place where the main operations of a business are conducted.
Even if PubCo generally would be considered to be resident in the United Kingdom for United Kingdom tax purposes, it may nevertheless not be treated as resident in the United Kingdom if it were also considered to be resident in another jurisdiction (applying the rules of tax residency relevant to such jurisdiction) that has a double taxation treaty with the United Kingdom and the terms of such double taxation treaty were applied ultimately to allocate exclusive residence to that other jurisdiction.
As residence is a question of fact and circumstance, which may change, there can be no assurances as to the residence of PubCo for United Kingdom tax purposes as an ongoing matter. If PubCo were to be treated as resident for tax purposes in a jurisdiction other than the United Kingdom, it would be subject to taxation in accordance with the tax laws of such jurisdiction, which may give rise to higher tax liabilities for PubCo. If PubCo were to cease to be resident for tax purposes in the United Kingdom at any time, then this may give rise to “exit” tax charges in the United Kingdom.
Complexity of UK Tax Law
PubCo is expected to be a holding company with limited activities. The United Kingdom is generally seen as a favourable jurisdiction for holding companies. However, the United Kingdom tax rules are complex and subject to change. Any United Kingdom tax liabilities of PubCo will diminish the profits available for distribution to the PubCo Shareholders.
The Sponsor and its affiliates may receive a positive return on the 9,987,500 Founder Shares even if HCM’s Public Shareholders experience a negative return on their investment after consummation of the Mergers.
If HCM is able to complete a business combination within the required time period, the Sponsor and its affiliates may receive a positive return on the 9,987,500 Founder Shares, which were acquired by the Sponsor for an aggregate purchase price of $25,000 prior to HCM’s IPO, even if HCM’s Public Shareholders experience a negative return on their investment in HCM Class A Ordinary Shares and HCM’s Private Placement Warrants after consummation of the Merger. Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to forfeit 1,250,000 Founder Shares in connection with the Closing of the Business Combination and following such forfeiture expects to beneficially own 8,737,500 PubCo Ordinary Shares.
HCM’s directors may decide not to enforce the indemnification obligations of Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to HCM’s Public Shareholders.
If proceeds in the Trust Account are reduced below $10.00 per Public Share and Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, HCM’s independent directors would determine whether to take legal action against Sponsor to enforce its indemnification obligations. While HCM currently expects that its independent directors would take legal action on HCM’s behalf against Sponsor to enforce its indemnification obligations to HCM, it is possible that HCM’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If HCM’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to HCM’s Public Shareholders may be reduced below $10.00 per share.
HCM may not have sufficient funds to satisfy indemnification claims of HCM’s directors and executive officers.
HCM has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, HCM’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by HCM only if (i) HCM has sufficient funds outside of the Trust Account or (ii) HCM consummates an initial business combination. HCM’s obligation to indemnify its officers and directors may discourage shareholders from bringing a lawsuit against HCM’s officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against HCM’s officers and directors, even though such an action, if successful, might otherwise benefit HCM and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent HCM pays the costs of settlement and damage awards against HCM’s officers and directors pursuant to these indemnification provisions.

If, after HCM distributes the proceeds in the Trust Account to its Public Shareholders, HCM files a bankruptcy petition or an involuntary bankruptcy petition is filed against HCM that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of HCM’s board of directors may be viewed as having breached their fiduciary duties to HCM’s creditors, thereby exposing the members of HCM’s board of directors and HCM to claims of punitive damages.
If, after we distribute the proceeds in the trust account to our Public Shareholders, HCM files a bankruptcy petition or an involuntary bankruptcy petition is filed against HCM that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by HCM’s shareholders. In addition, by making distributions to Public Shareholders before making provision for creditors, HCM’s board of directors may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing itself and HCM to claims for punitive damages.
If, before distributing the proceeds in the Trust Account to HCM’s Public Shareholders, HCM files a bankruptcy petition or an involuntary bankruptcy petition is filed against HCM that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of HCM’s shareholders and the per-share amount that would otherwise be received by HCM’s shareholders in connection with HCM’s liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to HCM’s Public Shareholders, HCM files a bankruptcy petition or an involuntary bankruptcy petition is filed against HCM that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in HCM’s bankruptcy estate and subject to the claims of third parties with priority over the claims of HCM’s shareholders. To the extent any bankruptcy claims deplete the trust account, the per-share amount that would otherwise be received by HCM’s shareholders in connection with HCM’s liquidation may be reduced.
Risks Related to the Redemption
Unless the context otherwise requires, any reference in this section to “HCM,” the “Company,” “we,” “us” or “our” refers to HCM prior to the Business Combination and to Murano and its subsidiaries and affiliates in the present tense or from and after the consummation of the Business Combination.
Public Shareholders who wish to redeem their HCM Class A Ordinary Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their HCM Class A Ordinary Shares for a pro rata portion of the funds held in the Trust Account.
A Public Shareholder will be entitled to receive cash for any HCM Class A Ordinary Shares to be redeemed only if such Public Shareholder: (i) (a) holds HCM Class A Ordinary Shares, or (b) if the Public Shareholder holds HCM Class A Ordinary Shares through units, the Public Shareholder elects to separate its units into the underlying HCM Class A Ordinary Shares and HCM Public Warrants prior to exercising its redemption rights with respect to the HCM Class A Ordinary Shares; (ii) submits a written request to Continental Stock Transfer & Trust Company, HCM’s transfer agent, in which it (a) requests that HCM redeem all or a portion of its HCM Class A Ordinary Shares for cash, and (b) identifies itself as a beneficial holder of the HCM Class A Ordinary Shares and provides its legal name, phone number and address; and (iii) delivers its HCM Class A Ordinary Shares to Continental Stock Transfer & Trust Company, HCM’s transfer agent, physically to Continental Stock Transfer & Trust Company or electronically through DWAC. Holders must complete the procedures for electing to redeem their HCM Class A Ordinary Shares in the manner described above prior to    , 2023 (two days prior to the initial vote on the Business Combination) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and Continental Stock Transfer & Trust Company, HCM’s transfer agent, will need to act to facilitate this request. It is HCM’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because HCM does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical share certificate. If it takes longer than anticipated to obtain a physical certificate, Public Shareholders who wish to redeem their HCM Class A Ordinary Shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.
If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the HCM Class A Ordinary Shares that it holds and timely delivers its shares to Continental Stock

Transfer & Trust Company, HCM’s transfer agent, Murano will redeem such HCM Class A Ordinary Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account established at the consummation of our IPO, calculated as of two business days prior to the consummation of the Business Combination. Please see the section entitled “Extraordinary Meeting of HCM Holders - Redemption Rights” for additional information on how to exercise your redemption rights.
If a Public Shareholder fails to receive notice of HCM’s offer to redeem HCM Class A Ordinary Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
If, despite HCM’s compliance with the proxy rules, a Public Shareholder fails to receive HCM’s proxy materials, such Public Shareholder may not become aware of the opportunity to redeem his, her or its HCM Class A Ordinary Shares. In addition, the proxy materials that HCM is furnishing to holders of HCM Class A Ordinary Shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the HCM Class A Ordinary Shares. In the event that a Public Shareholder fails to comply with these procedures, its HCM Class A Ordinary Shares may not be redeemed. Please see the section entitled “Extraordinary Meeting of HCM Holders -  Redemption Rights” for additional information on how to exercise your redemption rights.
HCM does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination with which nearly all of HCM’s shareholders do not agree.
HCM’s existing governing documents do not provide a specified maximum redemption threshold, except that HCM will not redeem HCM Class A Ordinary Shares to the extent that such redemption would result in HCM’s failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act or any successor rule) in excess of $5,000,000 or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the initial business combination upon consummation of the initial business combination. The Business Combination Agreement requires HCM to have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act or any successor rule) prior to the SPAC Effective Time.
As a result, HCM may be able to complete the Business Combination even though nearly all shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers or their affiliates. HCM will file or submit a Current Report on Form 6-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the Extraordinary Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.
HCM can give no assurance as to the price at which a shareholder may be able to sell its HCM Class A Ordinary Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in HCM share price, and may result in a lower value realized now than a shareholder of HCM might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the HCM Class A Ordinary Shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.
HCM Holders who redeem their HCM Class A Ordinary Shares may continue to hold any HCM Public Warrants they own, which will result in additional dilution to non-redeeming holders upon exercise of the HCM Public Warrants.
HCM Holders who redeem their HCM Class A Ordinary Shares may continue to hold any HCM Public Warrants they owned prior to redemption, which will result in additional dilution to non-redeeming holders upon exercise of such HCM Public Warrants. Assuming (i) all redeeming HCM Holders acquired HCM Units in HCM’s IPO and continue to hold the HCM Public Warrants that were included in the HCM Units, and (ii) maximum redemption of HCM Class A Ordinary Shares held by the redeeming HCM Holders, 14,375,000 HCM Public Warrants would be retained by redeeming HCM Holders with a value of approximately $   based on the market price of $   per warrant based on the closing price of the HCM Public Warrants on Nasdaq on   , 2023. As a result of the redemption, the redeeming HCM Holders would recoup their entire investment and continue to hold HCM Public Warrants with an aggregate market value of approximately $  , while non-redeeming HCM Holders would suffer additional dilution in their percentage ownership and voting interest of the Combined Company to the extent such warrants, which will become PubCo Warrants as a result of the Business Combination, are exercised and additional PubCo Ordinary Shares are issued.
Risks Related to the Ownership of Target Ordinary Shares Following the Business Combination
Unless the context otherwise requires, references in this subsection entitled “- Risks Related to the Ownership of PubCo Ordinary Shares Following the Business Combination” to “we,” “us,” “our” and the “Company” refer to Murano and its subsidiaries and affiliates from and after the consummation of the Business Combination.
Murano’s board of directors and management have significant control over Murano’s business.
After giving effect to the Business Combination, Murano’s directors and executive officers will beneficially own, directly or indirectly, in the aggregate, approximately 69,100,000 PubCo Ordinary Shares, representing a maximum aggregate of approximately 88.7% of the combined voting power of Murano’s outstanding capital stock (excluding any warrants, options or other securities exercisable for PubCo Ordinary Shares). As a result, in addition to their day-to-day management roles, Murano’s executive officers and directors will be able to exercise significant influence on Murano’s business as shareholders, including influence over election of members of the board of directors and the authorization of other corporate actions requiring shareholder approval.
If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our shares, the price of our shares could decline.
The trading market for Murano’s securities will be influenced by the research and reports that industry or securities analysts may publish about Murano, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on Murano. If no securities or industry analysts commence coverage of Murano, Murano’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover Murano change their recommendation regarding PubCo Ordinary Shares adversely, or provide more favorable relative recommendations about its competitors, the price of PubCo Ordinary Shares would likely decline. If any analyst who may cover Murano were to cease coverage or fail to regularly publish reports, Murano could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.
Murano’s existing equityholders and the HCM Initial Shareholders will be subject to lock-ups and as a result, there may be limited liquidity for PubCo Ordinary Shares.
Murano’s pre-Business Combination equityholders and the HCM Initial Shareholders, who are subject to lock-ups, are expected to hold maximums of approximately 88.7% and 11.3%, respectively, of PubCo Ordinary Shares following the Business Combination (assuming maximim redemptions of HCM Class A Ordinary Shares) exclusive of the dilutive impact of the exercise and conversion of certain securities. On a fully-diluted basis, the HCM Initial Shareholders would hold a maximum of 9.3% of the total outstanding shares assuming maximum redemptions. Such shareholders are subject to the lock-ups described elsewhere in this proxy statement/prospectus, and as a result there may initially be limited liquidity in the trading market for PubCo Ordinary Shares. In addition, even once the applicable lock-up periods expire, the liquidity for PubCo Ordinary Shares may remain limited given the substantial holdings of such shareholders, which could make the price of PubCo Ordinary Shares more volatile and may make it more difficult for investors to buy or sell large amounts of PubCo Ordinary Shares.
Because there are no current plans to pay cash dividends on PubCo Ordinary Shares for the foreseeable future, you may not receive any return on investment unless you sell PubCo Ordinary Shares for a price greater than that which you paid for it.
Murano may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of Murano’s board of directors and will depend on, among other things, Murano’s results of operations, financial condition, cash requirements, contractual restrictions, applicable law and other factors that Murano’s board of directors may deem relevant. In addition, Murano’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness it or its subsidiaries incur. As a result, you may not receive any return on an investment in PubCo Ordinary Shares unless you sell your shares for a price greater than that which you paid for it.
If PubCo were to pay dividends, holders of PubCo Ordinary Shares could be subject to UK withholding taxes on those dividends.
As a matter of current United Kingdom tax law, PubCo is not required to withhold any amounts on account of United Kingdom tax at source from dividend payments it makes in respect of the PubCo Ordinary Shares. However, there is no guarantee that the United Kingdom will not change its laws in the future to impose withholding tax on dividends.
An active trading market for PubCo Ordinary Shares may not develop, and you may not be able to resell your PubCo Ordinary Shares at or above the initial offering price.
Prior to the Business Combination, there has been no public market for PubCo Ordinary Shares. We cannot predict the extent to which investor interest in us will lead to the development of a trading market on the Nasdaq or otherwise, or how liquid that market might become. If an active market does not develop, you may have difficulty selling any PubCo Ordinary Shares. An inactive market may also impair Murano’s ability to raise capital by selling PubCo Ordinary Shares and may impair our ability to acquire or make investments in companies, products or technologies for which we may issue equity securities to pay for such acquisition or investment.
Future resales of the PubCo Ordinary Shares issued in connection with the Business Combination may cause the market price of PubCo Ordinary Shares to drop significantly, even if Murano’s business is doing well.
Murano’s pre-Business Combination equityholders and the HCM Initial Shareholders, who are subject to lock-ups, are expected to hold maximums of approximately 88.7% and 11.3%, respectively, of PubCo Ordinary Shares following the Business Combination (assuming no redemptions of HCM Class A Ordinary Shares) exclusive of the dilutive impact of the exercise and conversion of certain securities. On a fully-diluted basis, the HCM Initial Shareholders would hold a maximum of 9.3% of the total outstanding shares assuming maximum redemptions. Upon expiration of the applicable lock-up period for these shareholders, if any, and upon the effectiveness of any registration statement Murano files pursuant to the Registration Rights Agreement or the Subscription Agreements, in a registered offering of securities pursuant to the Securities Act or otherwise in accordance with Rule 144 under the Securities Act, such Murano shareholders may sell PubCo Ordinary Shares in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the trading price of the PubCo Ordinary Shares or putting significant downward pressure on the price of the PubCo Ordinary Shares. Further, sales of PubCo Ordinary Shares upon expiration of the applicable lock-up period could encourage short sales by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. As such, short sales of PubCo Ordinary Shares could have a tendency to depress the price of the PubCo Ordinary Shares, which could further increase the potential for short sales.
Murano cannot predict the size of future issuances or sales of PubCo Ordinary Shares or the effect, if any, that future issuances and sales of PubCo Ordinary Shares will have on the market price of the PubCo Ordinary Shares. Sales of substantial amounts of PubCo Ordinary Shares (including those shares issued in connection with the Business Combination), or the perception that such sales could occur, may materially and adversely affect prevailing market prices of PubCo Ordinary Shares.
The market price for PubCo Ordinary Shares may be subject to substantial fluctuations, which may make it difficult for you to sell your shares at the volumes, prices and times desired.
The market price of PubCo Ordinary Shares may be highly volatile, which may make it difficult for you to sell your shares at the volumes, prices and times desired. Some factors that may have a significant effect on the market price of PubCo Ordinary Shares include:
•	actual or anticipated fluctuations in our operating results or those of our competitors;
•	changes in economic or business conditions;

•	changes in governmental regulation; and
•
publication of research reports about us, our competitors, or our industry, or changes in, or failure to meet, estimates made by securities analysts or ratings agencies of our financial and operating performance, or lack of research reports by industry analysts or ceasing of analyst coverage.

Murano’s issuance of additional capital stock in connection with financings, acquisitions, investments, our equity incentive plans or otherwise would dilute all other shareholders.
Murano may issue additional capital stock in the future. Any such issuance would result in dilution to all other shareholders. In the future, Murano may issue additional stock, including as a grant of equity awards to employees, directors and consultants under our equity incentive plans, to raise capital through equity financings or to acquire or make investments in companies, products or technologies for which we may issue equity securities to pay for such acquisition or investment. Any such issuances of additional capital stock may cause shareholders to experience significant dilution of their ownership interests and the per share value of PubCo Ordinary Shares to decline.
Murano’s board of directors will have the ability to issue blank check preferred stock, which may discourage or impede acquisition efforts or other transactions.
Murano’s board of directors will have the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, a series of preferred stock may impede a business combination by including class voting rights, which would enable the holder or holders of such series to block a proposed transaction. Murano’s board of directors will make any determination to issue shares of preferred stock based on its judgment as to our and our shareholders’ best interests. Murano’s board of directors, in so acting, could issue shares of preferred stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the shareholders may believe to be in their best interests or in which shareholders would have received a premium for their stock over the then-prevailing market price of the stock.
Jersey company law will require that PubCo meet certain additional financial requirements before it can declare dividends, make distributions or repurchase shares following the Business Combination.
Under the Jersey Companies Law, PubCo will be able to declare dividends, make distributions from any source (other than the nominal capital account or capital redemption reserve) or repurchase its own shares using any source of funding. The directors of a Bailiwick of Jersey company which authorize a distribution or repurchase of its own shares must make a statutory solvency statement in the form set out in the Jersey Companies Law.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
Introduction
The following unaudited pro forma combined financial information is being provided to aid you in your analysis of the financial aspects of the merger defined in the Business Combination Agreement.
The unaudited pro forma combined statement of financial position as of June 30, 2023 gives pro forma effect to the Business Combination, as described and defined below, as if it had been consummated as of that date. The unaudited pro forma combined statement of profit and loss and other comprehensive income for the six months ended June 30, 2023 give pro forma effect to the Business Combination as if it had occurred as of January 1, 2022.
This information should be read together with the Combined Financial Statements of Murano Group and their related notes and HCM’s respective audited financial statements, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Murano,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HCM” and other financial information included elsewhere in this proxy statement/prospectus.
The unaudited pro forma combined statement of financial position as of June 30, 2023 has been prepared using the following:
•	Murano Group’s historical condensed combined interim statement of financial position as of June 30, 2023, as included elsewhere in this proxy statement/prospectus.
•	HCM’s historical balance sheet as of June 30, 2023, as included elsewhere in this proxy statement/prospectus.
The unaudited pro forma combined statement of operations for the six months ended June 30, 2023 has been prepared using the following:
•
Murano Group’s historical condensed combined interim statement of profit or loss and other comprehensive income for the six-month period ended June 30, 2023, as included elsewhere in this proxy statement/prospectus.

•	HCM’s historical statement of operations for the six-month period ended June 30, 2023, as included elsewhere in this proxy statement/prospectus.
The unaudited pro forma combined statement of operations for the twelve months ended December 31, 2022 has been prepared using the following:
•
Murano Group’s historical combined statement of profit or loss and other comprehensive income for the twelve-month period ended December 31, 2022, as included elsewhere in this proxy statement/prospectus.

•	HCM’s historical statement of operations for the twelve-month period ended December 31, 2022, as included elsewhere in this proxy statement/prospectus.
The Condensed Combined Interim Financial Statements have been prepared in accordance with IAS 34 and the Combined Financial Statements of Murano Group have been prepared in accordance with IFRS and in its functional and presentation currency of Mexican Pesos. The historical financial statements of HCM have been prepared in accordance with U.S. GAAP in its functional and presentation currency of U.S. dollars. The financial statements of HCM have been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited pro forma combined financial information (see below) and have been adjusted based on the requirements and guidance of International Accounting Standard 21. The Effects of Changes in Foreign Exchange Rates from functional currency U.S. dollar to presentation currency Mexican Pesos, i.e., assets and liabilities were translated based on the exchange rate as of June 30, 2023 and items of income and expense, capital transactions and cash flows relating to transactions in a previous period are translated using the exchange rate prevailing at the transaction date or at an appropriate average rate.

Unaudited Pro Forma Combined Statement of Financial Position
As of June 30, 2023

(In Mexican pesos, except for share data)
			Scenario 1—Assuming no redemptions			Scenario 2—Assuming 50% redemptions			Scenario 3—Assuming maximum redemptions
	Murano Group Historical As of June 30, 2023	HCM Historical As of June 30, 2023 (After IFRS and Currency Conversion Adjustments)	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined
	(in Mexican Pesos)
Assets
Current Assets:
Cash and cash equivalents and restricted cash	325,002,736	2,163,722	734,659,670	[1],[5]	1,061,826,128	(372,851,891)	[3]	688,974,237	(372,851,891)	[4]	316,122,346
Trade receivables	6,928,278	—	—		6,928,278	—		6,928,278	—		6,928,278
VAT receivable	182,724,218	—	—		182,724,218	—		182,724,218	—		182,724,218
Other receivables	30,387,475	—	—		30,387,475	—		30,387,475	—		30,387,475
Due from related parties	66,261,192				66,261,192	—		66,261,192	—		66,261,192
Prepayments	11,870,889	2,285,514	—		14,156,403	—		14,156,403	—		14,156,403
Inventories	638,433	—	—		638,433	—		638,433	—		638,433
Total current assets	623,813,221	4,449,236	734,659,670		1,362,922,127	(372,851,891)		990,070,236	(372,851,891)		617,218,345

Cash and marketable securities held in trust account	—	745,703,782	(745,703,782)	[1]	—	—		—	—		—
Property, construction in process and equipment	17,660,920,329	—	—		17,660,920,329	—		17,660,920,329	—		17,660,920,329
Investment property	1,187,089,926	—	—		1,187,089,926	—		1,187,089,926	—		1,187,089,926
Prepayments	—	—	—		—	—		—	—		—
Right of use assets	410,908	—	—		410,908	—		410,908	—		410,908
Financial derivative instruments	168,888,524	—	—		168,888,524	—		168,888,524	—		168,888,524
Other assets	12,839,795	—	—		12,839,795	—		12,839,795	—		12,839,795
Total assets	19,653,962,703	750,153,018	(11,044,112)		20,393,071,609	(372,851,891)		20,020,219,718	(372,851,891)		19,647,367,827

Liabilities and Net assets
Current Liabilities:
Current installments of long-term debt	3,606,018,842	—	—		3,606,018,842	—		3,606,018,842	—		3,606,018,842
Trade accounts payable and accumulated expenses	149,994,097	49,537,652			199,531,749	—		199,531,749	—		199,531,749
Due to related parties	95,778,980	7,312,586	—		103,091,566	—		103,091,566	—		103,091,566
Lease liabilities	175,015	—	—		175,015	—		175,015			175,015
Income tax payable	26,698,381	—	—		26,698,381	—		26,698,381	—		26,698,381

Unaudited Pro Forma Combined Statement of Financial Position
As of June 30, 2023

(In Mexican pesos, except for share data)
			Scenario 1—Assuming no redemptions			Scenario 2—Assuming 50% redemptions			Scenario 3—Assuming maximum redemptions
	Murano Group Historical As of June 30, 2023	HCM Historical As of June 30, 2023 (After IFRS and Currency Conversion Adjustments)	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined
	(in Mexican Pesos)
Employees’ statutory profit sharing	1,330,845	—	—		1,330,845	—		1,330,845	—		1,330,845
Contributions for future net assets	3,500,000	—	—		3,500,000	—		3,500,000	—		3,500,000
Accrued offering costs	—	—	—		—	—		—	—		—
Total current liabilities	3,883,496,160	56,850,238	—		3,940,346,398	—		3,940,346,398	—		3,940,346,398

Non-current Liabilities:
Long-term debt, excluding current installments	2,447,566,381	—	—		2,447,566,381	—		2,447,566,381	—		2,447,566,381
Due to related parties, excluding current portion	150,843,473	—	—		150,843,473	—		150,843,473	—		150,843,473
Deferred revenue - long term	34,016,156				34,016,156			34,016,156			34,016,156
Lease liabilities, excluding current portion	—	—	—		—	—		—	—		—
Employee benefits	7,865,691	—	—		7,865,691	—		7,865,691	—		7,865,691
Deferred tax liabilities	4,317,084,818	—	—		4,317,084,818	—		4,317,084,818	—		4,317,084,818
Warrant liabilities	—	9,346,920	(4,065,600)	[8]	5,281,320	—		5,281,320	—		5,281,320
Deferred underwriting fee payable	—	51,216,000	—		51,216,000	—		51,216,000	—		51,216,000
Other liabilities	—	745,703,782	(745,703,782)	[2]	—	—		—	—		—
Total liabilities	10,840,872,679	863,116,940	(749,769,382)		10,954,220,237	—		10,954,220,237	—		10,954,220,237

Equity
Common stock	—	20,381	3,686,889,987	[2],[5],[6],[7]	3,686,910,368	(396,160,059)	[3],[6]	3,290,750,309	(393,843,530)	[4],[6]	2,896,906,779
Net parent investment	902,611,512	—	(902,611,512)	[7]	—	—		—	—		—
Additional paid-in capital	—	213,585,356	—		213,585,356	—		213,585,356	—		213,585,356
Accumulated Deficit	(825,082,716)	(366,499,933)	(2,045,553,205)	[5],[6],[8]	(3,237,135,854)	23,308,168	[6]	(3,213,827,686)	20,991,639	[6]	(3,192,836,047)
Other comprehensive income	8,735,561,228	39,930,274	—		8,775,491,502	—		8,775,491,502	—		8,775,491,502
Total equity	8,813,090,024	(112,963,922)	738,725,270		9,438,851,372	(372,851,891)		9,065,999,481	(372,851,891)		8,693,147,590
Total liabilities and net assets	19,653,962,703	750,153,018	(11,044,112)		20,393,071,609	(372,851,891)		20,020,219,718	(372,851,891)		19,647,367,827

Unaudited Pro Forma Statement of Profit or Loss and Comprehensive Income
For the six-month period ended June 30, 2023

(In Mexican pesos, except for share data)
			Scenario 1—Assuming no redemptions			Scenario 2—Assuming 50% redemptions			Scenario 3—Assuming maximum redemptions
	Murano Group Historical For the six-month period ended June 30, 2023	HCM Historical For the year ended December 31, 2022	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined
	(in Mexican pesos)
Revenue	107,345,787	—	—		107,345,787	—		107,345,787	—		107,345,787

Direct and selling, general and administrative expenses:	—	—	—		—	—		—	—		—
Employee Benefits	76,418,979	—	—		76,418,979	—		76,418,979	—		76,418,979
Development contributions to local area	—	—	—		—	—		—	—		—
Depreciation	14,475,472				14,475,472			14,475,472	—		14,475,472
Property tax	9,780,872	—	—		9,780,872	—		9,780,872	—		9,780,872
Fees	37,236,737	—	—		37,236,737	—		37,236,737	—		37,236,737
Management fees	2,694,553	—	—		2,694,553	—		2,694,553	—		2,694,553
Maintenance and conservation	4,526,294	—	—		4,526,294	—		4,526,294	—		4,526,294
Energetics	6,461,275	—	—		6,461,275	—		6,461,275	—		6,461,275
Advertising	8,236,255	—	—		8,236,255	—		8,236,255	—		8,236,255
Donations	5,951,130	—	—		5,951,130	—		5,951,130	—		5,951,130
Insurance	4,121,519	—	—		4,121,519	—		4,121,519	—		4,121,519
Software	4,506,780	—	—		4,506,780	—		4,506,780	—		4,506,780
Cleaning and laundry	4,127,309	—	—		4,127,309	—		4,127,309	—		4,127,309
Inventory and services cost	30,780,790	—	—		30,780,790	—		30,780,790	—		30,780,790
Bank fees	2,413,473	—	—		2,413,473	—		2,413,473	—		2,413,473
Sales commissions	3,922,916	—	—		3,922,916	—		3,922,916	—		3,922,916
Inventory	—	—	—		—	—		—	—		—
Other costs	39,572,783	—	49,624,465	[A]	89,197,248	—		89,197,248	—		89,197,248
Operating and formation costs	—	42,624,830	(49,624,830)	[A]	—	—		—	—		—
Total direct and selling, general and administrative expenses	255,227,137	42,624,830	6,999,635		304,851,602	—		304,851,602	—		304,851,602
Gain on revaluation of investment property	—	—	—		—	—		—	—		—
Interest income	2,029,494	—	—		2,029,494	—		2,029,494	—		2,029,494
Interest expense	(137,796,876)	—	—		(137,796,876)	—		(137,796,876)	—		(137,796,876)
Exchange rate income, net	678,078,298	—	—		678,078,298	—		678,078,298	—		678,078,298
Valuation of financial derivative instruments	(23,903,466)	—	—		(23,903,466)	—		(23,903,466)	—		(23,903,466)
Other income	9,350,566	—	5,409,796	[A]	14,760,362	—		14,760,362	—		14,760,362
Other expenses	(156,974)	—	—		(156,974)	—		(156,974)	—		(156,974)
Interest income – bank	—	55,125	—		55,125	—		55,125	—		55,125

Unaudited Pro Forma Statement of Profit or Loss and Comprehensive Income
For the six-month period ended June 30, 2023

(In Mexican pesos, except for share data)
			Scenario 1—Assuming no redemptions			Scenario 2—Assuming 50% redemptions			Scenario 3—Assuming maximum redemptions
	Murano Group Historical For the six-month period ended June 30, 2023	HCM Historical For the year ended December 31, 2022	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined
	(in Mexican pesos)
Reduction of deferred underwriting fee	—	5,409,796	(5,409,796)	[A]	—	—		—	—		—
Interest earned on marketable securities held in Trust Account	—	75,831,533	(75,831,533)	[B]	—	—		—	—		—
Unrealized gain on marketable securities held in Trust Account	—	—	—		—	—		—	—		—
Change in fair value of warrant liabilities	—	—	—		—	—		—	—		—
Transaction cost incurred in connection with Initial Public Offering	—	—	—		—	—		—	—		—
Profit before income taxes	379,719,692	38,671,624	(82,831,168)		335,560,148	—		335,560,148	—		335,560,148
Income taxes	23,802,249	—	—		23,802,249	—		23,802,249	—		23,802,249
Net profit (loss) for the period	355,917,443	38,671,624	(82,831,168)		311,757,899	—		311,757,899	—		311,757,899
Other comprehensive income:
Revaluation of Property, construction in process and equipment, net of deferred income tax	—	—	—		—	—		—	—		—
Remeasurement of net defined benefit liability, net of deferred income tax	—	—	—		—	—		—	—		—
Foreign currency translation adjustment	—	27,706,300	—		27,706,300	—		27,706,300	—		27,706,300
Comprehensive income for the period	355,917,443	66,377,924	(82,831,168)		339,464,199	—		339,464,199	—		339,464,199
Basic and diluted weighted average shares outstanding		29,407,687	52,584,219		81,991,906	(2,039,703)		79,952,203	(2,039,703)		77,912,500
Basic and diluted net income (loss) per share		1.32			3.80	—		3.90			4.00

Unaudited Pro Forma Statement of Profit or Loss and Comprehensive Income
For The Year Ended December 31, 2022

(In Mexican pesos, except for share data)
			Scenario 1—Assuming no redemptions			Scenario 2—Assuming 50% redemptions			Scenario 3—Assuming maximum redemptions
	Murano Group Historical For the year ended December 31, 2022	HCM Historical For the year ended December 31, 2022	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined
	(in Mexican pesos)
Revenue	6,431,022	—	—		6,431,022	—		6,431,022	—		6,431,022

Direct and selling, general and administrative expenses:
Employee Benefits	53,944,188	—	—		53,944,188	—		53,944,188	—		53,944,188
Development contributions to the local area	25,862,069	—	—		25,862,069	—		25,862,069	—		25,862,069
Property tax	15,605,504	—	—		15,605,504	—		15,605,504	—		15,605,504
Fees	67,534,391	—	28,319,068	[A], [C]	95,853,459	—		95,853,459	—		95,853,459
Maintenance and conservation	10,218,739	—	—		10,218,739	—		10,218,739	—		10,218,739
Advertising	9,806,261	—	—		9,806,261	—		9,806,261	—		9,806,261
Insurance	3,891,189	—	—		3,891,189	—		3,891,189	—		3,891,189
Inventory	1,167,596	—	—		1,167,596	—		1,167,596	—		1,167,596
Other costs	62,602,777	—	38,551,932	[A]	101,154,709	—		101,154,709	—		101,154,709
Operating and formation costs	—	38,551,932	(38,551,932)	[A]	—	—		—	—		—
Total direct and selling, general and administrative expenses	250,632,714	38,551,932	28,319,068		317,503,714	—		317,503,714	—		317,503,714
Increase in fair value of investment property	298,089,926	—	—		298,089,926	—		298,089,926	—		298,089,926
Interest income	555,638	—	—		555,638	—		555,638	—		555,638
Interest expense	(86,485,683)	—	—		(86,485,683)	—		(86,485,683)	—		(86,485,683)
Exchange rate income, net	276,747,870	—	—		276,747,870	—		276,747,870	—		276,747,870
Valuation of financial derivative instruments	200,739,870	—	262,934,550	[A],[E]	463,674,420	—		463,674,420	—		463,674,420
Other income	33,514,903	—	—		33,514,903	—		33,514,903	—		33,514,903
Other expenses	(3,874,125)	—	(2,057,096,015)	[D]	(2,060,970,140)	23,308,168	[D]	(2,037,661,972)	20,991,639	[D]	(2,016,670,333)
Interest earned on marketable securities held in Trust Account	—	86,682,956	(86,682,956)	[B]	—	—		—	—		—
Unrealized gain on marketable securities held in Trust Account	—	1,228,225	(1,228,225)	[B]	—	—		—	—		—
Change in fair value of warrant liabilities	—	258,868,950	(258,868,950)	[A]	—	—		—	—		—

Unaudited Pro Forma Statement of Profit or Loss and Comprehensive Income
For The Year Ended December 31, 2022

(In Mexican pesos, except for share data)
			Scenario 1—Assuming no redemptions			Scenario 2—Assuming 50% redemptions			Scenario 3—Assuming maximum redemptions
	Murano Group Historical For the year ended December 31, 2022	HCM Historical For the year ended December 31, 2022	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined
	(in Mexican pesos)
Transaction cost incurred in connection with Initial Public Offering	—	(10,788,143)	10,788,143	[A]	—	—		—	—		—
Profit before income taxes	475,086,707	297,440,056	(2,158,472,521)		(1,385,945,758)	23,308,168		(1,362,637,590)	20,991,639		(1,341,645,951)
Income taxes	170,487,446	—	—		170,487,446	—		170,487,446	—		170,487,446
Net profit (loss) for the period	304,599,261	297,440,056	(2,158,472,521)		(1,556,433,204)	23,308,168		(1,533,125,036)	20,991,639		(1,512,133,397)
Other comprehensive income:
Revaluation of Property, construction in process and equipment, net of deferred income tax	4,206,327,541	—	—		4,206,327,541			4,206,327,541	—		4,206,327,541
Remeasurement of net defined benefit liability, net of deferred income tax	(1,788,136)	—	—		(1,788,136)			(1,788,136)	—		(1,788,136)
Foreign currency translation adjustment	—	12,223,974	—		12,223,974			12,223,974	—		12,223,974
Comprehensive income for the period	4,509,138,666	309,664,030	(2,158,472,521)		2,660,330,175	23,308,168		2,637,022,007	20,991,639		2,616,030,368
Basic and diluted weighted average shares outstanding		36,753,425	45,238,481		81,991,906	(2,039,703)		79,952,203	(2,039,703)		77,912,500
Basic and diluted net income (loss) per share		8.09			(18.98)			(19.18)			(19.41)

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
Description of the Pre-closing of Murano, the Business Combination and Other Investments
On August 2, 2023, Murano, HCM, the Seller, PubCo, Dutch Murano, Dutch HoldCo, and New CayCo entered into the Amended & Restated Business Combination Agreement. Pursuant to the Amended & Restated Business Combination Agreement, among other things:
•	The Subscriptions (as defined in the Business Combination Agreement) will be undertaken in which:
•	Murano will reimburse the Seller for 16,413,927 shares of Murano Ordinary Shares in consideration of Ps.$16,413,927;
•
ESC will subscribe for additional shares in PubCo for a cash subscription price of US$1,500,000 (the “Cash Subscription”) in consideration for the issuance by PubCo of 69,100,000 PubCo Ordinary Shares;

•
PubCo will subscribe for a number of shares in Murano, such that after giving effect to such subscription PubCo will hold 99.99% of Murano Ordinary Shares in consideration for cash in the amount of the Cash Subscription and the remaining 0.001% of Murano will be held by Murano Management S.A. de C.V, in accordance with requirements of Mexican law;

•	the Murano Parties will effect an internal reorganization of certain of their assets and Subsidiaries; and
•	New CayCo will merge with and into HCM with HCM being the surviving corporation in the Merger and a wholly-owned subsidiary of PubCo.
For more information about the transaction, see The Business Combination Agreement. A copy of the Amended & Restated Business Combination Agreement is attached to this proxy statement/prospectus.
Pre-closing Capital Restructuring of Murano
Prior to the closing of the Merger, Murano will carry out a capital restructuring as follows:
•	Murano shall reimburse Seller for 16,413,927 shares of Murano Ordinary Shares;
•	ESC shall subscribe for additional shares in PubCo for a Cash Subscription price to PubCo of $1,500,000 in consideration for the issuance by PubCo of 69,100,000 PubCo Ordinary Shares;
•
PubCo shall subscribe for a number of shares in Murano, such that after giving effect to such subscription PubCo will hold 99.99% of the shares of Murano Ordinary Shares in consideration for cash in the amount of the Cash Subscription and the remaining 0.001% of Murano will be held by Murano Management S.A. de C.V, in accordance with requirements of Mexican law; and

•
By virtue of the Merger, the HCM Ordinary Shares issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and in exchange therefore, each holder of HCM Ordinary Shares will be entitled to the Merger Shares.

Business Combination
As a result of the Merger between New CayCo and HCM, as contemplated by the Amended & Restated Business Combination Agreement, HCM will become a direct wholly-owned subsidiary of PubCo.
Basis of Presentation
The historical financial information has been adjusted to give pro forma effect to events that are directly attributable to the Business Combination, are factually supportable and are expected to have a continuing impact on the results of operations of the combined company. The adjustments presented on the pro forma Combined Financial Statements have been identified and presented to provide an understanding of the combined company upon consummation of the Business Combination for illustrative purposes.
The following pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined.
You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies have always been combined or the future results that the combined company will experience. There were no preexisting relationships between Murano Parties and HCM prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”
Murano has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma combined financial information.
The pro forma combined financial information has been prepared assuming three alternative scenarios regarding redemption of HCM shares into cash, however, there is no assurance regarding which scenario will be the closest to the actual results:
Scenario 1—Assuming no redemptions for cash: This presentation assumes that no HCM Holders exercise redemption rights with respect to their HCM Public Shares upon consummation of the Business Combination.
Scenario 2—Assuming 50% redemptions of HCM Public Shares for cash: This presentation assumes that HCM Holders exercise 50% of their redemption rights with respect to all redeemable shares upon consummation of the Merger. Scenario 2 includes all adjustments contained in Scenario 1 and presents additional adjustments to reflect the effect of the 50% redemption. The Business Combination Agreement does not contemplate a minimum balance of cash held to be maintained either in or outside of the trust account, including the aggregate amount of any proceeds from additional investors, after giving effect to the payments to redeeming shareholders of HCM.
Scenario 3—Assuming full redemptions of HCM Public Shares for cash: This presentation assumes that HCM Holders exercise their redemption rights with respect to all redeemable shares upon consummation of the Merger. Scenario 3 includes all adjustments contained in Scenario 1 and in Scenario 2 and presents additional adjustments to reflect the effect of the full redemptions.
The pro forma adjustments do not have an income tax effect as they are either (i) incurred by legal entities that are not subject to a corporate income tax, or (ii) permanently nondeductible or nontaxable based on the laws of the relevant jurisdiction.
Accounting for the Amended & Restated Business Combination Agreement
The merger defined in the Amended & Restated Business Combination Agreement will be accounted for as a capital reorganization in accordance with IFRS. Murano will apply IFRS 2 Share-based payment. Under this method of accounting, there is no acquisition accounting and no recognition of goodwill or intangible assets, as HCM does not meet the definition of a “business” pursuant to IFRS 3 Business Combinations given it consisted predominantly of cash in the Trust Account. Under this method of accounting, HCM will be treated as the “acquired” company for financial reporting purposes, and Murano Group will be the accounting “acquirer”. This determination was primarily based on (i) the assumption that Murano’s shareholders will hold a majority of the voting power of PubCo, (ii) Murano’s operations will substantially comprise the ongoing operations of the combined company, (iii) Murano’s designees are expected to comprise a portion of the governing body of PubCo, and (iv) Murano’s senior management will comprise the senior management of PubCo.
In accordance with IFRS 2, the difference in the fair value of the shares issued by Murano over the identifiable net assets of HCM at historical cost will be accounted for as share-based payment expense.

U.S. GAAP to IFRS and currency conversion of HCM’s Balance Sheets as of June 30, 2023
	GAAP Historical U.S. balances	Conversion Adjustments	Footnote reference	After conversion	After currency conversion to Ps.
		(in U.S. dollars)			(in Ps.) (2)
ASSETS
Cash and cash equivalents	126,741	—		126,741	2,163,722
Prepaid expenses	133,875	—		133,875	2,285,514
Total Current Assets	260,616	—		260,616	4,449,236
Cash and marketable securities held in trust account	43,679,931	—		43,679,931	745,703,782
Total assets	43,940,547	—		43,940,547	750,153,018
		—
LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	2,901,690	—		2,901,690	49,537,652
Promissory note – related party	428,338			428,338	7,312,586
Total current liabilities	3,330,028	—		3,330,028	56,850,238
Warrant liabilities	547,500	—		547,500	9,346,920
Deferred underwriting fee payable	3,000,000	—		3,000,000	51,216,000
Other liabilities	—	43,679,931	(1)	43,679,931	745,703,782
Total liabilities	6,877,528	43,679,931		50,557,459	863,116,940
CLASS A ORDINARY SHARES SUBJECT TO REDEMPTION
Class A ordinary shares subject to possible redemption; 28,750,000 and 0 shares issued and outstanding at redemption value at December 31, 2022 and 2021, respectively	43,679,931	(43,679,931)	(1)	—	—
Shareholders’ Deficit
Preference shares, U.S.$0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—		—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 9,987,500 and no issued and outstanding (excluding 4,079,406 shares subject to possible redemption) at June 30, 2023	999	—		999	17,986
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 75,000 shares issued and outstanding at June 30, 2023	7	—		7	2,395
Additional paid in capital	11,827,938			11,827,938	213,585,356
Accumulated deficit	(18,445,856)	—		(18,445,856)	(366,499,933)
Other Comprehensive Income	—	—		—	39,930,274
Total shareholders’ Deficit	(6,616,912)	—		(6,616,912)	(112,963,922)
Total liabilities, Class A ordinary shares subject to redemption and shareholders’ deficit	43,940,547	—		43,940,547	750,153,018
(1)
To reclassify and present redeemable ordinary shares of HCM as other liabilities under IFRS, as shareholders have the right to require HCM to redeem the ordinary shares and HCM has an irrevocable obligation to deliver cash for such redemption.

(2)
To present the HCM’s balance sheet translated into Mexican Pesos (presentation currency for Murano Group) for purposes of having pro forma combined financial information. The translation from functional currency U.S. dollar to presentation currency followed the requirements and guidance of International Accounting Standard 21 The Effects of Changes in Foreign Exchange Rates.

Adjustments to Unaudited Pro Forma Combined Statement of Financial Position As of June 30, 2023
The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
(1)	To reflect the release and reclassification of Ps.$745.7 million of the remaining cash from marketable securities held in the trust account.
(2)
To reclassify Ps.$745.7 million of other liabilities related to HCM redeemable shares subject to redemption to permanent equity at the closing of the Business Combination assuming no redemptions for cash as per scenario 1.

(3)	To reflect the withdrawal of cash to fund the redemption of 50% of HCM’s redeemable shares outstanding as contemplated in scenario 2.
(4)	To reflect the withdrawal of cash to fund the redemption of all of HCM's redeemable shares outstanding as contemplated in scenario 3.
(5)
To reflect the estimated payment of an aggregate of Ps. $11.0 million in direct and incremental transaction costs related to the issuance of Murano shares that is comprised of (i) legal fees of Ps.$3.3 million, and (iii) other professional advisor fees of Ps.$0.7 million, as well as listing expenses of Ps. $7.0 million that are not direct and incremental transaction costs, which are to be expended and to reclassify direct and incremental transaction costs accrued in accumulated losses to common stock.

(6)
The merger is accounted for under IFRS 2. The difference in the fair value of equity instruments deemed issued by Murano to HCM Holders over the fair value of identifiable net assets of Murano represents a share-based payment of services related to the listing of Murano equity and is accounted for as a share-based payment in accordance with IFRS 2 in equity. The cost of the service is estimated as follows:

		Scenario 1	Scenario 2	Scenario 3
		(in Mexican pesos)
Fair value of Murano Group	<A>	13,358,400,000	13,358,400,000	13,358,400,000
Equity interest in the Company that will be issued to shareholders of HCM	<B>	15.73%	13.57%	11.31%
Equity interest in the Company of the Company’s shareholders after the Business Combination	   	84.27%	86.43%	88.69%
Deemed cost of shares issued by Company	<B>/   x<A>	2,493,504,592	2,097,344,533	1,703,501,003
Less: HCM net assets (liabilities) as of December 31, 2022		436,408,577	63,556,686	(309,295,205)
Share-based payment for listing expense		2,057,096,015	2,033,787,847	2,012,796,208
(7)	To reclassify the Murano’s Group net parent investment to common stock.
(8)	To reflect the Sponsor's agreement to forfeit 10,500,000 of its HCM's Private Placement Warrants upon the Closing. At a fair value of U.S.$210,000, equivalent to Ps.$4,065,600.
Adjustments to Unaudited Pro Forma Combined Statement of financial position for the Six Months Period Ended June 30, 2023
(A)
To reflect the reclassification adjustment to align HCM’s historical statement of operations with the presentation of Murano’s statement of profit and other comprehensive income, resulting in the reclassification from Change in fair value of warrant liabilities of Ps.$259 to Valuation of financial derivative instruments; Operating and formation costs of Ps.$39 to Other costs; and Transaction cost incurred in connection with Initial Public Offering of Ps.$11 million to Fees.

Adjustments to Unaudited Pro Forma Statement of profit or loss and other comprehensive income for the Six Months Period Ended June 30, 2023
(A)	To reflect the reclassification adjustment to align HCM’s historical statement of operations with the presentation of Murano’s statement of profit and other comprehensive income.
(B)	To reflect the elimination of interest income on marketable securities held in the trust account.
(C)
To reflect Ps.$7 million of legal and professional fees that will be paid as of the Closing of the Business Combination that are not direct and incremental due to the issuance of Murano shares and not accrued for in the consolidated statement of profit or loss and other comprehensive income of Murano and the statements of operations of HCM.

Adjustments to Unaudited Pro Forma Statement of profit or loss and other comprehensive income for the Year Ended December 31, 2022
(A)
To reflect the reclassification adjustment to align HCM’s historical statement of operations with the presentation of Murano’s statement of profit and other comprehensive income, resulting in the reclassification from Change in fair value of warrant liabilities of Ps.$258,868,950 to Valuation of financial derivative instruments; Operating and formation costs of Ps.$38,551,932 to Other costs; and Transaction cost incurred in connection with Initial Public Offering of Ps.$10,788,143 to Fees.

(B)	To reflect the elimination of interest income on marketable securities held in the trust account.
(C)
To reflect Ps.$18.0 million of legal and professional fees that will be paid as of the Closing of the Merger that are not direct and incremental due to the issuance of PubCo’s shares and not accrued for in the consolidated statement of profit and other comprehensive income of the Company or the statements of operations of HCM.

(D)	To reflect the share-based payment for the Company’s equity listing expense as detailed in item (6) of the pro forma balance sheet adjustments above.
(E)	The reconciliation of pro forma weighted average shares outstanding for basic loss per share is as follows:
	Scenario 1	Scenario 2	Scenario 3
Weighted average shares calculation
HCM public shares	8,812,500	8,812,500	8,812,500
HCM founder shares	4,079,406	2,039,703	—
Combined Company shares issued in Business Combination	69,100,000	69,100,000	69,100,000
Weighted average of outstanding shares – basic	81,991,906	79,952,203	77,912,500

COMPARATIVE PER SHARE DATA
The following table sets forth the historical comparative share information for Murano and HCM on a stand-alone basis and pro forma combined per share information after giving effect to the Business Combination, (1) assuming no HCM Holders exercise redemption rights with respect to their HCM Ordinary Shares upon the consummation of the Business Combination and no additional equity securities of HCM are issued at or prior to Closing; (2) assuming that HCM Holders exercise their redemption rights with respect to 2,039,703 Public Shares upon consummation of the Business Combination; and (3) assuming that HCM Holders exercise their redemption rights with respect to a maximum of Public Shares upon consummation of the Business Combination, no additional equity securities of HCM are issued at or prior to Closing.
The Combined Financial Statements of Murano have been prepared in accordance with IFRS as issued by the IASB and in its functional and presentation currency of the Mexican peso. The historical financial statements of HCM have been prepared in accordance with U.S. GAAP in its functional and presentation currency of U.S. dollars. The financial statements of HCM have been adjusted to give effect to the differences between U.S. GAAP and IFRS, and have been translated into Mexican Pesos for purposes of having pro forma combined financial information.
The historical information should be read in conjunction with the information in the sections entitled “Selected Historical Financial of HCM” and “Selected Historical Combined Financial and Other Data of Murano” and the historical financial statements of HCM and the Combined Financial Statements of Murano included elsewhere in this proxy statement/prospectus. The pro forma combined per share information is derived from, and should be read in conjunction with, the information contained in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Combined Financial Information.”
The pro forma combined share information below does not purport to represent what the actual results of operations or the earnings per share would been had the companies been combined during the periods presented, nor to project the Combined Company’s results of operations or earnings per share for any future date or period. The pro forma combined shareholders’ equity per share information below does not purport to represent what the value of HCM and Murano would have been had the companies been combined during the periods presented.
	(in Mexican pesos, except share data)
	Murano Group (Historical)	HCM (Historical)	Combined Pro Forma
			Scenario 1 – Assuming no redemptions	Scenario 2 – Assuming 50% of redemptions	Scenario 3 – Assuming 100% of redemptions
For the year ended December 31, 2022
Net profit (loss)	304,599,261	297,440,056	(1,556,433,204)	(1,533,125,036)	(1,512,133,397)
Weighted average shares:
Weighted average of outstanding shares – basic and diluted	16,413,928	36,753,425	81,991,906	79,952,203	77,912,500
Earnings (loss) per share:
Earnings (loss) per outstanding shares, basic and diluted		8.09	(18.98)	(19.18)	(19.41)
Notes:—
(1)	Book value per share is calculated using the formula: Total shareholder’s equity divided by shares outstanding.
(2)	Weighted average of outstanding HCM Ordinary Shares represents weighted average of redeemable HCM Ordinary Shares outstanding.

THE EXTRAORDINARY MEETING OF HCM HOLDERS
The HCM Extraordinary Meeting
HCM is furnishing this proxy statement/prospectus to HCM Holders as part of the solicitation of proxies by its board of directors for use at HCM’s Extraordinary Meeting to be held on   , 2023, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to the HCM Holders on or about   , 2023. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the Extraordinary Meeting.
Date, Time and Place of the Extraordinary Meeting
The Extraordinary Meeting will be   Eastern time, on  , 2023. The Extraordinary Meeting will be held at 100 First Stamford Place, Suite 330, Stamford, CT 06902. For your convenience, we will also webcast the Extraordinary Meeting live via the Internet at www.virtualshareholdermeeting.com/  . At the Extraordinary Meeting, the shareholders will consider and vote upon the following proposals.
Purpose of the Extraordinary Meeting
At the HCM Extraordinary Meeting, HCM will ask the HCM Holders to vote in favor of the following proposals:
•	Proposal 1 (The Business Combination Proposal) — a proposal by ordinary resolution to approve and adopt the Amended & Restated Business Combination Agreement and the Business Combination.
•	Proposal 2 (The Merger Proposal) — a proposal by special resolution, to approve the Merger and Plan of Merger and that HCM be authorised to enter the Plan of Merger.
•
Proposal 3 (The Charter Proposal) — a proposal by special resolution, to approve the Post-Merger Charter, HCM's change of name to “Murano Global Hospitality Corp.” and that HCM’s authorised share capital be altered.

•	Proposal 4 (The Meeting Adjournment Proposal) — a proposal to adjourn the Extraordinary Meeting to a later date or dates, if necessary, as described herein.
Recommendation of the HCM Board of Directors
HCM’s board of directors believes that each of the Business Combination Proposal, the Merger Proposal, the Charter Proposal, and the Meeting Adjournment Proposal is in the best interests of HCM and its shareholders and recommends that its shareholders vote “FOR” each of the proposals to be presented at the Extraordinary Meeting.
When you consider the recommendation of HCM’s board of directors in favor of approval of Proposal 1 (The Business Combination Proposal), Proposal 2 (The Merger Proposal), Proposal 3 (The Charter Proposal) and Proposal 4 (The Meeting Adjournment Proposal), you should keep in mind that certain of HCM’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. These interests include:
•
the beneficial ownership of the Sponsor of an aggregate of 9,987,500 HCM Ordinary Shares, acquired for an aggregate purchase price of $25,000, which shares would become worthless if HCM does not complete a business combination within the applicable time period, as the HCM Initial Shareholders have waived any right to liquidation proceeds with respect to these shares. Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to forfeit 1,250,000 Founder Shares in connection with the Closing of the Business Combination and following such forfeiture expects to beneficially own 8,737,500 PubCo Ordinary Shares, which shares would have an aggregate market value of approximately $   based on the closing price of HCM Ordinary Shares of $   on Nasdaq on   , 2023, the record date for the Extraordinary Meeting. For the Sponsor, aggregate value at risk if HCM does not complete a business combination could be as much as approximately $97.2 million (based upon the closing price of $11.12 per HCM Class A Ordinary Share on November 27, 2023, the most recent practicable date prior to the date of this proxy statement/ prospectus, and after giving effect to the forfeiture of 1,250,000 Founder Shares;

•	The beneficial ownership of each of Messrs. Steven Bischoff, David Goldfarb, and Jacob Loveless, the independent directors of HCM, of 25,000 Founder Shares, which shares would become worthless if HCM does not complete a business combination within the applicable time period, as such HCM Initial Shareholders have waived any right to liquidation proceeds with respect to these shares. Such Founder Shares have an aggregate market value of approximately $   for each independent director based on the closing price of HCM Ordinary Shares of $   on Nasdaq on   , the record date for the Extraordinary Meeting. For Messrs. Bischoff, Goldfarb and Loveless, aggregate value at risk if HCM does not complete a business combination could be as much as approximately $834,000 (based upon the closing price of $11.12 per HCM Class A Ordinary Share on November 27, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus);
•
the repayment of loans from time to time from the Sponsor to HCM to fund certain working capital deficiencies, capital requirements or finance transaction costs in connection with a Business Combination. On April 21, 2023, HCM issued the Working Capital Note to its Sponsor. The Sponsor paid for monthly extensions into the Trust Account in the amount of $142,779 on each of April 21, 2023, May 23, 2023, June 21, 2023, July 24, 2023, August 23, 2023, September 21, 2023, October 23, 2023, and November 21, 2023. Each such payment is considered a working capital loan from the Sponsor pursuant to the Working Capital Note. In addition, as of October 18, 2023, the Sponsor had loaned HCM an aggregate amount of $550,000 for working capital purposes, which has not been deposited into the Trust Account. The Working Capital Note does not bear interest and shall be payable in full upon the consummation of an initial business combination. As of November 30, 2023, there was $1,692,233 in borrowings outstanding under the Working Capital Note;

•
HCM’s directors will not receive reimbursement for any out-of-pocket expenses incurred by them on HCM’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated. As of the date hereof, no out-of-pocket expenses have been incurred by HCM’s directors incident to identifying, investigating and consummating a business combination;

•	the potential continuation of Mr. Shawn Matthews as director of PubCo and potential receipt of the same compensation that PubCo pays to its other directors, if any;
•
the fact that HCM has certain provisions in its organizational documents that waive the corporate opportunities doctrine on an ongoing basis, HCM’s officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to HCM. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in HCM’s organizational documents did not, to our knowledge, impact our search for an acquisition target or prevent us from reviewing any opportunities as a result of such waiver; and

•	the continued indemnification of current directors and officers of HCM and the continuation of directors’ and officers’ liability insurance after the Business Combination.
The Sponsor has agreed to forfeit 1,250,000 HCM Class A Ordinary Shares and all of its 10,500,000 Private Placement Warrants upon the Closing of the Business Combination. Cantor Fitzgerald is not expected to forfeit any of its 2,500,000 Private Placement Warrants. For Cantor Fitzgerald, aggregate value at risk if HCM does not complete a business combination could be as much as approximately $27.8 million (based upon the closing price of $11.12 per HCM Class A Ordinary Share on November 27, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus).
Because the Sponsor and the HCM directors will benefit from the completion of a business combination, they may be incentivized to recommend and complete a business combination of a less favorable target company or on terms less favorable to HCM Holders, rather than liquidate HCM.
These interests may influence HCM’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. You should also read the section entitled “The Business Combination — Interests of Certain Persons in the Business Combination.”
Record Date and Voting
You will be entitled to vote or direct votes to be cast at the Extraordinary Meeting if you owned HCM Ordinary Shares at the close of business on   , 2023, which is the record date for the Extraordinary Meeting. You are entitled to one vote for each HCM Ordinary Share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 14,141,906 outstanding HCM Ordinary Shares, including 9,987,500 Founders Shares held by the Sponsor.
Sponsor, officers and directors have agreed to vote all of their HCM Ordinary Shares and any Public Shares acquired by them in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. As a result, HCM would not need any additional votes in favor of such proposals in order to have the Business Combination approved. HCM’s issued and outstanding warrants do not have voting rights at the Extraordinary Meeting.
Voting Your Shares
Each HCM Ordinary Share that you own in your name entitles you to one vote on each of the proposals for the Extraordinary Meeting. Your one or more proxy cards show the number of HCM Ordinary Shares that you own.
If you are a holder of record, there are two ways to vote your HCM Ordinary Shares at the Extraordinary Meeting:
•
You can vote by proxy, by telephone, online, or by completing, signing and returning the enclosed proxy card(s) in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable Extraordinary Meeting(s). If you vote by proxy, your shares will be voted in accordance with your instructions. If you sign and return the proxy card but do not give instructions on how to vote your shares, your HCM Ordinary Shares will be voted as recommended by HCM’s board of directors, which is to say “FOR” each of the proposals presented at the Extraordinary Meeting.

•
You can attend the Extraordinary Meeting and vote virtually. However, if your HCM Ordinary Shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee.

Who Can Answer Your Questions About Voting Your Shares
If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali Global LLC, at (203) 658-9388. Banks and brokers may reach Morrow Sodali Global LLC at the same, or by email at w.dooley@morrowsodali.com.
Quorum and Vote Required for the Proposals
A quorum of HCM’s shareholders is necessary to hold a valid meeting. A quorum will be present at the Extraordinary Meeting if the holders of a majority of the HCM Ordinary Shares are present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative.
The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of all outstanding HCM Ordinary Shares entitled to vote thereon at the Extraordinary Meeting and who actually vote at the Extraordinary Meeting.
The approval of the Merger Proposal and Charter Proposal each require a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the HCM Ordinary Shares entitled to vote thereon at the Extraordinary Meeting and who actually vote at the Extraordinary Meeting.
The Meeting Adjournment Proposal, if presented, requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of all outstanding HCM Ordinary Shares entitled to vote thereon at the Extraordinary Meeting and who actually vote at the Extraordinary Meeting. Accordingly, an HCM Holder’s failure to vote by proxy or to vote in person at the Extraordinary Meeting, will not count as a vote cast at the Extraordinary Meeting.
Shares that are Not Voted and Abstentions
Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. HCM believes the proposals presented to its shareholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee will not vote your shares, and they will not be represented at the Extraordinary Meeting or counted for purposes of determining the presence of a quorum. Shares that are not voted will not count as a vote cast at the Extraordinary Meeting.
Abstentions will be counted for purposes of determining the presence of a quorum at HCM’s Extraordinary Meeting but will not count as a vote cast at the Extraordinary Meeting.
Revocability of Proxies
If you vote by telephone or online, only your latest telephone or online proxy that is timely submitted prior to the meeting will be counted. If you vote by signing and returning a proxy card, you may change your vote by completing a new proxy card with a later date. You may also revoke your proxy and change your vote by virtually attending the meeting and voting online. You also may revoke your proxy by sending a notice of revocation to Morrow Sodali Global LLC at 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902, provided such revocation is received prior to the vote at the Extraordinary Meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change or revoke your vote.
Redemption Rights
Pursuant to the HCM Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable, calculated as of two Business Days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of HCM’s IPO and concurrent private placements as of two Business Days prior to the consummation of the Business Combination, less taxes payable, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $45,022,770 on October 31, 2023, and 4,079,406 Public Shares outstanding, the estimated per share redemption price would have been approximately $11.04.
If you exercise your redemption rights, your HCM Ordinary Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption. See the section entitled “The Extraordinary Meeting of HCM Holders — Redemption Rights.”
In order to exercise your redemption rights, you must, prior to    p.m. Eastern time on   , 2023 (two Business Days before the Extraordinary Meeting), (i) submit a written request to Continental Stock Transfer & Trust Company, HCM’s transfer agent, that HCM redeem your HCM Ordinary Shares for cash, and (ii) deliver your shares to HCM’s transfer agent physically or electronically through the DTC. Your request should be submitted to the transfer agent at the following address:
Continental Stock Transfer & Trust Company
1 State Street Plaza, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com
Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with HCM’s consent. If you delivered your shares for redemption to HCM’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that HCM’s transfer agent return the shares (physically or electronically). Such requests may be made by contacting HCM’s transfer agent at the street or e-mail address above.
Appraisal or Dissenters’ Rights
The Cayman Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and our board of directors has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares.
Solicitation of Proxies
HCM will pay the cost of soliciting proxies for the Extraordinary Meeting. HCM has engaged Morrow Sodali Global LLC to assist in the solicitation of proxies for the Extraordinary Meeting. HCM has agreed to pay Morrow Sodali Global LLC a fee of   . HCM will reimburse Morrow Sodali Global LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali Global LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. HCM also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of HCM Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of HCM Ordinary Shares and in obtaining voting instructions from those owners. HCM’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.
Share Ownership
As of the record date, the Sponsor beneficially owns an aggregate of   % of the outstanding HCM Ordinary Shares. The Sponsor and HCM’s officers and directors have agreed to vote all of their HCM Ordinary Shares in favor of Proposal 1 (The Business Combination Proposal), Proposal 2 (The Merger Proposal), Proposal 3 (The Charter Proposal), and the other proposals described in this proxy statement/prospectus. Accordingly, all proposals are expected to be approved even if every other holder of HCM Ordinary Shares were to vote against the proposals.

THE BUSINESS COMBINATION AGREEMENT
This section of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. This summary is qualified in its entirety by reference to the Amended & Restated Business Combination Agreement, a copy of which is attached as Annex A hereto. Certain figures included in this section have been rounded for ease of presentation and, as a result, percentages may not sum to 100%.
The Business Combination
On March 13, 2023, HCM, Murano, ESC, ESAGRUP, PubCo, New CayCo, and Dutch HoldCo entered into the Business Combination Agreement. On August 2, 2023, HCM, Murano, ESC, ESAGRUP, PubCo, Dutch Murano, Dutch HoldCo, and New CayCo entered into an Amended & Restated Business Combination Agreement. The Business Combination Agreement, as amended and restated, contains customary representations and warranties, covenants, closing conditions and other terms relating to the Merger and the other transactions contemplated thereby, as summarized below. Capitalized terms used in this section but not otherwise defined herein have the meanings given to them in the Business Combination Agreement.
The Structure of the Business Combination
Following the effectiveness of the transactions contemplated by the Merger, the parties will consummate the Business Combination and HCM and Murano will become subsidiaries of PubCo. Pursuant to the Amended & Restated Business Combination Agreement and related agreements, at the Effective Time, subject to the receipt of the HCM Shareholder Approval and the Murano Shareholder Approvals:
•	New CayCo, a wholly-owned subsidiary of PubCo, was formed for the sole purpose of entering into the Amended and Restated Business Combination Agreement and effecting the Merger with HCM;
•
Prior to the Effective Time, the Subscriptions (as defined in the Amended & Restated Business Combination Agreement) will be undertaken in which: (i) Murano will reimburse the Seller for 16,413,927 shares of Murano Ordinary Shares in consideration of Ps.$16,413,927; (ii) ESC will consummate the Cash Subscription in consideration for the issuance by PubCo of 69,100,000 PubCo Ordinary Shares and (iii) PubCo will subscribe for a number of shares in Murano, such that after giving effect to such subscription PubCo will hold 99.99% of Murano Ordinary Shares in consideration for cash in the amount of the Cash Subscription and the remaining 0.001% of Murano will be held by Murano Management S.A. de C.V, in accordance with requirements of Mexican law;

•
Following the satisfaction or waiver of the conditions precedent, at the Effective Time, New CayCo shall merge with and into HCM, with HCM being the Surviving Company and a wholly owned subsidiary of PubCo;

•
Upon consummation of the Merger (and without any action on the part of the New CayCo shareholder (i.e., PubCo), HCM or any other party), separate corporate existence of New CayCo shall cease and HCM, as the surviving company of the Merger, will continue its corporate existence under the Cayman Companies Act, as a wholly-owned subsidiary of PubCo; accordingly, (i) the sole share of New CayCo that was issued and outstanding immediately before the Effective Time shall be automatically cancelled and extinguished in exchange for the issuance of a single share in HCM, as the surviving company in the Merger, to PubCo and (ii) HCM, as the surviving company of the Merger, shall issue such additional new shares in HCM to PubCo as may be required with an aggregate value that is equivalent to the aggregate value of the Merger Shares in consideration for the issuance by PubCo of the Merger Shares to the persons who had previously held HCM Ordinary Shares;

•
At and after the Effective Time, the Merger shall (without limitation) have the following effects, namely that HCM as the surviving company shall possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Companies, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Companies; and all rights, privileges, powers and franchises of each of the Constituent Companies, and all property, real, personal and mixed, and all debts due to each such Constituent Company, on whatever account, shall become vested in the Surviving Company; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Company as they are of the Constituent Companies; the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Companies shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Company shall thereafter be assumed by the Surviving Company and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it;
•
Prior to the Closing, PubCo shall appoint the Exchange Agent to act as the agent for the purpose of distributing Merger Shares to the persons who had previously held HCM Ordinary Shares. At or before the Effective Time, PubCo shall issue to the Exchange Agent the requisite number of Merger Shares as are required to be subsequently transferred to the holders of HCM Ordinary Shares entitled to receive them;

•
Reasonably promptly after the Effective Time, PubCo shall send or shall cause the Exchange Agent to send, to each record holder of HCM Ordinary Shares as of immediately prior to the Effective Time, who is entitled to receive Merger Shares, a Letter of Transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper issuance of each Merger Share to the Exchange Agent, and which Letter of Transmittal will otherwise be in customary form) for use in such exchange;

•
At the Effective Time, by virtue of the Merger and without any action on the part of any holder of HCM Ordinary Shares, each HCM Ordinary Share that is issued and outstanding immediately prior to the Effective Time, but excluding any HCM Ordinary Shares redeemed pursuant to the HCM Share Redemption or held as treasury shares, which treasury shares shall be canceled as part of the Merger and shall not constitute “HCM Ordinary Shares”, shall be automatically cancelled and extinguished and in exchange therefor, each holder of HCM Ordinary Shares will be entitled to receive consideration comprised of a corresponding number of Merger Shares that are held in the accounts of the Exchange Agent, solely for the benefit of the holders of HCM Ordinary Shares (resulting, for the avoidance of doubt, so far as legally possible, in each HCM Ordinary Share being exchanged for the issue of one new PubCo Ordinary Share);

•
No fractional PubCo Ordinary Shares will be issued in the Merger. In lieu of fractional PubCo Ordinary Shares to which a holder of HCM Ordinary Shares would otherwise be entitled in the Merger, the Exchange Agent shall round down to the nearest whole PubCo Ordinary Share and PubCo shall make, or cause to be made, cash settlements with respect to fractional shares eliminated by rounding;

•
As a result of the Merger and without any action of any party or any other Person, each Warrant to purchase HCM Ordinary Shares (other than those held by the Sponsor) shall (a) automatically cease to represent a right to acquire HCM Ordinary Shares and shall automatically convert into a right to acquire PubCo Ordinary Shares equal to the number of HCM Class A Ordinary Shares subject to each such HCM Warrant immediately prior to the Effective Time; (b) have an exercise price of $11.50 per whole warrant required to purchase one PubCo Ordinary Share; and (c) expire on the five year anniversary of the Closing Date. PubCo shall enter into a warrant assumption agreement as of immediately prior to the Effective Time regarding the foregoing;

•
The parties to the Amended & Restated Business Combination Agreement will hold the closing on the date of the Effective Time, following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Amended & Restated Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time);

•	Murano and HCM (as the Surviving Company) will each be direct subsidiaries of PubCo; and
•
HCM Ordinary Shares, HCM Units and HCM Warrants are currently listed and traded on Nasdaq under the symbols “HMCA”, “HCMAU” and “HCMAW”, respectively. PubCo intends to apply for listing, to be effective at the time of the Closing, of the PubCo Ordinary Shares and PubCo Warrants on Nasdaq under the symbols “MRNO” and “MRNOW”, respectively. This proxy statement/prospectus provides shareholders of HCM with detailed information about the proposed Business Combination and other matters to be considered at the extraordinary general meeting of HCM. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 53 of this proxy statement/prospectus.

The following diagram shows the current ownership structure of HCM (excluding the impact of the shares underlying the HCM Warrants).

For more information about the ownership interests of HCM’s Initial Shareholders, including the Sponsor, prior to the Business Combination, please see the section entitled “Security Ownership Of Certain Beneficial Owners and Management.”
For more information about the ownership interests of Murano, prior to the Business Combination, please see the section entitled “Security Ownership of Certain Beneficial Owners and Management.”
As of the date of this prospectus/proxy statement, the entities forming the Murano Group are not consolidated within one entity, rather they were combined under the common control approach. As part of the Business Combination Agreement, Murano will perform the Reorganization where Murano PV will emerge as the holding company that consolidates all entities included in the Murano Group, as defined in section “Frequently used terms”. As a result of the Reorganization, Murano PV will control and consolidate all the Murano Group’s entities.
The following diagram shows the pro forma ownership percentages (excluding the impact of the shares underlying the PubCo Warrants) and structure of PubCo immediately following the consummation of the Business Combination. The relative percentages assume that (i) none of HCM’s existing Public Shareholders exercise their redemption rights in connection with the approval of the Business Combination with respect to their Public Shares, (ii) no additional equity securities of HCM are issued prior to the Closing and (iii) a Closing Date of   , 2023.

Consideration to be received in the Business Combination
At the Effective Time, pursuant to the terms of the Amended & Restated Business Combination Agreement and related agreements, each HCM Ordinary Share issued and outstanding immediately prior to the Effective Time, but excluding any HCM Ordinary Shares redeemed pursuant to the HCM Share Redemption or held as treasury shares, which treasury shares shall be canceled as part of the Merger and shall not constitute “HCM Ordinary Shares”, shall be automatically cancelled and extinguished and in exchange therefor, each holder of HCM Ordinary Shares will be entitled to receive consideration comprised of a corresponding number of Merger Shares that are held in the accounts of the Exchange Agent, solely for the benefit of the holders of HCM Ordinary Shares (resulting, for the avoidance of doubt, so far as legally possible, in each HCM Ordinary Share being exchanged for the issue of one new PubCo

Ordinary Share) and will be cancelled and such number of new Merger Shares as may be required shall be issued to the persons entitled to receive them and each HCM Warrant will Warrant to purchase HCM Ordinary Shares (other than those held by the Sponsor) shall (a) automatically cease to represent a right to acquire HCM Ordinary Shares and shall automatically convert into a right to acquire PubCo Ordinary Shares equal to the number of HCM Class A Ordinary Shares subject to each such HCM Warrant immediately prior to the Effective Time; (b) have an exercise price of $11.50 per whole warrant required to purchase one PubCo Ordinary Share; and (c) expire on the five year anniversary of the Closing Date.
Ownership of the Combined Company Upon Completion of the Business Combination
Following the Business Combination, each of HCM and Murano shall be a wholly owned subsidiary of PubCo.
Representation and Warranties
The Business Combination Agreement contains customary representations, and warranties of the Murano Parties, subject to materiality and knowledge qualifiers and relating to, among other things, due organization, due authorization to enter into the Business Combination Agreement, absence of conflicts, the outstanding capitalization of the Murano Parties, absence of material adverse effect and certain developments, and the leased and owned real property of the Murano Parties.
The Business Combination Agreement contains customary representations and warranties of HCM, subject to materiality and knowledge qualifiers and relating to, among other things, due organization, due authorization to enter into the Business Combination Agreement, absence of conflicts, SEC reports and financial statements, absence of material adverse effect and certain developments, and the outstanding capitalization of HCM.
Conduct of Business Pending Consummation of the Business Combination; Covenants
Conduct of Business by Murano Parties pending the Merger
From the date of the Business Combination Agreement through the Closing or the earlier termination of the Business Combination Agreement, except as (i) expressly contemplated or permitted by any other provision of the Business Combination Agreement or any Ancillary Agreement, (ii) as set forth in the Murano Disclosure Letter, and (iii) as required by applicable Law, unless HCM shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned, the Murano Parties shall, and shall cause any Group Companies to, use reasonable best efforts to: (A) operate the business of Murano in the ordinary course of business consistent with past practice; and (B) preserve intact its current business organization and goodwill and preserve its relationships with employees, customers, suppliers, licensors, licensees, distributors, lessors and others having material business dealings with Murano or the other Group Companies; provided, that, a Group Company may take any action, including the establishment of any (or maintenance of any existing) policy, procedure or protocol, in order to respond to the impact of COVID-19 or comply with any applicable COVID-19 Measures; provided, further, in each case, that (i) such actions are reasonably necessary, taken in good faith and taken to preserve the continuity of the business of the Group Companies or the health and safety of their respective employees and (ii) the Murano Parties shall, to the extent reasonably practicable, inform HCM of any such actions prior to the taking thereof and shall consider in good faith any suggestions or modifications from HCM with respect thereto.
Without limiting the generality of the foregoing, during the Interim Period, the Murano Parties shall not, and shall cause the Group Companies not to, except as contemplated by the Business Combination Agreement or the Ancillary Agreements, as required by Law, as set forth in the Murano Disclosure Letter or as consented to by HCM in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied): (i) change or amend the Governing Documents of the Murano Parties or any of the Group Companies or form or cause to be formed any new Subsidiary; (ii) make or declare any dividend or distribution to the shareholders of Murano or make any other distributions in respect of any of the Group Companies’ capital stock or equity interests (including any outstanding contributions for future capital increases (aportaciones para futuros aumentos de capital) pending to be capitalized or reimbursed by Murano), except dividends and distributions by a Group Company to Murano or another Group Company; (iii) other than the Sabadell Pledges issue, sell, pledge, charge, transfer or incorporate a Lien (other than a Permitted Lien) over any shares, interest or beneficiary rights of the Group Companies; (iv) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares, interest, beneficiary rights or series of the Group Companies’ capital stock or equity interests, except for any such transaction by a Group Company that remains a Group Company wholly-owned (directly or indirectly) by Murano after consummation of such transaction;

(v) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of a Group Company, except for (a) the acquisition by a Group Company of any shares of capital stock, membership interests or other equity interests of a Group Company in connection with the forfeiture or cancellation of such interests without payment of any consideration by a Group Company or (b) transactions between Murano and any other Group Company or between Group Companies; (vi) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed in the Murano Disclosure Letter, or any Real Property Lease, in each case, other than entry into such agreements in the ordinary course of business consistent with past practice; (vii) sell, assign, transfer, convey, lease, grant a Lien (other than a Permitted Lien) on or otherwise dispose of any material tangible assets or properties of a Group Company, including the Murano Real Property, except for (a) dispositions of obsolete or worthless equipment, (b) transactions among Murano and another Group Company or among Group Companies and (c) transactions in the ordinary course of business consistent with past practice, which shall include the Sabadell Mortgages; (viii) acquire any ownership interest in any real property, other than in the ordinary course of business; (ix) except as otherwise required by existing Company Benefit Plans listed in the Murano Disclosure Letter, (a) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any non-officer employee in the ordinary course of business consistent with past practice, (b) make any change in the key management structure of any Group Company, or hire, promote, demote or terminate the employment of employees of any Group Company, other than terminations for cause or due to death or disability, (c) terminate, adopt, enter into or amend any Company Benefit Plan, (d) increase the compensation, incentive opportunity or benefits of any employee, officer, director or other individual service provider, (e) grant any Company Award or other equity-based compensation, (f) establish any trust or take any other action to secure the payment of any compensation payable by any Group Company or (g) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by any Group Company; (x) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, other than any such transaction (a) in which the aggregate consideration does not exceed, individually or in the aggregate, Ps.$50,000,000 and (b) that is not reasonably expected to individually or in the aggregate, materially impair or delay the ability of Murano to perform its obligations under the Business Combination Agreement; (xi) make any material loans or material advances to any Person, except for (a) advances to employees, officers or independent contractors of any Group Company for indemnification, attorneys’ fees, travel and other expenses incurred in the ordinary course of business consistent with past practice, (b) loans or advances among Murano and its other Group Companies or among the wholly owned Group Companies and (c) extended payment terms for customers in the ordinary course of business; (xii) (a) make, change or revoke any material Tax election, (b) amend, modify or otherwise change any material filed Tax Return, (c) adopt or request permission of any taxing authority to change any material accounting method for Tax purposes or change any Tax accounting period, (d) file any material Tax Return in a manner inconsistent with past practice (except as otherwise required by applicable Law), (e) fail to pay any material Taxes when due, (f) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) with any Governmental Authority, seek or apply for any material Tax ruling, (h) settle any material claim or material assessment in respect of any Taxes, (i) knowingly surrender or allow to expire any right to claim a refund of any material Taxes or (j) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of material Taxes; (xiv) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent, impair or impede the Intended Tax Treatment; (xv) except for the Sabadell Refinancing (a) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, (b) issue or sell any debt securities or warrants or other rights to acquire any debt securities of any Group Company or guarantee any debt securities of another Person, other than any Indebtedness or guarantee (A) incurred in the ordinary course of business pursuant to interest rate protection agreements and currency obligation swaps, hedges or similar arrangements, or letters of credit, bank guarantees, bankers’ acceptances and other similar instruments entered into in connection with Company Real Property, or (B) incurred between Murano and any of the other Group Companies or between any of such Group Companies; or discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceed Ps.$50,000,000, except as such obligations become due; (xvi) issue any additional Murano Ordinary Shares or securities exercisable for or convertible into PubCo Ordinary Shares or grant any additional equity or equity-based compensation; (xvii) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Group Company (other than the Merger); (xviii) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceeding, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than Ps.$25,000,000 individually and in the aggregate; (xix) grant to, or agree to grant to, any Person a license, covenant not to sue or other right under any Intellectual Property that is material to a Group Company, or sell, transfer, assign or otherwise dispose of, abandon or permit to lapse any rights to any Intellectual Property (other than nonexclusive or incidental licenses entered into in the ordinary course of business consistent with past practice) except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period); (xx) disclose or agree to disclose to any Person (other than HCM or any of its representatives) any material trade secret or any other material confidential or proprietary information, know-how or process of a Group Company other than in the ordinary course of business or pursuant to written obligations to maintain the confidentiality thereof; (xxi) make or commit to make capital expenditures other than in an amount not in excess of the amount set forth in the Murano Disclosure Letter, in the aggregate; (xxii) enter into, modify, amend, renew or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, or group of employees of a Group Company as the bargaining representative for any employees of a Group Company; (xxiii) waive the restrictive covenant obligations of any current or former employee of a Group Company; (xxiv) limit the right of a Group Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person, in each case, except where such limitation does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the operation of the businesses of the Group Companies, taken as a whole, in the ordinary course of business consistent with past practice; (xxv) make any material change in its financial accounting policies or procedures, except as required by changes in Law or IFRS; (xxvi) amend in a manner materially detrimental to the Group Companies, terminate, permit to lapse or fail to use reasonable best efforts to maintain any material Governmental Approval or material Permit required for the conduct of the business of a Group Company to be conducted in all material respects as conducted on the date of the Business Combination Agreement or as contemplated as of the date thereof; (xxvii) enter into any related party transactions or Affiliate Agreements other than as expressly permitted under the Business Combination Agreement; or (xxviii) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.
Conduct of Business by HCM pending the Merger
From the date of the Business Combination Agreement through the Closing or the earlier termination of the Business Combination Agreement, except as (i) expressly contemplated or permitted by any other provision of the Amended & Restated Business Combination Agreement or any Ancillary Agreement, (ii) as set forth in the HCM Disclosure Letter, and (iii) as required by applicable Law, unless Murano shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned, HCM shall use reasonable best efforts to operate the business of HCM in the ordinary course of business consistent with past practice; provided, that, HCM may take any action, including the establishment of any (or maintenance of any existing) policy, procedure or protocol, in order to respond to the impact of COVID-19 or comply with any applicable COVID-19 Measures; provided, further, in each case, that (i) such actions are reasonably necessary, taken in good faith and taken to preserve the continuity of the business of HCM or the health and safety of its respective employees and (ii) HCM shall, to the extent reasonably practicable, inform Murano of any such actions prior to the taking thereof and shall consider in good faith any suggestions or modifications from Murano with respect thereto.
Without limiting the generality of the foregoing, during the Interim Period, HCM shall not, except as contemplated by a provision of the Amended & Restated Business Combination Agreement or the Ancillary Agreements, as required by Law, as set forth in the HCM Disclosure Letter or as consented to by Murano in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied):
•
seek any approval from the HCM Holders to change, modify or amend the Trust Agreement or the Governing Documents of HCM, except as contemplated by the Amended & Restated Business Combination Agreement;

•
(a) make or declare any dividend or distribution to the shareholders of HCM or make any other distributions in respect of any of HCM’s share capital or equity interests, (b) split, combine, reclassify or, except as contemplated by the Business Combination Proposals, otherwise amend any terms of any shares or series of HCM’s share capital or equity interests, or (c) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares, share capital or membership interests, warrants or other equity interests of HCM, other than a redemption of HCM Ordinary Shares required to be made as part of the HCM Share Redemption;
•
Except as may be required in order to reduce any Taxes imposed on Sponsor or its members as a result of the transactions contemplated by the Amended & Restated Business Combination Agreement (so long as any such action does not have a materially adverse impact on the Group Companies) (a) make, change or revoke any material Tax election, (b) amend, modify or otherwise change any filed material Tax Return, (c) adopt or request permission of any taxing authority to change any accounting method for Tax purposes, (d) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) with any Governmental Authority, (e) settle any claim or assessment in respect of a material amount of Taxes, (f) knowingly surrender or allow to expire any right to claim a refund of a material amount of Taxes or (g) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

•	take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent, impair or impede the Intended Tax Treatment;
•	enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of HCM (including, for the avoidance of doubt, the Sponsor);
•
incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than (a) in connection with any additional financing arrangements mutually agreed by the parties, (b) in support of the ordinary course operations of HCM or related to the consummation of the transactions contemplated by the Amended & Restated Business Combination Agreement or any of the Ancillary Agreements, which are not, individually or in the aggregate, material to HCM, or (c) pursuant to any Contract set forth in the HCM Disclosure Letter;

•	waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include any pending or threatened Action);
•
(a) issue any SPAC Securities or rights or securities exercisable or exchangeable for, or convertible into, SPAC Securities, (b) grant any options, warrants or other equity-based awards with respect to SPAC Securities not outstanding on the date hereof, or (c) amend, modify or waive any of the material terms set forth in any HCM Warrant or the HCM Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

•	incur or approve HCM Transaction Expenses in excess of $10,000,000 in the aggregate; or
•	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.
Board of Directors
At the Effective Time, the PubCo Board is expected to be composed of seven directors, including Elías Sacal Cababie, Marcos Sacal Cohen, Shawn Matthews, David Galan, Keith Edelman, Joanne Sonin, and    . At least a majority of these directors shall be “independent” directors for purposes of the Nasdaq rules.
Conditions to Closing the Business Combination
General Conditions
The obligations of the parties to consummate the Business Combination are conditioned on the satisfaction or waiver (where permissible) of the following conditions at or prior to the Closing:
•	the HCM Shareholder Approvals shall have been obtained;
•	the Reorganization shall have been implemented in accordance with the Amended & Restated Business Combination Agreement;

•	COFECE shall have issued the Antitrust Approval;
•
there shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

•	the deadline for HCM to consummate its initial Business Combination in accordance with its Governing Documents and the Prospectus (as extended by any monthly extension) shall not have passed;
•
the size and composition of the Board of PubCo shall be as contemplated pursuant to the Amended & Restated Business Combination Agreement (assuming for purposes of testing this condition that each such director then satisfies applicable Nasdaq requirements and is willing to serve), to be effective as of immediately following the Effective Time;

•
the Listing Application shall have been approved by Nasdaq (subject to official notice of issuance) and, as of immediately following the Effective Time, PubCo shall be in compliance, in all material respects, with applicable initial and continuing listing requirements of Nasdaq, and PubCo shall not have received any notice of non-compliance therewith from Nasdaq that has not been cured or would not be cured at or immediately following the Effective Time, and the Registration Statement Securities shall have been approved for listing on Nasdaq;

•
the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn; and

•
if any HCM Holder gives to HCM, before the HCM Shareholder Approvals are obtained at the HCM Shareholders’ Meeting, a Written Objection in accordance with Section 238(2) and 238(3) of the Cayman Companies Act, at least twenty (20) days shall have elapsed since the date on which the applicable Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Companies Act, as referred to in Section 239(1) of the Cayman Companies Act).

Conditions to the Obligations of HCM
The obligations of HCM to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:
•
the representations and warranties of the Murano Parties contained in the Amended & Restated Business Combination Agreement shall be true and correct in all respects as of the date of the Initial Business Combination Agreement and as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date;

•	each of the covenants of the Murano Parties to be performed as of or prior to the Closing shall have been performed;
•	each of the consents set forth in the Murano Disclosure Letter shall have been obtained and delivered to HCM;
•	the Murano Shareholder Approval shall have been obtained and delivered to HCM;
•	the New CayCo Shareholder Approval shall have been obtained and delivered to HCM;
•	regarding the Owned Real Properties, the Murano Parties shall have obtained and delivered the Certificates of Liens/No Liens to HCM;
•	the Murano Parties shall have delivered originals of the executed Transfer and Assignment Documents and the Termination Documents to HCM;
•	the Subscriptions shall have occurred;
•	the Reorganization and PubCo Reorganization shall have occurred; and
•	since the date of the Amended & Restated Business Combination Agreement, no Murano Material Adverse Effect shall have occurred and be continuing.

Conditions to the Obligations of the Murano Parties
The obligations of the Murano Parties to consummate the transactions contemplated by the Business Combination, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:
•
the representations and warranties of HCM contained in the Amended & Restated Business Combination Agreement relating to the capitalization of HCM (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date;

•
each of the other representations and warranties of HCM contained in the Amended & Restated Business Combination Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in the case of this clause, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on HCM’s ability to consummate the transactions contemplated by the Amended & Restated Business Combination Agreement; and

•	each of the covenants of HCM to be performed as of or prior to the Closing shall have been performed in all material respects.
Termination of the Business Combination Agreement
The Amended & Restated Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Effective Time, as follows:
•	by mutual written consent of HCM and Murano;
•
by Murano or HCM if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; provided, however, that a party to the Amended & Restated Business Combination Agreement shall not be entitled to terminate the Amended &Restated Business Combination Agreement if such party’s breach of the Amended & Restated Business Combination Agreement is the primary cause of a Governmental Authority enacting, issuing, promulgating, enforcing or entering into a Governmental Order that has the effect of making the consummation of the Merger illegal or otherwise preventing or prohibiting the consummation of the Merger;

•
by Murano or HCM if the HCM Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the HCM Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

•	by Murano if there has been a Modification in Recommendation;
•
by written notice to Murano from HCM if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Murano Parties set forth in the Amended & Restated Business Combination Agreement, such that the conditions specified in the Amended & Restated Business Combination Agreement would not be satisfied at the Closing, except that, if such Terminating Murano Breach is curable by the Murano Parties through the exercise of their reasonable best efforts, then, for a period of up to the earlier of (A) 30 days after receipt by Murano of notice from HCM of such breach, but only as long as the Murano Parties continue to use their reasonable best efforts to cure such Terminating Murano Breach and (B) the Agreement End Date, such termination shall not be effective, and such termination shall become effective only if the Terminating Murano Breach is not cured within the Murano Cure Period; or (ii) the Closing has not occurred on or before the Agreement End Date, unless HCM is in material breach hereof;

•	by HCM if the Murano Shareholder Approvals shall not have been obtained within two Business Days after the date hereof;

•	by HCM if the Process Agent Powers of Attorney were not delivered by Murano and the Seller to HCM within 15 days after the Original Agreement Date;
•
by written notice to HCM from Murano if (i) there is any breach of any representation, warranty, covenant or agreement on the part of HCM set forth in the Amended & Restated Business Combination Agreement, such that the conditions specified in the Amended & Restated Business Combination Agreement would not be satisfied at the Closing, except that, if any such Terminating HCM Breach is curable by HCM through the exercise of its reasonable best efforts, then, for a period of up to the earlier of (A) 30 days after receipt by HCM of notice from Murano of such breach, but only as long as HCM continues to exercise such reasonable best efforts to cure such Terminating HCM Breach and (B) the Agreement End Date, such termination shall not be effective, and such termination shall become effective only if the Terminating HCM Breach is not cured within the HCM Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless Murano is in material breach hereof;

•	by HCM if the Process Agent Powers of Attorney were not delivered by the Company and the Seller to HCM within 15 days of the Original End Date;
•
by Murano or HCM if the Closing Date has not occurred by December 31, 2023; provided, that if on the Original End Date the conditions to the Closing set forth in the Amended & Restated Business Combination Agreement shall not have been satisfied but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on the Original End Date) or waived by all parties entitled to the benefit of such conditions, then such Original End Date shall automatically be extended, without any action on the part of any party hereto, to January 25, 2024; provided, however, that a party shall not be entitled to terminate the Amended & Restated Business Combination Agreement if such party’s breach of the Amended & Restated Business Combination Agreement has prevented the consummation of the Closing Date at or prior to such time; and

•
by HCM at any point in time after the date of the Amended & Restated Business Combination Agreement if HCM, in its reasonable discretion, concludes that progress in the construction of the Grand Island Properties or the efforts to obtain financing that HCM concludes is sufficient to fund the completion of the Grand Island II Property, has not or will not allow for completion of either the Grand Island I Properties or the Grand Island II Property on the timeline communicated to HCM prior to the date of the Amended & Restated Business Combination Agreement.

Amendment; Waiver and Extension of the Amended & Restated Business Combination Agreement
The Business Combination Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by HCM and Murano and which makes reference to the Amended & Restated Business Combination Agreement. Any party to the Amended & Restated Business Combination Agreement may at any time prior to Closing, by action taken by its Board of Directors or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of another party that are contained in the Amended & Restated Business Combination Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in the Amended & Restated Business Combination Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.
Governing Law; Consent to Jurisdiction
The Amended & Restated Business Combination Agreement, and all claims or causes of action based upon, arising out of, or related to the Amended & Restated Business Combination Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, provided that, for the avoidance of doubt, the laws of the Cayman Islands shall also apply to and, as applicable, govern the Merger. Any proceeding or Action based upon, arising out of or related to the Business Combination Agreement or the transactions contemplated thereby must be brought in the Court of Chancery of the State of Delaware (or, only to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware), and each of the parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of such proceeding or Action shall be heard and determined only in any such court and (iv) agrees not to bring any proceeding or Action arising out of or relating to the Business Combination Agreement or the transactions contemplated thereby in any other court.
Expenses
Except as expressly set forth in the Amended & Restated Business Combination Agreement, each party shall be responsible for and pay its own expenses incurred in connection with the Amended & Restated Business Combination Agreement and the transactions contemplated thereby.
If the transactions contemplated by the Amended & Restated Business Combination Agreement are consummated, on the Closing Date, concurrently with the Effective Time, PubCo shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued and unpaid HCM Transaction Expenses as set forth on the written statement to be delivered to Murano pursuant to the Amended & Restated Business Combination Agreement and (ii) all accrued and unpaid Transaction Expenses as set forth on a written statement to be delivered to HCM pursuant to the Amended & Restated Business Combination Agreement; provided, that any accrued and unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of any Group Company shall be paid to Murano for further payment to such employee, independent contractor, officer or director through Murano’s payroll.
Vote Required for Approval
The Business Combination Proposal will be approved and adopted only if the holders of a majority of the outstanding HCM Ordinary Shares entitled to vote thereon at the Extraordinary Meeting vote “FOR” the Business Combination Proposal. Adoption of the Business Combination Proposal is not conditioned upon the adoption of any of the other proposals.
Recommendation of the Board
HCM’s Board of Directors has unanimously determined that the Business Combination, on the terms and conditions set forth in the Business Combination Agreement, is advisable and in the best interests of HCM and the HCM Holders and unanimously recommends that the HCM Holders vote “FOR” the approval of Proposal 1 (The Business Combination Proposal), Proposal 2 (The Merger Proposal), and Proposal 3 (The Charter Proposal).

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION
Sponsor Support Agreement
HCM, the Murano, and the Sponsor, concurrently with the execution and delivery of the Business Combination Agreement, have entered into the Sponsor Support Agreement, pursuant to which the Sponsor has agreed, among other things, to vote (or execute and return an action by written consent), or cause to be voted at the Extraordinary Meeting (or validly execute and return and cause such consent to be granted with respect to), all of its HCM Class B Ordinary Shares in favor of (A) the approval and adoption of the Business Combination Agreement and approval of the Merger and all other transactions contemplated by the Business Combination Agreement, (B) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of HCM under the Business Combination Agreement or that would reasonably be expected to result in the failure of the Merger from being consummated and (C) each of the proposals and any other matters necessary or reasonably requested by HCM for consummation of the Merger and the other transactions contemplated by the Business Combination Agreement.
In connection with the Business Combination, the Sponsor has agreed to forfeit 1,250,000 HCM Class A Ordinary Shares and all of its Private Placement Warrants upon the Closing.
Assignment, Assumption and Amendment to HCM Warrant Agreement
In connection with the Merger, PubCo, HCM and Continental, as warrant agent, will enter into the HCM Warrant Amendment and Assignment pursuant to which, as of the Effective Time, (i) each SPAC Warrant that is outstanding immediately prior to the Effective Time will no longer represent a right to acquire one HCM Ordinary Share and will instead represent the right to acquire the same number of PubCo Ordinary Shares under substantially the same terms as set forth in the HCM Warrant Agreement entered into in connection with HCM’s IPO and (ii) HCM will assign to PubCo all of HCM’s right, title and interest in and to the existing HCM Warrant Agreement and PubCo will assume, and agree to pay, perform, satisfy and discharge in full, all of HCM’s liabilities and obligations under the existing HCM Warrant Agreement arising from and after the Effective Time.
Registration Rights Agreement and Lock-Up Agreement
In connection with the execution of the Business Combination Agreement, PubCo entered into a Lock-Up Agreement with the Sponsor, pursuant to which Sponsor has agreed not to transfer any PubCo Lock-Up Shares held by it during the Lock-Up Period. In connection with the execution of the Business Combination Agreement, PubCo, the Sponsor, and certain equityholders entered into a Registration Rights Agreement containing customary registration rights for the Sponsor and the equityholders who are parties thereto.

CERTAIN MATERIAL JERSEY TAX CONSIDERATIONS
The following summary of the anticipated tax treatment in Jersey of PubCo and holders of PubCo Ordinary Shares is based on Jersey taxation law and practice as they are understood to apply at the date of this proxy statement/prospectus. It does not constitute, nor should it be considered to be, legal or tax advice and does not address all aspects of Jersey tax law and practice (including without limitation such tax law and practice as they apply to any land or building situated in Jersey, or as they apply to certain types of persons, such as persons holding or acquiring shares in the course of trade, collective investment schemes or insurance companies). Holders of PubCo Ordinary Shares should consult their professional advisors on the implications of acquiring, buying, holding, selling or otherwise disposing of PubCo Ordinary Shares under the laws of any jurisdictions in which they may be liable to taxation. Holders of PubCo Ordinary Shares should be aware that tax rules and practice and their interpretation may change.
Taxation of PubCo and of Non-Jersey Residents
On the basis that PubCo is incorporated in Jersey, but is centrally managed and controlled, and is solely resident for tax purposes, in the United Kingdom, a jurisdiction where the highest rate of corporate tax is at least 10%, PubCo will not be liable to pay Jersey income tax other than on certain Jersey source income (except where such income is exempted from income tax pursuant to the Income Tax (Jersey) Law 1961, as amended). On the basis that PubCo is not a financial services company, a utility company, large retailer or involved in the importation or distribution of hydrocarbon oils and does not hold Jersey real estate, it is subject to income tax in Jersey at a rate of zero per cent on any such income.
Dividends on PubCo Ordinary Shares may be paid by PubCo without withholding or deduction for or on account of Jersey income tax and holders of PubCo Ordinary Shares (other than residents of Jersey) will not be subject to any tax in Jersey in respect of the holding, sale or other disposition of such shares. It is possible that the current tax regime applicable in Jersey may be amended and PubCo could become subject to taxation in Jersey. Please see in the section entitled “Shareholders of a Jersey Company” in relation to the status of Jersey resident holders of PubCo Ordinary Shares.
Goods and Services Tax
The States of Jersey introduced a Goods and Services Tax, which we refer to as GST, with effect from May 6, 2008. A company may opt out of the GST regime by applying to become an international services entity (“ISE”), as provided by the Goods and Services Tax (Jersey) Law 2007. ISE status is obtained upon meeting certain requirements and paying a prescribed annual fee. As an ISE, a company is exempted both from registering for GST and from accounting for GST on supplies made and received in Jersey solely for the purpose of its business. It is anticipated that PubCo will maintain ISE status and the PubCo Board intends to conduct the business of the combined company such that no GST will be incurred by PubCo.
Shareholders of a Jersey Company
Any shareholders of a Jersey company who are resident for tax purposes in Jersey will incur income tax on any dividends paid on the shares held by them.
No stamp duty is levied on the transfer inter vivos, exchange, issue or repurchase of shares (unless the articles of association of the company convey the right to occupy property in Jersey), but there is a stamp duty payable when Jersey grants of probate and letters of administration are required. In the case of a grant of probate or letters of administration, stamp duty is levied according to the size of the estate (wherever situated in respect of a holder of shares who is domiciled in Jersey, or situated in Jersey in respect of a holder of shares domiciled outside Jersey) and is payable on a sliding scale at a rate of up to 0.75% of such estate and such duty is capped at £100,000.
Jersey does not otherwise levy taxes upon capital, inheritances, capital gains, transactions or gifts nor are there other estate duties.

CERTAIN MATERIAL CAYMAN ISLANDS TAX CONSIDERATIONS
The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of the HCM Ordinary Shares and HCM Warrants and should not be construed as legal or professional tax advice. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.
Prospective investors should consult their advisors on the possible tax consequences of investing in our securities under the laws of their country of citizenship, residence or domicile.
Cayman Islands Tax Considerations
The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities of HCM. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.
Under Existing Cayman Islands Laws
Payments of dividends and capital in respect of our securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporate tax. The Cayman Islands currently has no income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.
No stamp duty is payable in respect of the issue of the warrants. An instrument of transfer in respect of a warrant is stampable if executed in or brought into the Cayman Islands.
No stamp duty is payable in respect of the issue of HCM Ordinary Shares or on an instrument of transfer in respect of such shares.
The Company has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and received an undertaking from the Financial Secretary of the Cayman Islands in the following form:
The Tax Concessions Act
(As Revised)
Undertaking as to Tax Concessions
In accordance with the provision of Section 6 of The Tax Concessions Act (As Revised), the Financial Secretary undertakes with HCM:
1.	That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and
2.	In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:
2.1	On or in respect of the shares, debentures or other obligations of the Company; or
2.2	by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Act (As Revised).
These concessions shall be for a period of 20 years from the date hereof.

CERTAIN MATERIAL UNITED KINGDOM TAX CONSIDERATIONS
Tax Residence
PubCo is incorporated in Jersey, but it is intended that it will be resident for UK tax purposes in the UK by virtue of its central management and control being exercised in the United Kingdom.
Dividends and Disposals
As a matter of current United Kingdom tax law, PubCo is not required to withhold any amounts on account of United Kingdom tax at source from dividend payments it makes in respect of the PubCo Ordinary Shares.
A holder of the PubCo Ordinary Shares who is not resident in the United Kingdom for United Kingdom tax purposes and does not carry on a trade, profession or vocation in the United Kingdom through a permanent establishment, branch, agency or otherwise in the United Kingdom should not generally be liable to United Kingdom tax on the receipt of dividends paid in respect of the PubCo Ordinary Shares or on the disposal of PubCo Ordinary Shares.
Stamp Duty and Stamp Duty Reserve Tax
No United Kingdom stamp duty reserve tax will be payable on the issue of the PubCo Ordinary Shares or any agreement to transfer the PubCo Ordinary Shares.
No United Kingdom stamp duty will be payable on the issue of the PubCo Ordinary Shares or any transfer of the PubCo Ordinary Shares effected by electronic means. A documentary transfer of any PubCo Ordinary Shares or documentary agreement to transfer any interest in any PubCo Ordinary Shares (where such interest falls short of full legal and beneficial ownership) may give rise to United Kingdom stamp duty and advice should be taken in this regard.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
This section describes material U.S. federal income tax consequences to a U.S. holder and Non-U.S. holder (each as defined below) of HCM Ordinary Shares and HCM Warrants (collectively, the “SPAC Securities”) (i) electing to have their HCM Ordinary Shares redeemed for cash if the Business Combination is completed, (ii) of participating in the Business Combination, and (iii) of the ownership and disposition of PubCo Ordinary Shares and PubCo Warrants (collectively, the “PubCo Securities”) acquired pursuant to the Transactions. This discussion deals only with investors that hold their SPAC Securities and will hold the PubCo Securities as capital assets and does not cover all aspects of U.S. federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, investors participating in the Transactions (including consequences under any alternative minimum tax or net investment income tax), and does not address state, local, non-U.S. or other tax laws (such as estate or gift tax laws). This discussion also does not address tax considerations applicable to investors that own (directly, indirectly or by attribution) 5% or more of the HCM Ordinary Shares or PubCo Ordinary Shares by vote or value (except as specifically addressed herein), nor does this section discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as the Sponsor (or investors in, or affiliates of, or other persons treated as related to, the Sponsor) and its affiliates, financial institutions, insurance companies, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, traders in securities that elect to mark their securities to market for U.S. federal income tax purposes, investors that hold SPAC Securities or will hold PubCo Securities as part of straddles, hedging transactions or conversion transactions for U.S. federal income tax purposes, persons that received SPAC Securities or PubCo Securities as compensation for services, persons that have ceased to be U.S. citizens or lawful permanent residents of the United States, investors holding the SPAC Securities or PubCo Securities in connection with a trade or business conducted outside of the United States, S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein), U.S. citizens or lawful permanent residents living abroad, passive foreign investment companies, controlled foreign corporations, investors that are required to include amounts in their taxable income in advance of receipt under rules regarding applicable financial statements or U.S. holders whose functional currency is not the U.S. dollar).
As used herein, the term “U.S. holder” means a beneficial owner of SPAC Securities or PubCo Securities that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust has validly elected to be treated as a domestic trust for U.S. federal income tax purposes.
As used herein, the term “Non-U.S. holder” means a beneficial owner of SPAC Securities or PubCo Securities that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.
The U.S. federal income tax treatment of a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds SPAC Securities or PubCo Securities will depend on the status of the partner and the activities of the partnership. Entities or arrangements treated as partnerships for U.S. federal income tax purposes should consult their tax advisers concerning the U.S. federal income tax consequences to them and their partners of participating in the Transactions and the ownership and disposition of PubCo Securities.
Any HCM Unit, consisting of one HCM Ordinary Share and one-half of one SPAC Warrant, will automatically separate into their component parts immediately prior to the Effective Time. Any disposition of an HCM Unit should be treated for U.S. federal income tax purposes as a disposition of the HCM Ordinary Share and one-half of one redeemable SPAC Warrant comprising the unit, and the amount realized on the disposition should be allocated between the HCM Ordinary Share and one-half of one SPAC Warrant in accordance with their relative fair market values. Neither the separation of the HCM Ordinary Share and the one-half of one redeemable warrant constituting a unit nor the combination of halves of warrants into a single warrant should be a taxable event for U.S. federal income tax purposes. Any investor that purchased a unit has agreed to adopt such treatment for applicable tax purposes.
The foregoing treatment of the HCM Units, the HCM Ordinary Shares and the HCM Warrants are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the HCM Units, no assurance can be given that the IRS or the courts will agree with the characterization described above. Accordingly, each holder of HCM Units is urged to consult its tax advisor regarding the tax consequences of the

Business Combination to any HCM Units that it owns (including alternative characterizations of HCM Units). The balance of this discussion is based on the position that the characterization of the HCM Units described above is respected for U.S. federal income tax purposes.
This discussion is based on the tax laws of the United States, including the Code, its legislative history, existing and proposed regulations thereunder, published rulings of the IRS and court decisions, all as of the date hereof and all subject to change at any time, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described in this discussion. No ruling has been or will be sought from the IRS regarding any matter discussed below.
ALL HOLDERS OF SPAC SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS AND CONSIDERATIONS RELATING TO THE OWNERSHIP AND DISPOSITION OF PUBCO SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.
U.S. Holders
The Business Combination
This discussion is subject to the discussions in “— Section 367(a)” and “— Application of the PFIC Rules to the Business Combination” below.
In General
It is the opinion of Clifford Chance US LLP that the Merger should qualify as part of a transaction described in Section 351(a) of the Code, in part based upon an assumption that SPAC will retain a sufficient amount of assets for a sufficient amount of time so as to avoid being treated for U.S. federal income tax purposes as having liquidated in connection with this transaction. Although this disclosure assumes that the Merger will so qualify, this treatment is not entirely free from doubt (because there is no formal guidance that specifies what amount of assets and period of time is sufficient to prevent a corporation from being deemed to have liquidated for U.S. federal income tax purposes), and the IRS or a court could take a different position. Neither SPAC nor PubCo intends to seek a ruling from the IRS regarding the characterization of the transaction for U.S. federal income tax purposes. There can be no assurance that the IRS will not disagree with or challenge the characterization of the transaction for U.S. federal income tax purposes. Furthermore, even if the Merger is so treated, the overall tax treatment of the Business Combination will be impacted by other factors that are described herein, including the section entitled “— Application of the PFIC Rules to the Business Combination” below.
The provisions of Section 351(a) of the Code are complex and qualification as a non-recognition transaction thereunder could be adversely affected by events or actions that occur following the Business Combination that are beyond PubCo’s control. For example, if 20% or more of the PubCo Ordinary Shares were subject to an arrangement or agreement to be sold or disposed of at the time of its issuance in the Business Combination, one of the requirements for Section 351(a) treatment generally would not be satisfied. Neither SPAC nor PubCo expects that any of the PubCo Ordinary Shares issued in the Business Combination that will be subject to contractual restrictions on transfer will be subject to an arrangement or agreement by its owner to sell or dispose of such shares upon the issuance of those shares in the Business Combination, and the Business Combination Agreement contains representations to this effect. The opinion of counsel described above relies on these representations as well.
It is unclear whether the Merger, in addition to potentially qualifying as an exchange described in Section 351(a) of the Code, will also qualify as a “reorganization” under Section 368 of the Code (for example, under Section 368(a)(1)(B) of the Code). Despite the intention of the parties to the Business Combination Agreement that the Merger may also independently qualify as a “reorganization,” such treatment is highly uncertain. There are many requirements that must be satisfied in order for the Merger to qualify as a “reorganization”, some of which are based upon factual determinations. For example, under the applicable provisions of the Code and U.S. Treasury regulations promulgated thereunder, the acquiring corporation must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance directly on point as to how the provisions of Section 368 of the Code apply in the case of an acquisition of a corporation with only investment-type assets, such as HCM. Moreover, the qualification of the Merger as a “reorganization” is dependent on facts that will not be known until or following the Closing. Specifically, this qualification could depend on whether a sufficient number of HCM Ordinary Shares are exchanged for PubCo Ordinary Shares in the Merger rather than redeemed for cash. Since a significant number of HCM Ordinary Shares have been redeemed, the aforementioned “continuity of business enterprise” requirement may not be satisfied. There can be no assurance that the Merger qualifies as a reorganization under Section 368 of the Code. Because of the significant degree of uncertainty regarding whether the Merger can qualify as a reorganization under Section 368 of the Code, counsel is unable to opine as to whether it does, and it may be prudent for investors to assume that it will not. U.S. holders should consult their tax advisors regarding the potential qualification of the Merger as a reorganization for U.S. federal income tax purposes.
If any requirement for Section 368(a) treatment is not met, and the Business Combination does not qualify under Section 351(a) of the Code, a U.S. holder of SPAC Securities generally would recognize gain or loss in an amount equal to the difference, if any, between the fair market value as of the Closing Date of the PubCo Securities received by such U.S. holder in the Business Combination over such U.S. holder’s tax basis in the SPAC Securities surrendered by such U.S. holder in the Business Combination.
Even if the Business Combination were to qualify under Section 351(a) of the Code and/or if the requirements for Section 368(a) treatment were met, a U.S. holder may nevertheless be required to recognize the amount of gain (if any) described in the preceding sentence, but would not be permitted to recognize loss (if any), under certain other U.S. federal income tax rules, such as the rules under Section 367(a) of the Code or the PFIC rules.
Accordingly, it may be prudent for a U.S. holder that does not have in effect a valid QEF election (as described below), to assume that the Business Combination is treated as a taxable transaction with respect to any gain realized (based on the application of the PFIC rules discussed below under “— Application of the PFIC Rules to the Business Combination”).
Any gain or loss recognized in connection with the Business Combination generally would be capital gain or loss, and generally would be long-term capital gain or loss if the U.S. holder had held the SPAC Securities for more than one year (or short-term capital gain or loss otherwise), (though to the extent HCM is treated as a PFIC, as described in more detail below, any gain recognized generally would be treated as ordinary income unless the U.S. holder had in effect a valid QEF election, as described below). It is unclear, however, whether certain redemption rights may suspend the running of the applicable holding period for this purpose. Long-term capital gains of non-corporate U.S. holders (including individuals) currently are eligible for preferential U.S. federal income tax rates. However, the deductibility of capital losses is subject to limitations. A U.S. holder’s holding period in the PubCo Securities received in the Business Combination, if any, would not include the holding period for the SPAC Securities surrendered in exchange therefor if the exchange was taxable.
U.S. holders should consult their tax advisers regarding the characterization of the Merger, including whether it will qualify as a reorganization for U.S. federal income tax purposes.
U.S. Holders whose only SPAC Securities are HCM Ordinary Shares, which are exchanged for PubCo Ordinary Shares
A U.S. holder whose only SPAC Securities are HCM Ordinary Shares, which are exchanged in the Merger for PubCo Ordinary Shares, generally should not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the PubCo Ordinary Shares received in the Merger by a U.S. holder should be equal to the adjusted tax basis of the HCM Ordinary Shares surrendered in the Merger in exchange therefor. The holding period of the PubCo Ordinary Shares should include the holding period of the HCM Ordinary Shares surrendered in the Merger in exchange therefor.
U.S. Holders whose only SPAC Securities are HCM Warrants, which are converted into PubCo Warrants
Subject to the following paragraph, a U.S. holder that owns only HCM Warrants but not HCM Ordinary Shares and whose HCM Warrants convert into PubCo Warrants generally should be treated as exchanging such HCM Warrants for “new” warrants. If so treated, a U.S. holder generally should be required to recognize gain or loss in such deemed exchange in an amount equal to the difference between the fair market value of the PubCo Warrants held by it immediately following the Merger and the adjusted tax basis of the HCM Warrants held by it immediately prior to the Merger. A U.S. holder’s tax basis in PubCo Warrants received in the Merger generally will equal the fair market value of such PubCo Warrants immediately following the Merger. A U.S. holder’s holding period in such U.S. holder’s PubCo Warrants generally should begin on the day after the Merger.
Notwithstanding the above, if the Merger independently qualifies as a “reorganization” under Section 368 of the Code and the deemed transfer of HCM Warrants therefore qualifies as part of such reorganization, a U.S. holder of HCM Warrants generally should not recognize any gain or loss on any such deemed transfer of HCM Warrants, and such U.S. holder’s basis in the PubCo Warrants deemed received generally should be equal to the U.S. holder’s basis in its HCM Warrants deemed transferred.
U.S. holders of HCM Warrants are urged to consult with their tax advisors regarding the treatment of their HCM Warrants in connection with the Merger.
U.S. Holders Exchanging HCM Ordinary Shares for PubCo Ordinary Shares and whose HCM Warrants are converted into PubCo Warrants
Subject to the below discussion regarding treatment of the Merger as a reorganization, a U.S. holder that receives PubCo Ordinary Shares in exchange for such U.S. holder’s HCM Ordinary Shares and whose HCM Warrants convert to PubCo Warrants in the Merger generally should (i) recognize gain (but not loss) with respect to the exchange of their HCM Ordinary Shares equal to the lesser of (A) the excess (if any) of the fair market value of the PubCo Ordinary Shares and PubCo Warrants allocable to such HCM Ordinary Shares over its basis in such HCM Ordinary Shares and (B) the fair market value of such PubCo Warrants, and (ii) recognize gain (but not loss) with respect to the exchange of their HCM Warrants equal to the lesser of (A) the excess (if any) of the fair market value of the PubCo Ordinary Shares and PubCo Warrants allocable to such HCM Warrants over its basis in such HCM Warrants and (B) the fair market value of such PubCo Warrants. For purposes of the preceding sentence, each of the PubCo Warrants and the PubCo Ordinary Shares will be allocated proportionally to the exchanged HCM Ordinary Shares, on the one hand, and HCM Warrants, on the other hand, according to the relative fair market values of such exchanged HCM Ordinary Shares and HCM Warrants. The above treatment is not free from doubt, and U.S. holders should consult their tax advisors regarding the treatment of the exchange of HCM Warrants and HCM Ordinary Shares under Section 351 of the Code.Gain, if any, described in the previous paragraph that is recognized by a U.S. holder generally will be long-term capital gain to the extent it is allocated to exchanged HCM Ordinary Shares or HCM Warrants that were held by such U.S. holder for more than one year at the time of the Merger. A U.S. holder’s tax basis in the PubCo Ordinary Shares received in the Merger generally will equal the adjusted tax basis of the HCM Ordinary Shares surrendered in the Merger in exchange therefor, less the fair market value of the PubCo Warrants received, plus the gain recognized by the U.S. holder in the exchange. A U.S. holder’s tax basis in PubCo Warrants received in the Merger generally will equal the fair market value of such PubCo Warrants. A U.S. holder generally should be able to “tack on” the U.S. holder’s holding period in the exchanged HCM Ordinary Shares to such U.S. holder’s holding period in its PubCo Ordinary Shares received in exchange therefor. A U.S. holder’s holding period in the PubCo Warrants received pursuant to the conversion of the HCM Warrants generally should begin on the day after the Merger.
Notwithstanding the above, if the Merger independently qualifies as a “reorganization” under Section 368 of the Code and the transfer of HCM Ordinary Shares and HCM Warrants therefore qualifies as part of such reorganization, a U.S. holder of HCM Warrants generally should not recognize any gain or loss on any such deemed transfer of HCM Warrants, and such U.S. holder’s adjusted tax basis in the PubCo Warrants deemed received generally should be equal to the U.S. holder’s adjusted tax basis in its HCM Warrants deemed transferred.
U.S. holders of HCM Ordinary Shares and HCM Warrants are urged to consult with their tax advisors regarding the treatment of their HCM Warrants in connection with the Merger.
Section 367(a)
Section 367(a) of the Code and the Treasury Regulations promulgated thereunder impose certain additional requirements for qualifying under Sections 351 or Section 368 of the Code with respect to transactions where a U.S. person transfers stock or securities of a non-U.S. corporation in exchange for stock or securities of a non-U.S. corporation. U.S. holders of HCM Ordinary Shares will be deemed to transfer shares of such stock to PubCo in exchange for PubCo Ordinary Shares, so that these requirements will apply.
Under applicable Treasury Regulations under Section 367(a) of the Code, a U.S. holder who owns (directly, indirectly, or by attribution) 5% or more of the total voting power or total value of the shares of PubCo immediately after the completion of the Merger generally will be required to recognize gain (but not loss) as a result of the Merger unless the U.S. holder enters into a “gain recognition agreement” (as defined in the Treasury Regulations) with the IRS. All U.S. holders are urged to consult their own tax advisors regarding the rules governing the filing of gain recognition agreements and the procedures to be followed in connection with such a filing.
Redemption of HCM Ordinary Shares
In the event that a U.S. holder of HCM Ordinary Shares exercises its right to have its HCM Ordinary Shares redeemed pursuant to the redemption provisions described herein, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption is treated as a distribution in part or full payment in exchange for such shares pursuant to Section 302(a) of the Code (a sale) or whether the U.S. holder will be treated as receiving a distribution of property that is described in Section 302(d) of the Code (a corporate distribution). Whether that redemption qualifies for sale treatment will depend largely on the total number of HCM Ordinary Shares treated as held by the U.S. holder (including any shares constructively owned by the U.S. holder as a result of, among other things, owning SPAC Warrants) relative to all of HCM Ordinary Shares both before and after the redemption. The redemption of shares generally will be treated as a sale of the shares (rather than as a corporate distribution) if the redemption is “substantially disproportionate” with respect to the U.S. holder, results in a “complete termination” of the U.S. holder’s interest in SPAC or is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also HCM Ordinary Shares that are constructively owned by such U.S. holder. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option, which generally would include ordinary shares that could be acquired pursuant to the exercise of the HCM Warrants. In order to meet the substantially disproportionate test, the percentage of SPAC’s outstanding voting shares actually and constructively owned by the U.S. holder immediately following the redemption of HCM Ordinary Shares must, among other requirements, be less than 80% of the percentage of SPAC’s outstanding voting shares actually and constructively owned by the U.S. holder immediately before the redemption (taking into account both redemptions by other holders of HCM Ordinary Shares and the PubCo Ordinary Shares to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. holder’s interest if either all HCM Ordinary Shares actually and constructively owned by the U.S. holder are redeemed or all HCM Ordinary Shares actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of the HCM Ordinary Shares will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in SPAC. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in SPAC will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of redemption.
If the redemption qualifies as a sale of stock by the U.S. holder under Section 302(a) of the Code, the U.S. holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the adjusted tax basis of the HCM Ordinary Shares redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. holder’s adjusted tax basis in its HCM Ordinary Shares generally will equal the cost of such shares. A U.S. holder that simultaneously purchased HCM Ordinary Shares and HCM Warrants would have been required to allocate the cost between the HCM Ordinary Shares and the HCM Warrants based on their relative fair market values at the time of the purchase. If the redemption does not qualify as a sale of stock under Section 302(a) of the Code, then the U.S. holder will be treated as receiving a corporate distribution in an amount equal to the amount of cash received in the redemption on its remaining HCM Ordinary Shares. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from the SPAC’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of the SPAC’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in such U.S. holder’s HCM Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the HCM Ordinary Shares. However, SPAC does not maintain calculations of its earnings and profits in accordance with U.S. federal income tax accounting principles. U.S. holders should therefore assume that any distribution by SPAC with respect to HCM Ordinary Shares will be reported as ordinary dividend income. Dividends paid to a U.S. Holder that is a taxable corporation generally will not qualify for the dividends received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. Dividends paid to a non-corporate U.S. Holder generally will not constitute “qualified dividends” subject to tax at the maximum tax rate accorded to long-term capital gains if the SPAC is a PFIC (though they may qualify for those preferential rates if the SPAC is not a PFIC and was not a PFIC in the prior taxable year or for any taxable year during which such U.S. holder held such HCM Ordinary Shares). The U.S. holder’s (remaining) tax basis in any HCM Ordinary Shares redeemed generally will be allocated among the U.S. holder’s remaining HCM Ordinary Shares. U.S. holders should consult their own tax advisors with respect to the appropriate U.S. federal income tax treatment of any distribution received from SPAC.
Application of the PFIC Rules to the Business Combination
In General
A non-U.S. corporation, such as SPAC, will be a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of its subsidiaries, (i) 75% or more of the corporation’s gross income is passive income, and/or (ii) 50% or more of the value of the corporation’s assets (generally based on the quarterly average of the value of its assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains.
Because SPAC is a blank check company, with no current active business, SPAC expects that it is likely to meet the PFIC asset or income test for its current taxable year and believes that it was treated as a PFIC for 2021 and 2022 (and that the PFIC start-up exception (which can apply in limited circumstances to cause an entity that would be a PFIC in a start-up year, but which is not a PFIC for the following two taxable years, to not be treated as a PFIC) will not apply to either of those years).
If SPAC were a PFIC in any year during which a U.S. holder owns HCM Ordinary Shares, subject to the discussion below regarding the mark-to-market (“MTM”) or qualified electing fund (“QEF”) elections, a U.S. holder generally will be subject to special rules (regardless of whether the SPAC continues to be a PFIC) with respect to (i) any “excess distribution” (generally, any distributions received by a U.S. holder on its HCM Ordinary Shares in a taxable year that are greater than 125% of the average annual distributions received by the U.S. holder in the three preceding taxable years or, if shorter, the U.S. holder’s holding period for the HCM Ordinary Shares) and (ii) any gain realized on the sale or other disposition of HCM Ordinary Shares. Under these rules (a) the excess distribution or gain will be allocated ratably over the U.S. holder’s holding period, (b) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which the SPAC is a PFIC will be taxed as ordinary income, and (c) the amount allocated to each of the other taxable years will be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year and an interest charge for the deemed deferral benefit will be imposed with respect to the resulting tax attributable to each such other taxable year. The SPAC has not previously made any distributions to its shareholders.
The impact of the PFIC rules (including the “excess distribution” rules, as discussed above) on a U.S. holder of HCM Ordinary Shares will depend on whether the U.S. holder has made (i) a timely and effective QEF election for the taxable year that is the first year in the U.S. holder’s holding period of HCM Ordinary Shares during which SPAC was classified as a PFIC or, if in a later taxable year, the U.S. holder made a QEF election together with a deemed sale election, or (ii) an MTM election under Section 1296 of the Code, pursuant to which it would be required to mark its HCM Ordinary Shares to market on an annual basis (using the fair market value of such stock as of the close of its taxable year, but limited to the difference between its adjusted basis as of the beginning of the taxable year and the unreversed inclusions under the election with respect to the stock as of such time). If a U.S. holder has made a QEF (and, if applicable, a deemed sale) election or an MTM election, in each case as described in the preceding sentence, it generally will not be subject to the excess distribution regime discussed above and the tax consequences should be as set forth above under the section entitled “The Business Combination—In General” and

“— Redemption of HCM Ordinary Shares”, with the caveat that if the election the U.S. holder has in effect is an MTM election, any gain on the disposition of such stock generally will be treated as ordinary income, and any loss on the disposition of such stock to the extent that it does not exceed the unreversed inclusions with respect to such stock generally will be treated as ordinary loss.
A U.S. holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder generally is also required to file an IRS Form 8621 (whether or not a QEF or MTM election is or has been made) with such U.S. holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. holder’s taxable years during which it owns such stock being open to audit by the IRS until such Form is properly filed.
Application of the PFIC Rules to HCM Warrants
The application of the PFIC rules to U.S. holders of HCM Warrants is unclear. Section 1298(a)(4) of the Code provides that “[t]o the extent provided in regulations, if any person has an option to acquire stock, such stock shall be considered as owned by such person”, and proposed Treasury Regulations issued under the PFIC rules generally treat an “option” (which would include a SPAC Warrant) to acquire the stock of a PFIC as stock of the PFIC. Therefore, it is possible that if Section 1298(a)(4) of the Code was viewed as self-executing, and the proposed Treasury Regulations were viewed as sufficient to implement Section 1298(a)(4) of the Code or could otherwise be relied on by the IRS or if those proposed Treasury Regulations were to be finalized in their current form, those rules would apply to cause the HCM Warrants to be treated as stock for purposes of the PFIC rules, and any gain recognized on the exchange of HCM Warrants for PubCo Warrants to be subject to the excess distribution regime discussed above in “— Application of the PFIC Rules to the Business Combination— In General.” Additionally, final Treasury Regulations issued under the PFIC rules provide that the QEF election does not apply to options and it is not certain whether the MTM election is currently available with respect to options.
Application of Section 1291(f) of the Code
Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f). However, proposed Treasury Regulations under Section 1291(f) were published in 1992 with a retroactive effective date. If Section 1291(f) of the Code was viewed as self-executing, and the proposed Treasury Regulations were viewed as sufficient to implement Section 1291(f) of the Code or could otherwise be relied on by the IRS or if those proposed Treasury Regulations were to be finalized in their current form, those rules would generally require taxable gain recognition to a U.S. holder of HCM Ordinary Shares as a result of the Merger if (i) the SPAC is classified as a PFIC at any time during such U.S. holder’s holding period for such ordinary shares, (ii) the U.S. holder has not made a timely and effective QEF election for (A) the taxable year that is the first year in the U.S. holder’s holding period of HCM Ordinary Shares during which SPAC was classified as a PFIC or, (B) a later taxable year and the U.S. holder made the QEF election together with a deemed sale election, and (iii) PubCo is not classified as a PFIC for the taxable year during which the Merger is effected,.
Because the proposed Treasury Regulations have not yet been adopted in final form, they are not currently effective and there is no assurance they will be finally adopted in the form and with the effective date proposed. Nevertheless, the IRS has announced that taxpayers may apply reasonable interpretations of Code provisions applicable to PFICs and that it considers the rules set forth in the proposed Treasury Regulations to be reasonable interpretations of those Code provisions. Even if the proposed Treasury Regulations are not adopted in the form proposed with an effective date before the date of the Merger, the IRS may treat gain realized in connection with the Merger as subject to recognition, and U.S. holders should consult their own tax advisors to determine whether to treat any gain realized in connection with the Merger as subject to non-recognition as set forth herein. It may be prudent for a U.S. holder that does not have in effect a valid QEF election, to assume that the Business Combination is treated as a taxable transaction with respect to any gain realized (based on the application of the PFIC rules discussed under “— Application of the PFIC Rules to the Business Combination”).
Redemption of HCM Ordinary Shares
The impact of the PFIC rules on a U.S. holder of HCM Ordinary Shares that elects to redeem its HCM Ordinary Shares will depend on whether the U.S. holder has made (i) a timely and effective QEF election for the taxable year that is the first year in the U.S. holder’s holding period of HCM Ordinary Shares during which SPAC was classified as a PFIC or, if in a later taxable year, the U.S. holder made a QEF election together with a deemed sale election, or (ii) a timely and valid MTM election for the first taxable year of the U.S. holder in which the U.S. holder holds (or is deemed to hold) HCM Ordinary Shares and for which the SPAC is classified as a PFIC. If such a QEF or MTM election has been made, the electing U.S. holder generally will not be subject to the excess distribution regime discussed above in “— Application of the PFIC Rules to the Business Combination— In General” and the tax consequences should be as set forth above under the section entitled “— Redemption of HCM Ordinary Shares.” Otherwise the tax consequences should be as set forth above under the section entitled “— Application of the PFIC Rules to the Business Combination— In General.”
The rules regarding PFICs and the QEF, deemed sale, and MTM elections, as well as the applicability of Sections 1291(f) and 1298(a)(4) of the Code are very complex and are affected by various factors. Accordingly, U.S. holders of HCM Ordinary Shares and HCM Warrants should consult their own tax advisors concerning the application of the PFIC rules to their HCM Ordinary Shares and HCM Warrants under their particular circumstances.
Ownership of PubCo Ordinary Shares and PubCo Warrants
This discussion is subject to the discussion in “— Application of the PFIC Rules to PubCo Ordinary Shares and PubCo Warrants” below.
Distributions on PubCo Ordinary Shares
The gross amount of any distribution on PubCo Ordinary Shares that is made out of PubCo’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as ordinary dividend income on the date such distribution is actually or constructively received. Any such dividends generally will not be eligible for the dividends received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. To the extent that the amount of the distribution exceeds PubCo’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the U.S. holder’s adjusted tax basis in its PubCo Ordinary Shares, and thereafter as capital gain recognized on a sale or exchange
Dividends paid by PubCo generally will be taxable to a non-corporate U.S. holder at the reduced rate normally applicable to long-term capital gains, provided that PubCo is considered a “qualified foreign corporation” and certain other requirements are met. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of the income tax treaty between the United Kingdom and the United States (the “Treaty”). A foreign corporation is also treated as a “qualified foreign corporation” with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that shares listed on the Nasdaq, as the PubCo Ordinary Shares are intended to be, will be readily tradable on an established securities market in the United States. There can be no assurance, however, that PubCo Ordinary Shares will be considered readily tradable on an established securities market in later years or that that PubCo will be eligible for the benefits of the Treaty. A U.S. holder will not be able to claim the reduced rate on dividends received from PubCo if PubCo is treated as a PFIC in the taxable year in which the dividends are received or in the preceding taxable year (or if any shares of PubCo that they own are treated as stock in a PFIC). See the section entitled “— Application of the PFIC Rules to PubCo Ordinary Shares and PubCo Warrants” below.
Subject to certain conditions and limitations, withholding taxes, if any, on dividends paid by PubCo may be treated as foreign taxes eligible for credit against a U.S. holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. For purposes of calculating the U.S. foreign tax credit, dividends paid on PubCo Ordinary Shares will generally be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the U.S. foreign tax credit are complex. U.S. holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under particular circumstances.
Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Ordinary Shares and PubCo Warrants
A U.S. holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of PubCo Ordinary Shares or PubCo Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such shares and/or warrants. Any gain or loss recognized by a U.S. holder on a taxable disposition of PubCo Ordinary Shares or PubCo Warrants generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in such shares and/or warrants exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder on the sale or exchange of PubCo Ordinary Shares or PubCo Warrants generally will be treated as U.S.-source gain or loss. Therefore, a U.S. holder may have insufficient foreign-source income to utilize foreign tax credits attributable to any non-U.S. withholding tax (if any) imposed on a sale, exchange, redemption or other taxable disposition. U.S. holders should consult their tax advisors as to the availability of and limitations on any foreign tax credit attributable to non-U.S. withholding taxes (if any such taxes are imposed).
Exercise or Lapse of a PubCo Warrant
Except as discussed below with respect to the cashless exercise of a PubCo Warrant, a U.S. holder generally will not recognize gain or loss upon the acquisition of a PubCo Ordinary Share on the exercise of a PubCo Warrant for cash. A U.S. holder’s tax basis in a PubCo Ordinary Shares received upon exercise of the PubCo Warrant generally should be an amount equal to the sum of the U.S. holder’s tax basis in the SPAC Warrant exchanged therefor and the exercise price. The U.S. holder’s holding period for a PubCo Ordinary Share received upon exercise of the PubCo Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrant and will not include the period during which the U.S. holder held the PubCo Warrant. If a PubCo Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the PubCo Warrant.
The tax consequences of a cashless exercise of a PubCo Warrant are not clear under current tax law. A cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. holder’s basis in the PubCo Ordinary Shares received would equal the holder’s basis in the PubCo Warrants exercised therefor. If the cashless exercise were treated as not being a gain realization event, a U.S. holder’s holding period in the PubCo Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the PubCo Ordinary Shares generally would include the holding period of the PubCo Warrants exercised therefor.
It is also possible that a cashless exercise of a PubCo Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder would recognize gain or loss with respect to the portion of the exercised PubCo Warrants treated as surrendered to pay the exercise price of the PubCo Warrants (the “surrendered warrants”). The U.S. holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the PubCo Ordinary Shares that would have been received with respect to the surrendered warrants in a regular exercise of the PubCo Warrants and (ii) the sum of the U.S. holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. holder’s tax basis in the PubCo Ordinary Shares received would equal the U.S. holder’s tax basis in the PubCo Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. holder’s holding period for the PubCo Ordinary Shares generally would commence on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrants.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise of PubCo Warrants.
Possible Constructive Distributions
The terms of each PubCo Warrant provide for an adjustment to the number of PubCo Ordinary Shares for which the PubCo Warrant may be exercised or to the exercise price of the PubCo Warrant in certain events, as discussed in the section of this registration statement captioned “Description of PubCo’s Securities”. An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. holder of a PubCo Warrant generally would, however, be treated as receiving a constructive distribution from PubCo if, for example, the adjustment increases the holder’s proportionate interest in PubCo’s assets or earnings and profits (e.g., through an increase in the number of PubCo Ordinary Shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash to the holders of the PubCo Ordinary Shares which is taxable to the U.S. holders of such shares as described in the section entitled “— Distributions on PubCo Ordinary Shares” above. Such constructive distribution generally would be subject to tax as described in the section entitled that section in the same manner as if the U.S. holder of such warrant received a cash distribution from PubCo equal to the fair market value of such increased interest.

Application of the PFIC Rules to PubCo Ordinary Shares and PubCo Warrants
The discussion above under the section entitled “Application of the PFIC Rules to the Business Combination—In General” regarding the determination of whether SPAC is a PFIC, and the effect on the treatment of distributions on, and dispositions of, HCM Ordinary Shares and HCM Warrants applies, mutatis mutandis, to PubCo and to the PubCo Ordinary Shares and PubCo Warrants to be received in the Business Combination, respectively.Based on the expected composition of PubCo’s gross assets and income and the manner in which PubCo expects to operate its business in future years, PubCo does not expect to be classified as a PFIC for U.S. federal income tax purposes for PubCo’s current taxable year or in the foreseeable future. Whether PubCo is a PFIC is a factual determination made annually, and PubCo’s status could change depending, among other things, upon changes in the composition and relative value of its gross receipts and assets.
A U.S. Holder may be able to avoid some of the adverse impacts of the PFIC rules described in the section entitled “Application of the PFIC Rules to the Business Combination—In General” by making an MTM election with respect to its PubCo Ordinary Shares. The election is available only if the PubCo Ordinary Shares are considered “marketable stock,” which generally includes stock that is regularly traded in more than de minimis quantities on a qualifying exchange. If a U.S. Holder makes the MTM election, any gain from marking the PubCo Ordinary Shares to market or from disposing of them would be ordinary income. Any loss from marking the PubCo Ordinary Shares to market would be recognized only to the extent of unreversed gains previously included in income. Loss from marking the PubCo Ordinary Shares to market would be ordinary, but loss on disposing of them would be capital loss except to the extent of unreversed inclusions with respect to such stock. It is expected that PubCo Ordinary Shares, which are expected to be listed on Nasdaq, will qualify as marketable shares for the PFIC rules purposes. No assurance can be given that the PubCo Ordinary Shares will be traded in sufficient frequency and quantity to be considered “marketable stock.” A valid MTM election cannot be revoked without the consent of the IRS unless the PubCo Ordinary Shares cease to be marketable stock. In addition, it is anticipated that U.S. holders of PubCo Warrants will not be able to make an MTM election with respect to such warrants.
A U.S. holder would not be able to avoid the tax consequences described above by electing to treat PubCo as a QEF because PubCo does not intend to provide U.S. holders with the information that would be necessary to make a QEF election with respect to the PubCo Ordinary Shares. In any event, U.S. holders of PubCo Warrants will not be able to make a QEF election with respect to their warrants.
U.S. holders should consult their own tax advisors concerning the PubCo’s possible PFIC status and the consequences to them, including potential reporting requirements, if PubCo were classified as a PFIC for any taxable year.
Non-U.S. holders
The Business Combination
A Non-U.S. holder generally will not be subject to U.S. federal income tax on the exchange of such Non-U.S. holder’s HCM Ordinary Shares or SPAC Warrants unless (i) the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. holder in the United States or (ii) the Non-U.S. holder is a non-resident alien individual present in the United States for 183 days or more during the taxable year in which the Business Combination takes place and certain other requirements are met.
Ownership of PubCo Ordinary Shares and PubCo Warrants
A Non-U.S. holder of PubCo Ordinary Shares generally will not be subject to U.S. federal income tax or, subject to the discussion in the section entitled “— Information Reporting and Backup Withholding,” U.S. federal withholding on any dividends received on PubCo Ordinary Shares or any gain recognized on a sale or other disposition of PubCo Ordinary Shares (including, any distribution to the extent it exceeds the adjusted basis in the Non-U.S. holder’s PubCo Ordinary Shares) or sale or other disposition of PubCo Warrants unless the dividend or gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. holder in the United States. In addition, special rules may apply to a Non-U.S. holder that is an individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met. Such holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the sale or disposition of PubCo Ordinary Shares.

Dividends and gains that are effectively connected with a Non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same U.S. federal income tax rates applicable to a U.S. holder that is the same type of person as the Non-U.S. holder (e.g., an individual) and, in the case of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax.
The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a PubCo Warrant, or the lapse of a PubCo Warrant held by a Non-U.S. holder that are effectively connected with a Non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described in the section entitled “— U.S. Holders — Ownership of PubCo Ordinary Shares and PubCo Warrants – Exercise or Lapse of a PubCo Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences to a Non-U.S. holder would be similar to those described in this section in the preceding paragraphs above.
Information Reporting and Backup Withholding
Information reporting requirements may apply to cash received in redemption of HCM Ordinary Shares, dividends received by U.S. holders of PubCo Ordinary Shares, and the proceeds received on the disposition of PubCo Ordinary Shares effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. holders that are exempt recipients (such as corporations) that establish their exempt status if required to do so. Backup withholding may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. holder’s broker) or is otherwise subject to backup withholding.
Any redemptions treated as dividend payments with respect to HCM Ordinary Shares and PubCo Ordinary Shares and proceeds from the sale, exchange, redemption or other disposition of PubCo Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the U.S. holder’s U.S. federal income tax liability, and a U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information. U.S. holders should consult their tax advisors regarding these rules and any other reporting obligations that may apply to the ownership or disposition of PubCo Ordinary Shares or PubCo Warrants, including reporting obligations related to the holding of certain foreign financial assets and reporting obligations related to transactions described in Section 351(a) of the Code.
Information returns may be filed with the IRS in connection with, and Non-U.S. holders may be subject to backup withholding on amounts received in respect of their SPAC Securities or their PubCo Ordinary Shares, unless the Non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. holder otherwise establishes an exemption. Dividends paid with respect to PubCo Ordinary Shares and proceeds from the sale of other disposition of PubCo Ordinary Shares received in the United States by a Non-U.S. holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL
As discussed in this proxy statement/prospectus, HCM Holders are being asked to consider and vote on the Business Combination Proposal. You should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination. In particular, you are directed to the Amended & Restated Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus.
Background of the Business Combination
References to the “Company,” “HCM,” “our,” “us” or “we” in the following section refer to HCM Acquisition Corp.
HCM is a blank check company incorporated as a Cayman Islands corporation formed for the purpose of effecting a merger, capital share exchange, asset acquisition, reorganization, share purchase, or similar business combination with one or more businesses. At the time of its IPO on January 25, 2022, HCM described its investment criteria for the selection of a potential business combination partner as including an intent to focus on consumer-focused enterprises and finding a business combination partner that the HCM board of directors believes has significant growth prospects in an attractive industry with a clear and identifiable pathway to cash flow generation and growth; where the HCM team’s experience, relationships, and expertise will add value to the potential business combination partner’s strategic outlook and operations; and which will generate attractive returns and create value for the HCM Holders, while adhering to the highest code of ethical conduct and governance practices. While not exhaustive, HCM detailed the following investment criteria, among other things, for partners in the prospectus for its IPO:
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Early Stage Companies. We may target earlier stage companies which are at the forefront of shifts in the industry, have the potential to change the industry, and have the ability to significantly scale with our input of capital and management expertise;

•	Strong Management Teams. We have a preference for strong and experienced management teams that are looking for a partner in their growth;
•	Scale. A target company should benefit from being a public company, with its access to capital markets to support its growth;
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Cooperative Enhancement. We will look to identify companies that we believe will be enhanced by the experience of our management team that may be overlooked or unrecognized by less experienced operators;

•	Segment Leading Companies. Companies should exhibit segment leading characteristics and innovations to capture or create new or additional market share; and
•	Growth. Targets should be on a path for considerable growth either organically or through further acquisitions.
The proposed Business Combination was the result of HCM’s multi-faceted expertise, investing and operating experience, broad network of relationships, and our focus on creating transaction opportunities that met our articulated investment criteria. The terms of the Business Combination Agreement were the result of extensive due diligence by HCM, with assistance from its advisors, and negotiations between HCM and Murano (and their respective affiliates and advisors).
After completing our IPO, HCM commenced an active search for businesses or assets to acquire for the purpose of consummating an initial business combination. HCM management reviewed self-generated ideas from HCM’s management team, board, and advisory group; explored ideas with the underwriters from the IPO; considered transactions sourced through various investment banking and advisory firms; and contacted, and were contacted by, a number of individuals and entities with respect to numerous business combination opportunities, including financial advisors and companies in a diverse range of sectors, including but not limited to, consumer products, e-commerce, specialty finance, insurance, and renewable energy solutions.
HCM considered businesses that it believed met many or all of its investment criteria and that HCM believed would be ready to operate as a publicly traded company, generate stable cash-flow and/or annual recurring revenue, benefit from HCM’s operational experience, capital markets expertise and network, and have a dedicated and proven management team that could leverage new opportunities. See the section entitled “— The HCM Board of Directors’ Recommendation of and Reasons for the Business Combination” for additional information. Representatives of HCM, including senior management of HCM and its legal advisors, engaged in extensive due diligence and multiple detailed discussions directly with the senior executives and/or shareholders of numerous potential business combination opportunities as part of its overall business combination evaluation process. In the process that led to identifying Murano as an attractive investment opportunity, HCM’s management team directly evaluated approximately 36 potential business combination targets, and made contact with, or were contacted by representatives of several private equity firms, investment banks, and lawyers who suggested numerous companies as potential combination targets. Based on an evaluation of these 36 potential business combination targets in consideration of the investment criteria articulated in HCM’s prospectus, HCM senior management determined to further explore opportunities with, and held management meetings with and entered into non-disclosure agreements with 23 potential business combination targets (including Murano). Based on a review of initial due diligence materials made available pursuant to such non-disclosure agreements and initial conversations with management of such potential business combination targets, senior management of HCM held additional management meetings and negotiated letters of intent with five potential combination targets (including Murano). Due to market conditions, to valuation expectations, and/or to a lack of investment thesis consistent with HCM’s articulated investment criteria, HCM did not submit any binding proposals (other than to Murano on September 6, 2022, as described below) or, indications of interest with respect to any such targets. At no point did HCM enter into an exclusivity period or letter of intent with any target. HCM believes it was able to evaluate a large number of potential transactions due to the quality of its management team and board of directors and its well-articulated and disciplined investment criteria. Of the 36 potential business combination targets identified by and to HCM, HCM believes that Murano best reflects the investment criteria HCM articulated at the time of its IPO.
Beginning on January 21, 2022, and continuing until on or around March 13, 2023, HCM’s management team (including Mr. Shawn Matthews, Chairman and Chief Executive Officers, Mr. James Bond, Director, President, and Chief Executive Officer, and Mr. David Seidman, Investor Relations and Business Development) and members of HCM’s board of directors participated in periodic video and teleconference meetings to discuss matters relating to potential business combination opportunities for HCM. Such meetings were intended to keep HCM management, directors and its advisors apprised of the status of HCM’s efforts to identify, evaluate and engage in discussions with potential business combination targets.
Such periodic meetings continued until on or around the date of the Letter of Intent (the “LOI”) with Murano, after which time the focus of such meetings turned to updates concerning HCM’s negotiation of potential business combination terms and definitive transaction documents with Murano, and other related matters.
On August 17, 2022, Mr. Shawn Matthews called Diego Hagemann Barroso, an employee of Nader, Hayaux y Goebel S.C., and inquired as to whether he knew any clients that were interested in going public through a de-SPAC transaction. The following day, Mr. Shawn Matthews, Mr. Diego Hagemann Barroso, and Mr. Julian Garza, a partner at Nader, Hayaux y Goebel S.C., discussed a potential de-SPAC with Murano, a client of Nader, Hayaux y Goebel S.C. Later that same day, Mr. Shawn Matthews had an introductory meeting with representatives of Murano, Mr. Elias Sacal Cababie and Mr. Marcos Sacal Cohen. HCM and Murano proceeded to enter into a nondisclosure agreement. Representatives of Nader, Hayaux y Goebel S.C. did not identify any other potential de-SPAC candidates to HCM.
On August 19, 2022, HCM delivered an exhaustive diligence request list to Murano. Over the next several weeks, Murano established a virtual data room and provided HCM and its representatives with due diligence materials, including financial information for HCM to use in its financial analysis of a potential business combination. Representatives of HCM, including senior management and representatives of King & Spalding LLP, and Murano held virtual meetings and telephonic conferences to discuss various commercial and legal elements of Murano’s business to assist HCM and its advisors in developing its financial analysis of the company and a potential business combination, and HCM in its business and legal review of Murano.
On August 24, 2022, HCM formally retained Cohen & Co. Capital Markets (“CCM”) and King & Spalding LLP to assist on the due diligence of Murano and on the draft and execution of the Letter of Intent. Representatives of King & Spalding LLP distributed a preliminary, non-binding letter of intent to representatives of Murano. This letter of intent provided that it was subject to further due diligence and proposed an initial equity value for Murano of $650 million based on the value of Murano’s assets on a cash free/debt free basis.
On August 29, 2022, Mr. Shawn Matthews and Mr. James Bond had a call with Mr. Marcos Sacal Cohen. The parties on the call discussed additional diligence items and process going forward. Mr. Marcos Sacal Cohen responded to additional questions from HCM’s representatives and discussed prior diligence that had been performed for a potential bond offering that did not close. Mr. Marcos Sacal Cohen offered to connect King & Spalding LLP with the counsel with respect to the prior potential bond offering.
On August 29, 2022, Mr. Shawn Matthews and Mr. James Bond had a call with the counsel with respect to the prior potential bond offering. The parties discussed the potential bond offering including various points that came up during diligence.
On August 29, 2022, Mr. Shawn Matthews and Mr. James Bond had a call with representatives from CCM and King & Spalding LLP to discuss, among other things, Murano generally, a potential transaction structure for a de-SPAC with Murano, and required due diligence of Murano.
On August 31, 2022, Mr. Shawn Matthews and Mr. James Bond had a follow-up call with representatives from CCM and King & Spalding LLP team regarding Murano. On the follow-up call, the parties continued their discussion on transaction structure and due diligence. King & Spalding LLP proceed to begin drafting a letter of intent to propose to Murano, outlining the terms of a proposed Business Combination.
On September 1, 2022, Mr. Shawn Matthews and Mr. James Bond had a call with representatives of CCM and King & Spalding LLP to discuss potential terms of a letter of intent with Murano.
On September 2, 2022, Mr. Shawn Matthews and Mr. James Bond met at the offices of Simpson Thacher & Bartlett. Simpson Thacher & Bartlett representatives and Elias Sacal Cababie were present, while Murano’s local Mexican counsel, Nader, Hayaux y Goebel S.C., participated via teleconference. The parties discussed additional diligence items, the plan for the company pre- and post-transaction, and various logistics around due diligence and preparing Murano to be a public company.
On September 6, 2022, Mr. James Bond spoke with Mr. Ruben Camiro from Murano regarding Murano’s accounting and financial statements, the ongoing due diligence process, and various logistics going forward if HCM and Murano were to enter into a Business Combination Agreement.
On September 6, 2022, after robust discussion and negotiation, HCM and Murano entered into the LOI, which contemplated a proposed equity value for Murano of $650 million based on the value of Murano’s assets on a cash free/debt free basis and that the Sponsor would forfeit 1,250,000 shares of HCM Founder Shares immediately before the closing of the Business Combination.
On September 7, 2022, Mr. Shawn Matthews and Mr. James Bond, Murano, CCM, and representatives of King & Spalding LLP had a call to continue the due diligence process and to review Murano’s financial model.
On September 8, 2022, Mr. Shawn Matthews and Mr. James Bond, CCM, and representatives of King & Spalding LLP had two calls to discuss diligence items and de-SPAC process.
On September 9, 2022, Mr. Shawn Matthews and Mr. James Bond had a call with representatives of Newmark Group, Inc., a commercial real estate advisory and services firm, who had been retained by HCM to provide a preliminary assessment of the market for real estate and Newmark’s thoughts around the valuation of properties in Mexico.
On September 9, 2022, Mr. Shawn Matthews and Mr. James Bond had a call with Mr. Marcos Sacal Cohen, Mr. Elias Sacal Cababie, and Mr. Ruben Camiro to discuss due diligence items, timing, and logistics.
On September 9, 2002, Mr. Shawn Matthews and Mr. James Bond, Murano, King & Spalding LLP, Nader, Hayaux y Goebel S.C., and Clifford Chance US LLP had a call to introduce Clifford Chance US LLP, Murano’s new legal team, and the timeline for due diligence and closing the Business Combination.
On September 12, 2022, Mr. Shawn Matthews and Mr. James Bond and CCM travelled to Mexico City for management presentations by Murano and for due diligence, including to meet with Mr. Elias Sacal Cababie and to tour Murano’s hotel projects. During this in-person visit, senior management of HCM and representatives of CCM asked questions related to its goal of identifying a suitable target for a Business Combination and vetting the plans and prospects of Murano.
On September 13, 2022, Mr. Shawn Matthews and Mr. James Bond and CCM departed from Mexico City and travelled to Cancun, Mexico for management presentations by Murano and for additional due diligence, including to tour Murano’s Grand Island Cancun Project. There, HCM and CCM spoke to the senior representatives of AMRResorts on the opportunity to develop all-inclusive resorts. The representatives of HCM gained a deeper understanding of Murano’s business and people, including a description of its history, key properties, and outlook, including why Murano believed that a de-SPAC transaction would be conductive to its development and business prospect.
On September 20, 2022, Mr. Shawn Matthews and Mr. James Bond, and representatives from CCM and King & Spalding LLP had a call to continue discussions on diligence and next steps after having toured Murano’s projects and facilities.
On September 20, 2022, representatives of King & Spalding LLP and Clifford Chance US LLP met to discuss HCM’s ongoing diligence of Murano, including outstanding diligence requests from HCM. The following day, representatives from CCM joined senior management of HCM, and Murano on a call to dig further into the data room and answer additional diligence questions.
On September 22, 2022, Mr. James Bond had a call to discuss diligence items and accounting with Murano as well as a call with Murano’s accounting personnel to discuss what the audit process for Murano’s Combined Financial Statements.
On September 26, 2022, Mr. James Bond and Mr. Ruben Camiro discussed accounting treatment of the proposed business combination and the desire for a tax efficient structure.
On September 29 2022, Mr. Shawn Matthews and Mr. James Bond and senior representatives of Murano, together with their respective legal counsel, had a call to discuss diligence items and the potential terms and transaction structure for a Business Combination Agreement.
On September 30, 2022, HCM’s board of directors convened for its regularly-scheduled quarterly meeting, during which time Mr. Shawn Matthews and Mr. James Bond provided an update on their discussions with Murano and the timeline of a possible Business Combination. Representatives of King & Spalding LLP gave a presentation to the directors on their fiduciary duties in connection with a prospective transaction with a target company, including Murano.
On October 3, 2022, Clifford Chance US LLP distributed a revised draft of the Business Combination Agreement to King & Spalding LLP, which provided, among other things, for the forfeiture of all HCM Private Placement Warrants.
On October 6, 2022, Mr. Shawn Matthews and Mr. James Bond and representatives from King & Spalding LLP had a call to discuss the draft Business Combination Agreement and progress on diligence items.
On October 7, 2022, King & Spalding LLP distributed a revised draft of the Business Combination Agreement to Murano’s legal counsel, which provided, among other things, for the forfeiture of half of the HCM Private Placement Warrants.
On October 12, 2022, Mr. Shawn Matthews and Mr. James Bond and representatives from King & Spalding LLP had introductory call with members of the Galicia Abogados, S.C. team, who would be assisting with local due diligence in Mexico.
On October 14, 2022, Mr. Shawn Matthews and Mr. James Bond and representatives from Murano, and Murano’s accounting personnel had a call to discuss the accounting and the audit of Murano’s Combined Financial Statements.
On October 20, 2022, Mr. Shawn Matthews and Mr. James Bond and senior management of Murano, together with representatives of King & Spalding LLP and Clifford Chance US LLP had a call to discuss due diligence, process regarding the proposed Business Combination, and timing. In particular, the parties discussed the need for audited financial statements, the time required to provide such information and the potential need for HCM to obtain an extension of the time by which HCM could complete its business combination.
On October 24, 2022, Mr. James Bond and Mr. Marcos Sacal Cohen had a call to discuss ongoing diligence.
On October 26, 2022, Clifford Chance US LLP distributed a revised draft of the Business Combination Agreement to King & Spalding LLP, which provided, among other things, for the forfeiture of all of the HCM Private Placement Warrants.
On October 28, 2022, Mr. Shawn Matthews and Mr. James Bond and representatives of Murano had a call to update HCM on due diligence and process related to the same.

On November 1, 2022, HCM and King & Spalding LLP teams had a call to discuss due diligence being performed by local Mexican counsel.
On November 7, 2022, Mr. Shawn Matthews and Mr. James Bond and representatives from CCM had an update call on the status of the proposed Business Combination with Murano and discussed potentially extending the time for which HCM had to consummate a business combination in December of 2022.
On November 8, 2022, Mr. Shawn Matthews and Mr. James Bond and representatives from King & Spalding LLP and Galicia Abogados, S.C. had a call to discuss documentary due diligence.
On November 14, 2022, Mr. Shawn Matthews and Mr. James Bond and representatives from King & Spalding LLP and Galicia Abogados, S.C. had a call to provide updates on and discuss the due diligence.
On November 14, 2022, Galicia Abogados, S.C. distributed a supplemental due diligence request list to Murano that included specific Mexican legal requirements copying Nader, Hayaux y Goebel S.C., and Clifford Chance US LLP. From November 14, 2022, through February 28, 2023, Galicia Abogados, S.C. coordinated with Nader, Hayaux y Goebel S.C., and Clifford Chance US LLP to complete Murano’s due diligence through conferences and additional queries based on information received.
On December 1, 2022, Mr. James Bond and representatives of Murano’s accounting personnel had an update call on the accounting and audit process, timing, and other open items.
On December 2, 2022, Mr. Shawn Matthews and Mr. James Bond and representatives from King & Spalding LLP and Galicia Abogados, S.C. had a call to discuss progress on due diligence and related workstreams.
On December 8, 2022, Mr. Shawn Matthews and Mr. James Bond and representatives from King & Spalding LLP, Galicia Abogados, S.C., Murano and Clifford Chance US LLP had a call to discuss accounting, due diligence, and timing related to the proposed Business Combination.
On December 19, 2022 Mr. Shawn Matthews and Mr. James Bond and representatives from King & Spalding LLP and Galicia Abogados, S.C. had a call to discuss due diligence.
On December 21, 2022, Mr. Shawn Matthews and Mr. James Bond and representatives from King & Spalding LLP and Murano had an update call on open items and related due diligence workstreams.
On December 30, 2022, King & Spalding LLP distributed a revised draft of the Business Combination Agreement to Murano’s legal counsel. King & Spalding LLP followed up with a further revised draft on January 10, 2023.
On January 11, 2023, Mr. Shawn Matthews and Mr. James Bond and representatives from King & Spalding LLP and Galicia Abogados, S.C. had a call to discuss due diligence.
On January 20, 2023, Clifford Chance US LLP distributed a revised draft of the Business Combination Agreement to King & Spalding LLP and Galicia Abogados S.C., and followed up with a further revised draft on February 3, 2023.
On January 26, 2023, representatives from HCM, King & Spalding LLP, and Galicia Abogados, S.C. had a call to discuss the due diligence process.
Between February 6, 2023 and March 4, 2023, representatives of King & Spalding LLP, Galicia Abogados, S.C., Clifford Chance US LLP and Nadar Hayaux y Goebel S.C. exchanged drafts of the Business Combination Agreement, with revisions that focused on accounting for the need to ensure Murano would provide financial statements appropriate for a registration statement (and the time necessary to do so), would ensure that HCM had ongoing access to information in the period between signing and closing so that it could effectively continue its due diligence review, would permit Murano to undertake a potential internal reorganization for tax optimization, would permit HCM a consent right with regard to all such changes and ensure that HCM’s right to terminate the business combination was related to the failure of Murano to satisfy the stated closing conditions.
On March 8, 2023, Mr. Elias Sacal Cababie, Mr. Marcos Sacal Cohen and their counsel travelled to the United States to meet with Mr. Shawn Matthews and Mr. James Bond at the Cantor Fitzgerald & Co. office in New York City, New York to discuss the mechanics of the transaction after the Business Combination Agreement is executed.

On March 10, 2023, HCM’s board of directors convened for a board meeting, during which time Mr. Shawn Matthews and Mr. James Bond provided an update on their discussions with Murano and the timeline of a possible transaction. Representatives of King & Spalding LLP briefed the directors on their fiduciary duties in connection with a prospective transaction with Murano or any other target.
On March 12, 2023, and on March 13, 2023, legal counsel to HCM and to Murano continued to exchange drafts of the various transaction documents and spoke frequently via teleconference calls to negotiate the final terms of the principal agreements for the proposed transaction, including the Business Combination Agreement, the Sponsor Support Agreement, the reorganization documents applicable to the post-closing combined company, and the Lock-up Agreement, as well as other ancillary documents. On the evening of March 12, 2023, HCM’s board of directors met via videoconference, at which all of the directors participated and were joined by members of the HCM management team and representatives of CCM and King & Spalding LLP, to consider the terms of the proposed transaction. At this meeting, CCM provided its analysis of the financial terms and impact of the proposed transaction and King & Spalding LLP provided a refresher on the fiduciary duties of the board of directors in connection with its consideration of a potential business combination and provided an overview of the Business Combination Agreement and ancillary agreements, including a potential timeline from execution to closing. In light of ongoing negotiations, HCM’s board of directors did not consider whether to approve the proposed Business Combination at this time.
On the evening of March 13, 2023, HCM’s board of directors met via videoconference, at which all of the directors participated and were joined by members of the HCM management team and representatives of CCM and King & Spalding LLP, to consider the terms of the proposed transaction. At this meeting, the board of directors was informed that Murano’s board of directors had met earlier and unanimously approved the proposed Business Combination. Subsequently, CCM provided its analysis of the financial terms and impact of the proposed transaction as well as an analysis of certain operating and financial and valuation benchmarking materials to assess valuation assumptions with respect to the proposed business combination (see the section entitled “-Summary of HCM Financial Analysis”) and King & Spalding LLP provided a refresher on the fiduciary duties of the board of directors in connection with its consideration of a potential business combination and provided an overview of the Business Combination Agreement and ancillary agreements, including a potential timeline from execution to closing. Thereafter, after discussion among board members and management, the HCM board unanimously approved a motion to approve the Business Combination Agreement and ancillary agreements and the proposed transaction.
Legal counsel to the parties and management of Murano and HCM worked to finalize the Initial Business Combination Agreement and ancillary agreements, which the parties executed early in the morning on March 13, 2023, after robust negotiations. Prior to market open on March 13, 2023, Murano and HCM jointly issued a press release announcing the signing of the Business Combination Agreement, and HCM filed a current report on Form 8-K announcing the execution of the Business Combination Agreement and discussing the key terms of the proposed transaction.
On July 15, 2023, representatives of Murano sent a proposal for the structure of the reorganization to HCM and its representatives, and requested the wholesale amendment and restatement of the Initial Business Combination Agreement to reflect the preferred tax treatment under a Jersey-HoldCo structure. Following a review with its tax advisor to confirm that the proposed implementation of a Jersey-HoldCo structure would not likely have a negative impact on the tax implications of the transaction for HCM’s shareholders, HCM agreed to utilize such revised structure.
Between July 15, 2023 and August 2, 2023, representatives of HCM’s and Murano’s legal teams revised and discussed drafts of the Amended & Restated Business Combination Agreement to implement such Jersey-HoldCo structure. At a videoconference meeting of HCM’s board of directors on August 1, 2023, the HCM board of directors discussed the proposed change to the structure of the transaction and the rights that HCM would retain regarding its obligations to complete the transaction if certain conditions were not satisfied, and considered the shareholder makeup of HCM following the significant redemptions that occurred in connection with the April 2023 extension. The HCM board of directors concluded that because the change in structure was not expected to negatively impact HCM’s shareholders, and because HCM would retain significant flexibility to terminate the transaction in the event conditions were not satisfied and because the shareholders that elected not to have their shares redeemed at the time of the April 2023 extension did so with knowledge of the proposed business combination with Murano, the Amended & Restated Business Combination Agreement was in the best interests of the HCM shareholders and unanimously approved such agreement.
On August 2, 2023, Murano and HCM executed the Amended & Restated Business Combination Agreement in order to reflect a revised corporate reorganization at the request of Murano. HCM filed a current report on Form 8-K announcing the execution of the Amended & Restated Business Combination Agreement and discussing the key terms of Amended & Restated Business Combination Agreement.

THE HCM BOARD OF DIRECTORS’ RECOMMENDATION OF
AND REASONS FOR THE BUSINESS COMBINATION
On March 12, 2023, HCM’s board of directors (i) determined that the Business Combination was advisable to and in the best interests of HCM and its shareholders, (ii) unanimously approved the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination), and (iii) recommended that the shareholders of HCM approve the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination). On August 1, 2023, HCM’s board of directors (i) reaffirmed its view that the Business Combination was advisable and in the best interests of HCM and its shareholders, (ii) unanimously approved the Amended & Restated Business Combination Agreement and the transactions contemplated thereby (including the Business Combination), and (iii) recommended that the shareholders of HCM approve the Amended & Restated Business Combination Agreement and the transactions contemplated thereby (including the Business Combination).
HCM’s board of directors considered a variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, HCM’s board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of HCM’s board of directors may have given different weight to different factors. Certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Note Regarding Forward-Looking Statements.”
Before reaching its decision, HCM’s board of directors considered the results of the due diligence conducted by its management and advisors, which included:
•	extensive meetings and calls with Murano’s management team regarding, among other things, brand, customer base, operations, financials, plans and forecasts;
•	extensive meetings and calls with Murano’s advisors including Clifford Chance US LLP, and Nader, Hayaux y Goebel S.C.;
•	visits to Murano’s headquarters in Mexico City, Mexico;
•	industry and market research, including interviews with industry experts and executives, including research on new hotels and room key-counts in the relevant geographic markets;
•
review of material contracts and other documentation including but not limited to those relating to regulatory compliance, HR and other legal matters, including review of such documents by King & Spalding LLP;

•	financial, tax and public company readiness due diligence, including a review, by HCM and CCM, of Murano’s financial statements and internal reports and projections provided by Murano’s management;
•	consultation with Murano’s management and its legal counsel and financial advisors;
•	review of Murano -published online, print and social media content;
•	review of Murano’s unaudited prospective financial statements, including review of such statements by CCM; and
•	review of certain operating and financial and valuation benchmarking materials (the “CCM Materials”) presented by CCM. See the section entitled “Summary of HCM Financial Analysis.”
In the prospectus for HCM’s IPO, HCM identified the following general investment criteria, among other things, to screen for and evaluate target businesses although we indicated we may pursue opportunities outside of this scope.
•
Early Stage Companies. We may target earlier stage companies which are at the forefront of shifts in the industry, have the potential to change the industry, and have the ability to significantly scale with our input of capital and management expertise;

•	Strong Management Teams. We have a preference for strong and experienced management teams that are looking for a partner in their growth;
•	Scale. A target company should benefit from being a public company, with its access to capital markets to support its growth;

•
Cooperative Enhancement. We will look to identify companies that we believe will be enhanced by the experience of our management team that may be overlooked or unrecognized by less experienced operators;

•	Segment Leading Companies. Companies should exhibit segment leading characteristics and innovations to capture or create new or additional market share; and
•	Growth. Targets should be on a path for considerable growth either organically or through further acquisitions.
These criteria were not intended to be exhaustive. We stated in our prospectus that any evaluation relating to the merits of a particular initial business combination may be based, to the extent relevant, on these general guidelines as well as on other considerations, factors and criteria that our management may deem relevant. In the event that we decided to enter into a business combination with a target business that does not meet the above criteria and guidelines, we indicated that we would disclose that the target business does not meet the above criteria in our shareholder communications related to our initial business combination. As noted above, senior management of HCM considered 36 potential business combination targets, only one of which did HCM ultimately conclude best reflected the criteria identified in HCM’s IPO prospectus.
In considering the Business Combination, HCM’s board of directors concluded that it met several of the above listed criteria. In particular, the HCM board of directors considered the following positive factors, although not weighted or in any order of significance:
•
HCM’s board of directors’ determination that if Murano is able to meet its financial forecasts, then HCM’s shareholders will have acquired their shares in Murano at an attractive largely pre-operational valuation, which the board of directors believed would increase in value as the assets became operational and that as a result, the consideration to be paid by HCM in the proposed business combination would be attractive to HCM’s shareholders.

•
HCM’s board of directors’ belief, after a thorough review of other business combination opportunities reasonably available to HCM, that the Business Combination represents an attractive potential business combination for HCM.

•	The terms and conditions of the Business Combination Agreement and the Business Combination were the product of arm’s-length negotiations between the parties.
•
HCM’s board of directors considered that Murano’s existing equityholders would continue to be significant shareholders of Murano after closing of the Business Combination. HCM’s board of directors also noted the fact that following redemptions associated with its April 2023 extension, HCM shareholders that elected to retain their shares did so with knowledge of the proposed Business Combination with Murano and the cash that HCM could provide in the Business Combination in light of such redemptions and the fact that the combination was not conditioned up on a minimum level of cash.

In the course of its deliberations, in addition to the various other risks associated with the business of Murano, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus, HCM’s board of directors also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the following:
•	Macroeconomic uncertainty, including with respect to global and national supply chains, and the effects they could have on Murano’s revenues and financial performance.
•
The risk that Murano may not be able to execute on its business plan and realize the financial performance as set forth in the financial forecasts presented to management of HCM and HCM’s board of directors.

•	Murano’s brand and reputation are critical to its success, and any publicity, regardless of accuracy, that portrays Murano negatively could adversely impact operating results.
•
The risk that HCM did not obtain an opinion from any independent investment banking or accounting firm that the consideration received by HCM in connection with the Business Combination is fair to HCM or its shareholders from a financial point of view.

•	The risk that HCM’s board of directors may not have properly valued Murano’s business.

•
The risks and costs to HCM if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in HCM being unable to effect a business combination within the completion window, which would require HCM to liquidate.

•
The risk that HCM Holders may object to and challenge the Business Combination and take action that may prevent or delay the closing, including to vote against the Business Combination Proposal at the HCM Extraordinary Meeting or redeem their HCM Class A Ordinary Shares.

•	The fact that completion of the Business Combination is conditioned on the satisfaction of a number of closing conditions that are not within HCM’s control.
•
The terms of the Business Combination Agreement provide that HCM will not have any surviving remedies against Murano or its equityholders after the Closing to recover for losses as a result of any inaccuracies or breaches of Murano’s representations, warranties or covenants set forth in the Business Combination Agreement. HCM’s board of directors determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms and the current equityholders of Murano will be, collectively, the majority equityholders in the combined company.

•	The fees and expenses associated with completing the Business Combination.
•
The Business Combination Agreement includes a non-solicit provision prohibiting HCM from initiating, discussing, or making transaction proposals which could lead to an alternative business combination.

•	The fact that existing HCM Holders will hold a minority position in Murano following completion of the Business Combination.
•	The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.
•	The risk that holders of HCM Class A Ordinary Shares would exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account.
•	The risk that the potential diversion of Murano’s management and employee attention as a result of the Business Combination may adversely affect Murano’s operations.
•
As Murano has not previously been a public company, Murano may not have all the different types of employees necessary for it to timely and accurately prepare reports for filing with the SEC. There is a risk that Murano will not be able to hire the right people to fill in these gaps by the time of the Closing or that additional issues could arise after the Closing due to its failure to have hired these people in advance of Closing.

•	The risk that the Business Combination could be a taxable transaction to HCM Holders and holders of HCM Warrants.
•	HCM’s board of directors considered risks of the type and nature described under the section entitled “Risk Factors.”
In addition to considering the factors described above, HCM’s board of directors also considered that Messrs. Shawn Matthews, James Bond, Jacob Loveless, Steven Bischoff, and David Goldfarb, who are directors and/or officers of HCM, may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of HCM’s shareholders, including the matters described under the sections entitled “Risk Factors” above and “The Business Combination Proposal  - Interests of HCM’s Directors and Executive Officers in the Business Combination”. However, HCM’s board of directors concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for the IPO and/or would be included in this proxy statement/prospectus, (ii) these disparate interests could exist with respect to a business combination with any target company and (iii) the Business Combination was structured so that the Business Combination may be completed even if Public Shareholders redeem a substantial portion of the HCM Class A Ordinary Shares.

Based on its review of the forgoing considerations, HCM’s board of directors concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects that HCM Holders will receive as a result of the Business Combination. HCM’s board of directors realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.
The preceding discussion of the information and factors considered by HCM’s board of directors is not intended to be exhaustive but includes the material factors considered by HCM’s board of directors. HCM’s board of directors considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.
This explanation of HCM’s board of directors’ reasons for its approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Note Regarding Forward-Looking Statements.”
Summary of HCM Financial Analysis
Materials of HCM’s Financial Advisor
Because Murano is not an affiliate of HCM, HCM’s board of directors was not required to obtain, and did not obtain a financial fairness opinion from an independent investment banking firm. Because HCM’s board of directors has not obtained a financial fairness opinion, its shareholders will be relying on the judgment of the HCM board of directors who has determined the fair market value and fairness from a financial point of view of the proposed Business Combination, based on standards generally accepted by the financial community, including from a valuation standpoint by comparing certain publicly available financial information and operating data for selected publicly traded companies in the Hospitality and Lodging sectors with the corresponding information for Murano, pro forma for the Transactions, and certain implied trading multiples for the selected publicly traded companies in the Hospitality and Lodging sectors with the corresponding information and implied multiples for Murano, pro forma for the Transactions.
To assist the HCM board of directors in evaluating the fair market value and fairness, from a financial point of view, of the Merger (referred to in this section as the “Transaction”), HCM engaged CCM to conduct certain due diligence, as further detailed below, and provide related financial advice. On March 13, 2023, CCM presented certain operating financial valuation benchmarks analysis, reflected in a presentation (the “CCM Materials”) to the HCM board of directors. In assessing the merits of the Transaction from a financial point of view, the HCM board of directors generally used the same valuation analysis as that reflected in the CCM Materials and used valuation assumptions that were substantially the same as those reflected in the CCM Materials. The summary of the CCM Materials is set forth below. For additional informational, see the section entitled “— Interests of Certain HCM Persons in the Business Combination.”
As noted in the section entitled “— The HCM Board of Directors’ Recommendation of and Reasons for the Business Combination”, HCM’s board of directors considered a variety of factors, including the financial analysis reflected in the CCM Materials, in connection with its evaluation of the Business Combination. In light of the complexity of those factors, HCM’s board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of HCM’s board of directors may have given different weight to different factors.
The CCM Materials were provided for the benefit, information and assistance of the HCM board of directors (in its capacity as such) in connection with its evaluation of the Transaction. The CCM Materials did not address the underlying business decision of HCM to engage in the Transaction, or the relative merits of any aspect of the Transaction compared to any alternative business strategy or transaction that may be available to HCM or in which HCM might engage. The terms of the Transaction were determined solely through negotiations between the parties to the Transaction.
The CCM Materials do not constitute, and are not intended to represent, (i) any view or opinion as to (a) the fairness, from a financial point of view or otherwise, of the contemplated Transaction, any aspect, term or implication of the financial aspects of the Transaction to HCM, HCM Holders, Murano equityholders or to any other person, (b) the solvency or fair value of HCM, Murano, pro forma for the Transaction, or any other entity under any state, federal or other laws, whether relating to bankruptcy, insolvency or similar matters or otherwise, (c) the actual value of any Murano equity when issued or distributed in the Transaction or the price or range of prices at which any Murano equity, or any other securities of Murano, may trade or otherwise be transferable at any time, including following announcement or consummation of the Transaction, (d) any legal, regulatory, tax, accounting and similar matters, as to which CCM understands that Murano has obtained such advice as it deems necessary from qualified professionals or (e) the fairness of the amount or nature of the compensation (if any) or other consideration to any officers, directors or employees of any party, or class of such persons, relative to the consideration to be paid pursuant to the Transaction, or (ii) any recommendation to HCM, HCM Holders, Murano equityholders, or to any other person as to how HCM, Murano or any such stockholder or equityholder should vote or act with respect to the Transaction or any proposal to be voted upon in connection with the Transaction or otherwise.
The information contained in the CCM Materials was obtained from (i) the management of Murano and approved for use by the management of HCM or (ii) publicly available third-party sources. Any estimates and projections contained in the CCM Materials were based upon the estimates and projections from the management of Murano or such third-party sources and there was no assurance that such estimates and projections will be realized.
CCM assumed the accuracy and completeness of all information that was reviewed by CCM, including all financial, legal, tax, accounting, operating and other information provided to, or discussed with CCM by, or on behalf of, HCM or Murano (including, without limitation, financial statements and related notes), and upon the assurances of the management and other representatives of HCM that they were not aware of any relevant information that had been omitted or that remained undisclosed to CCM. CCM did not assume responsibility for independently verifying, and did not independently verify, such information. CCM also assumed that the estimated opening dates and other estimates and data that the management of HCM approved for CCM’s use in preparing the CCM Materials were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Murano as to the future performance of, and are a reasonable basis upon which to assess, Murano, the Transaction and other matters covered thereby.
The management of HCM understood that such projections, estimates and other forward-looking information would be used by CCM in connection with the preparation of the CCM Materials. CCM expressed no opinion as to any such projections and other estimates and data when preparing the CCM Materials.
CCM was engaged to assist HCM’s management in the conduct of necessary due diligence, including, but not limited to, high-level tours of such properties, review of financial information provided by Murano, including the unaudited prospective financial information of Murano, and discussions and inquiries with the management of Murano. Given the largely pre-operational status of Murano’s assets, CCM’s diligence focused on understanding the business and prospects of Murano and comparing such business and prospects against comparable operating assets, as further detailed below. CCM did not assume any responsibility to perform, and did not perform, an independent valuation or appraisal of HCM, Murano, pro forma for the Transaction, or of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet, or otherwise) of or relating to HCM, Murano, pro forma for the Transaction, or any other entity and CCM has not been furnished with any such valuations or appraisals. CCM did not assume any obligation to conduct, and other than high-level tours of such properties, did not conduct, any physical inspection of the property or facilities of HCM, Murano or any other entity.
The CCM Materials were subject to the assumptions, qualifications, limitations and other matters set forth therein, and the CCM Materials speak only as of the date thereof, were based on the conditions as they existed and information supplied or reviewed as of the date thereof, and were without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which may exist or occur or may have existed or occurred after such date. CCM did not undertake any obligation to update, revise or reaffirm the CCM Materials for events occurring after the date thereof.
For the purposes of compiling the CCM Materials, CCM undertook such review and inquiries as it deemed necessary or appropriate under the circumstances, including the following:
•
CCM reviewed certain financial and other information, including the unaudited prospective financial information of Murano, and certain historical operating data, relating to Murano made available to it by the management of Murano; and

•	CCM conducted discussions with members of the senior management of HCM and the management of Murano relating to the business, prospects and financial outlook of post-combination Murano.

Set forth below is a summary of certain portions of the CCM Materials presented by CCM to the HCM Board at its meetings on March 12, 2023 and March 13, 2023. The summaries include information presented in tabular format and the tables should be read together with the text accompanying each summary.
CCM compared certain publicly available financial information for select transactions and corresponding information for Murano, pro forma for the Transaction. In choosing the selected transactions, CCM considered transactions in the Hospitality and Lodging sector that CCM in consultation with HCM’s management deemed to be comparable to Murano upon completion. As part of its selected comparable transaction analysis CCM compared, among other things, (i) number of keys/rooms, (ii) property purchase price and (iii) the implied price per key/room, for the selected transactions, and for Murano based on purchase price, development costs and data provided by Murano.
The following table sets forth the number of keys/rooms, estimated opening date and assumed valuation of Murano’s real estate assets based on the purchase price, development costs, each, based on the books and records of Murano and other data provided by Murano.
Estimated Valuation Summary
			Estimated Value (Q4 2022) ($M)
Asset	Number of Keys	Estimated Opening Date	Land	Building	Total
Andaz/Mondrian Mexico City	396	Opened Q4 / 2022	$36.2	$142.5	$178.7
GIC I	1,016	Q3 /2023	$153.1	$307.2	$460.2
GIC II	1,200	Q1 / 2026	$147.9	—	$147.9
GIC III	800	Q1 / 2027	$50.0	—	$50.0
Cancun Land Reserve	—	—	$48.8	—	$48.8
Baja Industrial Park	—	Q4 / 2025	$61.3	—	$61.3
Dreams Chateau Baja	350	Q1 / 2026	$14.1	$5.2	$19.3
Total Asset Value					$966.2
(-) Total Debt					($312.0)
(-) Other Liabilities					($15.4)
(+) Cash and cash equivalents					$7.2
(+) Other Assets					$44.8
Net Asset Value (Equity Value)					$690.9
Total Number of Keys	3,762
Total Assets/Number of Keys	$227,565
The following table sets forth the transactions analyzed in the Hospitality and Lodging sector that CCM in consultation with HCM’s management deemed to be comparable to Murano upon completion, which transactions ranged in implied a mean valuation of $531,100 per key/room and an implied median valuation of $417,700 per key/room. Assuming a total enterprise valuation of Murano based on the median and mean price per key/room of the selected precedent transactions, would value the Murano business at appropriately $1.6 billion to $2.0 billion upon completion of the development of the Murano projects. For purposes of this analysis, CCM in consultation with HCM’s management disregarded the value of the Cancun Land Reserve and Baja Industrial Park, which HCM’s management estimated as approximately 11% of Murano’s total net asset value.
Select Precedent Transactions
Property	Location	Sale Date	Price ($M)	Rooms	Price/Rm ($K)
Diplomat Beach Resort	Hollywood, FL	Feb-2023	$850.0	1,000	$850.0
The Confidante Miami Beach	Miami Beach, FL	Jun-2022	$232.0	339	$684.4
Margaritaville Hollywood Beach	Hollywood, FL	Jun-2021	$270.0	369	$731.7
Holiday Inn Express Waikiki	Honolulu, HI	Oct-2019	$205.5	596	$392.9
JW Marriott Phoenix Desert Ridge Resort & Spa	Phoenix, AZ	Aug-2019	$605.0	950	$636.8
Hyatt Regency New Orleans	New Orleans, LA	Apr-2019	$395.0	1,193	$331.1
Courtyard by Marriott King Kamehameha’s Kona Beach Hotel	Kailua-Kona, HI	Mar-2019	$105.6	452	$233.6
Grand Hyatt New York	New York, NY	Feb-2019	$560.0	1,298	$431.4

Property	Location	Sale Date	Price ($M)	Rooms	Price/Rm ($K)
Westin New York Grand Central	New York, NY	Jan-2019	$291.0	774	$376.0
Princeville Resort Kaua’i	Princeville, HI	Nov-2018	$224.1	252	$889.3
Ritz-Carlton Kapalua	Kapalua, HI	Oct-2018	$275.0	458	$600.4
Westin Las Vegas Hotel & Spa	Las Vegas, NV	Sep-2018	$212.5	826	$257.3
JW Marriott San Antonio Hill Country Resort & Spa	San Antonio, TX	Aug-2018	$610.0	1,002	$608.8
Boca Raton Resort & Club A Waldorf Astoria Collection	Boca Raton, FL	Aug-2018	$1,000.0	1,047	$955.1
Hilton Fort Lauderdale Marina	Fort Lauderdale, FL	Jun-2018	$174.0	589	$295.4
Grand Wailea, A Waldorf Astoria Resort	Wailea, HI	Apr-2018	$980.0	776	$1,262.9
Hilton Garden Inn Waikiki Beach	Honolulu, HI	Mar-2018	$212.0	623	$340.3
Aston Waikiki Beach Hotel	Honolulu, HI	Mar-2018	$200.0	645	$310.6
Fairmont San Jose	San Jose, CA	Jan-2018	$249.5	805	$309.9
Hyatt Regency Grand Cypress	Orlando, FL	May-2017	$205.5	815	$252.1
Westin Maui Resort & Spa Ka’anapali	Lahaina, HI	Mar-2017	$317.0	759	$417.7
				Mean	$531.1
				Median	$417.7
Other Considerations
CCM, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, CCM and/or certain of its affiliates may act as a market maker and broker in the publicly traded securities of HCM and/or other entities involved in the Transaction, or their respective affiliates, and receive customary compensation in connection therewith, and may also actively trade securities of HCM and/or other entities involved in the Transaction, or their respective affiliates, for its or its affiliates’ own account or for the account of customers and, accordingly, CCM and its affiliates may hold a long or short position in such securities. CCM and certain of its affiliates in the future may provide, investment banking, commercial banking and financial advisory services to HCM and certain of its respective affiliates unrelated to the Transaction, for which services CCM and its affiliates would expect to receive customary compensation.
CCM will be entitled to receive from HCM (i) an advisor fee in an amount equal to $1,000,000 in connection with the Business Combination, and a transaction fee in connection with a private placement in an amount equal to 4.0% of the sum of (A) the gross proceeds raised from investors and received by HCM or Murano simultaneously with or before the closing of the private placement plus (B) proceeds released from the Trust Account with respect to any shareholder of HCM that (x) entered into a non-redemption or other similar agreement and did not redeem HCM Ordinary Shares or (y) did not redeem HCM Ordinary Shares as a result of CCM’s services hereunder in the good faith reasonable judgement of HCM and (ii) an additional aggregate amount of compensation in an amount up to $1,000,000, payable upon the closing of the Business Combination, if HCM determines in its discretion and reasonable judgment that the performance of CCM in connection with its leadership role in connection with the Merger warrants such additional fee. HCM has also agreed to indemnify CCM for customarily indemnified liabilities that may arise out of its engagements, and to reimburse customarily reimbursed out-of-pocket expenses incurred by CCM in performing its services. The terms of CCM’s compensation arrangements were negotiated at arm’s-length between HCM and CCM, and the HCM board of directors was aware of these arrangements at the time it reviewed and approved the Transactions. Other than as described in this paragraph, CCM and its affiliates have not received, and are not entitled to receive, from Murano any compensation in respect of investment banking services.

Interests of Certain HCM Persons in the Business Combination
When considering the recommendation of the HCM board of directors to vote in favor of the Business Combination, you should be aware that, aside from their interests as shareholders, the Sponsor has other interests in the Business Combination that are different from, or in addition to, those of other HCM Holders generally. The HCM board of directors was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to HCM Holders that they approve the Business Combination. HCM Holders should take these interests into account in deciding whether to approve the Business Combination. These interests include:
•
the Sponsor’s beneficial ownership of an aggregate of 9,987,500 Founder Shares, all of which are beneficially owned by our Chairman and Chief Executive Officer. Such Founder Shares would become worthless if HCM does not complete a business combination within the applicable time period, as the HCM Initial Shareholders, including the Sponsor, have waived any right to liquidation proceeds from the Trust Account with respect to these shares. The Sponsor paid an aggregate of $25,000 (or $0.003 per share) for its Founder Shares. Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to forfeit 1,250,000 Founder Shares in connection with the Closing of the Business Combination and following such forfeiture expects to beneficially own 8,737,500 PubCo Ordinary Shares, which shares have an aggregate market value of approximately $   based on the closing price of HCM Ordinary Shares of $  on Nasdaq on  , 2023, the record date for the Extraordinary Meeting. For the Sponsor, aggregate value at risk if HCM does not complete a business combination could be as much as approximately $97.2 million (based upon the closing price of $11.12 per HCM Class A Ordinary Share on November 27, 2023, the most recent practicable date prior to the date of this proxy statement/ prospectus, and after giving effect to the forfeiture of 1,250,000 Founder Shares);

•
Messrs. Steven Bischoff, David Goldfarb, and Jacob Loveless, the independent directors of HCM, each beneficially own 25,000 Founder Shares and such shares would become worthless if HCM does not complete a business combination within the applicable time period, as such HCM Initial Shareholders have waived any right to liquidation proceeds with respect to these shares (such Founder Shares have an aggregate market value of approximately $   for each independent director based on the closing price of HCM Ordinary Shares of $   on Nasdaq on   , the record date for the Extraordinary Meeting). For Messrs. Bischoff, Goldfarb and Loveless, aggregate value at risk if HCM does not complete a business combination could be as much as approximately $834,000 (based upon the closing price of $11.12 per HCM Class A Ordinary Share on November 27, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus);

•
HCM’s directors will not receive reimbursement for any out-of-pocket expenses incurred by them on HCM’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated. As of the date hereof, no out-of-pocket expenses have been incurred by HCM’s directors incident to identifying, investigating and consummating a business combination;

•
the repayment of loans from time to time from the Sponsor to HCM to fund certain working capital deficiencies, capital requirements or finance transaction costs in connection with a Business Combination. On April 21, 2023, HCM issued the Working Capital Note to its Sponsor. The Sponsor paid for the monthly extensions into the Trust Account in the amount of $142,779 on each of April 21, 2023, May 23, 2023, June 21, 2023, July 24, 2023, August 23, 2023, September 21, 2023, October 23, 2023, and November 21, 2023. Each such payment is considered a working capital loan from the Sponsor pursuant to the Working Capital Note. In addition, as of October 18, 2023, the Sponsor loaned HCM an aggregate amount of $550,000 for working capital purposes, which has not been deposited into the Trust Account. The Working Capital Note does not bear interest and shall be payable in full upon the consummation of an initial business combination. As of November 30, 2023, there was $1,692,233 in borrowings outstanding under the Working Capital Note;

•	the potential continuation of Mr. Shawn Matthews as a director of PubCo;
•	the fact that HCM has certain provisions in its organizational documents that waive the corporate opportunities doctrine on an ongoing basis, HCM’s officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to HCM. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in HCM’s organizational documents did not, to our knowledge, impact our search for an acquisition target or prevent us from reviewing any opportunities as a result of such waiver; and
•	the continued indemnification of current directors and officers of HCM and continuation of directors’ and officers’ liability insurance after the Business Combination.
The Sponsor has agreed to forfeit 1,250,000 HCM Class A Ordinary Shares and all of its 10,500,000 Private Placement Warrants upon the Closing of the Business Combination. Cantor Fitzgerald is not expected to forfeit any of its 2,500,000 Private Placement Warrants. For Cantor Fitzgerald, aggregate value at risk if HCM does not complete a business combination could be as much as approximately $27.8 million (based upon the closing price of $11.12 per HCM Class A Ordinary Share on November 27, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus).
Because the Sponsor and the HCM directors will benefit from the completion of a business combination, they may be incentivized to recommend and complete a business combination of a less favorable target company or on terms less favorable to HCM Holders, rather than liquidate HCM.
At any time prior to the HCM Extraordinary Meeting, during a period when they are not then aware of any material non-public information regarding HCM or its securities, Sponsor, HCM’s directors and officers, Murano and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire HCM Ordinary Shares or vote their shares in favor of the Business Combination, although they are under no obligation to do so. There is no limit on the number of public shares our Sponsor, directors, officers, advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of Nasdaq. Any such privately negotiated purchases would be effected at a purchase price that is no higher than the per share pro rata portion of the Trust Account. None of the funds in the Trust Account will be used to purchase public shares in such transactions. None of our Sponsor, directors, officers, advisors or any of their respective affiliates will make any such purchases when they are in possession of any material nonpublic information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to shareholders for approval at the Extraordinary Meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining shareholders approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. In the event that our Sponsor, directors, officers, advisors or any of their respective affiliates purchase public shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they may include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares and warrants, including the granting of put options. The purpose of any such purchases of public shares could be to increase the amount of cash available to HCM to use in the Business Combination. Any such purchases of our public shares may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements. In addition, if such purchases are made, the public “float” of the HCM Class A Ordinary Shares may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on Nasdaq or any other national securities exchange. See the subsection entitled “The Business Combination - Potential Purchases of Public Shares” for a description of how our Sponsor, directors, officers, advisors or any of their respective affiliates will select which shareholders or warrant holders to purchase securities from in any private transaction. Any purchases by our Sponsor, HCM’s directors and officers, Murano or any of their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) of and Rule 10b-5 under the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our Sponsor, HCM’s directors and officers, Murano or any of their respective affiliates will not make purchases of HCM Class A Ordinary Shares if the purchases would violate Section 9(a)(2) of or Rule 10b-5 under the Exchange Act. Prior to the Extraordinary Meeting, with respect to any arrangement or significant purchase made by any of the insiders, HCM will file a

Current Report on Form 8-K to disclose (i) the number of HCM Ordinary Shares so purchased; (ii) the purpose of such transactions; (iii) the impact, if any, of such transactions on the likelihood that the Proposals will be approved, (iv) the identities or the nature of the public shareholders who sold their HCM Ordinary Shares in such transactions, and (v) the number of HCM Ordinary Shares for which HCM has received redemption requests.
Entering into any such incentive arrangements may have a depressive effect on HCM Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the HCM Extraordinary Meeting. If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the HCM Extraordinary Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. HCM will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the HCM Extraordinary Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons. The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of HCM and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. See the sections entitled “Risk Factors,” “The Business Combination Proposal - Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” for more information and other risks.
Sources and Uses for the Business Combination
The following table summarizes the sources and uses for funding the Business Combination assuming that no HCM Class A Ordinary Shares are redeemed in connection with the Business Combination. Where actual amounts are not known or knowable, the figures below represent HCM’s good faith estimate of such amounts assuming the Closing occurs on   , 2023.
Sources		Uses
	(in millions)		(in millions)
Cash in the Trust Account		Cash to Murano’s balance sheet
Transaction expenses(1)
Repayment of existing Murano indebtedness
Total Sources		Total Uses
The following table summarizes the sources and uses for funding the Business Combination assuming that 50% of HCM Class A Ordinary Shares are redeemed in connection with the Business Combination. Where actual amounts are not known or knowable, the figures below represent HCM’s good faith estimate of such amounts assuming the Closing occurs on   , 2023.
Sources		Uses
	(in millions)		(in millions)
Cash in the Trust Account		Cash to Murano’s balance sheet
Transaction expenses(1)
Repayment of existing Murano indebtedness
Total Sources		Total Uses
The following table summarizes the sources and uses for funding the Business Combination assuming that 75% of HCM Class A Ordinary Shares are redeemed in connection with the Business Combination. Where actual amounts are not known or knowable, the figures below represent HCM’s good faith estimate of such amounts assuming the Closing occurs on   , 2023.

Sources		Uses
	(in millions)		(in millions)
Cash in the Trust Account		Cash to Murano’s balance sheet
Transaction expenses(1)
Repayment of existing Murano indebtedness
Total Sources		Total Uses
The following table summarizes the sources and uses for funding the Business Combination assuming that 90% of HCM Class A Ordinary Shares are redeemed in connection with the Business Combination. Where actual amounts are not known or knowable, the figures below represent HCM’s good faith estimate of such amounts assuming the Closing occurs on   , 2023.
Sources		Uses
	(in millions)		(in millions)
Cash in the Trust Account		Cash to Murano’s balance sheet
Transaction expenses(1)
Repayment of existing Murano indebtedness
Total Sources		Total Uses
The following table summarizes the sources and uses for funding the Business Combination assuming that 100% of HCM Class A Ordinary Shares are redeemed in connection with the Business Combination. Where actual amounts are not known or knowable, the figures below represent HCM’s good faith estimate of such amounts assuming the Closing occurs on   , 2023.
Sources		Uses
	(in millions)		(in millions)
Cash in the Trust Account		Cash to Murano’s balance sheet
Transaction expenses(1)
Repayment of existing Murano indebtedness
Total Sources		Total Uses
•
Transaction expenses includes fees and expenses, specified in the Business Combination Agreement, incurred by both Murano and HCM in connection with the Business Combination, including deferred underwriting fees and advisory, legal and other fees.

Business Combination Marketing and Underwriting Fees
Upon completion of an initial business combination, PubCo will be committed to pay Cantor Fitzgerald an amount equal to $3.0 million, in the aggregate, which fees are not impacted by the size of such transaction or the level of redemptions associated therewith. In addition, HCM has separately incurred and paid approximately $5.0 million, net of reimbursement, of underwriting fees upon the closing of its IPO, for aggregate fees of approximately $8.0 million. The following table illustrates the effective fees payable to Cantor Fitzgerald on a percentage basis for HCM Class A common stock at each redemption level identified below.
	No Redemptions	50% Redemptions	75% Redemptions	90% Redemptions	Maximum Redemptions
PubCo Ordinary Shares	81,991,906	79,952,203	78,932,352	78,320,441	77,912,500
Trust Proceeds to PubCo	40,794,060	20,397,030	10,198,515	4,079,406	—
Fees Payable to Underwriter	8,000,000	8,000,000	8,000,000	8,000,000	8,000,000
Effective Fees(1)	20%	39%	78%	196%	N/A
(1)	Based on the estimated per share redemption price of approximately $10. per share.
The level of redemptions will also impact the effective fees incurred in connection with the IPO and payable to Cantor Fitzgerald upon the completion of the business combination on a per public share basis. Assuming no exercise of HCM public warrants, in the no redemption scenario, the effective fees payable to Cantor Fitzgerald would be approximately $1.96 per public share on a pro forma basis (or  % of the value of shares assuming a trading price of $10.  per public share). In the 50% redemptions scenario, the effective fees payable to Cantor Fitzgerald would be approximately $3.92 per public share on a pro forma basis (or  % of the value of shares assuming a trading price of $10.  per share). In the 75% redemptions scenario, the effective fees payable to Cantor Fitzgerald would be approximately $   per public share on a pro forma basis (or  % of the value of shares assuming a trading price of $10.  per share). In the 90% redemptions scenario, the effective fees payable to Cantor Fitzgerald would be approximately $   per public share on a pro forma basis (or    of the value of shares assuming a trading price of $10.  per share). In the maximum redemptions scenario, the effective fees payable to Cantor Fitzgerald would be approximately $  per public share on a pro forma basis (or  % of the value of shares assuming a trading price of $10.  per share).
Although Cantor Fitzgerald has waived $12,125,000 in aggregate deferred underwriting commissions, we note that Cantor Fitzgerald has not sent, and does not anticipate sending, any notice about ceasing involvement with the Business Combination.
Resolution to be voted on
The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that HCM's entry into the Business Combination Agreement dated March 13, 2023, as amended and restated on August 2, 2023, by and among HCM, Murano, Dutch Murano, Dutch HoldCo, PubCo, and New CayCo, providing that, among other things HCM will merge with New CayCo, with HCM surviving the Merger as a wholly owned direct subsidiary of PubCo, upon the terms and subject to the conditions set forth in the Amended & Restated Business Combination Agreement and in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands and the transactions contemplated by the Amended & Restated Business Combination Agreement be confirmed, ratified and approved in all respects.”
Vote Required for Approval
The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of all outstanding HCM Ordinary Shares entitled to vote thereon at the Extraordinary Meeting and who actually vote at the Extraordinary Meeting vote “FOR” the Business Combination Proposal. Adoption of the Business Combination Proposal is not conditioned upon the adoption of any of the other proposals.
Recommendation of the Board
HCM’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE MERGER PROPOSAL
The Merger Proposal, if approved, will authorize the Plan of Merger, a copy of which is attached to this proxy statement/prospectus as Annex C.
Under the Business Combination Agreement, the Closing is conditioned on approval of the Merger Proposal. Additionally, each of the Business Combination Proposal, the Merger Proposal and the Charter Proposal is cross-conditioned on the approval of each other. If any one of these proposals is not approved by the HCM Holders, the Business Combination shall not be consummated.
Vote Required for Approval
The approval of the Merger Proposal will require a special resolution under Cayman Islands law and pursuant to HCM’s Charter, being the affirmative vote of HCM Holders holding at least two thirds of the HCM Ordinary Shares which, being so entitled, are voted on such resolution in person or by proxy at the Meeting at which a quorum is present. Accordingly, an HCM Holder’s failure to vote by proxy or in person at the Extraordinary Meeting or to instruct its broker how to vote, or an abstention from voting, whilst considered present for the purposes of establishing a quorum, will have not count as a vote cast at the Extraordinary Meeting.
Resolution to be voted upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as special resolutions, that (i) HCM Acquisition Corp (“HCM”) be authorized to merge (the “Merger”) with Murano Global Cayman, an exempted company incorporated under the laws of the Cayman Islands, so that HCM be the surviving company and all the undertaking, property and liabilities of the merging company vest in the surviving company by virtue of such merger pursuant to the provisions of Part XVI of the Companies Act (As Revised); and (ii) that the Plan of Merger in the form attached to the accompanying proxy statement/prospectus as Annex C be authorised, approved and confirmed in all respects and that HCM be authorized to enter into the Plan of Merger.”
Recommendation of HCM’s Board of Directors
HCM’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HCM SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

PROPOSAL NO. 3—THE CHARTER PROPOSAL
The Charter Proposal, if approved, will authorize (i) that the Amended and Restated Memorandum and Articles of Association be amended and restated by the deletion thereof in its entirety and the adoption of the form of Post-Merger Charter, (ii) that HCM's name be changed to “Murano Global Hospitality Corp.”; and that HCM's authorised share capital be altered to that of Surviving Company's Post-Merger authorised share capital.
Under the Amended & Restated Business Combination Agreement, the Closing is conditioned on approval of the Merger Proposal. Additionally, each of the Business Combination Proposal and the Merger Proposal is cross-conditioned on the approval of each other. If any one of these proposals is not approved by the HCM Holders, the Business Combination shall not be consummated.
Vote Required for Approval
The approval of the Merger Proposal will require a special resolution under Cayman Islands law and pursuant to HCM’s Charter, being the affirmative vote of HCM Holders holding at least two thirds of the HCM Ordinary Shares, to vote thereron, and who actually vote on such resolution in person or by proxy at the Meeting at which a quorum is present. Accordingly, an HCM Holder’s failure to vote by proxy or in person at the Extraordinary Meeting or to instruct its broker how to vote, or an abstention from voting, whilst considered present for the purposes of establishing a quorum, will have not count as a vote cast at the Extraordinary Meeting.
Resolution to be voted upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as special resolutions, that at the Effective Time (i) HCM's Amended and Restated Memorandum and Articles of Association be amended and restated by the deletion in its entirety and the form of the Post-Merger Charter as attached hereto as Annex B be adopted in its place as the Surviving Company's post-merger amended and restated memorandum and articles of association; and (ii) HCM's name be changed to “Murano Global Hospitality Corp”; and (iii) HCM's authorised share capital be decreased as follows:
From US$55,500 divided into (i) 500,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, (ii) 50,000,000 Class B Ordinary Shares of a par value of US$0.0001 each, and (iii) 5,000,000 preference shares of a par value of US$0.0001 each:
To US$50,000 divided into 50,000 ordinary shares of a par value of US$1.00 each. By the cancellation of (i) 50,000,000 Class B Ordinary Shares of a par value of US$0.0001 each, (ii) 5,000,000 preference shares of a par value of US$0.0001 each, (iii) 499,950,000 Class A Ordinary Shares of a par value of US$0.0001 each and (iv) the re-designation of 50,000 HCM Class A Ordinary Shares of a par value of US$0.0001 each to 50,000 ordinary shares of a par value of US$1.00 each.”
Recommendation of HCM’s Board of Directors
HCM’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HCM SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

PROPOSAL NO. 4 — THE MEETING ADJOURNMENT PROPOSAL
Overview

The Meeting Adjournment Proposal
The Meeting Adjournment Proposal, if adopted, will allow HCM’s board of directors to adjourn the Extraordinary Meeting to a later date or dates to permit further solicitation of proxies or if more time is necessary to consummate the Business Combination. The Meeting Adjournment Proposal will only be presented to HCM’s Holders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Extraordinary Meeting to approve the proposals. In no event will HCM’s board of directors adjourn the Extraordinary Meeting or consummate the Business Combination beyond the date by which it may properly do so under HCM’s Amended and Restated Memorandum and Articles of Association and Cayman Islands law.
Consequences if the Meeting Adjournment Proposal is Not Approved
If the Meeting Adjournment Proposal is not approved by HCM’s Holders, HCM’s board of directors may not be able to adjourn the Extraordinary Meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Extraordinary Meeting to approve the proposals. If the board of directors cannot adjourn the Extraordinary Meeting and the Business Combination Approval is not approved, HCM will be unable to consummate the Business Combination and, if HCM does not consummate another business combination before January 25, 2024, HCM will be required to liquidate and dissolve, and the holders of Public Shares will be entitled to redeem their Public Shares for a pro rata share of the amount on deposit in the Trust Account.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the Extraordinary Meeting to a later date or dates to be determined by the chairman of the Extraordinary Meeting, if necessary, (i) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the general meeting, any of the Proposals would not be duly approved and adopted by our shareholders or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived or (ii) if the Board determines before the Extraordinary General Meeting that it is not necessary or no longer desirable to proceed with the proposals be approved in all respects.”
Vote Required for Approval
The Meeting Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of all outstanding HCM Ordinary Shares entitled to vote thereon at the Extraordinary Meeting and who actually vote at the Extraordinary Meeting. Adoption of the Meeting Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.
Recommendation of the Board
HCM’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 4 (APPROVAL OF THE SHAREHOLDER ADJOURNMENT PROPOSAL).

BUSINESS OF MURANO AND CERTAIN INFORMATION ABOUT MURANO
References in this section to “we”, “our”, “us” or “Murano” generally refer to Murano PV, S.A. DE C.V.
The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC (http:// www.sec.gov).
Overview
Murano was incorporated in Mexico, in February 2014, and it conducts its operations under the laws of Mexico. Murano has a duration of 99 years and its domicile is F. C. de Cuernavaca 20, 12th floor, Lomas - Virreyes, Lomas de Chapultepec III Secc, Miguel Hidalgo, 11000 Mexico City, CDMX with telephone +52 55 9267 836.
Murano is a Mexican development company with extensive experience in the structuring, development and assessment of industrial, residential, corporate office, and hotel projects in Mexico with a vision to create competitive and leading investment vehicles for the acquisition, consolidation, operation, and development of real estate assets. Murano also provides comprehensive services, including the execution, construction, management, and operation of a wide variety of industrial, business, tourism, and medical real estate projects, among others. Murano has a national footprint and international outreach aimed at institutional real estate investors.
Murano was formed primarily to develop and manage a portfolio of hotel and resort properties in Mexico City, Cancun, and Ensenada. Our hotel portfolio consists of:
•	the Andaz and Mondrian Hotel, which was completed in the last quarter of 2022 and became operational in the first quarter of 2023;
•
a 3,016 room complex, also categorized as five-star upper scale, that we refer to as the “GIC Complex,” to be developed in Cancun along the Nichupté Lagoon on the west side of the Cancun hotel zone (the “GIC Complex Development Project”);

•	the Baja Park Development Project; and
•	the Dreams Chateau Development Project.
The GIC Complex Development Project is expected to be developed in three phases as follows:
•
Phase one of the complex, the “GIC I Hotel,” is expected to have 1,016 rooms, divided in two hotel brands: (i) 400 keys, to be operated under the “Vivid” brand, an adult-only brand, and (ii) 616 keys, to be operated under the “Dreams” brand, a family-friendly brand. The construction of the first 400 keys of the GIC I Hotel is currently expected to be completed and commence operations in the first quarter of 2024. The construction of the last 616 keys of the GIC I Hotel is currently expected to be completed in the second quarter of 2024 and commence operations in the third quarter of 2024. The GIC I Hotel is currently being developed by our subsidiary GIC I Trust. The development phase is substantially complete and project expenditure incurred to date has been U.S.$373 million. The external construction work is fully complete for GIC I Hotel and the interior fit out is virtually complete for the first 400 keys. For the second 616 keys, the external construction work is complete and work is advanced but ongoing for the interior fit-out. The estimated cost to completion for GIC I Hotel is U.S.$70 million. Murano is in active discussion with a range of finance providers for the remaining project costs and expects to close such financing in accordance with the project completion timeline outlined above.

•
Phase two of the complex, the “GIC II Hotel,” (together with the GIC I Hotel, the “GIC Hotels”) is expected to have 1,200 keys, divided in three hotel brands (in process of renegotiation with Hyatt) including 1,200 keys for the family-friendly sector. The construction of 1,200 keys of the GIC II Hotel is currently expected to be completed in the second quarter of 2027 and commence operations in the third quarter of 2027. The GIC II Hotel is expected to be developed by our subsidiary, GIC II Trust. Construction has not yet commenced for GIC II Hotel. Based on current management expectations, the GIC II Hotel project is forecast to cost U.S.$500 million to develop. Murano has not yet started the process to secure financing for this project, and does not expect to start this process in the next 12 months. If Murano does not secure financing for the GIC II Hotel Project in accordance with its expected timetable, this may cause a delay in the commencement of construction and of operations.

•	Phase three of the complex, the “GIC III Hotel,” (together with the GIC I and GIC II Hotels, the “GIC Hotels”) is expected to have 800 keys for the adult-only sector, divided in two hotel brands (in process of renegotiation with Hyatt). The construction of the last 800 keys of the GIC II Hotel is currently expected to be completed in the second quarter of 2027 and commence operations in the third quarter of 2027. The GIC III Hotel is expected to be developed by our subsidiary, GIC II Trust. Construction has not yet commenced for GIC III Hotel. Based on current management expectations, the GIC III Hotel project is forecast to cost U.S.$301 million to develop. Murano has not yet started the process to secure financing for this project, and does not expect to start this process in the next 12 months. If Murano does not secure financing for the GIC III Hotel Project in accordance with its expected timetable, this may cause a delay in the commencement of construction and of operations.
The Dreams Chateau Development Project is expected have 371 rooms under the Dreams brand. Construction has not yet commenced for Dreams Chateau Development Project. Based on current management expectations, the Dreams Chateau Development Project is forecast to cost U.S.$120 million to develop. Murano has not yet started the process to secure financing for this project, and does not expect to start this process in the next 12 months. If Murano does not secure financing for the Dreams Chateau Development Project in accordance with its expected timetable, this may cause a delay in the commencement of construction and of operations. The construction of the Dreams Chateau is currently expected to be completed in the second quarter of 2027 and commence operations in the third quarter of 2027. The Hotel Portfolio is expected to be comprised of all-inclusive resorts, several of which will share the following characteristics: (i) prime beachfront locations; (ii) convenient air access from a number of North American and other international gateway markets; (iii) strategic locations in popular vacation destinations in Mexico with strong government commitments to tourism; (iv) high quality physical condition; and (v) capacity for further growth through incremental renovation or repositioning opportunities. We believe that the resorts of the Hotel Portfolio will have a competitive advantage due to their location, amenities offering, large scale and guest-friendly design.
Since our inception, we have financed our operations primarily from capital contributions and borrowings under the Bancomext Loan Agreement and the Sabadell Loan Agreement (described below).
We currently expect the total remaining construction cost of the Hotel Development Projects in our Hotel Portfolio and the Baja Park Development Project, to be approximately U.S.$743.0 million. While we believe that our overall budget for the construction costs for these properties is reasonable, a significant portion of these construction costs are only estimates, and the actual construction costs may be significantly higher than expected. We currently expect that any proceeds we receive as a result of the Business Combination, together with borrowings under our existing financings, will not be sufficient to fund the currently foreseeable construction budget of our property development projects and/or otherwise be sufficient to fulfill our business strategy. Therefore, we will likely need additional capital in the future. Our ability to obtain bank financing or to access the capital markets for future debt or equity offerings may be limited by our financial condition, results of operations or other factors, such as our credit rating or outlook at the time of any such financing or offering and the covenants in our existing debt agreements, as well as by general economic conditions and contingencies and uncertainties that are beyond our control. Therefore, we cannot assure you that we will be able to obtain additional capital and/or that we will be able to obtain bank financing or access the capital markets on commercially reasonable terms or at all.
In March 2023, the Group received U.S.$20.0 million under a secured loan agreement was used primarily to fund the acquisition of the beach club and on June 6, 2023, also part of these funds will be used for the development of the beach club. Also, the Group received U.S.$25.0 million under the same loan agreement with Bancomext, for further details, see Note 18 – Subsequent events in the Combined Financial Statements as of December 31, 2022 and Note 6 of the condensed interim combined financial statements.
As of November 28, 2023, our total debt was Ps.$7,161 million (US$417.4 million).
For additional information regarding the aforementioned projects, and particularly regarding financing sources for such projects, please refer to the section of this prospectus captioned “Murano's Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”.
Also, we are engaged in the development of industrial parks, such as our new industrial park development project to be developed in a unique location in Bajamar, Baja California (the “Baja Park Development Project” or “Baja Park”). The Baja Park Development Project will consist of 363,262 sqm of retail area (estimates only subject to final approved changes). The construction of the Baja Park Development Project is expected to begin in the first quarter of 2025, is currently expected to be partially completed in the second quarter of 2026 and commence operations in the third quarter of 2026.

Grupo Murano is a leading Mexican real estate group with extensive development capabilities in Mexico, which has become one of the most dynamic and innovative real estate groups in Mexico, with robust construction and development experience related to large and complex luxury projects and industrial parks.
Murano expects to continue to incur significant costs and expenses in furtherance of its development plans in Mexico. Murano cannot assure you that it will complete an initial business combination pursuant to the terms set forth in the Business Combination Agreement nor can it assure you that it will complete its development plans on its currently expected timing or at all.
Other than the transactions contemplated in the Business Combination Agreement, there have been no public takeover offers by third parties in respect of Murano’s shares or by Murano in respect of other companies’ shares which have occurred during the last financial year or the current financial year.
Since our incorporation in February 2014, we have focused on the project developments described herein and ordinary business operations. Since such date, other than the internal corporate reorganization described in the Business Combination Agreement, there have been no important events in the development of our business, including (i) with respect to information concerning the nature and results of any material reclassification, merger or consolidation of Murano or any of its significant subsidiaries; (ii) acquisitions or dispositions of material assets other than in the ordinary course of business; (iii) material changes in the manner of conducting our business; (iv) material changes in the services rendered; (v) name changes; or (vi) any bankruptcy, receivership or similar proceedings with respect to Murano or any of its significant subsidiaries.
Management of the Hotel Portfolio
We have entered into long-term management agreements with (i) Hyatt, under the label of Andaz, to operate part of the Andaz and Mondrian Hotel complex in Mexico City, (ii) Accor, through Mondrian, to operate part of the Andaz and Mondrian Hotel complex in Mexico City, (iii) Hyatt, to operate the GIC Complex in Cancun (once operational) through AMResorts, and (iv) Hyatt to operate the Dreams Chateau (once operational) through AMResorts.
We believe these to be all world-renowned hotel management companies recognized for their high-quality service, sophisticated and innovative loyalty programs, vacation clubs, modern reservation systems and global distribution channels.
In addition, for the GIC Complex Development Project we have engaged Ideurban, as construction supervisor and construction manager.
Competitive Strengths
We believe the following are our key competitive strengths:
Premier portfolio of hotel and resort properties strategically located in Mexico’s leading tourist destinations
The Hotel Portfolio is expected to consist of the following four five-star upper scale hotels (i) the two hotels in the Andaz and Mondrian Hotel complex in Mexico City (currently operational), (ii) the two hotels in the GIC Complex, GIC Hotels in Cancun, and (iii) the Dreams Chateau in Bajamar. We believe the properties in the Hotel Portfolio will have a competitive advantage due to their privileged locations in areas with dynamic demand characteristics and high barriers to entry, strong brand affiliations, superior amenities offerings, large scale and cutting-edge architectural design. The properties’ prime real estate and strategic locations are expected to generate significant tourist interest and business activity and strong demand for superior lodging.
The Andaz and Mondrian Hotels complex is located in the Condesa neighborhood, one of the trendiest and most popular districts in Mexico City, Mexico’s most important business and cultural center. Condesa is located within walking distance of Paseo de la Reforma, close to the city’s historic center and main financial district, and only 12 kilometers from Mexico City’s international airport, the country’s largest in terms of passenger traffic with over 50.3 million passengers in 2019. It is surrounded by tourist attractions, landmarks, parks, and a vibrant restaurant scene. The GIC Complex will be located in Cancun, Mexico’s leading tourist destination, in the area between Delfines Beach and the Nichupté Lagoon, next to the Iberostar Golf Club in the north of Punta Nizuk, the archeological zone of San Miguelito, and only 14 kilometers away from Cancun’s international airport, the country’s second largest in terms of passenger traffic. The Dreams Chateau will be located in Bajamar, Baja California, near Rosarito beach and Valle de Guadalupe “wine route”.

In addition, we expect the properties in the Hotel Portfolio to feature state-of-the-art technology and amenities, including restaurants, bars, conference centers, ballrooms, pools, spas, gyms, and, in the case of the GIC Complex, the GIC Retail Village, GIC Water Park and the largest convention center in the region operated under the name of the WTCA. We have designed and believe our properties are positioned to be the preferred destination for leisure, business, and group travelers.
Attractive industry fundamentals in the Mexican leisure and business travel sectors
Mexico is a preferred tourist destination with a consistently high level of annual visitors. During 2020, largely due to the impact of the COVID-19 pandemic, Mexico ranked second among the world’s most visited countries and first in the Americas. Prior to 2020, Mexico ranked seventh among the world’s most visited countries. Mexico’s tourism industry has shown strong and sustained fundamentals through the years. Its rich cultural and natural offering is supported by a superior tourism-related infrastructure and high connectivity with key gateway markets in the United States and Canada through well-connected airports. The country’s tourism industry has proven to be resilient even throughout the COVID-19 pandemic, which had a material adverse impact on the tourism industry globally. Mexico suffered the lowest decline in tourism out of the top 10 travel destinations in the world.
The destinations where our properties are located experienced significant growth in international tourism prior to the COVID-19 pandemic, with relatively high occupancy rates in Cancun and Mexico City. During 2019, Cancun received approximately 8.1 million international visitors, the largest inflow among other top Caribbean destinations. The city has been consistently ranked as the most popular tourist destination in the Caribbean, based on World Bank data, and one of the most-visited cities in the world. It also receives a large share of visitors from the United States and Canada.
Mexico City, the country’s capital, is also a popular tourist destination, with three UNESCO World Heritage Sites containing 5 historic buildings dating back to the 16th century. Mexico City is known as a popular tourist destination and a technology hub characterized by a thriving modern business environment. According to the International Congress and Convention Association’s annual statistics report, in 2019, Mexico City came ahead of Washington D.C., New York City, Geneva and Dubai in the global ranking of meetings per city and ahead of Sao Paulo and Bogota in the Latin & North American ranking on meetings per city. This booming business scene likely results from the city’s unique ability to offer opportunities to combine business and culture at a reasonable cost. The city is an important financial center and global economic hub, and it is often described as the cultural Mecca of Latin America.
As global travel and tourism continue to increase post the COVID-19 pandemic, we expect a strong and sustainable recovery in the lodging industry in Mexico. We believe that our properties are exceptionally well-located to allow them to benefit from long-term positive trends in the tourism markets of Cancun and Mexico City.
World-class design, construction, and asset management partners
We benefit from the experience and expertise of our internationally recognized design, construction supervision and management, asset management, and independent engineer partners. The GIC Complex has been designed by HOK – the largest U.S.-based design, architecture, engineering and urban planning firm – and the GIC Complex’s landscaping, outdoor amenities and aquatic parks have been designed by EDSA, a renowned U.S.-based planning, landscape architecture and design firm. The supervision of the construction and engineering process is managed by Ideurban, a leading construction management firm with over 70 years of experience managing the construction of emblematic hotels in Mexico, including the St. Regis Ciudad de Mexico, St. Regis Punta Mita and Westin Brisas Ixtapa. We believe the skills and capabilities of these partners and their substantial experience successfully designing, constructing, and managing premier quality hotels and resorts will enhance the value of the properties in the Hotel Portfolio. The Bajamar projects are currently in their initial development phase, still in the process of defining the key elements of design and construction, including determining the appropriate materials to be used, selecting the best construction methods, and finalizing the layout and overall design of the project.
We have long-term partnerships with industry-leading hotel operators and brands
Hyatt and Accor are industry-leading hotel operators with world-renowned hotel brands. They are characterized for their rigorous, detail-oriented, and high-quality management of the hotels they operate. By partnering with Hyatt and Accor, we expect to be able to maximize the performance of our properties by taking advantage of their superior service and depth of experience as hotel operators. Their unique understanding of the hotel and resort industry and track record in the tourism market in general, alongside sophisticated loyalty and vacation club programs, modern and robust reservation systems, global distribution channels, marketing infrastructure, and networks and effective product segmentation and strong customer awareness will position our properties among the top hotels and resorts in Mexico City, Cancun and Ensenada, respectively.
Andaz and Mondrian Hotel Complex
The operation of this hotel complex in Mexico City by (i) Hyatt, under the label of Andaz, and (ii) Accor through its brand Mondrian, allows us to take advantage of a strong international sales platform, which includes a global loyalty program and preferential arrangements with key OTAs.
Hyatt, under the label of Andaz, and Accor through its brand Mondrian, operate this hotel complex as its first luxury hotel property in Mexico City, making it its flagship hotel in Latin America. As such, we believe Hyatt and Accor will have strong incentives to provide high-quality management. We also expect the operation by Hyatt and Accor to result in a high flow of international tourists, potentially increasing the Andaz and Mondrian Hotel’s revenue in hard currency.
GIC Complex and Dreams Chateau
The GIC Complex and Dreams Chateau will be operated by AMResorts, which is an industry leader in the luxury resort destination category with over 102 properties, more than 33,000 guest rooms and suites, and the largest portfolio of brands, which has become one of the leaders in the resort operations sector in Mexico and the Caribbean. AMResorts is part of Apple Leisure Group, a top U.S. seller of all-inclusive vacation packages worldwide. As part of Apple Leisure Group, AMResorts specializes in the operation of luxury resorts under all-inclusive plans across Mexico, Jamaica, the Dominican Republic, Costa Rica, Curacao, Panama, and other beach destinations in the Caribbean. Hyatt operates under six brands with strong name recognition that appeals to a diverse customer base. The GIC Hotels are expected to be Hyatt’s flagship hotels in the Caribbean.
The acquisition of ALG by Hyatt expanded Hyatt’s presence in luxury leisure travel adding approximately 100 hotels and an executed pipeline of 24 deals in Europe and the Americas to its portfolio. Following completion of the transaction, Hyatt will offer the largest portfolio of luxury all-inclusive resorts in the world, double its current global resort footprint, making it the largest single operator of luxury hotels in Mexico and the Caribbean. Additionally, ALG’s strong developer and owner base will expand Hyatt’s relationships with deeply committed partners in key complementary geographies. Hyatt’s global network of developers and its operational expertise is expected to further accelerate growth of ALG brands. In addition, access to ALG’s owned distribution platforms and its extensive experience in leisure travel are expected to provide significant opportunities for Hyatt’s existing resorts. Owners of Hyatt’ TM Collection properties will receive increased access to a much broader collection of brands, and the backing of Hyatt’s global distribution, sales and marketing networks. In addition, the combined resources of ALG and Hyatt we believe will open up expanded offerings and experiences for the benefit of the combined companies’ high-end customer base. The transaction is expected to enhance Hyatt’s end-to-end leisure travel offerings and accelerate their asset-light strategy.
In addition, to maximize our partnership with Hyatt and Accor we have structured long-term contracts to include fee arrangements tied to occupancy and performance targets consistent with the quality of the properties and supported by a minimum amount of adjusted gross operating profit (“AGOP”). In respect of the Andaz Hotel will be entitled to a base fee as follows: (i) 1.6% of gross revenue in the first fiscal year, (ii) 2.1% of gross revenue in the second fiscal year and (iii) 2.6% of gross revenue in the third subsequent years; a royalty fee of 0.4% of gross revenue per annum, and the applicable global and regional conferences fees. In addition, Andaz will be paid an incentive fee when the gross operating profit margin exceeds 20.01%. The incentive fee will be based on a percentage of annual gross profits, with multiple step-ups capped at 10% when gross operating profit margin exceeds 40%. As part of the agreement, the hotel operators are providing a minimum AGOP guarantee over the first five years of operations consisting of the greater of (i) 85% of the projected net AGOP. Mondrian Hotel will be entitled to a base fee of 2.0% of gross revenue the first year, as well as fees related with F&B (up to 2% of gross revenue per annum) In addition, Mondrian will be paid an incentive fee of 15% over the Adjusted GOP. As part of the agreement, the hotel operators are providing a minimum AGOP guarantee over the first five years of operations consisting of the greater of (i) 80% of the projected net AGOP.
Regarding the GIC Hotels, Hyatt will be entitled to 3% of annual gross revenue and an incentive fee equal to 10% of annual gross profit.

We expect that a substantial portion of our revenues will be denominated in U.S. dollars or linked to the U.S. dollar, which will provide a natural currency hedge.
We believe that a significant portion of the demand for rooms at the hotels in the Hotel Portfolio will come from international travelers, including guests from the United States and Canada. Accordingly, we expect that a substantial portion of our revenues will be denominated in or linked to the U.S. dollar, while most of our operating expenses will be in pesos, providing us with a natural hedge for our U.S. dollar-denominated debt. It is market practice that daily rates for luxury hotels in both Mexico City and Cancun are quoted, denominated and payable in U.S. dollars.
Experienced Leadership with a Proven Track Record.
Murano’s senior management team has an average of 25 years of experience in the industry, including significant experience with the development of upper-scale resorts and industrial parks. Mr. Elias Sacal Cababie is the founding member of Bay View Grand and Chairman of the Board of Murano. He is a leader within Mexico’s tourism and lodging industry with over 20 years of experience developing, acquiring, and financing real estate projects. Mr. Elias Sacal Cababie developed the “Second Home Living” experience for international buyers interested in owning a vacation home in Mexico which was entirely financed with local investments. He has led the development of multiple residential real estate projects including BVG Cancun, Residencial BVG Ixtapa, Marina Ixtapa and Grand Venetian BVG, among others. Mr. Sacal has been a member of the Patronato del Museo Nacional de Antropología e Historia, the World Federation of Friends of Museums, and adviser to the Princess Grace Foundation (Monaco).
Mr. Marcos Sacal Cohen is the Chief Executive Officer of Murano, where he has led the sale of several high-profile residential projects, including Residencial Marina BVG Ixtapa for approximately $89 million, Residencial Villa Alejandra BVG for approximately $48 million and Grand Venetian BVG Vallarta for approximately $300 million.
Mr. Marcos Sacal Cohen holds a bachelor’s degree in finance and business administration, which has been instrumental in his success as a leader in the construction and real estate industries. Under his leadership, Murano has secured over $300 million in financing for the development of several projects and has led Murano to enter into management agreements with some of the most recognized hotel operators in the world. Over the past 10 years, Mr. Marcos Sacal Cohen has supervised the construction of five projects across residential and hotel development, demonstrating his expertise and leadership in the field. He is widely regarded as a skilled and experienced leader, and his contributions to the success of Murano have been invaluable.
Business and Growth Strategies
Carefully manage construction costs and minimize risks
The construction and engineering process of our properties is managed and supervised by Ideurban. We believe Ideurban’s experience and expertise as an internationally recognized construction management partner will benefit us by assuring the construction process of our properties will be carefully managed and our construction risk reduced.
In addition, we have implemented mechanisms to manage construction risk, cost overruns and delays. Prominent among these mechanisms are: (i) the performance, contingency, and latent defect-bonds provided by the contractors to guarantee their obligations under relevant subcontracts; and (ii) a thorough contractor selection and retention process, which includes a KYC process, financial and technical capacity assessment and in some cases, selection through Grupo Murano’s bidding process.
Maximize profitability through active asset management
We intend to continually improve the operating performance and profitability of each of our hotels and resort properties managed by the hotel operators. To do so, together with the hotel operators and the hotel asset manager, we will seek to identify revenue-enhancement opportunities and drive cost efficiencies to maximize the operating performance, cash flow, and value of each property. As active owners, we provide direction and oversight to the hotel operators and continuously evaluate their plans and strategies, including those to be implemented to optimize the performance of each property. To that end, we will regularly conduct sales, marketing, and financial performance reviews designed to identify strengths and weaknesses that can be addressed to enhance property performance and conduct periodic on-site meetings with property and regional personnel and in-depth operational reviews focused on identifying new and ongoing margin improvement initiatives. In addition, we will work hand in hand with the hotel asset manager to leverage their broad experience and advice in this field.

Leverage our partnerships with leading industry hotel operators to drive occupancy, RevPAR and ADR growth
We leverage our partnerships with Hyatt and Accor and utilize their world-renowned brands, depth of experience, unique understanding of resort operations, track record in our specific markets, robust reservation and marketing infrastructure and networks, effective product segmentation, vacation club services, loyalty programs, and strong customer awareness. We believe these experienced operators will deliver a distinctive lodging experience to our hotel guests, and their operational expertise will drive occupancy, RevPAR, and ADR growth at our properties. We also believe their substantial experience and expertise in our markets will mitigate the hotel integration and utilization risk that may otherwise exist with new entrants in the competitive Mexico City and Cancun markets.
Diversify our revenue mix
We expect to capitalize on the state-of-the-art amenities at the properties of the Hotel Portfolio, as well as their strategic locations, to diversify our revenue mix. We expect the superior amenities at our properties, including restaurants, bars, spas, and facilities for large conferences, banquets, and weddings, will provide an additional source of operating cash flows and reduce overall sensitivity to seasonal changes in demand for lodging among leisure and business travelers. We also believe that the operation of the properties of the Hotel Portfolio under different brands that target different demographics and customer preferences will further diversify our sources of revenue.
The Andaz and Mondrian Hotel complex is strategically located in one of Mexico City’s trendiest and most popular neighborhoods and is designed to attract business and leisure travelers by operating under two brands –“Andaz” by Hyatt and “Mondrian” by Accor– targeted specifically to each demographic. While we believe this arrangement maximizes overall occupancy levels, especially on weekdays, the characteristics of the tourists arriving in Mexico City position the Insurgentes Hotel as a top weekend destination. According to the Ministry of Tourism, visitors to Mexico City are mostly, 82% have an intermediate or high education level, and 35% have an annual income of U.S.$60,000 or more. We believe the Andaz and Mondrian Hotel complex can become a cultural and social reference point in the city for these travelers. To that end, we intend to make the hotel an attractive weekend destination in Condesa’s busy nightlife by setting up pop-up restaurants and bars on the hotel’s rooftop and leveraging our panoramic swimming pool, which will be the highest in the city. We also intend to leverage the superior amenities of the Andaz and Mondrian Hotel complex by hosting conferences, private events, and weddings in our impressive outdoor crystal ballroom and making our spa and wellness offering available to non-guests, which will allow us to increase the hotel’s revenue. We also intend to boost our revenues from foods and beverages and ensure our hotel’s continued attractiveness among locals by leasing our restaurant space to a rotating group of specialty restaurants. This approach is intended to allow us to adapt quickly to the dynamic and rapidly evolving restaurant scene in Mexico City and ensure that we remain a relevant destination during weeknights and weekends.
The GIC Complex will be strategically located in Mexico’s leading tourist destination and will operate under various Hyatt brands geared towards families (Dreams, Now and Reflect) and adults (Hyatt Vivid). The GIC Complex will also appeal to visitors from diverse socio-economic backgrounds, with the GIC I Hotel geared towards upscale visitors and the GIC II and III Hotels offering geared towards luxury visitors. The state-of-the-art amenities of the GIC Complex will allow us to offer something for “everyone,” including several specialty restaurants, wellness, and spa services, a water park, a retail village, and the largest convention center in the region. We believe this wide range of options and our relationship with Hyatt will likely result in increased occupancy and many international travelers, mainly from the United States and Canada, securing a stream of dollarized revenues. In addition, using the WTCA name and license in the GIC Complex will enhance the value of our property by attracting tenants that are leaders in international trade and commerce, opening doors to new relationships, promoting a trade hub, touting the strength of the Mexican economy and its political stability by giving direct access to businesses located within other World Trade Center regions.
The Dreams Chateau hotel will be strategically located in a unique location in Bajamar, Baja California, one of Mexico’s leading tourist destinations and will operate under the “Dreams” brand. The state-of-the-art amenities of the Dreams Chateau hotel will allow us to offer among others; rooms with facilities, sports bar, fitness center, business center, world class spa, pool terraces, bars and restaurants.
The Baja Park Project will be developed in a unique location in Bajamar, Baja California. It is expected to have a leasable area of 363,262 sqm of land with an expected valuation upon completion of approximately U.S.$185 million.

We have a license to operate a world trade center in the GIC Complex
We have obtained a license to use the WTCA name and a license for the convention center to be developed at the GIC Complex. The WTCA name and license is a worldwide organization created to promote, enhance, and facilitate world trade. Headquartered in New York City, it has the exclusive worldwide right to grant the name “World Trade Center” for one entity per economic region and achieves its mission by providing a wide variety of services that help companies engage in global trade. There are currently more than 330 licensed World Trade Centers around the globe.
WTCA is an internationally recognized association that connects business people. We believe that using its name and license in the GIC Complex will allow us to enhance the value of our property by attracting clients and guests that are leaders in international trade and commerce. We expect that the network of businesses that encourages trade and investment on the global scale that the WTCA utilizes will benefit our partners and guests by opening doors to new business relationships and creating a strong international network.
As is the case with all world trade centers, the purpose of the GIC World Trade Center will be to stimulate international business by consolidating international trade agencies and private sector firms involved in global trade and commerce. Therefore, the GIC World Trade Center is expected to provide a single-point access to trade business, which we expect will attract large volumes of visitors, which in turn will translate into a larger number of guests at the GIC Complex.
Moreover, by using the WTCA brand we aim to promote high-profile events, support investment activities with international exhibitions, and trade delegations, among others; and leveraging the high quality of WTCA international clients, we expect to receive high profile customers and guests.
Integrated ESG Strategy, Environmental Certifications and Green Bond Framework
We expect to implement an integrated environmental and corporate governance (“ESG”) strategy. We recognize that developing real estate assets is a high-impact industry with respect to environmental, social and governance factors. Consequently, we have adopted a construction model that includes sound environmental features in our buildings by controlling our construction process, focusing on the environmental performance of our properties, and emphasizing energy efficiency.
Our strategy relies on innovation and sustainability as the fundamental pillars to develop our projects, which will drive us to generate value while designing and operating highly efficient and sustainable hotels. We will implement projects that engage sustainable construction, champion social priorities related to construction, and serve as a model for ethical governance in the real estate and hospitality sector. In order to have a clear and constant assessment of the implementation of these practices, we will use commercially reasonable efforts to have all our properties certified by EDGE. The Andaz and Mondrian Hotel has received the EDGE Green Building Certification. We expect each of the GIC Hotels and the Dreams Chateau hotel to receive the EDGE Green Building Certification once the projects are completed. EDGE (which stands for “Excellence in Design for Greater Efficiencies”) is a green building standard and certification system developed by the International Finance Corporation and applicable in 140 countries. The areas of assessment on the environmental performance of the buildings include: (i) climate conditions of the location, (ii) building type and output use, (iii) design and specifications and (iv) calculation of end-use demand, which considers overall energy demand, heating, ventilation and air condition, water demand and estimations on rainwater harvesting or recycled waters onsite. To achieve an EDGE certification, a building must demonstrate a minimum of 20% reduction in operational energy consumption, water use, and embodied energy in materials as compared to typical local practice.
Furthermore, we prioritize social, environmental, and biodiversity issues in all the location in which we operate. Our corporate social responsibility activities have the ultimate goal of positively impacting one or more of the United Nations’ Sustainable Development Goals 17 (“SDGs”), with a focus on those SDGs for which it has a greater responsibility, such as creating more sustainable cities, promoting innovation in industrial sectors and fighting climate change, in the context of the environment in which we operate and the nature of our business as a real estate developer.
In addition, we adopted a Green Bond Framework and engaged Sustainalytics to provide a second party opinion on our framework alignment with the ICMA Green Bond Principles (“GBPs”). Sustainalytics confirmed that the properties in our Hotel Portfolio will be eligible as Green Buildings in accordance with the broad categorization of eligibility for green buildings and, accordingly, certified that our Green Bond Framework aligns with the GBPs and with our overall sustainability commitments.

The Hotel Portfolio

Description of the Properties
Andaz and Mondrian Hotel complex
The Andaz and Mondrian Hotel complex is located in Colonia Condesa, a trendy and upscale neighborhood in Mexico City that is surrounded by tourist attractions, landmarks, parks and a vibrant restaurant scene. Condesa is within walking distance of the Roma neighborhood and Paseo de la Reforma, one of the city’s main avenues, close to the city’s historic center and main financial district, and only 12 kilometers away from Mexico City’s international airport.
The building where the Andaz and Mondrian Hotel complex is located was built in 1961 and designed by José Luis Benlliure, a renowned Spanish architect, painter and sculptor. This historic building, formerly known as the Aristos, has long been considered an icon of the city’s architectural style and was declared part of the artistic heritage of Mexico City by the National Institute of Fine Arts (Instituto Nacional de Bellas Artes) and the Ministry of Housing and Urban Development (Secretaría de Desarrollo Urbano y Vivienda). Grupo Murano acquired the building in 2006 and began conversion of the property into an upscale international business hotel in 2018. The development of the Andaz and Mondrian Hotel was completed in the last quarter of 2022 and became operational in the first quarter of 2023.
The Andaz and Mondrian Hotel complex consists of three independent buildings connected by a central square. The first building faces West and is located on Avenida de los Insurgentes. It is 55 meters high and consists of a Lower Ground and 16 floors with 213 -rooms, which will be operated under the Andaz brand, focused on business travelers. The second building faces North and is located on calle de Aguascalientes. It is 34.45 meters high and consists of a Ground Floor and nine floors with 183 rooms, which will be operated under the Mondrian brand, which is geared toward lifestyle tourism and sophisticated leisure travelers. The third building faces South and can be accessed from the central square. It consists of a lower ground and three floors encased by a large crystal ballroom. The Andaz and Mondrian Hotel will also have an underground garage accessible from Aguascalientes street.
The Andaz Hotel has a total of 213 -rooms and amenities including, among others, a sky bar “Cabuya Rooftop”, multiple restaurants,” an auditorium, breakout rooms, a business center, a pet friendly and a restaurant area for pets the “Wooftop”, a gym and a spa. It also has a 954.31 sqm ballroom with a crystal dome with capacity for 49 tables and 588 guests.
The Mondrian Hotel is the first luxury Accor hotel in Mexico and its flagship location in Latin America. Pursuant to the Hotel Management Agreement with Accor, 183 rooms will be operated under the Mondrian brand.
According to the appraisal report issued by CBRE, a global consulting firm focused on the appraisal of properties, the market value of the Insurgentes Hotel, will be U.S.$204 million.
As of December 31, 2022, we had invested U.S.$121 million to complete the development of the Andaz and Mondrian Hotel Complex.

The three images above depict the exterior and interiors of the Andaz and Mondrian Hotels in Mexico City.
Operation of the Andaz and Mondrian Hotel Complex
The Andaz and Mondrian Hotel Complex is currently being operated by Hyatt, under the label of Andaz, and Accor through its brand Mondrian, both world leading hotel management services provider with over 9,000 hotels across almost 95 countries. We believe the operation by Hyatt and Accor is being key to the hotel’s success as it will be able to leverage their strong international sales platform, which includes a global loyalty program and preferential arrangements with key online travel agencies (“OTAs”). We also expect the operation by to result in a high flow of international tourists and increase Andaz and Mondrian Hotel’s revenue in hard currency. We expect that approximately 60% of the revenues generated by the Andaz and Mondrian Hotel will be denominated in U.S. dollars or linked to the U.S. dollar.
Design of Andaz and Mondrian Hotel Complex
The conceptual design, architectural project, interior furnishing and decoration concepts of the Andaz and Mondrian Hotel were made by AoMa, an architecture and design studio that develops urban and resort spaces, interiors, and furniture projects. AoMa created the new image of ONE hotels, Real Inn, and Fiesta Americana Playa between 2012 and 2013, and has a diverse and innovative portfolio throughout Mexico, such as the Explorean, Live Aqua Monterrey and W Punta Mita.

GIC Complex
The GIC Complex will be a 3,016 room complex situated in the area between Delfines Beach and the Nichupté Lagoon in Cancun. Its strategic location as one of the five star hotels in Cancun closest to the airport and similarly close to Cancun’s major entertainment area, alongside the state-of-the art design and luxurious rooms and amenities, will be second-to-none in Cancun and we believe will be key in attracting our guests. The GIC Complex will be a destination within a destination where GIC II and GIC III complements GIC I and countless amenities will be offered for both leisure and business travelers of all ages. Between its three phases, the GIC Complex will offer 3,016 new hotel rooms. The increase in hospitality supply will occur separately with about one year and a half in between each given that we currently expect the GIC I Hotel to commence operations in the first quarter of 2024 and the GIC II & III Hotels to commence operations in the third quarter of 2027. Cancun is the foremost destination in the Caribbean as it is easily accessible from many parts of the world, with numerous daily direct flights linking the city with large metropolitan centers in the United States, Canada and Europe. The total number of passengers visiting Cancun has grown at a considerably higher pace than the number of hotel rooms, creating an opportunity in the hospitality industry in Cancun. Given the exposure to international visitors and the local dynamics in Cancun, we currently expect that substantially all the revenues generated by the GIC Complex will be denominated in U.S. dollars.
The GIC I Hotel
The GIC I Hotel is expected to consist of approximately 47,727.69 sqm of land and will feature 1,016 rooms, with views of the ocean, lagoon, and/or adjacent golf course owned by Iberostar. Ground was broken on the project in 2019. The construction of the first 400 keys of the GIC I Hotel is currently expected to be completed in the last quarter of 2023 and commence operations in the first quarter of 2024. The construction of the last 616 keys of the GIC I Hotel is currently expected to be completed in the second quarter of 2024 and commence operations in the third quarter of 2024. As of December 31, 2022, we had (i) completed approximately 84.07% of the construction of the GIC I Hotel, (ii) invested U.S.$362 million in the development of the GIC I Hotel project and (iii) budgeted approximately U.S.$40 million to complete the development of the GIC I Hotel project.
When fully developed, the GIC I Hotel is expected to have the following amenities: a world class spa, beach club, rooftop terraces, four specialty restaurants, two buffet restaurants, two pool restaurants, two gyms, two lobby bars, two sunset bars, two cavas, two swim-up bars, a kids club, two barefoot grills, a terrace lounge, a shopping store, a wedding terrace, an entertainment square, a jogging track and the longest sky pool in the world. Adjacent amenities part of the GIC Complex will include the GIC Spa, the GIC Village Food Hall, and a near access to the golf course owned by Iberostar.
In addition, the GIC I Hotel will be located within walking distance of Delfines beach and close to the El Rey Archaeological Zone and National Park. The GIC I Hotel will be operated by AMResorts, now owned by Hyatt, which is an industry leader in the luxury resort destination category with over 102 properties, more than 21,302 guest rooms and suites, and the largest portfolio of brands, and has grown to become one of the leaders in the resort operations sector in Mexico and the Caribbean, based on 2021 year-end projections as of July 31, 2021. AMResorts operates luxury resorts under all-inclusive plans in Mexico, Jamaica, the Dominican Republic, Costa Rica, Curacao and Panama, and is one of the fastest-growing operators in luxury tourism offering all-inclusive plans across North America. AMResorts is part of Apple Leisure Group, a top U.S. seller of all-inclusive vacation packages worldwide. In 2020, Apple Leisure Group had approximately 3.2 million passengers through its tour companies and is the leading North American leisure travel and resort brand management group. In addition to AMResorts and its tour companies, Apple Leisure Group operates a carrier and services company and a vacation club with more than 60,000 members. We estimate that upon completion, the GIC I Hotel will have 1,016 rooms: (i) 616 keys will be operated under the Dreams brand, and (ii) 400 keys will be operated under the Vivid brand.

According to the appraisal report issued by CBRE, the market value of the GIC I Hotel, when stabilized approximately four years following the start of operations, will be approximately U.S.$485 million.

These images depict construction progress of GIC I Hotel as of January 2023.
The GIC II and III Hotels
The GIC II and III Hotels are expected to consist of approximately 73,785.32 sqm of land and will feature 1,200 and 800 rooms, respectively, with views of the ocean, lagoon and/or adjacent golf course owned by Iberostar. We began developing the GIC II and III Hotels in the fourth quarter of 2021. The construction of the first 1200 key GIC II Hotel is currently expected to be completed in the second quarter of 2027 and commence operations in the third quarter of 2027. The construction of the last 800 key GIC III Hotel is currently expected to be completed in the second quarter of 2027 and commence operations in the third quarter of 2027. As of December 31, 2022, we had (i) completed approximately 8.5% of the construction of the GIC II Hotel, (ii) invested U.S.$29 million in the development of the GIC II Hotel project and (iii) budgeted approximately U.S.$356 million to complete the development of the GIC II Hotel project. The budget to complete the GIC III is approximately $223 million.
When fully developed, the GIC III and III Hotels are expected to have a range of amenities, including a water park, sports center, world class spa, , rooftop terraces, four buffet restaurants, seven specialty restaurants, four pool restaurants, four coffee shops, four barefoot grills, four lobby bars, four pool bars, three cavas, pools, roof pools, sunbathing decks, a jogging track, shops and galleries, an observation deck, a kids club, a core zone , gyms and a

World Trade Center (a convention center under the WTCA name). We estimate that upon completion, the GIC II and III Hotels will have 2,000 rooms: sectioned in four hotel brands (in process of renegotiation with Hyatt), that will be divided in: (i) 800 keys for the adult-only sector and (ii) 1200 keys will be a family-friendly brand.
GIC Complex’s Adjacent Amenities
In addition to the GIC Complex’ amenities described above; the GIC Complex will include a range of amenities that will enhance our guests experience including, the GIC Spa, the GIC Retail Village, and the GIC World Trade Center (a convention center under the WTCA name), which we believe will be the largest convention center in the region and leverage the growing and under-satisfied demand for business facilities in Cancun. The GIC I Trust will own the GIC Village Food Hall (in Lot 1) and the GIC I Trust will develop and own the GIC Spa (in Lot 2) and the GIC World Trade Center (in Lot 4) will be developed and owned by the GIC II Trust, also GIC II trust will develop and operate the GIC Retail Village and the GIC World Trade Center.
Lot 2, in which the GIC Spa is expected to be developed, consists of approximately 30,432 sqm of land with lagoon view. We expect to complete the construction of the GIC Spa in the first quarter of 2024.

MASTER PLAN GRAND ISLAND

LOT 3
73,785.32
2000 ROOMS HOTEL
No. Licence
No. Folio
66517 / 03
3658 / 19
LOT 5
27,632.44
VILLAGE (COMERCIO)
No. Licence
No. Folio
66517 / 05
3658 / 19
LOT 2
30,431.53
SPA
No. Licence
No. Folio
66517 / 02
3658 / 19
LOT 1
47,727.69
1000 ROOMS HOTEL
No. Licence
No. Folio
66517 / 01
3658 / 19
LOT 4
21,473.30
CONVENTION CENTER
No. Licence
No. Folio
66517 / 04
3658 / 19

Operation of the GIC Complex
The GIC Complex is expected to be operated by Hyatt, an industry leader in the luxury resort destination category with over 102 properties, more than 33,000 guest rooms and suites and the largest portfolio of brands, which has grown to become one of the leaders in the resort operations sector in Mexico and the Caribbean. Hyatt operates luxury resorts under all-inclusive plans in Mexico, Jamaica, the Dominican Republic, Costa Rica, Curacao and Panama, and is one of the fastest-growing operators in luxury tourism, offering all-inclusive plans across North America. Hyatt is part of Apple Leisure Group, a wholly owned subsidiary of Hyatt, and top U.S. seller of all-inclusive vacation packages worldwide. In addition to Hyatt and its tour companies, Apple Leisure Group operates an air carrier and services company and a vacation club. We believe our strong relationship and close collaboration with Hyatt will result in increased occupancy, a majority of international travelers securing a stream of dollarized revenues, operational efficiencies, and high guest satisfaction across the GIC Complex.
Hyatt operates a number of adult-only and family-friendly brands. We estimate that upon completion, the GIC I Hotel will have 1,016 rooms: (i) 616 keys will be operated under the Dreams brand and (ii) 400 keys will be operated under the Vivid brand, while the GIC II and III Hotels will be sectioned in four hotel brands (in process of renegotiation with Hyatt, that will be divided in: (i) 800 keys for the adult-only sector and (ii) 1200 keys will be a family-friendly brand.
Design of the GIC Complex
The GIC Complex has been designed by HOK Group, Inc. (“HOK”), the largest U.S.-based design, architecture, engineering and urban planning firm. HOK has been recognized for six consecutive years on the American Institute of Architect’s (AIA) “Top 10 Green Projects List” one of the industry’s best-known award program for sustainable design excellence. The landscaping, outdoor amenities and aquatic parks have been designed by EDSA, Inc. (“EDSA”), a renowned U.S.-based planning, landscape architecture and design firm.
The Dreams Chateau Hotel
The Dreams Chateau Hotel is expected to consist of 41,049.66 sqm of land and will feature 371 rooms, with views of the ocean and/or adjacent golf course Bajamar. We expect to begin construction of the Dreams Chateau Hotel in the second quarter of 2027. The construction of the Dreams Chateau Hotel is currently expected to be completed in the second quarter of 2026 and the hotel is currently expected to commence operations in the first quarter of 2025. As of December 31, 2022, we had budgeted approximately U.S.$120 million to complete the development of the Dreams Chateau Hotel Development Project comprised of U.S.$60 of equity and U.S.$60 of debt.
When fully developed, the Dreams Chateau Hotel is expected to have the following amenities: business center, world class spa, pool terraces, bars and restaurants.

The Dreams Chateau Hotel will be operated by AMResorts, which is an industry leader in the luxury resort destination category with over 102 properties, more than 21,302 guest rooms and suites, and the largest portfolio of brands, and has grown to become one of the leaders in the resort operations sector in Mexico and the Caribbean, based on 2021 year-end projections as of July 31, 2021. AMResorts operates luxury resorts under all-inclusive plans in Mexico, Jamaica, the Dominican Republic, Costa Rica, Curacao and Panama, and is one of the fastest-growing operators in luxury tourism offering all-inclusive plans across North America. AMResorts is part of Apple Leisure Group, a top U.S. seller of all-inclusive vacation packages worldwide. In 2020, Apple Leisure Group had approximately 3.2 million passengers through its tour companies and is the leading North American leisure travel and resort brand management group. In addition to AMResorts and its tour companies, Apple Leisure Group operates a carrier and services company and a vacation club with more than 60,000 members. We estimate that upon completion, the Dreams Chateau Hotel will have 371 rooms, which will be operated under the Dreams brand.
Operation of the Dreams Chateau
The Dreams Chateau Hotel will be operated by AMResorts, currently owned by Hyatt. AMResorts operates luxury resorts under all-inclusive plans in Mexico, Jamaica, the Dominican Republic, Costa Rica, Curacao and Panama, and is one of the fastest-growing operators in luxury tourism offering all-inclusive plans across North America. AMResorts is part of Apple Leisure Group, a top U.S. seller of all-inclusive vacation packages worldwide. We estimate that upon completion, the Dreams Chateau Hotel will have 371 rooms, which will be operated under the Dreams brand.
Design of the Dreams Chateau
The Dreams Chateau hotel is currently in the process of developing its executive project and design. The team is working tirelessly to ensure that every detail is taken into consideration, from the layout of the rooms to the choice of materials for the furnishings. The Dreams Chateau is in progress of design and layout development.
Industrial Park Properties
Baja Park
The Baja Park property is expected to consist of approximately 363,262 sqm of land. We expect to begin construction of the Baja Park project in the first quarter of 2025. We currently expect to complete the development of the Baja Park project in the second quarter of 2026 for the project to commence operations in the third quarter of 2026. We have budgeted U.S.$184 million to complete the construction of the Baja Park project comprised of U.S.$74 million of equity and U.S.$110 million of debt.
Asset Management of our Properties
We intend to employ a proactive asset management approach to maximize the performance of our hotels through revenue enhancement and cost containment measures. We have entered into an agreement with Ideurban to advise us in all strategic operational decisions. However, as committed owners, we will provide direction and oversight to the hotel operators and continuously evaluate their plans and strategies, including those to be implemented to optimize the performance of each of our properties. To that end, we plan to regularly conduct sales, marketing, and financial performance reviews designed to identify strengths and weaknesses that can be addressed to enhance property performance and conduct periodic on-site meetings with property and regional personnel and in-depth operational reviews focused on identifying new and ongoing margin improvement initiatives.
Construction
Inmobiliaria 421, the GIC I Trust or the GIC II Trust have engaged or will directly engage the corresponding contractors to carry out the construction of the projects under development. In addition, we have engaged Ideurban as manager and supervisor of the construction of the projects. With more than 70 years of experience, Ideurban is one of Mexico City’s leading urban development companies delivering a complete range of integrated real estate solutions and construction services. Supporting the needs of communities, governments, commerce, and industry in Mexico, Ideurban has led projects in markets ranging from hospitality (including a portfolio of emblematic hotels throughout Mexico), residential, retail, and commercial to highway infrastructure, mixed-use developments and urban planning.

Ideurban manages the construction and engineering process for developments on which it collaborates. This entails, among other things, engaging, coordinating and supervising a team of contractors and sub-contractors. With respect to the Insurgentes Hotel, the multiple subcontractors involved in the construction of the hotel focused on the following areas: refurbishment, equipment, structure and civil works, lighting, elevators, exteriors, woodworking, and interior design, among others. With respect to the GIC Complex, we expect that there will be several contractors involved in the development of the hotel focused on the following areas: masonry, aluminum work, hydraulic installation, air-conditioning, electrical installation, energy generation, water treatment and carpentry, as well as interior design and decoration. Grupo Murano works closely with Ideurban to develop our hotel properties, supervising all the key legal, business and logistics work streams related to the development.
Since 2007, Grupo Murano has partnered several times with Ideurban on multiple projects in which Ideurban has been appointed as construction supervisor. These construction projects include:
•	Residencial BVG, Puerto Vallarta, Jalisco
•	Residencial BVG, Cancun, Quintana Roo
•	Grand Venetian BVG, Puerto Vallarta, Jalisco
•	Villa Alejandra, Acapulco, Guerrero
•	Marina Ixtapa, Ixtapa Zihuatanejo, Guerrero
Market Opportunity
We believe there is an extraordinary market opportunity for our hotels. We are building our hotels in the two largest business and leisure destinations in Mexico. Mexico City is a significant cultural center and business hub representing approximately 18% of the country’s GDP. While there are multiple hotel developments that compete with us in terms of quality and geographic location within the city, most of these will be opening after 2023 and are of a smaller scale.
Cancun is the top destination in the Caribbean with more than two times the number of passenger arrivals as Puerto Rico, its closest competitor. We estimate that total passenger traffic in Cancun in upcoming years will be at around historical levels seen before the pandemic. In the last several years, the number of total passengers visiting Cancun has grown at a considerably higher pace than the number of hotel rooms, creating an opportunity in the hospitality industry. Hence, the more than 3,000 hotel rooms to be offered by the GIC Complex will be supported by the growing hospitality demand in Cancun and market preference for the newest inventory.
Baja Park is a project in development under the nature of industrial park located in Ensenada, Baja California. The park offers a unique opportunity for businesses looking to establish a presence in Mexico. With its strategic location, modern infrastructure, and skilled workforce, Baja Park is poised to become a hub for manufacturing and logistics in the region. Ensenada is strategically located on the west coast of Mexico, with easy access to the United States and the Pacific Rim. This makes it an ideal location for businesses that want to serve both North and South America. Baja Park is situated just off the Ensenada-Tijuana highway, which provides easy access to major transportation routes, including the Port of Ensenada.
Description of Material Agreements
Bancomext Loan Agreement
On September 29, 2022, Inmobiliaria Insurgentes 421, as borrower, Operadora Hotelera I421, S.A. de C.V. and Operadora Hotelera I421 Premium, S.A. de C.V., as joint obligors entered into certain loan agreement with Banco Nacional de Comercio Exterior, S.N.C., Institución de Banca de Desarrollo (“Bancomext”), as lender, for a principal amount of U.S.$75,000,000.00, with a variable interest rate, divided into two tranches, tranche A for an amount of up to U.S.$49,500,000.00 and tranche B for an amount of up to U.S.$25,500,000.00. The use of the proceeds for tranche A was for the payment of a prior loan; tranche B use of proceeds is for the financing of the renovation of the Insurgentes Hotel. The loan maturity date will be no later than 15 (fifteen) years following the date of execution of the agreement with a variable interest rate based on the quarterly SOFR rate with a fixed spread of 3.5%. As of the next interest payment date (i.e., October 2023), the applicable variable interest rate under the agreement would be at 5.28% +3.5%. The agreement is subject to the Mexican laws and jurisdiction of the courts of Mexico City. On May 25, 2023, the Group increased the credit line with Bancomext from U.S.$75,000,000 to U.S.$100,000,000.

Sabadell Loan Agreement
On October 4, 2019, CIBanco, S.A., Institución de Banca Múltiple, as trustee un trust number CIB/3001, as borrower, Banco Sabadell, S.A., Institución de Banca Múltiple (“Banco Sabadell”), Bancomext, and Caixabank, S.A., as lenders, Operadora Hotelera G I, S.A. de C.V., as joint and several obligor, entered into certain loan agreement, as amended from time to time, for a principal amount of U.S.$194,811,149.50, with a variable interest rate based on the quarterly SOFR rate with a fixed spread of 4.0116%. As of the next interest payment date (i.e., November 2023), the applicable variable interest rate under the agreement would be at 5.42% +4.0116%. The use of proceeds is for the financing of the construction, equipment and start of operations of the GIC Complex in Cancun, Quinta Roo. The loan maturity date will be no later than 12 (twelve) years following the date of execution of the agreement. The agreement is subject to the Mexican laws and jurisdiction of the courts of Mexico City.
On August 24, 2023, Fideicomiso Murano 2000, as borrower, Banco Sabadell, S.A., I.B.M., as administrative agent and collateral agent, Banco Nacional de Comercio Exterior, S.N.C Institución de Banca de Desarrollo, Caixabank, S.A., SabCapital, S.A. de C.V., S.O.F.O.M., E.R., and Nacional Financiera, S.N.C., Institución de Banca de Desarrollo, as lenders, Operadora Hotelera G I, S.A. de C.V., Operadora Hotelera Grand Island II, S.A. de C. V., and Murano World, S.A. de C.V., as joint and several obligors, and with the appearance of Murano PV, S.A. de C.V., Murano at GV, S.A. de C.V. and Elías Sacal Cababie, entered into an amendment to the Sabadell Loan Agreement to restructure the terms of such loan. The main feature of such restructuring consists of an increase of the current syndicated credit facility in $45,000,000, with a variable interest rate based on the quarterly SOFR rate with a fixed spread of 4.0116%. As of the next interest payment date (i.e., November 2023), the applicable variable interest rate under the agreement would be at 5.42% +4.0116%. The credit extension was documented through two tranches of debt: Tranche B for $35,000,000 which proceeds will be used to finalize the construction of phase I of the GIC Complex and Tranche C for $10,000,000 which proceeds will be used to cover additional project costs and capital requirements for the development of the GIC Complex. The loan maturity date is February 5, 2033. The agreement is subject to the Mexican laws and jurisdiction of the courts of Mexico City.
Bancomext VAT Loan
On October 16, 2019, Fideicomiso Murano 2000, as borrower, and Banco Nacional de Comercio Exterior, S.N.C Institución de Banca de Desarrollo, as lender, entered into certain Peso-denominated credit agreement for a principal amount of up to $31,480,000, payable in 18 months following the date of execution of the agreement, with a variable interest rate at TIIE 91 days +2.75%, to finance VAT receivables from Mexican Authorities. As of the last interest payment date (i.e., August 2023), such interest rate was at 11.4950% +2.75%. Furthermore, the maturity was extended through the execution of a second amendment to the original agreement signed on February 14, 2023, with a termination date on December 18, 2023. The agreement is subject to the Mexican laws and jurisdiction of the courts of Mexico City.
Exitus and Sofoplus Loans
On May 31, 2022, Murano World, S.A. de C.V., as borrower, E.S. Agrupación, S.A. de C.V., Elías Sacal Cababie and Marcos Sacal Cohen, as joint obligors, and Exitus Capital, S.A.P.I. de C.V., SOFOM, E.N.R., as lender, entered into certain credit agreement, for a principal amount of U.S.$15,000,000.00, with a fixed interest rate of 15%. The use of the proceeds is for working capital. The loan maturity date will be no later than 36 months following the date of execution of the agreement. The agreement was subject to the Mexican laws and jurisdiction of the courts of Mexico City.
On June 24, 2022, Murano World, S.A. de C.V., as borrower, E.S. Agrupación, S.A. de C.V., Elías Sacal Cababie and Marcos Sacal Cohen, as joint obligors, and Sofoplus, S.A.P.I. de C.V., SOFOM, E.N.R., as lender, entered into certain credit agreement, for a principal amount of U.S.$15,000,000.00, with a fixed interest rate of 15%. The use of the proceeds is for working capital. The loan maturity date will be no later than 36 months following the date of execution of the agreement. The agreement was subject to the Mexican laws and jurisdiction of the courts of Mexico City.
On June 28, 2021, Murano World, S.A. de C.V., as borrower, Elías Sacal Cababie and Marcos Sacal Cohen, as joint obligors, and Exitus Capital, S.A.P.I. de C.V., SOFOM, E.N.R., as lender, entered into certain credit agreement, for a principal amount of Ps.$99,720,330.43.00, with a variable interest rate of TIIE of 28 days plus a fixed spread of 12.55%. The use of the proceeds is for the repayment of prior loans. The loan maturity date will be no later than 48 (forty-eight) months following the date of execution of the agreement. The agreement was subject to the Mexican laws and jurisdiction of the courts of Mexico City.

On July 21, 2020, Murano World, S.A. de C.V., as borrower, Elías Sacal Cababie and Marcos Sacal Cohen, as joint obligors, and Exitus Capital, S.A.P.I. de C.V., SOFOM, E.N.R. and Sofoplus, S.A.P.I. de C.V., SOFOM, E.N.R., as lenders, entered into certain credit agreement, for a principal amount of Ps.$200,000,000.00 (includes the $99,720,330.43 described above), with a fixed interest rate of 16.75%. The use of the proceeds is for working capital. The loan maturity date will be no later than 48 (forty-eight) months following the date of execution of the agreement. The agreement was governed by Mexican laws and the parties are subject to the jurisdiction of the courts of Mexico City.
The Exitus Loans were terminated on August 18, 2023 by means of a payoff letter issued by Exitus. The Sofoplus Loans were terminated on August 23, 2023 by means of a payoff letter issued by Sofoplus. These terminations resulted from the early payments made by the borrower to the respective creditors, aimed at releasing the collateral associated with these financing arrangements. The amount prepaid to Sofoplus was Ps.$57,593,160.00 and the amount prepaid to Exitus was $75,130,254.00, which includes the principal loan amount of Ps.$200,000,000.00 and the $99,720,330.43 described above.
Exitus and Sofoplus US Dollar Denominated Loans
On May 31, 2022, Murano World, S.A. de C.V., as borrower, Exitus Capital, S.A.P.I. de C.V., S.O.F.O.M., E.N.R., aslender, E.S. Agrupación, S.A. de C.V., Elías Sacal Cababie, and Marcos Sacal Cohen, as joint and several obligors, entered into a certain credit agreement, for a principal amount of $15,000,000, with a fixed interest rate of 25.29%. The proceeds from this loan were allocated to finalize the construction of phase I of the GIC Complex and for working capital. The loan maturity date is 36 months following the date of execution of the agreement. The agreement is governed by Mexican laws and the parties are subject to the jurisdiction of the courts chosen by the acting party.
On June 24, 2022, Murano World, S.A. de C.V., as borrower, Sofoplus, S.A.P.I. de C.V., S.O.F.O.M., E.N.R., as lender, E.S.Agrupación, S.A. de C.V., and Elías Sacal Cababie, as joint and several obligors, entered into a certain credit agreement, for a principal amount of $15,000,000, with a fixed interest rate of 25.29%. The proceeds of this loan were allocated for working capital. The loan matures on June 24, 2025. The agreement is governed by Mexican laws and the parties are subject to the jurisdiction of the courts of Mexico City.
Beach Club Loan
On March 31, 2023, Murano World, S. A. de C. V., as borrower and ALG Servicios Financieros México, S.A. de C.V., SOFOM E.N.R., as lender entered into a certain credit agreement, for a principal amount of U.S.$20,000,000.00. The first disbursement of the credit was for U.S.$8,000,000.00 and the funds were used to acquire the beach club land. Any further disbursements are to be used for the construction of the beach club. The loan bears an annual interest of 10% and matures on December 1, 2030.
Grand Island I Hotel Management Agreements
On September 10, 2019, Operadora Hotelera G I, S.A. de C.V. entered into a hotel management agreement (which was amended on July 11, 2023) with AMR Operaciones MX, S. de R.L. de C.V., pursuant to which the latter will operate the Grand Island I Cancun Hotel for a period of 15 years starting on the date in which AMR Operaciones MX, S. de R.L. de C.V. gives notice of receipt of the hotel, which will be automatically renewed for subsequent five year extensions, unless one of the parties notifies the other of its intent not to renew. Compensation under this agreement was set at 3% of the monthly hotel gross income as well as an incentive fee equal to 10% of the hotel’s gross operation profits. The agreement is governed by Mexican laws and the parties are subject to the jurisdiction of the courts of Cancun, Quintana Roo. The parties entered into the amendment agreement described herein in order to modify certain terms including term, insurance, early termination, expense reimbursement, and events of default.
Hyatt Hotel Management Agreement
On May 11, 2022, Operadora Hotelera I421, S.A. de C.V. entered into a hotel management agreement with Hyatt of Mexico, S.A. de C.V. (“Hyatt”), pursuant to which the latter operates the Insurgentes Hotel under the label of Andaz Condesa Mexico City for a period of 20 mandatory years starting on December 31, 2022. Pursuant to this hotel management agreement, Hyatt is entitled to receive compensation as follows: (a) a base fee, payable monthly, in an amount equal to (i) 1.6% of the cumulative revenue of the hotel from the opening date until the end of the first fiscal year of operations, (ii) 2.1% of the cumulative revenue of the hotel from the start of the second fiscal year of operations until the end of the second fiscal year of operations, and (iii) thereafter, 2.6% of the cumulative revenue of the hotel, and (b) an incentive fee (a percentage of Adjusted Profit of the Hotel, subject to the Hotel achieving the relevant Adjusted Profit Margin), payable monthly, as described in the table below:
Tier	Adjusted Profit Margin	Incentive Fee earned. (monthly, as preliminary installments of the Incentive Fee)
1	Between 0 and up to and including 20%	No Incentive Fee
2	Greater than 20.01% and up to including 25%	6% of the Adjusted Profit
3	Greater than 25.01% and up to and including 30%	7% of the Adjusted Profit
4	Greater than 30.01% and up to and including 35%	8% of the Adjusted Profit
5	Greater than 35.01% and up to and including 40%	9% of the Adjusted Profit
6	Greater than 40%	10% of the Adjusted Profit
Hyatt of Mexico will have the right, at its discretion, to extend the operating term for an additional 10-year period.
Any disputes arising from this agreement will be subject to arbitration in accordance with the Rules of the International Chamber of Commerce.
Mondrian Hotel Management Agreement
On May 11, 2022, Operadora Hotelera I421 Premium, S.A. de C.V. entered into a hotel management agreement with Ennismore Holdings US Inc. (“Ennismore”), pursuant to which the latter operates the Insurgentes Hotel under the Mondrian Mexico City Condesa label for a period of 20 mandatory years starting on December 31, 2022. Pursuant to this hotel management agreement, Ennismore is entitled to receive compensation as follows: (a) a base fee, payable monthly, in an amount equal to (i) 2% of the revenue of the hotel for the first fiscal year of operations, (ii) 2.5% of the revenue of the hotel for the second fiscal year of operations, and (iii) thereafter, 3% of the revenue of the hotel, and (b) an incentive fee, payable monthly, in an amount equal to 15% of the special adjusted gross operating profit of the hotel (for purposes of this section, “special adjusted gross operating profit” refers to an amount equal to the hotel’s operating profits minus the base fee, the property taxes, the insurance costs, the amounts reserved to certain contributions, and the project costs). If neither party delivers a written notice of termination 180 days prior to the last date of the initial term, the period will be extended for an additional 10-year term. If neither party delivers a written notice of termination 180 days prior to the last date of the first renewal term, the period will be extended again for a 10-year period.
Any disputes arising from this agreement will be subject to arbitration in accordance with the Rules of the International Chamber of Commerce.
Insurgentes Lease Agreements
Inmobiliaria Insurgentes 421., as lessor, entered into a lease agreement on May 11, 2020, with Operadora Hotelera I421, S.A. de C.V. (operating under the Andaz brand), as lessee, through which each lessee is required to use the property exclusively to operate it under the terms of the corresponding hotel management agreement (the “2020 Insurgentes Lease”). Lessees shall pay lessor a base rent of U.S.$50,000 within the first 15 days of each month, plus a variable rent equivalent to 95% (ninety five percent) of the gross operating profit of the lessee for the calendar year ended. The lease agreement has a 20-year term. As of October 31, 2023, the base to rent amounted U.S.$200,000.
Inmobiliaria Insurgentes 421, as lessor, entered into a lease agreement on May 11, 2022, with Operadora Hotelera I421 Premium, S.A. de C.V. (operating under the Mondrian brand), as lessee, through which each lessee is required to use the property exclusively to operate it under the terms of the corresponding hotel management agreement (the “2022 Insurgentes Lease” and, together with the 2020 Insurgentes Lease, the “Insurgentes Lease Agreements”). Lessees shall pay lessor a base rent of U.S.$50,000 within the first 15 days of each month, plus a variable rent equivalent to 95% of the gross operating profit of the lessee for the calendar year ended. The lease agreement has a 20-year term. As of October 31, 2023, the base rent amounted to U.S.$200,000.

Finamo Lease Agreements
Arrendadora Finamo, S.A. de C.V. as lessor, entered into a lease agreement on February, 2023, with Murano World, the purpose of the lease is the rental of furniture to Murano World for a maximum amount of $350,000,000.00 Mexican pesos for a period of up to 48 months.
Insurance
Grupo Murano resorts carry what Grupo Murano believes are appropriate levels of insurance coverage for a business operating in the lodging real estate industry in Mexico. This insurance includes coverage for general liability, property, workers’ compensation and other risks with respect to Grupo Murano’s business and business interruption coverage.
This general liability insurance provides coverage for claims resulting from Grupo Murano’s operations, goods and services and vehicles. Grupo Murano believes these insurance policies are adequate for foreseeable losses and on terms and conditions that are reasonable and customary with solvent insurance carriers.
Competition
Our hotels will compete with other hotels for guests in each of their markets on the basis of several factors, including, among others, location, quality of accommodations, convenience, brand affiliation, room rates, service levels and amenities, and level of customer service. Competition is often specific to the individual markets in which our hotels are located and includes competition from existing and new hotels operated under premium brands in the segments in which we operate. We believe that hotels such as the hotels in our portfolio, that are affiliated with leading national and international brands, such as the brands of Hyatt and Accor, enjoy the competitive advantages associated with operating under such brands. Increased competition could harm our occupancy and revenues and may require us to provide additional amenities or make capital improvements that we otherwise would not have to, which may materially and adversely affect our operating results and liquidity.
The Andaz and Mondrian Hotels will compete directly with more than 13 hotels in Mexico City representing more than 5,500 hotel rooms. Additionally, there are more than 22 proposed new hotel projects in Mexico City at varying stages of development that are scheduled to open between the second quarter of 2021 and the first quarter 2025 that will directly compete against the Andaz and Mondrian Hotels.
The GIC Complex will directly compete against more than 19 hotels in Cancun representing over 13,749 hotel rooms. In respect of the GIC Complex’s adjacent amenities:
•
the proposed 14,171 sqm conference center to be operated under the WTCA name, is expected to compete against existing hotels with meeting and conference venues such as the Iberostar Selection Cancun (4,550 sqm of conference venues), Hotel Emporio Cancun (2,500 sqm of conference venues), Paradisus Cancun (2,600 sqm of conference venues), Hard Rock Hotel (2,674 sqm of conference venues), JW Marriot Cancun (7,500 sqm of conference venues), Gran Fiesta Americana Coral Beach (1,265 sqm of conference venues) and Moon Palace Arena (13,000 sqm of conference venues), and against the Vidanta Rivera Maya (hotel and time share project), which is expected to have conference facilities with a total inventory of 25,000 sqm and the upcoming Barceló Rivera Maya hotel project, which is expected to have conference facilities with a total inventory of a 4,000 sqm;

•
the 2,590 sqm GIC Complex Retail Village, is expected to compete against Marina Puerto Cancun (45,000 sqm of leasable area with a 4% of vacancy rate), La Isla Cancun (48,000 sqm of leasable area with a 17% of vacancy rate), Plaza Kukulkan (15,000 sqm of leasable area with 0% of vacancy rate), Plaza Caracol (10,000 sqm of leasable area with 0% of vacancy rate), Plaza Forum (8,000 sqm of leasable area with 0% of vacancy rate) and Plaza Americas (41,000 sqm of leasable area with 9% of vacancy rate); and

•
the GIC Complex Water Park, is expected to compete against: Xavage (with an average rate of U.S.$200.00 per person, including monster truck, jet boat, rafting, kayaking, zip-line circuit as main rides and activities), Xcaret (with an average rate of U.S.$150.00 per person, including pools, beach, flood rivers and Maya performance as main rides and activities), Xel-ha (with an average rate of U.S.$120.00 per person for aquatic activities), Xplore (with an average rate of U.S.$116.00 per person, including zip-line circuits, jungle buggies, flood caverns, rivers and cenotes (sinkholes) as main rides and activities), Xochimilco (with an average rate of U.S.$80.00 per person, including canal tours, Mexican gastronomic tasting and Mexican tradition show as main rides and activities) and Xeneses (with an average rate of U.S.$60.00 per person, including zip-line circuit, flood river and village as main rides and activities).
The Dreams Chateau hotel in Ensenada, Baja California is expected to face the following direct and indirect competitors:
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Direct Competitors: (a) Hotel Coral & Marina, a 147-room luxury hotel located in the heart of Ensenada’s marina district that boasts a private beach, a full-service spa, and several dining options and (b) San Nicolas Hotel & Casino, a 138-room hotel located in the downtown area of Ensenada that offers a casino, multiple dining options, and a rooftop pool.

•
Indirect Competitors: (a) Airbnb, which has over 300 listings in Ensenada and offers a variety of lodging options ranging from budget-friendly to luxurious, and (b) a large number of local hotels and motels that offer a range of amenities and prices.

The industrial parks in Ensenada, Baja California are expected to face the following competitors: (i) Direct Competitors: Parque Industrial Pacifico: This industrial park is located in Tijuana, about 120 km north of Ensenada. It offers a range of industrial spaces and warehouse facilities, as well as a business center and conference rooms. Parque Industrial El Florido: This industrial park is located just south of Tijuana, about 100 km north of Ensenada. It offers over 500,000 square meters of industrial space and boasts tenants such as BMW and Jabil and (ii) Indirect Competitors: Existing industrial facilities in Ensenada: Ensenada has several existing industrial facilities, ranging from small industrial spaces to large manufacturing facilities. Baja California has several other industrial parks, including those in Mexicali and Rosarito.
Seasonality
The seasonality of the lodging industry and the location of Murano’s resorts in Mexico and the Caribbean generally result in the greatest demand for Murano’s resorts between mid-December and April of each year, yielding higher occupancy levels and package rates during this period. This seasonality in demand has resulted in predictable fluctuations in revenue, results of operations and liquidity, which are consistently higher during the first quarter of each year than in successive quarters.
Cyclicality
The lodging industry is highly cyclical in nature. Fluctuations in operating performance are caused largely by general economic and local market conditions, which subsequently affect levels of business and leisure travel. In addition to general economic conditions, new hotel and resort room supply is an important factor that can affect the lodging industry’s performance, and over-building has the potential to further exacerbate the negative impact of an economic recession. Room rates and occupancy, tend to increase when demand growth exceeds supply growth. A decline in lodging demand, or increase in lodging supply, could result in returns that are substantially below expectations, or result in losses, which could have a material adverse effect on Murano’s business, financial condition, liquidity and results of operations. Further, many of the costs of running a resort are fixed rather than variable. As a result, in an environment of declining revenues the rate of decline in earnings is likely to be higher than the rate of decline in revenues.
Intellectual Property
Murano and its Affiliates own rights to trademarks, trade names, and service marks that they use in connection with the operation of their business, including their corresponding names, logos, and website names and addresses. Other trademarks, trade names, and service marks, including those of Mondrian, Hyatt Hotels Corporation and Hyatt. Murano and its Affiliates have rights to copyrights that protect certain content related to their business and products. In the highly competitive lodging real estate industry in which Murano and its Affiliates operate, trademarks, service marks, trade names and logos are very important to the success of their businesses.
Corporate Information
Murano is organized as a Mexican corporation under the laws of the Mexico. Murano’s registered office in Mexico is located at Av. F. C. de Cuernavaca 20, Lomas - Virreyes, Lomas de Chapultepec III Secc, Miguel Hidalgo, 11000 Mexico City, CDMX Murano’s telephone number at that address is +52 5592678360. Murano’s telephone number at that address is +52 55 5292 0100. Murano maintains a website at http://www.murano.com.mx, which includes additional information about Murano. The information on Murano’s website is not incorporated by reference into, and does not constitute a part of, this prospectus.
Employees
As of April 14, 2023, Murano directly and indirectly employed approximately 461 employees worldwide at its corporate offices and on-site at its resorts. Murano believes its relations with its employees are good. Murano estimates that 367 of these employees are represented by labor unions. Third-party service providers hire a significant number of employees performing services for Murano and its affiliates, as customary in the industry.
Legal Proceedings
On March 11, 2023, Prefabricados y Transportes PRET, S.A. de C.V., Arrendadora THH, S.A. de C.V., Mipymex, S.A. de C.V., SOFOM E.N.R., and AMECSA Arrendadora de Maquinaria Especializada en Camiones, S.A. de C.V. (the “Claimants”) accused Edificaciones BVG, Ideurban Tecnologías, S.A. de C.V., and Murano 2000 (the “Accused Parties”) before the district attorney in Benito Juárez, Quintano Roo, México (under file FEG/QROO/BJ/03/5111/2023), for failure to return construction machinery apparently leased by Arrendadora THH, S.A. de C.V., Mipymex, S.A. de C.V., SOFOM E.N.R., and AMECSA Arrendadora de Maquinaria Especializada en Camiones, S.A. de C.V. to Prefabricados y Transportes PRET, S.A. de C.V. or an Affiliate to perform construction works at the GIC Complex. The conduct attributable to the Accused Parties is tantamount to betrayal of trust. On May 12, 2023, the prosecution resolved not to exercise criminal action against the Accused Parties for lack of merit of the accusation. The Claimants appealed the decision of the prosecution and a judge in Quinta Roo, México, will resolve whether the case is reopened or not. Murano did not sign a contract with the Claimants, was never in possession of the machinery and had no control over it. Therefore, Murano believes that the accusation lacks merit and expects that it will eventually be dismissed.
Other than the above, Murano is currently not subject to any material legal or regulatory proceeding as defendant. To Murano’s knowledge, there are currently no other material legal or regulatory proceedings threatened or contemplated against Murano or its affiliates.
Environmental Matters
Grupo Murano is subject to Mexican laws that address a wide variety of issues, including those that impose liability for contamination at Grupo Murano’s resorts, and those regulating the use and disposal of hazardous regulated substances and wastes. Grupo Murano may incur in costs to comply with environmental laws and regulations and could be subject to fines and penalties for non-compliance with applicable laws.
Certain Murano’s Affiliates are in the process of obtaining environmental permits applicable to its properties, including the Comprehensive Environmental License for Mexico City (Licencia Ambiental Única para la Ciudad de México) for the hotel operating in Mexico City.
Permits applicable to the hotels located in Cancún, Quintana Roo, have to be assigned by certain of Murano’s Affiliates to other Murano’s Affiliates.
We do not currently anticipate material obstacles to obtaining such permits.
Executive Compensation
The following is a summary of the elements of, and amounts paid under Murano’s compensation plans for the fiscal years ended December 31, 2021 and 2022. Murano’s compensation for previously mentioned year is listed in the summary compensation table below.
Murano’s “named executive officers” during 2022 were Elías Sacal Cababie, Murano’s Chairman and Chief Executive Officer, and Marcos Sacal Cohen, Murano’s Chief Executive Officer.
The following table sets forth the annual base salary and other compensation paid to each of Murano’s named executive officers for the fiscal years ended December 31, 2021 and 2022.
Other than as described below, no further amounts were set aside or accrued by Murano or any of its subsidiaries to provide pension, retirement or similar benefits.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
		(in Mexican Pesos)
Elias Sacal Cababie, Chairman and Chief Executive Officer	2022	$—	—	$—	—	$—
	2021	—	—	—	—	—
Marcos Sacal Cohen, Chief Operating Officer	2022	17,133,989	—	—	—	17,133,989
	2021	7,425,208	—	—	—	7,425,208
Elías Sacal Cababie and Marcos Sacal Cohen Employment Agreements
As a family-owned private business, Murano did not historically have formal employment agreements in place for either Elias Sacal Cababie or Marcos Sacal Cohen. However, in preparation for the Business Combination and becoming a public company, Murano intends to enter into formal employment agreements with both executives, which Murano expects will contain commercial terms which are customary for both the roles that the executives perform and the size and nature of the business.
Mr. Elías Sacal Cababie serves as Chairman and Chief Executive Officer of Grupo Murano and before consummating the Business Combination, does not receive a base salary for his functions as he is the main shareholder of Murano.
Mr. Marcos Sacal Cohen serves as Chief Operational Officer of Grupo Murano.

MANAGEMENT OF MURANO
References in this section to “we”, “our”, “us” or “Murano” generally refer to Murano PV, S.A. DE C.V.
Elías Sacal Cababie, 57, founded BVG World S.A. de C.V. (“Bay View Grand,” currently Murano World, S. A. de C. V) in 1996 and has served as chairman of the board of directors of Fideicomiso CIB/3001 Murano 2000 (“Grupo Murano”) since 2018. Additionally, Mr. Cababie is the chairman of Grupo Murano. Since 2009. Mr. Cababie is a leader within Mexico’s tourism and lodging industry with over 20 years of experience developing, acquiring and financing real estate. Between 1998 and 2008, Mr. Cababie developed the “Second Home Living” increasing his position at with international buyers interested in owning a vacation home in Mexico. Previously, Mr. Cababie was a director on the board of Archiao Limited, a New York City and Dublin software company, from 2014 to 2018. Mr. Cababie has developed multiple residential real estate projects in beach cities including Puerto Vallarta, Mexico City, and Cancún. Mr. Cababie is a member of the boards of trustees of the Mexico’s National Museum of Anthropology and the Mexican Federation of Associations of Friends of Museums, and is an adviser to the Princess Grace Foundation (Monaco). We believe that Mr. Cababie is qualified to serve as a member of our board of directors because of his extensive business, real estate, and leadership experience, including leadership of Bay View Grand and Grupo Murano.
Marcos Sacal Cohen, 30, is the chief executive officer of Bay View Grand and the chief executive officer of BVG World, and has served on the board of directors of Grupo Murano since 2013. Mr. Cohen served as the chief operating officer of Grupo Murano from 2018 to 2022. Previously, Mr. Cohen served as BVG World’s head of business development, from 2013 to 2018, and its director of construction, from 2012 to 2014. Additionally, Mr. Cohen served as a member of the board of directors of M and S World Limited, a holding company, from 2016 to 2022. Prior to that, from 2014 to 2018, Mr. Cohen was the founder and chief executive officer of Archaio Limited and is presently the co-founder, chief executive officer, vice president, and head of production of Archaio Limited’s successor, iCloudFIS, a provider of facility inspection and maintenance software solutions. From 2011 to 2015, Mr. Cohen was an operating partner at Digital Compression Technology, LLC, a developer of a modulation baseband technology. Mr. Cohen holds a degree in Business Administration from Universidad Anahuac, which he complemented with additional studies in Corporate Finance at the Instituto Tecnológico Autónomo de México (ITAM). We believe Mr. Cohen is qualified to serve as a member of our board of directors because of his extensive business and finance experience.
David Galan, 49, is the Global Chief Financial Officer, and joined PubCo in September 2023. Before joining PubCo, Mr. Galan served from 2019 to 2023 as the Chief Financial Officer of Kibbutz Holding S.a.r.l, the investment holding company that founded Nasdaq listed hospitality group, Selina Hospitality PLC, and Latin America based real estate company, Dekel Real Estate Holding, S.A. From 2014 to 2019 David served initially as Chief Financial Officer and subsequently Chief Executive Officer of London Stock Exchange listed Zinc Media Group PLC, which grew to be one of the UK’s leading independent TV production businesses. Mr. Galan is a UK Chartered Accountant, having qualified at Arthur Andersen in London in the audit and then corporate finance divisions. Post qualification he spent several years working in investment banking, specializing in small-cap IPOs and M&A. Mr. Galan has over 20 years' experience in preparing companies for public markets, equity and debt fundraising, investor relations as well as recent real estate and hospitality industry experience. Mr. Galan is a UK resident and based in London.
Julio Ortega Molina, 42, is a Senior Manager in Active Wealth at ZEDRA and has been in the industry of international corporate services for over ten years dealing with the formation and administration of multijurisdictional corporate structures for international companies and UHNW individuals and families, having the opportunity of coordinating highly technical corporate work for high profile clients both private and corporate. Prior to working in the UK, Mr. Molina’s career has taken him to other countries such as Spain and Ireland, where he completed his university studies. In Mexico, Mr. Molina worked initially as an expat for the Chamber of Commerce of Murcia (Spain) dealing with projects to promote and research business opportunities for Spanish companies in Mexico and subsequently for a Spanish company to coordinate their expansion into the LATAM market.
David Rudge, 53, is Head of UK at ZEDRA and started his professional career in banking before entering the Trust and Corporate services industry with a subsidiary of the UBS Group. Mr. Rudge was an integral part of the growth of the firm’s activities in London and then in the Isle of Man, before then returning to the UK. Mr. Rudge joined the ZEDRA in 2021, at a time of significant growth in the UK with various acquisitions made by this company. Mr. Rudge is an experienced professional in both the Private Client and Corporate Services industry assists clients with a broad range of services that ZEDRA has to offer.
Mr. Elías Sacal Cababie and Mr. Marcos Sacal Cohen are related as father and son.
Mr. Molina and Mr. Rudge, both of whom are employees of ZEDRA, have been appointed as directors for Murano in accordance with an engagement letter with ZEDRA pursuant to which Murano pays ZEDRA a flat fee of GBP $21,000 plus a per hour rate of GBP $325. For more information regarding compensation paid to Murano’s executive officers, please refer to the subsection entitled “Executive Compensation”.

MURANO MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
References in this section to “we”, “our”, “us”, the “Company”, or “Murano” generally refer to Murano Group.
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Historical Financial Data of Murano,” “Unaudited Condensed Pro Forma Financial Information” and our Combined Financial Statements and related notes that appear elsewhere in this prospectus. In addition to historical combined financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”
Overview
Murano is a Mexican development company with extensive experience in the structuring, development and assessment of industrial, residential, corporate office, and hotel projects in Mexico with a vision to create competitive and leading investment vehicles for the acquisition, consolidation, operation, and development of real estate assets. Murano also provides comprehensive services, including the execution, construction, management, and operation of a wide variety of industrial, business, tourism, and medical real estate projects, among others. Murano has a national footprint and international outreach aimed at institutional real estate investors.
Murano was formed primarily to develop and manage a portfolio of hotel and resort properties in Mexico City, Cancun, and Ensenada. Our hotel portfolio consists of the Andaz and Mondrian Hotel Complex, which was completed in the last quarter of 2022 and became operational in the first quarter of 2023; and the GIC Complex to be developed in Cancun along the Nichupté Lagoon on the west side of the GIC Complex Development Project, which will include two hotels; and (3) the Dreams Chateau Development Project.
The GIC Complex Development Project is expected to be developed in three phases as follows:
•
The GIC I Hotel is expected to have 1,016 rooms, divided into two hotel brands: (i) 400 keys, to be operated under the Vivid brand and (ii) 616 keys, to be operated under the Dreams brand. The construction of the first 400 keys of the GIC I Hotel is currently expected to be completed in the last quarter of 2023 and commence operations in the last first of 2024. The construction of the last 616 keys of the GIC I Hotel is currently expected to be completed in the first quarter of 2024 and commence operations in the second quarter of 2024. The GIC I Hotel is currently being developed by our subsidiary GIC I Trust.

•
The GIC II Hotel is expected to have 1,200 keys, divided in three hotel brands (in process of renegotiation with Hyatt) including 1,200 keys for the family-friendly sector. The construction of 1,200 keys of the GIC II Hotel is currently expected to be completed in the second quarter of 2027 and commence operations in the third quarter of 2027. The GIC II Hotel is expected to be developed by our subsidiary, GIC II Trust.

•
The GIC III Hotel is expected to have 800 keys for the adult-only sector, divided in two hotel brands (in process of renegotiation with Hyatt). The construction of the last 800 keys of the GIC II Hotel is currently expected to be completed in the second quarter of 2027 and commence operations in the third quarter of 2027. The GIC III Hotel is expected to be developed by our subsidiary, GIC II Trust.

The Dreams Chateau Development Project is expected to have 371 rooms under the Dreams brand. The construction of the Dreams Chateau is currently expected to be completed in the second quarter of 2027 and commence operations in the third quarter of 2027.
The Hotel Portfolio is expected to be comprised of all-inclusive resorts, several of which will share the following characteristics: (i) prime beachfront locations; (ii) convenient air access from several of North American and other international gateway markets; (iii) strategic locations in popular vacation destinations in Mexico with strong government commitments to tourism; (iv) high-quality physical condition; and (v) capacity for further growth through incremental renovation or repositioning opportunities. We believe that the resorts of the Hotel Portfolio will have a competitive advantage due to their location, amenities offered, large scale, and guest-friendly design.
Also, we are engaged in the development of industrial parks, such as the Baja Park Development Project. The Baja Park Development Project will consist of 363,262 sqm of retail area. The construction of the Baja Park Development Project is expected to begin in the first quarter of 2025, is currently expected to be partially completed in the second quarter of 2026 and commence operations in the third quarter of 2026.

We expect to benefit from our relationship with Grupo Murano, a leading Mexican real estate group with extensive development capabilities in Mexico and which has become a leading real estate group in Mexico, with robust construction and development experience related to large and complex luxury projects and industrial parks.
Public Company Cost
Upon the consummation of the Business Combination contemplated in the Business Combination Agreement, we will become a public company, and our ordinary shares will be publicly traded on the NASDAQ. As a result, we will need to comply with new laws, regulations, and requirements that we did not need to comply with as a private company, including provisions of the Sarbanes-Oxley Act, other applicable SEC regulations, and the requirements of the NASDAQ. Compliance with the requirements of being a public company will require us to increase our general and administrative expenses to pay our employees, legal counsel, and independent registered public accountants to assist us in, among other things, instituting and monitoring a more comprehensive compliance and board governance function, establishing and maintaining internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act and preparing and distributing periodic public reports in compliance with our obligations under the federal securities laws. In addition, as a public company, it will be more expensive for us to obtain directors’ and officers’ liability insurance.
Critical Accounting Policies and Estimates
The Murano Group Combined Financial Statements are prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). In connection with the preparation of its Combined Financial Statements, Murano is required to make assumptions and estimates about future events and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses, and the related disclosures. Murano bases its assumptions, estimates, and judgments on historical experience, current trends and other factors that management believes to be relevant at the time its Combined Financial Statements are prepared. On a regular basis, Murano reviews the accounting policies, assumptions, estimates, and judgments to ensure that its financial statements are presented fairly and in accordance with IFRS. However, because future events and their effects cannot be determined with certainty, actual results could differ from its assumptions and estimates, and such differences could be material. Murano has identified several policies as being critical because they require management to make particularly difficult, subjective and complex judgments about matters that are inherently uncertain, and there is a likelihood that materially different amounts would be reported under different conditions or using different assumptions.
All of Murano’s significant accounting policies are discussed in Note 2 to its Combined Financial Statements included elsewhere in this proxy statement.
Significant Factors, Assumptions, and Methodologies Used in Determining Fair Value
The Company has certain assets measured and recognized at fair value; therefore, Murano evaluates the significant observable inputs and valuation adjustments annually. If third-party information, such as broker quotes or pricing services, is used to measure fair values, the Group evaluates the evidence obtained from third parties to support the conclusion that these valuations meet the requirements of IFRS, including the level in the fair value hierarchy in which the valuations should be classified.
When measuring the fair value of an asset or a liability, the Group uses observable market data whenever possible. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:
•	Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.
•	Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).
•	Level 3: Inputs for the asset or liability that are not based on observable market data (unobservable inputs).
If the inputs used to measure the fair value of an asset or a liability fall into different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety at the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement.

Long-lived assets
We evaluate the carrying value of our long-lived assets for impairment by comparing the expected undiscounted future cash flows of the assets to the net book value of the assets when certain triggering events occur. If the expected undiscounted future cash flows are less than the net book value of the assets, the excess of the net book value over the estimated fair value is charged to earnings. When determining fair value, we use internally developed discounted future cash flow models, third-party appraisals and, if appropriate, current estimated net sales proceeds from pending offers. Under the discounted cash flow approach we use various assumptions, including projections of revenues based on assumed long-term growth rates, estimated costs, terminal value growth rate and appropriate pre-tax discount rates based on the weighted-average cost of capital.
As part of the process, we use judgment to:
•
determine whether or not a triggering event has occurred. The final determination of the occurrence of a triggering event is based on our knowledge of the hospitality industry, historical experience, location of the property, market conditions and property-specific information available at the time of the assessment. We realize, however, that the results of our analysis could vary from period to period depending on how our judgment is applied and the facts and circumstances available at the time of the analysis; and

•
determine the projected undiscounted future operating cash flows when necessary. The principal factor used in the undiscounted cash flow analysis requiring judgment is our estimates regarding long-term growth and costs which are based on historical data, various internal estimates, and a variety of external sources and are developed as part of our routine, long-term planning process; and determine the estimated fair value of the respective long-lived asset when necessary. In determining the fair value of a long-lived asset, we typically use internally developed discounted cash flow models. The principal factors used in the discounted cash flow analysis requiring judgment are the projected future operating cash flows, the weighted-average cost of capital and the terminal value growth rate assumptions. The weighted-average cost of capital takes into account the relative weights of each component of our capital structure (equity and long-term debt). Our estimates of long-term growth and costs are based on historical data, various internal estimates and a variety of external sources and are developed as part of our routine, long-range planning process.

Changes in economic and operating conditions impacting these judgments could result in impairments to our long-lived assets in future periods, which could be material to our results of operation. We had Ps.$18,848.0 million and Ps.$18,069.6 million of long-lived assets as of June 30, 2023 and December 31, 2022, respectively.
Key Business and Financial Metrics Used by Management
Revenue
We derive our revenues from hotel operations. Management uses revenues to assess the overall performance of our business and analyze trends such as consumer demand, brand preference and competition. For a detailed discussion of the factors that affect our revenues, see the section entitled “—Principal Components and Key Factors Affecting Our Results of Operations.”
Net profit
Net profit represents the total earnings or income generated by our business. Management uses net income to analyze the performance of our business on a combined basis.
Occupancy
Occupancy represents the total number of room nights sold divided by the total number of room nights available at a hotel or group of hotels. Occupancy measures the utilization of our hotels’ available capacity. Management uses occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable Average Daily Rate (“ADR”) levels as demand for hotel rooms increases or decreases.
Average Daily Rate
ADR represents hotel room revenue divided by the total number of room nights sold in a given period. ADR measures the average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in the industry, and we use ADR to assess pricing levels that we are able to generate by type of customer, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described above.
Revenue per Available Room
We calculate RevPAR by dividing hotel room revenue by room nights available to guests for a given period. We consider RevPAR to be a meaningful indicator of our performance as it provides a metric correlated to two primary and key drivers of operations at our hotels: occupancy and ADR. RevPAR is also a useful indicator in measuring performance over comparable periods for comparable hotels.
References to RevPAR, ADR and occupancy are presented on a comparable basis and references to RevPAR and ADR are presented on a currency-neutral basis (all periods use the same exchange rates), unless otherwise noted.
EBITDA and Adjusted EBITDA
EBITDA, presented herein, is a financial measure that is not recognized under IFRS that reflects net income attributable to our shareholders, excluding interest expense, a provision for income taxes and depreciation and amortization. We consider EBITDA to be a useful measure of operating performance, due to the significance of our long-lived assets and level of indebtedness.
Adjusted EBITDA, presented herein, is calculated as EBITDA, as previously defined, further adjusted to exclude transaction-related expenses derived from the Business Combination.
EBITDA and Adjusted EBITDA are not recognized terms under IFRS and should not be considered as alternatives to combined net income (loss) or other measures of financial performance or liquidity derived in accordance with IFRS. In addition, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.
We believe that EBITDA and Adjusted EBITDA provide useful information to investors about us and our financial condition and results of operations for the following reasons: (i) EBITDA and Adjusted EBITDA are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions; and (ii) EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry.
EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered either in isolation or as a substitute for net income (loss), cash flow, or other methods of analyzing our results as reported under IFRS. Some of these limitations are:
•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•	EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;
•	EBITDA and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•	EBITDA and Adjusted EBITDA do not reflect the effect on earnings or changes resulting from matters that we consider not to be indicative of our future operations;
•
although depreciation is a non-cash charge, the assets being depreciated will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us to reinvest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

Principal Components and Key Factors Affecting Our Results of Operations
Revenue
Principal Components
We primarily derive our revenues from the following source:
Revenues from contracts with customers. Represents revenues derived from hotel operations, including room rentals and food and beverage sales, and other ancillary revenues at our owned properties. These revenues are primarily derived from two categories of customers: transient and group. Transient guests are individual travelers who are traveling for business or leisure. Our group guests are traveling for group events that reserve rooms for meetings or conferences. Group business usually includes a block of room accommodations, as well as other ancillary services, such as catering and banquet services. A majority of our food and beverage sales and other ancillary services are provided to customers who are also occupying rooms at our hotel properties. As a result, occupancy affects all components of our owned hotel revenues.
Key Factors affecting our Revenues
The following factors affect the revenues we derive from our operations:
Consumer demand for hotels and resorts and economic conditions. Consumer demand for hotels and resorts is closely linked to the performance of the general economy and is sensitive to business and personal discretionary spending levels. Declines in consumer demand can be the result of a variety of factors, many of which are unpredictable and not under our control, including, but not limited to:
•	changes in general economic conditions, including consumer confidence, income, and unemployment levels resulting from the severity and duration of any downturn in the Mexican, U.S., or global economy;
•	conditions that might negatively shape public perception of travel in general and particularly in Mexico, including travel-related accidents, outbreaks of a pandemic, or contagious diseases;
•	political conditions or social unrest, terrorist activities or threats, and heightened travel security measures instituted in response to these events;
•	other factors affecting or reducing travel patterns;
•	changes in desirability of the geographic regions of our resorts and/or the geographic concentration of our resorts;
•	changes in the perception or popularity of the brands associated with us and/or our operations;
•	other changes in consumer preferences;
•	security issues or warnings from foreign governments regarding traveling to certain destinations in Mexico; and
•	unseasonal weather conditions, including natural disasters (such as hurricanes, floods, earthquakes and other adverse weather and climate conditions).
Performance of management companies. We depend on management companies, including Accor and Hyatt, to generate revenue from the rent of rooms to guests, including international guests. While Accor and Hyatt have a successful track record of attracting international guests to properties, declines in the number of international guests or the prices at which we are able to rent rooms could materially and adversely affect our financial condition and ability to generate revenues.
Competition. Competition for resort guests and the supply of resorts in Mexico City, Cancun, and Baja California will affect our ability to increase rates charged to customers at the properties. As a result, changes in consumer demand and general business cycles can expose our revenues to significant volatility.
Seasonality. The hospitality industry is seasonal in nature, which can be expected to cause fluctuations in our room rental revenues, occupancy levels, room rates, operating expenses, and cash flows. The periods during which the properties experience higher or lower levels of demand will vary from property to property and depend upon location, customer base, and competitive mix within the specific location.

Direct and selling, general and administrative expenses
Principal Components
We primarily incur the following expenses:
Direct and selling, general and administrative expenses. Direct and selling, general and administrative expenses reflect the operating expenses, including room expenses, food and beverage costs, other support costs, and property expenses. Room expense includes employee benefits for housekeeping, laundry, front desk staff, and supply costs for guest room amenities and laundry. Food and beverage costs include costs for inventory. Other support expenses consist of costs associated with fees, advertisement, insurance and others. Property expenses include property taxes, depreciation, maintenance and conservation.
Key Factors affecting our Expenses
The key factors that mainly affect the expenses we incur in the course of our operations are the following:
Fixed expenses. Some of the expenses associated with owning hotels are relatively fixed. These expenses include personnel costs, rent, property taxes, management fees, insurance and utilities. If we are unable to decrease these costs significantly or rapidly when demand for our hotels and other properties decreases, the resulting decline in our revenues can have an adverse effect on our net cash flow, margins and profits. This effect can be especially pronounced during periods of economic contraction or slow economic growth. The effectiveness of any cost-cutting efforts is limited by the fixed costs inherent in our business. As a result, we may not be able to offset revenue reductions through cost cutting. In addition, any efforts to reduce costs, or to defer or cancel capital improvements, could adversely affect the economic value of our hotels. We have taken steps to reduce our fixed costs to levels we feel are appropriate to maximize profitability and respond to market conditions without jeopardizing the overall customer experience or the value of our hotels.
Changes in depreciation expense. Changes in depreciation expense may be driven by renovations of existing hotels, acquisition or development of new hotels, the disposition of existing hotels through sale or closure, or changes in estimates of the useful lives of our assets. As we place new assets into service, we will be required to record additional depreciation expenses on those assets.
Other items
Foreign currency exchange rates. We expect that a portion of our revenues will be denominated in U.S. dollars or linked to the U.S. dollar, while most of our operating expenses will be denominated in pesos. Changes in foreign currency exchange rates may become material to us in the future due to factors beyond our control.
Results of Operations
The discussion below relates to the results of the operations of the Murano Group. The Murano Group is not a single legal entity, but rather a combination of entities that are intended to reflect, for the periods presented, the ownership and administration of the Properties that will be owned by the Parent Entity following the completion of this offering.
As of the date of this prospectus, we only have operations in the Andaz and Mondrian Hotel Complex. During December 2022, the Mondrian Hotel opened partially its facilities due to the entire Complex was not substantially completed for its intended best use, also, the rest of the properties are in the construction stage; therefore, revenue generated was not significant. Substantially, except for the Andaz and Mondrian Hotel Complex, all the Companies’ expenditures are being capitalized to construction in process (“CIP”), apart from the administrative expenses.
The Murano Groups’ operating results for the years ended December 31, 2022 and 2021 and for the six months ended June 30, 2023 and 2022 are not indicative of future operating results because activities previously undertaken have been related to the Properties’ construction stage and our planned future activities include the operation of the Properties and their state-of-the-art amenities.

Six Months ended June 30, 2023 Compared to Six Months Ended June 30, 2022
Combined statements of profit or loss data
	For the six-months ended June 30,		Variance
	2023	2022	Ps. Change	% Change
	(in Mexican pesos)
Revenue	107,345,787	1,015,503	106,330,284	10,470.7%
Direct and selling, general and administrative expenses:
Employee benefits	76,418,979	8,646,306	67,772,673	783.8%
Development contributions to local area	—	17,241,379	(17,241,379)	(100)%
Depreciation	14,475,472	656,014	13,819,458	2,106.6%
Property tax	9,780,872	9,844,084	(63,212)	(0.6) %
Fees	37,236,737	20,005,030	17,231,707	86.1%
Management fees	2,694,553	—	2,694,553	100%
Maintenance and conservation	4,526,294	5,511,846	(985,552)	(17.9) %
Utility services	6,461,275	824,772	5,636,503	683.4%
Advertising	8,236,255	801,549	7,434,706	927.5%
Donations	5,951,130	1,000,000	4,951,130	495.1%
Insurance	4,121,519	1,235,415	2,886,104	233.6%
Software	4,506,780	—	4,506,780	100%
Cleaning and laundry	4,127,309	—	4,127,309	100%
Inventory and services cost	30,780,790	—	30,780,790	100%
Bank fees	2,413,473	2,098,311	315,162	15.0%
Sales commissions	3,922,916	—	3,922,916	100%
Other costs	39,572,783	15,587,221	23,985,562	153.9%
Total direct and selling, general and administrative expenses	255,227,137	83,451,927	171,775,210	205.8%
Interest income	2,029,494	333,472	1,696,022	508.6%
Interest expense	(137,796,876)	(24,993,030)	(112,803,846)	451.3%
Exchange rate income, net	678,078,298	75,635,846	602,442,452	N.M.(1)
Valuation of financial derivative instruments	(23,903,466)	132,609,853	(156,513,319)	(118.0)%
Other income	9,350,566	27,677,302	(18,326,736)	(66.2)%
Other expenses	(156,974)	(181,681)	24,707	(13.6)%
Profit before income taxes	379,719,692	128,645,338	251,074,354	195.2%
Income tax expense	23,802,249	46,312,322	(22,510,073)	(48.6)%
Net income	355,917,443	82,333,016	273,584,427	332.3%
(1)	Not meaningful
Revenue: Revenue amounted to Ps.$107.3 million for the six months ended June 30, 2023, an increase of Ps.$106.3 million or 10,470.7% from Ps.$1.02 million for the six months ended June 30, 2022. The increase is mainly attributable to the opening of the Andaz and Mondrian Hotel Complex during December 2022 and January 2023. This revenue is composed of Ps.$53.3 million generated by room rentals, Ps.$34.4 million derived from the operations of the Mondrian Hotel, while the Andaz Hotel accrued Ps.$18.9 million for the same service. Ps.$47.8 million were generated from food and beverage services which Ps.$25.5 million correspond to the Mondrian Hotel and the remaining Ps.$22.4 million to the Andaz Hotel; this revenue is caused mainly by the hotel’s restaurants which offer services for both guests and clients that are not lodged in the complex.
Employee benefits: Employee benefits amounted to Ps.$76.4 million for the six months ended June 30, 2023, an increase of Ps.$67.8 million or 783.8% from the six months ended June 30, 2022. The increase is mainly attributable to the opening of the Andaz and Mondrian Hotel Complex, the Company hired circa 290 people in order to provide services to its customers, and also for management of the operational and financial activities related to the complex.

Development contributions to local area: Development contributions to local area decreased 100% for the six months ended June 30, 2023 from Ps.$17.2 million for the six months ended June 30, 2022. During 2022, the Company granted a community investment to Cancun’s city hall, this contribution represent a one-time transaction, therefore, for the six months ended June 30, 2023 there is not an expense accrued related to this concept.
Depreciation: Depreciation amounted to Ps.$14.5 million for the six months ended June 30, 2023, an increase of Ps.$13.8 million or 2,106.6 % from Ps.$0.7 million for the six months ended June 30, 2022. The increase is related with the depreciation of the Operating Supplies and Equipment that are used for the services provided in the Mondrian Andaz Hotel Complex.
Property tax: Property tax amounted to Ps.$9.8 million for the six months ended June 30, 2023, a decrease of Ps.$0.1 million or 0.6 % from Ps.$9.9 million for the six months ended June 30, 2022. This expense remained flat due to the payment of this tax consisting mostly of the same properties for the periods compared.
Fees: Fees amounted to Ps.$37.2 million for the six months ended June 30, 2023, an increase of Ps.$17.2 million or 86.1% from Ps.$20.0 million for the six months ended June 30, 2022. The increase is mainly related to the transaction costs, an increase of Ps.$10.0 million correspond to legal services and Ps.$6.0 million related to auditing services.
Management fees: Management fees amounted to Ps.$2.7 million for the six months ended June 30, 2023, an increase of 100% from the six-months ended June 30, 2022. The increase is related to the operation of the Andaz and Mondrian Hotel Complex, this amount corresponds to the fees agreed between the Company and Accor and Hyatt under the management services agreement.
Maintenance and conservation: Maintenance and conservation amounted to Ps.$4.5 million for the six months ended June 30, 2023, a decrease of 17.9% from Ps.$5.5 million for the six months ended June 30, 2022. The decrease is related to non-recurrent maintenance fees of the Andaz and Mondrian Hotel Complex presented during 2022, while for the six months ended June 30, 2023 these expenses were accrued for corporate services and maintenance fees.
Utility services: Utility services amounted to Ps.$6.5 million for the six months ended June 30, 2023, an increase of 638.4% from Ps.$0.8 million for the six months ended June 30, 2022. This increase is mainly attributable to the six months of operation of the Andaz and Mondrian Hotel Complex, utility services are essential to host our guests such as electrical energy and water, while for the six months ended June 30, 2022 this expenses were incurred only for the Company’s corporate offices.
Advertising: Advertising amounted to Ps.$8.2 million for the six months ended June 30, 2023, an increase of Ps.$7.4 million or 927.5% from Ps.$0.8 million for the six months ended June 30, 2022. This increase is mainly attributable to the Company’s efforts to promote the recently opened Andaz and Mondrian Hotel Complex along with it’s new concept of comfort and luxury through advertising campaigns in several communication media. Ps.$6.0 million correspond to the publicity of the Andaz Hotel and Ps.$2.2 million to the Mondrian Hotel.
Donations: Donations amounted to Ps.$6.0 million for the six months ended June 30, 2023, an increase of 495.1% from Ps.$1.0 million for the six months ended June 30, 2022. This increase is mainly attributable to donations granted to the UNICEF International Council to support the transformation of education in Mexico.
Insurance: Insurance amounted to Ps.$4.1 million for the six months ended June 30, 2023, an increase of Ps.$2.9 million or 233.6% from Ps.$1.2 million for the six months ended June 30, 2022. The increase in insurance expenses is directly attributed to the insurance primes hired for the Andaz and Mondrian Hotel Complex, which amounted to Ps.$3.2 million for the six months ended June 30, 2023.
Software: Software amounted to Ps.$4.5 million for the six months ended June 30, 2023, an increase of 100% from the six months ended June 30, 2022, this expense is part of the equipment and processes that Hyatt and Accor uses to operate and manage the Andaz and Mondrian Hotel Complex.
Cleaning and laundry: Cleaning and laundry amounted to Ps.$4.1 million for the six months ended June 30, 2023, an increase of 100% from the six months ended June 30, 2022. The increase in cleaning and laundry expenses is directly related to the opening of the Andaz and Mondrian Hotel Complex, where room services are being provided.
Food and beverages: Food and beverages amounted to Ps.$30.8 million for the six months ended June 30, 2023, an increase of 100% from the six months ended June 30, 2022. The accrued expenses for the six months ended

June 30, 2023 are related with the recent operations of the Company, this includes the cost of the Food and beverages services provided within the hotels and also those incurred by the hotel restaurants which offer services to its guests, and to the general public through its Cleo restaurant, the Skybar Condesa and Cabuya restaurant.
Bank fees: Bank fees amounted to Ps.$2.4 million for the six months ended June 30, 2023, an increase of Ps.$0.3 million or 100% from the six months ended June 30, 2022, which means the result remain relative flat.
Sales commissions: Sales commissions amounted to Ps.$3.9 million for the six months ended June 30, 2023, an increase of 100% from the six months ended June 30, 2022. The increase in sales commissions was attributable to the opening of the Andaz and Mondrian Hotel Complex, these commissions are incurred for the services provided by the Online Travel Agencies.
Other costs: Other costs amounted to Ps.$39.6 million for the six months ended June 30, 2023, an increase of Ps.$24.0 million or 153.9% from Ps.$15.6 million from the six months ended June 30, 2022. The increase was mainly attributable to the opening of the Andaz and Mondrian Hotel Complex, different kind of expenses were incurred to achieve a successful opening.
Interest income: Interest income amounted to Ps.$2.0 million for the six months ended June 30, 2023, an increase of Ps.$1.7 million or 508.6% from Ps.$0.3 million from the six months ended June 30, 2022. The increase in interest income was attributable mainly to higher balance of cash from January to June 2023.
Interest expense: Interest expense amounted to Ps.$137.5 million for the six months ended June 30, 2023 an increase of Ps.$112.5 million or 450.1% from Ps.$25.0 million from the six months ended June 30, 2022. The increase in interest expense was attributable mainly to renegotiated and new credit loans, such as an increase of U.S.$25.0 million under its credit line with Bancomext. Also, the Company received a U.S.$20.0 million loan for the acquisition of a beach club in Cancun, this loan accrues interest at an annual rate of 10.0%.
Exchange rate income, net: Foreign exchange income, net, amounted to Ps.$678.1 million for the six months ended June 30, 2023, an increase of Ps.$602.4 million or 796.5% from Ps.$75.6 million from the six months ended June 30, 2022. The increase in foreign exchange income, net transactions was attributable to the Mexican peso strong performance, as of December 31, 2022 the exchange rate was Ps.$19.36, while as of June 30, 2023 the exchange rate closed in Ps.$17.12.
Valuation of financial derivative instruments: Valuation of financial derivative instruments amounted to Ps.$23.9 million expense for the six months ended June 30, 2023, a decrease of Ps.$156.5 million or 118.0% from Ps.$132.6 million income from the six months ended June 30, 2022. The decrease in the valuation of financial derivative instruments transactions was mainly attributable to the transition of the indexed variable rate from LIBOR to SOFR, for the period ended June 30, 2022 the loans that accrued interests with a variable interest rate used the LIBOR rate, on July 2022 this rate was changed contractually for a SOFR rate.
Other income: Other income amounted to Ps.$9.4 million for the six months ended June 30, 2023 a decrease of Ps.$18.3 million or 66.2% from Ps.$27.7 million for the six months ended June 30, 2022.
Other expenses: Other expenses amounted to Ps.$0.2 million for the six months ended June 30, 2023, a decrease of Ps.$0.02 million or 13.6% from Ps.$0.2 million for the six months ended June 30, 2022.
Income taxes: Income taxes amounted to Ps.$23.8 million as a benefit for the six months ended June 30, 2023, a decrease of Ps.$22.5 million or 48.6% from an expense of Ps.46.3 million for the six months ended June 30, 2022. The increase in income taxes was mainly attributable to an increase in the taxable temporary differences, which increases the deferred tax liability.
Net profit (loss) for the period: For the reasons set above, the Murano Group recorded a net income of Ps.$355.9 million for the six months ended June 30, 2023, an increase of Ps.$273.6 million, as compared to a net loss of Ps.$35.7 million for the year ended June 30, 2022.

Year Ended December 31, 2022 Compared to Year Ended December 31, 2021
Combined statements of profit or loss data
	For the year ended December 31,		Variance
	2022	2021	Ps. Change	% Change
	(in Mexican pesos)
Revenue	6,431,022	1,529,063	4,901,959	320.6%
Direct and selling, general and administrative expenses:
Employee benefits	53,944,188	18,978,039	34,966,149	184.2%
Development contributions to local area	25,862,069	—	25,862,069	100.0%
Property tax	15,605,504	6,578,460	9,027,044	137.2%
Fees	67,534,391	42,344,526	25,189,865	59.5%
Maintenance and conservation	10,218,739	—	10,218,739	100.0%
Advertising	9,806,261	2,657,102	7,149,159	269.1%
Insurance	3,891,189	2,599,879	1,291,310	49.7%
Inventory	1,167,596	—	1,167,596	100.0%
Other costs	62,602,777	20,353,208	42,249,569	207.6%
Total direct and selling, general and administrative expenses	250,632,714	93,511,214	157,121,500	168.0%
Gain on revaluation of investment property	298,089,926	60,907,125	237,182,801	389.4%
Interest income	555,638	851,178	(295,540)	(34.7)%
Interest expense	(86,485,683)	(50,527,066)	(35,958,617)	71.2%
Exchange rate income, net	276,747,870	306,286	276,441,584	N.M.(1)
Valuation of financial derivative instruments	200,739,870	75,846,728	124,893,142	164.7%
Other income	33,514,903	33,656,776	9.822,152	(0.42)%
Other expenses	(3,874,125)	(28,708,322)	24,834,197	(86.5)%
Profit before income taxes	475,086,707	350,554	474,736,153	N.M.(1)
Income tax expense	(170,487,446)	(83,104,963)	(87,382,483)	105.1%
Net income	304,599,261	(82,754,409)	387,353,670	468.1%
(1)	Not meaningful
Revenue: Revenue amounted to Ps.$6.4 million for the year ended December 31, 2022, an increase of Ps.$4.9 million or 320.6% from the year ended December 31, 2021. The increase is mainly attributable to the partial opening of the Mondrian Hotel, which generated revenue of Ps.$4.4 million. The remaining increase is related to other revenue generated from administrative services provided to related parties, which amounted to Ps.$2.0 million for the year ended December 31, 2022, compared to Ps.$1.5 million for the year ended December 31, 2021.
Employee benefits: Employee benefits Cost of Sales amounted to Ps.$53.9 million for the year ended December 31, 2022, an increase of Ps.$35.0 million or 184.2% from the year ended December 31, 2021. The increase in operating expenses was attributable mainly to the increase in Murano’s expenses related to the payroll since one of the hotels commenced operations in December 2022. In order to operate the hotel, Murano hired its employees months before the opening for training and to arrange the necessary activities to provide services to its customers. Our employee benefits cost of sales consisted of salaries of Ps.$45.4 million for the year ended December 31, 2022, an increase of Ps.$29.7 million or 189.6% compared to Ps.$15.7 million for the year ended December 31, 2022; social security expenses and the profit-sharing expenses of Ps.$7.8 million, an increase of Ps.$5.1 million or 182.7% compared to Ps.$2.8 million for the year ended December 31, 2021.
Development contributions to local area: Development contributions to local area amounted to Ps.$25.9 million for the year ended December 31, 2022, an increase of 100% from the year ended December 31, 2021. The increase is related to the construction of the GIC Complex Development Project in Cancun. In 2022, Murano granted Ps.$25.9 million to Cancun’s city hall as a community investment, which was mostly used by the city to improve sidewalks and to pave dirt roads.

Property tax: Property tax amounted to Ps.$15.6 million for the year ended December 31, 2022, an increase of Ps.$9.0 million or 137.2% from Ps.$6.6 million for the year ended December 31, 2021. The increase in the property tax was attributable to the Andaz and Mondrian Hotel Complex. The Company owned Ps.$6.0 million of property tax to the Mexico City’s Secretariat for Administration and Finance, which was recognized and paid during 2022.
Fees: Fees amounted to Ps.$67.5 million for the year ended December 31, 2022, an increase of Ps.$25.2 million or 59.5% from Ps.$42.3 million for the year ended December 31, 2021. The increase is mainly related to legal and advisory fees incurred for the Business Combination Agreement transaction.
Maintenance and conservation: Maintenance and conservation amounted to Ps.$10.2 million for the year ended December 31, 2022, an increase of 100% from the year ended December 31, 2021. As part of the opening activities, Murano carried out minor maintenance and conservation activities in the Andaz and Mondrian Hotel Complex.
Advertising: Advertising amounted to Ps.$9.8 million for the year ended December 31, 2022, an increase of Ps.$7.1 million or 269.1% from Ps.$2.7 million for the year ended December 31, 2021. The increase in advertising was attributable to Murano’s efforts to give exposure and publicity to the Andaz and Mondrian Hotel Complex since the Mondrian Hotel opened in December 2022 and the Andaz Hotel commenced operations early in 2023.
Insurance: Insurance amounted to Ps.$3.9 million for the year ended December 31, 2022, an increase of Ps.$1.3 million or 49.7% from Ps.$2.6 million for the year ended December 31, 2021. The increase in insurance expenses was attributable to a higher insurance premium for the Andaz and Mondrian Hotel Complex, which derived from the increase in the asset’s fair value.
Inventory: Food and beverages amounted to Ps.$1.2 million for the year ended December 31, 2022, an increase of 100% from the year ended December 31, 2021. The increase in food and beverages was attributable to the opening of the Mondrian Hotel, Murano acquired the necessary materials and beverage to provide its restaurant and bar services to its customers.
Gain on revaluation of investment property: Gain on revaluation of investment property amounted to Ps.$298.1 million for the year ended December 31, 2022, an increase of Ps.$237.2 million or 389.4% from Ps.$60.9 million from the year ended December 31, 2021. The increase was mainly attributable to the appreciation of the plots of land located in Baja California.
Interest income: Interest income amounted to Ps.$0.6 million for the year ended December 31, 2022, a decrease of Ps.$0.3 million or 34.7% from Ps.$0.9 million from the year ended December 31, 2021. The decrease in interest income was attributable mainly to lower rates in Murano’s short term investments.
Interest expense: Interest expense amounted to Ps.$86.5 million for the year ended December 31, 2022, an increase of Ps.$36.0 million or 71.2% from the year ended December 31, 2021. The increase in interest expense was attributable mainly to the new loans obtained by Murano World, the principal amount of these loans amounted to Ps.$580.3 million as of December 31, 2022 compared to Ps.$192.3 million as of December 31, 2021. Also, the interest accrued for these loans is recognized in profit and loss since they are not capitalized as part of the CIP.
Exchange rate income, net: Foreign exchange income, net, amounted to Ps.$276.7 million for the year ended December 31, 2022, an increase of Ps.$276.4 million or 90,256.7% from the year ended December 31, 2021. The increase in foreign exchange income, net transactions was attributable to the fact that during 2022, Murano obtained new loan agreements denominated in a foreign currency which in total amounted to U.S.$111.5 million, also the Mexican peso has been showing an appreciation against the U.S. dollar.
Valuation of financial derivative instruments: Valuation of financial derivative instruments amounted to Ps.$200.7 million for the year ended December 31, 2022, an increase of Ps.$124.9 million or 164.7% from the year ended December 31, 2021. The increase in the valuation of financial derivative instruments transactions was mainly attributable to a substantial increase in the floating rate of more than one percentual point compared to the fixed rate, also the amount of the contracted debt increased, these factors caused the instrument to be valued as an asset and to generate profits on the quarterly settlements.
Other income: Other income amounted to Ps.$33.5 million for the year ended December 31, 2022, a decrease of Ps.$0.1 million or (0.4)% from Ps.$33.7 million for the year ended December 31, 2021.

Other expenses: Other expenses amounted to Ps.$3.9 million for the year ended December 31, 2022, a decrease of Ps.$24.8 million or 86.5% from Ps.$28.7 million for the year ended December 31, 2021. The decrease was mainly due to a non-recurrent transaction in 2021, where the Murano Group recognized a $28.4 million loss on repurchase of land derived from the recovery of a property that was given as a guarantee.
Income taxes: Income taxes amounted to Ps.$170.5 million for the year ended December 31, 2022, an increase of Ps.$87.4 million or 105.1% from Ps.$83.1 million for the year ended December 31, 2021. The increase in income taxes was mainly attributable to the effect at 30% (Mexico’s legal tax rate) of the increase in the gain on revaluation of investment property, which amounted to $298.1 for the year ended December 21, 2022 and the effects of the exchange rate income and the non-capitalized interest expense, that together impacted the deferred income taxes by $89.4 million.
Net profit (loss) for the period: For the reasons set above, the Murano Group recorded a net income of Ps.$304.6 million for the year ended December 31, 2022, an increase of Ps.$387.4 million, as compared to a net loss of Ps.$82.8 million for the year ended December 31, 2021.
Key Operating Metrics
We regularly review the following key metrics to evaluate our business and measure our performance. See the section entitled “—Key Business and Financial Metrics Used by Management” for more information about the following metrics and why we use them.
Non-IFRS Financial Measures - EBIT and Adjusted EBITDA
The following table sets forth EBITDA and Adjusted EBITDA reconciled to combined amounts:
	For the Six Months Ended June 30,		Variance
	2023	2022	Ps. Change	% Change
	(in Mexican pesos)
Net profit (loss) for the period	355,917,443	82,333,016	273,584,427	332.3%
Add (deduct):
Income tax expense	23,802,249	46,312,322	(22,510,073)	(48.6)%
Interest expense	137,796,876	24,993,030	112,803,846	451.3%
Depreciation	14,475,472	656,014	13,819,458	2,106.6%
EBITDA	531,992,040	154,294,382	377,697,658	244.8%
Transaction related expenses	10,531,290	—	10,531,290	100%
Adjusted EBITDA	542,523,330	154,294,382	388,228,948	251.6%
The following table sets forth the key revenue metrics:
	For the Six Months Ended June 30, 2023
	RevPAR	ADR	Occupancy
	(in Mexican Pesos)%
Andaz Hotel	949	3,675	25.8
Mondrian Hotel	732	4,096	17.9

	For the Year Ended December 31,		Variance
	2022	2021	Ps. Change	% Change
	(in Mexican pesos)
Net profit (loss) for the period	304,599,261	(82,754,409)	387,353,670	(468.1)%
Add (deduct):
Income taxes	170,487,446	83,104,963	87,382,483	105.1%
Interest expense	86,485,683	50,527,066	35,958,617	71.2%
Depreciation	1,808,883	2,106,164	(297,281)	(14.1)%
EBITDA	563,381,273	52,983,784	510,397,489	963.3%
Transaction related expenses	457,290	—	457,290	100.0%
Adjusted EBITDA	563,838,563	52,983,784	510,854,779	964.2%
The following table sets forth the key revenue metrics:
	For the Year Ended December 31, 2022
	RevPAR	ADR	Occupancy
	(in Mexican Pesos)%
Mondrian Hotel(1)	195	4,305	5
(1)	The revenue metrics are presented only for the Mondrian Hotel due to it is the only hotel in operation as of December 31, 2022.
Liquidity and Capital Resources
Overview
Since our inception, we have financed our operations primarily from capital contributions and borrowings under the Bancomext Loan Agreement and the Sabadell Loan Agreement.
We currently expect the total remaining construction cost of the Hotel Development Projects in our Hotel Portfolio and the Baja Park Development Project, to be approximately U.S.$743.0 million. While we believe that our overall budget for the construction costs for these properties is reasonable, a significant portion of these construction costs are only estimates, and the actual construction costs may be significantly higher than expected. While we believe that our overall budget for the construction costs for these properties is reasonable, a significant portion of these construction costs are only estimates, and the actual construction costs may be significantly higher than expected. We currently expect that any proceeds we receive as a result of the Business Combination, together with borrowings under our existing financings, will not be sufficient to fund the currently foreseeable construction budget of our property development projects and/or otherwise be sufficient to fulfill our business strategy. Therefore, we will likely need additional capital in the future. Our ability to obtain bank financing or to access the capital markets for future debt or equity offerings may be limited by our financial condition, results of operations or other factors, such as our credit rating or outlook at the time of any such financing or offering and the covenants in our existing debt agreements, as well as by general economic conditions and contingencies and uncertainties that are beyond our control. Therefore, we cannot assure you that we will be able to obtain additional capital and/or that we will be able to obtain bank financing or access the capital markets on commercially reasonable terms or at all, for further details, see Note 2 c) – Basis of preparation in the Combined Financial Statements as of December 31, 2022 and Note 2 c) of the condensed interim combined financial statements.
In March 2023, the Group received U.S.$20.0 million under a secured loan agreement which was used primarily to fund the acquisition of the beach club and on June 6, 2023, also part of these funds will be used for the development of the beach club. Also, the Group received U.S.$25.0 million under the same loan agreement with Bancomext, for further details, see Note 18 – Subsequent events in the Combined Financial Statements as of December 31, 2022 and Note 6 of the condensed interim combined financial statements.
As of November 28, 2023, our total debt was Ps.$7,161 million (US$417.4 million).

Recent Transactions Affecting our Liquidity and Capital Resources
Six months ended June 30, 2023 compared to six months ended June 30, 2022
Combined statements of cash flows: The following table summarizes the cash flows of Murano for the six months ended June 30, 2023 and 2022.
	For the Six Months Ended June 30,		—
	2023	2022	Variance
	Ps.	Ps.	Ps.	%.
	(In Mexican pesos)
Net cash flows (used in) from operating activities	153,640,872	150,037,133	3,603,739	2.4%
Net cash flows used in investing activities	(857,143,670)	(701,730,138)	(155,413,532)	22.1%
Net cash flows from financing activities	787,750,729	660,579,569	127,171,160	19.3%
Net increase in cash and cash equivalents and restricted cash	84,247,931	108,886,564	(24,638,633)	(22.6)%
Cash Flows from Operating Activities
Net cash used in operating activities was Ps.$153.6 million for the six months ended June 30, 2023, an increase of Ps.$3.6 million or 2.4% from the six months ended 30, 2022. Net cash used in operating activities consisted of a profit before income tax of Ps.$379.7 million for the year ended June 30, 2023, adjusted for non-cash items and the effect of changes in working capital. Non-cash adjustments principally included a Ps.$23.9 million expense in the valuation of financial derivative financial instruments. Net changes in working capital required cash of Ps.$46.0 million related to the VAT generated from the construction expenses, which decreased Ps.$92.6 million or 198.9% from the six months ended June 30, 2022, the decrease is mainly related with the termination of the construction of the Andaz and Mondrian Hotel Complex, which stops generating a recoverable VAT from the construction expenses and diminish the cash flows related to accounts payable as compared with June 30, 2022. For the six months ended June 30, 2023 there is also a change in trade receivable balance of Ps.$6.9 million due to the accounts receivable from clients, which was not presented for the six months ended June 30, 2022.
Cash Flows from Investing Activities
Net cash used in investing activities was Ps.$857.1 million and Ps.$701.7 million for the six months ended June 30, 2023 and 2022, the increase in these cash flows is primarily due to the termination of the construction of the hotels in Mexico City, the cash flows related to the Property, construction in process and equipment increased Ps.$90.8 million from the period ended June 30, 2023 compared to June 30, 2022. Additionally, during 2023, Murano granted a loan to its main shareholder for an amount of Ps.$40.8 million and another loan to its related party E.S. Agrupación, S. A. de C. V., for an amount of Ps.$23.6 million.
Cash Flows from Financing Activities
Net cash provided by financing activities was Ps.$787.8 million for the six months ended June 30, 2023, an increase of Ps.$127.1 million or 19.2% from the six months ended June 30, 2022 which amounted to Ps.$660.7 million, this increase derived mainly from the loans received during 2023, which amounted to Ps.$1,274.9 million compared to the funds received for the same period in 2022 which amounted to Ps.$1,001.8 million, an increase of Ps.$273.1 million. The received funds were partially offset by the loan payments which amounted to Ps.$ 430.9 million and Ps.$259.9 million for the six months ended June 30, 2023 and 2022, respectively, an increase Ps.$171.1 million.
For the six months ended June 30, 2022 there was also a net capital reimbursement that amounted to Ps.$73.8 million.

Year ended December 31, 2022 compared to year ended December 31, 2021
Combined statements of cash flows: The following table summarizes the cash flows of Murano for the years ended December 31, 2022 and 2021.
	For the Year Ended December 31,
	2022	2021	Variance
	Ps.	Ps.	Ps.	%.
	(In Mexican pesos)
Net cash flows used in operating activities	(33,580,241)	(81,026,744)	47,446,503	(58.6)
Net cash flows used in investing activities	(1,437,521,734)	(877,719,552)	(559,802,182)	63.8
Net cash flows from financing activities	1,528,421,985	732,867,795	795,554,190	108.6
Net increase (decrease) in cash and cash equivalents and restricted cash	57,320,010	(225,878,501)	283,198,511	(125.4)
Cash Flows from Operating Activities
Net cash used in operating activities was Ps.$33.6 million for the year ended December 31, 2022, a decrease of Ps.$47.4 million or 58.6% from the year ended December 31, 2021. Net cash used in operating activities consisted of a profit before income tax of Ps.$475.1 million for the year ended December 31, 2022, adjusted for non-cash items and the effect of changes in working capital. Non-cash adjustments principally included Ps.$200.7 million in the valuation of financial derivative financial instruments, Ps.$298.1 million derived from the revaluation of the investment property and Ps.$281.3 million of effect in foreign exchange rates. Net changes in working capital required cash of Ps.$57.0 million related to the VAT generated from the construction expenses, which increased Ps.$14.9 million or 35.5% from the year ended December 31, 2021, the increase is mainly related with the additions in the construction process.
Cash Flows from Investing Activities
Net cash used in investing activities was Ps.$1,437.5 million for the year ended December 31, 2022, an increase of Ps.$559.8 million or 63.8% from the year ended December 31, 2021 primarily due to the investment in the GIC Complex Development Project and the purchase of furniture and equipment for the Andaz and Mondrian Hotel Complex.
Cash Flows from Financing Activities
Net cash provided by financing activities was Ps.$1,528.4 million for the year ended December 31, 2022, an increase of Ps.$795.6 million or 108.6% from the year ended December 31, 2021, primarily due to the new loan agreements celebrated, the cash obtained from those loans amounted to Ps.$2,387.5 million, which is also net by the loan payments that amounted to Ps.$245.3 million.
There was also a net capital reimbursement that amounted to Ps.$274.7 million.
Capital Expenditures
Currently, we are in the process of developing the Hotel Development Projects in our Hotel Portfolio, which compounds the capital expenditures. For the period ended June 30, 2023, and the years ended December 31, 2022 and 2021, our capital expenditures amounted to Ps.$792.3 million, Ps.$1,522.30 million, and Ps.$844.9 million, respectively. This increase was mainly driven by the expenditures related to the construction of Phase One of the GIC Complex Development Project.
As of June 30, 2023, we had outstanding commitments under construction contracts of U.S.$40.0 million, for capital expenditures at our owned properties. Our contracts contain clauses that allow us to cancel all or some portion of the work. If cancellation of a contract occurred, our commitment would be any costs incurred up to the cancellation date, in addition to any costs associated with the discharge of the contract.
As further described in the Hotel Portfolio section, Murano’s principal capital expenditures and divestitures since the beginning of its last three financial years to date consisted of capital expenditures for its hotel development projects and maintenance capital expenditures in Mexico for an aggregate amount as of June 30, 2023 of Ps.$5,287.9 million.

Debt
As of June 30, 2023, our debt with third parties amounted to Ps.$6,053.6 million and our debt with related parties amounted to Ps.$246.6 million, including accrued interest and the exchange difference generated from the U.S. dollar-denominated loans. Our principal borrowings were comprised as follows:
•
U.S. dollar-denominated syndicated secured mortgage loan agreement dated October 4, 2019, among Fideicomiso Murano 2000 and Banco Nacional de Comercio Exterior, S.N.C Institución de Banca de Desarrollo, Caixabank, S.A. Institución de Banca Múltiple, Sabadell, S.A. Institución de Banca Múltiple and Nacional Financiera, Sociedad Nacional de Crédito, Institución de Banca de Desarrollo. Amounts borrowed under this loan agreement bear interest quarterly at a SOFR rate, the SOFR rate applied for the third quarter of 2023 was 5.38307%, plus a 4.0116% spread, quarterly payable, and mature on October 2, 2031. As of June 30, 2023, Ps.$3,334.9 million was outstanding under this loan agreement.

•
Peso-denominated loan agreement, dated as of October 16, 2019, among Fideicomiso Murano 2000 and Banco Nacional de Comercio Exterior, S.N.C Institución de Banca de Desarrollo. This agreement was signed to obtain a credit line up to $31,480,000, with a variable interest rate of TIIE 91 days, the TIIE rate applied for the last payment made on November 7, 2023 was 11.4150%, plus 275 basis points, to finance VAT receivable with a 36-month maturity or early on the collection of such VAT receivables from Mexican Authorities, with unpaid balances, if any, after 36 months payable in 18 months. As of June 30, 2023, Ps.$53.1 million was outstanding under this loan agreement.

•
U.S. dollar-denominated secured mortgage loan for up to U.S.$100.0 million, dated as of September 29, 2022 among Inmobiliaria Insurgentes 421 and Banco Nacional de Comercio Exterior, S.N.C Institución de Banca de Desarrollo. Amounts borrowed under this loan agreement bear interest quarterly at a SOFR rate, the SOFR rate applied for the third quarter of 2023 was 5.2768%, plus a 3.5% spread, quarterly payable, and mature on October 9, 2037. As of June 30, 2023, Ps.$1,711.1 million was outstanding under this loan agreement.

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U.S. dollar-denominated loan agreement for up to U.S.$15 million, dated as of May 31, 2022 among Murano World, S.A. de C.V. and Exitus Capital, S.A.P.I. de C.V., SOFOM, E.N.R. Amounts borrowed under this loan agreement bear interest annually at a 15% rate, monthly payable, and mature on May 31, 2025. Amounts borrowed under this loan agreement are secured by a certain trust established along with the loan agreement. As of June 30, 2023, Ps.$256.8 million was outstanding under this loan agreement.

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U.S. dollar-denominated loan agreement for up to U.S.$15 million, dated as of June 24, 2022 among Murano World, S.A. de C.V. and Sofoplus, S.A.P.I. de C.V., SOFOM, E.N.R. Amounts borrowed under this loan agreement bear interest annually at a 15% rate, monthly payable, and mature on June 24, 2025. Amounts borrowed under this loan agreement are secured by a certain trust established along with the loan agreement. As of June 30, 2023, Ps.$128.4 million was outstanding under this loan agreement.

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Peso-denominated loan agreement for up to Ps.$99.7 million, dated as of June 28, 2021 among Murano World, S.A. de C.V. and Exitus Capital, S.A.P.I. de C.V., SOFOM, E.N.R. and Sofoplus, S.A.P.I. de C.V., SOFOM, E.N.R. Amounts borrowed under this loan agreement bear interest at a variable interest rate of TIIE of 28 days, the TIIE rate applied for the last quarter ended June 30, 2023 was 11.49%, plus a fixed spread of 12.55% and mature on June 28, 2025. Amounts borrowed under this loan agreement are secured by a certain trust established along with the loan agreement. This loan was paid on September 14, 2023.

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Peso-denominated loan agreement for up to Ps.$200 million, dated as of July 21, 2020 among Murano World, S.A. de C.V. and Sofoplus, S.A.P.I. de C.V., SOFOM, E.N.R. Amounts borrowed under this loan agreement bear interest annually at an interest rate of 16.75%, payable monthly and mature on July 21, 2024. Amounts borrowed under this loan agreement are secured by a certain trust established along with the loan agreement. This loan was paid on August 23, 2023.

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Sale and lease back agreement classified as debt signed in February 2023 among Murano World, S.A. de C.V. and Arrendadora Finamo with a 48-month-term. As of June 30, 2023, Ps.$ 331.1 million was outstanding under this agreement.

•	U.S. dollar-denominated loan agreement for up to U.S.$20.0 million, signed in March 2023 among Murano World, S.A. de C.V. and ALG Servicios Financieros México, S.A. de C.V., SOFOM E.N.R. Amounts borrowed under this loan agreement bear interest annually at an interest rate of 10.0%, payable and mature on December 1, 2030. Amounts borrowed under this loan agreement are secured by the beach club. As of June 30, 2023, Ps.$222.5 million was outstanding under this loan agreement.
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U.S. dollar-denominated revolving line credit for up to U.S.$1.5 million, dated as of March 3, 2023 among Murano World, S.A. de C.V. and Santander Internacional. Amounts borrowed under this loan agreement bear interest annually at the best rate offered to preferred clients plus a fixed spread of 0.8%, which matures on 2025. As of June 30, 2023, Ps.$1.49 million was outstanding under this revolving line credit.

The loan agreements referred to above are the same loan agreements that are listed under the section of this prospectus captioned “Description of Material Agreements”, which section includes further details of each of these loans.
The loan agreements referred to above include covenants and restrictions that require, among other things, to provide quarterly and annually the lenders with Murano’s internal financial statements and compliance with certain ratios and reserve funds. Noncompliance with such requirements constitutes an event of default under which the respective loan may become immediately due and payable.
As of June 30, 2023, we were in compliance with such covenants and restrictions, except in the case of a covenant set forth in the U.S. dollar-denominated syndicated secured mortgage loan agreement with Banco Nacional de Comercio Exterior, S.N.C Institución de Banca de Desarrollo, Caixabank, S.A. Institución de Banca Múltiple, and Sabadell, S.A. Institución de Banca Múltiple and Nacional Financiera, Sociedad Nacional de Crédito, Institución de Banca de Desarrollo. As a result of the covenant breach, the related loan was reclassified as a current liability, which caused the amount of current liabilities to exceed the amount of the current assets as of such date. On August 24, 2023, the Group restructured the related syndicated loan to increase the credit line by U.S.$45.0 and negotiated with the lenders to include a statement recognizing that there are no early termination causes, which the lenders agreed, therefore the lenders will not call the debt.
Other than the covenant breach described above (which has been cured), there have been no other breaches and we are currently in compliance with the covenants and restrictions set forth in our loan agreements as of the date of this prospectus. For the six months period ended June 30, 2023, interest expense on our borrowings amounted to Ps.$137.5 million.
For further information on our financing activities, see Note 10 to the annual Combined Financial Statements and Note 6 of the condensed combined interim financial statements.
Commitments and Contingencies
We are subject to litigation, claims, and other commitments and contingencies arising in the ordinary course of business. While no assurance can be given as to the ultimate outcome of any litigation matters, we do not believe it is probable that a loss will be incurred and do not expect the ultimate resolution of any open matters will have a material adverse effect on our financial position or results of operations.
Off-Balance Sheet Arrangements
As of June 30, 2023, we did not have any off-balance sheet arrangements.
Quantitative and Qualitative Disclosures About Market Risk
We are exposed to a variety of market and other risks, including credit risk, liquidity risk, market risk, operating risk, and legal risk. For quantitative and qualitative disclosures about these risks, see Note 13 to the Combined Financial Statements.

CERTAIN MURANO RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The table below sets forth the entities the Murano Group has engaged in related party transactions with and their relationship to the Murano Group:
Related Party	Relationship to Murano Group
Impulsora Turistica de Vallarta, S. A. de C. V. (ITV)	A Mexican corporation (sociedad anónima) owned 0.000001% by ES Agrupacion, S. A. de C. V. (Company in which Elias Sacal Cababie holds 99.99% of its equity)
Puerto Varas, S. A. de C. V. (Puerto Varas)	A Mexican corporation (sociedad anónima) owned 50.00% by ES Agrupacion, S. A. de C. V. (Company in which Elias Sacal Cababie holds 99.99% of its equity)
BVG Infraestructura, S. A. de C. V. (BVG Infra)	A Mexican corporation (sociedad anónima) in which Elias Sacal Cababie holds 99.99% of its equity.
Sofoplus, S. A. P. I. de C. V., SOFOM, ER (Sofoplus)	A Mexican Stock Market Promotion Company (S. A. P. I. by its acronym in Spanish) in which Harry Sacal Cababie holds 99.99% of its equity.
Inmobiliaria Insurgentes 421, S.A. de C.V.	A Mexican corporation (sociedad anónima) in which Fideicomiso Murano 6000 CIB/3109 holds 99.99% of its equity.
Sale of Administrative Services
ITV
For the years ended December 31, 2022 and 2021, the Murano Group sold services to ITV. The services consisted primarily of administrative services. For the years ended December 31, 2022 and 2021, the Murano Group accrued a total of $1,370,344 (U.S.$70,777) and $1,529,063 (U.S.$74,531) in administrative services, respectively. As of December 31, 2022, there were no remaining balances to collect under the services agreement. As of December 31, 2021, there was an account receivable balance of $1,197,563 (U.S.$58,373).
Puerto Varas
For the year ended December 31, 2022, the Murano Group sold services to Puerto Varas. The services consisted primarily of administrative services. For the year ended December 31, 2022, the Murano Group accrued a total of $667,891 (U.S.$34,496). As of December 31, 2022, there was no balance pending to collect under the services agreement.
Related Party Loans
ITV
On May 2, 2021, ITV made a 36-month loan to Murano World, S. A. de C. V. on commercially reasonable arm’s length terms, for a total amount of $97,500,000 (U.S.$4,752,458) at an annual rate of 17.75%. As of December 31, 2022 and 2021, the outstanding balance of this loan was $58,078,077 (U.S.$2,999,668) and $90,873,707 (U.S.$4,414,881), respectively.
For the years ended December 31, 2022 and 2021, the Murano Group has paid a total interest of $15,159,574 (U.S.$782,975) and $10,362,334 (U.S.$505,093), respectively.
Sofoplus
On Jun 28, 2019, Sofoplus made a 48-month loan to Murano World, S. A. de C. V. on commercially reasonable arm’s length terms for a total amount of $100,000,000 (U.S.$5,298,659) at an annual rate of 16.75%. As of December 31, 2022 and 2021, the outstanding balance of this loan was $71,179,852 (U.S.$3,671,236) and $95,248,359 (U.S.$4,668,569), respectively.

On Jun 24, 2022, Sofoplus made a 48-month loan to Murano World, S. A. de C. V. on commercially reasonable arm’s length terms for a total amount of $153,693,000 (U.S.$7,500,000) at an annual rate of 15.00%. As of December 31, 2022, the outstanding balance of this loan was $145,231,418 (U.S.$7,500,000).
For the years ended December 31, 2022 and 2021, the Murano Group has paid a total interest of $25,513,064 (U.S.$1,233,407) and $15,256,369 (U.S.$808,463), respectively.
Inmobiliaria Insurgentes
On July 1, 2023, the lease agreements between (i) Inmobiliaria Insurgentes 421, S.A. de C.V. (as lessor) and Operadora Hotelera I421, S. A. de C. V. (as lessee) and (ii) Inmobiliaria Insurgentes 421, S.A. de C.V. (as lessor) Operadora Hotelera I421 Premium, S. A. de C. V. (as lessee) became effective. These lease agreements were executed for a 20-year term and its purpose is to lease the Andaz and Mondrian Hotel Complex, respectively.
These agreements were negotiated and entered into between related parties. Therefore, the terms of the Insurgentes Loan Agreements, including consideration payable thereunder, may be less favorable to us than terms negotiated with unaffiliated and third-party lessees. Under both lease agreements, the lessees must pay a monthly base rent of U.S.$50,000 and an annual variable rent payment based on 95% of the lessees' annual operating income.
As of November 30, 2023, Inmobiliaria Insurgentes 421, S.A de C.V. has received from the lessees, the amount of U.S.$500,000 for base rent concept, which means that the cumulative base rent paid by each lessee was U.S.$250,000. No payments have been issued to Inmobiliaria Insurgentes 421, S.A. de C.V. for concept of variable rent under the lease agreements.
Land Acquisition
Murano World, S. A. de C. V. purchased land in Acapulco and Cancun from BVG Infraestructura, S. A. de C. V. (BVG Infra) on commercially reasonable, arm’s length terms for a total purchase price of Ps.$139,916,731.00 (U.S.$7,413,710.00). As of December 31, 2022, there was no remaining balance payable by Murano World, S.A. de C.V. As of December 31, 2021, the remaining balance payable for the land acquisition to BVG Infra was $22,209,043 (US$1,147,072,).
For more information about Grupo Murano’s transactions with related parties please see Note 6 to the Combined Financial Statements of Murano PV included elsewhere in this prospectus.

BUSINESS OF HCM AND CERTAIN INFORMATION ABOUT HCM
References in this section to “we”, “our”, “us”, the “Company”, or “HCM” generally refer to HCM and references to our “Sponsor” refer to HCM Investor Holdings, LLC.
Overview
We are a blank check company incorporated on February 5, 2021 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or business entities, which we refer to as our initial business combination. We have neither engaged in any operations nor generated any revenue to date. Based on our business activities, we are a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting almost entirely of cash.
Our executive offices are located at 100 First Stamford Place, Suite 330, Stamford, CT 06902 and our telephone number is (203) 930-2200. Our corporate website address is www.hcmacquisition.com. Our website and the information contained on, or that can be access through, the website is not deemed to be incorporated by reference in, and is not considered part of, this Registration Statement on Form F-4. You should not rely on such information in making your decision whether to invest in our securities.
Initial Formation, Initial Public Offering and Concurrent Private Placement
On February 10, 2021, our Sponsor purchased an aggregate of 7,187,500 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. On January 5, 2022, HCM effected a share capitalization in which our Sponsor was issued an additional 2,875,000 ordinary shares so that our Sponsor owned an aggregate of 9,987,500 Founder Shares. Prior to HCM’s IPO, the Sponsor transferred an aggregate of 75,000 of its Founder Shares to HCM’s independent directors.
On January 25, 2022, we consummated an IPO of 28,750,000 HCM Units at a price of $10.00 per Unit, generating gross proceeds of $293,250,000 before underwriting discounts and expenses (the “Public Offering”). Each “Unit” consists of one HCM Class A Ordinary Share of HCM at $0.0001 par value and one-half of one redeemable warrant. Each whole warrant entitles the holder to purchase one HCM Class A Ordinary Share at a price of $11.50 per share. Only whole HCM Warrants may be exercised and no fractional HCM Warrants will be issued upon separation of the HCM Units and only whole HCM Warrants may be traded.
Also on January 25, 2022, we completed the private sale (the “Private Placement”) of an aggregate of 13,000,000 Private Placement Warrants, to our Sponsor and Cantor Fitzgerald & Co. (“Cantor Fitzgerald”) at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $13,000,000. The Warrants will become exercisable 30 days after the completion of the Business Combination and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. Alternatively, if we do not complete a Business Combination prior to December 25, 2023 (subject to a monthly extension through January 25, 2024 pursuant to the terms of the Extension Amendment under the provisions of the amended and restated memorandum and articles of association), the HCM Warrants will expire at the end of such period.
We received gross proceeds from the IPO and the sale of the Private Placement Warrants of $287,500,000 and $13,000,000, respectively, for an aggregate of $300,500,000. Upon the closing of the IPO and concurrent private placement, $293,250,000 of the gross proceeds were deposited in a Trust Account and the remaining $7,250,000 was held outside of the Trust Account, of which $5,000,000 was used to pay underwriting discounts and $2,250,000 was used to pay accrued offering and formation costs, business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. HCM is permitted to use a portion of interest income on the funds held in the Trust Account to pay tax obligations, if any.
Commencing on March 14, 2022, the holders of our Units have had the right to elect to separately trade the Class A Ordinary Shares and Warrants included in the Units on Nasdaq under the symbols “HCMA” and “HCMAW,” respectively. Those Units not separated will continue to trade on the Nasdaq under the symbol “HCMAU.”
On March 13, 2023, in connection with the execution of the Initial Business Combination Agreement, the Company signed a fee reduction agreement with Cantor Fitzgerald in which the underwriters forfeited 80.17% of the deferred underwriting commissions resulting in a reduction of $12,125,000. Cantor Fitzgerald has not sent, and does not anticipate sending, any notice about ceasing involvement with the Business Combination.

Extension of Time to Complete a Business Combination, Conversion of Class A Ordinary Shares and April 2023 Redemptions
On April 19, 2023 the Company held an Extraordinary Meeting in which the shareholders voted to extend the date by which the Company must consummate an initial business combination from April 25, 2023 to May 25, 2023, with the option to elect to extend the date to consummate a business combination on a monthly basis for up to eight times by an additional month each time after May 25, 2023, without another shareholder vote, for up to a total of nine months to January 25, 2024, upon the deposit into the Trust Account the lesser of (i) $0.035 per Class A Ordinary Share held in the Trust Account or (ii) an aggregate of $145,000, for each month of the Extension Period up to and until January 25, 2024, pro-rated for partial months during the Extension Period, resulting in a potential maximum contribution of $1,305,000.
In connection with such extraordinary meeting, on April 19, 2023, the Company’s public shareholders elected to redeem an aggregate of 24,670,594 Class A Ordinary Shares and as a result $258.5 million was released from the Trust Account to satisfy the redemptions.
On April 20, 2023, Sponsor converted each of its 9,987,500 Founders Shares into Class A Ordinary Shares.
Offering Proceeds Held in Trust
As of September 30, 2022 there were (i) 14,066,906 Class A Ordinary Shares (including 9,987,500 Class A Ordinary Shares held by the Sponsor and 4,079,406 Public Shares), and (ii) 75,000 HCM Class B Ordinary Shares issued and outstanding. In connection with the Business Combination, the Sponsor has agreed to forfeit 1,250,000 HCM Class A Ordinary Shares and all of the Private Placement Warrants upon the Closing.
As of October 31, 2023, $45,022,770 is currently held in the Trust Account with Continental Stock Transfer & Trust Company acting as trustee.
Except for the withdrawal of interest to pay taxes, if any, HCM Charter provides that none of the funds held in trust will be released from the Trust Account until the earliest of (i) the completion of HCM’s initial business combination; (ii) the redemption of its Public Shares if HCM is unable to complete its initial business combination by December 25, 2023, with the option to elect to extend the date to consummate a business combination on a monthly basis for up to one time by an additional month after December 25, 2023, without another shareholder vote, to January 25, 2024, or (iii) the redemption of its Public Shares properly submitted in connection with a shareholder vote to amend HCM Charter (A) to modify the substance or timing of HCM’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of the Public Shares if HCM has not consummated an initial business combination by December 25, 2023, with the option to elect to extend the date to consummate a business combination on a monthly basis for up to one time by an additional month after December 25, 2023, without another shareholder vote, to January 25, 2024 or (B) with respect to any other provisions relating to shareholders’ rights or pre-initial business combination activity. The proceeds deposited in the Trust Account could become subject to the claims of HCM’s creditors, if any, which could have priority over the claims of its public shareholders. The proceeds held in the Trust Account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act that invest only in direct U.S. government treasury obligations.
Except as described in the prospectus for HCM’s IPO and in the section entitled “HCM’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial business combination and HCM’s redemption of 100% of the outstanding Public Shares upon its failure to consummate a business combination within the required time period.
Fair Market Value of Target Business
The target business or businesses that HCM acquires must collectively have a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the trust account) at the time of the execution of a definitive agreement for its initial business combination, although HCM may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance. The Board determined that this test was met in connection with the proposed Business Combination with Grupo Murano as described in the section entitled “Proposal No 1 - The Business Combination Proposal - Satisfaction of 80% Test” above.

Satisfaction of 80% Test
It is a requirement under HCM’s Articles and Memorandum of Association that any business acquired by HCM have a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discounts and commissions held in the Trust Account HCM would otherwise pay to the underwriters, unless subsequently waived) at the time of the execution of a definitive agreement for an initial Business Combination.
As of March 13, 2023, the date of the execution of the Initial Business Combination Agreement, the net assets in the Trust Account was approximately $300,037,814 and 80% thereof represents approximately $240,030,251. In reaching its conclusion on the 80% asset test, HCM’s board of directors used as a fair market value for Murano of $810,000,000 equity value (assuming a pre-business combination equity value of approximately $690 million and a projected redemption of 85% of HCM’s Public Shares). The parties to the Business Combination Agreement considered factors such as Murano’s historical financial results, the future growth outlook and financial plan, as well as valuations and trading of publicly traded companies in similar and adjacent sectors.
HCM’s board of directors believes that because of the financial skills and background of its directors, it was qualified to conclude that the acquisition of Murano met the 80% requirement. Based on the fact that the approximately $810,000,000 fair market value of Murano (assuming a pre-business combination equity value of approximately $690 million and a projected redemption of 85% of HCM’s Public Shares) as described above, is in excess of the threshold of approximately $240,030,251, representing 80% of the net assets held in the Trust Account, HCM’s Board of Directors determined that the fair market value of Murano was substantially in excess of 80% of the net assets in the Trust Account and that the 80% test was met.
Shareholder Approval of Business Combination
Under the HCM Charter, in connection with any proposed business combination, it must seek shareholder approval of an initial business combination at a meeting called for such purpose at which Public Shareholders may seek to redeem their Public Shares for cash, regardless of whether they vote for or against the proposed business combination, subject to the limitations described in the prospectus for HCM’s IPO. Accordingly, in connection with the Business Combination with PubCo, the Public Shareholders may seek to redeem their Public Shares in accordance with the procedures set forth in this proxy statement/prospectus.
Voting Restrictions in Connection with the Meeting
In connection with any vote for a proposed business combination, including the vote with respect to the Business Combination Proposal, all of HCM’s Initial Shareholders, as well as all of its officers and directors, have agreed to vote the Founder Shares and any Public Shares purchased during or after its Initial Public Offering (including in open market and privately-negotiated transactions).
Redemption Rights for Public Shareholders
HCM will provide its Public Shareholders with the opportunity to redeem all or a portion of their HCM Class A Ordinary Shares upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Proposed Transactions including interest earned on the funds held in the Trust Account and not previously released to HCM to pay its taxes, if any, divided by the number of then outstanding Public Shares, subject to the limitations described herein.
For illustrative purposes, based on funds in the Trust Account of approximately $45,022,770 as of October 31, 2023, the estimated redemption price per share would have been approximately $11.04. The per-share amount HCM will distribute to investors who properly redeem their shares will not be reduced by the portion of the deferred underwriting commissions HCM would otherwise pay to the underwriters, which were subsequently waived.
The Sponsor and HCM’s executive officers and directors have entered into a letter agreement with us, pursuant to which the HCM Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares, and the Sponsor and HCM’s executive officers and directors have agreed to waive their redemption rights with respect to any Public Shares they may acquire in connection with the completion of the Business Combination.

Limitations on Redemptions
Notwithstanding the foregoing, the HCM Charter provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in HCM’s IPO, which we refer to as “Excess Shares,” without our prior consent. We believe this restriction will discourage shareholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed business combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a Public Shareholder holding more than an aggregate of 15% of the shares sold in HCM’s IPO could threaten to exercise its redemption rights if such holder’s shares are not purchased by us, our Sponsor or our management at a premium to the then-current market price or on other undesirable terms. By limiting our shareholders’ ability to redeem no more than 15% of the shares sold in the HCM IPO without our prior consent, we believe we will limit the ability of a small group of shareholders to unreasonably attempt to block our ability to complete our initial business combination, particularly in connection with a business combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against the business combination.
The HCM Charter provides that we will not redeem Public Shares that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement that may be contained in the agreement relating to our initial business combination.
Permitted Purchases and Other Transactions with Respect to Our Securities
At any time at or prior to our initial business combination, subject to applicable securities laws (including with respect to material nonpublic information), Sponsor, HCM’s Initial Shareholders, directors, executive officers, advisors or their affiliates may enter into transactions with investors and others to provide them with incentives to acquire Public Shares, vote their Public Shares in favor of our initial business combination or not redeem their Public Shares, although they are under no obligation to do so. There is no limit on the number of public shares our Sponsor, HCM’s Initial Shareholders, directors, executive officers, advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of Nasdaq. Any such privately negotiated purchases would be effected at a purchase price that is no higher than the per share pro rata portion of the Trust Account. Such persons have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase Public Shares or warrants in such transactions. If they engage in such transactions, they will be restricted from making any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act.
In the event that the Sponsor, HCM’s Initial Shareholders, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights or submitted a proxy to vote against our initial business combination, such selling shareholders would be required to revoke their prior elections to redeem their shares and any proxy to vote against our initial business combination. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will be required to comply with such rules.
The purpose of any such transaction could be to (i) vote in favor of the business combination and thereby increase the likelihood of obtaining shareholder approval of the business combination, or (ii) reduce the number of public warrants outstanding or vote such warrants on any matters submitted to the warrant holders for approval in connection with our initial business combination. Any such purchases of our securities may result in the completion of our initial business combination that may not otherwise have been possible. In the event that our Sponsor, directors, officers, advisors or any of their respective affiliates purchase public shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.
The purpose of any such purchases of Public Shares could be to increase the amount of cash available to HCM to use in the Business Combination. Any such purchases of our public shares may result in the completion of the

Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements. In addition, if such purchases are made, the public “float” of the HCM Class A Ordinary Shares may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on Nasdaq or any other national securities exchange. See the subsection entitled “The Business Combination - Potential Purchases of Public Shares” for a description of how our Sponsor, directors, officers, advisors or any of their respective affiliates will select which shareholders or warrant holders to purchase securities from in any private transaction.
In addition, if such purchases are made, the public “float” of the HCM Class A Ordinary Shares or public warrants may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
The Sponsor, HCM’s Initial Shareholders, officers, directors and/or their respective affiliates anticipate that they may identify the shareholders with whom Sponsor, HCM’s Initial Shareholders, officers, directors or their respective affiliates may pursue privately negotiated transactions by either the shareholders contacting us directly or by our receipt of redemption requests submitted by shareholders (in the case of Class A Ordinary Shares) following our mailing of this proxy/registration statement. To the extent that Sponsor, HCM Initial Shareholders, officers, directors, advisors or their respective affiliates enter into a private transaction, they would identify and contact only potential selling or redeeming shareholders who have expressed their election to redeem their shares for a pro rata share of the trust account or vote against our initial business combination, whether or not such shareholder has already submitted a proxy with respect to our initial business combination but only if such shares have not already been voted at the general meeting related to our initial business combination. Sponsor, HCM’s Initial Shareholders, officers, directors, advisors or their respective affiliates will select which shareholders to purchase shares from based on the negotiated price and number of shares and any other factors that they may deem relevant, and will be restricted from purchasing shares if such purchases do not comply with Regulation M under the Exchange Act and the other federal securities laws.
Sponsor, HCM’s Initial Shareholders, officers, directors and/or their respective affiliates will be restricted from making purchases of shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. We expect any such purchases would be reported by such person pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.
Liquidation If No Initial Business Combination
The HCM Charter provides that if it does not complete the Business Combination with Murano or another initial business combination by December 25, 2023 (with the option to elect to extend the date to consummate a business combination on a monthly basis for up to one time by an additional month after December 25, 2023, without another shareholder vote, to January 25, 2024), we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to consummate an initial business combination by such date (as so extended).
The HCM Charter provides that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.
Our Sponsor, Cantor Fitzgerald and each member of our management team have entered into a letter agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to any Founder Shares they hold if we fail to consummate an initial business combination by December 25, 2023 (with the option to elect to extend the date to consummate a business combination on a monthly basis for up to one time by an additional month after December 25, 2023, without another shareholder vote, to January 25, 2024), although they will be entitled to liquidating distributions from the trust account with respect to any Public Shares they hold if we fail to complete our initial business combination within the prescribed time frame. Cantor Fitzgerald has the same redemption rights as a Public Shareholder with respect to any Public Shares it acquires.
We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the remaining funds held outside the trust account plus up to $100,000 of funds from the trust account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.
Facilities
HCM currently maintains its principal executive offices at 100 First Stamford Place, Suite 330, Stamford, CT 06902. The cost for this space is included in the $10,000 per-month fee the Sponsor, charges HCM for general and administrative services pursuant to a letter agreement between HCM and the Sponsor. HCM believes, based on rents and fees for similar services, that the fee charged by Sponsor is at least as favorable as it could have obtained from an unaffiliated person. HCM considers its current office space, combined with the other office space otherwise available to its executive officers, adequate for its current operations.
Employees
We currently have two (2) executive officers. These individuals are not obligated to devote any specific number of hours to our matters, but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.
Directors and Executive Officers
As of the date of this proxy statement/prospectus, HCM’s directors and officers are as follows:
Name	Age	Title
Shawn Matthews	56	Chairman, Chief Executive Officer and Director
James Bond	52	President, Chief Financial Officer and Director
Jacob Loveless	42	Director
Steven Bischoff	65	Director
David Goldfarb	65	Director
Shawn Matthews has served as our Chairman of the Board and Chief Executive Officer since our inception. Mr. Matthews is a financial services expert and entrepreneur with more than 30 years of management experience in public and private corporations. Since January 2019, Mr. Matthews founded and has served as the Chief Investment Officer of Hondius Capital Management, an alternative investment firm. In such capacity, he is responsible for the overall success of Hondius Capital Management with a particular focus on managing all firm investments. From March 2009 until December 2018, Mr. Matthews served as Chief Executive Officer of Cantor Fitzgerald & Co., a leading financial services firm, where he was responsible for Cantor Fitzgerald’s risk taking businesses and strategic growth. Mr. Matthews also served as a member of the Executive Committee of the Cantor Fitzgerald & Co. from March 2009 until December 2018. During his tenure at Cantor Fitzgerald, Mr. Matthews played a significant role of the growth of the company, with significant revenue and earnings growth during his tenure. In addition, while serving as the Chief Executive Officer of Cantor Fitzgerald, Mr. Matthews founded and oversaw their sizeable SPAC business. Mr. Matthews also served on the Board of Directors of Securities Industry and Financial Markets Association (SIFMA) from January, 2011 through December, 2013. Mr. Matthews received his Bachelor of Science in Finance and Economics from the Fairfield University Dolan School of Business and MBA from Hofstra University.
James Bond has served as our President and Chief Financial Officer since our inception and is a director. Mr. Bond is a financial services expert and entrepreneur with more than 25 years of management experience in public and private corporations. Since January 2019, Mr. Bond founded and has served as the Chief Operating Officer of Hondius Capital Management, an alternative investment firm. In this role, he is responsible for and oversees all business functions of Hondius Capital Management. From March 2009 until December 2018, Mr. Bond served as the Global Chief Operating Officer of Cantor Fitzgerald & Co., where he was responsible for all business operations. In addition, Mr. Bond was also Chief Operating Officer of Cantor Fitzgerald Investment Advisors, an SEC regulated RIA, and Cantor Fitzgerald Wealth Partners, a wealth management business. In his capacity as Chief Operating Officer, he was an officer or director of a significant number of the firm’s global businesses. Mr. Bond received his Bachelor of Science in Economics from the Boston College.
Jacob Loveless serves as an independent director of HCM Acquisition Corp. Mr. Loveless is Chief Executive Officer of Edgemesh Corporation, a privately held technology firm he co-founded in 2016. Additionally, from 2016 to 2019, Mr. Loveless served as a board director for Perseus Telecom Ltd., a financial services-focused telecommunications company. As a board member, Mr. Loveless had an active role in the company’s restructuring, growth, and eventual acquisition of the parent company by GTT Communications (NYSE: GTT) in 2017. From 2013 to 2016, Mr. Loveless was the Chief Executive Officer of Lucera Financial Services LLC., a financial services technology firm providing exchange technology and private global network services to some of Wall Streets’ largest firms. While at Lucera, Mr. Loveless led the initial design, development, and launch of an innovative distributed matching engine (U.S. Patent 2,0140,172,644). The global financial services firm BGC Partners (NASDAQ: BGCP) acquired Lucera in 2017. From 2003 to 2013, Mr. Loveless served in various technology-focused roles at the financial services firm, Cantor Fitzgerald L.P., where he was a Partner. From 2002 to 2003, Mr. Loveless was the Chief Technology Officer and co-founder of Data Scientific Corporation, whose customers included the U.S. Department of Defense. Data Scientific was acquired by Serena Software (NYSE: MFGP) in 2006. From 2001 to 2002, Mr. Loveless served as the Director of Technology at Appian Corporation (NASDAQ: APPN), where he worked on large-scale projects for the Department of Defense, including the Army Knowledge Online. Given his extensive experience in the financial services and financial services technology industries combined with a long history of developing and managing large-scale and cutting-edge technology ventures, we believe Mr. Loveless serves as a valuable addition to the board of directors.
Steven Bischoff serves as an independent director of HCM Acquisition Corp. Mr. Bischoff is an Executive Vice President with Atlantic Home Loans, where he is responsible for the company’s strategic planning and operations. From 2010 through 2020, Mr. Bischoff was a Partner at NatAlliance Securities LLC., a broker dealer where he oversaw investment banking and asset management. He also served on the board of directors, which was responsible for oversight and the strategic direction of the business. Prior to these roles, his career included several senior management positions across trading, risk management, and operations. From 2003 through 2007, Mr. Bischoff was employed with Cantor Fitzgerald, where he was hired as the Head of Fixed Income Trading and subsequently promoted to co-COO of Capital Markets. From 1999 through 2003, Mr. Bischoff was employed with GMAC RFC, where he ran all capital markets trading and risk management. From 1992 through 1999, Mr. Bischoff was employed with Amherst Securities, where he was co-Founder and Head of Trading and Risk Management. We believe that Mr. Bischoff’s extensive experience in the financial services industry and his leadership skillset will be extremely additive as a member of our board of directors.
David Goldfarb serves as an independent director of HCM Acquisition Corp. Mr. Goldfarb is the chief executive officer of Chauncey Advisors, a strategic advisory business, which he founded. He has over 35 years of experience in the financial services sector and has held senior leadership roles at several large global firms. Mr. Goldfarb began his career in 1979 at Ernst and Young in the firm’s Financial Services Practice. He was ultimately elevated to a Partner of the firm. During his 14 years at the firm, his clients included several leading investment banks and institutional investors. In 1993, Mr. Goldfarb joined Lehman Brothers, where he spent 16 years in various senior roles including Global Head of Principal Investing and Strategic Partnerships, Chief Financial Officer, Chief Administrative Officer, and Chief Strategy Officer. He was also a member of the firm’s Executive Committee. Throughout his many roles at Lehman, Mr. Goldfarb was particularly focused on driving the strategic diversification and expansion of the firm’s global franchise through acquisitions, organic growth, and joint ventures. One example of these efforts was the acquisition of Neuberger Berman, a NY-based firm, which launched Lehman Brothers into the asset management sector. Mr. Goldfarb then spent 4 years as a Managing Director at LAMCO LLC, an asset management business responsible for the winddown of Lehman Brothers Holdings estate’s assets and operations. Mr. Goldfarb then joined Cantor Fitzgerald as a Senior Managing Director in 2012, where he was the Global Head of Asset Management and Business Development. In that capacity, he drove and managed the acquisitions of both an ETF strategist platform and an alternative fixed income platform. We believe Mr. Goldfarb’s vast experience in the financial services industry will make him an effective addition to the board of directors.
Number, Terms of Office and Election of Officers and Directors
Our board of directors is divided into three classes, with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of Messrs. Bond and Bischoff, will expire at our first annual general meeting. The term of office of the second class of directors, consisting of Messrs. Loveless and Goldfarb, will expire at our second annual general meeting. The term of office of the third class of directors, consisting of Mr. Matthews, will expire at our third annual general meeting.
Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our founder shares. In addition, prior to the completion of an initial business combination, holders of a majority of our founder shares may remove a member of the board of directors for any reason.
Pursuant to an agreement entered into prior to the closing of this offering, our Sponsor, upon and following consummation of an initial business combination, will be entitled to nominate three individuals for appointment to our board of directors, as long as the Sponsor holds any securities covered by the registration and shareholder rights agreement.
Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our amended and restated memorandum and articles of association as it deems appropriate. Our amended and restated memorandum and articles of association provide that our officers may consist of one or more chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.
Director Independence
Nasdaq rules require that a majority of the board of directors of a company listed on Nasdaq must be composed of “independent directors.” An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We have determined that Messrs. Loveless, Bischoff and Goldfarb are independent directors under Nasdaq rules and Rule 10A-3 of the Exchange Act. Because we expect to list our securities on Nasdaq in connection with our IPO, we have one year from the date our securities are first listed on Nasdaq to have a majority of our board of directors consist of independent members.
Committees of the Board of Directors
Our board of directors has three standing committees: an audit committee, a nominating and corporate governance committee (the “nominating committee”) and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of Nasdaq require that the compensation committee and the nominating committee of a listed company be comprised solely of independent directors.
Audit Committee
Subject to phase-in rules and a limited exception, the rules of Nasdaq and Section 10A of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. We have established an audit committee of the board of directors, which consists of Messrs. Loveless, Bischoff and Goldfarb. Each of Messrs. Loveless, Bischoff and Goldfarb meet the independent director standard under Nasdaq’s listing standards and under Rule 10A-3(b)(1) of the Exchange Act. Mr. Goldfarb serves as Chairman of our audit committee.
The audit committee is responsible for:
•	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;
•	monitoring the independence of the independent registered public accounting firm;
•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
•	inquiring and discussing with management our compliance with applicable laws and regulations;
•	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing the independent registered public accounting firm;
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determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

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establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

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monitoring compliance on a quarterly basis with the terms of this offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of this offering; and

•
and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Financial Expert on Audit Committee
The audit committee will at all times be composed exclusively of independent directors who are “financially literate” as defined under Nasdaq’s listing standards. The Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.
In addition, we must certify to the Nasdaq Global Market that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. We have determined that Mr. Goldfarb satisfies Nasdaq’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.
Nominating Committee
We have established a nominating committee of our board of directors. The members of our nominating committee are Messrs. Loveless, Bischoff and Goldfarb, and Loveless serves as chairman of the nominating committee.
The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.
Guidelines for Selecting Director Nominees
The guidelines for selecting nominees, which are specified in a charter adopted by us, generally provides that persons to be nominated:
•	should have demonstrated notable or significant achievements in business, education or public service;
•
should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.
The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.
Compensation Committee
We have established a compensation committee of our board of directors. The members of our compensation committee are Messrs. Loveless, Bischoff and Goldfarb, and Mr. Bischoff serves as chairman of the compensation committee. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of our other Section 16 executive officers;
•	reviewing our executive compensation policies and plans;
•	implementing and administering our incentive compensation equity-based remuneration plans;
•	assisting management in complying with our proxy statement and annual report disclosure requirements;
•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;
•	producing a report on executive compensation to be included in our annual proxy statement; and
•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
The charter provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser.
However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.
Code of Ethics
We have adopted a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 6-K.
Conflicts of Interest
Under Cayman Islands law, directors and officers owe the following fiduciary duties:
•	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;
•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;
•	directors should not improperly fetter the exercise of future discretion;
•	duty to exercise powers fairly as between different sections of shareholders;
•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and
•	duty to exercise independent judgment.
In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.
As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders, provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.
Our Sponsor and certain of our officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities. As a result, if any of our Sponsor or our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, then, subject to their fiduciary duties under Cayman Islands law, he or she will need to honor such fiduciary or contractual obligations to present such business combination opportunity to such entity, before we can pursue such opportunity. If these other entities decide to pursue any such opportunity, we may be precluded from pursuing the same. Our amended and restated memorandum and articles of association provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other.
In addition, we may be limited in our ability to make investments and to sell existing investments because our Sponsor may have material, non-public information regarding the issuers of the applicable securities or as a result of an existing investment by our Sponsor. We may acquire a target from or, in which, one or more Sponsor Funds have an existing investment (or makes an investment at the same time or subsequently) at a different or overlapping level of the target’s capital structure, creating a potential conflict between our position and the applicable Sponsor Funds’ position especially in the event of a bankruptcy. Our Sponsor, its employees and Sponsor Funds may also have or make investments in, establish or serve on the boards of, businesses that compete with, provide services to, transact with, or otherwise have significant business relationships with the businesses we invest or seek to invest in. We may also forego an attractive investment opportunity as a result of an existing investment in the target or a competitor of the target by our Sponsor, a Sponsor Fund or principals or employees of our Sponsor, or to otherwise mitigate any conflict of interest or the perception of any conflict of interest.
Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties, contractual obligations or other material management relationships:
Individual	Entity	Entity’s Business	Affiliation
Shawn Matthews	Hondius Capital Management, LP	Investment Management	Chief Investment Officer
James Bond	Hondius Capital Management, LP	Investment Management	Chief Operating Officer
Jacob Loveless	Edgemesh Corporation	Technology and Infrastructure	Chief Executive Officer
Steven Bischoff	Atlantic Home Loans	Investment Management	Executive Vice President
David Goldfarb	Chauncey Advisors LLC	Investment Management	Chief Executive Officer
If any of the above executive officers and directors becomes aware of a business combination opportunity which is suitable for any of the above entities to which he or she has current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity.
Potential investors should also be aware of the following other potential conflicts of interest:
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Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.

•
HCM’s Initial Shareholders subscribed for founder shares prior to the date of the Public Offering and purchased private placement warrants in a transaction that closed simultaneously with the closing of the Public Offering.

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Our Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and public shares held by them in connection with (i) our initial business combination, and (ii) a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of our HCM Class A Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 15 months from the closing of the offering or during any Extension Period or (B) with respect to any other provision relating to the rights of holders of our HCM Class A Ordinary Shares. Additionally, our Sponsor, Cantor Fitzgerald and each member of our management team have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our initial business combination within the prescribed time frame. If we do not complete our initial business combination within the prescribed time frame, the private placement warrants will expire worthless. Except as described herein, HCM’s Initial Shareholders have agreed not to transfer, assign or sell any of their founder shares until the earlier of (A) one year after the completion of our initial business combination and (B) subsequent to our initial business combination, (x) if the closing price of our HCM Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our public shareholders having the right to exchange their ordinary shares for cash, securities or other property. Except as described herein, the private placement warrants will not be transferable until 30 days following the completion of our initial business combination. Because our directors will own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.
•
Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors is included by a target business as a condition to any agreement with respect to our initial business combination. In addition, our Sponsor, officers and directors may Sponsor, form or participate in blank check companies similar to ours during the period in which we are seeking an initial business combination. Any such companies may present additional conflicts of interest in pursuing an acquisition target, particularly in the event there is overlap among investment mandates.

Furthermore, in no event will our Sponsor or any of our existing officers or directors, or their respective affiliates, be paid by us any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination. We reimburse an affiliate of our Sponsor for office space and secretarial and administrative services provided to us in the amount of up to $10,000 per month.
We cannot assure you that any of the above-mentioned conflicts will be resolved in our favor.
Limitation on Liability and Indemnification of Officers and Directors
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We will enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Executive Compensation
None of our executive officers or directors have received any cash compensation for services rendered to us. We reimburse an affiliate of our Sponsor for office space and secretarial and administrative services provided to us in the amount of up to $10,000 per month. In addition, our Sponsor, executive officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our Sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to our Sponsor, executive officers and directors, or their respective affiliates, prior to completion of our initial business combination.
After the completion of the business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.
We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of the business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.
Periodic Reporting and Financial Information
Our HCM Class A Ordinary Shares, HCM Public Warrants and HCM Units are registered under the Exchange Act and as a result we have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. The public may read and copy any material we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at: http://www.sec.gov. The contents of these websites are not incorporated into this filing. Further, the Company’s references to the uniform resource locators (“URLs”) for these websites are intended to be inactive textual references only.
In accordance with the requirements of the Exchange Act, this Registration Statement on Form F-4 contains combined financial statements audited and reported on by our independent registered public accountants.

We are required to evaluate our internal control procedures for the fiscal year ending December 31, 2023 as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company, would we be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.
We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act. As an exempted company, we have received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (2018 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.
We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the Public Offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of the HCM Class A Ordinary Shares that are held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires HCM’s executive officers, directors and persons who beneficially own more than ten percent of its ordinary shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish HCM with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, HCM believes that during the year ended December 31, 2022, there were no delinquent filers.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such, and we and the members of our management team have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.

HCM MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
References in this section to “we”, “our”, “us”, “SPAC” or “HCM” generally refer to HCM Acquisition Corp
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited financial statements and the notes related thereto which are included in “Item 8. Financial Statements and Supplementary Data” of this Registration Statement on Form F-4. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under the section entitled “Cautionary Note Regarding Forward-Looking Statements,” and elsewhere in this Registration Statement on Form F-4.
Overview
We are a blank check company incorporated in the Cayman Islands on February 5, 2021, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate our Business Combination using cash derived from the proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, our shares, debt or a combination of cash, shares and debt.
We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a Business Combination will be successful.
Results of Operations
We have neither engaged in any operations nor generated any revenues to date. Our only activities from February 5, 2021 (inception), through September 30, 2023, were organizational activities, activities necessary to prepare for the Initial Public Offering (described below), and identification of a target company for a Business Combination. We do not expect to generate any operating revenues until after the completion of our Business Combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account and changes in the fair value of warrants. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses and non-cash expense of changes in the fair value of warrants.
For the three months ended September 30, 2023, we had a net loss of $945,139, which consists of interest earned on marketable securities held in the Trust Account of $572,450, interest income in bank of $40, offset by operating costs of $1,517,629. For the nine months ended September 30, 2023, we had a net income of $1,178,392, which consists of interest earned on marketable securities held in the Trust Account of $4,736,501, interest income in bank of $3,067 and reduction of underwriting fee payable of $297,062, offset by operating costs of $3,858,238.
For the three months ended September 30, 2022, we had a net income of $1,867,031, which consists of interest earned on marketable securities held in the Trust Account of $599,266, an unrealized gain on marketable securities held in our Trust Account of $824,061 and change in fair value of warrant liabilities of $821,250, offset by operating costs of $377,546.
For the year ended December 31, 2022, we had a net income of $14,783,303, which consists of interest earned on marketable securities held in the Trust Account of $4,308,298, an unrealized gain on marketable securities held in our Trust Account of $61,045 and change in fair value of warrant liabilities of $12,866,250, offset by operating costs of $1,916,100 and transaction cost incurred in connection with the IPO of $536,190. For the period from February 5, 2021 (inception), through December 31, 2021, we had a net loss of $15,786, which consisted of formation and operating expenses.
Liquidity, Capital Resources and Going Concern
On January 25, 2022, we consummated the Initial Public Offering of 28,750,000 Units, which includes the full exercise by the underwriter of its over-allotment option in the amount of 3,750,000 Units at $10.00 per Unit, generating gross proceeds of $287,500,000. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 13,000,000 Private Placement Warrant at a price of $1.00 per Private Placement Warrant in a private placement to Sponsor and Cantor Fitzgerald & Co., generating gross proceeds of $13,000,000.

Following the Initial Public Offering, the full exercise of the over-allotment option, and the sale of the Private Units, a total of $293,250,000 was placed in the Trust Account. We incurred $20,771,606 in Initial Public Offering related costs, consisting of $5,000,000 of underwriting fees, $15,125,000 of deferred underwriting fees, and $646,606 of other offering costs.
For the nine months ended September 30, 2023, cash used in operating activities was $1,043,319. Net income of $1,178,392 was affected by interest earned on marketable securities held in the Trust Account of $4,736,501 and reduction of deferred underwriter fees of $297,062. Changes in operating assets and liabilities provided $2,811,852 of cash for operating activities.
For the nine months ended September 30, 2022, cash used in operating activities was $712,987. Net income of $11,956,900 was affected by interest earned on marketable securities held in the Trust Account of $1,146,917, an unrealized loss on marketable securities held in our Trust Account of $794,781, change in fair value of warrant liabilities of $11,497,500 and transaction incurred in connection with the IPO of $536,190. Changes in operating assets and liabilities used $233,121 of cash for operating activities.
For the year ended December 31, 2022, cash used in operating activities was $890,185. Net income of $14,783,303 was affected by interest earned on marketable securities held in the Trust Account of $4,308,298, an unrealized gain on marketable securities held in our Trust Account of $61,045 and change in fair value of warrant liabilities of $12,866,250 and transaction cost incurred in connection with the IPO of $536,190. Changes in operating assets and liabilities provided $1,025,915 of cash for operating activities.
As of September 30, 2023, we had marketable securities held in the Trust Account of $44,680,719 (including approximately $2,214,102 of interest income and unrealized gains) consisting of U.S. Treasury Bills with a maturity of 185 days or less. We may withdraw interest from the Trust Account to pay taxes, if any. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our Business Combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
As of September 30, 2023, we had cash of $79,103. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a Business Combination.
Since its inception, the Sponsor has made loans from time to time to HCM to fund certain working capital deficiencies, capital requirements or finance transaction costs in connection with a Business Combination. On April 25, 2023, HCM issued the Working Capital Note to its Sponsor. The Working Capital Note does not bear interest and shall be payable in full upon the consummation of an initial business combination. As of November 30, 2023, there was $1,692,233 in borrowings outstanding under the Working Capital Note. In addition to the Working Capital Note, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we would repay the Working Capital Note and any other such loaned amounts. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.
If our estimate of the costs of identifying a target business, undertaking in-depth due diligence, and negotiating a Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial Business Combination. Moreover, we may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of our public shares upon completion of our Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination.
On April 19, 2023, HCM held an Extraordinary Meeting of shareholders (the “Extraordinary Meeting”). As approved by its shareholders at the Extraordinary Meeting, HCM amended its amended and restated memorandum and articles of association. HCM filed the Extension Amendment with the Registrar of Companies of the Cayman

Islands on April 21, 2023. The Sponsor paid for the monthly extensions into the Trust Account in the amount of $142,779 on each of April 21, 2023, May 23, 2023, June 21, 2023, July 24, 2023, August 23, 2023, September 21, 2023, October 23, 2023, and November 21, 2023. Each such payment is considered a working capital loan from the Sponsor pursuant to the Working Capital Note. In addition, as of October 18, 2023, the Sponsor had loaned an aggregate amount of $550,000 to HCM, which had not been deposited into the Trust Account. The Working Capital Note does not bear interest and shall be payable in full upon the consummation of an initial business combination. Each such payment is considered a Working Capital Loan from the Sponsor.
In connection with HCM’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if HCM does not obtain approval for an extension of the deadline or complete a Business Combination by December 25, 2023 (or through the maximum monthly extension date of January 25, 2024 if extended), then HCM will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution as well as our current cash balance raise substantial doubt about HCM’s ability to continue as a going concern one year from the date that these financial statements are issued. No adjustments have been made to the carrying amounts of assets or liabilities should HCM be unable to continue as a going concern. The Company intends to complete a Business Combination before the mandatory liquidation date or obtain approval for an extension.
Off-Balance Sheet Arrangements
We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2023. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a total of up to $10,000 per month for office space and secretarial and administrative services. As of September 30, 2023, HCM incurred $90,000.
Pursuant to the underwriting agreement entered into in connection with the IPO, the underwriter was initially entitled to a deferred fee of (i) 5.0% of the gross proceeds of the initial 25,000,000 Units sold in the Initial Public Offering, or $12,500,000, and (ii) 7.0% of the gross proceeds from the Units sold pursuant to the over-allotment option, or $2,625,000. On March 13, 2023, HCM entered into a fee reduction agreement pursuant to which the underwriters forfeited 80.17% of the deferred underwriting commissions resulting in a reduction of $12,125,000 with a remaining $3,000,000 that is deferred and payable upon the business combination. The deferred fee will become payable to the underwriter upon the consummation of a Business Combination from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement.
On March 17, 2023, HCM signed an agreement with CCM to act as its financial advisor and capital markets advisor in connection with a possible business combination transaction. The Company shall pay CCM (i) an advisor fee in an amount equal to $1,000,000 in connection with the Merger, and (ii) a transaction fee in connection with a private placement in an amount equal to 4.0% of the sum of (A) the gross proceeds raised from investors and received by HCM or the target business simultaneously with or before the closing of the private placement, if any, plus (B) proceeds released from the Trust Account with respect to any shareholder of HCM that (x) entered into a non-redemption or other similar agreement and did not redeem HCM’s Ordinary Shares or (y) did not redeem HCM’s Ordinary Shares as a result of CCM’s services hereunder in the good faith reasonable judgement of HCM.
In addition, HCM may, in its reasonable discretion, pay to CCM a discretionary fee in an amount up to $1,000,000, payable only upon the closing of the Merger, if HCM determines in its discretion and reasonable judgment that the performance of CCM in connection with its leadership role in connection with the Merger warrants such additional fee.
In February 2022, HCM entered into an agreement with a service provider to help identify targets, negotiate terms of potential Business Combinations, consummate a Business Combination and/or provide other services. In connection with this agreement, HCM will be required to pay a finder’s fee for such services, in an amount equal to

$1,000,000, which would be contingent on the consummation of a Business Combination with a target that is introduced by the service provider. Payment of such amount is not triggered by and will not be due at the Closing.
Critical Accounting Policies
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
Warrant Liabilities
We account for the HCM Warrants in accordance with the guidance contained in ASC 815-40, under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the warrants as liabilities at their fair value and adjust the warrants to fair value in respect of each reporting period. This liability is subject to re-measurement at each balance sheet date until the warrants are exercised, and any change in fair value is recognized in the statements of operations. The Private Placement Warrants and the HCM Public Warrants for periods where no observable traded price was available are valued using a lattice model, specifically a binomial lattice model incorporating the Cox-Ross-Rubenstein methodology.
HCM Class A Ordinary Shares Subject to Redemption
We account for our HCM Class A Ordinary Shares subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” HCM Class A Ordinary Shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our HCM Class A Ordinary Shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, HCM Class A Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity (deficit) section of our balance sheets.
Net Income Per Ordinary Share
Net income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding during the period. Subsequent measurement of the redeemable HCM Class A Ordinary Shares is excluded from income per ordinary share as the redemption value approximates fair value. We calculate our earnings per share to allocate net income pro rata to Class A and Class B Ordinary Shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of ordinary shares share pro rata in the income of HCM.
Recent Accounting Standards
In August 2020, the FASB issued ASU 2020-06, Debt — “Debt with Conversion and Other Options” (Subtopic 470-20) and “Derivatives and Hedging — Contracts in Entity’s Own Equity” (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. We adopted ASU 2020-06 on January 1, 2022 on a modified retrospective basis. The adoption of ASU 2020-06 did not have an impact our financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

CERTAIN HCM RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
References in this section to “we”, “our”, “us”, “SPAC” or “HCM” generally refer to HCM Acquisition Corp
Founder Shares
On February 10, 2021, our Sponsor purchased an aggregate of 7,187,500 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. On January 5, 2022, we effected a share capitalization in which our Sponsor was issued an additional 2,875,000 ordinary shares so that our Sponsor owned an aggregate of 10,062,500 Founder Shares. On January 25, 2022, our Sponsor transferred 25,000 Founder Shares to each of our three independent directors at their original purchase price.
The Founder Shares are identical to the Public Shares included in the Units sold in the Public Offering except that the Founder Shares are subject to certain rights and transfer restrictions, as described in further detail below, and are automatically cancelled and exchanged for HCM Class A Ordinary Shares at the time of our Business Combination on a one-for-one basis, subject to adjustment pursuant to the anti-dilution provisions contained in HCM’s amended and restated memorandum and articles of association.
The shareholders have agreed not to transfer, assign or sell any Founder Shares during the Lock-Up Period.
On April 20, 2023, Sponsor converted each of its 9,987,500 HCM Class B Ordinary Shares into HCM Class A Ordinary Shares; however, such HCM Class A Ordinary Shares are still subject to the same restrictions as Founder Shares.
In connection with the Business Combination, the Sponsor has agreed to forfeit 1,250,000 HCM Class A Ordinary Shares upon the Closing.
Private Placement Warrants
Prior to the closing of the IPO (the “IPO Closing”), our Sponsor purchased 10,500,000 Private Placement Warrants at a price of $1.00 per warrant, or $10,500,000, while Cantor purchased 2,500,000 Private Placement Warrants at a price of $1.00 per warrant, or $2,500,000. Each Private Placement Warrant entitles the holder to purchase one Class A Ordinary Share for $11.50 per share. The Private Placement Warrants may not be redeemed by HCM so long as they are held by our Sponsor, Cantor or their permitted transferees. If any Private Placement Warrants are transferred to holders other than our Sponsor or its permitted transferees, such Private Placement Warrants will be redeemable by HCM and exercisable by the holders on the same basis as the Public Warrants included in the HCM Units sold in the Public Offering. Our Sponsor has the option to exercise the Private Placement Warrants on a cashless basis.
In connection with the Business Combination, the Sponsor has agreed to forfeit all of its 10,500,000 Private Placement Warrants upon the Closing. Cantor is not expected to forfeit any of its 2,500,000 Private Placement Warrants.
If HCM does not complete a Business Combination prior to December 25, 2023, subject to a one month extension through January 25, 2024 pursuant to the terms of the Extension Amendment, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of HCM’s Public Shares, subject to the requirements of applicable law, and the Private Placement Warrants will expire worthless.
Registration Rights
Holders of the Founder Shares and Private Placement Warrants hold registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands that HCM register under the Securities Act the Private Placement Warrants, and the HCM Class A Ordinary Shares underlying the Private Placement Warrants and Class B Ordinary Shares. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed by HCM subsequent to its completion of a Business Combination and rights to require HCM to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that that Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable Lock-Up Period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Related Party Notes
On December 30, 2021, our Sponsor loaned us $300,000 in unsecured promissory notes. The funds were used to pay up front expenses associated with our Public Offering. These notes were non-interest bearing and were repaid in full to our Sponsor at the IPO Closing.

Our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable Business Combination opportunities. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.
In addition, since its inception, the Sponsor has made loans from time to time to HCM to fund certain working capital deficiencies, capital requirements or finance transaction costs in connection with a Business Combination. On April 21, 2023, HCM issued the Working Capital Note to its Sponsor. The Sponsor paid for the monthly extensions in the amount of $142,779 on each of April 21, 2023, May 23, 2023, June 21, 2023, July 24, 2023, August 23, 2023, September 21, 2023, October 23, 2023, and November 21, 2023. Each such payment is considered a working capital loan from the Sponsor pursuant to the Working Capital Note. In addition, as of October 18, 2023, the Sponsor had loaned HCM an aggregate amount of $550,000 for working capital purposes, which has not been deposited into the Trust Account. The Working Capital Note does not bear interest and shall be payable in full upon the consummation of an initial business combination. As of November 30, 2023, there was $1,692,233 in borrowings outstanding under the Working Capital Note.
In addition, in order to finance transaction costs in connection with our Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we would repay the Working Capital Note and any other such loaned amounts. In the event that our Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. We do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.
After our Business Combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our shareholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a shareholder meeting held to consider our Business Combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.
Administrative Services Agreement
At the IPO Closing, we entered into an agreement to pay $10,000 a month for office space, administrative and support services to an affiliate of our Sponsor, and will terminate the agreement upon the earlier of a Business Combination or our liquidation.
Director Independence
Nasdaq rules require that a majority of the board of directors of a company listed on Nasdaq must be composed of “independent directors.” An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We have determined that Messrs. Loveless, Bischoff and Goldfarb are independent directors under Nasdaq rules and Rule 10A-3 of the Exchange Act. Because we expect to list our securities on Nasdaq in connection with our IPO, we have one year from the date our securities are first listed on Nasdaq to have a majority of our board of directors consist of independent members.

MANAGEMENT OF PUBCO AFTER THE BUSINESS COMBINATION
References in this section to “we”, “our”, “us” and the “Company” generally refer to Murano and its combined subsidiaries, prior to the Business Combination and PubCo and its consolidated subsidiaries after giving effect to the Business Combination.
Management and Board of Directors
The following table sets forth the persons HCM and Murano anticipate will become the executive officers and directors of PubCo.
The PubCo Board is expected to be comprised of seven directors. Pursuant to the Business Combination Agreement, the following individuals are expected to comprise the PubCo Board: Shawn Matthews, Elias Sacal Cababie, Marcos Sacal Cohen, David Galan, Keith Edelman, Joanne Sonin, and    .
For biographical information concerning the executive officers and senior management team, see the section entitled “Management of Murano.” For biographical information concerning the remaining directors, see below.
Name	Age	Position
Shawn Matthews	55	Member of the Board
Elias Sacal Cababie	57	Member of the Board
Marcos Sacal Cohen	30	Member of the Board
David Galan	49	Member of the Board
Keith Edelman	73	Member of the Board
Joanne Sonin	53	Member of the Board
Shawn Matthews, 55, has served as the Chairman of the Board and Chief Executive Officer of HCM since its inception. Mr. Shawn Matthews is a financial services excerpt and entrepreneur with more than 30 years of management experience in public and private corporations. Since January 2019, Mr. Matthews founded and has served as the Chief Investment Officer of Hondius Capital Management, an alternative investment firm. In such capacity, he is responsible for the overall success of Hondius Capital Management with a particular focus on managing all firm investments. From March 2009 until December 2018, Mr. Matthews served as Chief Executive Officer of Cantor Fitzgerald & Co., a leading financial services firm, where he was responsible for Cantor Fitzgerald’s risk taking businesses and strategic growth. Mr. Matthews also served as a member of the Executive Committee of the Cantor Fitzgerald & Co. from March 2009 until December 2018. During his tenure at Cantor Fitzgerald, Mr. Matthews played a significant role of the growth of the company, with significant revenue and earnings growth during his tenure. In addition, while serving as the Chief Executive Officer of Cantor Fitzgerald, Mr. Matthews founded and oversaw their sizeable SPAC business. Mr. Matthews also served on the Board of Directors of Securities Industry and Financial Markets Association (SIFMA) from January, 2011 through December, 2013. Mr. Matthews received his Bachelor of Science in Finance and Economics from the Fairfield University Dolan School of Business and MBA from Hofstra University. We believe Mr. Matthews is qualified to serve as a member of our board of directors because of his extensive business, leadership and finance experience.
Elías Sacal Cababie, 57, founded BVG World S.A. de C.V. (“Bay View Grand”, currently Murano World, S. A. de C. V.) in 1996 and has served as chairman of the board of directors of Fideicomiso CIB/3001 Murano 2000 (“Grupo Murano”) since 2018. Additionally, Mr. Cababie is the chairman of Grupo Murano Since 2009. Mr. Cababie is a leader within Mexico’s tourism and lodging industry with over 20 years of experience developing, acquiring and financing real estate. Between 1996 and 2008, Mr. Cababie developed the “Second Home Living” increasing his position with international buyers interested in owning a vacation home in Mexico. Previously, Mr. Cababie was a director on the board of Archiao Limited, a New York City and Dublin software company, from 2014 to 2018. Mr. Cababie has developed multiple residential real estate projects in beach cities including Puerto Vallarta, Mexico City, and Cancún. Mr. Cababie is a member of the boards of trustees of the Mexico’s National Museum of Anthropology and the Mexican Federation of Associations of Friends of Museums, and is an adviser to the Princess Grace Foundation (Monaco). We believe that Mr. Cababie is qualified to serve as a member of our board of directors because of his extensive business, real estate, and leadership experience, including leadership of Bay View Grand and Grupo Murano. We believe Mr. Cababie is qualified to serve as a member of our board of directors because of his extensive business, leadership and finance experience.
Marcos Sacal Cohen, 30, is the chief executive officer of Bay View Grand and the chief executive officer of BVG World, and has served on the board of directors of Grupo Murano since 2013. Mr. Cohen served as the chief operating officer of Grupo Murano from 2018 to 2022. Previously, Mr. Cohen served as BVG World’s head of business development, from 2013 to 2018, and its director of construction, from 2012 to 2014. Additionally, Mr. Cohen served as a member of the board of directors of M and S World Limited, a holding company, from 2016 to 2022. Prior to that, from 2014 to 2018, Mr. Cohen was the founder and chief executive officer of Archaio Limited and is presently the co-founder, chief executive officer, vice president, and head of production of Archaio Limited’s successor, iCloudFIS, a provider of facility inspection and maintenance software solutions. From 2011 to 2015, Mr. Cohen was an operating partner at Digital Compression Technology, LLC, a developer of a modulation baseband technology. Mr. Cohen holds a degree in Business Administration from Universidad Anahuac, which he complemented with additional studies in Corporate Finance at the Instituto Tecnológico Autónomo de México (ITAM). We believe Mr. Cohen is qualified to serve as a member of our board of directors because of his extensive business and finance experience.
David Galan, 49, is the Global Chief Financial Officer and Chief Accounting Officer of PubCo, and joined PubCo in September 2023. Before joining PubCo, David served from 2019 to 2023 as the Chief Financial Officer of Kibbutz Holding S.a.r.l, the investment holding company that founded Nasdaq listed hospitality group, Selina Hospitality PLC, and Latin America based real estate company, Dekel Real Estate Holding, S.A. From 2014 to 2019 David served initially as Chief Financial Officer and subsequently Chief Executive Officer of London Stock Exchange listed Zinc Media Group PLC, which grew to be one of the UK’s leading independent TV production businesses. David is a UK Chartered Accountant, having qualified at Arthur Andersen in London in the audit and then corporate finance divisions. Post qualification he spent several years working in investment banking, specializing in small-cap IPOs and M&A. David has over 20 years' experience in preparing companies for public markets, equity and debt fundraising, investor relations as well as recent real estate and hospitality industry experience. David is a UK resident and based in London. We believe Mr. Galan is qualified to serve as a member of our board of directors because of his extensive business, leadership and finance experience.
Keith Edelman, 73, is the Chairman of Headlam Group Plc, a floor coverings distributor, Chairman of Revolution Bars Group Plc, an operator of premium bars and pubs, and JQB, an online retailer of gold and gold coins. He has been a public company director of FTSE 100, FTSE 250, and other small cap quoted companies for over 30 years. He has worked in a broad range of consumer industries including hotels at Ladbroke Group where he spearheaded the acquisition of Hilton International for $1.9 billion, media at Carlton Communications Plc and retail at Storehouse Plc. In addition, he has extensive property experience gained at Ladbroke Group, managing extensive retail property portfolios and latterly at Arsenal. His last executive role was at Arsenal Football Club where, as Managing Director, he was responsible for the development of the Emirates Stadium and the redevelopment of the old Highbury Stadium into 725 residential unit. The whole project was delivered on time and within budget. Since then, Mr. Edelman has held non-executive positions at a number of companies and was involved in of the Superdry Plc and Revolution Bars Group Plc IPOs. We believe Mr. Edelman is qualified to serve as a member of our board of directors because of his extensive business, leadership and finance experience.
Joanne Sonin, 53, is a senior finance professional and scholar with broad international experience as an advisor, a principal, and a non-executive director, combining experience and expertise in corporate finance, company law, real estate, and ESG. Dr. Sonin has over 20 years of experience working in global financial markets, with sector expertise in real estate and financial institutions, and has worked as an investment banker at several global firms, including Citigroup, JP Morgan, and Deutsche Bank. In addition to her roles at major financial institutions in London, New York, and Sydney, from 2012-2015, Dr. Sonin was Executive Vice President, Head of Corporate Development, at Gazit Globe, a publicly listed global real estate company, where she had a wide range of operational, transactional, development, investment, and managerial responsibilities across many different jurisdictions. Dr. Sonin has a PhD in law from the London School of Economics and Political Science as well as an MBA from the MIT Sloan School of Management, a PhD from the University of Cambridge, and a BA from The Hebrew University of Jerusalem. Dr. Sonin is a UK resident. We believe Dr. Sonin is qualified to serve as a member of our board of directors because of her extensive business, leadership and finance experience.
Foreign Private Issuer Exemption
As a “foreign private issuer,” as defined by the SEC, PubCo is permitted to follow home country corporate governance practices, instead of certain corporate governance practices required by Nasdaq for U.S. domestic issuers other than with respect to certain voting and committee requirements. Indeed, the Sarbanes-Oxley Act of 2002, as well as related rules subsequently implemented by the SEC, requires foreign private issuers, including PubCo, to comply with various corporate governance practices. In addition, NASDAQ rules provide that foreign private issuers may follow home country practice in lieu of the NASDAQ corporate governance standards, subject to certain exceptions and except to the extent that such exemptions would be contrary to U.S. federal securities laws. We currently do not intend to take advantage of any such exemptions.
In the interest of transparency, as a foreign private issuer, PubCo will not follow the requirement applicable for U.S. listed companies to disclose third party director and nominee compensation, and the requirement to distribute annual and interim reports. Notwithstanding, PubCo will comply with the independent audit committee requirement, the notification of noncompliance and voting rights, required by Nasdaq 5600 Series rules.
PubCo intends to take all actions necessary for it to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and the Nasdaq corporate governance rules and listing standards.
Because PubCo is a foreign private issuer, its directors and senior management are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.
Controlled Company
For purposes of the rules of the Nasdaq, PubCo will be a “controlled company.” Under the Nasdaq rules, controlled companies are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group, or another company. Upon completion of the Business Combination, Elías Sacal Cababie will own more than 50% of the outstanding PubCo Ordinary Shares. Accordingly, PubCo may be eligible to take advantage of certain exemptions from certain Nasdaq corporate governance standards.
Corporate Governance
We will structure our corporate governance in a manner HCM and Murano believe will closely align our interests with those of our shareholders following the Business Combination. Notable features of this corporate governance include:
•
we will have a majority of independent directors and independent director representation on our audit, compensation and nominating committees immediately following the consummation of the Business Combination, and our independent directors will meet with sufficient frequency to allow PubCo's Board to manage and control the business of PubCo in executive sessions without the presence of our corporate officers or non-independent directors;

•	at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC; and
•	we will implement a range of other corporate governance practices, including implementing a robust director education program.
PubCo’s Board will adopt Corporate Governance Guidelines, which will be available on PubCo’s website after adoption. The reference to PubCo’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on PubCo’s website into this proxy statement/prospectus.
Independence of our Board of Directors
Audit Committee
Our audit committee will be responsible for, among other things:
•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;
•	discussing with our independent registered public accounting firm their independence from management;
•	reviewing, with our independent registered public accounting firm, the scope and results of their audit;
•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the annual financial statements that we file with the SEC;

•	overseeing our financial and accounting controls and compliance with legal and regulatory requirements;
•	reviewing our policies on risk assessment and risk management;
•	reviewing related person transactions; and
•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.
The members of PubCo’s audit committee will be designated by PubCo’s Board at the closing of the Business Combination, and each will qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to audit committee membership. In addition, all of the audit committee members will meet the requirements for financial literacy under applicable SEC and Nasdaq rules and at least one of the members will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. PubCo’s Board will adopt a new written charter for the audit committee, which will be available on PubCo’s website after adoption. The reference to PubCo’s websites in this proxy statement/prospectus does not include or incorporate by reference the information on PubCo’s website into this proxy statement/prospectus.
Compensation Committee
Our compensation committee will be responsible for, among other things:
•
reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving, (either alone or, if directed by the board of directors, in conjunction with a majority of the independent members of the board of directors) the compensation of our Chief Executive Officer;

•	overseeing an evaluation of the performance of and reviewing and setting or making recommendations to our board of directors regarding the compensation of our other executive officers;
•	reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans, policies and programs;
•	reviewing and approving all employment agreement and severance arrangements for our executive officers;
•	making recommendations to our board of directors regarding the compensation of our directors; and
•	retaining and overseeing any compensation consultants.
The members of PubCo’s compensation committee will be designated by PubCo’s Board at the closing of the Business Combination, and each will qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to compensation committee membership, including the heightened independence standards for members of a compensation committee. PubCo’s Board will adopt a new written charter for the compensation committee, which will be available on PubCo’s website after adoption. The reference to PubCo’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on PubCo’s website into this proxy statement/prospectus.
Nominating Committee
Our nominating committee will be responsible for, among other things:
•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;
•	overseeing succession planning for our Chief Executive Officer and other executive officers;
•	periodically reviewing our board of directors’ leadership structure and recommending any proposed changes to our board of directors;
•	reviews developments in corporate governance practices;
•	overseeing an annual evaluation of the effectiveness of our board of directors and its committees; and
•	developing and recommending to our board of directors a set of corporate governance guidelines.
The members of PubCo’s nominating committee will be designated by PubCo’s Board at the closing of the Business Combination, and each will qualify as independent directors according to the rules and regulations of the

SEC and Nasdaq with respect to nominating committee membership. PubCo’s Board will adopt a new written charter for the nominating committee, which will be available on PubCo’s website after adoption. The reference to PubCo’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on PubCo’s website into this proxy statement/prospectus.
Risk Oversight
Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.
Code of Ethics
PubCo’s Board will adopt a Code of Ethics applicable to our directors, executive officers and team members that complies with the rules and regulations of Nasdaq and the SEC. The Code of Ethics will be available on PubCo’s website. In addition, PubCo intends to post on the Corporate Governance section of its website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the Code of Ethics. The reference to PubCo’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on PubCo’s website into this proxy statement/prospectus.
Compensation of Directors and Officers
The following is a summary of the elements of, and amounts paid under Murano’s compensation plans for the fiscal years ended December 31, 2021 and 2022. Murano’s compensation for previously mentioned year is listed in the summary compensation table below.
Murano’s “named executive officers” during 2022 were Elías Sacal Cababie, Murano’s Chairman and Chief Executive Officer, and Marcos Sacal Cohen, Murano’s Chief Operating Officer.
The following table sets forth the annual base salary and other compensation paid to each of Murano’s named executive officers for the fiscal years ended December 31, 2021 and 2022.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
	(in Mexican Pesos)
Elias Sacal Cababie, Chairman and Chief Executive Officer	2022	$—	—	$—	—	$—
	2021	—	—	—	—	—
Marcos Sacal Cohen, Chief Operating Officer	2022	17,133,989	—	—	—	17,133,989
	2021	7,425,208	—	—	—	7,425,208
Elías Sacal Cababie Employment Agreement
Mr. Elías Sacal Cababie employment agreement provides for an indefinite period. Mr. Elías Sacal Cababie serves as Chairman and Chief Executive Officer of Grupo Murano.
Mr. Elías Sacal Cababie does not receive a base salary for his functions as he is the main shareholder of Murano.
Marcos Sacal Cohen Employment Agreement
Mr. Marcos Sacal Cohen employment agreement provides for an indefinite period. Mr. Marcos Sacal Cohen serves as Chief Operational Officer of Grupo Murano.
Mr. Marcos Sacal Cohen employment agreement provides for an annual base salary of US$879,144 and US$380,987 in 2022 and 2021, respectively.

DESCRIPTION OF PUBCO’S SECURITIES
As a result of the Transactions, HCM shareholders will become shareholders of PubCo. The rights of former HCM shareholders following the consummation of the Transactions will be governed by the PubCo Organizational Documents, as well as the laws of the Bailiwick of Jersey, including the Jersey Companies Law. The following is a summary of the material terms of the PubCo Ordinary Shares as set forth in the PubCo Organizational Documents and the material provisions of the laws of the Bailiwick of Jersey. This summary does not purport to be complete and is qualified in its entirety by reference to the PubCo Organizational Documents in the form set forth on Exhibit E to the Amended & Restated Business Combination Agreement . For a summary of the differences between your current rights as an HCM shareholder and your rights as a PubCo shareholder following completion of the Transactions, see the section entitled “Comparison of Shareholder Rights”.
Further, as a result of the Transactions, each HCM Warrant that is not held by the Sponsor and that is outstanding immediately prior to the Effective Time shall automatically cease to represent a right to acquire HCM Class A Ordinary Shares and shall automatically convert into and represent (pursuant to the execution of, and subject to the terms of, the Warrant Assumption Agreement), immediately following the Effective Time, a right to acquire PubCo Ordinary Shares (a “Converted Warrant”) on the same contractual terms and conditions as were in effect immediately prior to the Effective Time under the terms of the HCM Warrant Agreement, such that, each Converted Warrant: (a) shall represent the right to acquire the number of PubCo Ordinary Shares equal to the number of HCM Class A Ordinary Shares subject to each such HCM Warrant immediately prior to the Effective Time; (b) shall have an exercise price of $11.50 per whole warrant required to purchase one PubCo Ordinary Share; and (c) shall expire on the five year anniversary of the Closing Date. PubCo will enter into the Warrant Assumption Agreement.
Share Capital
The authorized share capital of PubCo will be unlimited, shares will be denominated in US$, shares will be ordinary shares of no par value each, which may be issued in such class or classes or series as the PubCo Board may determine in accordance with the PubCo Organizational Documents.
All ordinary shares have equal voting rights and no right to a fixed income and carry the right to receive dividends that have been declared by the PubCo Board. The holders of ordinary shares have the right to receive notice of, and to attend and vote at, all general meetings of PubCo. The rights and obligations attaching to any preferred shares will be determined at the time of issue by the PubCo Board in its absolute discretion and must be set forth in a statement of rights. Any preferred shares that are issued may have priority over the ordinary shares with respect to dividend or liquidation rights or both. Upon consummation of the transaction, PubCo will not have any preferred shares issued and outstanding. This ability to issue blank check preferred shares means that the PubCo Board will have the ability to adopt a shareholder rights plan, or a “poison pill”, in the future.
The PubCo Board may issue PubCo Ordinary Shares or preferred shares without further shareholder action, unless shareholder action is required by applicable law or by the rules of the NYSE, ASX or other stock exchange or quotation system on which any class or series of PubCo’s shares may be listed or quoted.
Subject to the PubCo articles of association and the rights or restrictions attached to any shares or class of shares, if PubCo is wound up and the property of PubCo available for distribution among the shareholders is more than sufficient to pay (i) all the debts and liabilities of PubCo and (ii) the costs, charges and expenses of the winding up, the excess must be divided pari passu among the holders of PubCo Ordinary Shares pro rata to the number of PubCo Ordinary Shares held by each member at the time of the commencement of the winding up (but if any share is not fully paid up, that share shall only carry the right to receive a distribution calculated on the basis of the proportion that the amount paid up on that PubCo Ordinary Share bears to the issue price of that PubCo Ordinary Share). If PubCo is wound up, the directors or liquidator (as applicable) may, with the authority of a special resolution and subject to the PubCo articles of association and any other sanction required by the Jersey Companies Law: (i) divide amongst the members in specie the whole or any part of the assets of PubCo (whether or not the assets shall consist of property of one kind or shall consist of properties of different kinds) and may for such purpose set such value as he deems fair upon any one or more class or classes of property and may subject to any special rights attached to any shares or the terms of issue thereof determine how such division shall be carried out as between the members or different classes of members; and (ii) vest any part of the assets in trustees upon such trusts for the benefit of members as the liquidator (or the directors, where no liquidator is appointed) with the like authority shall think fit, and the liquidation of PubCo may be closed and PubCo dissolved, but so that no contributory shall be compelled to accept any shares or other property in respect of which there is a liability.

PubCo’s registered office address and the address where PubCo’s register of members is maintained is 50 La Colomberie, St. Helier, JE2 4QB, Jersey.
Organizational Documents; Jurisdiction
The rights of PubCo shareholders will be governed by, among other things, the PubCo Organizational Documents and the laws of the Bailiwick of Jersey, including the Jersey Companies Law.
Voting Rights
Each PubCo Share will entitle the holder to one vote per share at any general meeting of shareholders. An ordinary resolution requires approval by the holders of a majority of the voting rights represented at a meeting, in person or by proxy, and voting thereon. A special resolution requires approval by the holders of two-thirds of the voting rights represented at a meeting, in person or by proxy, and voting thereon (or such greater majority as the PubCo articles of association may prescribe).
Voting rights with respect to any class of preferred shares (if any) will be determined by the PubCo Board and set out in the relevant statement of rights for such class.
Neither Jersey law nor the PubCo articles of association restrict non-resident shareholders from holding or exercising voting rights in relation of PubCo Ordinary Shares. There are no provisions in the Jersey Companies Law relating to cumulative voting.
No Preemptive Rights
PubCo shareholders will not have preemptive rights to acquire newly issued PubCo Ordinary Shares.
Variation of Rights
The rights attached to any class of PubCo Ordinary Shares, such as voting, dividends and the like, may, unless their terms of issue state otherwise, be varied by a special resolution passed at a separate meeting of the holders of shares of such class.
Certificated and Uncertificated Shares
PubCo Ordinary Shares may be held in either certificated or uncertificated form. Every holder of certificated shares is entitled, without payment, to have a certificate for the shares that it owns executed under PubCo’s seal or in such other manner as provided by the Jersey Companies Law.
Transfer of Shares
Generally, fully paid ordinary shares are issued in registered form and may be freely transferred pursuant to the PubCo articles of association unless the transfer is restricted by applicable securities laws or prohibited by another instrument.
Dividends
The PubCo Board may declare and pay any dividends from time to time as the PubCo Board may determine. The PubCo Board may rescind a decision to pay a dividend, before the payment date, in its sole discretion. The payment of a dividend does not require shareholder confirmation or approval at a general meeting of the shareholders.
Holders of PubCo Ordinary Shares are entitled, subject to the rules of NASDAQ or other stock exchange or quotation system on which any class or series of PubCo’s shares may be listed or quoted (including any rules relating to the transfers of securities), to receive equally, on a per share basis, any dividends that may be declared in respect of PubCo Ordinary Shares by the PubCo Board.
The PubCo Board may direct that a dividend will be satisfied from any available source permitted by law, including wholly or partly by the distribution of assets, including paid up shares or securities of PubCo or another company.

Under the Jersey Companies Law, a distribution (including a dividend) may be debited by a company from any account of that company other than the nominal capital account or a capital redemption reserve. The directors of a Bailiwick of Jersey company which authorize a distribution must make a statutory solvency statement in the form set out in the Jersey Companies Law.
No dividend or other amounts payable on or in respect of a share will bear interest as against PubCo (unless the terms of the share specify otherwise).
Under the PubCo articles of association, all unclaimed distributions, dividends or other moneys payable on or in respect of a share may be invested or otherwise made use of by the PubCo Board for the benefit of PubCo until claimed. The payment by the PubCo Board of any such distribution, dividend or other moneys into a separate account shall not constitute PubCo a trustee in respect thereof and any distribution or dividend unclaimed after a period of twelve years from the date of declaration of such distribution or dividend or the date on which such distribution or dividend became due for payment shall be forfeited and shall revert to PubCo, but the PubCo Board may at its discretion pay any such distribution, dividend or such other moneys or some part thereof to a person who would have been entitled thereto had the same not reverted to PubCo..
Alteration of Share Capital
Under the Jersey Companies Law, PubCo may, by special resolution of its shareholders: increase its share capital; consolidate or sub-divide its share capital; convert shares into or from stock; re-denominate any of its shares into another currency or reduce its share capital, capital redemption reserve or share premium account in any way.
Redeemable Shares
The PubCo Ordinary Shares will not initially be redeemable. Pursuant and subject to the Jersey Companies Law and the PubCo articles of association, the PubCo Board may issue, or with the sanction of a special resolution convert any existing non-redeemable share (whether issued or not) into, a share which is to be redeemed, or is liable to be redeemed either in accordance with its terms or at the option of PubCo or the holder.
Purchase of Own Shares
Subject to the provisions of the Jersey Companies Law and the PubCo articles of association, PubCo may purchase its own shares (including any redeemable shares) and either cancel them or hold them as treasury shares.
Under Jersey law, PubCo’s purchase of its own shares must be sanctioned by a special resolution of PubCo’s shareholders. If the purchase is to be made on a stock exchange, the special resolution must specify the maximum number of shares to be purchased, the maximum and minimum prices which may be paid, and the date on which the authority to purchase is to expire (which may not be more than five years after the date of the resolution). If the purchase is to be made otherwise than on a stock exchange, the purchase must be made pursuant to a written purchase contract approved in advance by a resolution of shareholders. The shares being purchased do not carry the right to vote on the resolution sanctioning the purchase or approving that contract.
Application of Standard Table
The “standard table” of provisions under the Jersey Companies Law will not apply.
Listing
PubCo Ordinary Shares are expected to be listed on NASDAQ under the symbol “MRNO.”
Warrants
PubCo’s Warrants
Each whole Converted Warrant entitles the registered holder to purchase one PubCo Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of (i) 30 days after the completion of the Business Combination and (ii) the date that is twelve months from the date of the closing of HCM’s IPO. However, no warrants will be exercisable for cash unless PubCo has an effective and current registration statement covering the Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating to such Ordinary Shares. Notwithstanding the foregoing, if a registration statement covering the Ordinary

Shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when PubCo shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption or another exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Ordinary Shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent. Pursuant to the HCM Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of Ordinary Shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the HCM Units and only whole warrants will trade. If, upon exercise of warrants, a holder would be entitled to a fractional interest in an Ordinary Share, PubCo will, upon exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to such holder. The warrants will expire five years after the completion of our initial business combination, at 5:00 p m., New York City time, or earlier upon redemption or liquidation.
Redemption of PubCo Warrants
Redemption of warrants for cash. Once the warrants become exercisable, PubCo may elect to redeem, the outstanding warrants (except as described herein with respect to the private placement warrants), and shall fix a date for redemption (the “Redemption Date”):
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
•
if, and only if, the closing price of the Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three trading days before PubCo sends the notice of redemption to the warrant holders.

PubCo will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Ordinary Shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Ordinary Shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by PubCo, PubCo may exercise our redemption right even if PubCo is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If PubCo calls the warrants for redemption as described above, its management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of Ordinary Shares equal the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the warrants, multiplied by the excess of the “fair market value” of Ordinary Shares over the exercise price of the warrants by (y) the fair market value.
In the event that PubCo elects to redeem all of the redeemable warrants as described above, PubCo will fix a date for the redemption (the “Warrant Redemption Date”). Pursuant to the terms of the Amended and Restated Warrant Agreement, notice of redemption will be mailed by first class mail, postage prepaid, by PubCo not less than 30 days prior to the Warrant Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. In addition, PubCo will issue a press release and file a current report on Form 6-K with the Securities and Exchange Commission containing notice of redemption. PubCo is not contractually obligated to notify investors when its warrants become eligible for redemption and does not intend to so notify investors upon eligibility of the warrants for redemption, unless and until it elects to redeem such warrants pursuant to the terms of the Amended and Restated Warrant Agreement.
Exercise After Notice of Redemption. The Warrants may be exercised, for cash at any time after notice of redemption shall have been given by PubCo and prior to the Redemption Date. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

The exercise price and number of shares of Ordinary Shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described in the HCM Warrant Agreement, the warrants will not be adjusted for issuances of shares of Ordinary Shares at a price below their respective exercise prices.
The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
Our Transfer Agent and Warrant Agent
The transfer agent for PubCo’s Ordinary Shares and warrant agent for PubCo’s warrants is Continental Stock Transfer & Trust Company. PubCo has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any claims and losses due to any gross negligence or intentional misconduct of the indemnified person or entity.

COMPARISON OF SHAREHOLDER RIGHTS
Companies in the Bailiwick of Jersey, Channel Islands are governed by the Companies (Jersey) Law 1991, as amended (the “Jersey Companies Law”). The Jersey Companies Law differs from laws applicable to companies incorporated in the Cayman Islands and their shareholders, which is governed by the Companies Act (As Revised) of the Cayman Islands (the “Cayman Islands Law”). Set forth below is a summary of some significant differences between the provisions of the Jersey Companies Law applicable to PubCo and, for comparison purposes, the Cayman Islands Law applicable to HCM, relating to shareholders’ rights and protections.
Corporate law issue	Cayman Islands law	Jersey law
Special Meetings of Shareholders
The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s memorandum and articles of association.

The Jersey Companies Law does not provide for a shareholder right to put a proposal before the shareholders at the annual general meeting. However, under the Jersey Companies Law, shareholders holding 10% or more of Murano’s voting rights and entitled to vote at the relevant meeting may require the directors to call a meeting of shareholders. This must be held as soon as practicable but in any case not later than two months after the date of the deposit of the requisition. The requisition shall state the objects of the meeting. If the directors do not within 21 days from the date of the deposit of the requisition proceed to call a meeting to be held within two months of that date, the requisitionists, or any of them representing more than half of the total voting rights of all of them, may themselves call a meeting, but a meeting so called shall not be held after three months from that date.

Under the Jersey Companies Law, the quorum requirements for shareholders meetings can be prescribed in a company’s articles of association. The articles of association provide that no business (other than the appointment of a chairman) shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business and that the quorum for any general meeting shall be at least two members present in person who are entitled to vote and who represent between them not less than one third of the shares in issue as at the record date of such general meeting (but so that not less than two individuals shall constitute a quorum). See the section entitled “Description of PubCo’s Securities - Share Capital – Voting Rights”

Corporate law issue	Cayman Islands law	Jersey law
Interested Shareholder Transactions
Although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper purpose and not with the effect of constituting a fraud on the minority shareholders.

Although Jersey law does not regulate transactions between a company and its significant shareholders, as a general matter, such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Interested Director Transactions
As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. This obligation, however, is often varied by the memorandum and articles of association, for example, by permitting the director to vote on a matter in which he or she has an interest provided that he or she has disclosed the nature of this interest to the board at the earliest opportunity.

An interested director must disclose to the company the nature and extent of any interest in a transaction with the company, or one of its subsidiaries, which to a material extent conflicts or may conflict with the interests of the company and of which the director is aware. Failure to disclose an interest entitles the company or a shareholder to apply to the court for an order setting aside the transaction concerned and directing that the director account to the company for any profit.

A transaction is not voidable and a director is not accountable notwithstanding a failure to disclose an interest if the transaction is confirmed by special resolution and the nature and extent of the director’s interest in the transaction are disclosed in reasonable detail in the notice calling the meeting at which the resolution is passed.

Although it may still order that a director account for any profit or gain realized, a court will not set aside a transaction unless it is satisfied that the interests of third parties who have acted in good faith would not thereby be unfairly prejudiced and the transaction was not reasonable and fair in the interests of the company at the time it was entered into.

Cumulative Voting	There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands.	There are no provisions in relation to cumulative voting under the Jersey Companies Law.

Approval of Corporate Matters by Written Consent
Under Cayman Islands law, unless prohibited by a company’s memorandum and articles of association, shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such

Under the Jersey Companies Law, unless prohibited by a company’s governing documents, a unanimous written consent by each shareholder entitled to vote on the matter may effect any matter that otherwise may be brought before a shareholders’ meeting, except for the

Corporate law issue	Cayman Islands law	Jersey law

matter at a general meeting without a meeting being held, and such resolution in writing shall be as valid and effective as if the same had been passed at a general meeting duly convened and held. Special resolutions are required by the Cayman Islands Companies Act to be signed unanimously if approved by written resolution rather than by special resolution at a general meeting convened for the purposes of approving same.

removal of auditors. Such consent shall be deemed effective when the instrument, or the last of several instruments, is last signed or on such later date as is specified in the resolution. Furthermore, a company’s articles of association may permit written resolutions to be passed by such number of members that would be required to pass the resolutions at a general meeting.

Unless prohibited by a company’s governing documents, the members of a company have a power to require a company to circulate a resolution that may properly be proposed and is to be proposed as a written resolution.

Business Combinations and Asset Sales
The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (i) a special resolution of the shareholders of each constituent company, and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent

The Jersey Companies Law allows for the merger of two companies into either one consolidated company or one company merged into another so as to form a single surviving company. The merger or consolidation of two or more companies under the Jersey Companies Law requires the directors of the constituent companies to enter into and to approve a written merger agreement, which must also be authorized by a special resolution of the shareholders of each constituent company (which as noted above requires the affirmative vote of no less than two-thirds of the votes cast at a quorate general meeting (or such higher threshold as may be set out in a company’s governing documents)). See the section entitled “Description of PubCo’s Securities - Share Capital – Voting Rights” above. In relation to any merger or consolidation under the Jersey Companies Law, dissenting shareholders of a Jersey company have no appraisal rights that would provide the right to receive payment in cash for the judicially determined fair value of the shares. However, under Jersey law, dissenting shareholders may object to the Court on the grounds that the company’s affairs are being or have been conducted in a manner which is unfairly prejudicial to the interests of its members generally or of some part of its members (including at least the member) or that an actual or proposed act or omission of the company

Corporate law issue	Cayman Islands law	Jersey law

company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of

(including an act or omission on its behalf) is or would be so prejudicial.

The Jersey Companies Law provides that where a person has made an offer to acquire a class or all of the company’s outstanding shares not already held by the person and has as a result of such offer acquired or contractually agreed to acquire 90% or more of such outstanding shares, that person is then entitled (and may be required) to acquire the remaining shares. In such circumstances, a holder of any such remaining shares may apply to the courts of Jersey for an order that the person making such offer not be entitled to purchase the holder’s shares or that the person purchase the holder’s shares on terms different than those under which the person made such offer.

In addition, where PubCo proposes a compromise or arrangement between the company and its creditors or our shareholders or a class of either of them (as applicable), the courts of Jersey may order a meeting of the creditors or class of creditors or of the company’s shareholders or class of shareholders (as applicable) to be called in such a manner as the court directs. Any compromise or arrangement approved by a majority in number representing 75% or more in value of the creditors or 75% or more of the voting rights of shareholders or class of either of them (as applicable) if sanctioned by the court, is binding upon the company and all the creditors, shareholders or members of the specific class of either of them (as applicable). Whether the capital of PubCo is to be treated as being divided into a single or multiple class(es) of shares is a matter to be determined by the court. The court may in its discretion treat a single class of shares as multiple classes, or multiple classes of shares as a single class, for the purposes of the shareholder approval referred to above, taking into account all relevant circumstances, which may include circumstances other than the rights attaching to the shares themselves. The Jersey Companies Law contains no

Corporate law issue	Cayman Islands law	Jersey law

companies by way of schemes of arrangement, provided that the arrangement is approved by (i) 75% in value of shareholders or (ii) a majority in number representing 75% in value of creditors, depending on the circumstances, as are present at a meeting called for such purpose and thereafter sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the Grand Court his view that the transaction for which approval is sought would not provide the shareholders with a fair value for their shares, the Grand Court is unlikely to disapprove the transaction on that ground alone in the absence of evidence of fraud or bad faith on behalf of management and if the transaction were approved and consummated the dissenting shareholder would have no rights specific restrictions on the powers of directors to dispose of assets of a company. As a matter of general law, in the exercise of those powers, the directors must discharge their duties of care and act in good faith, for a proper purpose and in the interests of the company.

Election and Removal of Directors
Pursuant to the existing governing documents, prior to the closing of a business combination, HCM may appoint or remove any director by ordinary resolution of the holders of HCM Class B Ordinary Shares. Prior to the closing of a business combination, holders of the HCM Class A Ordinary Shares have no right to vote on the appointment or removal of any director.
Under the Jersey Companies Law and pursuant to the articles of association of PubCo, directors of the Murano Board can be appointed and removed in the manner described in the articles of association.

Fiduciary Duties of Directors
As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company:

• a duty to act in good faith in the best interests of the company;

• a duty not to make a personal profit based on his or her position as director (unless the company permits him or her to do so);

• a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party; and

Under the Jersey Companies Law, a director of a Jersey company, in exercising the director’s powers and discharging the director’s duties, has a fiduciary duty to act honestly and in good faith with a view to the best interests of Murano; and a duty of care to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Customary law is also an important source of law in the area of directors’ duties in Jersey as it expands upon and provides a more detailed understanding of the general duties and obligations of directors. The Jersey courts view English common law as highly persuasive in this area. In summary, the following duties will apply as manifestations of the

Corporate law issue	Cayman Islands law	Jersey law

• a duty to exercise powers for the purpose for which such powers were intended.

A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

general fiduciary duty under the Jersey Companies Law: a duty to act in good faith and in what he or she bona fide considers to be the best interests of the company; a duty to exercise powers for a proper purpose; a duty to avoid any actual or potential conflict between his or her own and the company’s interests; and a duty to account for profits and not take personal profit from any opportunities arising from his or her directorship, even if he or she is acting honestly and for the good of the company. However, the articles of association of a company may permit the director to be personally interested in arrangements involving the company (subject to the requirement to have disclosed such interest). Under the articles of association, a director who is in any way, directly or indirectly, interested in a proposed transaction or arrangement with PubCo or any of its subsidiaries which to a material extent conflicts or may conflict with the interests of PubCo and of which the director is aware must declare the nature and extent of that interest in accordance with the requirements of the Jersey Companies Law. Following such declaration, a director may vote in respect of any transaction or arrangement notwithstanding his interest; provided that, in exercising any such vote, such director’s duties remain as described above.

Limitations on Director’s Liability and Indemnification of Directors and Officers
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under the Jersey Companies Law, a Bailiwick of Jersey company may not exempt from liability nor indemnify any person from any liability which would otherwise attach to that person by reason of the fact that the person is or was a director of the company, subject to certain specified exceptions:

• any liability incurred in defending any proceedings (whether civil or criminal):

○ in which judgment is given in the person’s favor or the person is acquitted;

○ which are discontinued otherwise than

Corporate law issue	Cayman Islands law	Jersey law

for some benefit conferred by the person or on the person’s behalf or some detriment suffered by the person; or

○ which are settled on terms which include such benefit or detriment and, in the opinion of a majority of the directors of the company (excluding any director who conferred such benefit or on whose behalf such benefit was conferred or who suffered such detriment), the person was substantially successful on the merits in the person’s resistance to the proceedings;

• any liability incurred otherwise than to the company if the person acted in good faith with a view to the best interests of the company;

• any liability incurred in connection with an application made under Article 212 of the Jersey Companies Law in which relief is granted to the person by the court; or

• any liability against which the company normally maintains insurance for persons other than directors.

To the extent permitted by law, the articles of association provide that the directors of PubCo may be indemnified from and against all liability.

Variation of Rights of Shares
Under the existing governing documents, if HCM’s share capital is divided into more than one class of shares, the rights attached to any such class may be materially adversely varied with the consent in writing of the holders of not less than two-thirds of the issued shares of that class (other than with respect to a waiver of the provisions of the HCM Class B Ordinary Share conversion article thereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued shares of that class) or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Under Jersey law and the articles of association, if PubCo’s share capital is divided into more than one class of shares, we may vary the rights attached to any class with either the written consent of the holders of two-thirds of the shares of such class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Corporate law issue	Cayman Islands law	Jersey law
Appraisal Rights
Under the Companies Act, a member of a constituent company incorporated under the Companies Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation. However, no dissent rights will be available in respect of the shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under the Companies Act, but this shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to the relevant sections of the Companies Act to accept for such shares anything except (i) shares of a surviving or consolidated company, or depository receipts in respect thereof, (ii) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than two thousand holders, (iii) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (i) and (ii), or (iv) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (i), (ii) and (iii).

In relation to any merger or consolidation under the Jersey Companies Law, dissenting shareholders of a Jersey company have no appraisal rights that would provide the right to receive payment in cash for the judicially determined fair value of the shares. However, under Jersey law, dissenting shareholders may object to the Court on the grounds that the company’s affairs are being or have been conducted in a manner which is unfairly prejudicial to the interests of its members generally or of some part of its members (including at least the member) or that an actual or proposed act or omission of the company (including an act or omission on its behalf) is or would be so prejudicial.

Shareholder Suits
In principle, a Cayman Islands company will normally be the proper plaintiff to sue for a wrong done to the company as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the

Under Article 141 of the Jersey Companies Law, a member may apply to court for relief on the grounds that the company’s affairs are being or have been conducted in a manner which, is “unfairly prejudicial” to the interests of its members generally or of some part of its members, (including, at least, the member making the application) or that an actual or proposed act or omission of the company (including an act or omission on its behalf) is or would be so prejudicial. Under Article 143 of the Jersey Companies Law (which sets out the types of relief a court may grant in relation to an action brought under

Corporate law issue	Cayman Islands law	Jersey law

company to challenge actions where:

• an act which is ultra vires or illegal and is therefore incapable of ratification by the shareholders;

• the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

• an act which constitute a “fraud against the minority” where the wrongdoer are themselves in control of the company.

Article 141 of the Jersey Companies Law), the court may make an order regulating the affairs of a company, requiring a company to refrain from doing or continuing to do an act complained of, authorizing civil proceedings and providing for the purchase of shares by a company or by any of its other shareholders. There may be customary personal law actions available to shareholders which would include certain derivative and other actions to bring proceedings against the directors of the company as well as the company. In principle, PubCo will normally be the proper plaintiff and a class action or derivative action may not be brought by a minority shareholder. However, a minority shareholder can seek in limited circumstances an agreement from the court for special dispensation if the shareholder can show:

• that there are wrongdoers in control of PubCo;

• those wrongdoers are using their power to prevent anything being done about it;

• the wrongdoing is unconscionable and oppressive; and

• in certain other limited circumstances.

Inspection of Books and Records
Shareholders of a Cayman Islands Company have no general right under Cayman Islands law to inspect or obtain copies of list of shareholders or corporate records of the company (other than memorandum and articles of association, special resolutions, register of mortgages and charges, and register of directors and officers).

Shareholders of PubCo will have the right under the Jersey Companies Law to inspect PubCo’s register of shareholders and, provided certain conditions are met, to obtain a copy. Shareholders of PubCo will also be able to inspect the minutes of any shareholder meetings.

The register of directors and secretaries must during business hours (subject to such reasonable restrictions as the company may by its articles of association or in general meeting impose, but so that not less than two hours in each business day be allowed for inspection) be open to the inspection of a shareholder or director of the company without charge and, in the case of a public company or a company which is a

Corporate law issue	Cayman Islands law	Jersey law
subsidiary of a public company, of any other person on payment of such sum (if any), not exceeding £5, as the company may require.

Amendments of Governing Documents
Subject to the Companies Act and to the provisions contained in its memorandum and articles of association, a Cayman Islands company may, by special resolution, alter or add to its memorandum and articles of association.

The memorandum and articles of association of a Jersey company may only be amended by special resolution (being a two-third majority if the articles of association of the company do not specify a greater majority) passed by shareholders in general meeting or by written resolution passed in accordance with its articles of association.

Classified Board	A classified board is permitted under the Companies Act.	Under the Jersey Companies Law directors may serve different term lengths.

Dissolution and Winding Up
Under the Companies Act, a Cayman Islands company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Jersey Companies Law and the articles of association, PubCo may be voluntarily dissolved, liquidated or wound up by a special resolution of the shareholders. In addition, a company may be wound up by the courts of Jersey if the court is of the opinion that it is just and equitable to do so or that it is expedient in the public interest to do so. Alternatively, a creditor with a claim against a Jersey company of not less than £3,000 may apply to the Royal Court of Jersey for the property of that company to be declared en désastre (being the Jersey law equivalent of a declaration of bankruptcy). Such an application may also be made by the Jersey company itself without having to obtain any shareholder approval.

Business Opportunities
HCM’s existing governing documents provide that:

To the fullest extent permitted by applicable law, no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as HCM. To the fullest extent permitted by applicable law, HCM renounces any interest or expectancy of HCM in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a

To the fullest extent permitted by applicable law, no individual serving as a director or officer of PubCo shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as PubCo. To the fullest extent permitted by applicable law, PubCo renounces any interest or expectancy of PubCo in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for directors or officers of PubCo, on the one hand, and PubCo, on the other. Except to

Corporate law issue	Cayman Islands law	Jersey law

corporate opportunity for directors or officers of HCM, on the one hand, and HCM, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by applicable law, directors or officers of HCM shall have no duty to communicate or offer any such corporate opportunity to HCM and shall not be liable to HCM or its members for breach of any fiduciary duty as a member, director and/or officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to HCM. Except as provided in existing governing documents, HCM renounces any interest or expectancy of HCM in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both HCM and its directors and officers, about which a director and/or officer acquires knowledge. To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in the relevant articles in the existing governing documents to be a breach of duty to HCM or its members, HCM waives, to the fullest extent permitted by applicable law, any and all claims and causes of action that HCM may have for such activities. To the fullest extent permitted by applicable law, the above provisions apply equally to activities conducted in the future and that have been conducted in the past.

the extent expressly assumed by contract, to the fullest extent permitted by applicable law, directors and officers of PubCo shall have no duty to communicate or offer any such corporate opportunity to PubCo and shall not be liable to PubCo or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to PubCo. Except as provided elsewhere in its articles of association, PubCo hereby renounces any interest or expectancy of PubCo in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both PubCo and its directors and officers, about which a Director and/or Officer acquires knowledge. To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in articles of association to be a breach of duty to PubCo or its Members, PubCo hereby waives, to the fullest extent permitted by applicable law, any and all claims and causes of action that PubCo may have for such activities. To the fullest extent permitted by applicable law, the provisions of its articles of association apply equally to activities conducted in the future and that have been conducted in the past.

SHARES ELIGIBLE FOR FUTURE SALE
Immediately following the Closing, PubCo will have an unlimited amount of PubCo Ordinary Shares authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to 81,991,906 PubCo Ordinary Shares issued and outstanding, assuming that (i) none of HCM’s existing Public Shareholders exercise their redemption rights in connection with the approval of the Business Combination with respect to their Public Shares, (ii) no additional equity securities of HCM are issued prior to the Closing and (iii) a Closing Date of    . In addition, PubCo is expected to have 14,375,000 warrants issued and outstanding, each warrant exercisable for one half PubCo Ordinary Share at $11.50 per share. All of the PubCo Ordinary Shares issued to the HCM Holders in connection with the Business Combination will be freely transferable by persons other than by PubCo “affiliates” or HCM’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the PubCo Ordinary Shares in the public market could adversely affect prevailing market prices of the PubCo Ordinary Shares. Prior to the Business Combination, there has been no public market for PubCo Ordinary Shares. PubCo intends to apply for listing of the PubCo Ordinary Shares and PubCo Warrants on Nasdaq, but PubCo cannot assure you that a regular trading market will develop in the PubCo Ordinary Shares and PubCo Warrants.
Lock-up Agreement and Registration Rights Agreement
In connection with the execution of the Business Combination Agreement, PubCo entered into a Lock-Up Agreement with certain Key Holders, pursuant to which each Key Holder has agreed not to transfer any PubCo Lock-Up Shares held by it during the Lock-Up Period. In connection with the execution of the Amended & Restated Business Combination Agreement, PubCo, the Sponsor, and certain equityholders of HCM entered into a Registration Rights Agreement containing customary registration rights for the Sponsor and the equityholders who are parties thereto.
For more information about the Registration Rights Agreement and Lock-Up Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Registration Rights Agreement and Lock-Up Agreement.”
Rule 144
All of PubCo’s equity shares that will be outstanding upon the completion of the Business Combination, other than those equity shares issued to the HCM Holders in connection with the Business Combination, are “restricted securities” as that term is defined in Rule 144 under the Securities Act, including the shares issued to Murano Shareholders, and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this proxy statement/prospectus, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of PubCo and has beneficially owned PubCo’s restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about PubCo. Persons who are affiliates of PubCo and have beneficially owned PubCo’s restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:
•	1% of the then outstanding equity shares of the same class; or
•	the average weekly trading volume of PubCo Ordinary Shares of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.
Sales by affiliates of PubCo under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about PubCo.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

•
at least one year has elapsed from the time that the issuer filed Form 20-F type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

Rule 701
In general, under Rule 701 of the Securities Act as currently in effect, each of Murano’s employees, consultants or advisors who purchases equity shares from PubCo in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
HCM
The following table sets forth information regarding the beneficial ownership of HCM’s Ordinary Shares as of the record date based on information obtained from the persons named below, with respect to the beneficial ownership of HCM’s Ordinary Shares, by:
•	each person known by HCM to be the beneficial owner of more than 5% of the outstanding HCM Ordinary Shares;
•	each of HCM’s executive officers and directors that beneficially owns Ordinary Shares; and
•	all of HCM’s officers and directors as a group.
The Sponsor and HCM’s directors, officers, advisors or their affiliates may purchase HCM Ordinary Shares in privately negotiated transactions or in the open market prior to the completion of the Business Combination, although they are under no obligation to do so and they have no current plans to do so. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor and HCM’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from HCM Holders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. Any such transaction would be separately negotiated at the time of the transaction. The consideration for any such transaction would consist of cash and/or HCM Ordinary Shares owned by the Sponsor and/or HCM’s directors, officers, advisors, or their affiliates. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination. This may result in the completion of the Business Combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of the HCM Ordinary Shares and the number of beneficial holders of HCM’s securities may be reduced, possibly making it difficult for PubCo to obtain the quotation, listing or trading of its securities on a national securities exchange.
As of the record date, there were 4,079,406 Public Shares issued and outstanding. Unless otherwise indicated, all persons named in the table have sole voting and investment power with respect to all Ordinary Shares beneficially owned by them. The following table does not reflect record or beneficial ownership of the HCM Warrants.
	Current Ownership
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Ordinary Shares
Sponsor	9,987,500(3)	70.6%
Shawn Matthews	9,987,500(3)	70.6%
James Bond	—	—
Jacob Loveless(4)	25,000(2)	*
Steven Bischoff(4)	25,000(2)	*
David Goldfarb(4)	25,000(2)	*
All executive officers and directors as a group (5 individuals)	10,062,500	71.2%
*	Less than one percent.
(1)	Unless otherwise noted, the business address of each of our shareholders is 100 First Stamford Place, Suite 330, Stamford, Connecticut 06902.
(2)
Interests shown consist solely of Founder Shares, classified as HCM Class B Ordinary Shares. Such shares will automatically convert into HCM Class A Ordinary Shares at the time of our initial business combination.

(3)
Our Sponsor is the record holder of such shares. Mr. Matthews, our Chairman and Chief Executive Officer, is the managing member of our Sponsor. As such, each of the Sponsor and Mr. Matthews may be deemed to share beneficial ownership of the ordinary shares held directly by our Sponsor. Mr. Matthews disclaims any beneficial ownership of the ordinary shares held directly by our Sponsor, and disclaims any beneficial ownership of such shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(4)	Our Sponsor transferred 25,000 Founder Shares to each of our independent directors at the closing of the Public Offering.

The table above does not include the Ordinary Shares issuable upon exercise of outstanding warrants because the warrants are not exercisable within 60 days of the record date for the Extraordinary Meeting.
The following table shows the beneficial ownership of PubCo Ordinary Shares as of    , 2023 by:
•	each person known by Murano to beneficially own more than 5% of the outstanding PubCo Ordinary Shares;
•	each of Murano’s named executive officers and directors; and
•	all of Murano’s executive officers and directors as a group.
Unless otherwise indicated, Murano believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Except as otherwise noted herein, the number and percentage of PubCo Ordinary Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any PubCo Ordinary Shares as to which the holder has sole or shared voting power or investment power and also any PubCo Ordinary Shares which the holder has the right to acquire within 60 days of   , 2023 through the exercise of any option, conversion or any other right. The table does not include stock options and restricted shares held by the executive officers that do not vest or become exercisable, and do not provide voting rights, within 60 days of the date of this proxy statement/prospectus. See the section entitled “Management of Murano.” As of   , 2023, there were    PubCo Ordinary Shares outstanding.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares
Executive Officers and Directors
Elias Sacal Cababie		%
Marco Sacal Cohen		%
All directors and executive officers as a group (eight individuals)		%
Five Percent or More Holders:
%
Immediately after the Public Offering, HCM’s Initial Shareholders beneficially owned 25.9% of the then issued and outstanding ordinary shares (assuming they do not purchase any units in the Public Offering) and will have the right to appoint all of our directors and to vote to continue our company in a jurisdiction outside the Cayman Islands prior to our initial business combination. Holders of our Public Shares will not have the right to appoint any directors to our board of directors or to vote to continue our company in a jurisdiction outside the Cayman Islands prior to our initial business combination. Because of this ownership block, HCM’s Initial shareholders may be able to effectively influence the outcome of all other matters requiring approval by our shareholders, including amendments to our amended and restated memorandum and articles of association and approval of significant corporate transactions including our initial business combination.
Our Sponsor, together with Cantor Fitzgerald, purchased an aggregate 13,000,000 private placement warrants, each exercisable to purchase one Class A Ordinary Share at $11.50 per share, subject to adjustment, at a price of $1.00 per warrant, in a private placement to occur concurrently with the closing of the Public Offering. Of these, our Sponsor purchased 10,500,000 private placement warrants and Cantor Fitzgerald purchased 2,500,000 private placement warrants. Each whole warrant entitles the holder to purchase one whole Class A Ordinary Share at $11.50 per share. There will be no redemption rights or liquidating distributions with respect to our Founder Shares, or placement warrants, which will expire worthless if we do not complete our initial business combination with 15 months from the completion of the Public Offering. The placement warrants will not be redeemable by us so long as they are held by our Sponsor, Cantor Fitzgerald or their permitted transferees. If the placement warrants are held by holders other than our Sponsor, Cantor Fitzgerald or their permitted transferees, the placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units being sold in the Public Offering. The placement warrants may also be exercised by our Sponsor, Cantor Fitzgerald or their permitted transferees on a cashless basis. In addition, for as long as placement warrants are held by Cantor Fitzgerald or its designees or affiliates, such placement warrants may not be exercised after five years from the commencement of sales of the Public Offering. Otherwise, the placement warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in the Public Offering.
HCM’s Initial Shareholders agreed (a) to vote any Founder Shares and Public Shares held by them in favor of any proposed business combination and (b) not to redeem any Founder Shares or Public Shares held by them in connection with a shareholder vote to approve a proposed initial business combination.

PRICE RANGE OF SECURITIES AND DIVIDENDS
HCM
Price Range of SPAC Securities
The following table shows, for the periods indicated, the high and low sales prices per share of the HCM Units, HCM Ordinary Shares and HCM Warrants as reported by Nasdaq. Prior to January 20, 2022, there was no established public trading market for HCM’s securities.
	HCM Units		HCM Ordinary Shares		HCM Warrants
(in United States dollars)	High	Low	High	Low	High	Low
Quarter Ended
2022
First Quarter	$10.01	$9.95	$9.97	$9.87	$0.26	$0.15
Second Quarter	$10.34	$9.91	$10.05	$9.91	$0.23	$0.10
Third Quarter	$10.14	$9.96	$10.11	$9.98	$0.18	$0.06
Fourth Quarter	$10.24	$10.09	$10.41	$10.06	$0.10	$0.01
2023
First Quarter	$10.65	$10.23	$10.46	$10.26	$0.08	$0.00
Second Quarter	$10.85	$10.43	$12.11	$9.65	$0.10	$0.01
Third Quarter	$12.24	$9.68	$12.07	$10.64	$0.05	$0.02
Fourth Quarter (through November 27, 2023)	$12.24	$10.00	$11.12	$10.88	$0.05	$0.01
Dividends
HCM has not paid any cash dividends on the HCM Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.
Murano
Price Range of Murano Securities
Historical market price information regarding Murano is not provided because Murano is a privately held company and there is no public market for Murano’s securities.
Dividends
Murano has not paid any cash dividends on its shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.
PubCo
Price Range of PubCo Securities
Historical market price information regarding PubCo is not provided because there is no public market for its securities. We are applying to list the PubCo Ordinary Shares and PubCo Warrants on Nasdaq upon the Closing.
Dividends
PubCo has not paid any cash dividends to date and does not intend to pay cash dividends prior to the completion the Business Combination.

ADDITIONAL INFORMATION
Submission of Future Shareholder Proposals
HCM’s board of directors is aware of no other matter that may be brought before the Extraordinary Meeting. Under Cayman Islands law, only business that is specified in the notice of Extraordinary Meeting to shareholders may be transacted at the Extraordinary Meeting.
HCM does not expect to hold a 2023 annual meeting of shareholders because it will not be a separate public company if the Business Combination is completed. Alternatively, if by December 25, 2023, HCM does not consummate a business combination, or further amend the HCM Charter to extend the date by which it must consummate an initial business combination in accordance with the terms thereof, HCM is required to begin the dissolution process provided for in the HCM Charter. HCM will liquidate as soon as practicable following such dissolution and will conduct no annual meetings thereafter.
Delivery of Documents to Shareholders
Pursuant to the rules of the SEC, HCM and servicers that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of the proxy statement. Upon written or oral request, HCM will deliver a separate copy of the proxy statement to any shareholder at a shared address to which a single copy of the proxy statement was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of the proxy statement may likewise request delivery of single copies of the proxy statement in the future. Shareholders may notify HCM of their requests by calling or writing HCM at its principal executive offices at (203) 930-2200, or 100 First Stamford Place, Suite 330, Stamford, CT.
Transfer Agent; Warrant Agent; Rights Agent and Registrar
The registrar and transfer agent for the Ordinary Shares of HCM and PubCo and the warrant agent for HCM’s warrants is Continental. HCM has agreed to indemnify Continental in its roles as transfer agent, warrant agent, and units agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

LEGAL MATTERS
The validity of the PubCo Ordinary Shares to be issued in connection with the Business Combination will be passed upon by Mourant Ozannes (Jersey) LLP.

EXPERTS
The Combined Financial Statements of Murano Group including Murano PV, S. A. de C. V. and its subsidiaries; Murano Management, S. A. de C. V.; Murano World, S. A. de C. V. and its subsidiaries; Inmobiliaria Insurgentes 421, S. A. de C. V.; Fideicomiso Murano 1000 CIB/3000; Operadora Hotelera GI, S. A. de C. V.; Fideicomiso Murano 2000 CIB/3001; Operadora Hotelera Grand Island II, S. A. de C. V.; Fideicomiso Murano 4000 CIB/3288; Fideicomiso Murano 6000 CIB/3109; Operadora Hotelera I421, S. A. de C. V.; Operadora Hotelera I421 Premium, S. A. de C. V.; Servicios Corporativos BVG, S. A. de C. V.; Edificaciones BVG, S. A. de C. V. as of December 31, 2022, 2021 and January 1, 2021 and for the years ended December 31, 2022 and 2021, have been included herein in reliance upon the report of KPMG Cárdenas Dosál, S.C., independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
The audit report covering the Combined Financial Statements as of December 31, 2022, 2021 and January 1, 2021 and for the years ended December 31, 2022 and 2021 contains an explanatory paragraph that states that Murano Group has breached some covenants of a syndicate loan and has a net capital deficiency that raise significant doubt about the Murano Group’s ability to continue as a going concern. The Combined Financial Statements do not include any adjustments that might result from the outcome of that uncertainty.
The financial statements of HCM Acquisition Corp as of as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from February 5, 2021 (inception) through December 31, 2021 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, which includes an explanatory paragraph as to HCM Acquisition Corp's ability to continue as a going concern, appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEMENT OF JUDGEMENTS
U.S. laws do not necessarily extend either to PubCo or its officers or directors. We are organized under the laws of the Bailiwick of Jersey. Certain of our directors and officers reside outside of the United States. A substantial portion of the assets of both PubCo and its directors and officers are located outside of the United States. As a result, it may not be possible for investors to effect service of process on either PubCo or its officers and directors within the United States, or to enforce against these persons or PubCo, either inside or outside the United States, a judgment obtained in a U.S. court predicated upon the civil liability provisions of the federal securities or other laws of the United States or any U.S. state.
A judgment of a U.S. court is not directly enforceable in the Bailiwick of Jersey, but constitutes a cause of action which will be enforced by the Bailiwick of Jersey courts provided that:
•	the applicable U.S. courts had jurisdiction over the case, as recognized under the Bailiwick of Jersey law;
•	the judgment is given on the merits and is final, conclusive and non-appealable;
•	the judgment relates to the payment of a sum of money, not being taxes, fines or similar governmental penalties;
•	the defendant is not immune under the principles of public international law;
•	the same matters at issue in the case were not previously the subject of a judgment or disposition in a separate court;
•	the judgment was not obtained by fraud or duress and was not based on a clear mistake of fact; and
•
the recognition and enforcement of the judgment is not contrary to public policy in the Bailiwick of Jersey, including observance of the principles of what are called “natural justice,” which among other things require that documents in the U.S. proceeding were properly served on the defendant and that the defendant was given the right to be heard and represented by counsel in a free and fair trial before an impartial tribunal.

It is the policy of the Bailiwick of Jersey courts to award compensation for the loss or damage actually sustained by the person to whom the compensation is awarded. Although the award of punitive damages is generally unknown to the Bailiwick of Jersey legal system, that does not mean that awards of punitive damages are necessarily contrary to public policy. Whether a judgment was contrary to public policy depends on the facts of each case. Exorbitant, unconscionable or excessive awards will generally be contrary to public policy. Moreover, if a U.S. court gives a judgment for multiple damages against a qualifying defendant, the amount which may be payable by such defendant may be limited by virtue of the Protection of Trading Interests Act 1980, an Act of the UK extended to the Bailiwick of Jersey by the Protection of Trading Interests Act 1980 (Jersey) Order, 1983, which provides that such qualifying defendant may be able to recover such amount paid by it as represents the excess of such multiple damages over the sum assessed as compensation by the court that gave the judgment. A “qualifying defendant” for these purposes is a citizen of the UK and Colonies, a body corporate incorporated in the UK, the Bailiwick of Jersey or other territory for whose international relations the UK is responsible or a person carrying on business in the Bailiwick of Jersey.
The Bailiwick of Jersey courts cannot enter into the merits of the foreign judgment and cannot act as a court of appeal or review over the foreign courts. In addition, a plaintiff who is not resident in the Bailiwick of Jersey may be required to provide a security bond in advance to cover the potential of the expected costs of any case initiated in the Bailiwick of Jersey. In addition, we have been further advised by our legal counsel in the Bailiwick of Jersey, that it is uncertain as to whether the courts of the Bailiwick of Jersey would entertain original actions based on U.S. federal or state securities laws, or enforce judgments from U.S. courts against PubCo or its officers and directors which originated from actions alleging civil liability under U.S. federal or state securities laws.

WHERE YOU CAN FIND MORE INFORMATION
As a foreign private issuer, after the consummation of the Business Combination, PubCo will be required to file its annual report on Form 20-F with the SEC no later than four months following its fiscal year end. HCM files annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read HCM’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.
All documents subsequently filed by HCM pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the date on which the Extraordinary Meeting is held, shall be deemed to be incorporated by reference into this proxy statement/prospectus.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Extraordinary Meeting, you should contact us by telephone or in writing:
HCM Acquisition Corp
100 First Stamford Place, Suite 330 Stamford, CT 06902
Telephone: (203) 930-2200
You may also obtain these documents by requesting them in writing or by telephone from HCM’s proxy solicitation agent at the following address, telephone number and email:
Morrow Sodali Global LLC
333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902
Attn: William Dooley
Toll Free Telephone: (203) 658-9388
Main Telephone: (203) 809-7676
E-mail: w.dooley@morrowsodali.com
If you are a shareholder of HCM and would like to request documents, please do so by    , 2023 to receive them before the Extraordinary Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.
All information in this proxy statement/prospectus relating to HCM has been supplied by HCM, and all such information relating to Murano has been supplied by Murano. Information provided by either HCM or Murano does not constitute any representation, estimate or projection of any other party.
Murano does not file any annual, quarterly and current reports, proxy statements and other information with the SEC.
None of Murano or HCM has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.
The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Murano Group Combined
Financial statements
Independent Auditor’s Report	F-2
Combined statements of financial position	F-3
Combined statements of profit or loss and other comprehensive income	F-4
Combined statements of change in net assets	F-5
Combined statements of cash flows	F-6
Notes to combined financial statements	F-7 - F-43
Condensed Combined Interim
Financial Statements for the six months ended June 30, 2023 and 2022
Condensed Combined Interim Statements of Financial Position	F-44
Condensed Combined Interim Statements of Profit or Loss and Other Comprehensive Income	F-45
Condensed Combined Interim Statements of Change in Net Assets	F-46
Condensed Combined Interim Statements of Cash Flows	F-47
Notes to Condensed Combined Interim Financial Statements	F-48 - F-59
HCM ACQUISITION CORP
Financial statements

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
Murano PV, S. A. de C. V
Opinion on the Combined Financial Statements
We have audited the accompanying combined statements of financial position of Murano PV, S. A. de C. V.; Murano Management, S. A. de C. V.; Murano World, S. A. de C. V. and its subsidiaries; Inmobiliaria Insurgentes 421, S. A. de C. V.; Fideicomiso Murano 1000 CIB/3000; Operadora Hotelera GI, S. A. de C. V.; Fideicomiso Murano 2000 CIB/3001; Operadora Hotelera Grand Island II, S. A. de C. V.; Fideicomiso Murano 4000 CIB/3288; Fideicomiso Murano 6000 CIB/3109; Operadora Hotelera I421, S. A. de C. V.; Operadora Hotelera I421 Premium, S. A. de C. V.; Servicios Corporativos BVG, S. A. de C. V.; Edificaciones BVG, S. A. de C. V., (collectively, Murano Group) as of December 31, 2022 and 2021 and January 1, 2021, the related combined statements of profit or loss and other comprehensive income, change in net assets, and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes (collectively, the combined financial statements). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of Murano Group as of December 31, 2022 and 2021 and January 1, 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Going Concern
The accompanying combined financial statements have been prepared assuming that Murano Group will continue as a going concern. As discussed in Note 2c to the combined financial statements, Murano Group has breached some covenants of a syndicate loan and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans regarding these matters are also described in Note 2c. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These combined financial statements are the responsibility of Murano Group’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to Murano Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG CARDENAS DOSAL, S.C.
We have served as the Company’s auditor since 2019.
Mexico City, Mexico
August 8, 2023

Murano Group Combined Financial Statements

Combined statements of financial position
As of December 31, 2022, 2021 and January 1, 2021
(Mexican pesos)
	Notes	December 31, 2022	December 31, 2021	January 1, 2021
Assets
Current Assets:
Cash and cash equivalents and restricted cash	5	$240,754,805	$183,434,795	$409,313,296
VAT receivable		228,769,530	171,722,555	129,614,601
Other receivables		25,406,466	12,844,903	11,663,987
Due from related parties	6	—	2,101,506	—
Prepayments		22,900,399	24,965,639	9,076,203
Inventories		1,912,518	—	—
Total current assets		519,743,718	395,069,398	559,668,087
Property, construction in process and equipment	7	16,882,483,829	9,436,635,352	8,320,635,736
Investment property	8	1,187,089,926	889,000,000	828,092,875
Prepayments		20,200,000	20,200,000	—
Right of use assets	9	591,039	1,131,680	1,430,449
Financial derivative instruments	13	192,791,990	—	—
Other assets		1	73,363	1
Total non-current assets		18,283,156,785	10,347,040,395	9,150,159,061
Total assets		$18,802,900,503	$10,742,109,793	$9,709,827,148

Liabilities and Net assets
Current Liabilities:
Current installments of long-term debt	10	$3,795,787,027	$187,515,736	$1,085,728,863
Trade accounts payable and accumulated expenses		124,585,497	113,179,320	177,314,731
Due to related parties	6	68,343,487	74,765,171	296,097,494
Lease liabilities	9	387,617	576,045	269,565
Income tax payable		18,744,910	1,467,574	344,871
Employees’ statutory profit sharing		2,140,642	752,069	733,296
Contributions for future net assets		59,439,020	35,317,440	29,511,161
Total current liabilities		4,069,428,200	413,573,355	1,589,999,981

Non-current Liabilities:
Long-term debt, excluding current installments	10	1,767,387,977	3,607,794,170	1,564,999,363
Due to related parties, excluding current portion	6	206,145,860	135,565,938	94,909,776
Lease liabilities, excluding current portion	9	236,572	584,838	1,160,884
Employee benefits	11	6,654,318	3,415,458	3,332,454
Financial derivative instruments	13	—	7,947,880	83,794,608
Deferred tax liabilities	12	4,295,874,995	2,326,848,915	2,171,778,310
Total non-current liabilities		6,276,299,722	6,082,157,199	3,919,975,395
Total liabilities		$10,345,727,922	$6,495,730,554	$5,509,975,376

Net assets
Net parent investment	16	902,611,512	1,200,956,836	1,239,627,326
Accumulated Deficit		(1,181,000,159)	(1,485,599,420)	(1,402,845,011)
Other comprehensive income		8,735,561,228	4,531,021,823	4,363,069,457
Total Net assets		8,457,172,581	4,246,379,239	4,199,851,772
Total Liabilities and Net assets		$18,802,900,503	$10,742,109,793	$9,709,827,148
The accompanying 18 notes are an integral part of these combined financial statements, which were authorized for their issuance on August 8, 2023.

Murano Group Combined Financial Statements

Combined statements of profit or loss and other comprehensive income
Years ended December 31, 2022 and 2021
(Mexican pesos)
	Notes	2022	2021
Revenue	14	$6,431,022	$1,529,063
Direct and selling, general and administrative expenses:
Employee Benefits		53,944,188	18,978,039
Development contributions to the local area		25,862,069	—
Property tax		15,605,504	6,578,460
Fees		67,534,391	42,344,526
Maintenance and conservation		10,218,739	—
Advertising		9,806,261	2,657,102
Insurance		3,891,189	2,599,879
Inventory		1,167,596
Other costs		62,602,777	20,353,208
Total direct and selling, general and administrative expenses		250,632,714	93,511,214
Gain on revaluation of investment property		298,089,926	60,907,125
Interest income		555,638	851,178
Interest expense		(86,485,683)	(50,527,066)
Exchange rate income, net		276,747,870	306,286
Valuation of financial derivative instruments	13	200,739,870	75,846,728
Other income	15	33,514,903	33,656,776
Other expenses	15	(3,874,125)	(28,708,322)
Profit before income taxes		475,086,707	350,554
Income taxes	12	(170,487,446)	(83,104,963)
Net profit (loss) for the period		$304,599,261	$(82,754,409)
Other comprehensive income:
Items that will not be reclassified subsequently to profit or loss:
Revaluation of Property, construction in process and equipment net of deferred income tax	12	4,206,327,541	167,293,063
Remeasurement of net defined benefit liability net of deferred income tax	12	(1,788,136)	659,303
Other comprehensive income for the period		4,204,539,405	167,952,366
Total comprehensive income		$4,509,138,666	$85,197,957
The accompanying 18 notes are an integral part of these combined financial statements, which were authorized for their issuance on August 8, 2023

Murano Group Combined Financial Statements

Combined statements of change in net assets
Years ended December 31, 2022 and 2021
(Mexican pesos)
	Notes	Net Parent Investment	Accumulated Deficit	Other Comprehensive Income		Total
				Revaluation of Property, construction in process and equipment net of deferred income tax	Remeasurement of net defined benefit liability net of deferred income tax
Balances as of January 1, 2021		$1,239,627,326	$(1,402,845,011)	$4,363,490,298	$(420,841)	$4,199,851,772
Reimbursements of net parent investment	16	(45,721,041)	—	—	—	(45,721,041)
Contributions to net parent investment	16	7,050,551	—	—	—	7,050,551
Loss for the period		—	(82,754,409)	—	—	(82,754,409)
Other comprehensive income for the period		—	—	167,293,063	659,303	167,952,366

Balances as of December 31, 2021		1,200,956,836	(1,485,599,420)	4,530,783,361	238,462	4,246,379,239
Reimbursements of net parent investment	16	(298,773,702)	—	—	—	(298,773,702)
Contributions to net parent investment	16	428,378	—	—	—	428,378
Profit for the period		—	304,599,261	—	—	304,599,261
Other comprehensive income for the period		—	—	4,206,327,541	(1,788,136)	4,204,539,405
Balances as of December 31, 2022		$902,611,512	$(1,181,000,159)	$8,737,110,902	$(1,549,674)	$8,457,172,581
The accompanying 18 notes are an integral part of these combined financial statements, which were authorized for their issuance on August 8, 2023

Murano Group Combined Financial Statements

Combined statements of cash flows
Years ended December 31, 2022 and 2021
(Mexican pesos)
		For the Years Ended December 31,
	Notes	2022	2021
Cash flows from operating activities:
Profit before income taxes		$475,086,707	$350,554
Adjustments for:
Depreciation of property, construction in process and equipment	7	1,268,241	1,569,991
Depreciation of right of use assets	9	540,642	536,173
Amortization of costs to obtain loans and commissions	10	3,884,065	3,302,539
Valuation of financial derivative instruments	13	(200,739,870)	(75,846,728)
Gain on revaluation of investment property	8	(298,089,926)	(60,907,125)
Interest expense		328,367,127	153,401,639
Interest expense from lease liabilities	9	49,704	77,665
Interest income		(555,638)	(851,178)
Net foreign exchange (gain) loss unearned		(281,250,941)	82,858,976
		28,560,111	104,492,506
Changes in:
Increase in receivable VAT		(57,046,975)	(42,107,954)
Increase in other receivables		(12,561,563)	(1,180,916)
Decrease (increase) in prepayments		2,065,240	(36,089,436)
Increase in related parties, net		(20,107,537)	(44,073,072)
Increase in inventory		(1,912,518)	—
Decrease (increase) in other assets		73,362	(76,073)
Increase (decrease) in trade payables		25,276,683	(63,035,437)
Increase in employee benefits		684,383	1,024,865
Increase in employees’ statutory profit sharing		1,388,573	18,773
Net cash flows used in operating activities		(33,580,241)	(81,026,744)

Cash flows used in investing activities
Interest received		555,638	851,178
Disposal of property, construction in process and equipment	7	85,296,091	8,204,241
Property, construction in process and equipment	7	(1,523,373,463)	(886,774,971)
Net cash flows used in investing activities		(1,437,521,734)	(877,719,552)

Cash flows from financing activities
Cash contributions to net parent investment	16	428,378	7,050,551
Reimbursements of net parent investment	16	(298,773,702)	(45,721,042)
Contributions for future net assets increase		24,121,580	5,806,279
Proceeds from loans	10	2,237,181,037	1,108,741,445
Loans received from related parties		150,363,750	177,990,700
Loan payments to related parties		(57,493,961)	(316,177,293)
Loan payments to third parties	10	(220,572,529)	(63,126,856)
Borrowing cost paid		(19,249,547)	—
Payments of leasing liabilities	9	(586,399)	(581,924)
Interest paid		(286,996,622)	(141,114,065)
Net cash flows from financing activities		1,528,421,985	732,867,795
Net increase (decrease) in cash and cash equivalents and restricted cash		57,320,010	(225,878,501)
Cash and cash equivalents and restricted cash at the beginning of the year		183,434,795	409,313,296
Cash and cash equivalents and restricted cash at the end of the year		$240,754,805	$183,434,795
The accompanying 18 notes are an integral part of these combined financial statements, which were authorized for their issuance on August 8, 2023

Murano Group Combined Financial Statements
Notes to Combined Financial Statements
As of December 31, 2022 and 2021 and January 1, 2021
And for the Years Ended December 31, 2022 and 2021
(Mexican pesos)
1.	Reporting Entity and description of business
(a)	Corporate information
On August 8, 2023, Elias Sacal Cababie, Chief Executive Officer, Marcos Sacal Cohen, Chief Operating Officer, and Oscar Jazmani Mendoza Escobar, Chief Financial Officer authorized the issuance of these combined financial statements.
Murano PV, S. A. de C. V., Murano World, S. A. de C. V., Edificaciones BVG, S. A. de C. V., Fideicomiso Murano 6000 CIB/3109, Inmobiliaria Insurgentes 421, S. A. de C.V., Operadora Hotelera GI, S. A. de C. V., Operadora Hotelera Grand Island II, S. A. de C. V., Operadora Hotelera I421, S. A. de C. V., Operadora Hotelera I421 Premium, S. A. de C. V., Fideicomiso Murano 2000 CIB /3001, Fideicomiso Murano 4000 CIB/3288, Fideicomiso Murano 1000 CIB /3000, Servicios Corporativos BVG, S. A. de C.V., and Murano Management, S. A. de C. V. (collectively, the “Group”, “the Company” or the “Companies”) are headquartered at Avenida Paseo de las Palmas No. 1270, Lomas de Chapultepec, Alcaldía Miguel Hidalgo, Z.C. 55787. The Group has prepared its financial statements on a combined basis, for further information refer to note 3 (a).
The Group is a Mexican development company with extensive experience in the structuring, development and assessment of industrial, residential, corporate office, and hotel projects in Mexico. The Company also provides comprehensive services, including the execution, construction, management, and operation of a wide variety of industrial, business, tourism, and medical real estate projects, among others. The Group is primarily involved in developing and managing luxury hotels in urban and beach resort destinations. In Mexico City, as of December 31, 2022, the Group was in the last phase of the Andaz and Mondrian Hotel Complex construction, which commenced minor operations and was still under construction in December 2022. The Andaz and Mondrian Hotel Complex has a combined capacity of 396 rooms.
The Group is also developing a building complex in Cancun, Quintana Roo; which will include a capacity of 3,016 rooms, a world trade center, a water park, a retail village and a beach club. This project is divided into two phases:
(I) Phase one of the complex to have 1,016 rooms, divided into two hotel brands: (i) 400 rooms, to be operated under the “Vivid” brand, an adult-only brand; and (ii) 616 rooms, to be operated under the “Dreams” brand, a family-friendly brand. The construction of the first 400 rooms is currently expected to be completed in the third quarter of 2023 and commence operations in the last quarter of 2023. The construction of the last 616 rooms is currently expected to be completed in the last quarter of 2023 and commence operations in the first quarter of 2024.
(II) Phase two of the complex is expected to have 2,000 rooms, divided into four hotel brands as follows: (i) 800 rooms for the adult-only sector and (ii) 1,200 rooms for the family-friendly sector. The construction of the first 1,200 rooms is currently expected to be completed in the first quarter of 2026 and commence operations in the second quarter of 2026. The construction of the last 800 rooms is currently expected to be completed in the last quarter of 2026 and commence operations in the first quarter of 2027.
The Group is also developing an iconic 350 rooms hotel categorized as 5 stars upper scale, which will be operated under the name of “Dreams Chateau”, by the Dreams brand, to be developed in Bajamar, Baja California. The Dreams Chateau construction is expected to be completed in the second quarter of 2026 and commence operations in the third quarter of 2026.
Also in Baja California, the Company plans to construct an industrial park, the construction is expected to commence in the last quarter of 2023 and begin operations in 2025.

2.	Basis of preparation-
These combined financial statements have been prepared for purposes of including them in a filing with the U.S. Securities and Exchange Commission, where it is contemplated that once the transaction in question takes place Murano PV will become the holding entity of the companies included in these combined financial statements.
(a)	Statement of compliance
The Group has not previously prepared or reported any combined financial statements in accordance with any other generally accepted accounting principles (“GAAP”). The Group has prepared these combined financial statements in accordance with the International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB), in effect as of December 31, 2022. As these are the Group’s first combined financial statements prepared in accordance with IFRS, IFRS 1 First-time Adoption of International Financial Reporting Standards has been applied. The requirement in IFRS 1 to provide reconciliations of financial information prepared under legacy GAAP to IFRS is not relevant to these combined financial statements as the Group has not previously prepared or reported any financial statements in accordance with any other GAAP.
The accounting policies set out in Note 2 have been consistently applied in preparing the combined financial statements for the year ended December 31, 2022, the comparative information presented in these combined financial statements for the year ended December 31, 2021 and in the preparation of an opening IFRS combined statement of financial position at January 1, 2021 (the Group’s date of transition to IFRS).
(b)	Basis of measurement
The combined financial statements have been prepared on the historical cost basis, except for derivative financial instruments, net defined benefit liability and certain items of property, construction in process and equipment such as land and buildings, which are measured at fair value at the end of each reporting period.
(c)	Going concern basis
The combined financial statements have been prepared on a going concern basis, which assumes that the Group will be able to discharge its liabilities including the bank loans, as disclosed in Note 10.
Management has identified certain conditions and events that raise significant doubt about the Group’s ability to continue as a going concern. The Group is an early-stage and emerging growth company subject to such companies’ corresponding risks. The Group has substantial debt which was incurred primarily to fund operating expenses and finance the construction projects. As of December 31, 2022, and as of the date of these combined financial statements the Group was not in compliance with certain debt covenants (refer to Note 10) and as a consequence, the related syndicated loan was reclassified as current liabilities, which causes the total current liabilities to significantly exceed the amount of the total current assets on the statement of financial position. Should the lenders decide to call the debt, the Group may be unable to discharge its outstanding liabilities.
The Group is evaluating strategies to obtain the required additional funding necessary for the future operations of the Group, to fund the acquisition of a beach club made in March 2023 (refer to Note 18), and to be able to discharge the Group’s outstanding debt and other liabilities as they become due. In assessing these strategies, management has considered the Group’s available cash resources, expected inflows from the opening of the hotels in Mexico, future financing options available to the Group such as new or restructured loan agreements, and the possible financial support of a major shareholder of the Group.
As part of its strategy and funding plans, in March 2023, the Group received U.S. $20,000,000 under a secured loan agreement which will be used primarily to fund the acquisition and development of the beach club, and in May 2023, the Group received U.S.$25,000,000 under its credit line with Bancomext, as disclosed in Note 18. The Group plans to continue to seek additional financing over the next 12 months from the date of the issuance of these financial statements. However, the Group may be unable to access further equity or debt financing when needed. As such, there can be no assurance that the Group will be able to obtain additional liquidity when needed or under acceptable terms, if at all.

These combined financial statements do not include any adjustments to the carrying amounts and classifications of assets and liabilities and reported expenses that may otherwise be required if the going concern basis was not appropriate.
(d)	Functional and presentation currency
These combined financial statements are presented in Mexican pesos. All amounts have been rounded, unless otherwise indicated.
Management has exercised judgment in selecting the functional currency of each of the entities included in these combined financial statements based on the primary economic environment in which the entity operates and in reference to the various indicators including the currency that primarily influences or determines interest income, interest expense and other expenses. Based on this evaluation, management has determined that the functional currency of each of the entities included in these combined financial statements is the Mexican peso.
For purposes of disclosure in the notes to the combined financial statements, “pesos” or “$”, means Mexican pesos and “dollars” or “U.S.$” means United States of America dollars.
(e)	Segments
Operations are managed and the financial performance is evaluated on a company-wide basis. Accordingly, all of the Group’s hotels, construction and service operations are considered by management to be aggregated in one reportable operating segment; therefore, no separate segment disclosures are presented.
(f)	Use of judgments and estimates
In preparing these combined financial statements, management has made judgments and estimates that affect the application of the Group’s accounting policies and the reported amounts of assets, liabilities, income, and expenses. Actual results may differ from these estimates.
Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively.
A.	Judgments
Information about judgments made in applying accounting policies that have the most significant effects on the amounts recognized in the combined financial statements is included in the following notes:
Note 3(g) – Construction in process: Subsequent measurement of construction in process is at fair value based on periodic, at least annually, valuations performed by external independent appraisers.
B.	Assumptions and estimation uncertainties
Information about assumptions and estimation uncertainties as of December 31, 2022, that have a significant risk of resulting in a material adjustment to the carrying amounts of assets and liabilities within the next financial year is included in the following notes:
Note 12 – recognition of deferred tax assets: availability of the future taxable profit against which deductible temporary differences and tax losses carried forward can be utilized;
Note 7 – determining the fair value of land and building on the basis of significant unobservable inputs;
Note  8 – determining the fair value of the investment property on the basis of significant unobservable inputs;
Note 13 – determining the fair value of financial derivative instruments;
Note 11 – measurement of defined benefit obligations: key actuarial assumptions;
Note 17 – recognition and measurement of provisions and contingencies: key assumptions about the likelihood and magnitude of an outflow of resources.

C.	Measurement of fair value
A number of the Group’s accounting policies and disclosures require the measurement of fair values, for both financial and non-financial assets and liabilities.
The Group reviews the significant observable inputs and valuation adjustments.
If third-party information, such as broker quotes or pricing services, is used to measure fair values, the Group evaluates the evidence obtained from third parties to support the conclusion that these valuations meet the requirements of IFRS, including the level in the fair value hierarchy in which the valuations should be classified.
When measuring the fair value of an asset or a liability, the Group uses observable market data whenever possible. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:
•	Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.
•	Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).
•	Level 3: Inputs for the asset or liability that are not based on observable market data (unobservable inputs).
If the inputs used to measure the fair value of an asset or a liability fall into different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement.
The Group recognizes transfers between levels of the fair value hierarchy at the end of the reporting period during which the change has occurred.
Further information about the assumptions made in measuring fair values is included in the following notes:
-	Note 7 – Property, construction in process and equipment
-	Note 8 – Investment Property
-	Note 13 – Financial instruments – Fair value and risk management
3.	Summary of significant accounting policies
The Group has consistently applied the following accounting policies to all the periods presented in these combined financial statements.
(a)	Basis of combination
The Group is directly or indirectly controlled by Elias Sacal Cababie, therefore the Group has been combined under the common control approach. The combination includes the following entities: Murano PV, S. A. de C. V., Murano World, S. A. de C. V., Edificaciones BVG, S. A. de C. V., Fideicomiso Murano 6000 CIB/3109, Inmobiliaria Insurgentes 421, S. A. de C.V., Operadora Hotelera GI, S. A. de C. V., Operadora Hotelera Grand Island II, S. A. de C. V., Operadora Hotelera I421, S. A. de C. V., Operadora Hotelera I421 Premium, S. A. de C. V., Fideicomiso Murano 2000 CIB /3001, Fideicomiso Murano 4000 CIB/3288, Fideicomiso Murano 1000 CIB /3000, Servicios Corporativos BVG, S. A. de C.V., and Murano Management, S. A. de C. V.
Transactions, balances and unrealized gains or losses on transactions arising from intragroup transactions are eliminated on the combination following the guidance defined by IFRS 10. Also, the Group is jointly managed by the same Board of Directors, share the same financial reporting system and accounting financial policies under IFRS, and develop and manage the same operating industry.
(b)	Foreign currency transactions
Transactions in foreign currencies are translated into the respective functional currencies of Group companies at the exchange rates at the dates of the transactions.

Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date. Non-monetary assets and liabilities that are measured at fair value in a foreign currency are translated into the functional currency at the exchange rate when the fair value was determined. Non-monetary items that are measured based on the historical cost in a foreign currency are translated at the exchange rate at the date of the transaction. Foreign currency differences are generally recognized in profit or loss and presented within finance costs.
However, foreign currency differences arising from the translation of the following items are recognized in OCI:
•	an investment in equity securities designated as at FVOCI (except on impairment, in which case foreign currency differences that have been recognized in OCI are reclassified to profit or loss);
•	a financial liability designated as a hedge of the net investment in a foreign operation to the extent that the hedge is effective (see (P)(v)); and
•	qualifying cash flow hedges to the extent that the hedges are effective.
(c)	Revenue from contracts with customers
The Company acts as a principal in the activities from which it generates its revenue. Our revenues are primarily derived from the products and services provided to our customers in our owned hotels and are generally recognized when control of the product or service has transferred to the customer. A summary of our sources of revenue is as follows:
•	Room rentals
•	Food and beverage
•	Private Events
•	SPA services
•	Other services
We provide room rentals and other services to our guests, including, but not limited to, food and beverage, spa and laundry, and parking. These products and services each represent individual performance obligations, and in exchange for these services, we receive fixed amounts-based on published rates or negotiated contracts. Payment is due in full at the time the services are rendered or the goods are provided.
Room rental revenues are recognized over time on a daily basis as the guest occupies the room, and revenues related to the other products and services are recognized at a point in time when the product or service is provided to the guest.
As of December 31, 2022, the Company did not capitalize costs to obtain contracts with customers because there are no long-term contracts with the customers, due to the operations of the hotel, the incremental costs are recognized in profit or loss as incurred. If long-term contracts were obtained, the Company will capitalize the cost of those contracts.
(d)	Cash and cash equivalents and restricted cash
Cash and cash equivalents and restricted cash of the Company are represented primarily by cash (cash on hand and demand deposits), restricted cash and cash equivalents. Cash equivalents are short-term highly liquid investments with maturities no longer than 90 days, which are subject to an insignificant risk of changes in value. Cash is stated at nominal value and cash equivalents are measured at fair value. For further information, please refer to note 5.
(e)	Financial instruments
(i)	Recognition and initial measurement
Trade receivables and debt securities are initially recognized when they are originated. All other financial assets and financial liabilities are initially recognized when the Group becomes a party to the contractual provisions of the instrument.
A financial asset (unless it is a trade receivable without a significant financing component) or financial liability is initially measured at fair value plus or minus, for an item not at Fair Value Through Profit or Lost (“FVTPL”), transaction costs that are directly attributable to its acquisition or issue. A trade receivable without a significant financing component is initially measured at the transaction price.
(ii)	Classification and subsequent measurement
Financial assets –
On initial recognition, a financial asset is classified as measured at amortized cost or FVTPL.
Financial assets are not reclassified subsequent to their initial recognition unless the Group changes its business model for managing financial assets, in which case all affected financial assets are reclassified on the first day of the first reporting period following the change in the business model.
A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as at FVTPL:
-	it is held within a business model whose objective is to hold assets to collect contractual cash flows; and
-	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.
A debt investment is measured at Fair Value Through Other Comprehensive Income (“FVOCI”) if it meets both of the following conditions and is not designated as at FVTPL:
-	it is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets; and
-	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.
On initial recognition of an equity investment that is not held for trading, the Group may irrevocably elect to present subsequent changes in the investment’s fair value in Other Comprehensive Income (“OCI”). This election is made on an investment-by-investment basis.
All financial assets not classified as measured at amortized cost or FVOCI as described above are measured at FVTPL. This includes all derivative financial assets. On initial recognition, the Group may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortized cost or at FVOCI as at FVTPL if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise.
Financial assets – Business model assessment:
The Group makes an assessment of the objective of the business model in which a financial asset is held at a portfolio level because this best reflects the way the business is managed, and information is provided to investors. The information considered includes.
-
the stated policies and objectives for the portfolio and the operation of those policies in practice. These include whether management’s strategy focuses on earning contractual interest income, maintaining a particular interest rate profile, matching the duration of the financial assets to the duration of any related liabilities or expected cash outflows or realizing cash flows through the sale of the assets;

-	how the performance of the portfolio is evaluated and reported to the Group’s management;
-	the risks that affect the performance of the business model (and the financial assets held within that business model) and how those risks are managed;
-	how managers of the business are compensated – e.g. whether compensation is based on the fair value of the assets managed or the contractual cash flow collected; and
-	the frequency, volume and timing of sales of financial assets in prior periods, the reasons for such sales and expectations about future sales activity.
Transfers of financial assets to third parties in transactions that do not qualify for derecognition are not considered sales for this purpose, consistent with the Group’s continuing recognition of the assets.

Financial assets that are held for trading or are managed and whose performance is evaluated on a fair value basis are measured at FVTPL.
Financial assets – Assessment whether contractual cash flows are solely payments of principal and interest.
For the purposes of this assessment, ‘principal’ is defined as the fair value of the financial asset on initial recognition. ‘Interest’ is defined as consideration for the time value of money and for the credit risk associated with the principal amount outstanding during a particular period of time and for other basic lending risks and costs (e.g. liquidity risk and administrative costs), as well as a profit margin.
In assessing whether the contractual cash flows are solely payments of principal and interest, the Group considers the contractual terms of the instrument. This includes assessing whether the financial asset contains a contractual term that could change the timing or amount of contractual cash flows such that it would not meet this condition.
In making this assessment, the Group considers:
-	contingent events that would change the amount or timing of cash flows;
-	terms that may adjust the contractual coupon rate, including variable-rate features;
-	prepayment and extension features; and
-	terms that limit the Group’s claim to cash flows from specified assets (e.g. non-recourse features).
A prepayment feature is consistent with the solely payments of principal and interest criterion if the prepayment amount substantially represents unpaid amounts of principal and interest on the principal amount outstanding, which may include reasonable additional compensation for early termination of the contract. Additionally, for a financial asset acquired at a discount or premium to its contractual per amount, a feature that permits or requires prepayment at an amount that substantially represents the contractual par amount plus accrued (but unpaid) contractual interest (which may also include reasonable additional compensation for early termination) is treated as consistent with this criterion if the fair value of the prepayment feature is insignificant at initial recognition.
Financial assets – Subsequent measurement and gains and losses:
Financial assets at FVTPL	These assets are subsequently measured at fair value. Net gains and losses, including any interest or dividend income, are recognized in profit or loss.

Financial assets at amortized cost
These assets are subsequently measured at amortized cost using the effective interest method. The amortized cost is reduced by impairment losses. Interest income, foreign exchange gain or losses and impairment are capitalized. Any gain or loss on derecognition is recognized in profit or loss.

Financial liabilities – Classification, subsequent measurement and gains and losses
Financial liabilities are classified as measured at amortized cost or FVTPL. A financial liability is classified as at FVTPL if it is classified as held-for-trading, it is a derivative or it is designated as such on initial recognition. Financial liabilities at FVTPL are measured at fair value and net gains and losses, including any interest expense, are recognized in profit or loss. Other financial liabilities are subsequently measured at amortized cost using the effective interest method. Interest expense and foreign exchange gains and losses are recognized in profit or loss. Any gain or loss on derecognition is also recognized in profit or loss.
(iii)	Derecognition
Financial assets
The Group derecognizes a financial asset when:
-	the contractual rights to the cash flows from the financial asset expire; or

-	it transfers the rights to receive the contractual cash flows in a transaction in which either:
i.	substantially all the risks and rewards of ownership of the financial asset are transferred; or
ii.	the Group neither transfers nor retains substantially all the risks and rewards of ownership and it does not retain control of the financial asset.
The Group enters into transactions whereby it transfers assets recognized in its combined statement of financial position but retains either all or substantially all of the risk and rewards of the transferred assets. In these cases, the transferred assets are not derecognized.
Financial liabilities
The Group derecognizes a financial liability when its contractual obligations are discharged or cancelled or expire. The Group also derecognizes a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value.
On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid (including any non-cash assets transferred or liabilities assumed) is recognized in profit or loss.
Interest rate benchmark reform
When the basis for determining the contractual cash flows of a financial asset or financial liability measured at amortized cost changed as a result of interest rate benchmark reform, the Group updated the effective interest rate of the financial asset or financial liability to reflect the change that is required by the reform. A change in the basis for determining the contractual cash flows is required by interest rate benchmark reform if the following conditions are met:
•	the change is necessary as a direct consequence of the reform; and
•	the new basis for determining the contractual cash flows is economically equivalent to the previous basis – i.e. the basis immediately before the change.
When changes were made to a financial asset or financial liability in addition to changes to the basis for determining the contractual cash flows required by interest rate benchmark reform, the Group first updated the effective interest rate of the financial asset or financial liability to reflect the change that is required by interest rate benchmark reform. After that, the Group applied the policies on accounting for modifications to the additional changes.
(iv)	Offsetting
Financial assets and financial liabilities are offset and the net amount presented in the combined statement of financial position when, and only when, the Group currently has a legally enforceable right to .set off the amounts and it intends either to settle them on a net basis or to realize the asset and settle the liability simultaneously.
(v)	Derivative financial instruments
The Group holds derivative financial instruments with the intention to hedge interest rate risk exposures.
Derivatives are initially measured at fair value. Subsequent to initial recognition, derivatives are measured at fair value, and changes therein are recognized in profit or loss.
(vi)	Impairment
i.	Non-derivative financial assets
Financial instruments
The Group recognizes loss allowances for Expected Credit Losses (“ECLs”) on:
-	Financial assets measured at amortized cost

The Group measures loss allowances at an amount equal to lifetime ECLs, except for the following which are measured at twelve-month ECLs:
-	Debt securities that are determined to have low credit risk at the reporting date; and
-
Other debt securities and bank balances for credit risk (i.e. the risk of default occurring over the expected life of the financial instrument) has nothing creased significantly since initial recognition.

Loss allowances for trade receivables and contract assets are always measured at an amount equal to lifetime ECLs.
When determining whether the credit risk of a financial asset has increased significantly since initial recognition and when estimating ECLs, the Group considers reasonable and supportable information that is relevant and available without undue cost or effort. This includes both quantitative and qualitative information and analysis, based on the Group’s historical experience and informed credit assessment, that includes forward-looking information.
The Group assumes that the credit risk on a financial asset has increased significantly if it is more than 30 days past due.
The Group considers a financial asset to be in default when:
-	The debtor is unlikely to pay its credit obligations to the Group in full, without recourse by the Group to actions such as realizing security (if any is held); or
-	The financial asset is more than 90 days past due
Lifetime ECLs are the ECLs that result from all possible default events over the expected life of a financial instrument.
12-month ECLs are the portion of ECLs that result from default events that are possible within the 12 months after the reporting date (or a shorter period if the expected life of the instrument is less than 12 months).
The maximum period considered when estimating ECLs is the maximum contractual period over which the Group is exposed to credit risk.
Measurement of ECLs
ECLs are a probability-weighted estimate of credit losses. Credit losses are measured as the present value of all cash shortfalls (i.e. the difference between the cash flows due to the entity in accordance with the contract and the cash flows that the Group expects to receive).
ECLs are discounted at the effective interest rate of the financial asset.
Presentation of allowance for ECL in the combined statement of financial position
Allowances for financial assets measured at amortized cost are deducted from the gross carrying amount of the assets.
As of December 31, 2022, the Company did not recognize ECL due to it did not have financial instruments subject to impairment.
ii.	Non-financial assets
At each reporting date, the Group reviews the carrying amounts of its non-financial assets (other than investment property and deferred tax assets) to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated.
For impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets.

The recoverable amount of an asset is the greater of its value in use and its fair value less costs of disposal. Value in use is based on the estimated future cash flows, discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.
An impairment loss is recognized if the carrying amount of an asset exceeds its recoverable amount.
Impairment losses are recognized in profit or loss.
For assets, other than goodwill, is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.
(f)	Prepayments
Prepaid expenses are initially recognized as assets as of the date the payment is made, provided that it is probable that the future economic benefits associated with the asset will flow to the Group. At the time the goods or services are received, prepaid expenses are either capitalized or recognized in profit or loss as an expense, depending on whether there is certainty that the acquired goods or services will generate future economic benefits. The Group periodically evaluates its prepaid expenses to determine the likelihood that they will cease to generate future economic benefits and to assess their recoverability. The Company classifies its prepayments as current or non-current assets, depending on the period when the Company expects to exercise them. Unrecoverable prepaid expenses are recognized as impairment losses in profit or loss.
(g)	Property, construction in process and equipment
The Company’s Property, construction in process and equipment includes the following: land, buildings, computer equipment, transportation equipment, furniture, other equipment and construction in process.
i.	Recognition and measurement
Items of property, construction in process and equipment are initially measured at cost, which includes capitalized borrowing costs, less accumulated depreciation and any accumulated impairment losses.
Subsequent measurement of land, buildings and construction in process is at fair value based on periodic, at least annually, valuations performed by external independent appraisers, less subsequent depreciation for buildings; land is not depreciated. A revaluation surplus is recognized in other comprehensive income. All other property and equipment are recognized at historical cost less depreciation.
If significant parts of an item of property, construction in process and equipment have different useful lives, then they are accounted for as separated items (major components) or property, construction in process and equipment.
Any gain or loss on disposal of an item of property, construction in process and equipment is recognized in profit or loss.
ii.	Subsequent expenditure
Subsequent expenditure is capitalized only if it is probable that the future economic benefits associated with the expenditure will flow to the Group.
iii.	Depreciation
Depreciation is calculated to write off the cost of property, construction in process and equipment less their estimated residual values using the straight-line method over their estimated useful lives, and is recognized in profit or loss. As of December 31, 2022 and 2021 items recognized at fair value are not subject to depreciation until the construction in process is complete.

Management Group estimates the following useful life for the major assets.
Years
Computer equipment	3-4 years
Transportation Equipment	4 years
Furniture	10 years
Equipment and other assets	10 years
Depreciation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.
iv.	Reclassification to investment property
When the use of a property change from owner-occupied to investment property, the property is remeasured to fair value and reclassified accordingly. Any gain arising on this remeasurement is recognized in profit or loss to the extent that it reverses a previous impairment loss on the specific property, with any gain recognized in OCI and presented in the revaluation reserve. Any loss is recognized in profit or loss. However, to the extent that an amount is included in the revaluation surplus for that property, the loss is recognized in OCI and reduces the revaluation surplus within equity.
(h)	Investment property
Investment property is initially measured at cost and subsequently at fair value with any change therein recognized in profit and loss.
Any gain or loss on disposal of the investment property (calculated as the difference between the net proceeds from disposal and the carrying amount of the item) is recognized in profit or loss. When investment property that was previously classified as property, construction in process and equipment is sold, any related amount included in the revaluation reserve is transferred to retained earnings.
As of December 31, 2022, the Company has a plot of land located in, Baja California Mexico, that qualifies as an investment property in accordance with the requirements established by IAS 40, since the Company foresees to use this land for the creation of an industrial park, where the Company will act as a lessor and it will obtain income from rentals.
(i)	Employee benefits
i.	Short-term employee benefits
Short-term employee benefits are expensed as the related service is provided. A liability is recognized for the amount expected to be paid if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.
ii.	Other long-term employee benefits
The Group’s net obligation in respect of long-term employee benefits is the amount of future benefits that employees have earned in return for their service in the current and prior periods. That benefit is discounted to determine its present value. Remeasurements are recognized in profit or loss in the period in which they arise.
iii.	Termination benefits
Termination benefits are expensed at the earlier of when the Group can no longer withdraw the offer of those benefits and when the Group recognizes costs for a restructuring. If benefits are not expected to be settled wholly within 12 months of the reporting date, then they are discounted.
iv.	Defined employee benefit
In accordance with Mexican Labor Law, the Company provides seniority premium benefits to its employees under certain circumstances, which is recognized as a defined benefit plan. The Group's net obligation in respect of defined benefit plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in the current and prior periods, discounting that amount and deducting the fair value of any plan assets.

The calculation of the defined benefit obligation is performed annually by a qualified actuary using the projected unit credit method. When the calculation results in a potential asset for the Group, the recognized asset is limited to the present value of the economic benefits available in the form of future refunds from the plan or reductions in future contributions to the plan.
To calculate the present value of the economic benefits, consideration is given to any applicable minimum funding requirements
Remeasurements of the net defined benefit liability, which comprise actuarial gains and losses, return on plan assets (excluding interest), and the effect of the asset ceiling (if any, excluding interest), are recognized immediately in OCI. The Group determines the net interest expense (income) on the net defined benefit liability (asset) for the period by applying the discount rate used to measure the defined benefit obligation at the beginning of the annual period to the net defined benefit liability (asset), taking into account any change in the net defined benefit liability (asset) during the period as a result of contributions and benefit payments. Net interest expense and other expenses related to defined benefit plans are recognized in profit or loss.
When the benefits of a plan are changed or when a plan is curtailed, the resulting change in benefit that relates to past service or curtailment gain or loss is recognized immediately in profit or loss. The Group recognizes gains and losses on the settlement of a defined benefit plan when the settlement occurs.
(j)	Borrowing costs
Borrowing costs directly attributable to the acquisition, construction, or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until the assets are substantially ready for their intended use or sale.
All other borrowing costs are recognized in profit or loss in the period in which they are incurred.
(k)	Income tax
Income tax expense comprises current and deferred tax and it is recognized in profit or loss. As mentioned in Note 1(a) the Group participates in certain trusts as a Trustor, these trusts are not subject to income taxes.
Current tax
Current tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustment to the tax payable or receivable in respect of previous years. The amount of current tax payable or receivables is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any. It is measured using tax rates enacted or substantively enacted at the reporting date. Current tax also includes any tax arising from dividends.
Current tax assets and liabilities are offset only if certain criteria are met.
Deferred tax
Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.
Temporary differences in relation to a right-of-use asset and a lease liability for a specific lease are regarded as a net package (the lease) for the purpose of recognizing deferred tax.
Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Future taxable profits are determined based on the reversal of relevant taxable temporary differences. If the amount of taxable temporary differences is insufficient to recognize a deferred tax asset in full, then future taxable profits, adjusted for reversals of existing temporary differences are considered, based on the business plans for individual subsidiaries in the Group. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized; such reductions are reversed when the probability of future taxable profits improves.

The measurement of deferred tax reflects the tax consequences that would follow from the manner in which the Group expects, at the reporting fate, to recover or settle the carrying amount of its assets and liabilities. For this purpose, the carrying amount of investment property measured at fair value is presumed to be recovered through sale, and the Group has not rebutted this presumption.
Deferred tax assets and liabilities are offset only if certain criteria are met.
(l)	Finance income and finance cost
The Group’s finance income and finance cost include:
-	interest income,
-	interest expense,
-	the net gain or loss on financial assets at FVTPL,
-	the foreign currency gain or loss on financial assets and financial liabilities,
Interest income or expense is recognized using the effective interest method.
The ‘effective interest rate’ is the rate that exactly discounts estimated future cash payments or receipts through the expected life of the financial instrument to:
•	the gross carrying amount of the financial asset; or
•	the amortized cost of the financial liability.
In calculating interest income and expense, the effective interest rate is applied to the gross carrying amount of the assets (when the asset is not credit-impaired) or to the amortized cost of the liability. However, for financial assets that have become credit-impaired subsequent to initial recognition, interest income is calculated by applying the effective interest rate to the amortized cost of the financial asset. If the asset is no longer credit-impaired, then the calculation of interest income reverts to the gross basis.
(m)	Leases
At inception of a contract, the Group assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.
As a lessee
At the commencement or on modification of a contract that contains a lease component, the Group allocates the contract consideration to each lease component on the basis of its relative stand-alone prices. However, for leases of property the Group has elected not to separate the non-lease components and account for the lease and non-lease components as a single lease component.
The Group recognizes a right-of-use asset and a lease liability on the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made on or before the commencement date, plus any initial direct costs incurred and an estimate of the costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.
The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the end date of the lease term, unless the lease transfers ownership of the underlying asset to the Group by the end of the lease term or the cost of right-of-use asset reflects that the Group will exercise a purchase option. In that case, the right-of-use asset will be depreciated over the useful life of the underlying asset, which is determined on the same basis as property and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.
The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate. Generally, the Group uses its incremental borrowing rate as the discount rate.

The Group determines its incremental borrowing rate by obtaining interest rates from various external financing sources and makes certain adjustments to reflect the terms of the lease and the type of asset leased.
Lease payments included in the measurement of the lease liability comprise the following:
•	fixed payments; including in-substance fixed payment:
•	variable lease payments that depend on an index or rate, initially measured using the index or rate at the commencement date;
•	amounts expected to be payable under a residual value guarantee, and
•
the exercise price under purchase option that the Group is reasonably certain to exercise, lease payments in an optional renewal period if the Group is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless the Group is reasonably certain not to terminate early.

The lease liability is measured at reinforced cost using the effective interest method. are data measured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Group's estimate of the amount expected to be payable under a residual value guarantee, if the Group changes its assessment of whether it will exercise a purchase, extension or termination option or if there is a revised in-substance fixed lease payment.
When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use assets, or is recorded in profit or loss in the carrying amount of the right-of-use asset has been reduced to zero.
Short-term leases and leases of low-value assets
The Group has elected not to recognize right-of-use assets and lease liabilities for leases of low-value assets and short-term leases, including IT equipment. The Group recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term.
(n)	Contingencies
Liabilities for loss contingencies are recorded when it is probable that a liability has been incurred and the amount thereof can be reasonably estimated. When a reasonable estimation cannot be made, disclosure is provided in the notes to the combined financial statements. Contingent revenues, earnings or assets are not recognized until realization is assured.
(o)	Provisions
Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognized as a finance cost.
(p)	Contributions for future net assets
Contributions for future net assets are contributions granted by the shareholders of the Group that will become part of the net parent investment on a certain date or when certain conditions are met, these contributions are recognized at the transaction price as a liability since there is no present value interest component to recognize.
(q)	Fair value measurement
‘Fair value' is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or, in its absence, the most advantageous market in which the Group has access at that date. The fair value of a liability reflects its non-performance risk.
A number of the Group’s accounting policies and disclosures require the measurement of fair values, for both financial and non-financial assets and liabilities (see Note 13).

When one is available, the Group measures the fair value of an instrument using the quoted price in an active market for that instrument. A market is considered ‘active’ if transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an ongoing basis.
If there is no quoted price in an active market, then the Group uses valuation techniques that maximize the use of relevant observable inputs and minimize the use of unobservable inputs. The chosen valuation technique incorporates all of the factors that market participants would take into account in pricing a transaction.
If an asset or a liability measured at fair value has a bid price and an ask price, then the Group measures assets and long positions at a bid price and liabilities and short positions at an ask price.
The best evidence of the fair value of a financial instrument on initial recognition is normally the transaction price, i.e., the fair value of the consideration given or received.
If the Group determines that the fair value on initial recognition differs from the transaction price and the fair value is evidenced neither by a quoted price in an active market for an identical asset or liability nor based on a valuation technique for which unobservable inputs are judged to be insignificant in relation to the measurement, then the financial instrument is initially measured at fair value, adjusted to defer the difference between the fair value on initial recognition and the transaction price.
Subsequently, that difference is recognized in profit or loss on an appropriate basis over the life of the instrument, but no later than when the valuation is wholly supported by observable market data or the transaction is closed out.
(r)	Combined Statements of cash flows
The combined statement of cash flows shows the cash inflows and outflows that occurred during the period. In addition, the combined statement of cash flows starts with the profit before income taxes and other comprehensive income, presenting first cash flows from operating activities, then investment activities and finally, financing activities.
The combined statement of cash flows for the years ended December 31, 2022 and 2021 were prepared using the indirect method.
4.	New standards or amendments issued
In the current year, the Group has applied a number of amendments to IFRS Accounting Standards issued by the IASB that are mandatorily effective for an accounting period that begins on or after 1 January 2022. Their adoption has not had any material impact on the disclosures or the amounts reported in these financial statements.
(a)	Annual Improvements to IFRS Standards 2018-2020
The Group has adopted the amendments included in the Annual Improvements to IFRS Accounting Standards 2018-2020 Cycle for the first time in the current year as follows:
‘’
IFRS 16 Leases
The amendment removes the illustration of the reimbursement of leasehold improvements.
A number of new standards are effective for annual periods beginning after January 1, 2022 and earlier application is permitted; however, the Group has not early adopted the new or amended standards in preparing these combined financial statements.
(a)	Deferred Tax related to Assets and Liabilities arising from a Single Transaction (Amendments to IAS 12)
The amendments narrow the scope of the initial recognition exemption to exclude transactions that give rise to equal taxable and offsetting temporary differences – e.g. leases and decommissioning liabilities. The amendments apply for annual reporting periods beginning on or after 1 January 2023. For leases and decommissioning liabilities, the associated deferred tax asset and liabilities will need to be recognized from the beginning of the earliest comparative period presented, with any cumulative effect recognized as an adjustment to retained earnings or other components of equity at that date. For all other transactions, the amendments apply to transactions that occur after the beginning of the earliest period presented.

The Group accounts for deferred tax on leases and decommissioning liabilities applying the ‘integrally linked’ approach, resulting in a similar outcome to the amendments, except that the deferred tax asset or liability is recognized on a net basis. Under the amendments, the Group will recognize a separate deferred tax asset and a deferred tax liability. There will be no impact on retained earnings on adoption of the amendments.
(b)	Classification of liabilities as current or non-current (amendment to IAS 1)
The amendments, as issued in 2020, aim to clarify the requirements on determining whether a liability is current or non-current, and apply for annual reporting periods beginning on or after January 1, 2023. However, the IASB has subsequently proposed further amendments to IAS 1 and the deferral or the effective date of the 2020 amendments to no earlier than January 1, 2024. Due to these ongoing developments, the Group is unable to determine the impact of these amendments on the combined financial statements in the period of initial application. The Group is closely monitoring the developments.
(c)	Other standards
The following new and amended standards are not expected to have material impact on these combined financial statements.
•	IFRS 17 Insurance Contracts and amendments to IFRS 17 Insurance Contracts.
•	Disclosure of Accounting Policies (Amendments to IAS 1 and IFRS Practice Statement 2).
•	Definition of Accounting Estimates (Amendments to IAS 8).
•	Onerous Contracts – Cost of Fulfilling a Contract (Amendments to IAS 37)
•	Reference to the Conceptual Framework (Amendments to IFRS 3)
•	Sale or Contribution of Assets between an Investor and its Associate or Joint Venture (Amendments to IFRS 10 and IAS 28)
5.	Cash and cash equivalents and restricted cash
As of December 31, 2022, and 2021, cash and cash equivalents and restricted cash is as follows:
	As of December 31,
	2022	2021
Cash	$434,443	$81,554
Bank deposits(1)(2)(3)	240,320,362	183,353,241
Total cash and cash equivalents and restricted cash	$240,754,805	$183,434,795
(1)
As of December 31, 2022 the Company held $38,722,806 in a short-term investment in CMB Monaco. The transaction was carried out through a treasury management services agreement with ESC S.C.P., a related party.

(2)
Murano World – In accordance with the long-term debt held with Bancomext, Sabadell, Caixabank and NAFIN Fideicomiso Murano 2000 (a subsidiary of Murano World) must maintain an interest reserve fund equivalent to a minimum of one quarterly interest payment. While the amount can be withdrawn to pay such interest without any penalty, Fideicomiso Murano 2000 is obligated to replace such interest reserve fund to set a minimum amount. As of December 31, 2022 and 2021, the correspondent amount to the reserve fund was $138,618 and $25,214,882, respectively.

(3)
Inmobiliaria Insurgentes 421 - In accordance with the long-term debt with Bancomext, the entity must maintain a debt service reserve fund equivalent to the next amortization of capital payment, according to the amortization schedule. While the amount can be withdrawn to pay such interest without any penalty, Inmobiliaria Insurgentes 421 is obligated to replace such interest reserve fund to set a minimum amount. As of December 31, 2022 and 2021, the correspondent amount to the reserve fund was $24,916,838 and $19,680,216, respectively.

6.	Related-party transactions and balances-
Transactions with key management personnel
i.	Key management personnel compensation
Compensation of the Group’s key management personnel includes only short-term employee benefits in the amount of $17,384,930 and $7,945,915 during 2022 and 2021, respectively.
ii.	Transactions carried out with related parties during the year ended December 31, 2022 and 2021 are shown as follows:

	As of December 31,
	2022	2021
Receivable
Affiliate:
Impulsora Turistica de Vallarta, S. A. de C. V.	$—	$1,197,563
BVG Infraestructura, S. A. de C. V.	—	903,944
Total related parties receivable	$—	$2,101,507
	As of December 31,
	2022	2021
Payable
Affiliate:
Impulsora Turistica de Vallarta, S. A. de C. V.(1)	$58,078,077	$90,873,707
Sofoplus S.A.P.I de C. V., SOFOM ER(2)	71,179,852	97,248,359
Sofoplus S.A.P.I de C. V., SOFOM ER(3)	145,231,418	—
BVG Infraestructura, S. A. de C. V.	—	22,209,043
Total related parties payable	274,489,347	210,331,109
Current portion	$68,343,487	$74,765,171
Long term portion	$206,145,860	$135,565,938
(1)	Loan agreement signed on May 2, 2021 with a 36-month termination period. The amount of the loan is $97,500,000 and it causes interest at the annual rate of 17.75%.
(2)	Syndicated secured mortgage loan for up to $200,000,000 which matures in 2024 and causes interest at the annual rate of 16.75% for which the major shareholders are joint obligors.
(3)	Syndicated secured mortgage loan for up to U.S.$30,000,000 which matures in 2025 and causes interest at the annual rate of 15.00% for which the major shareholders are joint obligors.
7.	Property, construction in process and equipment
Reconciliation of carrying amount
	Land	Construction in process	Computer equipment	Transportation Equipment	Furniture	Equipment and other assets	Total
Cost
Balances as of January 1, 2021	$6,373,462,349	$1,943,448,204	$5,515,500	$2,310,075	$4,687,834	$3,164,149	$8,332,588,111
Additions	39,800,079	844,891,106	1,289,113	628,276	156,665	9,732	886,774,971
Disposals	(7,908,895)	—	—	(295,346)	—	—	(8,204,241)
Revaluation	228,322,633	10,667,457	—	—	—	—	238,990,090
Balances as of December 31, 2021	6,633,676,166	2,799,006,767	6,804,613	2,643,005	4,844,499	3,173,881	9,450,148,931
Additions	—	1,521,986,623	304,710	231,683	850,447	—	1,523,373,463
Disposals	(85,296,091)	—	—	—	—	—	(85,296,091)
Revaluation	1,246,037,181	4,763,002,165	—	—	—	—	6,009,039,346
Balances as of December 31, 2022	$7,794,417,256	$9,083,995,555	$7,109,323	$2,874,688	$5,694,946	$3,173,881	$16,897,265,649
	Land	Construction in process	Computer equipment	Transportation Equipment	Furniture	Equipment and other assets	Total
Accumulated depreciation
Balances as of January 1, 2021	$—	$—	$(4,435,872)	$(1,838,991)	$(3,806,348)	$(1,871,164)	$(11,952,375)
Depreciations	—	—	(644,870)	(643,856)	(122,157)	(159,108)	(1,569,991)
Disposals	—	—	—	8,787	—	—	8,787
Balances as of December 31, 2021	—	—	(5,080,742)	(2,474,060)	(3,928,505)	(2,030,272)	(13,513,579)
Depreciations	—	—	(811,269)	(152,541)	(151,450)	(152,981)	(1,268,241)

	Land	Construction in process	Computer equipment	Transportation Equipment	Furniture	Equipment and other assets	Total
Balances as of December 31, 2022	$—	$—	$(5,892,011)	$(2,626,601)	$(4,079,955)	$(2,183,253)	$(14,781,820)
Carrying amounts as of:
December 31, 2021	$6,633,676,166	$2,799,006,767	$1,723,871	$168,945	$915,994	$1,143,609	$9,436,635,352
December 31, 2022	$7,794,417,256	$9,083,995,555	$1,217,312	$248,087	$1,614,991	$990,628	$16,882,483,829
Construction in process
GIC I is a hotel facility project with up to 1,016 rooms, currently under construction, located in Cancun, Quintana Roo; the total amount expected to be invested in the construction is $3,200,000,000, excluding financial cost and cost of land. As of December 31, 2022, and 2021, amounts incurred in the construction in process are $1,194,557,969 and $548,611,418, respectively. The Group expects to conclude the construction of this hotel facility at the end of 2023.
GIC II is a plot of land located in Cancun, Quintana Roo, the Group will develop a hotel facility project up to 2,000 rooms.
Insurgentes Hotel is a hotel facility project comprised of two individual hotels with a combined capacity of 415 rooms, located in Mexico City. This hotel commenced operations in the first quarter of 2023. As of December 31, 2022, and 2021, the incurred amounts in the construction are $280,232,011 and $293,725,328, respectively.
Capitalization of borrowing cost included in the incurred cost of the construction of the above described hotel facilities for the years ended December 31, 2022 and 2021 of $247,025,739 and $213,086,287, respectively, were calculated using a capitalization rate of 100% since all the loans held by the Group are specific and directable attributable to the construction in process.
Non-cash transactions in Property, construction in process and equipment
	As of December 31,
	2022	2021
Balances as of January 1	$9,450,148,931	$8,332,588,111
Non-cash transactions:
Revaluation of land and construction in process	6,009,039,346	238,990,090
Effect on movement in exchange rates on cash held	1,451,180	(571,766)
Total non-cash transactions	6,010,490,526	238,418,324
Cash transactions:
Construction in process and equipment	1,189,600,453	666,056,209
Accrued capitalized borrowing costs	247,025,739	213,086,287
Total cash transactions	1,436,626,192	879,142,496
Balances as of December 31	$16,897,265,649	$9,450,148,931
Measurement of fair value
Land and construction in process
Fair value hierarchy
The Group engages third-party qualified appraisers to perform the valuation of the land and construction in process annually. The technical committee works closely with qualified external appraisers to establish the appropriate valuation techniques and inputs to the model.
The fair value measurement for the land and construction in process has been categorized as a Level 3 fair value based on the inputs to the valuation technique used. Changes in fair value are recognized in Other Comprehensive Income (OCI).

Valuation technique and significant unobservable inputs
The following table shows the valuation technique used in measuring the fair value of the land and construction in process, as well as the significant unobservable inputs used.
The revaluation surplus for the years ended December 31, 2022 and 2021 were $6,009,039,346 and $238,990,090, respectively.
Valuation technique	Significant unobservable inputs	Inter-relationship between significant unobservable inputs and fair value measurement
Land

Group of Directors uses the market approach to determine the value of the land.
In estimating the fair value of the subject assets, the appraiser performed the following:

• Researched market data to obtain information pertaining to sales and listings (comps) that are similar to the Subject Asset.
• Selected relevant units of comparison (e.g., price per square meter), and developed a comparative analysis for each.
• Compared the comps to the Subject Asset using elements of comparison that may include, but are not limited to, market conditions, location, and physical characteristics; and adjusted the comps as appropriate.
• Reconciled the multiple value indications that resulted from the adjustment of the comps into a single value indication.
• The selected price per square meter is consistent with market prices rates paid by market participants and/or current asking market prices rates for comparable properties.

The appraiser compared the comps to the Subject Assets using comparison elements that include market conditions, location, and physical characteristics.
• Location (0.80 – 1)
• Size (1.08 – 1.20)
• Market conditions (0.8 – 1)
The estimated fair value would increase if the adjustments applied were higher.

Valuation technique	Significant unobservable inputs	Inter-relationship between significant unobservable inputs and fair value measurement
Construction in process

Group of Directors uses the cost approach to determine the value of construction in process.
In estimating the fair value of building and site improvements, the appraiser performed the following:
• Estimated replacement cost of the building and site improvements, as though new, considering items such as indirect costs.
• Estimated and applied deductions related to accrued depreciation, resulting from physical deterioration, and work in progress.
	The appraiser used an adjustment factor regarding the status of the construction in process. Work in progress adjustment (0.6 – 0.98).	The estimated fair value would increase if the adjustments applied were higher.
Carrying amount
Had the Group’s land and construction in process been measured on a historical cost basis, their carrying amount would have been as follows:
	As of December 31,
	2022	2021
Land	$499,302,461	$499,302,461
Construction in process	3,693,047,230	2,272,713,881
Total	$4,192,349,691	$2,772,016,342
Security
As of December 31, 2022 and 2021, properties with a carrying amount of $14,013,476,697, and $7,224,670,242, respectively, were subject to a registered debenture that forms security for bank loans (see Note 10), respectively. A list of the properties granted and the related loans is as follows:
Property	Associated Credit Reference
Unit 1, 4 y 5 / Grand Island	See Note 10 Terms and repayment schedule (1)
Unit 2 / Grand Island	See Note 10 Terms and repayment schedule (4) and Note 6 references (2) and (3)
Unit 8, No. 56-A-1, Supermanzana A2, Sup. 824.20 M2
Unit 9, No. 56-A-1, Supermanzana A2, Sup. 832.94 M2
Insurgentes Sur 421 Complex	See Note 10 Terms and repayment schedule (3)

8.	Investment property
	As of December 31,
	2022	2021
Balances as of January 1,	$889,000,000	$828,092,875
Changes in fair value	298,089,926	60,907,125
Balances as of December 31,	$1,187,089,926	$889,000,000
Reconciliation of carrying amount
Investment property comprises 450,000 sqm of retail area planned for the development of an industrial park located in Bajamar, Baja California (the “Baja Park Development Project”).
Changes in fair value are recognized as gain in profit or loss and included in ‘other income’. All gains are unrealized.
Measurement of fair value
Fair value hierarchy
The Group engages third-party qualified appraisers to perform the valuation of the investment properties annually. The technical committee works closely with qualified external appraisers to establish the appropriate valuation techniques and inputs to the model.
The fair value measurement for all of the investment properties has been categorized as a Level 3 fair value based on the inputs to the valuation technique used.
Valuation technique and significant unobservable inputs
The following table shows the valuation technique used in measuring the fair value of the investment property, as well as the significant unobservable inputs used.
Valuation technique	Significant unobservable inputs	Inter-relationship between significant unobservable inputs and fair value measurement
Group of Directors uses the market approach to determine the value of the subject assets.
In estimating the fair value of the subject assets, the appraiser performed the following:
• Researched market data to obtain information pertaining to sales and listings (comps) that are similar to the Subject
Asset.
• Selected relevant units of comparison (e.g., price per square meter), and developed a comparative analysis for each.
• Compared the comps to the Subject Asset using elements of comparison that may include, but are not limited to, market conditions, location, and physical characteristics;

The appraiser compared the comps to the Subject Assets using comparison elements that include market conditions, location, and physical characteristics.
• Location (0.80 – 1)
• Size (1.08 – 1.20)
• Market conditions (0.8 – 1)
The estimated fair value would increase if adjustments applied were higher.

Valuation technique	Significant unobservable inputs	Inter-relationship between significant unobservable inputs and fair value measurement and adjusted the comps as
appropriate.
• Reconciled the multiple value indications that resulted from the adjustment of the comps into a single value indication.

The selected price per square meter is consistent with market price rates paid by market participants and/or current asking market prices rates for comparable properties.

Security
As of December 31, 2022 and 2021, properties with a carrying amount of $1,187,089,926, and $889,000,000, respectively, were subject to a registered debenture that forms security for bank loans (see Note 10), respectively. A list of the properties granted and the related loans is as follows:
Property	Associated Credit Reference
Plot of land: La Costa Bajamar / Lote MP1, Fracc. A, Manzana S/M, Sup. 271,042.763 M2	See Note 10 Terms and repayment schedule (5), and Note (6) references (2) and (3)
Plot of land: La Costa Bajamar: Lote MP1, Fracc. B, Manzana S/M, Sup. 304,851.487 M2
Plot of land: La Costa Bajamar: Lote MP1, Fracc. C, Manzana S/M, Sup. 353,797.091 M2
Plot of land: La Costa Bajamar: Fracc. Servidumbre de Paso, Manzana S/M, Sup. 41,084.499 M2
9.	Leases
The Group leases vehicles and office spaces. The lease term varies from contract to contract. Information on the leases in which the Group is a lessee is presented below.
Right-of-use assets
Right-of-use assets related to leased properties that do not meet the definition of investment property.
2022	Vehicles
Balance as of January 1,	$1,131,681
Depreciation charge for the year	(540,642)
Balance as of December 31,	$591,039
2021	Vehicles
Balance as of January 1,	$1,430,449
Depreciation charge for the year	(536,173)
Addition to right-of-use-assets	237,405
Balance as of December 31,	$1,131,681

Amounts recognized in profit or loss.
	For the Years Ended December 31,
	2022	2021
Amounts recognized in profit and loss
Interest on lease liabilities	$49,704	$77,665
Expenses related to short-term leases	319,498	319,498
	$369,202	$397,163
Amounts recognized in the combined statement of cash flow
Total cash outflow	$586,399	$581,924
10.	Long–term debt
	As of December 31,
	2022	2021
Current liabilities
Current portion of secured bank loans	$3,704,429,770	$99,998,593
Unsecured bank loans	19,958,980	60,270,171
Interest	71,398,277	27,246,972
Total current liabilities	3,795,787,027	187,515,736

Non–current liabilities
Secured bank loan	$338,735,900	$2,607,765,334
Unsecured bank loans	1,428,652,077	1,000,028,836
Total non–current liabilities	$1,767,387,977	$3,607,794,170
The secured bank loans are secured over land and construction in process with a carrying amount of $15,200,566,623 and $8,113,670,242 as of December 31, 2022 and 2021, respectively (see Note 7 Security).
Information about the Group’s exposure to interest rate, foreign currency and liquidity risks is included in Note 13.
Terms and repayment schedule
		Nominal interest rate 2022	Nominal interest rate 2021		As of December 31,
	Currency			Maturity	2022	2021
Fideicomiso Murano 2000 CIB/3001 (subsidiary of Murano World)
Banco Nacional de Comercio Exterior S.N.C. Institución de Banca de Desarrollo (“Bancomext”)(1)	USD	SOFR + 4.0116%	LIBOR + 3.75%	2031	$1,161,690,000	$961,673,438
Caixabank, S.A. Institución de Banca Múltiple (“Caixabank”)(1)	USD	SOFR + 4.0116%	LIBOR + 3.75%	2031	1,161,690,000	961,673,438
Sabadell, S.A. Institución de Banca Múltiple (“Sabadell”)(1)	USD	SOFR + 4.0116%	LIBOR + 3.75%	2031	774,460,000	641,115,625
Nacional Financiera, Sociedad Nacional de Crédito, Institución de Banca de Desarrollo (“NAFIN”)(1)	USD	SOFR + 4.0116%	—	See(2)	580,845,000	—
Bancomext(2)	MXN	TIIE 91 + 2.75%	—	—	36,860,326	78,658,272
Cost to obtain loans and commissions					(36,375,839)	(31,910,226)
Total loans Fideicomiso Murano 2000					3,679,169,487	2,611,210,547

		Nominal interest rate 2022	Nominal interest rate 2021		As of December 31,
	Currency			Maturity	2022	2021
Inmobiliaria Insurgentes 421
Bancomext (3)	USD	SOFR + 3.5%	LIBOR + 3.5	2037	1,429,380,028	1,032,361,676
Cost to obtain loans and commissions					(10,899,869)
Total loans Inmobiliaria Insurgentes 421					1,418,480,159	1,032,361,676
Murano World
Exitus Capital S.A.P.I de C. V. ENR (“Exitus Capital”)(4)	USD	15.00%	15.00%	2025	290,422,500	—
Exitus Capital(5)	MXN	TIIE 28 + 12.55	TIIE 28 + 12.55	2024	73,573,683	96,553,380
Total loans Murano World					363,996,183	96,553,380
Edificaciones BVG
Exitus Capital(6)					30,130,898	27,937,331
Total Edificaciones BVG					30,130,898	27,937,331
Accrued interest payable					71,398,277	27,246,972
Total debt					5,563,175,004	3,795,309,906
Current installments					3,795,787,027	187,515,736
Long-term debt, excluding current installments					1,767,387,977	607,794,170
(1)
Syndicated secured mortgage loan for up to U.S.$160,000,000. Operadora Hotelera GI is jointly liable for this loan. On July 11, 2022 NAFIN joined to the loan under the same terms as the other lenders, granting U.S.$34,811,150 to Fideicomiso 2000.

(2)
Secured loan under a credit line up to $31,480,000 to finance VAT receivable with a 36 month maturity or early on collection of such VAT receivables from Mexican Authorities, with unpaid balances, if any, after 36 months payable in 18 months.

(3)
On October 18, 2018 Inmobiliaria Insurgentes 421 obtained a U.S.$49,753,000 unsecured loan. This loan was renegotiated on October 10, 2022, the Group obtained U.S.$75,00,000, whit this loan, the Group repaid fully the first loan, including interests. Operadora Hotelera I421 and Operadora Hotelera I421 Premium are jointly liable for this loan.

(4)	Syndicated secured mortgage loan for up to U.S.$30,000,000
(5)	Syndicated secured mortgage loan for up to $200,000,000.
(6)	Sale and lease back agreement signed with Exitus Capital on December 2019 with a 36-months termination period.
The loan agreements referred to above include covenants and restrictions that require, among other things, to provide quarterly and annually the lenders with the Company internal financial statements and compliance with certain ratios. Noncompliance with such requirements constitutes an event of default under which the respective loan may become immediately due and payable.
As of December 31, 2022, 2021 and January 1, 2021, the Group complied with all terms and covenants included in the loan agreements, except for the following:
Fideicomiso Murano 2000 CIB/3001 (subsidiary of Murano World)
Under the syndicated loan agreement with Bancomext, Caixabank, Sabadell and NAFIN, the Group must maintain an interest reserve fund equivalent to a minimum of one quarterly interest payment, as of December 31, 2022, the Group did not have such reserve fully funded. The lender did not request accelerated repayment of the loan and the terms of the loan were not changed. Management has reviewed the Group’s settlement procedures to ensure that such circumstances do not recur. As a result, on January 6, 2023 the Group refunded the outstanding amount to be in compliance with such covenant.
Inmobiliaria Insurgentes 421
As of January 1, 2021, under the loan agreement with Bancomext, the Group must maintain a debt service reserve fund equivalent to the next interest payment. The lender did not request accelerated repayment of the loan and the terms of the loan were not changed. As of December 31, 2022 such loan has been renegotiated by which a new loan agreement was executed, and the prior breach of the covenant is no longer applicable. As of December 31, 2022, the Group is in compliance with the new loan agreement.

Reconciliation of movements of liabilities to cash flows arising from financing activities
Long-term debt
Balances as of January 1, 2021	$2,650,728,226
Payments of principal	(63,126,856)
Interest paid	(119,556,957)
Proceeds from loans	1,108,741,445
Accrued interest	130,627,133
Amortization of cost to obtain loans and commissions	3,302,539
Total changes from financing cash flows	3,710,715,530
Effect on changes in foreign exchange rates	84,594,376
Balances as of December 31, 2021	$3,795,309,906
Long-term debt
Balances as of January 1, 2022	$3,795,309,906
Payments	(220,572,529)
Interest paid	(246,343,813)
Proceeds from loans	2,237,181,037
Accrued interest	289,054,017
Amortization of cost to obtain loans and commissions	3,884,065
Costs to obtain loans and commissions	(19,249,547)
Total changes from financing cash flows	5,839,263,136
Effect on changes in foreign exchange rates	(276,088,132)
Balances as of December 31, 2022	$5,563,175,004
11.	Employee benefits
	As of December 31,
	2022	2021
Net defined benefit liability:
Liability for social security contributions	$4,087,635	$2,630,353
Liability for long-service leave	6,654,318	3,415,458
Total employee benefit liability	10,741,953	6,045,811
Non-current	6,654,318	3,415,458
Current	$4,087,635	$2,630,353
In accordance with Mexican Labor Law, the Group provides seniority premium benefits, which consist of a single payment of 12 days for each year worked based on the last salary, limited to twice the minimum salary established by law. The relative liability and the annual cost of benefits are calculated by independent actuaries in accordance with the bases defined in the plans, using the projected unit credit method.
Movement in net defined benefit liability
	As of December 31,
	2022	2021
Balance as of January 1,	$3,415,458	$3,332,454
Included in profit and loss:
Current service cost	428,469	841,579
Interest cost	255,911	183,286
	4,099,838	4,357,319
Included in OCI
Remeasurement in loss (gain)	2,554,480	(941,861)
Balance as of December 31,	$6,654,318	$3,415,458

Actuarial assumptions
The following were the principal actuarial assumption at the reporting date (expressed as weighted averages):
	2022	2021
Discount rate	9.01%	7.68%
Return on plan assets	5.50%	4.50%
Future salary growth	5.50%	4.50%
As of December 31, 2022 and 2021, the weighted -average duration of the defined benefit obligation was 15 years per employee.
Sensitivity analysis
Reasonably possible changes at the reporting date to one of the relevant actuarial assumptions, holding other assumptions constant, would have affected the defined benefit obligation by the amounts shown below:
	As of December 31, 2022		As of December 31, 2021
	Increase	Decrease	Increase	Decrease
Discount rate (1% movement)	$(851,804)	$986,487	$(442,216)	$(513,067)
	$(851,804)	$986,487	$(442,216)	$(513,067)
12.	Income tax
	For the Year Ended December 31,
	2022	2021
Current tax expense
Current income tax	$3,406,827	$13,942
Deferred income tax	167,080,619	83,091,021
	$170,487,446	$83,104,963
The Mexican Tax Law effective as of January 1, 2014 is applicable to the Group, which imposes an income tax rate of 30%.
Amounts recognized in profit or loss
Management has determined that the recoverability of cumulative tax losses, which expires in 2023 – 2032, is not feasible based on estimated breakeven of the Hotel operation. Therefore, the Group has not recognized that income tax losses in the determination of deferred income tax, except for those companies that has taxable profit to reverse the income tax losses.
Amounts recognized in OCI
	As of December 31, 2022			As of December 31, 2021
	Before tax	Tax (expense) benefit	Net of tax	Before tax	Tax (expense) benefit	Net of tax
Items that will not be reclassified to profit and loss
Remeasurements of defined benefit liability	$(2,554,480)	$766,344	$(1,788,136)	$941,861	$(282,558)	$659,303
Revaluation of property, construction in process and equipment	6,009,039,347	(1,802,711,806)	4,206,327,541	238,990,089	(71,697,026)	167,293,063
	$6,006,484,867	$(1,801,945,462)	$4,204,539,405	$239,931,950	$(71,979,584)	$167,952,366

Reconciliation of effective tax rate
	For the Year Ended December 31,
	2022	2021
Profit before income tax	$475,086,707	$350,554
Tax using the Company´s domestic tax rate	30%	30%
Income tax at legal tax rate	142,526,012	105,166
Tax effect of:
Annual adjustment inflation	72,595,223	66,939,657
None-deductible expenses	7,751,565	895,711
Change in allowance for NOL’s	(52,385,354)	15,164,429
Total tax expense	$170,487,446	$83,104,963
Movement in deferred tax balances
2022	Net balance as of January 1,	Recognized in profit and loss	Recognized in OCI	Final balance
Prepayments	(628,022)	(794,944)	—	(1,422,966)
Property, plant and equipment	(1,941,698,749)	171,316	(1,802,711,806)	(3,744,239,239)
PP&E FCI	(152,392,186)	(74,107,722)	—	(226,499,908)
Investment properties	(237,071,633)	(89,426,978)	—	(326,498,611)
Accruals	3,691,418	(3,543,936)	—	147,482
Employees’ benefits	1,024,635	205,318	766,344	1,996,297
Employees’ statutory profit sharing	225,621	416,329	—	641,950
	(2,326,848,916)	(167,080,617)	(1,801,945,462)	(4,295,874,995)
2021	Net balance at January 1,	Recognized in profit and loss	Recognized in OCI	Final Balance
Prepayments	(431,516)	(196,506)	—	(628,022)
Property, plant and equipment	(1,870,096,086)	94,363	(71,697,026)	(1,941,698,749)
PP&E FCI	(88,466,300)	(63,925,886)	—	(152,392,186)
Investment properties	(218,799,495)	(18,272,138)	—	(237,071,633)
Accruals	4,795,362	(1,103,944)	—	3,691,418
Employees’ benefits	999,736	307,458	(282,558)	1,024,636
Employees’ statutory profit sharing	219,989	5,632	—	225,621
	(2,171,778,310)	(83,091,021)	(71,979,584)	(2,326,848,915)
Unrecognized deferred tax assets
Deferred tax assets have not been recognized in respect of the following items, because it is not probable that future taxable profit will be available against which the Group can use the benefits therefrom.
	As of December 31, 2022		As of December 31, 2021
	Gross amount	Tax effect	Gross amount	Tax effect
Income tax losses	$1,201,013,037	$360,303,911	$1,165,092,887	$349,527,866

Tax losses carried forward
Tax losses for which no deferred tax assets was recognized expire as follows:
Year	Gross amount	Expire rate
2013	$37,948,750	2023
2014	31,208,019	2024
2015	48,282,025	2025
2016	373,221,604	2026
2018	560,037,763	2028
2019	20,801,184	2029
2020	81,257,161	2030
2021	13,915,624	2031
2022	34,340,907	2032
Total income tax losses	$1,201,013,037
13.	Financial instruments – Fair value and risk management
Accounting classification
The following table shows the carrying amounts of financial assets and financial liabilities. It does not include fair value information for financial assets and financial liabilities not measured at fair value since the carrying amount is a reasonable approximation of fair value.
	As of December 31, 2022
	Mandatory at FVTPL	Financial assets at amortized cost	Other financial assets (liabilities)	Total
Financial assets measured at fair value
Interest rate swaps (Level 2)	$192,791,990	$—	$—	$192,791,990
Financial assets not measured at fair value
Cash and cash equivalents and restricted cash (Level 1)	—	240,754,805	—	240,754,805
Financial liabilities not measured at fair value
Secured bank loan	—	—	(4,308,870,061)	(4,308,870,061)
Unsecured bank loan	—	—	(1,528,794,290)	(1,528,794,290)
	As of December 31, 2021
	Mandatory at FVTPL	Financial assets at amortized cost	Other financial assets (liabilities)	Total
Financial assets not measured at fair value
Cash and cash equivalents and restricted cash (Level 1)	$—	$183,434,795	$—	$183,434,795
Financial liabilities measured at fair value
Interest rate swaps (Level 2)	(7,947,880)	—	—	(7,947,880)
Financial assets not measured at fair value
Secured bank loan	—		(2,823,096,497)	(2,823,096,497)
Unsecured bank loan	—		(1,182,544,518)	(1,182,544,518)

Measurement of fair values
i.	Valuation techniques and significant unobservable inputs
The following table shows the valuation technique used in measuring Level 2 fair value of financial instruments in the statements of financial position.
Financial instruments measured at fair value
Type	Valuation technique
Interest rate swaps
FV is determined using market participant assumptions to
measure these derivatives. Market participants’ assumptions
include the risk inherent in the inputs to the valuation
technique. These inputs can be readily observable, market
corroborated, or generally unobservable.

ii.	Transfers between levels
There were no transfers between Level 1 and 2 during the current or prior year. There were no transfers to Level 3 during the current or prior year.
Financial risk managements
The Group has exposure to the following risks arising from financial instruments:
-	Liquidity risk
-	Market risk
iii.	Risk management framework
The Group’s Technical Committee has overall responsibility for the establishment and oversight of the Group’s risk management framework. The Technical Committee has established the risk management committee, which is responsible for developing and monitoring the Group’s risk management policies. The committee reports regularly to the board of directors on its activities.
The Group’s risk management policies are established to identify and analyze the risks faced by the Group, to set appropriate risk limits and controls and to monitor risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the Group’s activities. The Group, through its training and management standards and procedures, aims to maintain a disciplined and constructive control environment in which all employees understand their roles and obligations.
Liquidity risk
Liquidity risk is the risk that the Group will encounter difficulty in meeting obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Group´s objective when managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when they are due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Group´s reputation.
The Group uses the activity-based costing to cost its products and services, which assists in monitoring cash flow requirements and optimizing its cash return on investment.
The Group aims to maintain the level of its cash and cash equivalents at an amount in excess of expected cash outflows on financial liabilities (other than trade payables) over the next 60 days.
The Group also monitors the level of expected cash inflows on trade and other receivables together with expected cash outflows on trade and other payables.

Exposure to liquidity risk
The following are the remaining contractual maturities of financial liabilities at the reporting date. The amounts are gross and undiscounted, and include contractual interest payments and exclude the impact of netting agreements:
	Contractual cash flows
As of December 31, 2022	Carrying amount	2-12 Months	1-5 Years	More than 5 Years	Total
Derivative financial assets
Derivatives (Interest rate swaps)	$—	$192,791,990	$—	$—	$192,791,990
Total derivative financial assets	$—	$192,791,990	$—	$—	$192,791,990

Non-derivative financial liabilities
Secured bank loans	$17,707,910	$279,613,581	$2,038,359,482	$1,973,189,088	$4,308,870,061
Unsecured bank loans	22,044,602	59,372,314	341,726,892	1,105,650,482	1,528,794,290
Lease liabilities	—	387,617	236,572	—	624,189
Trade payables	36,820,831	87,764,666	—	—	124,585,497
Total non-derivative financial liabilities	$76,573,343	$427,138,178	$2,380,322,946	$3,078,839,570	$5,962,874,037
	Contractual cash flows
As of December 31, 2021	Carrying amount	2-12 Months	1-5 Years	More than 5 Years	Total
Derivative financial liabilities
Derivatives (Interest rate swaps)	$—	$7,947,880	$—	$—	$7,947,880
Total derivative financial liabilities	—	7,947,880	—	—	7,947,880

Non-derivative financial liabilities
Secured bank loans	$15,257,606	$124,932,710	$1,533,907,047	$1,148,999,134	$2,823,096,497
Unsecured bank loans	19,369,937	99,529,631	1,063,644,950	—	1,182,544,518
Lease liabilities	—	576,045	584,838	—	1,160,883
Trade payables	10,139,041	103,040,279	—	—	113,179,320
Total non-derivate financial liabilities	$44,766,584	$328,078,665	$2,598,136,835	$1,148,999,134	$4,119,981,218
As disclosed in Note 10, the Group has secured bank loans that contains covenants. A future breach of covenant may require the Group to repay the loan earlier than indicated in the above table.
The interest payments on variable interest rate loans in the table above reflect market forward interest rates at the reporting date and these amounts may change as market interest rate change. The future cash flows on derivative instruments may be different from the amount in the above table as interest rates and exchange rates or the relevant conditions underlying the contingency change. Except for these financial liabilities, it is not expected that the cash flows included in the maturity analysis could occur significantly earlier, or at significantly different amounts.
Market risk
Market risk is the risk that changes in market prices – e.g. foreign exchange rates, interest rates and equity prices – will affect the Group’s income or the value of its holdings of financial instruments. The objective of market risk managements is to manage and control market risk exposures within acceptable parameters, while optimizing the return.

The Group uses derivatives to manage market risks. All such transactions carried out within the guidelines set by the risk management committee.
Managing interest rate benchmark reforms and associated risks
Overview
A fundamental reform of major interest rate benchmarks is being undertaken globally, including the replacement of some interbank offered rates (IBORs) with alternative nearly risk-free rates (referred to as “IBOR reform”). In 2021, the Group undertook amendments to most financial instruments with contractual terms indexed to IBORS such that they incorporate new benchmark rates, e.g. SONIA. As at 31 December 2022, the Group’s remaining IBOR exposure is indexed to US dollar LIBOR. The alternative reference rate for US dollar LIBOR is the Secured Overnight Financing Rate (SOFR). The Group finished the process of implementing appropriate fallback clauses for all US dollar LIBOR indexed exposures in 2021. These clauses automatically switch the instrument from USD LIBOR to SOFR as and when USD LIBOR ceases. As announced by the Financial Conduct Authority (FCA) in early 2022, the panel bank submissions for US dollar LIBOR will cease in mid-2023.
The risk management committee monitors and manages the Group’s transition to alternative rates. The committee evaluates the extent to which contracts reference IBOR cash flows, whether such contracts will need to be amended as a result of IBOR reform and how to manage communication about IBOR reform with counterparties. The committee reports to the Company’s board of directors quarterly and collaborates with other business functions as needed. It provides periodic reports to management of interest rate risk and risks arising from IBOR reform.
Non-derivative financial liabilities
The Group modified all of its floating-rate liabilities indexed to sterling LIBOR to reference SOFR during the year ended 31 December 2021. As a result, the Group’s IBOR exposures to non-derivative financial liabilities as at 31 December 2022 and 31 December 2021 were secured bank loans indexed to SOFR.
Derivatives
The Group holds interest rate swaps for risk management purposes. The interest rate swaps have floating legs that are indexed to SOFR. The Group’s derivative instruments are governed by contracts based on the International Swaps and Derivatives Association (ISDA)’s master agreements.
Currency risk
The Group is exposed to transactional foreign currency risk to the extent that there is a mismatch between the currencies in which sales, purchases, receivables and borrowings are denominated and the respective functional currencies of Group companies. The functional currency of the Group companies is MXN. The currencies in which these transactions are primarily USD.
Exposure to currency risk
The summary quantitative data about the Group’s exposure to currency risk as reported to the management of the Group is as follows.
	Dollars
	As of December 31,
	2022	2021
Assets:
Cash and cash equivalents and restricted cash	$9,236,161	$5,713,103

Liabilities:
Current installments of long-term debt	(11,868,777)	(3,303,286)
Long-term debt	(275,684,063)	(171,712,852)
Trade accounts payable	(3,374,626)	(6,426,943)
Net position	$(281,691,305)	$(175,729,978)

The exchange rates of MXN/USD as of the date of the Combined Financial Statements and their issuance date are as follows:
	As of December 31,		As of August 8, 2023
	2022	2021
One U. S. dollar	$19.3615	$20.5835	$17.0555
Sensitivity analysis
The strengthening or weakening of the U.S. dollar, with respect to the Mexican peso as of December 31, 2022 and 2021, would have affected the gains or losses capitalized in construction in progress for the amounts shown below. This analysis is based on changes in the exchange rate that the Group considered reasonably possible at the end of the reporting period. This analysis assumes that the rest of the variables remain constant.
The analysis is performed on the same basis for 2022 and 2021, although the reasonably possible variations in the exchange rate were different, as indicated below:
	Capitalized in construction in process		Profit and loss
	Strengthening	Weakening	Strengthening	Weakening
December 31, 2022 USD (5% movement)			$(272,698,311)	$272,698,311
December 31, 2021 USD (5% movement)	(179,528,929)	178,528,929	(732,246)	732,246
Interest rate risks
The Group adopts a policy of ensuring that 70% of its interest rate risk exposure with Banco Sabadell, S. A. Institución de Banca Multiple and Caixabank, S. A. Institución de Banca Multiple is at fixed rate. This is achieved partly by entering into interest rate swaps. The Group applies a hedge ratio of 1:1.
Exposure to interest rate risk
The interest rate profile of the Group’s interest-bearing financial instruments as reported to the management of the Group is as follows:
	As of December 31, 2022
	FV hierarchy	Nominal amount USD	Carrying amount	Effects recognized in P&L
Financial assets measured at fair value
Interest rate swap - Sabadell	Level 2	76,367,805	$114,002,838	$119,432,687
Interest rate swap - Caixabank	Level 2	60,000,000	78,789,152	81,307,183
Total			$192,791,990	$200,739,870
	As of December 31, 2021
	FV hierarchy	Nominal amount USD	Carrying amount	Effects recognized in P&L
Financial liabilities measured at fair value
Interest rate swap - Sabadell	Level 2	70,000,000	$(5,429,849)	$47,115,060
Interest rate swap - Caixabank	Level 2	42,000,000	(2,518,031)	28,731,668
Total			$(7,947,880)	$75,846,728
Fair value sensitivity analysis for fixed-rate instruments
The Group does not account for any fixed-rate financial assets or financial liabilities, at FVPL, and the Group does not designate derivatives (interest rate swaps) as hedging instruments under a fair value hedge accounting model. Therefore, a change in interest rates at the reporting date would not affect profit or loss.

Interest rate sensitivity
The following table demonstrates the sensitivity to a reasonably possible change in interest rates on that portion of loans and borrowings affected. With all other variables held constant, the Group’s combined income before income taxes is affected through the impact of floating rate borrowings (debt), as follows:
	Increase/decrease in %	Effect on combined income before income taxes
As of December 31, 2022
US dollar	1%	$458,569
US dollar	(1)%	458,569
As of December 31, 2022
US dollar	1%	$323,206
US dollar	(1)%	323,206
Master netting or similar agreements
The Group enters into derivative transactions under ISDA master agreements. The ISDA agreement do not meet the criteria for offsetting in the combined statement of financial position. This is because the Group does not have any currently legally enforceable right to offset recognized amounts.
14.	Revenue
	For the Year Ended December 31,
	2022	2021
Revenue from contracts with customers	$4,392,585	$—
Revenue for administrative services with related parties	2,038,437	1,529,063
Total revenue	$6,431,022	$1,529,063
Revenue Streams
The Group generates revenue primarily from its owned hotels. Other sources of revenue include administrative services that the Group provides to its related parties.
(a)	Disaggregation of revenue from contracts with customers
In the following table, revenue from contracts with customers is disaggregated by primary major products and service lines and timing of revenue recognition.
	For the year ended December 31,
	2022	2021
Major products/service lines
Room rentals	$1,103,206	$—
Food and beverage	2,520,105	—
Private events	21,120	—
Spa services	18,600	—
Other services	729,554	—
Total revenue from contracts with customers	4,392,585	—
Administrative services with related parties	2,038,437	1,529,063
Total revenue	6,431,022	1,529,063
Timing of revenue recognition
Services and products transferred at a point in time	6,431,022	1,529,063
Services transferred over time	—	—
Total revenue from contracts with customers	$6,431,022	$1,529,063

15.	Other income and other expenses
	For the Year Ended December 31,
	2022	2021
Other income
Gain in sale of property, plant and equipment	$203,909	$25,863
Income on extraordinary maintenance	24,784,591	13,815,641
VAT revaluation	8,511,228	2,946,612
Other income	15,175	16,868,660
Total other income	$33,514,903	$33,656,776
Other expenses
Penalties on land acquisition	$—	$(28,364,700)
Other expenses	(3,874,125)	(343,622)
Total other expenses	(3,874,125)	(28,708,322)
16.	Net assets
a)	Issued member’s equity:
During 2022, the Group’s shareholders contributed in cash to the net assets of the Group’s Companies as follows:
•	On January 31, 2022, Murano P.V. contributed $128,378.
•	On September 15, 2022, Murano P.V. contributed $150,000.
•	On November 25, 2022, Murano P.V. contributed $100,000.
•	On February 10, 2022, Operadora Hotelera I421 Premium, was incorporated and contributed $50,000.
During 2021, the Group’s shareholders contributed in cash to the net assets of the Group’s Companies as follows:
•	On August 31, 2021, Murano P.V. contributed $1,050,000.
•	On September 3, 2021, Murano P.V. contributed $1,996,150.
•	On September 9, 2021, Murano P.V. contributed $1,994,400.
•	On October 29, 2021, Murano P.V. contributed $200,000.
•	On November 26, 2021, Murano P.V. contributed $300,000.
•	On December 17, 2021, Murano P.V. contributed $150,000.
•	On December 23, 2021, Murano P.V. contributed $150,000.
•	On November 25, 2021, Operadora Hotelera I421 contributed $900,000.
•	On November 25, 2021, Operadora Hotelera GI contributed $210,001.
•	On July 7, 2021, Operadora Hotelera GI II., was incorporated and contributed $100,000.
b)	Capital Reimbursement
During 2022, the Group’s shareholders made capital reimbursements as follows:
•	On February 9, 2022, Murano World made capital reimbursements of $1,658,600.
•	On February 22, 2022, Murano World made capital reimbursements of $12,183,780.
•	On February 28, 2022, Murano World made capital reimbursements of $4,800,000.
•	On March 17, 2022, Murano World made capital reimbursements of $4,174,860.
•	On March 23, 2022, Murano World made capital reimbursements of $13,748,700.

•	On April 20, 2022, Murano World made capital reimbursements of $1,993,770.
•	On April 28, 2022, Murano World made capital reimbursements of $5,089,000.
•	On May 12, 2022, Murano World made capital reimbursements of $10,186,000.
•	On May 20, 2022, Murano World made capital reimbursements of $2,994,945.
•	On May 31, 2022, Murano World made capital reimbursements of $4,239,475.
•	On June 7, 2022, Murano World made capital reimbursements of $3,623,356.
•	On June 17, 2022, Murano World made capital reimbursements of $4,133,500.
•	On June 27, 2022, Murano World made capital reimbursements of $5,009,125.
•	On July 1, 2022, Murano World made capital reimbursements of $30,216,450.
•	On July 14, 2022, Murano World made capital reimbursements of $4,157,640.
•	On July 21, 2022, Murano World made capital reimbursements of $5,110,175.
•	On July 21, 2022, Murano World made capital reimbursements of $3,064,950.
•	On August 19, 2022, Murano World made capital reimbursements of $3,255,805.
•	On August 26, 2022, Murano World made capital reimbursements of $4,979,950.
•	On September 9, 2022, Murano World made capital reimbursements of $1,001,485.
•	On September 14, 2022, Murano World made capital reimbursements of $1,089,785.
•	On September 23, 2022, Murano World made capital reimbursements of $5,200,675.
•	On September 28, 2022, Murano World made capital reimbursements of $250,000.
•	On October 21, 2022, Murano World made capital reimbursements of $14,089,040.
•	On November 22, 2022, Murano World made capital reimbursements of $24,291,625.
•	On November 25, 2022, Murano World made capital reimbursements of $100,000.
•	On December 9, 2022, Murano World made capital reimbursements of $9,848,850.
•	On December 15, 2022, Murano World made capital reimbursements of $10,822,900.
•	On December 19, 2022, Murano World made capital reimbursements of $21,959,260.
•	On December 31, 2022, Murano World made capital reimbursements of $85,500,000.
During 2021, the Group’s shareholders made capital reimbursements as follows:
•	On January 13, 2021, Murano World made capital reimbursements of $1,200,000.
•	On January 22, 2021, Murano World made capital reimbursements of $1,957,930.
•	On January 29, 2021, Murano World made capital reimbursements of $4,043,360.
•	On February 10, 2021, Murano World made capital reimbursements of $201,227.
•	On February 11, 2021, Murano World made capital reimbursements of $602,739.
•	On February 19, 2021, Murano World made capital reimbursements of $1,213,542.
•	On February 25, 2021, Murano World made capital reimbursements of $3,087,495.
•	On March 12, 2021, Murano World made capital reimbursements of $629,559.
•	On March 22, 2021, Murano World made capital reimbursements of $2,044,150.
•	On March 26, 2021, Murano World made capital reimbursements of $3,118,230.
•	On April 8, 2021, Murano World made capital reimbursements of $3,225,792.

•	On April 14, 2021, Murano World made capital reimbursements of $3,617,100.
•	On April 23, 2021, Murano World made capital reimbursements of $1,987,400.
•	On April 30, 2021, Murano World made capital reimbursements of $3,994,240.
•	On May 12, 2021, Murano World made capital reimbursements of $1,500,000.
•	On August 31, 2021, Murano World made capital reimbursements of $4,486,688.
•	On September 3, 2021, Murano World made capital reimbursements of $1,996,150.
•	On September 9, 2021, Murano World made capital reimbursements of $1,994,400.
•	On September 20, 2021, Murano World made capital reimbursements of $300,000.
•	On September 29, 2021, Murano World made capital reimbursements of $4,021,040.
•	On September 29, 2021, Murano World made capital reimbursements of $200,000.
•	On November 26, 2021, Murano World made capital reimbursements of $300,000.
17.	Commitments and contingencies
(a)	In accordance with Mexican tax law, the tax authorities are empowered to examine transactions carried out during the five years prior to the most recent income tax return filed.
(b)
In accordance with the Mexican tax Law, companies carrying out transactions with related parties are subject to certain requirements as to the determination of prices, which should be like those that would be used in arm’s-length transactions. Should the tax authorities examine the transactions and reject the related-party prices, they could assess additional taxes plus the related inflation adjustment and interest, in addition to penalties of up to 100% of the omitted taxes.

(c)
On May 11, 2022, the Group signed a Hotel Services Agreement with Hyatt of Mexico, S.A. de C.V. (“Hyatt”), under this contract, Hyatt is solely engaged as an exclusive managing agent of the Andaz Hotel on behalf of the Company, in exchange of certain fees for the services provided. The period commencing from the opening date and ending on December 31 of the 20th full Fiscal Year following the opening date.

(d)
On May 11, 2022, the Group signed a Hotel Management Agreement with Ennismore Holdings US Inc. (“Accor”), under this contract, Accor is solely engaged as an exclusive managing agent of the Mondrian Hotel on behalf of the Company, in exchange of certain fees for the services provided. The period commencing from the opening date and ending on December 31 of the 20th full Fiscal Year following the opening date.

18.	Subsequent events
(a)
In February 2023, the Group signed a lease obligation agreement as lessee for an amount of $350,000,000 with a 48-month term period. The lease agreement includes some lotes of La Punta Baja Mar that were subject to a registered debenture, the list of the lotes granted is the following: (1) Lote 1, Manzana S/M, Sup. 4,117.88 M2; (2) Lote 2, Manzana S/M, Sup. 6,294.08 M2; (3) Lote 3 (VIALIDAD), Manzana S/M, Sup. 4,117.88 M2; (4) Lote 4, Manzana S/M, Sup. 10,015,68 M2; (5) Lote 5, Manzana S/M, Sup. 11,986.53 M2; (6) Lote 6, Manzana S/M, Sup. 2,912.02 M2; (7) Lote 7, Manzana S/M, Sup. 568.51 M2 and (8) Lote 8, Manzana S/M, Sup. 635.25 M2.

(b)
On March 13, 2023, the Group signed a Business Combination Agreement with Hondius Capital Management, LP (“HCM”) to carry out a de-SPAC transaction during the last quarter of 2023. On August 2, 2023, the Group signed an amended and restated Business Combination Agreement which contains customary representations and warranties, covenants, closing conditions and other terms relating to the business combination and the replacement of Murano Global B.V., which was intended to be a tax resident of the Netherlands, with Murano Global Investments Limited, which is intended to be a tax resident of the United Kingdom.

(c)	In March 2023, the Group acquired a beach club in Cancun for an amount of $171,000,000(U.S.$9.4 million approximately). The Group signed a secured signed loan agreement with

ALG Servicios Financieros México, S.A. de C.V., SOFOM E.N.R. (“ALG”) for a principal amount of U.S.$20,000,000.00. A first disbursement of the credit was for U.S.$8,000,000.00, these funds were used to finance the acquisition of the beach club land. In April and July 2023, the Group disposed U.S.$5,000,000 and $7,000,000, respectively, these funds will be used for the construction of the beach club. The loan bears an annual interest of 10% and matures on December 1, 2030. The beach club acquired guarantees this loan. ALG is incorporated as trustee in the guarantee trust of Fideicomiso Murano 2000.
(d)	In May 2023, the Group restructured the credit line with Bancomext of U.S.$75,000,000 to increase the credit line up to U.S.$100,000,000.
* * * * * *

Murano Group Condensed Combined Interim Financial Statements

Condensed Combined Interim Statements of Financial Position
As of June 30, 2023 and December 31, 2022
(Mexican pesos)
	Notes	June 30, 2023	December 31, 2022
Assets
Current Assets:
Cash and cash equivalents and restricted cash	3	$325,002,736	$240,754,805
Trade receivables		6,928,278	—
VAT receivable		182,724,218	228,769,530
Other receivables		30,387,475	25,406,466
Due from related parties	4	66,261,192	—
Prepayments		11,870,889	22,900,399
Inventories		638,433	1,912,518
Total current assets		623,813,221	519,743,718
Property, construction in process and equipment	5	17,660,920,329	16,882,483,829
Investment property		1,187,089,926	1,187,089,926
Prepayments		—	20,200,000
Right of use assets		410,908	591,039
Financial derivative instruments		168,888,524	192,791,990
Other assets			1
Guarantee deposits		12,839,795	—
Total non-current assets		19,030,149,482	18,283,156,785
Total assets		$19,653,962,703	$18,802,900,503

Liabilities and Net assets
Current Liabilities:
Current installments of long-term debt	6	$3,606,018,842	$3,795,787,027
Trade accounts payable and accumulated expenses		149,994,097	124,585,497
Due to related parties	4	95,778,980	68,343,487
Lease liabilities		175,015	387,617
Income tax payable		26,698,381	18,744,910
Employees’ statutory profit sharing		1,330,845	2,140,642
Contributions for future net assets		3,500,000	59,439,020
Total current liabilities		3,883,496,160	4,069,428,200

Non-current Liabilities:
Long-term debt, excluding current installments	6	2,447,566,381	1,767,387,977
Due to related parties, excluding current portion	4	150,843,473	206,145,860
Lease liabilities, excluding current portion			236,572
Employee benefits		7,865,691	6,654,318
Deferred tax liabilities		4,317,084,818	4,295,874,995
Other liabilities		34,016,156	—
Total non-current liabilities		6,957,376,519	6,276,299,722
Total liabilities		10,840,872,679	10,345,727,922

Net assets
Net parent investment		902,611,512	902,611,512
Accumulated Deficit		(825,082,716)	(1,181,000,159)
Other comprehensive income		8,735,561,228	8,735,561,228
Total Net assets		8,813,090,024	8,457,172,581
Total Liabilities and Net assets		$19,653,962,703	$18,802,900,503
The accompanying notes are an integral part of these condensed combined interim financial statements.

Murano Group Condensed Combined Interim Financial Statements

Condensed Combined Interim Statements of Profit or loss and Other Comprehensive Income
For the six-month periods ended June 30, 2023 and 2022
(Mexican pesos)
		For the six months ended June 30,
	Notes	2023	2022
Revenue	7	$107,345,787	$1,015,503
Direct and selling, general and administrative expenses:
Employee Benefits		76,418,979	8,646,306
Development contributions to the local area		—	17,241,379
Depreciation		14,475,472	650,014
Property tax		9,780,872	9,844,084
Fees		37,236,737	20,005,030
Management fees		2,694,553	—
Maintenance and conservation		4,526,294	5,511,846
Energetics		6,461,275	824,772
Advertising		8,236,255	801,549
Donations		5,951,130	1,000,000
Insurance		4,121,519	1,235,415
Software		4,506,780	—
Cleaning and laundry		4,127,309	—
Service costs		30,780,790	—
Sales commissions		3,922,916	—
Bank fees		2,413,473	2,098,311
Other costs		39,572,783	15,587,221
Total direct and selling, general and administrative expenses		255,227,137	83,451,927
Interest income		2,029,494	333,473
Interest expense		(137,796,876)	(24,993,030)
Exchange rate income, net		678,078,298	75,635,846
Valuation of financial derivative instruments		(23,903,466)	132,609,854
Other income		9,350,566	27,677,302
Other expenses		(156,974)	(181,681)
Profit before income taxes		379,719,692	128,645,338
Income taxes		23,802,249	46,312,322
Net profit for the period		$355,917,443	$82,333,016
Total comprehensive income		$355,917,443	$82,333,016
The accompanying notes are an integral part of these condensed combined interim financial statements.

Murano Group Condensed Combined Interim Financial Statements

Condensed Combined Interim Statements of Change in Net Assets
For the six-month periods ended June 30, 2023 and 2022
(Mexican pesos)
			Other Comprehensive Income
	Net Parent Investment	Accumulated Deficit	Revaluation of Property, construction in process and equipment net of deferred income tax	Remeasurement of net defined benefit liability net of deferred income tax	Total
Balance as of January 1, 2022	$1,200,956,836	$(1,485,599,420)	$4,530,783,361	$238,462	$4,246,379,239
Reimbursements of net parent investment	(73,835,111)	—	—	—	(73,835,111)
Contributions to net parent investment	178,377	—	—	—	178,377
Profit for the period	—	82,333,016	—	—	82,333,016

Balance as of June 30, 2022	1,127,300,102	(1,403,266,404)	4,530,783,361	283,462	4,255,055,521

Balance as of January 1, 2023	902,611,512	(1,181,000,159)	8,737,110,902	(1,549,674)	8,457,172,581
Reimbursements of net parent investment
Contributions to net parent investment
Profit for the period	—	355,917,443	—	—	355,917,443
Balance as of June 30, 2023	$902,611,512	$(825,082,716)	$8,737,110,902	$(1,549,674)	$8,813,090,024
The accompanying notes are an integral part of these condensed combined interim financial statements.

Murano Group Condensed Combined Interim Financial Statements

Condensed Combined Interim Statements of Cash Flows
For the six-month periods ended June 30, 2023 and 2022
(Mexican pesos)
		For the six months ended June 30,
	Notes	2023	2022
Cash flows from operating activities:
Profit before income taxes		$ 379,719,692	$ 128,645,338
Adjustments for:
Depreciation of property, construction in process and equipment		14,475,472	656,014
Amortization of costs to obtain loans and commissions		3,374,815	1,649,242
Valuation of financial derivative instruments	13	23,903,466	(132,609,853)
Gain on revaluation of investment property		—	—
Interest expense		298,450,921	115,202,157
Interest income		(2,029,494)	(333,472)
Net foreign exchange (gain) loss unearned		(683,241,203)	(71,847,186)
		34,653,669	(41,362,240)
Changes in:
Decrease (increase) in VAT receivable		46,045,312	(46,573,786)
Increase in trade receivables		(6,928,278)	—
(Increase) decrease in other receivables		(4,981,009)	12,844,903
Decrease in prepayments		31,229,510	7,299,403
Decrease in related parties, net		—	1,317,562
Decrease in inventory		1,274,085	—
Increase in other assets		(12,839,794)	—
Increase in trade payables and taxes		30,779,164	134,538,880
Increase in other liabilities		34,016,156	—
Increase in employee benefits		1,211,373	—
Decrease in employees’ statutory profit sharing		(809,797)	(752,069)
Net cash flows used in operating activities		153,640,872	150,037,133

Cash flows used in investing activities
Interest received		601,041	333,472
Loans granted to related parties		(64,832,739)	—
Property, construction in process and equipment		(792,911,972)	(702,063,610)
Net cash flows used in investing activities		(857,143,670)	(701,730,138)

Cash flows from financing activities:
Cash contributions to net parent investment		—	178,377
Reimbursements of net parent investment		—	(73,835,111)
Contributions for future net assets increase		(55,939,020)	(7,686,530)
Proceeds from loans		1,256,939,492	886,580,707
Loans received from related parties		17,962,207	115,232,500
Loan payments to related parties		(30,698,630)	(50,752,933)
Loan payments to third parties		(112,099,238)	(105,904,405)
Borrowing cost paid		(19,146,213)	—
Payments of leasing liabilities		(269,043)	—
Interest paid		(268,998,826)	(103,233,036)
Net cash flows from financing activities		787,750,729	660,579,569
Net increase in cash and cash equivalents and restricted cash		84,247,931	108,886,564
		—	—
Cash and cash equivalents and restricted cash at the beginning of the year		240,754,805	183,434,795
Cash and cash equivalents and restricted cash at the end of the year		$325,002,736	$292,321,359
The accompanying notes are an integral part of these condensed combined interim financial statements.

Murano Group Condensed Combined Interim Financial Statements
Notes to the Condensed Combined Interim Financial Statements
As of June 30, 2023 and December 31, 2022,
and for the three and six-month periods ended June 30, 2023, and 2022
(Amounts in Mexican pesos)
1.	Reporting Entity and description of business
a.	Corporate information
On October 10, 2023, Elias Sacal Cababie, Chief Executive Officer, Marcos Sacal Cohen, Chief Operating Officer, and Oscar Jazmani Mendoza Escobar, Chief Financial Officer authorized the issuance of these condensed combined interim financial statements.
Murano Group entities (collectively, the “Group”, “the Company” or the “Companies”) are headquartered at F. C. de Cuernavaca 20, 12th floor, Lomas - Virreyes, Lomas de Chapultepec III Secc, Miguel Hidalgo, Z.C. 11000, Mexico City. The Group has prepared its financial statements on a combined basis. For further information refer to note 3a.
The Group is a Mexican development company with extensive experience in the structuring, development and assessment of industrial, residential, corporate office, and hotel projects in Mexico. The Company also provides comprehensive services, including the execution, construction, management, and operation of a wide variety of industrial, business, tourism, and medical real estate projects, among others. The Group is primarily involved in developing and managing luxury hotels in urban and beach resort destinations. In Mexico City, as of December 31, 2022, the Group was in the last phase of the Andaz and Mondrian Hotel Complex construction, which commenced minor operations and was still under construction in December 2022. The Andaz and Mondrian Hotel Complex has a combined capacity of 396 rooms.
The Group is also developing a building complex in Cancun, Quintana Roo; which will include a capacity of 3,016 rooms, a world trade center, a water park, a retail village and a beach club. This project is divided into two phases:
(I)
Phase one of the complex to have 1,016 rooms, divided into two hotel brands: (i) 400 rooms, to be operated under the “Vivid” brand, an adult-only brand; and (ii) 616 rooms, to be operated under the “Dreams” brand, a family-friendly brand. The construction of the first 400 rooms is currently expected to be completed in the last quarter of 2023 and commence operations in the first quarter of 2024. The construction of the last 616 rooms is currently expected to be completed in the first quarter of 2023 and commence operations in the second quarter of 2024.

(II)
Phase two of the complex is expected to have 2,000 rooms, divided into four hotel brands as follows: (i) 800 rooms for the adult-only sector and (ii) 1,200 rooms for the family-friendly sector. The construction of the first 1,200 rooms is currently expected to be completed in the first quarter of 2026 and commence operations in the second quarter of 2026. The construction of the last 800 rooms is currently expected to be completed in the last quarter of 2026 and commence operations in the first quarter of 2027.

The Group is also developing an iconic 350 rooms hotel categorized as 5 stars upper-upscale, which will be operated under the name of “Dreams Chateau”, by the Dreams brand, to be developed in Bajamar, Baja California. The Dreams Chateau construction is expected to be completed in the second quarter of 2026 and commence operations in the third quarter of 2026.
Also in Baja California, the Company plans to construct an industrial park, the construction is expected to commence in the last quarter of 2023 and begin operations in 2025.
b.	Significant events
i.
In February 2023, the Group signed a loan agreement that qualified as debt treatment for an amount of $350,000,000 with a 48-month term period. The lease agreement includes some plots of land in La Punta Baja Mar that were subject to a registered debenture, the list of the plots of land granted is as follows: (1) Lote 1, Manzana S/M, Sup. 4,117.88 M2; (2) Lote 2, Manzana S/M, Sup. 6,294.08 M2; (3) Lote 3 (VIALIDAD), Manzana S/M, Sup. 4,117.88 M2; (4) Lote 4, Manzana S/M, Sup. 10,015,68

M2; (5) Lote 5, Manzana S/M, Sup. 11,986.53 M2; (6) Lote 6, Manzana S/M, Sup. 2,912.02 M2; (7) Lote 7, Manzana S/M, Sup. 568.51 M2 and (8) Lote 8, Manzana S/M, Sup. 635.25 M2.
ii.
On March 13, 2023, the Group signed a Business Combination Agreement with Hondius Capital Management, LP (“HCM”) to carry out a de-SPAC transaction during the last quarter of 2023. On August 2, 2023, the Group signed an amended and restated Business Combination Agreement which contains customary representations and warranties, covenants, closing conditions and other terms relating to the business combination and the replacement of Murano Global B.V., which was intended to be a tax resident of the Netherlands, with Murano Global Investments Limited, which is intended to be a tax resident of the United Kingdom. As result of the business combination described above, the Group is re-structuring the Mexican legal entities to have Murano PV, S. A. de C. V. as the local holding company in Mexico that will be owned by Murano Global Investments Limited.

iii.
In March 2023, the Group acquired a beach club in Cancun for an amount of $171,000,000 (U.S.$9.4 million approximately). The Group signed a secured loan agreement with ALG Servicios Financieros México, S.A. de C.V., SOFOM E.N.R. (“ALG”) for a principal amount of U.S.$20,000,000.00. A first disbursement of the credit was for U.S.$8,000,000.00, these funds were used to finance the acquisition of the beach club land. In April and July 2023, the Group disposed U.S.$5,000,000 and $7,000,000, respectively, these funds will be used for the construction of the beach club. The loan bears an annual interest of 10% and matures on December 1, 2030. The beach club acquired guarantees this loan. ALG is incorporated as trustee in the guarantee trust of Fideicomiso Murano 2000.

iv.	In May 2023, the Group restructured the credit line with Bancomext of U.S.$75,000,000 to increase the credit line up to U.S.$100,000,000.
2.	Basis of preparation
These condensed combined interim financial statements have been prepared for purposes of including them in a filing with the U.S. Securities and Exchange Commission, where it is contemplated that once the transaction in question takes place Murano PV will become the holding entity of the companies included in these condensed combined interim financial statements.
a.	Statement of compliance
These condensed combined interim financial statements as of June 30, 2023 and December 31, 2022, and for the six-month periods ended June 30, 2023, and 2022 have been prepared in accordance with IAS 34 Interim Financial Reporting.
These condensed combined interim financial statements do not include all the information and disclosures required for full annual consolidated financial statements and should be read in conjunction with the Group’s audited combined financial statements as of and for the year ended December 31, 2022. However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Group’s financial position and performance since the last annual financial statements.
b.	Basis of combination
The Companies are directly or indirectly controlled by Elias Sacal Cababie, therefore the Group has been combined under the common control approach. The combination includes the following entities: Murano PV, S. A. de C. V., Murano World, S. A. de C. V., Edificaciones BVG, S. A. de C. V., Fideicomiso Murano 6000 CIB/3109, Inmobiliaria Insurgentes 421, S. A. de C.V., Operadora Hotelera GI, S. A. de C. V., Operadora Hotelera Grand Island II, S. A. de C. V., Operadora Hotelera I421, S. A. de C. V., Operadora Hotelera I421 Premium, S. A. de C. V., Fideicomiso Murano 2000 CIB /3001, Fideicomiso Murano 4000 CIB/3288, Fideicomiso Murano 1000 CIB /3000, Servicios Corporativos BVG, S. A. de C.V., and Murano Management, S. A. de C. V.
Transactions, balances and unrealized gains or losses on transactions arising from intragroup transactions are eliminated on the combination following the guidance defined by IFRS 10. Also, the Group is jointly managed by the same Board of Directors, share the same financial reporting system and accounting financial policies under IFRS, and develop and manage the same operating industry.

c.	Going concern basis
The condensed combined interim financial statements have been prepared on a going concern basis, which assumes that the Group will be able to discharge its liabilities including the bank loans.
Management has identified certain conditions and events that raise significant doubt about the Group’s ability to continue as a going concern. The Group is an early-stage and emerging growth company subject to such companies' corresponding risks. The Group has significant debt which was incurred primarily to fund operating expenses and finance the construction projects. As of June 30, 2023 and December 31, 2022, the Group was not in compliance with certain debt covenants, and as a consequence, the related syndicate loan was reclassified as current liability, which caused the total current liabilities to significantly exceed the amount of the total current assets on the statement of financial position. As described in Note 6, on August 24, 2023 the Group restructured the related syndicated loan to increase the credit line by U.S.$45,000,000 and negotiated with the lenders to include a statement recognizing that there are no early termination causes, which the lenders agreed, therefore, the lenders will not call the debt.
As part of its strategy and funding plans, in March 2023, the Group signed a secured loan agreement with ALG Servicios Financieros México, S.A. de C.V., SOFOM E.N.R. (“ALG”) for a principal amount of U.S.$20,000,000.00. U.S.$8,000,000 were used to finance the acquisition of the beach club land and the remaining U.S.$12,000,000 will be used for the construction of the beach club. Additionally, in May 2023, the Group received U.S.$25,000,000 under its credit line with Bancomext, as disclosed in Note 6.
As of the issuance date of the condensed combined interim financial statements, the Group foresees a potential breach of a debt covenant within the following twelve months under the loan agreement between Inmobiliaria Insurgentes 421, S. A. de C.V. and Banco Nacional de Comercio Exterior S.N.C. Institución de Banca de Desarrollo, see Note 6 for further detail related to this loan. The breach of this covenant would result in a default on the debt obligation which would enable the lender to call the debt prior to the contractual maturity date, which may cause the Group to be unable to discharge its outstanding liabilities. The Group will monitor monthly the potential breach in order to take action to fulfill the obligation or to overcome it, if necessary, by asking the lender for an anticipated waiver.
Additionally, the Group continues evaluating strategies to obtain the required additional funding necessary for future operations, to comply with all covenants as required by the loan agreements, and to be able to discharge the Group’s outstanding debt and other liabilities as they become due. In assessing these strategies, management has considered the Group’s available cash resources, inflows from the opening of the hotels in Mexico, and future financing options available to the Group such as new or restructured loan agreements. However, the Group may be unable to access further equity or debt financing when needed or may be unable to negotiate a restructuring of the loan agreements to eliminate covenant violations. As such, there can be no assurance that the Group will be able to obtain additional liquidity when needed or under acceptable terms, if at all.
These combined financial statements do not include any adjustments to the carrying amounts and classifications of assets and liabilities and reported expenses that may otherwise be required if the going concern basis was not appropriate.
d.	Use of judgments and estimates
In preparing these condensed combined interim financial statements, management has made judgement and estimates that effect the application of accounting policies and the reported amounts of assets and liabilities, income and expense. Actual results may differ from these estimates.
The significant judgements made by management in applying the Group’s accounting policies and the key sources of estimation uncertainty were the same as those describes in the last annual financial statements.
Measurement of fair values:
A number of the Group’s accounting policies require the measurement of fail values, for both financial assets and liabilities and non-financial assets and liabilities.
The Group has an established control framework with respect to the measurement of fair values. This includes a valuation team that has overall responsibility for overseeing all significant fair value measurements, including Level 3 fair values, and reports directly to the chief financial officer.

The valuation team regularly reviews significant unobservable inputs and valuation adjustments. If third party information, such as broker quotes or pricing services, is used to measure fair values, the valuation team assesses the evidence obtained from the third parties to support the conclusion that these valuations meet the requirements of the Accounting Standards, including the level in the fair value hierarchy in which the valuations should be classified.
Significant valuation issues are reported to the Group audit committee.
When measuring the fair value of an asset or a liability, the Group uses market observable data as far as possible. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:
•	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities;
•	Level 2: inputs other than quotes prices included in Level 1 that are observable for the asset or liability, either (i.e., as prices) or indirectly (i.e., derived from prices); and
•	Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).
If the inputs used to measure the fair value of an asset or a liability are categorized in different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement.
The Group recognized transfers between levels of the fair value hierarchy at the end of the reporting period during which the change has occurred.
e.	Significant accounting policies
These condensed consolidated interim financial statements follow the same accounting policies and methods of computation as the Group’s audited combined financial statements as of and for the year ended December 31, 2022.
f.	Accounting standards issued but not yet effective
A number of new accounting standards and amendments to accounting standards are effective for annual periods beginning after January 1, 2023 and early application is permitted. The Group has not early adopted any forthcoming new or amended accounting standards in preparing these condensed combined interim financial statements. The Group does not expect to have a significant impact from the adoption of the forthcoming standards.
3.	Cash and cash equivalents and restricted cash
As of June 30, 2023 and December 31, 2022 cash and cash equivalents and restricted cash is as follows:
	As of
	June 30, 2023	December 31, 2022
Cash	$791,212	$434,443
Bank deposits(1)(2)(3)	324,211,524	240,320,362
Total cash and cash equivalents and restricted cash	$325,002,736	$240,754,805
(1)
As of December 31, 2022 the Company held $38,722,806 in a short-term investment in CMB Monaco. The transaction was carried out through a treasury management services agreement with ESC S.C.P., a related party.

(2)
Murano World - In accordance with the long-term debt held with Bancomext, Sabadell, Caixabank and NAFIN Fideicomiso Murano 2000 (a subsidiary of Murano World) must maintain an interest reserve fund equivalent to a minimum of one quarterly interest payment. While the amount can be withdrawn to pay such interest without any penalty, Fideicomiso Murano 2000 is obligated to replace such interest reserve fund to set a minimum amount. As of June 30, 2023 and December 31, 2022, the correspondent amount to the reserve fund was $76,468,400 and $138,618, respectively.

(3)
Inmobiliaria Insurgentes 421 - In accordance with the long-term debt with Bancomext, the entity must maintain a debt service reserve fund equivalent to the next amortization of capital payment, according to the amortization schedule. While the amount can be withdrawn to pay such interest without any penalty, Inmobiliaria Insurgentes 421 is obligated to replace such interest reserve fund to set a minimum amount. As of June 30, 2023 and December 31, 2022, the correspondent amount to the reserve fund was $30,731,482 and $24,916,838, respectively.

4.	Related-party transactions and balances
Transactions with key management personnel
i.	Key management personnel compensation
Compensation of the Group’s key management personnel includes only short-term employee benefits in the amount of $5,673,669 and $17,384,930 during 2023 and 2022, respectively.
ii.	Outstanding balances with related parties as of June 30, 2023 and December 31, 2022 are shown as follows:
	As of
	June 30, 2023	December 31, 2022
Receivable
Affiliate:
Elías Sacal Cababie(1)	$41,614,946	$—
E.S. Agrupación, S. A. de C. V.(2)	24,143,126
Marcos Sacal Cohen(3)	503,120	—
Total related parties receivable	66,261,192	—

Payable:
Affiliate:
Impulsora Turistica de Vallarta, S. A. de C. V. (4)	50,015,966	58,078,077
Sofoplus S.A.P.I de C. V., SOFOM ER(5)	57,648,918	71,179,852
Sofoplus S.A.P.I de C. V., SOFOM ER(6)	128,390,250	145,231,418
BVG Infraestructura, S. A. de C. V.	10,567,319	—
Total related parties payable	246,622,453	274,489,347
Current portion	95,778,980	68,343,487
Long term portion	$150,843,473	$206,145,860
(1)
This balance is composed of several loan agreements as follows: on April 14, 2023, Murano P.V. granted a short-term loan of $2,000,000 with a maturity of a year and accrues interest at a rate of TIIE 28 days plus a spread of 3%; on April 14, 2023, Murano P.V. granted a short-term loan of U.S.$415 thousands with a maturity of a year and accrues interest at a rate of 3M SOFR plus a spread of 3%; on February 9, 2023, Murano World granted a short-term loan of $7,900,000 with a maturity of a year and accrues interest at a rate of TIIE 28 days plus a spread of 3%; and on February 10, 2023, Murano World granted a short-term loan of U.S.$1.3 million with a maturity of a year and accrues interest at a rate of 3M SOFR plus a spread of 3%.

(2)
This balance is composed of several loan agreements as follows: on May 5, 2023, Murano P.V. granted a short-term loan of $30,000 with a maturity of a year and accrues interest at a rate of TIIE 28 days plus a spread of 3%; on April 14, 2023, Murano P.V. granted a short-term loan of U.S.$342 thousands with a maturity of a year and accrues interest at a rate of 3M SOFR plus a spread of 3%; on February 10, 2023, Murano World granted a short-term loan of $9,620,660 with a maturity of a year and accrues interest at a rate of TIIE 28 days plus a spread of 3%; and on March 31, 2023, Murano World granted a short-term loan of U.S.$453 thousand with a maturity of a year and accrues interest at a rate of 3M SOFR plus a spread of 3%.

(3)	Short-term loan agreement for $492,000 dated on May 5, 2023 with a maturity of a year and accrues interest at a rate of TIIE 28 days plus a spread of 3%.
(4)	Loan agreement signed on May 2, 2021 with a 36-month termination period. The amount of the loan is $97,500,000 and it causes interest at the annual rate of 17.75%.
(5)	Syndicated secured mortgage loan for up to $200,000,000 which matures in 2024 and causes interest at the annual rate of 16.75% for which the major shareholders are joint obligors.
(6)	Syndicated secured mortgage loan for up to U.S.$30,000,000 which matures in 2025 and causes interest at the annual rate of 15.00% for which the major shareholders are joint obligors.

5.	Property, construction in process and equipment
Reconciliation of carrying amount
	Land	Construction in process	Computer equipment	Transportation Equipment	Furniture	Equipment and other assets	Total
Cost:
Balances as of January 1, 2022	$6,633,676,166	$2,799,006,767	$6,804,613	$2,643,005	$4,844,499	$3,173,881	$9,450,148,931
Additions		1,521,986,623	304,710	231,683	850,447		1,523,373,463
Disposals	(85,296,091)	—	—		—	—	(85,296,091)
Revaluation	1,246,037,181	4,763,002,165	—	—	—	—	6,009,039,346
Balances as of December 31, 2022	7,794,417,256	9,083,995,555	7,109,323	2,874,688	5,694,946	3,173,881	16,897,265,649
Capitalizations of FF&E and OS&E(*)		(106,698,539)			106,698,539
Additions	173,992,200	618,277,584	477,248	—	164,940	—	792,911,972
Balances as of June 30, 2023	$7,968,409,456	$9,595,574,600	$7,586,571	$2,874,688	$112,558,425	$3,173,881	$17,690,177,621
	Land	Construction in process	Computer equipment	Transportation Equipment	Furniture	Equipment and other assets	Total
Accumulated depreciation:
Balances as of January 1, 2022	$—	$—	$(5,080,742)	$(2,474,060)	$(3,928,505)	$(2,030,272)	$(13,513,579)
Depreciations	—	—	(811,269)	(152,541)	(151,450)	(152,981)	(1,268,241)
Balances as of December 31, 2022	—	—	(5,892,011)	(2,626,601)	(4,079,955)	(2,183,252)	(14,781,820)
Depreciations	—	—	(358,163)	(40,741)	(14,000,207)	(76,361)	(14,475,472)
Balances as of June 30, 2023	$—	$—	$(6,250,174)	$(2,667,342)	$(18,080,162)	$(2,259,614)	$(29,257,292)
Carrying amounts as of:
December 31, 2022	$7,794,417,256	$9,083,995,555	$1,217,312	$248,087	$1,614,991	$990,628	$16,882,483,829
June 30, 2023	$7,968,409,456	$9,595,574,600	$1,336,397	$207,346	$94,478,263	$914,267	$17,660,920,329
(*)
Furniture, fixtures and equipment (FF&E) and refers to major furniture; Operating supplies and equipment (OS&A) are assets required to the daily operations, both were capitalized during Q1 and Q2 of 2023 with the initial activities of the hotels located in the Insurgentes 421complex.

Construction in process
GIC I is a hotel facility project with up to 1,016 rooms, currently under construction, located in Cancun, Quintana Roo; the total amount expected to be invested in the construction is $3,200,000,000, excluding financial cost and cost of land. As of June 30, 2023, and December 31, 2022, amounts incurred in the construction in process are $511,579,045 and $1,194,557,969, respectively. The Group expects to conclude the construction of this hotel facility at the end of 2023.
GIC II is a plot of land located in Cancun, Quintana Roo, the Group will develop a hotel facility project up to 2,000 rooms.
Insurgentes Hotel is a hotel facility project comprised of two individual hotels with a combined capacity of 415 rooms, located in Mexico City. This hotel commenced operations in the first quarter of 2023. As of June 30, 2023, and December 31, 2022, the incurred amounts in the construction are $69,623,079 and $280,232,011, respectively.
Capitalization of borrowing cost included in the incurred cost of the construction of the above described hotel facilities for the six-month periods ended June 30, 2023 and December 31, 2022 of $131,928,399 and $247,025,739, respectively, were calculated using a capitalization rate of 100% since all the loans held by the Group are specific and directable attributable to the construction in process.

Measurement of fair value
Land and construction in process
Fair value hierarchy
The Group engages third-party qualified appraisers to perform the valuation of the land and construction in process annually. The technical committee works closely with qualified external appraisers to establish the appropriate valuation techniques and inputs to the model.
The fair value measurement for the land and construction in process has been categorized as a Level 3 fair value based on the inputs to the valuation technique used. Changes in fair value are recognized in Other Comprehensive Income (OCI).
Valuation technique and significant unobservable inputs
The following table shows the valuation technique used in measuring the fair value of the land and construction in process, as well as the significant unobservable inputs used.
The revaluation surplus for the period ended December 31, 2022 was $6,009,039,346. The Company did not revaluate the assets for the period ended June 30, 2023 due to no factors or indictors were identified related to a significant change in the fair value from the prior period revaluation.
Valuation technique	Significant unobservable inputs	Inter-relationship between significant unobservable inputs and fair value measurement
Land

Group of Directors uses the market approach to determine the value of the land.
In estimating the fair value of the subject assets, the appraiser performed the following:

• Researched market data to obtain information pertaining to sales and listings (comps) that are similar to the Subject Asset.
• Selected relevant units of comparison (e.g., price per square meter), and developed a comparative analysis for each.
• Compared the comps to the Subject Asset using elements of comparison that may include, but are not limited to, market conditions, location, and physical characteristics; and adjusted the comps as appropriate.
• Reconciled the multiple value indications that resulted from the adjustment of the comps into a single value indication.

The appraiser compared the comps to the Subject Assets using comparison elements that include market conditions, location, and physical characteristics.
• Location (0.80 - 1).
• Size (1.08 - 1.20).
• Market conditions (0.8 - 1).
The estimated fair value would increase if the adjustments applied were higher.

Valuation technique	Significant unobservable inputs	Inter-relationship between significant unobservable inputs and fair value measurement
• The selected price per square meter is consistent with market prices rates paid by market participants and/or current asking market prices rates for comparable properties.

Construction in process

Group of Directors uses the cost approach to determine the value of construction in process.
In estimating the fair value of building and site improvements, the appraiser performed the following:
• Estimated replacement cost of the building and site improvements, as though new, considering items such as indirect costs.
• Estimated and applied deductions related to accrued depreciation, resulting from physical deterioration, and work in progress.
	The appraiser used an adjustment factor regarding the status of the construction in process. Work in progress adjustment (0.6 - 0.98).	The estimated fair value would increase if the adjustments applied were higher.
Carrying amount
Had the Group’s land and construction in process been measured on a historical cost basis, their carrying amount would have been as follows:
	As of
	June 30, 2023	December 31, 2022
Land	$673,294,661	$499,302,461
Construction in process	4,204,626,275	3,693,047,230
Total	$4,877,920,936	$4,192,349,691

Security
As of June 30, 2023 and December 31, 2022, properties with a carrying amount of $14,531,023,129, and $14,013,476,697, respectively, were subject to a registered debenture that forms security for bank loans (see Note 6), respectively. A list of the properties granted and the related loans is as follows:
Property	Associated Credit Reference
Unit 1, 4 y 5 / Grand Island	See Note 6 Long-term debt
Unit 2 / Grand Island	See Note 6 Long-term debt
Unit 8, No. 56-A-1, Supermanzana A2, Sup. 824.20 M2
Unit 9, No. 56-A-1, Supermanzana A2, Sup. 832.94 M2
Insurgentes Sur 421 Complex	See Note 6 Long-term debt
Club de playa	See Note 6 Long-term debt
6.	Long-term debt
	As of
	June 30, 2023	December 31, 2022
Current liabilities:
Current portion of secured bank loans	$3,339,658,185	$3,704,429,770
Unsecured bank loans	174,251,989	19,958,980
Interest	92,108,668	71,398,277
Total current liabilities	$3,606,018,842	$3,795,787,027

Non-current liabilities:
Secured bank loan	$285,477,037	$338,735,900
Unsecured bank loans	2,157,067,858	1,428,652,077
Interest	5,021,486	—
Total non-current liabilities	$2,447,566,381	$1,767,387,977
The secured bank loans are secured over land and construction in process with a carrying amount of $15,718,113,055 and $15,200,566,623 as of June 30, 2023 and December 31, 2022, respectively.

Terms and repayment schedule
		Nominal interest rate 2023	Nominal interest rate 2022		As of
	Currency			Maturity	June 30, 2023	December 31, 2022
Fideicomiso Murano 2000 CIB/3001 (subsidiary of Murano World):
Banco Nacional de Comercio Exterior S.N.C. Institución de Banca de Desarrollo (“Bancomext”)(1)	USD	SOFR + 4.0116%	SOFR + 4.0116%	2031	$1,027,122,000	$1,161,690,000
Caixabank, S.A. Institución de Banca Múltiple (“Caixabank”)(1)	USD	SOFR + 4.0116%	SOFR + 4.0116%	2031	1,027,122,000	1,161,690,000
Sabadell, S.A. Institución de Banca Múltiple (“Sabadell”)(1)	USD	SOFR + 4.0116%	SOFR + 4.0116%	2031	684,748,000	774,460,000
Nacional Financiera, Sociedad Nacional de Crédito, Institución de Banca de Desarrollo (“NAFIN”)(1)	USD	SOFR + 4.0116%	SOFR + 4.0116%	See (2)	595,921,625	580,845,000
Bancomext(2)	MXN	TIIE 91 + 2.75%	TIIE 91 + 2.75%	—	53,121,064	36,860,326
Cost to obtain loans and commissions					(34,274,320)	(36,375,839)
Total loans Fideicomiso Murano 2000					3,353,760,369	3,679,169,487
Inmobiliaria Insurgentes 421:
Bancomext(3)	USD	SOFR + 3.5%	SOFR + 3.5%	2037	1,711,053,556	1,429,380,028
Cost to obtain loans and commissions					(1,848,281)	(10,899,869)
Total loans Inmobiliaria Insurgentes 421					1,692,205,275	1,418,480,159
Murano World:
Exitus Capital S.A.P.I de C. V. ENR (“Exitus Capital”)(4)	USD	15.00%	15.00%	2025	256,780,500	290,422,500
Exitus capital(5)	MXN	TIIE 28 + 12.55	TIIE 28 + 12.55	2024	67,715,417	73,573,683
Arrendadora Finamo(6)				2027	331,056,415
ALG Servicios Financieros(7)	USD	10%		2030	222,543,100	—
Santander International(8)	USD	BEST Rate +0.80%		2025	25,667,030	—
Cost to obtain loans and commissions					(9,924,505)
Total loans Murano World					893,837,957	363,996,183
Edificaciones BVG:
Exitus Capital(9)					18,778,236	30,130,898
Total Edificaciones BVG					18,778,236	30,130,898
Accrued interest payable					95,003,386	71,398,277
Total debt					6,053,585,223	5,563,175,004
Current installments					3,606,018,842	3,795,787,027
Long-term debt, excluding current installments					$2,447,566,381	$1,767,387,977
(1)
Syndicated secured mortgage loan for up to U.S.$160,000,000. Operadora Hotelera GI is jointly liable for this loan. On July 11, 2022 NAFIN joined to the loan under the same terms as the other lenders, granting U.S.$34,811,150 to Fideicomiso 2000. This loan was restructuring on August 24, 2023, refer to Note 9 for subsequent events.

(2)
Secured loan under a credit line up to U.S. $31,480,000 to finance VAT receivable with a 36-month maturity or early on collection of such VAT receivables from Mexican Authorities, with unpaid balances, if any, after 36 months payable in 18 months.

(3)
On October 18, 2018, Inmobiliaria Insurgentes 421 obtained a U.S.$49,753,000 unsecured loan. This loan was renegotiated on October 10, 2022, the Group obtained U.S.$75,00,000, whit this loan, the Group repaid fully the first loan, including interests. Operadora Hotelera I421 and Operadora Hotelera I421 Premium are jointly liable for this loan.

(4)	Syndicated secured mortgage loan for up to U.S.$30,000,000 for which the major shareholders are joint obligors.
(5)	Syndicated secured mortgage loan for up to $200,000,000 for which the major shareholders are joint obligors.
(6)	Sale and lease back agreement signed with FINAMO signed on February 2023 with a 48-month termination period.
(7)	Loan to purchase and development of the beach club that is guarantee the loan in second place as first is guarantee the syndicated loan described in letter (1) above.
(8)	Revolving loan with and interest called “Best rate” for preferred clients.
(9)	Sale and lease back agreement signed with Exitus Capital in December 2019 with a 36-month termination period.
The loan agreements referred to above include covenants and restrictions that require, among other things, to provide quarterly and annually the lenders with the Company's internal financial statements and compliance with certain ratios. Noncompliance with such requirements constitutes an event of default under which the respective loan may become immediately due and payable.
As of June 30, 2023, and December 31, 2022, the Group complied with all terms and covenants included in the loan agreements, except for the following:
Fideicomiso Murano 2000 CIB/3001 (subsidiary of Murano World)
Under the syndicated loan agreement with Bancomext, Caixabank, Sabadell and NAFIN, the Group must /maintain an interest reserve fund equivalent to a minimum of one quarterly interest payment, as of December 31, 2022, the Group did not have such reserve fully funded. The lender did not request accelerated repayment of the loan and the terms of the loan were not changed. Management has reviewed the Group’s settlement procedures to ensure that such circumstances do not recur. As a result, on January 6, 2023 the Group refunded the outstanding amount to be in compliance with such covenant. As described in Note 9., on August 24, 2023 the Group re-structure the syndicated loan to increase the credit line in U.S. $45,000,000 and negotiated with the lenders the incorporation of a statement to recognize that there is no an early termination cause, were granted by the lenders ante there are no outstanding issues with the lenders to call the debt.
7.	Revenue
The Group’s operations and main revenue streams are those described in the last annual financial statements. The Group’s revenue is derived from contracts with customers.
	For the six months ended June 30,
	2023	2022
Revenue from contracts with customers	$106,342,828	$—
Revenue for administrative services with related parties	1,002,959	1,015,503
Total revenue	$107,345,787	$1,015,503
a.	Disaggregation of revenue from contracts with customers
In the following table, revenue from contracts with customers is disaggregated by primary major products and service lines and timing of revenue recognition.
	For the six months ended June 30,
	2023	2022
Major products/service lines
Room rentals	$53,279,599	$—
Food and beverage	45,487,437	—
SPA	1,497,747
Other services	6,078,045	—
Total revenue from contracts with customers	106,342,828
Administrative services with related parties	1,002,959	1,015,503
Total revenue	107,345,787	1,015,503
Timing of revenue recognition
Services and products transfer at a point in time	107,345,787	1,015,503
Total revenue from contracts with customers	$107,345,787	$1,015,503

8.	Other income and other expenses
	For the six months ended June 30,
	2023	2022
Other income
Income on extraordinary maintenance	$8,533,101	$24,430,240
VAT revaluation	799,605	3,233,663
Other income	17,860	13,399
Total other income	$9,350,566	$27,677,302
	For the six months ended June 30,
	2023	2022
Other expenses
Other expenses	$(156,974)	$(181,681)
Total other expenses	$(156,974)	$(181,681)
9.	Income tax
Income tax expense is recognized at an amount determined by multiplying the profit before income taxes for the interim reporting period by management’s best estimate of the weighted-average annual income tax rate expected for the full financial year, adjusted for the tax effect of certain items recognized in full in the interim period. As such, the effective tax rate in the interim financial statements may differ from management’s estimate of the effective tax rate for the annual financial statements.
The Group’s combined effective tax rate for the six months ended June 30, 2023 and 2022 was 6% and 36%, respectively. The change in effective tax rate was caused mainly by the following factor:
•
The Company has capitalized more borrowing costs during the six months ended June 30, 2023, which was offset by less capitalized expenses as part of the construction in process, compared with the six months ended June 30, 2022.

10	Subsequent events
a.
On August 24, 2023, Fideicomiso Murano 2000, as borrower, Banco Sabadell, S.A., I.B.M., as administrative agent and collateral agent, Banco Nacional de Comercio Exterior, S.N.C Institución de Banca de Desarrollo, Caixabank, S.A., SabCapital, S.A. de C.V., S.O.F.O.M., E.R., and Nacional Financiera, S.N.C., Institución de Banca de Desarrollo, as lenders, Operadora Hotelera G I, S.A. de C.V., Operadora Hotelera Grand Island II, S. A. de C. V., and Murano World, S.A. de C.V., as joint and several obligors, and with the appearance of Murano PV, S.A. de C.V., Murano at GV, S.A. de C.V. and Elías Sacal Cababie executed an amendment to the Sabadell Loan Agreement (dated October 4, 2019 and its subsequent amendments) for purposes of restructuring such loan. The restructuring consists of an extension of the current syndicated credit facility in U.S. $45,000,000, with a variable interest rate based on the quarterly SOFR rate with a fixed spread of 4.0116%. The credit extension was documented through two tranches of debt: Tranche B for U.S. $35,000,000 which proceeds will be used to finalize the construction of phase I of the GIC Complex and Tranche C for U.S. $10,000,000 which proceeds will be used to cover additional project costs and capital requirements for the development of the GIC Complex. The loan maturity date is February 5, 2033. The agreement is subject to the Mexican laws and jurisdiction of the courts of Mexico City. The loan agreement includes as new guarantees the plot of land number 2 and the Playa Delfines (beach club) of the Cancun complex.

b.
The Exitus and Sofoplus loans in Mexican pesos described in the Note 6., came to an end through the early payment made by the borrower to their respective creditors, aiming to release the collateral associated with these financing arrangements the amount paid to Sofoplus was $57,593,160 and the amount paid to Exitus was_$75,130,254 regarding the Loans credit agreement, for a principal amount of $200,000,000. This early payment allows the Group to set free the plot of land number 2 of the Cancun Complex and give in guarantee for the re-structure of the syndicated loan described in letter a. above.

* * * * * *

HCM ACQUISITION CORP
CONDENSED BALANCE SHEETS
	September 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$79,103	$792,423
Prepaid expenses	87,538	187,750
Total Current Assets	166,641	980,173
Cash and marketable securities held in trust account	44,680,719	297,619,343
Total Assets	$44,847,360	$298,599,516

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$3,925,305	$1,213,665
Accrued offering costs	—	70,000
Promissory note - related party	1,256,675	—
Total current liabilities	5,181,980	1,283,665

Warrant liabilities	547,500	547,500
Deferred underwriting fee payable	3,000,000	15,125,000
Total Liabilities	8,729,480	16,956,165

CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION
Class A ordinary shares subject to possible redemption; 4,079,406 and 28,750,000 shares issued and outstanding at redemption value at September 30, 2023 and December 31, 2022, respectively	44,680,719	297,619,343

Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 9,987,500 and no issued and outstanding (excluding 4,079,406 and 28,750,000 shares subject to possible redemption) at September 30, 2023 and December 31, 2022, respectively	999	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 75,000 and 10,062,500 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	7	1,006
Additional paid-in capital	11,827,938	—
Accumulated deficit	(20,391,783)	(15,976,998)
Total Shareholders’ Deficit	(8,562,839)	(15,975,992)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$44,847,360	$298,599,516
The accompanying notes are an integral part of the unaudited condensed financial statements.

HCM ACQUISITION CORP
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Operating and formation costs	$1,517,629	$377,546	$3,858,238	$946,108
Loss from operations	(1,517,629)	(377,546)	(3,858,238)	(946,108)

Other income:
Interest income - bank	40	—	3,067	—
Reduction of deferred underwriting fee	—	—	297,062	—
Interest earned on marketable securities held in Trust Account	572,450	599,266	4,736,501	1,146,917
Unrealized gain on marketable securities held in Trust Account	—	824,061	—	794,781
Change in fair value of warrant liabilities	—	821,250	—	11,497,500
Transaction cost incurred in connection with Initial Public Offering	—	—	—	(536,190)
Total other income, net	572,490	2,244,577	5,036,630	12,903,008

Net (loss) income	$(945,139)	$1,867,031	$1,178,392	$11,956,900

Basic and diluted weighted average shares outstanding, Class A ordinary shares	14,066,906	28,750,000	20,090,739	26,117,216
Basic and diluted net (loss) income per share, Class A ordinary shares	$(0.07)	$0.05	$0.05	$0.33
Basic and diluted weighted average shares outstanding, Class B ordinary shares	75,000	10,062,500	4,172,436	9,942,308
Basic and diluted net (loss) income per share, Class B ordinary shares	$(0.07)	$0.05	$0.05	$0.33
The accompanying notes are an integral part of the unaudited condensed financial statements.

HCM ACQUISITION CORP
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023
	Ordinary Shares				Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance — January 1, 2023	—	$—	10,062,500	$1,006	$—	$(15,976,998)	$(15,975,992)
Accretion for Class A ordinary
shares to redemption amount	—	—	—	—	—	(2,418,471)	(2,418,471)
Reduction of Deferred Underwriting Fee			—	—	11,827,938	—	11,827,938
Net income	—	—	—	—	—	851,333	851,333
Balance — March 31, 2023	—	$—	10,062,500	$1,006	$11,827,938	$(17,544,136)	$(5,715,192)
Conversion of Class B shares to Class A shares	9,987,500	999	(9,987,500)	(999)	—	—	—
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	—	(2,173,918)	(2,173,918)
Net income	—	—	—	—	—	1,272,198	1,272,198
Balance — June 30, 2023	9,987,500	$999	75,000	$7	$11,827,938	$(18,445,856)	$(6,616,912)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	—	(1,000,788)	(1,000,788)
Net loss	—	—	—	—	—	(945,139)	(945,139)
Balance — September 30, 2023	9,987,500	$999	75,000	$7	$11,827,938	$(20,391,783)	$(8,562,839)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022
	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance — January 1, 2022	10,062,500	$1,006	$23,994	$(15,786)	$9,214
Cash in excess of fair value of Private Placement Warrants	—	—	6,630,000	—	6,630,000
Accretion for Class A ordinary shares to redemption amount	—	—	(6,653,994)	(26,375,172)	(33,029,166)
Net income	—	—	—	7,104,081	7,104,081
Balance — March 31, 2022	10,062,500	$1,006	$—	$(19,286,877)	$(19,285,871)
Accretion for Class A ordinary shares to redemption amount	—	—	—	(518,371)	(518,371)
Net income	—	—	—	2,985,788	2,985,788
Balance — June 30, 2022	10,062,500	$1,006	$—	$(16,819,460)	$(16,818,454)
Accretion for Class A ordinary shares to redemption amount	—	—	—	(1,423,327)	(1,423,327)
Net income	—	—	—	1,867,031	1,867,031
Balance — September 30, 2022	10,062,500	$1,006	$—	$(16,375,756)	$(16,374,750)
The accompanying notes are an integral part of the unaudited condensed financial statements.

HCM ACQUISITION CORP
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	For the Nine Months Ended September 30,
	2023	2022
Cash Flows from Operating Activities:
Net income	$1,178,392	$11,956,900
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account and Money Market	(4,736,501)	(1,146,917)
Reduction of deferred underwriting fees	(297,062)	—
Unrealized gain on marketable securities held in Trust Account	—	(794,781)
Change in fair value of warrant liabilities	—	(11,497,500)
Transaction costs incurred in connection with IPO	—	536,190
Changes in operating assets and liabilities:
Prepaid expenses	100,212	(252,063)
Accrued expenses	2,711,640	485,184
Net cash used in operating activities	(1,043,319)	(712,987)

Cash Flows from Investing Activities:
Extension payments into the Trust Account	(856,676)	(293,250,000)
Cash withdrawn from Trust Account in connection with redemption	258,531,801	—
Net cash provided by (used in) investing activities	257,675,125	(293,250,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	282,500,000
Proceeds from sale of Private Placements Warrants	—	13,000,000
Proceeds from advances from related party	385	—
Repayment of advances from related party	(385)	—
Proceeds from promissory note - related party	1,256,675	41,615
Repayment of promissory note – related party	—	(250,115)
Payment of offering costs	(70,000)	(359,050)
Redemption of ordinary shares	(258,531,801)	—
Net cash (used in) provided by financing activities	(257,345,126)	294,932,450

Net Change in Cash and Cash Equivalents	(713,320)	969,463
Cash and cash equivalents – Beginning of period	792,423	158
Cash and cash equivalents – End of period	$79,103	$969,621

Non-Cash investing and financing activities:
Offering costs included in accrued offering costs	$—	$70,000
Change in value of Class A ordinary share subject to possible redemption	$5,593,177	$1,941,698
Initial classification of Class A ordinary share subject to possible redemption	$—	$293,250,000
Reduction of deferred underwriting fees	$11,827,938	$—
Deferred underwriting fee payable	$—	$15,125,000
The accompanying notes are an integral part of the unaudited condensed financial statements.

HCM ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)
NOTE 1 — ORGANIZATION AND PLAN OF BUSINESS OPERATIONS
HCM Acquisition Corp (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on February 5, 2021. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).
The Company is not limited to a particular industry or geographic region for purposes of completing a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of September 30, 2023, the Company had not commenced any operations. All activity for the period from February 5, 2021 (inception) through September 30, 2023 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering and changes in fair value of warrant liabilities. The Company has selected December 31 as its fiscal year end.
The registration statement for the Company’s Initial Public Offering was declared effective on January 20, 2022. On January 25, 2022, the Company consummated the Initial Public Offering of 28,750,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares” or the “Class A Ordinary Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 3,750,000 Units at $10.00 per Unit, generating gross proceeds of $287,500,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 13,000,000 warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to HCM Investor Holdings, LLC (the “Sponsor”) and Cantor Fitzgerald & Co. (“Cantor Fitzgerald”), generating gross proceeds of $13,000,000, which is described in Note 4.
Transaction costs amounted to $20,771,606, consisting of $5,000,000 of underwriting fees, $15,125,000 of deferred underwriting fees, and $646,606 of other offering costs.
Following the closing of the Initial Public Offering on January 25, 2022, an amount of $293,250,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), to be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
On January 25, 2022, the Sponsor transferred 25,000 Class B ordinary shares to each of our independent directors (together, with the Sponsor, the “Initial Shareholders”) at a purchase price of approximately $0.003 per share. The sale of the Founder Shares to the Company’s directors and director’s nominees is within the scope of Financial Accounting Standards Board (“FASB”) ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 75,000 shares granted to the Company’s directors was $546,750 or $7.29 per share. The Founder Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of September 30, 2023, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business

HCM ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)
Combination) in an amount equal to the number of Founder Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete its initial Business Combination with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount held in the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.20 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable).
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such completion of a Business Combination and, if the Company seeks shareholder approval in connection with a Business Combination, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who vote at a general meeting of the Company. If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, each of the Sponsor, Cantor Fitzgerald and the Company’s officers and directors has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased in or after the Initial Public Offering in favor of approving a Business Combination and to waive its redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Additionally, each public shareholder may elect to redeem its Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such completion of a Business Combination and, if the Company seeks shareholder approval in connection with a Business Combination, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who vote at a general meeting of the Company. If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, each of the Sponsor, Cantor Fitzgerald and the Company’s officers and directors has agreed

HCM ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)
to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased in or after the Initial Public Offering in favor of approving a Business Combination and to waive its redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Additionally, each public shareholder may elect to redeem its Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Sponsor, Cantor Fitzgerald and the Company’s officers and directors have agreed (a) to waive their redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment and (iii) to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination.
The Company had until 15 months from the closing of the Initial Public Offering or April 25, 2023, or during any extended time that the Company has to consummate a Business Combination beyond 15 months as a result of a shareholder vote to amend the Amended and Restated Memorandum and Articles of Association (an “Extension Period”) (the “Combination Period”) to complete a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the trust account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
On April 19, 2023 the Company held an extraordinary general meeting in which the shareholders voted to extend the date by which the Company must consummate an initial business combination from April 25, 2023 to May 25, 2023, with the option to elect to extend the date to consummate a business combination on a monthly basis for up to eight times by an additional month each time after May 25, 2023, without another shareholder vote, for up to a total of nine months to January 25, 2024, upon the deposit the lesser of (i) $0.035 per Class A Ordinary Share or (ii) an aggregate of $145,000 into the Trust Account, for each month of the extension period up to and until January 25, 2024, pro-rated for partial months during the extension period, resulting in a maximum contribution of $1,305,000. In connection with the extraordinary general meeting, the Company’s shareholders elected to redeem an aggregate of 24,670,594 ordinary shares, leaving 4,079,406 shares outstanding. The Sponsor paid $142,779 for the first monthly extension on April 21, 2023. In connection with the extension, the Sponsor voluntarily converted 9,987,500 Class B ordinary shares of the Company it held as of such date into Class A ordinary shares, bringing the Class A ordinary shares outstanding total to 14,066,906.
On April 22, 2023, the Company withdrew $258,531,801 from the Trust Account in connection with the redemption. As approved by its shareholders at the Extraordinary Meeting, the Company amended its amended and

HCM ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)
restated memorandum and articles of association (the “Extension Amendment”). The Company filed the Extension Amendment with the Registrar of Companies of the Cayman Islands on April 21, 2023. The Extension Amendment changed the date by which the Company must consummate an initial business combination from April 25, 2023 to May 25, 2023, with the option to elect to extend the date to consummate a business combination on a monthly basis for up to eight times by an additional month each time after May 25, 2023, without another shareholder vote, upon two days’ advance notice prior to the applicable deadline, for a total of up to nine months to January 25, 2024, unless the closing of a business combination shall have occurred. The Company has made six additional extension payments of $142,779, as of October 23, 2023, bringing the total amount paid into the Trust Account to $999,453.
The Sponsor, Cantor Fitzgerald and the Company’s officers and directors agreed to waive their respective liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriter has agreed to waive their rights to their deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.20 per Public Share or (2) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.20 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay the Company’s tax obligations. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Going Concern
As of September 30, 2023, the Company had a cash balance of $79,103 and working capital deficit of $5,015,339. Prior to the completion of the Initial Public Offering, the Company lacked the liquidity it needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. The Company has since completed its Initial Public Offering at which time capital in excess of the funds deposited in the Trust Account and/or used to fund offering expenses was released to the Company for general working capital purposes. Accordingly, management has since reevaluated the Company’s liquidity and financial condition and determined that the Company will not have enough cash to meet its obligations as they become due. Management expects to incur significant costs in pursuit of its acquisition plans. The Company believes it will need to raise additional funds in order to meet the expenditures required for operating its business and to consummate a business combination. Moreover, the Company may need to obtain additional financing or draw on the Working Capital Loans (as defined above) either to complete a Business Combination or because it becomes obligated to redeem a significant number of the Public Shares upon consummation of a Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing

HCM ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)
simultaneously with the completion of our Business Combination. If the Company is unable to complete the Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. In addition, following the Business Combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.
In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company does not obtain approval for an extension of the deadline or complete a Business Combination by November 25, 2023 (or through maximum monthly extension date of January 25, 2024 if extended), then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution as well as our cash balance raise substantial doubt about the Company’s ability to continue as a going concern one year from the date that these financial statements are issued. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be unable to continue as a going concern. The Company intends to complete a Business Combination before the mandatory liquidation date or obtain approval for an extension.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and the current wars on the industry and has concluded that while it is reasonably possible that the virus and the war could have a negative effect on the Company’s financial position, results of its operations and/or closing a business combination, the specific impact is not readily determinable as of the date these condensed financial statements are issued. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K as filed with the SEC on March 30, 2023. The interim results for the three and nine months ended September 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future periods.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a

HCM ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)
Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of September 30, 2023, the Company assets held $3,067 in a Money Market which is considered a cash equivalent. The Company did not have any cash equivalents as of December 31, 2022.
Cash and Marketable Securities Held in Trust Account
At September 30, 2023 and December 31, 2022, all of the assets held in the Trust Account were held in U.S. Treasury securities and cash.
Warrant Instruments
The Company accounts for the warrants issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in FASB ASC 815 “Derivatives and Hedging” whereby under that provision the warrants do not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company evaluated the tender offer provision of the warrant agreement and Section 4.5 fails the “classified in shareholders’ equity” criteria in ASC 815-40-25. After this evaluation, the Company classified the warrant instrument as a liability at fair value and will adjust the instrument to fair value at each reporting period. This liability will be re-measured at each balance sheet date until the warrants are exercised or expire, and any change in fair value will be recognized in the Company’s statement of operations.
Offering Costs
The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A –“Expenses of Offering”. Offering costs consist of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed

HCM ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)
as incurred and presented as non-operating expenses. Offering costs amounted to $20,771,606, of which $20,235,416 were charged to shareholders’ (deficit) equity upon the completion of the Initial Public Offering and $536,190 were charged to operations in the period ending March 31, 2022.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at September 30, 2023 and December 31, 2022, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.
At September 30, 2023 and December 31, 2022, the Class A ordinary shares reflected in the condensed balance sheets are reconciled in the following table:
Gross proceeds	$287,500,000
Less:
Proceeds allocated to Public Warrants	(7,043,750)
Class A ordinary shares issuance costs	(20,235,416)
Plus:
Accretion of carrying value to redemption value	33,029,166
Remeasurement of carrying value to redemption value	4,369,343
Class A ordinary shares subject to possible redemption, December 31, 2022	$297,619,343
Less:
Redemption of Class A shares	(258,531,801)
Plus:
Remeasurement of carrying value to redemption value	5,593,177
Class A ordinary shares subject to possible redemption, September 30, 2023	$44,680,719
Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statement and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company

HCM ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)
recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Net Income per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. Subsequent measurement of the redeemable Class A ordinary shares is excluded from income per ordinary share as the redemption value approximates fair value.
The Company calculates its earnings per share to allocate net income pro rata to Class A and Class B ordinary shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of ordinary shares share pro rata in the income of the Company.
The calculation of diluted income per ordinary share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 27,375,000 Class A ordinary shares in the aggregate. As a result, diluted net income per ordinary share is the same as basic net income (loss) per ordinary share for the periods presented.
The following table reflects the calculation of basic and diluted net income per ordinary share (in dollars, except per share amounts):
	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2023		2022		2023		2022
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net income per ordinary share
Numerator:
Allocation of net income	$(940,127)	$(5,012)	$1,382,986	$484,045	$975,749	$202,643	$8,660,152	$3,296,748
Denominator:
Basic and diluted weighted average shares outstanding	14,066,906	75,000	28,750,000	10,062,500	20,090,739	4,172,436	26,117,216	9,942,308
Basic and diluted net income per ordinary share	$(0.07)	$(0.07)	$0.05	$0.05	$0.05	$0.05	$0.33	$0.33
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation limit of $250,000. The Company has not experienced losses on this account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.

HCM ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable. In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are initially recorded at fair value on the grant date and revalued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Recent Accounting Standards
In August 2020, the Financial Accounting Standards Board (“FASB”) issued ASU 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion, cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company retrospectively adopted ASU 2020-06 on January 1, 2022 and the adoption did not have an impact on its financial position, results of operations or cash flows.
In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13 – Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This update requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Since June 2016, the FASB issued clarifying updates to the new standard including changing the effective date for smaller reporting companies. The guidance is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2016-13 on January 1, 2023. The adoption of ASU 2016-13 did not have a material impact on its financial statements.

HCM ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.
NOTE 3 — INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 28,750,000 units, which includes a full exercise by the underwriter of its over-allotment option in the amount of 3,750,000 units at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).
NOTE 4 — PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor and Cantor Fitzgerald purchased an aggregate of 13,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, of which the Sponsor purchased 10,500,000 Private Placement Warrants and Cantor Fitzgerald purchased 2,500,000 Private Placement Warrants (for an aggregate purchase price of $13,000,000) from the Company in a private placement.
Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5 — RELATED PARTY TRANSACTIONS
Founder Shares
On February 10, 2021, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 7,187,500 Class B ordinary shares (the “Founder Shares”). On January 5, 2022, the Company effected a share capitalization in which the Sponsor was issued an additional 2,875,000 ordinary shares so that the Sponsor owns an aggregate of 10,062,500 Founder Shares.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination; and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Administrative Services Agreement
The Company entered into an agreement, commencing on January 20, 2022 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of up to $10,000 per month for office space and secretarial and administrative services. The Sponsor began providing the administrative services in May 2022. Upon completion of a Business Combination or the Company’s liquidation, the Company will cease paying these fees. For the three and nine months ended September 30, 2023, the Company incurred and paid $30,000 and $90,000 in fees for these services. For the three and nine months ended September 30, 2022, the Company incurred $30,000 and $50,000 in fees for these services, respectively.
Promissory Note — Related Party
On December 30, 2021, the Company issued an amended and restated unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of

HCM ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)
$300,000. The Promissory Note was non-interest bearing and payable on the earlier of June 30, 2022, or the consummation of the Initial Public Offering. As of January 25, 2022, there was $250,115 outstanding under the Promissory Note. Subsequently, on January 27, 2022, the $250,115 outstanding under the Promissory Note was repaid.
On April 21, 2023, the Company issued an additional promissory note to the Sponsor pursuant to which the Company may borrow up to an aggregate principal amount of $3,000,000. The Promissory Note is non-interest bearing and payable upon the earlier of January 25, 2023 or the completion of a Business Combination. As of September 30, 2023, the amount advanced under the Promissory Note was $856,676. The Company has made seven total extension payments, as of October 23, 2023, bringing the total amount paid into the Trust Account to $999,453. See Note 10 for subsequent payment and extension to November 25, 2023.
On July 18, 2023, the Sponsor loaned the Company an additional $400,000 for working capital purposes under the additional promissory note, dated April 21, 2023, to the Sponsor (the “Working Capital Note”), which was not deposited into the Trust Account. The loan does not bear interest and shall be payable in full upon the consummation of a Business Combination. As of September 30, 2023, there was $400,000 in borrowings outstanding under Working Capital Note for working capital.
Related Party Loans
In order to fund working capital deficiencies or to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of September 30, 2023 and December 31, 2022, there was no balance outstanding under the Working Capital Loans.
NOTE 6 — COMMITMENTS AND CONTINGENCIES
Registration and Shareholder Rights
Pursuant to a registration and shareholder rights agreement entered into on January 20, 2022, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights. The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option to purchase up to 3,750,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On

HCM ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)
January 25, 2022, the underwriter’s elected to fully exercise the over-allotment option to purchase an additional 3,750,000 Units at a price of $10.00 per Unit. The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $5,000,000 in the aggregate payable upon the closing of the Initial Public Offering. In addition, the underwriter will be entitled to a deferred fee of (i) 5.0% of the gross proceeds of the initial 25,000,000 Units sold in the Public Offering, or $12,500,000, and (ii) 7.0% of the gross proceeds from the Units sold pursuant to the over-allotment option, or $2,625,000. The total deferred fee of $15,125,000 will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
On March 13, 2023, the Company signed a fee reduction agreement with Cantor Fitzgerald in which the underwriters forfeited 80.17% of the deferred underwriting commissions resulting in a reduction of $12,125,000 with a remaining $3,000,000 that is deferred and payable upon the business combination. The reduction of the $12,125,000 resulted in a gain from forgiveness of deferred underwriting commissions of $297,062 recorded as reduction of underwriting fee payable on the income statement and $11,827,938 was recorded to additional paid-in capital.
Finder’s Agreement
In February 2022, the Company entered into an agreement with a service provider to help identify targets, negotiate terms of potential Business Combinations, consummate a Business Combination and/or provide other services. In connection with this agreement, the Company will be required to pay a finder’s fee for such services, in an amount equal to $1,000,000, which would be contingent on the consummation of a Business Combination with a target that is introduced by the service provider. No payment under this agreement would be triggered in connection with the consummation of the Business Combination Agreement.
Business Combination Agreement
On March 13, 2023, the Company entered into a Business Combination Agreement (the “Agreement”), by and among MURANO PV, S.A. DE C.V., a Mexican corporation (“Murano PV”), Elías Sacal Cababie, an individual (“ESC”), ES Agrupación, S.A. de C.V., a Mexican corporation (the “ESAGRUP” and collectively with ESC, the “Seller”), Murano Global B.V. a private limited liability company under Dutch law (“PubCo”), MPV Investment B.V., a private limited liability company under Dutch law, which is a direct wholly-owned subsidiary of PubCo (“HoldCo”) and Murano Global Cayman, a Cayman Islands exempted company incorporated with limited liability which is a direct wholly-owned subsidiary of PubCo (“New CayCo” and together with Murano PV, Seller, PubCo and HoldCo, the “Murano Parties”). The Merger (as defined below) was unanimously approved by the Company’s Board of Directors and by Murano PV’s Board of Directors. If the Agreement is approved by the Company’s shareholders and Murano PV’s shareholders, and the transactions contemplated by the Agreement are consummated, (i) New CayCo will merge with and into the Company, the separate corporate existence of New CayCo will cease, and the Company will be the surviving company (the “Surviving Company”) and a wholly owned direct subsidiary of PubCo (the “Merger”) and (ii) the Company will change its name to “Murano Global Hospitality”.
In addition, at the effective time of the Merger, (i) each issued and outstanding Class A Ordinary Share and Class B Ordinary Share, each par value $0.0001 per share, of the Company (the “Company Ordinary Shares”) will be automatically canceled and extinguished, and each holder of the Company Ordinary Shares will be entitled to receive merger rights representing a corresponding number of PubCo Ordinary Shares, which are held in the accounts of the Exchange Agent (“Merger Rights”), and (ii) each issued and outstanding warrant to purchase one share of Company Class A Ordinary Shares will automatically cease to represent a right to acquire Company Class A Ordinary Shares and will automatically convert into and represent a right to acquire PubCo Ordinary Shares (“Converted Warrant”) and each Converted Warrant (a) will represent the right to acquire the number of PubCo Ordinary Shares equal to the number of Company Class A Ordinary Shares, (b) will have an exercise price of $11.50 per whole warrant required to purchase one PubCo Ordinary Share, and (c) will expire on the five year anniversary of the closing date of the Merger. Additionally, and in connection with the transactions contemplated by the Agreement, on March 13, 2023, the underwriters of the Company’s initial public offering agreed to reduce the total deferred underwriting fee that is to be paid to such underwriters upon the consummation of the Company’s initial business combination to $3,000,000.

HCM ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)
On March 17, 2023, the Company signed an agreement with Cohen & Company Capital Markets (“CCM”) to act as its financial advisor and capital markets advisor in connection with a possible business combination transaction. The Company shall pay CCM (i) an advisor fee in an amount equal to $1,000,000 in connection with the Merger, and (ii) a transaction fee in connection with a private placement in an amount equal to 4.0% of the sum of (A) the gross proceeds raised from investors and received by the Company or the target business simultaneously with or before the closing of the private placement plus (B) proceeds released from the Trust Account with respect to any stockholder of the Company that (x) entered into a non-redemption or other similar agreement and did not redeem shares of the Company’s common stock or (y) did not redeem shares of the Company’s common stock as a result of CCM’s services hereunder in the good faith reasonable judgement of the Company.
In addition, the Company may, in its reasonable discretion, pay to CCM a discretionary fee in an amount up to $1,000,000, payable only upon the closing of the Merger, if the Company determines in its discretion and reasonable judgment that the performance of CCM in connection with its leadership role in connection with the Merger warrants such additional fee.
Amended and Restated Business Combination Agreement
On August 2, 2023, the Company entered into an Amended and Restated Business Combination Agreement (the “A&R BCA”), by and among Murano PV, the Seller, Murano Global Investments Limited, a company incorporated under the laws of the Bailiwick of Jersey (“New PubCo”), PubCo, HoldCo (and together with Pubco, the “Dutch Entities”) and New CayCo (together with the Company, Murano PV, Seller, New PubCo, PubCo and HoldCo, the “New Murano Parties”).
The A&R BCA replaces in its entirety that certain Agreement (the “Initial BCA”) and was executed in order to facilitate an incorporation of the Surviving Company (as defined below) in the Bailiwick of Jersey instead of the Netherlands as previously provided for in the Initial BCA.
The Merger (as defined below) was unanimously approved by the Company’s Board of Directors and by Murano’s Board of Directors. If the A&R BCA is approved by the Company’s shareholders and Murano PV’s shareholders, and the transactions contemplated by the A&R BCA are consummated, (i) New CayCo will merge with and into the Company, the separate corporate existence of New CayCo will cease, and the Company will be the surviving company (the “Surviving Company”) and a wholly owned direct subsidiary of New PubCo (the “Merger”) and (ii) the Company will change its name to “Murano Global Hospitality Corp”. The Surviving Company is expected to be centrally managed and controlled from, and resident for tax purposes in, the United Kingdom.
Concurrently with the execution and delivery of the A&R BCA, the Company and the Sponsor entered into an amended and restated Sponsor Support Agreement (the “A&R SSA”). The A&R Sponsor Support Agreement replaces in its entirety that certain Sponsor Support Agreement, dated March 13, 2023, by and between the Company and the Sponsor (the “Initial SSA”) and was executed in order to facilitate the amended terms set forth in the A&R BCA.
Pursuant to the A&R SSA, Sponsor has agreed, among other things, to vote (or execute and return an action by written consent), or cause to be voted at the Company’s shareholder meeting (or validly execute and return and cause such consent to be granted with respect to), all of its Class A Ordinary Shares in favor of (A) the approval and adoption of the A&R BCA and approval of the Merger and all other transactions contemplated by the A&R BCA, (B) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the A&R BCA or that would reasonably be expected to result in the failure of the Merger from being consummated and (C) each of the proposals and any other matters necessary or reasonably requested by the Company for consummation of the Merger and the other transactions contemplated by the A&R BCA.
Pursuant to the A&R SSA, consistent with the Initial SSA, the Sponsor has agreed to forfeit 1,250,000 Class A Ordinary Shares and all of its warrants to purchase Class A Ordinary Shares upon the closing of the Merger.

HCM ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)
NOTE 7 — WARRANT LIABILITIES
Warrants — As of September 30, 2023 and December 31, 2022, there are 14,375,000 outstanding Public Warrants. Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable commencing on the later of one year from the closing of the Initial Public Offering and 30 days after the completion of a Business Combination. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days following the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, but the Company will use its commercially reasonably efforts to register or qualify for sale the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants (except with respect to the Private Placement Warrants):
•	in whole and not in part;
•	at a price of $0.01 per Public Warrant;
•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
•
if, and only if, if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

HCM ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)
The exercise price and number of Class A ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of Class A ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities, for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day after to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
As of September 30, 2023 and December 31, 2022, there are 13,000,000 outstanding Private Placement Warrants. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants are exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 8 — CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2023 and December 31, 2022, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At September 30, 2023 and December 31, 2022, there were 4,079,406 and 28,750,000 Class A ordinary shares subject to possible redemption as presented in temporary equity, respectively.
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. On April 22, 2023, the Sponsor voluntarily converted 9,987,500 Class B ordinary shares of the Company it held as of such date into 9,987,500 Class A ordinary shares of the Company. As a result, the Company has an aggregate of 75,000 and 10,062,500 shares of Class B common stock outstanding as of September 30, 2023 and December 31, 2022, respectively, of which an aggregate of up to 1,312,500 shares were subject to forfeiture to the extent that the underwriter’s over-allotment option is not exercised in full or in part so that the number of Founder

HCM ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)
Shares will equal 25.9% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriter’s election to fully exercise their over-allotment option on January 25, 2022, a total of 1,312,500 Founder Shares are no longer subject to forfeiture.
Holders of Class B ordinary shares will have the right to elect all of the Company’s directors prior to a Business Combination. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders except as required by law.
The remaining Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination, or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 25.9% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller of an interest in the target to the Company in a Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.
NOTE 9 — FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at September 30, 2023 and December 31, 2022 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	September 30, 2023	December 31, 2022
Assets:
Money Market	1	$3,067	$—
Cash and marketable securities held in Trust Account	1	$44,680,719	$297,619,343

Liabilities:
Warrant liability – Public Warrants	1	287,500	287,500
Warrant liability – Private Placement Warrants	3	260,000	260,000
The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities in the accompanying balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within the condensed statements of operations.
The Warrants were valued using a binomial lattice model, incorporating the Cox-Ross-Rubenstein methodology, which is considered to be a Level 3 fair value measurement. The binomial lattice model’s primary unobservable input utilized in determining the fair value of the Warrants is the expected volatility of the ordinary shares. The expected volatility as of the closing date of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The subsequent measurements of the Public Warrants after the detachment of the Public Warrants from the Units is classified as Level 1 due to the use of an observable market quote in an active market under the ticker HCMAW. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price was used as the fair value of the Public Warrants as of each relevant date. The Private Warrants continue to be measured using the Cox-Ross-Rubenstein binomial lattice model methodology.

HCM ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)
The following table provides quantitative information regarding Level 3 fair value measurements:
	September 30, 2023	December 31, 2022
Stock price	$10.99	$10.26
Exercise price	$11.50	$11.50
Expected term (in years)	5.0	5.0
Volatility	0.0%	5.9%
Risk-free rate	5.05%	4.69%
Dividend yield	0.0%	0.0%
The following table presents the changes in the fair value of Level 3 warrant liabilities:
	Private Placement	Public	Warrant Liabilities
Initial measurement on January 25, 2022	$6,370,000	$7,043,750	$13,413,750
Change in fair value	(6,110,000)	(4,168,750)	(10,278,750)
Transfer to Level 1	—	(2,875,000)	(2,875,000)
Fair value as of December 31, 2022	$260,000	$—	$260,000
Change in fair value	130,000	—	130,000
Fair value as of March 31, 2023	$390,000	$—	$390,000
Change in fair value	(130,000)	—	(130,000)
Fair value as of June 30, 2023	$260,000	$—	$260,000
Change in fair value	—	—	—
Fair value as of September 30, 2023	$260,000	$—	$260,000
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. There were transfers out of Level 3 in the amount of $2,875,000 from other levels in the fair value hierarchy for the period from January 25, 2022 (initial public offering) through December 31, 2022.
NOTE 10 — SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions, that occurred after the condensed balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, other than as noted below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.
On October 18, 2023, the Sponsor transferred $150,000 to the Company under the Working Capital Note to be used as working capital.
The Spnsor made an additional extension payment on behalf of the Company of $142,779 on October 23, 2023, as part of the Promissory Note. As a result, the period of time that the Company has to complete its initial business combination was extended by one month to November 25, 2023.

HCM ACQUISITION CORP
CONDENSED BALANCE SHEETS
	June 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$126,741	$792,423
Prepaid expenses	133,875	187,750
Total Current Assets	260,616	980,173
Cash and marketable securities held in trust account	43,679,931	297,619,343
Total Assets	$43,940,547	$298,599,516

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$2,901,690	$1,213,665
Accrued offering costs	—	70,000
Promissory note – related party	428,338	—
Total current liabilities	3,330,028	1,283,665

Warrant liabilities	547,500	547,500
Deferred underwriting fee payable	3,000,000	15,125,000
Total Liabilities	6,877,528	16,956,165

CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION
Class A ordinary shares subject to possible redemption; 4,079,406 and 28,750,000 shares issued and outstanding at redemption value at June 30, 2023 and December 31, 2022, respectively	43,679,931	297,619,343

Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 9,987,500 and no issued and outstanding (excluding 4,079,406 and 28,750,000 shares subject to possible redemption) at June 30, 2023 and December 31, 2022, respectively	999	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 75,000 and 10,062,500 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	7	1,006
Additional paid-in capital	11,827,938	—
Accumulated deficit	(18,445,856)	(15,976,998)
Total Shareholders’ Deficit	(6,616,912)	(15,975,992)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$43,940,547	$298,599,516
The accompanying notes are an integral part of the unaudited condensed financial statements.

HCM ACQUISITION CORP
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Operating and formation costs	$750,159	$162,138	$2,340,609	$568,562
Loss from operations	(750,159)	(162,138)	(2,340,609)	(568,562)

Other income:
Interest income - bank	3,027	—	3,027	—
Reduction of deferred underwriting fee	—	—	297,062	—
Interest earned on marketable securities held in Trust Account	1,745,580	452,149	4,164,051	547,651
Unrealized loss on marketable securities held in Trust Account	—	(41,723)	—	(29,280)
Change in fair value of warrant liabilities	273,750	2,737,500	—	10,676,250
Transaction cost incurred in connection with Initial Public Offering	—	—	—	(536,190)
Total other income, net	2,022,357	3,147,926	4,464,140	10,658,431

Net income	$1,272,198	$2,985,788	$2,123,531	$10,089,869

Basic and diluted weighted average shares outstanding, Class A ordinary shares	17,616,665	28,750,000	23,152,577	24,779,006
Basic and diluted net income per share, Class A ordinary shares	$0.06	$0.08	$0.07	$0.29
Basic and diluted weighted average shares outstanding, Class B ordinary shares	2,489,560	10,062,500	6,255,110	9,881,215
Basic and diluted net income per share, Class B ordinary shares	$0.06	$0.08	$0.07	$0.29
The accompanying notes are an integral part of the unaudited condensed financial statements.

HCM ACQUISITION CORP
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023
	Ordinary Shares				Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance — January 1, 2023	—	$—	10,062,500	$1,006	$—	$(15,976,998)	$(15,975,992)

Accretion for Class A ordinary shares to redemption amount	—	—	—	—	—	(2,418,471)	(2,418,471)

Reduction of Deferred Underwriting Fee			—	—	11,827,938	—	11,827,938

Net income	—	—	—	—	—	851,333	851,333

Balance — March 31, 2023	—	$—	10,062,500	$1,006	$11,827,938	$(17,544,136)	$(5,715,192)

Conversion of Class B shares to Class A shares	9,987,500	999	(9,987,500)	(999)	—	—	—

Accretion for Class A ordinary shares to redemption amount	—	—	—	—	—	(2,173,918)	(2,173,918)

Net income	—	—	—	—	—	1,272,198	1,272,198

Balance — June 30, 2023	9,987,500	$999	75,000	$7	$11,827,938	$(18,445,856)	$(6,616,912)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022
	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance — January 1, 2022	10,062,500	$1,006	$23,994	$(15,786)	$9,214

Cash in excess of fair value of Private Placement Warrants	—	—	6,630,000	—	6,630,000

Accretion for Class A ordinary shares to redemption amount	—	—	(6,653,994)	(26,375,172)	(33,029,166)

Net income	—	—	—	7,104,081	7,104,081

Balance — March 31, 2022	10,062,500	$1,006	$—	$(19,286,877)	$(19,285,871)

Accretion for Class A ordinary shares to redemption amount	—	—	—	(518,371)	(518,371)

Net income	—	—	—	2,985,788	2,985,788

Balance — June 30, 2022	10,062,500	$1,006	$—	$(16,819,460)	$(16,818,454)
The accompanying notes are an integral part of the unaudited condensed financial statements.

HCM ACQUISITION CORP
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	For the Six Months Ended June 30, 2023	For the Six Months Ended June 30, 2022
Cash Flows from Operating Activities:
Net income	$2,123,531	$10,089,869
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account and Money Market	(4,164,051)	(547,651)
Reduction of deferred underwriting fees	(297,062)	—
Unrealized loss on marketable securities held in Trust Account	—	29,280
Change in fair value of warrant liabilities	—	(10,676,250)
Transaction cost incurred in connection with IPO	—	536,190
Changes in operating assets and liabilities:
Prepaid expenses	53,875	(320,183)
Accrued expenses	1,688,025	277,216
Net cash used in operating activities	(595,682)	(611,529)

Cash Flows from Investing Activities:
Extension payments into the Trust Account	(428,338)	(293,250,000)
Cash withdrawn from Trust Account in connection with redemption	258,531,801	—
Net cash provided by (used in) investing activities	258,103,463	(293,250,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	282,500,000
Proceeds from sale of Private Placements Warrants	—	13,000,000
Proceeds from advances from related party	385	—
Repayment of advances from related party	(385)	—
Proceeds from promissory note – related party	428,338	41,615
Repayment of promissory note – related party	—	(250,115)
Payment of offering costs	(70,000)	(359,050)
Redemption of ordinary shares	(258,531,801)	—
Net cash (used in) provided by financing activities	(258,173,463)	294,932,450

Net Change in Cash and Cash Equivalents	(665,682)	1,070,921
Cash and cash equivalents – Beginning of period	792,423	158
Cash and cash equivalents – End of period	$126,741	$1,071,079

Non-Cash investing and financing activities:
Offering costs included in accrued offering costs	$—	$70,000
Change in value of Class A ordinary share subject to possible redemption	$4,592,389	$518,371
Initial classification of Class A ordinary share subject to possible redemption	$—	$293,250,000
Reduction of deferred underwriting fees	$11,827,938	$—
Deferred underwriting fee payable	$—	$15,125,000
The accompanying notes are an integral part of the unaudited condensed financial statements.

HCM ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(Unaudited)
NOTE 1 — ORGANIZATION AND PLAN OF BUSINESS OPERATIONS
HCM Acquisition Corp (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on February 5, 2021. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).
The Company is not limited to a particular industry or geographic region for purposes of completing a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of June 30, 2023, the Company had not commenced any operations. All activity for the period from February 5, 2021 (inception) through June 30, 2023 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering and changes in fair value of warrant liabilities. The Company has selected December 31 as its fiscal year end.
The registration statement for the Company’s Initial Public Offering was declared effective on January 20, 2022. On January 25, 2022, the Company consummated the Initial Public Offering of 28,750,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares” or the “Class A Ordinary Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 3,750,000 Units at $10.00 per Unit, generating gross proceeds of $287,500,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 13,000,000 warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to HCM Investor Holdings, LLC (the “Sponsor”) and Cantor Fitzgerald & Co. (“Cantor Fitzgerald”), generating gross proceeds of $13,000,000, which is described in Note 4.
Transaction costs amounted to $20,771,606, consisting of $5,000,000 of underwriting fees, $15,125,000 of deferred underwriting fees, and $646,606 of other offering costs.
Following the closing of the Initial Public Offering on January 25, 2022, an amount of $293,250,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), to be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
On January 25, 2022, the Sponsor transferred 25,000 Class B ordinary shares to each of our independent directors (together, with the Sponsor, the “Initial Shareholders”) at a purchase price of approximately $0.003 per share. The sale of the Founder Shares to the Company’s directors and director’s nominees is within the scope of Financial Accounting Standards Board (“FASB”) ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 75,000 shares granted to the Company’s directors was $546,750 or $7.29 per share. The Founder Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of June 30, 2023, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an

HCM ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(Unaudited)
amount equal to the number of Founder Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete its initial Business Combination with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount held in the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.20 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable).
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such completion of a Business Combination and, if the Company seeks shareholder approval in connection with a Business Combination, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who vote at a general meeting of the Company. If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, each of the Sponsor, Cantor Fitzgerald and the Company’s officers and directors has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased in or after the Initial Public Offering in favor of approving a Business Combination and to waive its redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Additionally, each public shareholder may elect to redeem its Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such completion of a Business Combination and, if the Company seeks shareholder approval in connection with a Business Combination, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who vote at a general meeting of the Company. If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, each of the Sponsor, Cantor Fitzgerald and the Company’s officers and directors has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased in or after the Initial Public

HCM ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(Unaudited)
Offering in favor of approving a Business Combination and to waive its redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Additionally, each public shareholder may elect to redeem its Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Sponsor, Cantor Fitzgerald and the Company’s officers and directors have agreed (a) to waive their redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment and (iii) to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination.
The Company had until 15 months from the closing of the Initial Public Offering or April 25, 2023, or during any extended time that the Company has to consummate a Business Combination beyond 15 months as a result of a shareholder vote to amend the Amended and Restated Memorandum and Articles of Association (an “Extension Period”) (the “Combination Period”) to complete a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the trust account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
On April 19, 2023 the Company held an extraordinary general meeting in which the shareholders voted to extend the date by which the Company must consummate an initial business combination from April 25, 2023 to May 25, 2023, with the option to elect to extend the date to consummate a business combination on a monthly basis for up to eight times by an additional month each time after May 25, 2023, without another shareholder vote, for up to a total of nine months to January 25, 2024, upon the deposit the lesser of (i) $0.035 per Class A Ordinary Share or (ii) an aggregate of $145,000 into the Trust Account, for each month of the extension period up to and until January 25, 2024, pro-rated for partial months during the extension period, resulting in a maximum contribution of $1,305,000. In connection with the extraordinary general meeting, the Company’s shareholders elected to redeem an aggregate of 24,670,594 ordinary shares, leaving 4,079,406 shares outstanding. The Sponsor paid $142,779 for the first monthly extension on April 21, 2023. In connection with the extension, the Sponsor voluntarily converted 9,987,500 Class B ordinary shares of the Company it held as of such date into Class A ordinary shares, bringing the Class A ordinary shares outstanding total to 14,066,906.
On April 22, 2023, the Company withdrew $258,531,801 from the Trust Account in connection with the redemption. As approved by its shareholders at the Extraordinary Meeting, the Company amended its amended and restated memorandum and articles of association (the “Extension Amendment”). The Company filed the Extension

HCM ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(Unaudited)
Amendment with the Registrar of Companies of the Cayman Islands on April 21, 2023. The Extension Amendment changed the date by which the Company must consummate an initial business combination from April 25, 2023 to May 25, 2023, with the option to elect to extend the date to consummate a business combination on a monthly basis for up to eight times by an additional month each time after May 25, 2023, without another shareholder vote, upon two days’ advance notice prior to the applicable deadline, for a total of up to nine months to January 25, 2024, unless the closing of a business combination shall have occurred. The Company has made three additional extension payments of $142,779, as of July 25, 2023, bringing the total amount paid into the Trust Account to $571,116. As a result of the most recent extension payment, the Termination Date was extended to August 25, 2023.
The Sponsor, Cantor Fitzgerald and the Company’s officers and directors agreed to waive their respective liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriter has agreed to waive their rights to their deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.20 per Public Share or (2) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.20 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay the Company’s tax obligations. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Going Concern
As of June 30, 2023, the Company had a cash balance of $126,741 and working capital deficit of $3,069,412. Prior to the completion of the Initial Public Offering, the Company lacked the liquidity it needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. The Company has since completed its Initial Public Offering at which time capital in excess of the funds deposited in the Trust Account and/or used to fund offering expenses was released to the Company for general working capital purposes. Accordingly, management has since reevaluated the Company’s liquidity and financial condition and determined that the Company will not have enough cash to meet its obligations as they become due. Management expects to incur significant costs in pursuit of its acquisition plans. The Company believes it will need to raise additional funds in order to meet the expenditures required for operating its business and to consummate a business combination. Moreover, the Company may need to obtain additional financing or draw on the Working Capital Loans (as defined above) either to complete a Business Combination or because it becomes obligated to redeem a significant number of the Public Shares upon consummation of a Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of

HCM ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(Unaudited)
our Business Combination. If the Company is unable to complete the Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. In addition, following the Business Combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.
In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company does not obtain approval for an extension of the deadline or complete a Business Combination by August 25, 2023 (or through maximum monthly extension date of January 25, 2024 if extended), then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution as well as our cash balance raise substantial doubt about the Company’s ability to continue as a going concern one year from the date that these financial statements are issued. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be unable to continue as a going concern. The Company intends to complete a Business Combination before the mandatory liquidation date or obtain approval for an extension.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and the Russian-Ukraine war on the industry and has concluded that while it is reasonably possible that the virus and the war could have a negative effect on the Company’s financial position, results of its operations and/or closing a business combination, the specific impact is not readily determinable as of the date these condensed financial statements are issued. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K as filed with the SEC on March 30, 2023. The interim results for the three and six months ended June 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future periods.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a

HCM ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(Unaudited)
Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of June 30, 2023, the Company assets held $3,027 in a Money Market which is considered a cash equivalent. The Company did not have any cash equivalents as of December 31, 2022.
Cash and Marketable Securities Held in Trust Account
At June 30, 2023 and December 31, 2022, all of the assets held in the Trust Account were held in U.S. Treasury securities and cash.
Warrant Instruments
The Company accounts for the warrants issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in FASB ASC 815 “Derivatives and Hedging” whereby under that provision the warrants do not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company evaluated the tender offer provision of the warrant agreement and Section 4.5 fails the “classified in shareholders’ equity” criteria in ASC 815-40-25. After this evaluation, the Company classified the warrant instrument as a liability at fair value and will adjust the instrument to fair value at each reporting period. This liability will be re-measured at each balance sheet date until the warrants are exercised or expire, and any change in fair value will be recognized in the Company’s statement of operations.
Offering Costs
The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A –”Expenses of Offering”. Offering costs consist of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred and presented as non-operating expenses. Offering costs amounted to $20,771,606, of which $20,235,416 were charged to shareholders’ (deficit) equity upon the completion of the Initial Public Offering and $536,190 were charged to operations in the period ending March 31, 2022.

HCM ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(Unaudited)
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2023 and December 31, 2022, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.
At June 30, 2023 and December 31, 2022, the Class A ordinary shares reflected in the condensed balance sheets are reconciled in the following table:
Gross proceeds	$287,500,000
Less:
Proceeds allocated to Public Warrants	(7,043,750)
Class A ordinary shares issuance costs	(20,235,416)
Plus:
Accretion of carrying value to redemption value	33,029,166
Remeasurement of carrying value to redemption value	4,369,343
Class A ordinary shares subject to possible redemption, December 31, 2022	$297,619,343
Less:
Redemption of Class A shares	(258,531,801)
Plus:
Remeasurement of carrying value to redemption value	4,592,389
Class A ordinary shares subject to possible redemption, June 30, 2023	$43,679,931
Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statement and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

HCM ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(Unaudited)
The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Net Income (Loss) per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. Subsequent measurement of the redeemable Class A ordinary shares is excluded from income (loss) per ordinary share as the redemption value approximates fair value.
The Company calculates its earnings per share to allocate net income (loss) pro rata to Class A and Class B ordinary shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of ordinary shares share pro rata in the income (loss) of the Company.
The calculation of diluted income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 27,375,000 Class A ordinary shares in the aggregate. As a result, diluted net income (loss) per ordinary share is the same as basic net income (loss) per ordinary share for the periods presented.
The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):
	Three Months Ended June 30,				Six Months Ended June 30,
	2023		2022		2023		2022
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net income per ordinary share
Numerator:
Allocation of net income	$1,114,674	$157,524	$2,211,695	$774,093	$1,671,849	$451,682	$7,213,368	$2,876,501
Denominator:
Basic and diluted weighted average shares outstanding	17,616,665	2,489,560	28,750,000	10,062,500	23,152,577	6,255,110	24,779,006	9,881,215
Basic and diluted net income per ordinary share	$0.06	$0.06	$0.08	$0.08	$0.07	$0.07	$0.29	$0.29
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation limit of $250,000. The Company has not experienced losses on this account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair

HCM ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(Unaudited)
value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable. In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are initially recorded at fair value on the grant date and revalued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Recent Accounting Standards
In August 2020, the Financial Accounting Standards Board (“FASB”) issued ASU 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion, cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company retrospectively adopted ASU 2020-06 on January 1, 2022 and the adoption did not have an impact on its financial position, results of operations or cash flows.
In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13 – Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This update requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Since June 2016, the FASB issued clarifying updates to the new standard including changing the effective date for smaller reporting companies. The guidance is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2016-13 on January 1, 2023. The adoption of ASU 2016-13 did not have a material impact on its financial statements.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

HCM ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(Unaudited)
NOTE 3 — INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 28,750,000 units, which includes a full exercise by the underwriter of its over-allotment option in the amount of 3,750,000 units at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).
NOTE 4 — PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor and Cantor Fitzgerald purchased an aggregate of 13,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, of which the Sponsor purchased 10,500,000 Private Placement Warrants and Cantor Fitzgerald purchased 2,500,000 Private Placement Warrants (for an aggregate purchase price of $13,000,000) from the Company in a private placement.
Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5 — RELATED PARTY TRANSACTIONS
Founder Shares
On February 10, 2021, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 7,187,500 Class B ordinary shares (the “Founder Shares”). On January 5, 2022, the Company effected a share capitalization in which the Sponsor was issued an additional 2,875,000 ordinary shares so that the Sponsor owns an aggregate of 10,062,500 Founder Shares.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination; and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Administrative Services Agreement
The Company entered into an agreement, commencing on January 20, 2022 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of up to $10,000 per month for office space and secretarial and administrative services. The Sponsor began providing the administrative services in May 2022. Upon completion of a Business Combination or the Company’s liquidation, the Company will cease paying these fees. For the three and six months ended June 30, 2023, the Company incurred and paid $30,000 and $60,000 in fees for these services. For the three and six months ended June 30, 2022, the Company incurred $20,000 and $20,000 in fees for these services, respectively.
Promissory Note — Related Party
On December 30, 2021, the Company issued an amended and restated unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of June 30, 2022, or the consummation of the Initial Public Offering. As of January 25, 2022, there was $250,115 outstanding under the Promissory Note. Subsequently, on January 27, 2022, the $250,115 outstanding under the Promissory Note was repaid.

HCM ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(Unaudited)
On April 21, 2023, the Company issued an additional promissory note to the Sponsor pursuant to which the Company may borrow up to an aggregate principal amount of $3,000,000. The Promissory Note is non-interest bearing and payable upon the earlier of January 25, 2023 or the completion of a Business Combination. As of June 30, 2023, the amount advanced under the Promissory Note was $428,338. The Company has made four total extension payments, as of July 25, 2023, bringing the total amount paid into the Trust Account to $571,116. As a result of the most recent extension payment, the Termination Date was extended to August 25, 2023.
Related Party Loans
In order to fund working capital deficiencies or to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of June 30, 2023 and December 31, 2022, there was no balance outstanding under the Working Capital Loans.
NOTE 6 — COMMITMENTS AND CONTINGENCIES
Registration and Shareholder Rights
Pursuant to a registration and shareholder rights agreement entered into on January 20, 2022, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights. The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option to purchase up to 3,750,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On January 25, 2022, the underwriter’s elected to fully exercise the over-allotment option to purchase an additional 3,750,000 Units at a price of $10.00 per Unit. The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $5,000,000 in the aggregate payable upon the closing of the Initial Public Offering. In addition, the underwriter will be entitled to a deferred fee of (i) 5.0% of the gross proceeds of the initial 25,000,000 Units sold in the Public Offering, or $12,500,000, and (ii) 7.0% of the gross proceeds from the Units sold pursuant to the over-allotment option, or $2,625,000. The total deferred fee of $15,125,000 will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

HCM ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(Unaudited)
On March 13, 2023, the Company signed a fee reduction agreement with Cantor Fitzgerald in which the underwriters forfeited 80.17% of the deferred underwriting commissions resulting in a reduction of $12,125,000 with a remaining $3,000,000 that is deferred and payable upon the business combination. The reduction of the $12,125,000 resulted in a gain from forgiveness of deferred underwriting commissions of $297,062 and $11,827,938 was recorded to additional paid-in capital.
Finder’s Agreement
In February 2022, the Company entered into an agreement with a service provider to help identify targets, negotiate terms of potential Business Combinations, consummate a Business Combination and/or provide other services. In connection with this agreement, the Company will be required to pay a finder’s fee for such services, in an amount equal to $1,000,000, which would be contingent on the consummation of a Business Combination with a target that is introduced by the service provider. No payment under this agreement would be triggered in connection with the consummation of the Business Combination Agreement.
Business Combination Agreement
On March 13, 2023, the Company entered into a Business Combination Agreement (the “Agreement”), by and among MURANO PV, S.A. DE C.V., a Mexican corporation (“Murano PV”), Elías Sacal Cababie, an individual (“ESC”), ES Agrupación, S.A. de C.V., a Mexican corporation (the “ESAGRUP” and collectively with ESC, the “Seller”), Murano Global B.V. a private limited liability company under Dutch law (“PubCo”), MPV Investment B.V., a private limited liability company under Dutch law, which is a direct wholly-owned subsidiary of PubCo (“HoldCo”) and Murano Global Cayman, a Cayman Islands exempted company incorporated with limited liability which is a direct wholly-owned subsidiary of PubCo (“New CayCo” and together with Murano PV, Seller, PubCo and HoldCo, the “Murano Parties”). The Merger (as defined below) was unanimously approved by the Company’s Board of Directors and by Murano PV’s Board of Directors. If the Agreement is approved by the Company’s shareholders and Murano PV’s shareholders, and the transactions contemplated by the Agreement are consummated, (i) New CayCo will merge with and into the Company, the separate corporate existence of New CayCo will cease, and the Company will be the surviving company (the “Surviving Company”) and a wholly owned direct subsidiary of PubCo (the “Merger”) and (ii) the Company will change its name to “Murano Global Hospitality”.
In addition, at the effective time of the Merger, (i) each issued and outstanding Class A Ordinary Share and Class B Ordinary Share, each par value $0.0001 per share, of the Company (the “Company Ordinary Shares”) will be automatically canceled and extinguished, and each holder of the Company Ordinary Shares will be entitled to receive merger rights representing a corresponding number of PubCo Ordinary Shares, which are held in the accounts of the Exchange Agent (“Merger Rights”), and (ii) each issued and outstanding warrant to purchase one share of Company Class A Ordinary Shares will automatically cease to represent a right to acquire Company Class A Ordinary Shares and will automatically convert into and represent a right to acquire PubCo Ordinary Shares (“Converted Warrant”) and each Converted Warrant (a) will represent the right to acquire the number of PubCo Ordinary Shares equal to the number of Company Class A Ordinary Shares, (b) will have an exercise price of $11.50 per whole warrant required to purchase one PubCo Ordinary Share, and (c) will expire on the five year anniversary of the closing date of the Merger. Additionally, and in connection with the transactions contemplated by the Agreement, on March 13, 2023, the underwriters of the Company’s initial public offering agreed to reduce the total deferred underwriting fee that is to be paid to such underwriters upon the consummation of the Company’s initial business combination to $3,000,000.
On March 17, 2023, the Company signed an agreement with Cohen & Company Capital Markets (“CCM”) to act as its financial advisor and capital markets advisor in connection with a possible business combination transaction. The Company shall pay CCM (i) an advisor fee in an amount equal to $1,000,000 in connection with the Merger, and (ii) a transaction fee in connection with a private placement in an amount equal to 4.0% of the sum of (A) the gross proceeds raised from investors and received by the Company or the target business simultaneously with or before the closing of the private placement plus (B) proceeds released from the Trust Account with respect to any stockholder of the Company that (x) entered into a non-redemption or other similar agreement and did not redeem shares of the Company’s common stock or (y) did not redeem shares of the Company’s common stock as a result of CCM’s services hereunder in the good faith reasonable judgement of the Company.

HCM ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(Unaudited)
In addition, the Company may, in its reasonable discretion, pay to CCM a discretionary fee in an amount up to $1,000,000, payable only upon the closing of the Merger, if the Company determines in its discretion and reasonable judgment that the performance of CCM in connection with its leadership role in connection with the Merger warrants such additional fee.
NOTE 7 — WARRANT LIABILITIES
Warrants — As of June 30, 2023 and December 31, 2022, there are 14,375,000 outstanding Public Warrants. Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable commencing on the later of one year from the closing of the Initial Public Offering and 30 days after the completion of a Business Combination. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days following the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, but the Company will use its commercially reasonably efforts to register or qualify for sale the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants (except with respect to the Private Placement Warrants):
•	in whole and not in part;
•	at a price of $0.01 per Public Warrant;
•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

HCM ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(Unaudited)
•
if, and only if, if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
The exercise price and number of Class A ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of Class A ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities, for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day after to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
As of June 30, 2023 and December 31, 2022, there are 13,000,000 outstanding Private Placement Warrants. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants are exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 8 — CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2023 and December 31, 2022, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At June 30, 2023 and December 31, 2022, there were 4,079,406 and 28,750,000 Class A ordinary shares subject to possible redemption as presented in temporary equity, respectively.

HCM ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(Unaudited)
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. On April 22, 2023, the Sponsor voluntarily converted 9,987,500 Class B ordinary shares of the Company it held as of such date into 9,987,500 Class A ordinary shares of the Company. As a result, the Company has an aggregate of 75,000 and 10,062,500 shares of Class B common stock outstanding as of June 30, 2023 and December 31, 2022, respectively, of which an aggregate of up to 1,312,500 shares were subject to forfeiture to the extent that the underwriter’s over-allotment option is not exercised in full or in part so that the number of Founder Shares will equal 25.9% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriter’s election to fully exercise their over-allotment option on January 25, 2022, a total of 1,312,500 Founder Shares are no longer subject to forfeiture.
Holders of Class B ordinary shares will have the right to elect all of the Company’s directors prior to a Business Combination. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders except as required by law.
The remaining Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination, or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 25.9% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller of an interest in the target to the Company in a Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.
NOTE 9 — FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2023 and December 31, 2022 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	June 30, 2023	December 31, 2022
Assets:
Money Market	1	$3,027	$—
Cash and marketable securities held in Trust Account	1	$43,679,931	$297,619,343

Liabilities:
Warrant liability – Public Warrants	1	287,500	287,500
Warrant liability – Private Placement Warrants	3	260,000	260,000
The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities in the accompanying balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within the condensed statements of operations.
The Warrants were valued using a binomial lattice model, incorporating the Cox-Ross-Rubenstein methodology, which is considered to be a Level 3 fair value measurement. The binomial lattice model’s primary unobservable input utilized in determining the fair value of the Warrants is the expected volatility of the ordinary shares. The expected volatility as of the closing date of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The subsequent measurements of the Public Warrants after the detachment of the Public Warrants from the Units is classified as Level 1 due to the use of an

HCM ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(Unaudited)
observable market quote in an active market under the ticker HCMAW. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price was used as the fair value of the Public Warrants as of each relevant date. The Private Warrants continue to be measured using the Cox-Ross-Rubenstein binomial lattice model methodology.
The following table provides quantitative information regarding Level 3 fair value measurements:
	June 30, 2023	December 31, 2022
Stock price	$10.65	$10.26
Exercise price	$11.50	$11.50
Expected term (in years)	5.0	5.0
Volatility	immaterial %	5.9%
Risk-free rate	5.38%	4.69%
Dividend yield	0.0%	0.0%
The following table presents the changes in the fair value of Level 3 warrant liabilities:
	Private Placement	Public	Warrant Liabilities
Initial measurement on January 25, 2022	$6,370,000	$7,043,750	$13,413,750
Change in fair value	(6,110,000)	(4,168,750)	(10,278,750)
Transfer to Level 1	—	(2,875,000)	(2,875,000)
Fair value as of December 31, 2022	$260,000	$—	$260,000
Change in fair value	130,000	—	130,000
Fair value as of March 31, 2023	$390,000	$—	$390,000
Change in fair value	(130,000)	—	(130,000)
Fair value as of June 30, 2023	$260,000	$—	$260,000
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. There were transfers in or out of Level 3 in the amount of $2,875,000 from other levels in the fair value hierarchy for the period from January 25, 2022 (initial public offering) through December 31, 2022.
NOTE 10 — SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions, that occurred after the condensed balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, other than stated below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.
On July 18, 2023, the Sponsor loaned the Company an additional $400,000 for working capital purposes under the additional promissory note to the Sponsor, which was not deposited into the Trust Account. The loan does not bear interest and shall be payable in full upon the consummation of a Business Combination. As of July 31, 2023, there was $971,117 in borrowings outstanding under the additional promissory note.
The Company made an additional extension payment of $142,779 on July 25, 2023 and approved an extension by an additional month. As a result, the Termination Date was extended by one month to August 25, 2023.
On August 2, 2023, the Company entered into an Amended and Restated Business Combination Agreement (the “A&R BCA”), by and among Murano PV, the Seller, Murano Global Investments Limited, a company incorporated under the laws of the Bailiwick of Jersey (“New PubCo”), PubCo, HoldCo (and together with Pubco, the “Dutch Entities”) and New CayCo (together with the Company, Murano PV, Seller, New PubCo, PubCo and HoldCo, the “New Murano Parties”).

HCM ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(Unaudited)
The A&R BCA replaces in its entirety that certain Agreement (the “Initial BCA”) and was executed in order to facilitate an incorporation of the Surviving Company (as defined below) in the Bailiwick of Jersey instead of the Netherlands as previously provided for in the Initial BCA.
The Merger (as defined below) was unanimously approved by the Company’s Board of Directors and by Murano’s Board of Directors. If the A&R BCA is approved by the Company’s shareholders and Murano PV’s shareholders, and the transactions contemplated by the A&R BCA are consummated, (i) New CayCo will merge with and into the Company, the separate corporate existence of New CayCo will cease, and the Company will be the surviving company (the “Surviving Company”) and a wholly owned direct subsidiary of New PubCo (the “Merger”) and (ii) the Company will change its name to “Murano Global Hospitality Corp”. The Surviving Company is expected to be centrally managed and controlled from, and resident for tax purposes in, the United Kingdom.
Concurrently with the execution and delivery of the A&R BCA, the Company and the Sponsor entered into an amended and restated Sponsor Support Agreement (the “A&R SSA”). The A&R Sponsor Support Agreement replaces in its entirety that certain Sponsor Support Agreement, dated March 13, 2023, by and between the Company and the Sponsor (the “Initial SSA”) and was executed in order to facilitate the amended terms set forth in the A&R BCA.
Pursuant to the A&R SSA, Sponsor has agreed, among other things, to vote (or execute and return an action by written consent), or cause to be voted at the Company’s shareholder meeting (or validly execute and return and cause such consent to be granted with respect to), all of its Class A Ordinary Shares in favor of (A) the approval and adoption of the A&R BCA and approval of the Merger and all other transactions contemplated by the A&R BCA, (B) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the A&R BCA or that would reasonably be expected to result in the failure of the Merger from being consummated and (C) each of the proposals and any other matters necessary or reasonably requested by the Company for consummation of the Merger and the other transactions contemplated by the A&R BCA.
Pursuant to the A&R SSA, consistent with the Initial SSA, the Sponsor has agreed to forfeit 1,250,000 Class A Ordinary Shares and all of its warrants to purchase Class A Ordinary Shares upon the closing of the Merger.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
HCM Acquisition Corp
Opinion on the Financial Statements
We have audited the accompanying balance sheets of HCM Acquisition Corp (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in shareholders’ (deficit) equity and cash flows for the year ended December 31, 2021 and for the period from February 5, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from February 5, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph – Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2022 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

New York, NY
March 29, 2023

HCM ACQUISITION CORP
BALANCE SHEETS
	December 31, 2022	December 31, 2021
ASSETS
Current assets
Cash	$792,423	$158
Prepaid expenses	187,750	—
Total Current Assets	980,173	158
Deferred offering costs	—	341,864
Cash and marketable securities held in trust account	297,619,343	—
Total Assets	$298,599,516	$342,022

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO REDEMPTION AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accrued expenses	$1,213,665	$—
Accrued offering costs	70,000	124,308
Promissory note – related party	—	208,500
Total current liabilities	1,283,665	332,808
Warrant liabilities	547,500	—
Deferred underwriting fee payable	15,125,000	—
Total Liabilities	16,956,165	332,808

CLASS A ORDINARY SHARES SUBJECT TO REDEMPTION
Class A ordinary shares subject to possible redemption; 28,750,000 and 0 shares issued and outstanding at redemption value at December 31, 2022 and 2021, respectively	297,619,343	—
Shareholders’ (Deficit) Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 28,750,000 and 0 issued and outstanding (excluding 28,750,000 shares subject to possible redemption) at December 31, 2022 and 2021, respectively	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 10,062,500 shares issued and outstanding	1,006	1,006
Additional paid-in capital	—	23,994
Accumulated deficit	(15,976,998)	(15,786)
Total Shareholders’ (Deficit) Equity	(15,975,992)	9,214
Total Liabilities, Class A Ordinary Shares Subject to Redemption and Shareholders’ (Deficit) Equity	$298,599,516	$342,022
The accompanying notes are an integral part of the financial statements.

HCM ACQUISITION CORP
STATEMENTS OF OPERATIONS
	For the Year Ended December 31, 2022	For the Period from February 5, 2021 (inception) through December 31, 2021
Operating and formation costs	$1,916,100	$15,786
Loss from operations	(1,916,100)	(15,786)

Other income:
Interest earned on marketable securities held in Trust Account	4,308,298	—
Unrealized gain on marketable securities held in Trust Account	61,045	—
Change in fair value of warrant liabilities	12,866,250	—
Transaction cost incurred in connection with Initial Public Offering	(536,190)	—
Other income, net	16,699,403	—

Net income (loss)	$14,783,303	$(15,786)

Basic and diluted weighted average shares outstanding, Class A ordinary shares	26,780,822	—
Basic and diluted net income (loss) per share, Class A ordinary shares	$0.40	$—
Basic and diluted weighted average shares outstanding, Class B ordinary shares	9,972,603	8,590,090
Basic and diluted net income (loss) per share, Class B ordinary shares	$0.40	$(0.00)
The accompanying notes are an integral part of the financial statements.

HCM ACQUISITION CORP
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance — February 5, 2021 (inception)	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor(1)	10,062,500	1,006	23,994	—	25,000
Net loss	—	—	—	(15,786)	(15,786)
Balance — December 31, 2021	10,062,500	$1,006	$23,994	$(15,786)	$9,214
Cash in excess of fair value of Private Placement Warrants	—	—	6,630,000	—	6,630,000
Accretion for Class A ordinary shares to redemption amount	—	—	(6,653,994)	(26,375,172)	(33,029,166)
Remeasurement adjustment for Class A ordinary shares to redemption amount	—	—	—	(4,369,343)	(4,369,343)
Net income	—	—	—	14,783,303	14,783,303
Balance — December 31, 2022	10,062,500	$1,006	$—	$(15,976,998)	$(15,975,992)
(1)
Included an aggregate of up to 1,312,500 Class B ordinary shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised (see Note 5). On January 5, 2022, the Company effected a share capitalization in which the Sponsor was issued an additional 2,875,000 ordinary shares so that the Sponsor owns an aggregate of 10,062,500 Founder Shares. All share and per share amounts have been retroactively restated for the share capitalization. All share and per-share amounts have been retroactively restated to reflect the reverse share split on Founder Shares (see Note 5).

The accompanying notes are an integral part of the financial statements.

HCM ACQUISITION CORP
STATEMENTS OF CASH FLOWS
	For the Year Ended December 31, 2022	For the Period from February 5, 2021 (Inception) Through December 31, 2021
Cash Flows from Operating Activities:
Net income (loss)	$14,783,303	$(15,786)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Formation cost paid by Sponsor in exchange for issuance of founder shares	—	5,000
Interest earned on marketable securities held in Trust Account	(4,308,298)	—
Unrealized gain on marketable securities held in Trust Account	(61,045)	—
Change in fair value of warrant liabilities	(12,866,250)	—
Transaction cost incurred in connection with IPO	536,190	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(187,750)	—
Accrued expenses	1,213,665	—
Net cash used in operating activities	(890,185)	(10,786)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(293,250,000)	—
Net cash used in investing activities	(293,250,000)	—

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	282,500,000	—
Proceeds from sale of Private Placements Warrants	13,000,000	—
Proceeds from promissory note - related party	41,615	208,500
Repayment of promissory note – related party	(250,115)	—
Payment of offering costs	(359,050)	(197,556)
Net cash provided by financing activities	294,932,450	10,944

Net Change in Cash	792,265	158
Cash – Beginning of period	158	—
Cash – End of period	$792,423	$158

Non-Cash investing and financing activities:
Deferred offering costs included in accrued offering costs	$70,000	$124,308
Deferred offering costs paid by Sponsor in exchange for the issuance of Class B ordinary shares	$—	$20,000
Initial classification of Class A ordinary share subject to possible redemption	$293,250,000	$—
Change in value of Class A ordinary share subject to possible redemption	$4,369,343	$—
Deferred underwriting fee payable	$15,125,000	$—
The accompanying notes are an integral part of the financial statements.

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
HCM Acquisition Corp (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on February 5, 2021. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).
The Company is not limited to a particular industry or geographic region for purposes of completing a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2022, the Company had not commenced any operations. All activity for the period from February 5, 2021 (inception) through December 31, 2022 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
The registration statement for the Company’s Initial Public Offering was declared effective on January 20, 2022. On January 25, 2022, the Company consummated the Initial Public Offering of 28,750,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares” or the “Class A Ordinary Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 3,750,000 Units at $10.00 per Unit, generating gross proceeds of $287,500,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 13,000,000 warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to HCM Investor Holdings, LLC (the “Sponsor”) and Cantor Fitzgerald & Co. (“Cantor Fitzgerald”), generating gross proceeds of $13,000,000, which is described in Note 4.
Transaction costs amounted to $20,771,606, consisting of $5,000,000 of underwriting fees, $15,125,000 of deferred underwriting fees, and $646,606 of other offering costs.
Following the closing of the Initial Public Offering on January 25, 2022, an amount of $293,250,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), to be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
On January 25, 2022, the Sponsor transferred 25,000 Class B ordinary shares to each of our independent directors (together, with the Sponsor, the “Initial Shareholders”) at a purchase price of approximately $0.003 per share. The sale of the Founder Shares to the Company’s directors and director’s nominees is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 75,000 shares granted to the Company’s directors was $546,750 or $7.29 per share. The Founder Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of December 31, 2022, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founder Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete its initial Business Combination with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount held in the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.20 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable).
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such completion of a Business Combination and, if the Company seeks shareholder approval in connection with a Business Combination, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who vote at a general meeting of the Company. If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, each of the Sponsor, Cantor Fitzgerald and the Company’s officers and directors has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased in or after the Initial Public Offering in favor of approving a Business Combination and to waive its redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Additionally, each public shareholder may elect to redeem its Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Sponsor, Cantor Fitzgerald and the Company’s officers and directors has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment and (iii) to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination.
The Company will have until 15 months from the closing of the Initial Public Offering or during any extended time that the Company has to consummate a Business Combination beyond 15 months as a result of a shareholder vote to amend the Amended and Restated Memorandum and Articles of Association (an “Extension Period”) (the “Combination Period”) to complete a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the trust account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
The Sponsor, Cantor Fitzgerald and the Company’s officers and directors agreed to waive their respective liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriter has agreed to waive their rights to their deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.20 per Public Share or (2) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.20 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay the Company’s tax obligations. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Going Concern
As of December 31, 2022, the Company had a cash balance of $792,423 and working capital deficit of $303,492. Prior to the completion of the Initial Public Offering, the Company lacked the liquidity it needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. The Company has since completed its Initial Public Offering at which time capital in excess of the funds deposited in the Trust Account and/or used to fund offering expenses was released to the Company for general working capital purposes. Accordingly, management has since reevaluated the Company’s liquidity and financial condition and determined that the Company will not have enough cash to meet its obligations as they become due. Management expects to incur significant costs in pursuit of its acquisition plans. The Company believes it will need to raise additional funds in order to meet the expenditures required for operating its business and to consummate a business combination. Moreover, the Company may need to obtain additional financing or draw on the Working Capital Loans (as defined above) either to complete a Business Combination or because it becomes obligated to redeem a significant number of the Public Shares upon consummation of a Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of our Business Combination. If the Company is unable to complete the Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. In addition, following the Business Combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company does not obtain approval for an extension of the deadline or complete a Business Combination by April 25, 2023, then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution as well as our cash balance raise substantial doubt about the Company’s ability to continue as a going concern one year from the date that these financial statements are issued. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be unable to continue as a going concern. The Company intends to complete a Business Combination before the mandatory liquidation date or obtain approval for an extension.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and the Russian-Ukraine war on the industry and has concluded that while it is reasonably possible that the virus and the war could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date these financial statements are issued. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and Shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and 2021.
Cash and Marketable Securities Held in Trust Account
At December 31, 2022, assets held in the Trust Account were held in U.S. Treasury securities and cash.
Warrant Instruments
The Company accounts for the warrants issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in FASB ASC 815 “Derivatives and Hedging” whereby under that provision the warrants do not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company evaluated the tender offer provision of the warrant agreement and Section 4.5 fails the “classified in shareholders’ equity” criteria in ASC 815-40-25. After this evaluation, the Company classified the warrant instrument as a liability at fair value and will adjust the instrument to fair value at each reporting period. This liability will be re-measured at each balance sheet date until the warrants are exercised or expire, and any change in fair value will be recognized in the Company’s statements of operations.
Offering Costs
The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A –“Expenses of Offering”. Offering costs consist of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred and presented as non-operating expenses. Offering costs amounted to $20,771,606, of which $20,235,416 were charged to shareholders’ equity (deficit) upon the completion of the Initial Public Offering and $536,190 were charged to operations.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2022, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity (deficit) section of the Company’s balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.

At December 31, 2022, the Class A ordinary shares reflected in the balance sheets are reconciled in the following table:
Gross proceeds	$287,500,000
Less:
Proceeds allocated to Public Warrants	(7,043,750)
Class A ordinary shares issuance costs	(20,235,416)
Plus:
Accretion of carrying value to redemption value	33,029,166
Remeasurement of carrying value to redemption value	4,369,343
Class A ordinary shares subject to possible redemption, December 31, 2022	$297,619,343
Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statement and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Net Income (Loss) per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. Subsequent measurement of the redeemable Class A ordinary shares is excluded from income (loss) per ordinary share as the redemption value approximates fair value.
The Company calculates its earnings per share to allocate net income (loss) pro rata to Class A and Class B ordinary shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of ordinary shares share pro rata in the income (loss) of the Company.
The calculation of diluted income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 27,375,000 Class A ordinary shares in the aggregate. As a result, diluted net income (loss) per ordinary share is the same as basic net income (loss) per ordinary share for the periods presented.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):
	Year Ended December 31, 2022		For the Period from February 5, 2021 (inception) through December 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per ordinary share
Numerator:
Allocation of net income (loss), as adjusted	$10,772,030	$4,011,273	$—	$(15,786)
Denominator:
Basic and diluted weighted average shares outstanding	26,780,822	9,972,603	—	8,590,090
Basic and diluted net income (loss) per ordinary share	$0.40	$0.40	$—	$(0.00)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation limit of $250,000. The Company has not experienced losses on this account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable. In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are initially recorded at fair value on the grant date and revalued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Recent Accounting Standards
In August 2020, the Financial Accounting Standards Board (“FASB”) issued ASU 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company retrospectively adopted ASU 2020-06 and the adoption did not have an impact on its financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statement.
NOTE 3 — INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 28,750,000 units, which includes a full exercise by the underwriter of its over-allotment option in the amount of 3,750,000 units at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).
NOTE 4 — PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor and Cantor Fitzgerald purchased an aggregate of 13,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, of which the Sponsor purchased 10,500,000 Private Placement Warrants and Cantor Fitzgerald purchased 2,500,000 Private Placement Warrants (for an aggregate purchase price of $13,000,000) from the Company in a private placement.
Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5 — RELATED PARTY TRANSACTIONS
Founder Shares
On February 10, 2021, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 7,187,500 Class B ordinary shares (the “Founder Shares”). On January 5, 2022, the Company effected a share capitalization in which the Sponsor was issued an additional 2,875,000 ordinary shares so that the Sponsor owns an aggregate of 10,062,500 Founder Shares.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company's shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Administrative Services Agreement
The Company entered into an agreement, commencing on January 20, 2022 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of up to $10,000 per month for office space and secretarial and administrative services. The Sponsor began providing the administrative services in May 2022. Upon completion of a Business Combination or the Company’s liquidation, the Company will cease paying these fees. For the year ended December 31, 2022 and for the period from February 5, 2021 (inception) through December 31, 2021, the Company incurred and paid $80,000 and $0 in fees for these services, respectively.

Promissory Note — Related Party
On December 30, 2021, the Company issued an amended and restated unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of June 30, 2022, or the consummation of the Initial Public Offering. As of December 31, 2022 and December 31, 2021, there was $0 and $208,500 outstanding, respectively. As of January 25, 2022, there was $250,115 outstanding under the Promissory Note. Subsequently, on January 27, 2022 the $250,115 outstanding under the Promissory Note was repaid.
Related Party Loans
In order to fund working capital deficiencies or to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2022 and 2021, there was no balance outstanding under the Working Capital Loans.
NOTE 6 — COMMITMENTS AND CONTINGENCIES
Registration and Shareholder Rights
Pursuant to a registration and shareholder rights agreement entered into on January 20, 2022, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights. The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option to purchase up to 3,750,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On January 25, 2022, the underwriter’s elected to fully exercise the over-allotment option to purchase an additional 3,750,000 Units at a price of $10.00 per Unit. The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $5,000,000 in the aggregate payable upon the closing of the Initial Public Offering. In addition, the underwriter will be entitled to a deferred fee of (i) 5.0% of the gross proceeds of the initial 25,000,000 Units sold in the Public Offering, or $12,500,000, and (ii) 7.0% of the gross proceeds from the Units sold pursuant to the over-allotment option, or $2,625,000. The total deferred fee of $15,125,000 will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Finder’s Agreement
In February 2022, the Company entered into an agreement with a service provider to help identify targets, negotiate terms of potential Business Combinations, consummate a Business Combination and/or provide other services. In connection with this agreement, the Company will be required to pay a finder’s fee for such services, in an amount equal to $1,000,000, which would be contingent on the consummation of a Business Combination with a target that is introduced by the service provider.
NOTE 7 — WARRANT LIABILITIES
Warrants — As of December 31, 2022 and 2021, there are 14,375,000 and zero outstanding Public Warrants, respectively. Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable commencing on the later of one year from the closing of the Initial Public Offering and 30 days after the completion of a Business Combination. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days following the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, but the Company will use its commercially reasonably efforts to register or qualify for sale the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants (except with respect to the Private Placement Warrants):
•	in whole and not in part;
•	at a price of $0.01 per Public Warrant;
•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The exercise price and number of Class A ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of Class A ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities, for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day after to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
As of December 31, 2022 and 2021, there are 13,000,000 and zero outstanding Private Placement Warrants, respectively. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants are exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 8 — CLASS A ORDINARY SHARES SUBJECT TO REDEMPTION AND SHAREHOLDERS’ EQUITY (DEFICIT)
Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2022 and 2021, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2022 and 2021, there were 28,750,000 and 0 Class A ordinary shares subject to possible redemption as presented in temporary equity, respectively.
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2022 and 2021, there were 10,062,500 Class B ordinary shares issued and outstanding, of which an aggregate of up to 1,312,500 shares were subject to forfeiture to the extent that the underwriter’s over-allotment option is not exercised in full or in part so that the number of Founder Shares will equal 25.9% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriter’s election to fully exercise their over-allotment option on January 25, 2022, a total of 1,312,500 Founder Shares are no longer subject to forfeiture.
Holders of Class B ordinary shares will have the right to elect all of the Company’s directors prior to a Business Combination. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination, or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 25.9% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller of an interest in the target to the Company in a Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.
NOTE 9 — FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	December 31, 2022
Assets:
Marketable securities held in Trust Account	1	$297,619,343
Liabilities:
Warrant liability – Public Warrants	1	287,500
Warrant liability – Private Placement Warrants	3	260,000
The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities in the accompanying balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within the statements of operations.
The Warrants were valued using a binomial lattice model, incorporating the Cox-Ross-Rubenstein methodology, which is considered to be a Level 3 fair value measurement. The binomial lattice model’s primary unobservable input utilized in determining the fair value of the Warrants is the expected volatility of the ordinary shares. The expected volatility as of the closing date of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The subsequent measurements of the Public Warrants after the detachment of the Public Warrants from the Units is classified as Level 1 due to the use of an observable market quote in an active market under the ticker HCMAW. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price was used as the fair value of the Public Warrants as of each relevant date. The Private Warrants continue to be measured using the Cox-Ross-Rubenstein binomial lattice model methodology.
The following table provides quantitative information regarding Level 3 fair value measurements:
	January 25, 2022 (Initial Measurement)	December 31, 2022
Stock price	$9.77	$10.26
Exercise price	$11.50	$11.50
Expected term (in years)	5.0	5.0
Volatility	9.80%	5.9%
Risk-free rate	1.53%	4.69%
Dividend yield	0.0%	0.0%

The following table presents the changes in the fair value of Level 3 warrant liabilities:
	Private Placement	Public	Warrant Liabilities
Initial measurement on January 25, 2022	$6,370,000	$7,043,750	$13,413,750
Change in fair value	(6,110,000)	(4,168,750)	(10,278,750)
Transfer to Level 1	—	(2,875,000)	(2,875,000)
Fair value as of December 31, 2022	$260,000	$—	$260,000
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. There were transfers in or out of Level 3 in the amount of $2,875,000 from other levels in the fair value hierarchy for the period from January 25, 2022 (initial public offering) through December 31, 2022.
NOTE 10 — SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
On March 13, 2023, the Company entered into a Business Combination Agreement (the “Agreement”), by and among MURANO PV, S.A. DE C.V., a Mexican corporation (“Murano PV”), Elías Sacal Cababie, an individual (“ESC”), ES Agrupación, S.A. de C.V., a Mexican corporation (the “ESAGRUP” and collectively with ESC, the “Seller”), Murano Global B.V. a private limited liability company under Dutch law (“PubCo”), MPV Investment B.V., a private limited liability company under Dutch law, which is a direct wholly-owned subsidiary of PubCo (“HoldCo”) and Murano Global Cayman, a Cayman Islands exempted company incorporated with limited liability which is a direct wholly-owned subsidiary of PubCo (“New CayCo” and together with Murano PV, Seller, PubCo and HoldCo, the “Murano Parties”). The Merger (as defined below) was unanimously approved by the Company’s Board of Directors and by Murano PV’s Board of Directors. If the Agreement is approved by the Company’s shareholders and Murano PV’s shareholders, and the transactions contemplated by the Agreement are consummated, (i) New CayCo will merge with and into the Company, the separate corporate existence of New CayCo will cease, and the Company will be the surviving company (the “Surviving Company”) and a wholly owned direct subsidiary of PubCo (the “Merger”) and (ii) the Company will change its name to “Murano Global Hospitality”.
In addition, at the effective time of the Merger, (i) each issued and outstanding Class A Ordinary Share and Class B Ordinary Share, each par value $0.0001 per share, of the Company (the “Company Ordinary Shares”) will be automatically cancelled and extinguished, and each holder of the Company Ordinary Shares will be entitled to receive merger rights representing a corresponding number of PubCo Ordinary Shares, which are held in the accounts of the Exchange Agent (“Merger Shares”), and (ii) each issued and outstanding warrant to purchase one share of Company Class A Ordinary Shares will automatically cease to represent a right to acquire Company Class A Ordinary Shares and will automatically convert into and represent a right to acquire PubCo Ordinary Shares (“Converted Warrant”) and each Converted Warrant (a) will represent the right to acquire the number of PubCo Ordinary Shares equal to the number of Company Class A Ordinary Shares, (b) will have an exercise price of $11.50 per whole warrant required to purchase one PubCo Ordinary Share, and (c) will expire on the five year anniversary of the closing date of the Merger. Additionally, and in connection with the transactions contemplated by the Agreement, on March 13, 2023, the underwriters of the Company’s initial public offering agreed to reduce the total deferred underwriting fee that is to be paid to such underwriters upon the consummation of the Company’s initial business combination to $3,000,000.
On March 17, 2023, the Company signed an agreement with Cohen & Company Capital Markets (“CCM”) to act as its financial advisor and capital markets advisor in connection with a possible business combination transaction. The Company shall pay CCM (i) an advisor fee in an amount equal to $1,000,000 in connection with the Merger, and (ii) a transaction fee in connection with a private placement in an amount equal to 4.0% of the sum of (A) the gross proceeds raised from investors and received by the Company or the target business simultaneously with or before the closing of the private placement plus (B) proceeds released from the Trust Account with respect to any stockholder of the Company that (x) entered into a non-redemption or other similar agreement and did not redeem shares of the Company’s common stock or (y) did not redeem shares of the Company’s common stock as a result of CCM’s services hereunder in the good faith reasonable judgement of the Company.

In addition, the Company may, in its reasonable discretion, pay to CCM a discretionary fee in an amount up to $1,000,000, payable upon the closing of the Merger, if the Company determines in its discretion and reasonable judgment that the performance of CCM in connection with its leadership role in connection with the Merger warrants such additional fee.
On March 27, 2023, the Company filed a definitively proxy statement for an Extraordinary General Meeting of Shareholders, to be held on April 19, 2023. At the Extraordinary General Meeting, shareholders will vote to approve (i) a proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association giving the Company the right to extend the date by which it has to consummate a business combination (the “Combination Period”) from April 25, 2023 to May 25, 2023 and to give the Sponsor the right to further extend the Combination Period beyond May 25, 2023 up to eight (8) times for an additional one (1) month each time to January 25, 2024 upon the deposit into the Trust Account of the lesser of (i) $0.035 per Class A Share held by public shareholders or (ii) an aggregate of $145,000 for each calendar month; and (ii) a proposal to amend the Trust Agreement to make a corresponding change.

Annex A

EXECUTION VERSION
AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

by and among

HCM ACQUISITION CORP,

ELÍAS SACAL CABABIÉ,

ES AGRUPACIÓN, S.A. DE C.V.,

MURANO GLOBAL B.V.,

MPV INVESTMENT B.V.,

MURANO GLOBAL INVESTMENTS LIMITED.,

MURANO GLOBAL CAYMAN,

and

MURANO P.V., S.A. DE C.V.

dated as of August 2, 2023

A-i

A-ii

A-iii

Exhibits

Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Resignation Letter
Exhibit D	Form of Warrant Assumption Agreement
Exhibit E	Form of Amended and Restated Bylaws of the Company
Exhibit F	Form of Power of Attorney
A-iv

AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT
This Amended and Restated Business Combination Agreement, dated as of August 2, 2023 (this “Agreement”), is made and entered into by and among HCM ACQUISITION CORP., a Cayman Islands exempted company incorporated with limited liability (“HCM”), MURANO PV, S.A. DE C.V., a Mexican corporation (the “Company”), Elías Sacal Cababie, an individual (“ESC”), ES Agrupación, S.A. de C.V., a Mexican corporation (the “ESAGRUP” and collectively with ESC, the “Seller”), Murano Global Investments Limited, a company incorporated under the laws of the Bailiwick of Jersey (with registered number 149873) having its registered office at 50 La Colomberie, St. Helier, JE2 4QB, Jersey (“PubCo”), Murano Global B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, having its official seat in Amsterdam, the Netherlands and registered with the Dutch trade register under number 89192877 (“Dutch Murano”), MPV Investment B.V., a private limited liability company under Dutch law, having its official seat in Amsterdam, the Netherlands and registered with the Dutch trade register under number 89196651, (“Murano Holding” and together with Dutch Murano, the “Dutch Entities”) and Murano Global Cayman, a Cayman Islands exempted company incorporated with limited liability which is a direct wholly-owned subsidiary of PubCo (“New CayCo” and together with the Company, Seller, PubCo, Dutch Murano and Murano Holding, the “Murano Parties”, and the Murano Parties together with HCM, each a “Party” and collectively, the “Parties”).
RECITALS
WHEREAS, HCM and certain of the Murano Parties entered into that certain Business Combination Agreement (the “Original Agreement”), dated as of March 13, 2023 (the “Original Agreement Date”);
WHEREAS, the Parties now desire to amend and restate the Original Agreement by entering into this Agreement on the terms and conditions set forth herein;
WHEREAS, pursuant to this Agreement, Dutch Murano and Murano Holding are being replaced within the transaction structure and therefore their respective obligations under this Agreement are limited to their express representations and warranties and covenants hereunder;
WHEREAS, HCM is a blank check company incorporated in the Cayman Islands for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;
WHEREAS, PubCo is a newly formed entity and was formed for the purpose of effecting the transactions contemplated hereby, including to act as the publicly traded holding company of its Subsidiaries (as defined below), including the Company, and HCM after the Closing (as defined below);
WHEREAS, New CayCo is a wholly-owned, direct Subsidiary of PubCo, and was formed for the sole purpose of effecting the Merger (as defined below) with HCM;
WHEREAS, prior to the Closing Date (as defined below), but as part of a plan (for U.S. federal income tax purposes) that is memorialized in this Agreement: (i) the Company shall reimburse Seller for 16,413,927 shares of Company Common Stock in consideration of MXN$16,413,927, (ii) ESC shall subscribe for additional shares in PubCo for a cash subscription price of $1,500,000 (the “Cash Subscription”) in consideration for the issuance by PubCo of 69,100,000 PubCo Ordinary Shares, and (iii) PubCo shall subscribe for a number of shares in the Company, such that after giving effect to such subscription PubCo will hold 99.99% of the shares of Company Common Stock in consideration for cash in the amount of the Cash Subscription (the transactions contemplated by clauses (i) through (iii), collectively, the “Subscriptions”) and the remaining 0.001% will be held by Murano Management S.A. de C.V. in accordance with Mexican law requirements;
WHEREAS, prior to the Closing Date, subject to Section 6.6(a), the Murano Parties and the Group Companies shall effect an internal reorganization of certain of their assets and Subsidiaries to effect the structure set forth on Section 4.6(b) of the Company Disclosure Letter (the “Reorganization”);
WHEREAS, prior to the Effective Time, the legal form of PubCo shall be converted from a Jersey private company with limited liability to a Jersey public limited liability company on the terms and subject to the conditions set forth in this Agreement (the “PubCo Reorganization”);
WHEREAS, following consummation of the PubCo Reorganization, upon the terms and subject to the conditions of this Agreement, and in accordance with the Cayman Islands Companies Act (As Revised) (the “Cayman Companies Act”), at the Effective Time, (i) New CayCo will merge with and into HCM, the separate corporate existence of New CayCo will cease, and HCM will be the surviving company (the “Surviving Company”) and a wholly-owned direct subsidiary of PubCo (the “Merger”) and (ii) HCM will change its name to “Murano Global Hospitality Corp.”;
WHEREAS, upon the Effective Time, by virtue of the Merger and without any further action on the part of any Party or any other Person, the HCM Ordinary Shares (as defined below) issued and outstanding as of immediately prior to the Effective Time shall be automatically cancelled and extinguished and in exchange therefor, each holder of HCM Ordinary Shares will be entitled to the Merger Shares (as defined below);
WHEREAS, each of the Parties hereto intends that, for United States federal income tax purposes, (A) the transfer of property by Seller to PubCo in consideration for the issuance of PubCo Ordinary Shares, taken together with the Merger, will be treated as part of an integrated transaction that qualifies as a contribution pursuant to Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations, and (B) PubCo will be treated as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto in connection with such transactions (other than a transfer by a shareholder that is a “United States person” that owns directly or by attribution five percent or more of PubCo (by vote or value) as determined under Treasury Regulations Section 1.367(a)-3(b)(1)(i) and that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8) (the “Intended Tax Treatment”);
WHEREAS, each of the Parties hereto acknowledges that, for United States federal income tax purposes, the Merger may also independently qualify as a “reorganization” under Section 368(a) of the Code, and in such event, this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);
WHEREAS, the board of directors of PubCo has (i) approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (ii) authorized any one director of PubCo to enter into this Agreement and the other documents contemplated hereby on behalf of PubCo;
WHEREAS, the management board of Dutch Murano has (i) approved the Original Agreement and the documents contemplated thereby and the transactions contemplated thereby, and (ii) declared it advisable for Dutch Murano to enter into this Agreement and the other documents contemplated hereby;
WHEREAS, the management board of Murano Holding has (i) approved the Original Agreement and the documents contemplated thereby and the transactions contemplated thereby, and (ii) declared it advisable for Murano Holding to enter into this Agreement and the other documents contemplated hereby;
WHEREAS, the board of directors of the Company has (i) approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, (ii) declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby and (iii) recommended the adoption of this Agreement and the transactions contemplated hereby by the Company’s stockholders;
WHEREAS, the board of directors of New CayCo has (i) approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, (ii) declared it to be advisable and in the best interests of New CayCo for New CayCo to enter into this Agreement and the other documents and transactions contemplated hereby and (iii) recommended the adoption of this Agreement and the transactions contemplated hereby, including the Merger, by PubCo, as New CayCo’s sole shareholder;
WHEREAS, PubCo, in its capacity as the sole shareholder of New CayCo has, by its execution and delivery hereof, approved and adopted this Agreement, and the transactions contemplated hereby, including the Merger, in accordance with the Cayman Companies Act;
WHEREAS, the board of directors of HCM has (i) determined that it is advisable an in the best interests of HCM for HCM to enter into this Agreement and the documents and transactions contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, including the Merger, by the HCM Shareholders;

WHEREAS, in furtherance of the Merger, HCM shall provide an opportunity to its eligible (as determined in accordance with the HCM’s Governing Documents (as defined below)) shareholders to have their outstanding HCM Class A Ordinary Shares (as defined below) redeemed on the terms and subject to the conditions set forth in HCM’s Governing Documents in connection with obtaining the HCM Shareholder Approval (as defined below);
WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor (as defined below) and certain other Persons who own HCM Class A Ordinary Shares, HCM Class B Ordinary Shares and HCM Private Placement Warrants as of the date hereof (collectively with the Sponsor, the “Sponsor Parties”) have executed and delivered to the Company the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor Parties have agreed to, among other things, (i) vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby and (ii) irrevocably cause to be terminated, forfeited or surrendered (as applicable) and cancelled prior to the Effective Time, for no consideration and without further right, obligation or liability of any kind or nature on the part of HCM, the Company, New CayCo, the Surviving Company or any other Person, 1,250,000 HCM Class A Ordinary Shares and all of the outstanding HCM Private Placement Warrants held by the Sponsor as of immediately prior to Closing;
WHEREAS, at the Closing, PubCo, the Sponsor and certain of the Company’s stockholders, and their respective Affiliates, as applicable, shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit A (with such changes as may be agreed in writing by HCM and the Company), which shall be effective as of the Closing; and
WHEREAS, at the Closing, PubCo and each of the Key Holders (as defined below) shall enter into a Lock-Up Agreement (the “Lock-Up Agreement”) substantially in the form attached hereto as Exhibit B (with such changes as may be agreed in writing by HCM and the Company), which shall be effective as of the Closing.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I

CERTAIN DEFINITIONS
Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:
“Acquisition Proposal” means, other than the transactions contemplated hereby and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of the Group Companies or (ii) 15% or more of any class of equity or voting securities of (x) the Company or (y) any Group Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Group Companies; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of any Group Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Group Companies; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving any Group Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Group Companies.
“Action” means any claim, action, litigation, suit (whether civil, criminal, administrative, judicial or investigative), audit, examination, assessment, arbitration, mediation, inquiry, proceeding, or investigation, by or before any Governmental Authority, arbitrator or mediator.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, the

UK Criminal Finances Act 2017, the Corruption (Jersey) Law 2006, the Federal Criminal Code (Código Penal Federal) of Mexico, the Federal Public Officers Liabilities Act (Ley Federal de Responsabilidades Administrativas de los Servidores Públicos) of Mexico, the Federal Anti-Corruption in Public Contracts Act (Ley Anticorrupción en Contrataciones Públicas) of Mexico, the National Anticorruption System Act (Ley General del Sistema Nacional Anticorrupción) of Mexico, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).
“Anti-Money Laundering Laws” means all applicable Laws, regulations, administrative orders, and decrees concerning or relating to the prevention of money laundering or countering the financing of terrorism, including the Currency and Financial Transactions Reporting Act of 1970, as amended by the USA PATRIOT Act, which legislative framework is commonly referred to as the “Bank Secrecy Act,” the Federal Law to Prevent and Identify Transactions with Proceeds from Illegal Origin (Ley Federal para la Prevención e Identificación de Operaciones con Recursos de Procedencia Ilícita) of Mexico, and the rules and regulations thereunder, and the Terrorist Asset-Freezing (Jersey) Law 2011, the Terrorism (Jersey) Law 2002, the Proceeds of Crime (Jersey) Law 1999, the Money Laundering (Jersey) Order 2008 and the Sanctions and Asset-Freezing (Jersey) Law 2019 and the rules and order thereunder.
“Antitrust Approval” means the merger clearance and approval to be issued by COFECE in connection with the transactions contemplated hereby and in the Ancillary Agreements, or in lieu, the expiration of applicable statute of limitations under the Mexican Federal Economic Competition Law (Ley Federal de Competencia Económica) for purposes of such transactions receiving due approval after filing of the relevant merger control notice.
“Antitrust Authority” means Mexico’s Comisión Federal de Competencia Económica (“COFECE”).
“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence by the Antitrust Authority relating to the transactions contemplated hereby, including any additional information that may be requested during the course of the process before and by the Antitrust Authority that is required to obtain the Antitrust Approval.
“Business Combination” has the meaning set forth in HCM’s Governing Documents.
“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks or relevant Antitrust Authorities in New York, New York, Mexico City, Mexico, the Cayman Islands or the Bailiwick of Jersey are authorized or required by Law to close.
“Cash Amounts” means, of any Person and as of any time, all cash and cash equivalents, bank and other depositary accounts and safe deposit boxes, demand accounts, certificates of deposit, time deposits, checks, negotiable instruments and marketable securities (to the extent convertible to cash within 30 days), calculated (i) net of outstanding but uncleared checks, wires and drafts, (ii) inclusive of checks, wires and drafts in transit or received but not yet posted and (iii) exclusive of Restricted Cash, in each case of such Person as of such time.
“Certificates of Liens/No Liens” shall mean certificates of liens/no liens (certificado de existencia o inexistencia de Gravámenes) issued by the Public Registry of Property of the jurisdiction of each Owned Real Property issued after the Original Agreement Date, showing that the representations set forth in Section 4.20(c) are true and correct as of the Closing Date for each Owned Real Property.
“Company Award” means, any agreement by means of which the Company grants any Person a right to receive compensation in the form of equity of the Company.
“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Group Companies.
“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Group Companies, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of the Company to consummate the Merger; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or IFRS or any interpretation thereof following the Original Agreement Date, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by this Agreement, (d) any epidemic, pandemic or other disease outbreak (including COVID-19 and any COVID-19 Measures), (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Company to meet any projections or forecasts (provided that this clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which the Group Companies operate, (h) the announcement of this Agreement and consummation of the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, landlords, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto, (it being understood that this clause (h) shall be disregarded for purposes of the representation and warranty set forth in Section 4.3 and the condition to Closing with respect thereto), (i) any matter set forth on the Company Disclosure Letter, or (j) any action taken by, or at the written request of, HCM; provided, further, that any Event referred to in clauses (a), (b), (d), (e), (f), or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the Group Companies, taken as a whole, relative to similarly situated companies in the industry or geography in which the Group Companies conduct their respective operations.
“Company Stockholder Approvals” means the approval of this Agreement and the transactions contemplated hereby by the stockholders of the Group Companies, including the Merger and the Reorganization, in accordance with the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.
“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.
“Copyleft License” means any license that requires, as a condition of use, modification or distribution of Software subject to such license, that such Software subject to such license, or other Software incorporated into, derived from, or used or distributed with such Software subject to such license (i) in the case of Software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow a Group Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.
“COVID-19” means SARS CoV-2 or COVID-19, and any evolutions thereof.
“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Governmental Order, Action, directive, guidelines or recommendations promulgated by any Governmental Authority that has jurisdiction over a Group Company, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act and the Families First Coronavirus Response Act.
“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the HCM Disclosure Letter.
“Dollars” or “$” means lawful money of the United States.
“Ensenada Properties” shall have the meaning set forth in Section 4.20 of the Company Disclosure Letter.
“Environmental Laws” means any and all applicable Laws, and any governmental order or binding agreement with any Governmental Authority (a) relating to or regulating Hazardous Materials, pollution (or the cleanup thereof), or the protection or management of the environment or natural resources, zoning and ecological planning or protection of historic, cultural or archeological assets, human health or workplace safety, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, handling, disposal or Remediation of, any Hazardous Materials; (c) concerning worker health and safety; or (d) relating to urban development, use of land, construction and civil protection. Environmental Laws shall include all applicable federal, state or municipal laws, regulations (reglamentos), codes or Mexican official norms relating to the regulation or protection of the environment, including, Mexico’s Ley General del Equilibrio Ecológico y la Protección al Ambiente, Mexico’s Ley de Aguas Nacionales, Mexico’s Ley General para la Prevención y Gestión Integral de los Residuos, and their respective regulations (reglamentos), as amended.
“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Extension” means an extension to the deadline for HCM to consummate its initial Business Combination in accordance with its Governing Documents and the Prospectus.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
“Governing Documents” means (i) with respect to any corporation, company or sociedad anónima, its certificate of incorporation (as the case may be), memorandum and/or articles of incorporation, organization or association (escritura constitutiva), as amended and its by-laws (estatutos), as amended, and (with respect to PubCo) any consent issued to PubCo by the Jersey Financial Services Commission the Control of Borrowing (Jersey) Order 1958, as amended (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, (iv) with respect to any limited liability company or sociedad de responsabilidad limitada, its articles of organization (escritura constitutiva), as amended, by-laws (estatutos), and its operating agreement, as amended; and (v) with respect to any trust, its trust agreement; in each case, as may be amended, modified or replaced.
“Government Official” means any employee or official of a Governmental Authority, an employee of a state-owned or controlled enterprise, a political party or a member of a political party, or a candidate for political office.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency (including any self-regulatory organization), governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, or government-owned or controlled company, even if the company is only partially owned or controlled by the government and operates as a commercial entity, and including the Antitrust Authority.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Grand Island I Properties” shall have the meaning set forth in Section 4.20 of the Company Disclosure Letter.
“Grand Island II Property” shall have the meaning set forth in Section 4.20 of the Company Disclosure Letter.
“Group Company” and “Group Companies” means, collectively, PubCo, New CayCo, the Company and each of their Subsidiaries.
“Hazardous Material” means any pollutant, contaminant, chemical, industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, petroleum or any fraction or product thereof, derivative, compound, mixture, asbestos or asbestos-containing material, polychlorinated biphenyl, and, radioactive substances, and other substance, material or waste, in any physical state which is corrosive, reactive, toxic, explosive or infectious and which presence in the indoor or outdoor environment could result in liability or an obligation to clean up or remediate pursuant to Environmental Law. Any used recipients or containers that may have contained or stored such substances, including above-ground or underground storage tanks or underground or aboveground pipelines will also be deemed a “Hazardous Material” as set forth under this definition.
“HCM Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of HCM.
“HCM Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of HCM.
“HCM Ordinary Shares” means HCM Class A Ordinary Shares and HCM Class B Ordinary Shares.
“HCM Ordinary Warrant” means a warrant to purchase one HCM Class A Ordinary Share at an exercise price of $11.50 that was included in the units sold as part of HCM’s initial public offering.

“HCM Private Placement Warrant” means a warrant to purchase one HCM Class A Ordinary Share at an exercise price of $11.50 issued to the Sponsor or its designees.
“HCM Share Redemption” means the valid election of an eligible (as determined in accordance with HCM’s Governing Documents) holder of HCM Class A Ordinary Share to redeem all or a portion of the HCM Class A Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with HCM’s Governing Documents) in connection with obtaining the HCM Shareholder Approval or an Extension.
“HCM Shareholder Approval” means the approval of each of the Transaction Proposals by an affirmative vote of the holders of the requisite number of HCM Ordinary Shares entitled to vote thereon, whether in person or by proxy at a shareholders’ meeting duly called by the board of directors of HCM and held for such purpose (or any adjournment or postponement thereof), in accordance with HCM’s Governing Documents and the Cayman Companies Act.
“HCM Shareholders” means the holders of HCM Ordinary Shares as of the applicable time.
“HCM Transaction Expenses” means, without duplication, the out-of-pocket fees, costs, expenses, commissions or other amounts incurred, paid or otherwise payable by or on behalf of HCM or HCM’s Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation, preparation, execution or performance of the Original Agreement, this Agreement or the Ancillary Agreements or otherwise in connection with the transactions contemplated hereby or thereby, including: (i) deferred underwriting commissions (whether disclosed in any HCM SEC Filings or otherwise agreed to with any of HCM’s financial advisors), (ii) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, legal, accounting and tax advisors, the Trustee and transfer or exchange agent, as applicable, (iii) costs and expenses related to the preparation, filing and distribution of the Extension and other SEC filings, or (iv) amounts outstanding under Working Capital Loans or pursuant to that certain Administrative Services Agreement, dated as of January 20, 2022, between HCM and the Sponsor; provided, however, that exclusively for purposes of measuring the HCM Expenses Cap in Section 8.7(b) HCM Transaction Expenses shall not include (v) Transfer Taxes, (w) any fees and expenses incurred in connection with negotiation, documentation, preparation, execution, performance or implementation of the Reorganization or the Reorganization Documents, (x) fees and expenses of Loyens & Loeff N.V or Ogier (Jersey) LLP incurred in connection with the negotiation, documentation, preparation, execution or performance of this Agreement or the Ancillary Agreements or otherwise in connection with the transactions contemplated hereby or thereby, (y) any fees or expenses incurred in connection with the negotiation, documentation, preparation, execution, approval, performance or implementation of the amendment and restatement of this Agreement, or (z) the payment to the Trust Account of any deposit, fee, credit or otherwise in connection with any Extension, for an aggregate amount (considering items (v) through (z) hereof) of up to U.S.$500,000.
“HCM Warrants” means the HCM Ordinary Warrants and the HCM Private Placement Warrants.
“IFRS” means the International Financial Reporting Standards.
“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under IFRS (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” (g) deferred compensation or any earned and unpaid profits interest or profit sharing (Participación de los Trabajadores en las Utilidades) payment owed by a Group Company or any bonus, severance, retention or change of control payments that was declared, accrued otherwise payable by a Group Company, (h) any liabilities for Taxes that are accrued and unpaid, (i) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (h), and (j) all Indebtedness of another Person referred to in clauses (a) through (i) above guaranteed directly or indirectly, jointly or severally.
“Intellectual Property” means any and all intellectual property or other related proprietary rights (whether common law or statutory rights) in any jurisdiction throughout the world, including: (i) patents, patent applications, invention disclosures, statutory invention registrations, registered designs and similar or equivalent rights in inventions, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, and other designations or indicia of origin, and Internet domain names, uniform resource locators, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services, together with the goodwill of any Group Company or their respective businesses symbolized by or associated with any of the foregoing; (iii) copyrights and copyrightable works and any other equivalent rights in works of authorship (whether or not registrable, including rights in Software and other works of authorship and moral rights); (iv) registrations and applications for any of the foregoing (i)-(iii); (v) trade secrets, industrial secret rights, know-how, processes, methods and other confidential information or proprietary rights (collectively, “Trade Secrets”); and (vi) any other similar intellectual property or related proprietary rights.
“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, Mexico’s Ley Aduanera and its regulations and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.
“Intervening Event” means any change, event, occurrence or circumstance first occurring or arising after the date hereof that is material to the Group Companies, taken as a whole, and that was not known or reasonably foreseeable to the Board of Directors of HCM prior to the execution of this Agreement, which event or circumstance becomes known to the Board of Directors of HCM prior to the HCM Shareholder Approval and which does not relate to (i) any change in the price or trading volume of shares of HCM, (ii) any alternative transaction(s) to the transactions contemplated hereby, or the making or anticipated proposal thereof, (iii) any other market reaction to the transactions contemplated hereby (including by analysts, the media or otherwise), or (iv) any litigation filed by or threatened by HCM arising out of or related to the transactions contemplated hereby (except for litigation filed or threatened by any Governmental Authority); provided, that in no event shall any action taken by the Parties pursuant to the joint covenants set forth in Section 8.1, or the consequences of any such action, constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been, an Intervening Event.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IRS” means the Internal Revenue Service.
“IT Assets” means computers, Software, hardware, servers, workstations, routers, hubs, switches, data communications lines, networks and all other information technology equipment and all associated documentation.
“Key Holders” means (a) the Persons set forth on Section 1.1(a) of the Company Disclosure Letter and (b) the Sponsor and each Person that owns HCM Class B Ordinary Shares as of immediately prior to the Effective Time.
“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority.
“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied (except for Owned Real Property), directly or indirectly, by any Group Company.

“Lien” means all liens, mortgages, deeds of trust, pledges, charges, hypothecations, encumbrances, personal or in rem collateral, security interests, options, preferential rights, preemptive rights, re-acquisition rights, derechos de reversion, or similar rights, leases, subleases, restrictions, claims, third party rights, or other liens of any kind whether consensual, statutory or otherwise.
“Lookback Period” means the period from and after December 31, 2020.
“Merger Filing Documents” means the Plan of Merger and such other documents as may be required to effect the Merger in accordance with the applicable provisions of the Cayman Companies Act.
“Mexican NIF” means the Mexican Financial Reporting Standards (NIF’s principles) issued by the Mexican Board for Research and Development of Financial Reporting Standards.
“Mexico” means the United Mexican States.
“New CayCo Shareholder Approval” means the approval of PubCo, as the sole shareholder of New CayCo, by way of written shareholder resolution, of the Merger, in accordance with New CayCo’s Governing Documents and the Cayman Companies Act.
“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.
“Open Source Materials” means any Software subject to an Open Source License.
“Owned Real Property” means all real property owned, directly or indirectly, by any Group Company, described in Section 4.20 of the Company Disclosure Letter, together with all buildings, improvements and fixtures located thereon.
“Permits” means any approvals, authorizations, consents, licenses, concessions, registrations, permits, waivers or certificates of a Governmental Authority.
“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with IFRS, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with IFRS, (iii) Liens, defects or imperfections on title, encumbrances and restrictions on Company Real Property (including easements, covenants, rights of way and similar restrictions of record) that are matters of record, in all cases, that do not materially impair the value or materially interfere with (A) the present uses of such Company Real Property or (B) the intended real estate projects to be developed on or that are being developed over such Company Real Properties, (iv) all matters and exceptions set forth in any title insurance policies or commitments, if any, made available to HCM prior to the date hereof, (v) any encumbrance which is disclosed in an existing survey that has been made available to HCM prior to the date hereof, (vi) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord Liens and any Lien thereon, (B) any Lien permitted under the Real Property Lease, and (C) any Liens encumbering the Owned Real Property of which the Leased Real Property is a party, (vii) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of, or materially impair the value of, the Company Real Property or affect or impede the development of the real estate projects to be developed on or that are being developed over such Company Real Properties, (viii) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (ix) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (x) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (xi) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by any Group Company, (xii) restrictions on transfer under applicable securities Laws (xiii) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the Group Companies; and (xiv) without limitation of the foregoing, the Liens listed in Section 1.1 of the Company Disclosure Letter.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.
“Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law, all information that identifies, could reasonably be used to identify, could reasonably be linked with, or is otherwise associated with an individual person, browser, device or household that is regulated by Laws that govern the privacy and security of such information, including name, physical address, telephone number, email address, financial account number or government-issued identifier (including Social Security number or equivalent identifier and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, and any other IT systems used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data). Personal Information may relate to any individual, including a current, prospective or former customer or employee of any Person. Personal Information includes information in any form, including paper, electronic and other forms.
“Peso” or “MXN” means pesos, the legal currency of Mexico.
“Plan of Merger” means the plan of merger in respect of the Merger, required pursuant to the Cayman Companies Act entered into after the date hereof and prior to Closing in a form to be agreed between the Parties.
“PubCo Ordinary Shares” means the ordinary shares, of no par value, of PubCo.
“Registration Statement” means the Registration Statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by PubCo under the Securities Act with respect to the Registration Statement Securities.
“Remediation” means any and all actions necessary to investigate, eliminate, clean up, remove, contain, abate, treat, cover, remediate, restore or in any other way adjust to applicable standards and thresholds under Environmental Laws, the presence, release or threatened release of Hazardous Materials in, on, from, onto or under the Owned Real Property and Leased Real Property or the indoor or outdoor environment as required under such Environmental Laws.
“Restricted Cash” means cash of any Person that is not usable without resulting in (i) a violation of applicable Law or (ii) the breach of a Contract to which such Person is a party.
“Sabadell Mortgages” means (i) the first priority mortgage to be entered into by Murano World, as mortgagor, and Banco Sabadell (collateral agent), as mortgagee, over Private Unit 2 (Lote 56A-2, SM A2, 2da. Etapa Turística, located at Desarrollo Turístico de Cancún, Quintana Roo, Blvd Kukulcan Zona Hotelera KM 16.5, Cancún, Benito Juárez, Quintana Roo, with an area of 30,431.53 square meters), and (ii) the second priority mortgage to be entered into by Murano World, as mortgagor, and Banco Sabadell (collateral agent), as mortgagee, over the “Playa Delfines” property (Manzana 53, Lote 56-P, Sección “A”, Zona Turística de Cancún, Benito Juárez, Quintana Roo, with an area of 4,298.16 square meters). The “Playa Delfines” property is currently under a first priority mortgage entered into on March 31, 2023, by Murano World, as mortgagor, and ALG Servicios Financieros México, S.A. de C.V., S.O.F.O.M., E.N.R., as mortgagee, as collateral of that certain loan agreement entered into on March 31, 2023, by Murano World, as borrower, and ALG Servicios Financieros México, S.A. de C.V., S.O.F.O.M., E.N.R., as lender.
“Sabadell Pledges” means the (i) share pledge agreement, to be entered into by ESC, as pledgor, and Banco Sabadell (collateral agent), as mortgagee, with respect to 100% of the shares issued by Murano World in favor of ESC, (ii) share pledge agreement, to be entered into by Marcos Sacal Cohen and Edgar Armando Padilla Pérez, as pledgors, and Banco Sabadell (collateral agent), as mortgagee, with respect to 100% of the shares issued by Operadora Hotelera G I, and (iii) pledge agreement, to be entered into by Marcos Sacal Cohen and Edgar Armando Padilla Pérez, as pledgors, and Banco Sabadell (collateral agent), as mortgagee, with respect to 100% of the shares issued by Operadora GII.

“Sabadell Refinancing” means the refinancing of the credit agreement with mortgage guarantee, dated October 4, 2019 (as amended from time to time), with the participation of CIBanco as trustee of the F/2000 Trust, as borrower, Operadora Hotelera G I, Operadora GII and Murano Word, as joint and several obligors, Banco Sabadell, as administrative agent and collateral agent, SabCapital, Caixabank, Bancomext, and Nafin, as lenders, with the appearance of the Company and ESC. The refinancing consists, among others, of (i) an amendment to the amortization schedule, (ii) an extension of the current financing, resulting in additional Indebtedness in the amount of USD$45,000,000.00, and (iii) an amendment and extension of the collateral granted to secure the obligations under such refinancing. The purpose of the refinancing will be the funding of the construction and completion of the Grand Island I Properties.
“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (including, at the time of this Agreement, the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means any Person that is the target of Sanctions Laws, including (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States, including the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security, or the U.S. Department of State; (b) His Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; (d) the European Union; (e) the United Mexican States; or (f) the Bailiwick of Jersey; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.
“Sanctions Laws” means any trade, economic or financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) His Majesty’s Treasury of the United Kingdom, (v) the United Mexican States or (vi) the Bailiwick of Jersey.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Software” means any computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or other form or format, libraries, subroutines and other components thereof, databases, data records and data and all documentation relating thereto.
“Sponsor” means HCM Investor Holdings, LLC.
“Sponsor Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Sponsor Parties, HCM and the Company, as amended or modified from time to time.
“Subsidiary” means, with respect to a Person, a corporation, trust, company, or other entity of which more than 50% of the voting power of the equity securities, participation interests or equity interests is owned or controlled, directly or indirectly, by such Person. With respect to the Murano Parties, the Persons listed in Section 4.1(a) of the Company Disclosure Letter will be considered Subsidiaries as of the Original Agreement Date for all purposes provided herein.
“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.
“Taxes” means any and all federal, state, local, or foreign income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property (impuesto predial), personal property, assessments, sales, acquisition, use, transfer, registration or other taxes, governmental charges, duties, levies and other similar charges, in each case to the extent in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, cargo, actualización or addition thereto, including in Mexico any payments due under any social security Laws including those related to the Mexican Social Security Institute (Instituto Mexicano del Seguro Social), the National Institute for Workers’ Housing Fund (Instituto del Fondo Nacional de la Vivienda para los Trabajadores) and the Retirement Savings System (Sistema de Ahorro para el Retiro).
“Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by any Group Company or Murano Party (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation, preparation, execution or performance of the Original Agreement, this Agreement or the Ancillary Agreements or otherwise in connection with the negotiation, documentation and consummation of the transactions contemplated hereby, including all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants, the Trustee and transfer or exchange agent, as applicable, and other advisors and service providers; provided, however, that the Transaction Expenses shall not include Transfer Taxes. For the avoidance of doubt, Transaction Expenses shall not include any HCM Transaction Expenses.
“Transfer Taxes” means any and all transfer, documentary, sales, use, real property, stamp, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties, interest, cargos and actualizaciones) incurred in connection with this Agreement.
“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.
“Warrant Agreement” means that certain Warrant Agreement, dated as of January 20, 2022, between HCM and Continental Stock Transfer & Trust Company.
“Working Capital Loans” means any loan made to HCM by any of the Sponsor, an Affiliate of the Sponsor or any of HCM’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.
Section 1.2. Other Defined Terms.
Term	Location
2022 Audited Financial Statements	Section 6.3
2023 Financial Statements	Section 6.3
Affiliate Agreements	Section 4.12(a)(vii)
Agreement	Preamble
Ancillary Agreements	Section 11.10
Authorization Notice	Section 7.7
Cash Subscription	Recitals
Cayman Companies Act	Recitals
Clifford Chance	Section 11.18(b)
Clifford Chance Privileged Communications	Section 11.18(b)
Clifford Chance Waiving Parties	Section 11.18(b)
Clifford Chance WP Group	Section 11.18(b)
Closing	Section 2.4(a)
Closing Date	Section 2.4(a)
Code	Recitals
Company	Preamble
Company Benefit Plan	Section 4.13(a)
Company Common Stock	Section 4.5(a)
Company Cure Period	Section 10.1(e)
Company Expenses Overrun	Section
Company Indemnified Parties	Section 6.8(a)
Company Real Property	Section 4.20(a)
Company Registered Intellectual Property	Section 4.21(a)
Confidentiality Agreement	Section 11.10

Term	Location
Constituent Companies	Section 2.2(a)
Converted Warrant	Section 3.4
Corporate Records	Section 4.7(e)
D&O Indemnified Parties	Section 6.8(a)
Dutch Murano	Preamble
Effective Time	Section 2.4(b)
ERISA	Section 4.13(a)
Exchange Agent	Section 3.2(a)
Expenses Cap	Section 8.7(b)
Export Approvals	Section 4.26(a)
Extended End Date	Section 10.1(h)
Financial Statements	Section 4.7(a)(ii)
FTA	Section 4.15(x)
Government Contract	Section 4.29
HCM	Preamble
HCM Cure Period	Section 10.1(g)
HCM Expenses Cap	Section 8.7(b)
HCM Expenses Overrun	Section 8.7(b)
HCM Financial Statements	Section 5.6(d)
HCM Indemnified Parties	Section 6.8(a)
HCM SEC Filings	Section 5.5
HCM Securities	Section 5.12(a)
HCM Shareholders’ Meeting	Section 8.2(b)
Incentive Equity Plan	Section 6.10(a)
Intended Tax Treatment	Recitals
Interim Period	Section 6.1
JOBS Act	Section 5.6(a)
K&S	Section 11.18(a)
K&S Privileged Communications	Section 11.18(a)
K&S Waiving Parties	Section 11.18(a)
K&S WP Group	Section 11.18(a)
Legal Proceedings	Section 4.10
Letter of Transmittal	Section 3.2(b)
Listing Application	Section 6.7
Lock-Up Agreement	Recitals
Merger	Recitals
Modification in Recommendation	Section 8.2(b)
Murano Holding	Preamble
Murano Parties	Preamble
Nasdaq	Section 4.4
New CayCo	Preamble
Offer Documents	Section 8.2(a)(i)
Other Indemnitors	Section 6.8(e)
Parties	Preamble
Party	Preamble
Personal Information Laws and Policies	Section 4.22(a)
Processors	Section 4.22(a)
Prospectus	Section 11.1
Proxy Statement	Section 8.2(a)(i)
Proxy Statement/Registration Statement	Section 8.2(a)(i)

Term	Location
PubCo	Preamble
PubCo Reorganization	Recitals
Q2 Financial Statements	Section 4.7(a)(ii)
Q3 Financial Statements	Section 6.3
Real Property Leases	Section 4.20(b)(iii)
Registrar	Section 2.4(b)
Registration Rights Agreement	Recitals
Registration Statement Securities	Section 8.2(a)(i)
Reorganization	Recitals
Reorganization Documentation	Section 6.6(a)
Seller	Preamble
Sponsor Parties	Recitals
Subscriptions	Recitals
Surviving Company	Recitals
Terminating Company Breach	Section 10.1(e)
Terminating HCM Breach	Section 10.1(g)
Top Vendors	Section 4.28(a)
Transaction Litigation	Section 8.6
Transaction Proposals	Section 8.2(b)
Trust Account	Section 11.1
Trust Agreement	Section 5.8
Trustee	Section 5.8
Warrant Assumption Agreement	Section 3.4
Warrant Exchange	Section 3.4
Written Objection	Section 7.7
Section 1.3. Construction.
(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.
(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(d) Unless the context dictates otherwise, all accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.
(e) Commercially reasonable actions required by COVID-19 Measures shall be deemed to be in the ordinary course of business consistent with past practice so long as any such COVID-19 Measure remains outstanding.
(f) The term “actual fraud” means, with respect to a party to this Agreement, an actual fraud with respect to the representations and warranties; provided, that such actual fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.4 of the Company Disclosure Letter (in the case of the Company) or Section 1.4 of the HCM Disclosure Letter (in the case of HCM) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of HCM, Article V as qualified by the HCM Disclosure Letter, were actually breached when made, with the intention that the other party to this Agreement rely thereon to its detriment.
Section 1.4. Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.4 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of HCM shall mean the knowledge of the individuals identified on Section 1.4 of the HCM Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.
ARTICLE II

BUSINESS COMBINATION
Section 2.1. Pre-Merger Transactions.
(a) Subscriptions. Prior to the Closing Date, but as part of a plan (for U.S. federal income tax purposes) that is memorialized in this Agreement, the Company, the Seller, PubCo and Murano Holding shall effect the Subscriptions such that, following consummation of the Subscriptions, ESC will hold 69,100,000 PubCo Ordinary Shares, and PubCo will hold 99.99% of the shares of the Company Common Stock, and the remaining 0.001% will be held by Murano Management S.A. de C.V. in accordance with Mexican law requirements.
(b) PubCo Reorganization. After consummation of the Subscriptions and prior to the Effective Time, PubCo shall effectuate the PubCo Reorganization whereby PubCo shall (i) obtain shareholder approval by way of a special resolution to change its status from a private company to a public company and (ii) amend its Governing Documents to reflect its status as a public company to be listed, in a form to be agreed between the Parties, and, such documents as so amended, shall be the Governing Documents of PubCo until thereafter amended in accordance with the terms thereof and applicable Law.
Section 2.2. The Merger.
(a) Upon the terms and subject to the conditions set forth in this Agreement and the Plan of Merger, and in accordance with the applicable provisions of the Cayman Companies Act, the Parties shall cause New CayCo to be merged with and into HCM (New CayCo and HCM sometimes being referred to herein as the “Constituent Companies”), with HCM being the surviving company in the Merger. The Merger shall be consummated in accordance with this Agreement and the Plan of Merger to be executed by the Constituent Companies in accordance with the relevant provisions of the Cayman Companies Act, such Merger to be effective as of the Effective Time.
(b) Upon consummation of the Merger: the separate corporate existence of New CayCo shall cease and HCM, as the Surviving Company of the Merger, shall continue its corporate existence under the Cayman Companies Act, as a wholly-owned subsidiary of PubCo;
Section 2.3. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects provided in this Agreement, the Plan of Merger and as specified in the Cayman Companies Act and, without limiting the generality of the foregoing, the Surviving Company shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Companies, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Companies; and all rights, privileges, powers and franchises of each Constituent Companies, and all property, real, personal and mixed, and all debts due to each such Constituent Companies, on whatever account, shall become vested in the Surviving Company; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Company as they are of the Constituent Companies; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Companies shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Company shall thereafter be assumed by the Surviving Company and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.
Section 2.4. Closing; Effective Time.
(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place by remote exchange of documents or at the offices of King & Spalding LLP, 1185 Avenue of the Americas, 34th Floor, New York, New York 10036, at 10:00 a.m. (New York time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other time and place as HCM and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.
(b) Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, HCM and New CayCo shall, as soon as practicable on the Closing Date, cause the Plan of Merger to be executed and for the Merger Filing Documents to be duly submitted for filing with the Cayman Islands Registrar of Companies (the “Registrar”) in accordance with the applicable provisions of the Cayman Companies Act. The Merger shall become effective at the time when the Plan of Merger is registered by the Registrar, or at such later time as may be permitted by the Cayman Companies Act and agreed by HCM and the Company in writing and specified in the Plan of Merger (the “Effective Time”).
Section 2.5. Closing Deliverables.
(a) At the Closing, the Murano Parties will deliver or cause to be delivered:
(i) to HCM, the written resignations of all of the directors and statutory auditors of the Group Companies (other than those Persons agreed between HCM and Seller to be retained as directors or identified as the initial directors of the Surviving Company, in accordance with the provisions of Section 2.7(a)), each effective as of the Effective Time, in the form attached hereto as Exhibit C, and a copy of the minutes of the shareholders’ meeting of the relevant Group Companies, to be formalized by a Mexican Notary Public, with a certified copy of the public deed to be delivered within ten Business Days of the Closing, (y) approving the applicable resignations of all directors and statutory auditors of the Group Companies, and (z) revoking certain powers of attorney by the Group Companies;
(ii) to HCM, the Registration Rights Agreement, duly executed by PubCo and each of the Company’s stockholders (and their Affiliates) party thereto;
(iii) to HCM, the Lock-Up Agreement, duly executed by each of the Key Holders listed in clause (a) of the definition of Key Holders;
(iv) to HCM, a certificate of good standing for each Group Company, dated, in each case, no earlier than 30 days prior to the Closing Date;
(v) to HCM, copy of the Corporate Records, which include among other matters, all entries in the relevant corporate books corresponding to the Reorganization;
(vi) to HCM, copy of updated register of members of PubCo upon completion of the Subscriptions;
(vii) to HCM, copy of memorandum and articles of association of PubCo upon completion of PubCo Reorganization;
(viii) to HCM, copy of the stock certificates corresponding to the shareholders of the Mexican Group Companies evidencing shareholder structure as a result of the Reorganization and in connection with the Company, the share certificates evidencing PubCo as owner of 99.99% of the issued and outstanding shares of the Company Common Stock, together with a certified copy by the secretary of the board of directors of each of the Group Companies of the last entry in the stock registry book (libro de registro de acciones) of each Group Company confirming that such entries reflect the shareholder structure in force at Closing;
(ix) to HCM, a property tax non-indebtedness certificate (certificado de no adeudo de impuesto predial) for each Owned Real Property, issued by the corresponding cadastral Governmental Authorities no more than three months prior to the Closing Date, evidencing that (i) all existing constructions at the Owned Real Properties have been appropriately recorded at the cadastral registry, (ii) there are no real property taxes owed with respect to the Owned Real Property (including all existing constructions thereon), and (iii) the applicable Group Companies are the owners of the Owned Real Property based on the relevant cadastral records;

(x) to HCM, a water supply non-indebtedness certificate (certificado de no adeudo de agua) for each Owned Real Property, issued by the corresponding Governmental Authorities no more than three months prior to the Closing Date, evidencing that there are no water duties or fees owned with respect to the Owned Real Properties, or if applicable a certificate evidencing that the Owned Real Property have no service to the municipal water supply system;
(xi) to HCM, a certificate issued by the manager of the condominium regimes applicable to the Owned Real Properties, issued no more than a month prior to the Closing Date, (y) evidencing that there are no pending rights, quotas, fees or any other amounts payable by the Group Companies in connection with the Owned Real Properties and (z) confirming that the Group Companies are not in default of any of its obligations under the applicable condominium rules and regulations; and
(xii) to HCM, with respect to each Murano Party and each Group Company, a certificate from its secretary or other officer certifying as to, and attaching, (A) copies of its Governing Documents and any trust agreements in and any amendments thereto as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors and shareholders, as applicable, authorizing and approving the execution, delivery and performance of this Agreement and each of the documents related to the Transaction Proposals to which it is a party or by which it is bound, and (C) the incumbency of its officers authorized to execute this Agreement or any documents related to the Transaction Proposals to which it is a party or otherwise bound.
(b) At the Closing, HCM will deliver or cause to be delivered:
(i) to the Company, a certificate signed by an officer of HCM, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;
(ii) to the Company, a certificate from its secretary or other officer certifying as to, and attaching, (A) copies of its Governing Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors and shareholders, as applicable, authorizing and approving the execution, delivery and performance of this Agreement and each of the documents related to the Transaction Proposals to which it is a party or by which it is bound, and (C) the incumbency of its officers authorized to execute this Agreement or any documents related to the Transaction Proposals to which it is a party or otherwise bound;
(iii) to the Company, a certificate of good standing from the Registrar no earlier than 30 days prior to the Closing Date;
(iv) to the Company, the Registration Rights Agreement, duly executed by HCM, the Sponsor and its Affiliates party thereto;
(v) to the Company, the Lock-Up Agreement, duly executed by each of the Key Holders listed in clause (b) of the definition of Key Holders; and
(vi) to the Company, the written resignations of all of the directors and officers of HCM (other than those Persons identified as the initial directors of HCM after the Effective Time, in accordance with the provisions of Section 2.7(b) and Section 6.9), effective as of the Effective Time.
(c) On the Closing Date, concurrently with the Effective Time, PubCo shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued and unpaid HCM Transaction Expenses as set forth on the written statement to be delivered to the Company pursuant to Section 8.7 and (ii) all accrued and unpaid Transaction Expenses as set forth on a written statement to be delivered to HCM pursuant to Section 8.7; provided, that any accrued and unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of any Group Company shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.
Section 2.6. Governing Documents. At the Effective Time, the Governing Documents of New CayCo in effect immediately prior to the Effective Time shall be the Governing Documents of the Surviving Company, except that the name of the Surviving Company shall be changed to “Murano Global Hospitality Corp.”

Section 2.7. Directors and Officers.
(a) The directors and officers set forth on Section 2.7(a) of the Company Disclosure Letter shall be the initial directors and officers of the Surviving Company from and after the Effective Time, each to hold office in accordance with the Governing Documents of the Surviving Company.
(b) From and after the Effective Time, the Persons identified as the initial directors and officers of PubCo as of the Effective Time in accordance with the provisions of Section 6.9, shall be the directors and officers (and in the case of such officers, holding such positions as set forth on Section 6.9 of the Company Disclosure Letter), respectively, of PubCo, each to hold office in accordance with the post-Effective Time Governing Documents of PubCo.
(c) At the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to be substantially in the form attached as Exhibit E hereto.
Section 2.8. Intended Tax Treatment. The Parties intend that, for United States federal income tax purposes, (A) the transfer of property by Seller to PubCo in consideration for the issuance of PubCo Ordinary Shares, taken together with the Merger, will be treated as part of an integrated transaction that qualifies as a contribution pursuant to Section 351, and (B) PubCo will be treated as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto in connection with such transactions (other than a transfer by a shareholder that is a “United States person” that owns directly or by attribution five percent or more of PubCo (by vote or by value) as determined under Treasury Regulations Section 1.367(a)-3(b)(1)(i)) and that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8). Each Party shall report the transactions hereunder consistently with the Intended Tax Treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. The Parties further acknowledge that the Merger may also independently qualify as a “reorganization” under Section 368(a) of the Code, and in such event, this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).
ARTICLE III

EFFECTS OF THE MERGER ON ORDINARY SHARES
Section 3.1. Merger Shares.
(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of HCM Ordinary Shares, each HCM Ordinary Share that is issued and outstanding immediately prior to the Effective Time, but excluding any HCM Ordinary Shares redeemed pursuant to the HCM Share Redemption or held in the treasury of HCM, which treasury shares shall be canceled as part of the Merger and shall not constitute “HCM Ordinary Shares” hereunder, shall be automatically canceled and extinguished and in exchange therefor, each holder of HCM Ordinary Shares will be entitled to receive consideration comprised of a corresponding number of new PubCo Ordinary Shares that are held in the accounts of the Exchange Agent (defined below), solely for the benefit of the holders of HCM Ordinary Shares (resulting, for the avoidance of doubt, so far as legally possible (subject to Section 3.1(d)), in each HCM Ordinary Share being exchanged for the issue of one new PubCo Ordinary Share) (the “Merger Shares”).
(b) At the Effective Time, by virtue and as a result of the Merger and without any action on the part of PubCo, HCM, the Surviving Company or any other party:
(i) the sole share in New CayCo that was issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished in exchange for the issuance of a single share in the Surviving Company (with identical terms) to PubCo; and
(ii) Surviving Company shall issue such additional new shares (in the Surviving Company) to PubCo as may be required with an aggregate value that is equivalent to the aggregate value of the Merger Shares in consideration for the issuance by PubCo of the Merger Shares to the Persons who had previously held HCM Ordinary Shares, as described in Section 3.1(a) above.
(c) [Intentionally Omitted].
(d) Notwithstanding anything in this Agreement to the contrary, no fractional PubCo Ordinary Shares shall be issued in the Merger. In lieu of any fractional PubCo Ordinary Shares to which each holder of HCM

Ordinary Shares would otherwise be entitled in the Merger, the Exchange Agent shall round down to the nearest whole PubCo Ordinary Share and PubCo shall make, or cause to be made, cash settlements with respect to fractional shares eliminated by rounding. The Parties agree that the payment of any cash in lieu of fractional PubCo Ordinary Shares does not constitute separately bargained-for consideration and is merely intended to address rounding off of such shares.
Section 3.2. Exchange Procedures.
(a) Prior to the Closing, PubCo shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of distributing Merger Shares to the Persons who had previously held HCM Ordinary Shares, as described in Section 3.1(a) above. At or before the Effective Time, PubCo shall issue to the Exchange Agent the requisite number of Merger Shares as are required to be subsequently transferred to the holders of HCM Ordinary Shares entitled to receive them pursuant to Section 3.1.
(b) Reasonably promptly after the Effective Time, PubCo shall send or shall cause the Exchange Agent to send, to each record holder of HCM Ordinary Shares as of immediately prior to the Effective Time who is entitled to receive Merger Shares pursuant to Section 3.1(a), a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper issuance of each Merger Share to the Exchange Agent, and which letter of transmittal will otherwise be in customary form) for use in such exchange (each, a “Letter of Transmittal”).
(c) Each holder of HCM Ordinary Shares that is entitled to receive Merger Shares pursuant to Section 3.1(a) shall be entitled to receive an “agent’s message” as evidence of the transfer of the Merger Shares from the Exchange Agent to such Persons by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share by the Exchange Agent.
Section 3.3. Withholding. Notwithstanding any other provision to this Agreement, PubCo, HCM, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement any such Taxes or other amounts as may be required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by PubCo, HCM, the Company, or the Exchange Agent, respectively). To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be paid to the applicable Governmental Authority and treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 3.4. HCM Warrants. As a result of the Merger and without any action of any Party or any other Person (but without limiting the obligations of PubCo pursuant to the penultimate sentence of this Section 3.4), each HCM Warrant that is not held by the Sponsor and that is outstanding immediately prior to the Effective Time shall automatically cease to represent a right to acquire HCM Class A Ordinary Shares and shall automatically convert into and represent (pursuant to the execution of, and subject to the terms of, the Warrant Assumption Agreement), immediately following the Effective Time, a right to acquire PubCo Ordinary Shares (a “Converted Warrant”) on the same contractual terms and conditions as were in effect immediately prior to the Effective Time under the terms of the Warrant Agreement (collectively, the “Warrant Exchange”); provided, that, each Converted Warrant: (a) shall represent the right to acquire the number of PubCo Ordinary Shares equal to the number of HCM Class A Ordinary Shares subject to each such HCM Warrant immediately prior to the Effective Time; (b) shall have an exercise price of $11.50 per whole warrant required to purchase one PubCo Ordinary Share; and (c) shall expire on the five year anniversary of the Closing Date. PubCo shall enter into a warrant assumption agreement as of immediately prior to the Effective Time, such assumption agreement to be substantially in the form attached hereto as Exhibit D (the “Warrant Assumption Agreement”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE MURANO PARTIES
Except as set forth in the disclosure letter delivered to HCM by the Company on the date hereof (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV), the Murano Parties represent and warrant to HCM as of the Original Agreement Date, the date hereof, and as of the Closing Date (except for those representations made as of a date other than the date hereof which are only made as of such other date), as follows:
Section 4.1. Organization. A complete list of each Group Company and its jurisdiction of incorporation, formation, or organization, as applicable, is set forth on Section 4.1(a) of the Company Disclosure Letter. Each Group Company and each of the Dutch Entities is duly formed or organized and is validly existing under the laws of its jurisdiction, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of each Group Company and each Dutch Entity, as amended to the date of this Agreement, are true, correct and complete and comply with all legal formalities under the jurisdiction of their formation to make them valid, binding and enforceable. Each Group Company and each Dutch Entity is duly licensed or qualified as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, as applicable, except where the failure to be so licensed or qualified would not be or would not reasonably be expected to be material to the Group Companies, taken as a whole. Section 2.7(a) of the Company Disclosure Letter lists all of the duly appointed directors and officers of the Group Companies currently in office.
Section 4.2. Due Authorization.
(a) Other than the Company Stockholder Approvals and the consents listed on Section 4.2 of the Company Disclosure Letter, each Murano Party, Group Company, and Dutch Entity has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is or will be a party contemplated hereby and (subject to the approvals described in Section 4.4) to consummate the transactions contemplated hereby and thereby (including the Reorganization and PubCo Reorganization) and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which each Murano Party, Group Company, and Dutch Entity is or will be a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby (including the Reorganization and PubCo Reorganization) have been duly and validly authorized and approved by the shareholders, Board of Directors or similar governing body of such Murano Party and of the Group Company or Dutch Entity, to the extent applicable and required under applicable Law, and no other company corporate, or contractual proceeding other than the Company Stockholder Approvals on the part of the Company is necessary to authorize this Agreement and the other documents to which any Murano Party is or will be a party contemplated hereby. This Agreement has been, and on or prior to the Closing and upon execution by a Murano Party, such other documents to which such Murano Party is or will be a party contemplated hereby will be, duly and validly executed and delivered by such Murano Party and this Agreement subject to obtaining the authorizations listed on Section 4.2 of the Company Disclosure Letter, constitutes, assuming the due authorization, execution and delivery by the other parties hereto, and on or prior to the Closing, the other documents to which such Murano Party is or will be a party contemplated hereby will, subject to obtaining the authorizations listed on Section 4.2 of the Company Disclosure Letter, constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of such Murano Party, enforceable against such Murano Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, concurso mercantil, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b) (i) On or prior to the Original Agreement Date, the shareholders of the Company and (ii) prior to the Closing Date, to the extent required by applicable Law, each Group Company and each Dutch Entity have duly adopted resolutions authorizing and approving the execution, delivery and performance by the Company and by each of the Group Company of the Reorganization, PubCo Reorganization and this Agreement and the other documents to which the Company or the applicable Group Company is or will be a party contemplated hereby and the transactions contemplated hereby and thereby (including the Merger and the Reorganization). No other corporate action is required on the part of the Company, the Group Companies, the Dutch Entities or any of its

stockholders to enter into this Agreement or the documents to which the Company or the applicable Group Company or Dutch Entity is or will be a party contemplated hereby or to approve the Reorganization, PubCo Reorganization or Merger other than the Company Stockholder Approvals and the corporate resolutions referred in this Section 4.2(b).
(c) The representative of each Murano Party executing this Agreement has the necessary power and authority to execute this Agreement on its behalf, which powers and authorities have not been modified, limited or revoked in any manner as of the date hereof.
(d) ESC (i) is mentally competent and in all respects of sound mind, (ii) is over the age of 18, (iii) is used to managing his financial affairs, (iv) has not had a conservator or guardian appointed for him pursuant to a court order, (v) is familiar with and fully understands the nature, purpose and effect of this Agreement and the transactions contemplated hereby, and (vi) is a Mexican national, with legal capacity to execute this Agreement and any other ancillary document to which he is or will be a party, and to perform his obligations hereunder and thereunder. The execution by ESC of this Agreement and the ancillary documents to which he is a party, the performance of his obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been validly authorized by all necessary action of ESC. For the avoidance of doubt, ESC represents that he is not married under applicable Law.
Section 4.3. No Conflict.
Subject to the receipt of the Governmental Approvals set forth in Section 4.4 and the consents listed on Section 4.2 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company or each Group Company is or will be a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby, including the Reorganization, do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, the Group Companies and the Dutch Entities, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law, Permit or Governmental Order applicable to any Group Company or Dutch Entity, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.12(a) to which any Group Company is a party or by which any Group Company may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Group Company, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or (ii) be material to the business of any Group Company.
Section 4.4. Governmental Authorities; Approvals. Assuming the truth and completeness of the representations and warranties of HCM contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Approval”) is required on the part of any Group Company, or on the part of HCM as a result of any Permit held (or required to be held) by any Group Company, with respect to the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the Antitrust Approval; (ii) the filing with the SEC of the Proxy Statement/Registration Statement (and the declaration of the effectiveness thereof by the SEC) and such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby; (iii) applicable requirements under the rules and regulations of the Nasdaq Global Market (“Nasdaq”); (iv) any Governmental Approvals required on the part of any Group Company, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or the Ancillary Agreements, to consummate the transactions contemplated hereby or thereby, or to conduct the business of any Group Company as currently conducted in all material respects; and (v) the filing of the Merger Filing Documents in accordance with the Cayman Companies Act.
Section 4.5. Capitalization of the Company.
(a) As of the Original Agreement Date, the authorized capital stock of the Company consists of 16,413,928 total shares, each with a par value of MXN$1.00 per share, comprised of: 50,000 shares representative of the fixed portion of the capital stock, with a par value of MXN$1.00 (one peso 00/100 Mexican

Legal Currency) per share and 16,363,928 shares representative of the variable portion of the capital stock, with a par value of MXN$1.00 per share (the “Company Common Stock”), all of which are issued and outstanding as of the Original Agreement Date and which represent, on a fully diluted basis, all of the shares representative of the corporate capital of the Company and have been duly recorded in the relevant corporate books of the Company. All of the issued and outstanding shares of Company Common Stock (i) have been duly authorized and issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including any federal and state applicable securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts to which the Company is a party or otherwise bound governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens. All shares of Company Common Stock are certificated, book-entry shares. There are no outstanding contributions for future capital increases (aportaciones para futuros aumentos de capital) pending to be capitalized or reimbursed by the Company.
(b) The Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into, exchangeable or exercisable for or with a value that is linked to equity interests in the Company, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares or other equity interests of the Company, the sale of treasury shares or other equity interests of the Company, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any equity interests of the Company.
(c) Since January 1, 2023, no dividends, distributions or capital reductions involving the Company have been approved or made in favor of the Seller or past stockholders of the Company.
Section 4.6. Capitalization of the Group Companies.
(a) The outstanding shares of capital stock or equity interests of each of the Group Companies (other than the Company) (i) have been duly authorized and issued and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Group Company, and (2) any other applicable Contracts to which such Group Company is a party or otherwise bound governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Group Company or any Contract to which such Group Company is a party or otherwise bound; and (iv) except as provided under Section 4.6(a)(1) of the Company Disclosure Letter, are free and clear of any Liens other than Permitted Liens. Section 4.6(a)(2) of the Company Disclosure Letter describes the capitalization of each of the Group Companies of the Company. Regarding Group Companies that are trusts, Section 4.6(a)(2) of the Company Disclosure Letter contains a true and complete list of (i) all parties acting as settlors, beneficiaries and trustees of such trust, and (ii) any other party having a Lien, right, option or similar with regards to the assets that are part of the trust estates. There are no outstanding contributions for future capital increases (aportaciones para futuros aumentos de capital) pending to be capitalized or reimbursed by any of the Group Companies.
(b) Upon Closing of this Agreement and subject to obtaining the authorizations listed under Section 4.2 of the Company Disclosure Letter, the capital distribution of each Group Company (other than the Company) will be as provided under Section 4.6(b) of the Company Disclosure Letter.
(c) There are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Group Companies, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares or other equity interests of such Group Companies, the sale of treasury shares or other equity interests of such Group

Companies, or for the repurchase or redemption of shares or other equity interests of such Group Companies or the value of which is determined by reference to shares or other equity interests of the Group Companies, and there are no voting trusts, proxies or agreements of any kind which may obligate any Group Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock or equity interests.
(d) Since January 1, 2023, no dividends, distributions, or capital reductions involving any of the Group Companies have been approved or made in favor of the Seller, Marcos Elias Cohen, their Affiliates or their related parties.
Section 4.7. Financial Statements.
(a) Attached as Section 4.7(a) of the Company Disclosure Letter are:
(i) true and complete copies of the combined audited balance sheets and statements of operations and comprehensive loss, cash flows and stockholders’ equity of Murano 1000, Murano 2000, Murano 4000, Operadora Hotelera G I, Operadora GII, Murano Management and Operadora Hotelera I421 (as such terms are defined on Section 4.1 of the Company Disclosure Letter) as of and for the period ended September 30, 2021, together with the auditor’s reports thereon (the “Audited Financial Statements”); and
(ii) true and complete copies of the combined unaudited balance sheet and statements of operations and comprehensive loss, cash flows and stockholders’ equity of the Group Companies as of and for year ended December 31, 2022 (the “Combined Audited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).
(b) The Financial Statements, in each case, (i) fairly present in all material respects the financial position of the applicable Group Companies, as at the respective dates thereof, and the results of their operations, their incomes, their changes in stockholders’ equity (with respect to the Audited Financial Statements only) and their cash flows for the respective periods then ended (subject, in the case of unaudited interim financial statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with IFRS or Mexican NIF, as applicable, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, the absence of footnotes or the inclusion of limited footnotes), and (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Group Companies.
(c) Except for the material weaknesses described in the Financial Statements, neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any written claim or allegation regarding any of the foregoing.
(d) Other than the auditing conversion process from Mexican NIF to IFRS, since December 31, 2021, there has been no material change in any of the accounting (and tax accounting) policies, practices or procedures of the Group Companies.
(e) The books and corporate and accounting records of each of the Group Companies (the “Corporate Records”) are complete and correct and have been maintained in accordance with sound business practices and the requirements of IFRS or Mexican NIF, as applicable, and applicable Laws. The Corporate Records of each of the Group Companies contain accurate and complete minutes of all meetings of and corporate company actions or written consents by the shareholders, governing body or equivalent, of such entities. The Company and the Group Companies do not have nor have had a board of directors’ meeting minutes book. The board of directors of the Company and of the Group Companies have not held a board meeting nor adopted any resolutions in lieu of a board meeting since the incorporation of the Company and the Group Companies.
Section 4.8. No Undisclosed Liabilities. There is no liability, debt or obligation of, or claim or judgment against, any Group Company (whether direct or indirect, absolute or contingent, accrued or unaccrued, known, liquidated or unliquidated, or due or to become due) required by IFRS or Mexican NIF to be included on a consolidated balance sheet of the Group Companies, except for liabilities, debts, obligations, claims or judgments

(a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of any Group Company, (c) that will be discharged or paid off prior to or at the Closing and that are not material to any Group Company, taken as a whole, or (d) that have arisen in connection with the authorization, negotiation, execution or performance of the Original Agreement, this Agreement or the transactions contemplated thereby or hereby, and will be disclosed or otherwise taken into account in the notice of accrued and unpaid Transaction Expenses to be delivered to HCM by the Company pursuant to Section 2.5(c).
Section 4.9. Cash Amounts and Indebtedness. As of December 31, 2022, the aggregate Cash Amounts of the Group Companies is equal to $12,434,719 and the aggregate Indebtedness of the Group Companies is equal to $311,989,960. As of June 30, 2023, the aggregate Cash Amounts of the Group Companies is equal to $19,025,590 and the aggregate Indebtedness of the Group Companies is equal to $383,880,300. There is no outstanding Indebtedness between the Seller, its Affiliates and any related parties, on the one hand, and any of the Group Companies on the other hand.
Section 4.10. Litigation and Proceedings. Except as set forth in Schedule 4.10 of the Company Disclosure Letter, and in each case except as would not reasonably be expected to be material to any Group Company, (a) there are no initiated, pending or, to the knowledge of the Company, threatened, Actions, or other proceedings at law or in equity, against any Group Company or their respective properties or assets or of their respective directors, managers, officers, or beneficiaries (collectively, “Legal Proceedings”); (b) other than examinations conducted in the ordinary course of a Governmental Authority’s generally applicable supervisory jurisdiction, no investigations or other inquiries have been initiated, are pending, or, to the knowledge of the Company, have been threatened against, any Group Company or their respective properties or assets or of their respective directors, managers, officers, or beneficiaries and (c) there is no outstanding Governmental Order imposed upon any Group Company, nor are any properties or assets of any Group Company’s respective businesses bound or subject to any Governmental Order.
Section 4.11. Legal Compliance.
(a) Each Group Company is, and during the Lookback Period has been, in compliance in all material respects with all applicable Laws.
(b) Each Group Company maintains a program of policies, procedures, and internal controls reasonably designed and implemented to ensure compliance with applicable Law.
(c) During the Lookback Period, none of the Group Companies or, to the knowledge of the Company, any of the officers, directors or employees thereof acting in such capacity, has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been, and would not reasonably be expected to be, material to the business of any Group Company.
Section 4.12. Contracts; No Defaults.
(a) (a) Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xxii) below to which, as of the Original Agreement Date, a Group Company is a party or by which it is bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to HCM or its agents or representatives, together with all amendments thereto.
(i) Any Contract with any of the Top Vendors (other than purchase orders, invoices, or statements of work entered into or used in the ordinary course of business consistent with past practice);
(ii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by a Group Company, including any agreement or commitment for future loans, credit or financing, in each case, in excess of MXN$50,000,000;
(iii) any Contract under which any Lien (other than a Permitted Lien) exists that affects any material asset of any Group Company;
(iv) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of a Group Company during the Lookback Period, in each case involving payments in excess of MXN$50,000,000, other than Contracts between the Group Companies;

(v) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and involves aggregate payments in excess of MXN$50,000,000 in any calendar year;
(vi) Each hotel management agreement;
(vii) Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company (excluding, in the case of clauses (B) and (C), any wholly owned Group Company (other than the Company));
(viii) Contracts (other than non-disclosure agreements, non-solicitation provisions typically included in non-disclosure agreements, employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between Group Companies, on the one hand, and Affiliates of any Group Company (other than any Group Company), the officers and managers (or equivalents) of any Group Company, the members or stockholders of any Group Company, any employee of any Group Company or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);
(ix) Contracts with each current employee or individual consultant or other individual service provider to any Group Company that provide annual base cash compensation (excluding bonus and other benefits) (salario base) in excess of MXN$5,000,000;
(x) Contracts with each employee or individual consultant or other individual service provider to any Group Company that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby, and Contracts containing a “golden parachute” or “key man” or other provision requiring the continuity of one or more shareholders of any Group Company or any director, officer or employee thereof;
(xi) Contracts containing covenants of any Group Company (A) prohibiting or limiting the right of any Group Company to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting any Group Company’s ability to conduct their business with any Person in any geographic area in any material respect;
(xii) Any collective bargaining (or similar) agreement or Contract between any Group Company, on the one hand, and any labor union or other body representing employees of any Group Company, on the other hand;
(xiii) Each Contract, including license agreements, coexistence agreements, and agreements with covenants not to sue (but not including non-disclosure agreements, incidental trademark licenses incident to marketing or non-exclusive licenses entered into by any Group Company with customers, in each case entered into in the ordinary course of business consistent with past practice) pursuant to which any Group Company (i) grants to a third Person a license, covenant not to sue or other right under any material Company Intellectual Property or (ii) receives from a third Person a license, covenant not to sue or other right under any Intellectual Property that is material to the business of any Group Company (other than Contracts granting nonexclusive rights to use commercially available off-the-shelf software with annual fees of less than MXN$1,000,000 and Open Source Licenses);
(xiv) Each Contract requiring capital expenditures by any Group Company after the Original Agreement Date in an amount in excess of MXN$50,000,000 in any calendar year;
(xv) Any Contract that grants to any third Person (A) any “most favored nation rights” or (B) price guarantees for a period greater than one year from the Original Agreement Date and requires aggregate future payments to the Group Companies in excess of MXN$50,000,000 in any calendar year;
(xvi) Contracts granting to any Person (other than any Group Company) a right of first refusal, first offer, re-acquisition right, derecho de reversión or similar preferential right to purchase or acquire equity interests in any Group Company or any assets owned by any Group Company;
(xvii) Contracts documenting derivative or hedging or similar transactions;
(xviii) Contracts executed with any Governmental Authorities;

(xix) Any Contract involving payment obligations by any Group Company in excess of MXN$50,000,000 in any calendar year;
(xx) Any Contract that provides for the indemnification or assumption of any liability of any Person by the Company or the Group Companies;
(xxi) Contracts entered into outside the ordinary course of business or that is otherwise material to any Group Company and that is not included in any of the previous paragraphs; and
(xxii) Any outstanding written commitment to enter into any Contract of the type described in the foregoing subsections of this Section 4.12(a).
(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed or required to be listed pursuant to Section 4.12(a) in the Company Disclosure Letter (i) are in full force and effect and (ii) represent the legal, valid and binding obligations of the Group Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to any Group Company, (x) the Group Companies have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.12(a) and none of the Group Companies, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the last 24 months, none of the Group Companies has received any written claim or written notice of termination or breach of or default under any such Contract (which claim or notice has not been rescinded), and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by any Group Company or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).
Section 4.13. Company Benefit Plans.
(a) The Group Companies do not have any plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement or any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and if applicable) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by any Group Company, or to which any Group Company is a party or has or may have any liability different than the benefit plans mandatory under the Mexican Federal Labor Law (Ley Federal del Trabajo) and the Mexican Social Security Law (Ley del Seguro Social) or any statutory plan, program or arrangement that is required under applicable Law, and in each case whether or not, (i) in writing or (ii) funded, (each, a “Company Benefit Plan”).
(b) Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of the private insurance provided by the Group Companies to their employees,
(c) The consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Group Companies to any severance pay or any other compensation or benefits payable or to be provided by the Group Companies, or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such employee, officer or other individual service provider by the Group Companies. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code or otherwise.
Section 4.14. Labor Relations; Employees.
(a) Except as set forth on Section 4.14(a) of the Company Disclosure Letter, none of the Group Companies is a party to or bound by any collective bargaining agreement, or any similar agreement, no such agreement is being negotiated by any Group Company, and no labor union or any other employee representative body, to the knowledge of the Company, has requested or has sought to represent any of the employees of any Group Company. During the Lookback Period, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting any Group Company.
(b) Each Group Company is in compliance with all applicable Laws respecting labor and employment including those of the Mexican Social Security Institute (Instituto Mexicano del Seguro Social), the Mexican Retirement Savings System (Sistema de Ahorro para el Retiro), the National Workers’ Housing Fund Institute (Instituto del Fondo Nacional de la Vivienda para los Trabajadores), the Income Tax Law (Ley del Impuesto Sobre la Renta) and those related to profit sharing, and all Laws respecting terms and conditions of employment, health and safety, minimum wages and working hours, holiday pay and the calculation of holiday pay, working time, statutory benefits, profit sharing, right to disconnect, remote or home office work, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, forced labor, outsourcing, subcontracting of work or services, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, loans to employees, labor relations, employee leave issues and unemployment insurance, social security dues, housing or retirement contributions, except where the failure to comply would not reasonably be expected to be, individually or in the aggregate, material to the business of the Group Companies.
(c) The Group Companies have not received (i) notice of any unfair labor practice charge or material complaint before any relevant labor and social security authorities or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or in connection with the denial of the rights of free association, (iii) notice of any material charge or complaint with respect to or relating to them before any relevant labor and social security authorities or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, outsourcing, subcontracting, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any material complaint, lawsuit or other proceeding in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, unfair labor practices or denial of the rights of free association and collective bargaining and with respect to each of (i) through (v) herein, no such matters are pending or, to the knowledge of the Company, threatened.
(d) To the knowledge of the Company, no present or former employee, worker or independent contractor of any Group Company is in violation of (i) any material restrictive covenant, nondisclosure obligation or fiduciary duty to any Group Company or (ii) any material restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries or (B) the knowledge or use of trade secrets or proprietary information.
(e) During the Lookback Period, none of the Group Companies has entered into a settlement agreement with a current or former officer, employee or independent contractor of any Group Company that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of any Group Company or (ii) an employee of any Group Company. To the knowledge of the Company, during the Lookback Period, no allegations of sexual harassment, sexual misconduct or discrimination have been made against an officer or employee of any Group Company.
(f) None of the Group Companies has misclassified its current or former independent contractors as such or its current or former employees as exempt or nonexempt from wage and hour Laws, except as would not reasonably be expected to be material to the Group Companies, taken as a whole. Effective as of September 1, 2021, the Group Companies have complied in all material aspects with the Labor Subcontracting Reform enacted April 23, 2021, which comprised amendments to labor, social security and tax laws, including: (i) the prohibition to subcontract personnel; (ii) the requirement to internalize previously outsourced personnel to conduct its core business activities; (iii) the subcontracting of specialized services not comprised under its corporate purpose and main economic activity declared before tax authorities; and (iv) the request to its contractors to submit evidence of their registration as specialized service providers before the Mexican Ministry of Labor and Social Welfare (Secretaría del Trabajo y Prevención Social) and other applicable information under the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) and the Mexican Value Added Tax Law (Ley del Impuesto al Valor Agregado).
(g) No employee of the Group Companies or individual assigned to the business of the Group Companies resides in an outsourcing entity. Each and all specialized services agreements entered into by the Group Companies comply with all requirements under applicable Law and each and all services providers are duly registered before the Mexican Registry of Providers of Services or Specialized Works (Registro de Prestadoras de Servicios Especializados u Obras Especializadas) except for those actions to be carried out by the applicable Group Company, as stated in Section 6.13 of the Company Disclosure Letter.
(h) Except as set forth on Section 4.14(h) of the Company Disclosure Letter, none of the Group Companies have granted any loans to its current or former stockholders, members or employees that have not been settled in full, and such loans that were granted in compliance with the applicable Laws in all material respects.
(i) During the Lookback Period no Group Company has granted to any of its employees any increase in compensation or any increase in benefits or any payment of any bonus other than in the ordinary course of business consistent with past practices, and (B) has not offered, promised or agreed to any future variation in any Contract of employment of any of its employees outside of the ordinary course of business. No negotiations for an increase in the remuneration or benefits of any of the Group Company’s employees are ongoing.
(j) None of the Group Companies have entered into individual employment agreements with current or former employees that do not comply with the specifications provided in the applicable Laws.
Section 4.15. Taxes.
(a) All material Tax Returns required to be filed by or with respect to the Group Companies have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material amounts of Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with IFRS.
(b) The Group Companies have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts (taking into account any applicable extensions), and otherwise complied in all respects with all applicable withholding and related reporting requirements.
(c) There are no Liens for any material amount of Taxes (other than Permitted Liens) upon the property or assets of the Group Companies.
(d) No claim, assessment, collection, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Group Companies that remains unpaid except for deficiencies being contested in good faith and for which adequate reserves have been established in accordance with IFRS or Mexican NIF.
(e) There are no material Tax audits or other examinations of the Company or any of its Subsidiaries presently in progress, nor has any Group Company been notified in writing of (nor to the knowledge of the Company has there been) any request or threat for such an audit or other examination, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material amount of Taxes of the Group Companies.
(f) There are no pending, current or, to knowledge of the Company, threatened legal Actions relating to the assessment or collection of Taxes with respect to any Group Company. None of the Group Companies have entered into any agreements, including a conclusive agreement (acuerdo conclusivo), with any tax Governmental Authority resolving, concluding or compromising any Action for the assessment or collection of Taxes with respect to the Group Companies.

(g) None of the Group Companies has made a request for an advance tax ruling, a technical advice memorandum, a change of any method of accounting, or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes or requested, received, or entered into a closing agreement, conclusive agreement (acuerdo conclusivo) or any similar agreement with any Governmental Authority with respect to any Taxes that would be binding on any of the Group Companies after the Closing Date.
(h) None of the Group Companies is a party to or has any liability under any Tax indemnification or Tax sharing agreement or any other agreement providing for payments in respect of Taxes or Tax benefits (other than any such agreement solely between the Group Companies or Contracts entered into in the ordinary course of business not primarily related to Taxes).
(i) None of the Group Companies (i) is liable for Taxes of any other Person (other than a Group Company) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than Contracts entered into in the ordinary course of business not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is any Group Company.
(j) No written claim has been made by any Governmental Authority in a jurisdiction where a Group Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.
(k) None of the Group Companies has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.
(l) None of the Group Companies has participated in a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code.
(m) Each Group Company is registered for the purposes of sales Tax, use Tax, Transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by Law to be so registered, and has complied in all material respects with all Laws relating to such Taxes.
(n) None of the Group Companies will be required to include any amount in taxable income, exclude any item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received or deferred revenue recognized on or prior to the Closing Date, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, or (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law).
(o) The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 351(e)(1) of the Code.
(p) Neither Seller nor any other equityholder of the Company is party to or bound by any Contract to sell or exchange any of the PubCo Ordinary Shares to be received in connection with the transactions contemplated by this Agreement.
(q) None of the Group Companies has deferred the payment of any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act (or any similar provision of state, local or foreign Law) or claimed or received any Tax refund or credit thereunder or pursuant to any other Tax legislation related to the COVID-19 pandemic that remains unpaid.
(r) The Company has not taken any action, nor to the knowledge of any Group Company are there any facts or circumstances, that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(s) None of the Group Companies has (i) entered into any agreement that could be deemed to constitute an “asociación en participación” in terms of article 17-B of the Mexican Federal Tax Code; or (ii) acquired an ongoing business for purposes of article 26(IV) of the Mexican Federal Tax Code.
(t) None of the Group Companies has received a CFDI issued by a third party that has been assessed by any taxing Governmental Authority to fall under the scope of Article 69-B of the Mexican Federal Tax Code; provided that any Group Company has received such CFDI, either it did not give Tax effects to the associated CFDI or if tax effects were given, it evidenced to the Governmental Authority that the services or goods were effectively provided. The CFDIs issued in favor of any Group Company support real, bona fide and existing transactions.
(u) None of the Group Companies has entered into any transaction that qualifies as an undue acquisition or transfer of Tax losses, as provided by article 69-B Bis of the Mexican Federal Tax Code.
(v) None of the Group Companies has outsourced or subcontracted personnel as defined under article 15-D of the Mexican Federal Tax Code.
(w) None of the Group Companies has been involved in, part of, a promoter of, a reportable transaction “esquema reportable” within the meaning of Section Six of the Mexican Federal Tax Code (Código Fiscal de la Federación) and which relates to or involves the Seller or any Group Company or which has resulted in a tax benefit without regard to its reportability.
(x) None of the Group Companies has entered nor participated in any transaction or event that may or could be recategorized or reclassified by any Governmental Authority according to their real economic benefit under Article 5-A of the Mexican Federal Tax Code (Código Fiscal de la Federación).
(y) All related-party transactions involving the Group Company have been conducted at arm’s length in compliance with applicable transfer pricing Laws and principles. The Group Companies have maintained documentation in connection with such related-party transactions (including any applicable transfer pricing studies) as may reasonably be expected to be required or requested by any relevant tax Governmental Authority and filed with the relevant tax Governmental Authority any documentation required by applicable Law.
(z) Each Group Company has complied with all applicable provisions under any Free Trade Agreement (“FTA”) used in their import and export operations, whether to apply preferential tariffs or to certify the origin of the exported products for FTA purposes.
Notwithstanding anything to the contrary herein, (i) the representations contained in this Section 4.15 are the sole representations regarding Taxes provided by the Group Companies, and (ii) none of the Group Companies makes any representation or warranty with respect to (A) the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, or capital loss carryforward (whether federal, state, local or foreign) of the Group Companies, or (B) the ability of any Group Company to take any position or adopt any practice with respect to Taxes in a taxable period (or portion thereof) beginning after the Closing Date.
Section 4.16. Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by any Group Company.
Section 4.17. Insurance. The Group Companies carry all customary insurance covering property, fire and casualty, product liability, civil responsibility, workers’ compensation, and other forms of insurance held by, or for the benefit of, any Group Company. All such policies are in full force and effect, all premiums due thereunder have been paid, and no notice of cancellation or termination has been received by any Group Company with respect to any such policy. No insurer has denied or disputed coverage of any material claim under any of the Group Company’s insurance policies.
Section 4.18. Permits; Regulatory Matters.
(a) The Group Companies have obtained, and maintain, all Permits required to permit the Group Companies to construct, develop, own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Group Companies as currently conducted in all material respects.

(b) Each material Permit held by a Group Company is valid, binding and in full force and effect. None of the Group Companies (i) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) in any material respect of any term, condition or provision of any material Permit to which it is a party, (ii) is or has been the subject of any pending or, to the knowledge of the Company, threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, non-renewal or impairment of any Permit, or (iii) has received any written notice that any Governmental Authority that has issued any Permit intends to cancel, terminate, or not renew any such Permit, except to the extent such Permit may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby.
Section 4.19. Equipment and Other Tangible Property. Each Group Company owns and has good title to, and has the legal and beneficial ownership of, or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of each Group Company as owned by each Group Company, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Group Companies are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use. The properties, assets and rights of the Group Companies include all properties, assets and rights (i) used or held for use in connection with the conduct of the business of the Group Companies and (ii) necessary and sufficient for the continued conduct of the business of the Group Companies after the Closing in substantially the same manner as conducted prior to the Closing.
Section 4.20. Real Property.
(a) Section 4.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date hereof of (i) all Leased Real Property and all Real Property Leases pertaining to such Leased Real Property and (ii) all Owned Real Property, together with a description of the constructions, use of such real property (i.e., real estate project developed or intended to be developed therein) and information of the title deed. The Leased Real Property and the Owned Real Property are collectively referred to herein as the “Company Real Property.” The Company Real Property constitutes all of the real property owned or leased and used by the Group Companies in connection with the current business operation of the Group Companies.
(b) With respect to each parcel of Leased Real Property:
(i) The Group Company holds a good and valid leasehold estate in, and enjoys peaceful and undisturbed possession of, such Leased Real Property, free and clear of all Liens, except for Permitted Liens.
(ii) The Group Company’s, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed.
(iii) The Company has delivered to HCM all of the documents listed in Section 4.20(a) of the Company Disclosure Letter, all of which are true, correct and complete copies of all leases, lease guaranties, subleases, bailment agreements (comodatos), agreements for the leasing, use or occupancy of, or otherwise granting a right in the Leased Real Property by or to the Group Company, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any respect following the Original Agreement Date, except in accordance with this Agreement. The Group Companies do not have other leased properties other than the Leased Real Properties.
(iv) There are no material disputes with respect to the Real Property Leases.
(v) None of the Group Companies owe any brokerage commissions or finder’s fees with respect to any Real Property Lease.
(vi) None of the Group Companies is in default under any of the Real Property Leases, and there does not exist under any Real Property Lease, any event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder as of the date hereof.
(vii) All Real Property Leases are in full force and effect and are currently enforceable in all material respects and, to the knowledge of the Company, as of the Closing will be, if not previously terminated or expired, enforceable in all material respects against the other party thereto in accordance with the express terms thereof.
(viii) No security deposit or portion thereof deposited with respect to a Real Property Lease has been applied in respect of a breach or default thereunder which has not been replenished to the extent required under such Real Property Lease.

(c) The Group Company is the owner of each parcel of Owned Real Property and has good and valid fee simple title thereto. The Owned Real Property is free of any Liens, other than Permitted Liens and the Re-Acquisition Rights. The Seller or the Murano Parties control the Persons holding the Re-Acquisition Rights. All the Owned Real Property is duly registered and is currently assessed by the appropriate Governmental Authorities (including the local catastro offices and public registries of property) for Tax purposes (including for purposes of the impuesto predial). The Group Companies do not have other real properties other than the Owned Real Properties.
(d) Neither the Seller nor any of its Affiliates or any of their related parties own, lease, possess or have any Lien, nor have any of them entered into any Contract with the purpose of buying, selling, leasing, possessing or constituting a Lien over any real property adjacent or tangential to the Company Real Property or necessary for the ingress to or egress from any Company Real Property. During the Lookback Period, the Murano Parties and the Group Companies have not transferred, sold or otherwise conveyed title, use or possession over real property to third parties or to the Seller, its Affiliates or related parties (other than Group Companies) that were formerly owned by any of the Group Companies.
(e) The Company has not received written notice that any Company Real Property is in violation of any zoning laws, and, to the knowledge of the Company, there are no anticipated or pending changes in the current zoning of the Company Real Property. No portion of the Company Real Property, or any of the improvements located thereon, violates in any material respects any applicable Law, or Environmental Law, and all Permits, approvals and licenses necessary for the construction (to the extent any construction works have been conducted), use, occupancy, of the Company Real Property and conduct of the business therein by the Group Company, have been validly issued and are currently in full force and effect, except as would not be reasonably likely to result in any material impairment to the ability of the Group Company to conduct their respective business as presently conducted.
(f) All real property Taxes and assessments and all special assessments, if any, payable by the Group Company pertaining to the Company Real Property, for which the statute of limitation has not elapsed, have been paid in full on or before the date that such real property Taxes fall due, and there are no currently existing delinquencies with respect thereto.
(g) The Company has received no written notice of any material litigation pending with respect to the Company Real Property, and to the knowledge of the Company, there are no facts or circumstances with respect to the Company Real Property that could cause or underlie any Action that could result in any such material litigation.
(h) No Company Real Property is subject to any current condemnation, expropriation or extinción de dominio proceeding or proposed similar Action or agreement for taking in lieu of condemnation, and, to the knowledge of the Company, there is no such threatened or proposed proceeding.
(i) Other than for the Permitted Liens, none of the Group Companies has collaterally assigned, transferred to a trust that is not a Group Company, mortgaged, or granted any other security interest or Lien in any Company Real Property or any interest therein.
(j) The Group Companies are in material compliance with all Liens, encumbrances, easements, restrictions, and other matters of record affecting the Company Real Property, and none of the Group Companies has received any written notice alleging any default or breach under any of such Liens, encumbrances, easements, restrictions, or other matters and, to the knowledge of the Company, no default or breach, nor any event that with notice or the passage of time would result in a default or breach, by any other contracting parties has occurred thereunder.
(k) Each parcel of the Company Real Property (i) has legal access to and from public roads, and has all rights of way (servidumbres) or equivalent in rem rights sufficient for the purposes of the operation of the business thereon, and (ii) is served or has the feasibilities to be served by water, electric, sewer, sanitary sewer and storm drain facilities, in each case, to the extent reasonably necessary for the operation, use and occupancy of such Company Real Property as currently operated and used or as intended for the real estate project to be developed therein, and the applicable Group Company is in full compliance with the terms of any agreements and applicable Laws relating to the supply of any such services to the Company Real Property.

(l) The Company has all franchise, management, food and beverage or other similar agreements or Permits necessary for the current business operation of the Group Companies.
(m) All licenses, permits, consents, authorizations, approvals, registrations and certificates of any Governmental Authority held by any Group Company or for the benefit of the Group Companies business or any Company Real Property in connection with the development, construction, ownership, occupancy, operation, leasing, rental, maintenance or use of the business of the Group Companies, are in full force and effect and have not been revoked, canceled or modified.
(n) No party other than the Group Companies or the hotel operators under the hotel management agreements, has any right to use or occupy the Company Real Property or any portion thereof. The Company has not subleased, licensed or otherwise granted any Person the right to use or occupy the Company Real Property (or any portion thereof). The Group Companies’ possession and quiet enjoyment (posesión, uso y goce pacífico) of the Company Real Property has not been disturbed.
(o) The buildings and improvements on the Company Real Property are in all material respects in good operating condition and in a state of good and working maintenance and repair, ordinary wear and tear excepted, are in compliance with all applicable building codes and are adequate and suitable for their current uses and purposes. There are no physical conditions or defects on any part of the Company Real Property that would materially impair or would be reasonably expected to materially impair the continued operation of the business of the applicable Group Company as presently conducted at each such property or that is or would result in the violation of applicable Law.
Section 4.21. Intellectual Property.
(a) Section 4.21(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered or applied-for with a Governmental Authority or Internet domain name registrar and is owned by a Group Company as of the Original Agreement Date, whether applied for or registered in the United States or any other jurisdiction as of the Original Agreement Date (“Company Registered Intellectual Property”). The Group Companies are the sole and exclusive beneficial and record owners of all of the items of Company Registered Intellectual Property, and all such Company Registered Intellectual Property is subsisting and, excluding any pending applications included in the Company Registered Intellectual Property, is valid and enforceable. No Company Registered Intellectual Property is subject to any outstanding Governmental Order adversely affecting the validity or enforceability of, or the Group Companies’ ownership or use of, or rights in or to, any such Company Registered Intellectual Property.
(b) The Group Companies exclusively own the Company Intellectual Property, free and clear of all Liens, and have sufficient and valid rights pursuant to enforceable Contracts to use all other Intellectual Property used in or necessary for the conduct of the businesses of the Group Company as currently conducted and as proposed to be conducted. There exist no restrictions on the disclosure, use, license or transfer of, and the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish, any Company Intellectual Property.
(c) The Group Companies, and the conduct of the businesses of the Group Companies, have not during the Lookback Period infringed upon, misappropriated or otherwise violated and are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person, and there is no Action pending to which any Group Company is a named party, or, to the knowledge of the Company, that is threatened, alleging any Group Company’s infringement, misappropriation or other violation of any Intellectual Property of any third Person.
(d) (i) To the knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating any Company Intellectual Property; and (ii) the Group Companies have not sent to any Person during the Lookback Period any written notice, charge, complaint, claim or other written assertion against any third Person claiming infringement, misappropriation or other violation by or misappropriation of any Company Intellectual Property.
(e) Each Group Company takes commercially reasonable measures to protect the confidentiality of all material Trade Secrets included in the Company Intellectual Property. To the knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to any such Trade Secrets to or by any Person.

(f) No Governmental Authority, university, college, research institute or other similar organization has sponsored, contributed funding, facilities or personnel, or otherwise been involved with any research or development by any Group Company of any material Company Intellectual Property or any product or technology of any Group Company.
(g) Each Person who created, developed, invented, or otherwise contributed to the creation, development or invention of, any Intellectual Property material to the business of any Group Company for or on behalf of a Group Company, as applicable, has executed a valid and enforceable non-disclosure and assignment agreement containing an irrevocable present assignment of all such Person’s rights, title and interests in and to any such Intellectual Property to a Group Company, as applicable.
(h) The IT Assets used or held for use by any Group Company (i) operate and perform in all material respects in accordance with their documentation and functional specifications and are sufficient for the operations of the businesses of any Group Company as currently conducted and as currently proposed to be conducted, (ii) have not materially malfunctioned or failed during the Lookback Period and (iii) are free from any material bugs or other material defects, or any other devices, codes, instructions or features designed to disrupt, disable, or otherwise impair the functioning of any such IT Assets, including any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that are designed to permit unauthorized access or the unauthorized disablement or erasure of information or data (or any parts thereof) stored or processed thereon or thereby.
(i) The Group Companies’ use and distribution of (i) Software developed by a Group Company, and (ii) Open Source Materials, is in material compliance with all Open Source Licenses applicable thereto. None of the Group Companies has used any Open Source Materials in a manner that requires any Software or any Company Intellectual Property to be subject to Copyleft Licenses.
Section 4.22. Privacy and Cybersecurity.
(a) The Group Companies maintain and are in compliance with, and during the Lookback Period, have maintained and been in compliance with, (i) all applicable Laws relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disclosure or transfer of Personal Information, including all applicable Laws governing breach notification, and the Mexican Federal Protection Law of Personal Data (Ley Federal de Protección de Datos Personales en Posesión de Particulares) and its regulations, (ii) the Company’s and its Subsidiaries’ posted or publicly facing policies, and (iii) the Group Companies’ contractual obligations concerning cybersecurity, Personal Information and data privacy and security and the security of the Group Companies’ IT Assets (collectively, (i)-(iii), “Personal Information Laws and Policies”). There are no Actions by any Person (including any Governmental Authority) pending to which any Group Company is a named party or, to the knowledge of the Company, threatened against the Company or its Subsidiaries alleging a violation of any Personal Information Laws and Policies, and there have been no such Actions brought against any Group Company. None of the Group Companies has received any written notice from any Person relating to an alleged violation of Personal Information Laws and Policies. During the Lookback Period, each Group Company has had written Contracts in place with third parties processing Personal Information or other data for or on behalf of the Group Company in connection with the operation of the businesses of any Group Company (“Processors”), their respective customers and any other Person that shares Personal Information with any Group Company, that are materially consistent with all requirements of the Personal Information Laws and Policies.
(b) During the Lookback Period, (i) there have been no material breaches of the security of the IT Assets used or held for use by the Group Companies in their businesses, and (ii) there have been no disruptions in any such IT Assets that materially adversely affected the Group Companies’ business or operations. The Group Companies take commercially reasonable and legally compliant measures designed to protect confidential or sensitive information and Personal Information in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards. None of the Group Companies has (A) experienced any incident in which confidential or sensitive information or Personal Information was stolen, or accessed, used or disclosed without authorization, including in connection with a breach of security, or (B) received any written notice or complaint from any Person (including any Governmental Authority) with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Group Companies.

(c) With respect to all Personal Information held by or on behalf of any of the Group Companies, or otherwise under its control, the Group Companies have, at all times, taken the steps required and reasonably necessary to protect such Personal Information against loss and against unauthorized access, use, modification, disclosure or other misuse (including by the Group Companies’ officers, employees, independent contractors and consultants), including implementing and monitoring compliance with reasonable measures with respect to technical and physical security of such Personal Information. The Group Companies have taken commercially reasonable steps to provide for the back-up and recovery of data and commercially reasonable disaster recovery plans, procedures and facilities and, as applicable, has taken commercially reasonable steps to implement such plans and procedures. The Group Companies has taken all reasonable actions to protect the integrity and security of IT Assets and the information stored thereon from unauthorized use, access, or modification by third parties and from viruses and contaminants.
Section 4.23. Environmental Matters.
(a) The Group Companies are and, except for matters which have been fully resolved, have been materially in compliance with all Environmental Laws and have not received any written notice, and to the knowledge of the Company, there is no threatened legal Action, in each case, related to, alleging or asserting any breach of any Environmental Laws.
(b) The Group Companies hold all Permits required pursuant to Environmental Law for the development, construction, operation and maintenance of all Company businesses and all works and activities operating or being developed at any Company Real Property, hereinafter the “Environmental Permits”, which are held in the name of the Company or the appropriate Subsidiary, are in full force and effect, not subject to appeal or to any condition that cannot be reasonably be satisfied by the Company or its Subsidiaries, as the case may be, during the normal course of business.
(c) The Group Companies (i) have complied in all material respects with the conditions and obligations resulting from all of the Environmental Permits required for the development of the Company’s business; and (ii) have not received any written notice from any Governmental Authority or third party related to any legal action asserting or relating with a breach of any obligations under the Environmental Permits which could reasonably result in liability, the imposition of sanctions or the cancellation, revocation, termination, suspension or adverse modification of any such Environmental Permit.
(d) There has been no release of any Hazardous Materials by the Group Companies (i) at, in, on or under any Company Real Property or in connection with the Group Companies’ operations off-site of the Company Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or leased Company Real Property during the time that the Group Companies owned or leased such property or at any other location where Hazardous Materials generated by any Group Company have been transported to, sent, placed or disposed of.
(e) None of the Group Companies have received any written notice, request for information, potentially responsible party letter, notice of violation or potential violation, demand letter, inquiry or complaint from any Governmental Authority or third party alleging that the Group Companies (i) is a potentially responsible party associated with any release or threatened release of Hazardous Materials or (ii) has any material liability arising under any Environmental Laws or an obligation to investigate, clean up or conduct Remediation. None of the Group Companies are subject to any current Governmental Order relating to any non-compliance with Environmental Laws by the Group Companies or the investigation, sampling, monitoring, treatment, Remediation, removal or cleanup of Hazardous Materials. To the knowledge of the Company, there are no facts or circumstances that could cause or underlie the receipt or occurrence of any such notices, requests for information or Governmental Orders.
(f) No Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Group Companies’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

(g) No Group Company has received, at any time, (i) any environmental reports, assessment, audits, inspections, sampling data or similar documents, nor any (ii) communications or notices from or to any Governmental Authority, which, in the case of clause (i) or (ii), concern any non-compliance of any Group Company or Company Real Property with, or liability of any Group Company under, Environmental Law.
(h) None of the Group Companies have undertaken or assumed (by operation of law or otherwise) any liabilities, or provided an indemnity, with respect to any liabilities for any other person related to Environmental Law or Hazardous Materials.
(i) There is no underground storage tank or underground injection well on any Owned Real Property or Leased Real Property currently or formerly owned or leased, as the case may be, by any of the Group Companies. None of the Group Companies has entered into any Contract that may require it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person from or against any liabilities arising out of or related to the generation, manufacture, treatment, keeping, deposit, use, transportation or disposal of Hazardous Materials or otherwise arising out of Environmental Laws.
(j) The Group Company do not owe any duties, Taxes or similar contributions (whether federal, state or municipal) relating to the use or supply of water, the discharge or treatment of waste waters, or the use or possession of national or government property (whether federal, state or municipal) including in connection with the use of water or the discharge of wastewater (or as administered by the Mexican National Water Commission (Comisión Nacional del Agua) or by the Mexican Ministry of the Environment and Natural Resources (Secretaría del Medio Ambiente y Recursos Naturales)). All water supplied to and used by the Company is supplied and used in full compliance with applicable Laws. All wastewater discharged by the Company is discharged in full compliance with applicable Laws. All national or government property (whether federal, state or municipal) used or possessed by the Group Companies is used or possessed by them in full compliance with applicable Laws.
Section 4.24. Absence of Changes. Since September 30, 2021 through the date of this Agreement, (a) there has not been any Company Material Adverse Effect and (b) there has not been or occurred any event, condition, action, or effect that, if taken during the period from the Original Agreement Date to the Effective Time, would constitute a breach of Section 6.1.
Section 4.25. Anti-Corruption Compliance.
(a) During the Lookback Period none of the Group Companies, Seller, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Group Companies, has offered, promised, authorized or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.
(b) None of the Group Companies, nor any director, officer, employee or agent acting on behalf of any Group Company: (i) has been debarred, suspended, or otherwise determined ineligible for government procurement programs in any jurisdiction; (ii) appears or at any time has appeared on any list of entities or individuals debarred from tendering or participating in any project funded by the World Bank, the International Finance Corporation, or any other multilateral or bilateral aid agency; or (iii) is currently or at any time has been subject to any actions, suits, investigations, proceedings, or audits related to actual or potential violations of Anti-Bribery Laws, fraud, conflicts of interest, kickbacks, or other morality offense, before or by any governmental commission, board, bureau, agency, or instrumentality of the same.
(c) The Group Companies have implemented and maintain anti-corruption compliance policies, procedures, and internal controls reasonably designed to ensure compliance with the Anti-Bribery Laws. None of the Group Companies’ directors or employees is a Government Official. None of the Group Companies’ agents or suppliers is or is beneficially owned or controlled by a Government Official.
Section 4.26. Anti-Money Laundering Laws; Sanctions and International Trade Compliance.
(a) The Group Companies (i) are, and have been in compliance in all material respects with all Anti-Money Laundering Laws, International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made all material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, transfer or transaction required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against any Group Company related to any Anti-Money Laundering Laws, International Trade Laws or Sanctions Laws or any Export Approvals.
(b) None of the Group Companies nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Group Companies’ respective agents, representatives or other Persons acting on behalf of any Group Company, (i) is, or has during the five years prior to the date hereof, been a Sanctioned Person or (ii) has transacted business directly or indirectly with any Sanctioned Person or in any Sanctioned Country.
Section 4.27. Information Supplied. None of the information supplied or to be supplied by or on behalf of any Group Company specifically in writing for inclusion in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at each time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they are made, or necessary to make the statements therein, not misleading or (b) the Proxy Statement will, on the date of any filing of the Proxy Statement with the SEC, on the date it is first mailed to the HCM Shareholders and at the time of the HCM Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 4.28. Vendors.
(a) Section 4.28(a) of the Company Disclosure Letter sets forth, as of the Original Agreement Date, the top ten vendors based on the aggregate Dollar value of the Group Companies’ transaction volume with such counterparty during the trailing six (6) months for the period ending December 31, 2022 (the “Top Vendors”).
(b) None of the Top Vendors has, as of the Original Agreement Date, informed in writing the Group Companies that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with any Group Company (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Vendors is otherwise involved in or threatening a material dispute against the Group Companies or their respective businesses.
Section 4.29. Government Contracts. The Company is not party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Group Companies, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other Contract by which the Group Companies has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services (each of clause (i) and (ii), a “Government Contract”). None of the Group Companies have provided any offer, bid, quotation or proposal to sell products made or services provided by the Group Companies that, if accepted or awarded, would lead to any Government Contract.
Section 4.30. No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, each of the Group Companies and Dutch Entities, and each of their respective directors, managers, officers, employees, equityholders, partners, members and representatives, acknowledges and agrees that the Company has made its own investigation of HCM and that HCM nor any of their respective Affiliates, agents or representatives is making, and the Company is not relying upon, any representation or warranty whatsoever, express or implied, beyond those expressly given by HCM in Article V or in the Ancillary Agreements, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of HCM. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the HCM Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by the Company or its representatives) or reviewed by the Company pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to the Company or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of HCM, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article V. Except as otherwise expressly set forth in this Agreement, the Company understands and agrees that any assets, properties and business of HCM are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article V, with all faults and without any other representation or warranty of any nature whatsoever.
Section 4.31. Related Party Transactions.
(a) Section 4.31(a) of the Company Disclosure Letter contains a list of all related party transactions and Contracts (including for the avoidance of doubt, with any Murano Parties or their Affiliates) to which any Group Company is party or bound (the “Affiliate Agreements”). All Affiliate Agreements comply with transfer-pricing regulations under applicable Laws and have been conducted at prevailing market prices, on prevailing market terms and on an arms’ length basis. None of the Murano Parties and no officer, or any Person who was a shareholder or officer of any of the Murano Parties or any of their respective Affiliates has any direct or indirect ownership, voting or other financial interest in any competitor, supplier, licensor, lessor, independent contractor or customer of the Murano Parties. None of the Murano Parties or their Affiliates own or hold title to, or possess an interest in, any asset, property or Permit used or held by the Murano Parties or that is necessary for the business of the Group Companies. The business of the Company and the Group Companies is solely and entirely conducted, developed and exploited through the Group Companies.
(b) The Affiliate Agreements listed in Section 4.31(a) of the Company Disclosure Letter will continue in effect after the Closing, and otherwise, as of the Closing, no Group Company will be a party to a related party transaction with any of the Murano Parties or any of their Affiliates, and no Group Company will owe any amount to any Murano Party or any of their Affiliates.
Section 4.32. Reorganization. The Reorganization will be carried out in compliance with the applicable Laws and Governing Documents of the applicable entities. Consummation of the Reorganization will not (i) materially impair the ability of any of the Murano Parties to effect the Merger or the other transactions contemplated hereby or delay the consummation of the Merger or the other transactions contemplated hereby, and (ii) consist or result in the exclusion, sale, disposal, transfer of any properties (including the Company Real Properties), assets and rights of the Group Companies that are used or held for use in connection with the conduct of the business of the Group Companies.
Section 4.33. Disclosure.
(a) Except as expressly set forth in this Agreement or in the Company Disclosure Letter, and except for facts relating to general economic or industry conditions, there is no fact relating to the Group Companies that (individually or considered together with other undisclosed facts) could reasonably be expected to adversely affect the assets, business, financial condition or results of operations of the Group Companies in any material respect.
(b) No representation or warranty or other statement made by the Group Companies in this Agreement, the Company Disclosure Letter, the certificate delivered pursuant to Section 2.5(a)(ii) or otherwise in connection with the transactions contemplated hereby, contains any untrue statement of material fact or omits to state a material fact necessary to make the statements in this Agreement, in light of the circumstances in which they were made, not misleading.
Section 4.34. Existing Attorneys-in-Fact. Section 4.34 of the Company Disclosure Letter sets forth a true and correct list of (i) all powers of attorney granted or delegated by the Group Companies in effect, (ii) the names of all attorneys-in-fact of the Group Companies and (iii) the powers granted pursuant to such powers of attorney and to such attorneys-in-fact, in each case, as of on or prior to the Closing.
Section 4.35. No Additional Representations or Warranties. Except as provided in this Article IV or in any Ancillary Agreement, none of the Group Companies or their Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to HCM or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to HCM or its Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF HCM
Except as set forth in (i) in any HCM SEC Filings filed or submitted on or prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such HCM SEC Filings will be deemed to modify or qualify the representatives and warranties set forth in Section 5.8 and Section 5.12), or (ii) in the disclosure letter delivered by HCM to the Company (the “HCM Disclosure Letter”) on the Original Agreement Date (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), HCM represents and warrants to the Murano Parties as of the Original Agreement Date, the date hereof, and as of the Closing Date (except for those representations made as of a date other than the date hereof which are only made as of such other date), as follows:
Section 5.1. Organization. HCM has been duly incorporated and is validly existing as an exempted company and in good standing under the Laws of the Cayman Islands, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of HCM’s Governing Documents as amended to the date of this Agreement, previously delivered by HCM to the Company, are true, correct and complete. HCM is duly licensed or qualified and in good standing (or equivalent status, to the extent that such concept exists) as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to HCM.
Section 5.2. Due Authorization.
(a) HCM has all requisite corporate power and authority to (x) execute and deliver this Agreement and the documents contemplated hereby, and (y) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been (i) duly and validly authorized and approved by the Board of Directors of HCM and (ii) determined by the Board of Directors of HCM as advisable to HCM and the HCM Shareholders, and recommended for approval by the HCM Shareholders. No other company proceeding on the part of HCM is necessary to authorize this Agreement and the documents contemplated hereby (other than the HCM Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by HCM, to the extent a party thereto, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto, and at or prior to the Closing, the other documents contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of HCM, to the extent a party thereto, enforceable against HCM, to the extent a party thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b) Assuming that a quorum (as determined pursuant to HCM’s Governing Documents) is present, each of those Transaction Proposals shall require approval by an affirmative vote of the holders of at least a: (i) simple majority of the outstanding HCM Ordinary Shares in respect of those Transaction Proposals requiring an ordinary resolution as a matter of Cayman Islands law; or (ii) two-thirds majority in respect of those Transaction Proposals requiring a special resolution as a matter of Cayman Islands law, in each case, entitled to vote, who attend (in person or via proxy) and vote thereupon (as determined in accordance with HCM’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of HCM and held for such purpose.
(c) HCM Shareholder Approval is the only approval or consent required to be obtained from HCM Shareholders in connection with entry into this Agreement by HCM and the consummation of the transactions contemplated hereby, including the Merger and the Closing.
(d) The Board of Directors of HCM has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.3. No Conflict. Subject to the HCM Shareholder Approval and receipt of the Governmental Approvals set forth in Section 5.7, the execution and delivery of this Agreement by HCM and the other documents contemplated hereby by HCM and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of HCM, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to HCM, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which HCM is a party or by which HCM may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of HCM, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of HCM to enter into and perform their obligations under this Agreement or (ii) be material to HCM.
Section 5.4. Litigation and Proceedings. As of the date hereof, there are no pending or, to the knowledge of HCM, threatened Legal Proceedings against HCM, its respective properties or assets, or, to the knowledge of HCM, any of its respective directors, managers, officers or employees (in their capacity as such). As of the date hereof, there are no investigations or other inquiries pending or, to the knowledge of HCM, threatened by any Governmental Authority, against HCM, its respective properties or assets, or, to the knowledge of HCM, any of its respective directors, managers, officers or employees (in their capacity as such). As of the date hereof, there is no outstanding Governmental Order imposed upon HCM, nor are any assets of HCM’s respective businesses bound or subject to any Governmental Order, the violation of which would, individually or in the aggregate, reasonably be expected to be material to HCM. As of the date hereof, HCM is in compliance with all applicable Laws in all material respects. Since its formation, HCM has not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to HCM.
Section 5.5. SEC Filings. HCM has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since January 25, 2022, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended or supplemented since the time of their filing through the date hereof, the “HCM SEC Filings”). Each of the HCM SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the HCM SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the HCM SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the HCM SEC Filings. To the knowledge of HCM, none of the HCM SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
Section 5.6. Internal Controls; Financial Statements.
(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of HCM’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), HCM has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to HCM, including its consolidated Subsidiaries, if any, is made known to HCM’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting HCM’s principal executive officer and principal financial officer to material information required to be included in HCM’s periodic reports required under the Exchange Act. Since January 20, 2022, HCM has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of HCM’s financial reporting and the preparation of HCM Financial Statements for external purposes in accordance with GAAP.
(b) Each director and executive officer of HCM has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(c) Since January 25, 2022, HCM has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. The HCM Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. There is no Legal Proceeding pending or, to the knowledge of HCM, threatened against HCM by Nasdaq or the SEC with respect to any intention by such entity to deregister the HCM Class A Ordinary Shares or prohibit or terminate the listing of HCM Class A Ordinary Shares on Nasdaq.
(d) The HCM SEC Filings contain true and complete copies of (x) the audited balance sheet as of December 31, 2022, and statement of operations, cash flow and shareholders’ equity of HCM for the period from February 5, 2021 (inception) through December 31, 2022, together with the auditor’s reports thereon, and (y) the unaudited balance sheet as of March 30, 2023, and statement of operations, cash flow and shareholders’ equity of HCM for the three (3)-month period ended March 30, 2023 and for the comparable period ended March 30, 2022 (collectively, the “HCM Financial Statements”). Except as disclosed in the HCM SEC Filings, the HCM Financial Statements (i) fairly present in all material respects the financial position of HCM, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and, in the case of any unaudited interim financial statements, the absence of footnotes or the inclusion of limited footnotes), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of HCM have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.
(e) There are no outstanding loans or other extensions of credit made by HCM to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of HCM. HCM has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(f) Neither HCM (including, to the knowledge of HCM, any employee thereof) nor HCM’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by HCM, (ii) any fraud, whether or not material, that involves HCM’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by HCM or (iii) any written claim or allegation regarding any of the foregoing.
Section 5.7. Governmental Authorities; Approvals. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Approval is required on the part of HCM with respect to HCM’s execution or delivery of this Agreement, nor for the consummation of the transactions contemplated hereby, except for (i) the Antitrust Approval, (ii) the filing with the SEC of the Proxy Statement/Registration Statement (and the declaration of the effectiveness thereof by the SEC) and such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby, (iii) applicable requirements under the rules and regulations of Nasdaq, (iv) the filing of the Merger Filing Documents in accordance with the Cayman Companies Act, and (v) as otherwise disclosed on Section 5.7 of the HCM Disclosure Letter or Section 4.4 of the Company Disclosure Letter.
Section 5.8. Trust Account. As of the Original Agreement Date, HCM has at least $300,001,809.83 in the Trust Account (including, if applicable, an aggregate of $3,000,000 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of December 9, 2021, between HCM and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the HCM SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of HCM holding HCM Ordinary Shares sold in HCM’s initial public offering who shall have elected to redeem their HCM Ordinary Shares pursuant to HCM’s Governing Documents and the underwriters of HCM’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all HCM Share Redemptions. There are no claims or proceedings pending or, to the knowledge of HCM, threatened with respect to the Trust Account. HCM has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of HCM to commence winding up, dissolve or liquidate by reason of the consummation of the transactions contemplated hereby pursuant to HCM’s Governing Documents shall cease to apply, and as of the Effective Time, HCM shall have no obligation whatsoever pursuant to HCM’s Governing Documents to commence winding up, dissolve and liquidate the assets of HCM by reason of the consummation of the transactions contemplated hereby. To HCM’s knowledge, as of the date hereof, following the Effective Time, no HCM Shareholder (in its capacity as such) shall be entitled to receive any amount from the Trust Account except to the extent such HCM Shareholder is exercising an HCM Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, HCM does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account (after giving effect to HCM Share Redemptions) will not be available to HCM on the Closing Date.
Section 5.9. Investment Company Act; JOBS Act. HCM is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. HCM constitutes an “emerging growth company” within the meaning of the JOBS Act.
Section 5.10. Absence of Changes. Since January 25, 2022, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of HCM to enter into and perform their obligations under this Agreement and (b) except as set forth in Section 5.10 of the HCM Disclosure Letter, HCM has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.
Section 5.11. No Undisclosed Liabilities. Except for any fees and expenses payable by HCM as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against HCM (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) required by GAAP to be included on a consolidated balance sheet of HCM, except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the HCM Financial Statements or disclosed in the notes thereto included in the HCM SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the HCM SEC Filings in the ordinary course of business of HCM, or (c) which would not be, or would not reasonably be expected to be, material to HCM.
Section 5.12. Capitalization of HCM.
(a) As of the date hereof, the authorized share capital of HCM is $55,500 divided into (i) 500,000,000 HCM Class A Ordinary Shares, 14,066,906 of which are issued and outstanding as of the date hereof (of which 9,987,500 are held of record by the Sponsor), (ii) 50,000,000 HCM Class B Ordinary Shares, 75,000 of which are issued and outstanding as of the date of Original Agreement Date, and (iii) 5,000,000 preference shares, par value $0.0001 per share, of which no shares are issued and outstanding as of the date hereof ((i), (ii) and (iii) collectively, the “HCM Securities”). The foregoing represents all of the issued and outstanding HCM Securities as of the date of the Original Agreement Date. All issued and outstanding HCM Securities (x) have been duly authorized and validly issued and are fully paid and non-assessable; (y) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) HCM’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (z) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, HCM’s Governing Documents or any Contract to which HCM is a party or otherwise bound.
(b) All holders of HCM Class B Ordinary Shares have irrevocably waived any anti-dilution adjustment as to the ratio by which HCM Class B Ordinary Shares convert into HCM Class A Ordinary Shares or any other measure with an anti-dilutive effect, in any case, that results from or is related to the transactions contemplated by this Agreement. Subject to the terms of conditions of the Warrant Agreement, the HCM Warrants will be exercisable (after giving effect to a Business Combination but not accounting for the Warrant Exchange contemplated hereby) for one HCM Class A Ordinary Share at an exercise price of eleven Dollars and fifty cents

($11.50) per share. As of the date hereof, 14,375,000 HCM Ordinary Warrants and 13,000,000 HCM Private Placement Warrants are issued and outstanding. The HCM Warrants are not exercisable until 30 days after the Closing. All outstanding HCM Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of HCM, enforceable against HCM in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) HCM’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, HCM’s Governing Documents or any Contract to which HCM is a party or otherwise bound. Except for HCM’s Governing Documents and this Agreement, there are no outstanding Contracts of HCM to repurchase, redeem or otherwise acquire any HCM Securities. Except as disclosed in the HCM SEC Filings and except for the Registration Rights Agreement, HCM is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to HCM Ordinary Shares or any other equity interests of HCM.
(c) Except as contemplated by this Agreement or the other documents contemplated hereby, HCM has not granted any outstanding options, share appreciation rights, warrants, rights or other securities convertible into, exchangeable or exercisable for or with a value that is linked to HCM Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, the repurchase or redemption of any HCM Securities or the value of which is determined by reference to the HCM Securities, and there are no Contracts of any kind which may obligate HCM to issue, purchase, redeem or otherwise acquire any of its HCM Securities.
(d) HCM has no Subsidiaries, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. HCM is not party to any Contract that obligates HCM to invest money in, loan money to or make any capital contribution to any other Person.
Section 5.13. Brokers’ Fees. Except for the fees described on Section 5.13 of the HCM Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by HCM or any of its Affiliates.
Section 5.14. Taxes.
(a) All material Tax Returns required to be filed by or with respect to HCM have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material amounts of Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(b) HCM has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts (taking into account any applicable extensions), and otherwise complied in all respects with all applicable withholding and related reporting requirements.
(c) There are no Liens for any material amount of Taxes (other than Permitted Liens) upon the property or assets of HCM.
(d) No claim, assessment, collection, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against HCM that remains unpaid except for deficiencies being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(e) No material Tax audit or other examination of HCM is presently in progress, nor has HCM been notified in writing of (nor to the knowledge of HCM has there been) any request or threat for such an audit or other examination.

(f) There are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material amount of Taxes of HCM.
(g) HCM has not made a request for an advance tax ruling, a technical advice memorandum, a change of any method of accounting, or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes or requested, received, or entered into a closing agreement, conclusive agreement (acuerdo conclusivo) or any similar agreement with any Governmental Authority with respect to any Taxes that would be binding on HCM after the Closing Date.
(h) HCM is not a party to, and does not have any liability under, any Tax indemnification or Tax sharing agreement or any other agreement providing for payments in respect of Taxes or Tax benefits (other than any Contracts entered into in the ordinary course of business not primarily related to Taxes).
(i) HCM (i) is not liable for Taxes of any other Person (other than HCM) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than Contracts entered into in the ordinary course of business not primarily related to Taxes) and (ii) has never been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes.
(j) No written claim has been made by any Governmental Authority in a jurisdiction where HCM does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.
(k) HCM does not, and has never had, a permanent establishment in any country other than the country of its organization, and is not, and has never been, subject to income Tax in a jurisdiction outside the country of its organization.
(l) HCM has not participated in a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code.
(m) HCM will not be required to include any amount in taxable income, exclude any item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received or deferred revenue recognized on or prior to the Closing Date, (iii) change in method of accounting for a taxable period ending no or prior to the Closing Date, or (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law).
(n) Neither Sponsor nor, to the knowledge of HCM, any other direct or indirect owner of equity of HCM is a party to or bound by any Contract to sell or exchange any of the PubCo Ordinary Shares to be received in connection with this Agreement or the transactions contemplated hereby (or received as a result of any distribution of PubCo Ordinary Shares that is described in Section 351(c) of the Code or that is otherwise disregarded for U.S. federal income tax purposes).
(o) HCM has not deferred the payment of any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act (or any similar provision of state, local or foreign Law) or claimed or received any Tax refund or credit thereunder or pursuant any other Tax legislation related to the COVID-19 pandemic that remains unpaid.
(p) HCM has not taken any action, nor to the knowledge of HCM are there any facts or circumstances, that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment.
(q) HCM has not (i) entered into any agreement that could be deemed to constitute an “asociación en participación” in terms of article 17-B of the Mexican Federal Tax Code; or (ii) acquired an ongoing business for purposes of article 26(IV) of the Mexican Federal Tax Code.
(r) HCM has not received a CFDI issued by a third party that has been assessed by any taxing Governmental Authority to fall under the scope of Article 69-B of the Mexican Federal Tax Code; provided that if HCM has received such CFDI, either it did not give Tax effects to the associated CFDI or if tax effects were given, it evidenced to the Governmental Authority that the services or goods were effectively provided. The CFDIs issued in favor of HCM support real, bona fide and existing transactions.
(s) HCM has not entered into any transaction that qualifies as an undue acquisition or transfer of Tax losses, as provided by article 69-B Bis of the Mexican Federal Tax Code.
(t) HCM has not outsourced or subcontracted personnel as defined under article 15-D of the Mexican Federal Tax Code.
(u) HCM has not been involved in, part of, or a promoter of, a reportable transaction “esquema reportable” within the meaning of Section Six of the Mexican Federal Tax Code (Código Fiscal de la Federación) and which relates to or involves any of its Subsidiaries or which has resulted in a tax benefit without regard to its reportability.
(v) HCM has not entered nor participated in any transaction or event that may or could be recategorized or reclassified by any Governmental Authority according to their real economic benefit under Article 5-A of the Mexican Federal Tax Code (Código Fiscal de la Federación).
(w) All related-party transactions involving HCM have been conducted at arm’s length in compliance with applicable transfer pricing Laws and principles. HCM has maintained documentation in connection with such related-party transactions (including any applicable transfer pricing studies) as may reasonably be expected to be required or requested by any relevant tax Governmental Authority and filed with the relevant tax Governmental Authority any documentation required by applicable Law.
(x) HCM has complied with all applicable provisions under any FTA used in its import and export operations, whether to apply preferential tariffs or to certify the origin of the exported products for FTA purposes.
Notwithstanding anything to the contrary herein, (i) the representations contained in this Section 5.14 are the sole representations regarding Taxes provided by HCM, and (ii) HCM does not make any representation or warranty with respect to (A) the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, or capital loss carryforward (whether federal, state, local or foreign) of HCM, or (B) the ability of HCM to take any position or adopt any practice with respect to Taxes in a taxable period (or portion thereof) beginning after the Closing Date.
Section 5.15. Business Activities.
(a) Since formation, HCM has not conducted any business activities other than activities related to HCM’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in HCM’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon HCM or to which HCM is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of HCM or any acquisition of property by HCM or the conduct of business by HCM as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to HCM.
(b) Except for the Original Agreement, this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, HCM (i) has no material interests, rights, obligations or liabilities with respect to, (ii) is not party to, bound by and (iii) does not have its assets or property subject to, in each case of (i) – (iii) whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.
(c) As of the date hereof, except for the Original Agreement, this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), HCM is not a party to any Contract with any other Person that would require payments by HCM or any of its Subsidiaries after the date hereof in excess of $100,000 in the aggregate with respect to any individual Contract, other than HCM Transaction Expenses. As of the date hereof, except as set forth in Section 5.15(c) of the HCM Disclosure Letter, there are no amounts outstanding under any Working Capital Loans.

Section 5.16. Nasdaq Stock Market Quotation. The HCM Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq under the symbol “HCMA”. The HCM Ordinary Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “HCMAW”. HCM is, and since January 25, 2022, has been, in compliance with the rules of Nasdaq and there is no Action or proceeding pending or, to the knowledge of HCM, threatened against HCM by Nasdaq or the SEC with respect to any intention by such entity to deregister the HCM Class A Ordinary Shares or HCM Ordinary Warrants or terminate the listing of HCM Class A Ordinary Shares or HCM Ordinary Warrants on Nasdaq. None of HCM or its Affiliates has taken any action in an attempt to terminate the registration of the HCM Class A Ordinary Shares or HCM Ordinary Warrants under the Exchange Act except as contemplated by this Agreement.
Section 5.17. No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, HCM and its respective directors, managers, officers, employees, equityholders, partners, members and representatives, acknowledge and agree that HCM has made its own investigation of the Company and that neither the Murano Parties nor any of their respective Affiliates, agents or representatives is making, and HCM is not relying upon, any representation or warranty whatsoever, express or implied, beyond those expressly given by the Murano Parties in Article IV or in the Ancillary Agreements, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Murano Parties or Group Companies. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by HCM or its representatives) or reviewed by HCM pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to HCM or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Murano Parties, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV. Except as otherwise expressly set forth in this Agreement, HCM understands and agrees that any assets, properties and business of the Murano Parties and the Group Companies are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.
Section 5.18. No Additional Representations or Warranties. Except as provided in this Article V or in any Ancillary Agreement, neither HCM nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Murano Parties or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to any of the Murano Parties or their Affiliates.
ARTICLE VI

COVENANTS OF THE MURANO PARTIES
Section 6.1. Conduct of Business. From the Original Agreement Date through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Murano Parties shall, and shall cause any Group Companies to, except as contemplated by this Agreement or the Ancillary Agreements, as required by Law, as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by HCM in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use reasonable best efforts to (A) operate the business of the Company in the ordinary course of business consistent with past practice and (B) preserve intact its current business organization and goodwill and preserve its relationships with employees, customers, suppliers, licensors, licensees, distributors, lessors and others having material business dealings with the Company or the other Group Companies; provided, that, notwithstanding anything to the contrary in this Agreement, a Group Company may take any action, including the establishment of any (or maintenance of any existing) policy, procedure or protocol, in order to respond to the impact of COVID-19 or comply with any applicable COVID-19 Measures; provided, further, in each case, that (i) such actions are reasonably necessary, taken in good faith and taken to preserve the continuity of the business of the Group Companies or the health and safety of their respective employees and (ii) the Murano Parties shall, to the extent reasonably practicable, inform HCM of any such actions prior to the taking thereof and shall consider in good faith any suggestions or modifications from HCM with respect thereto. Without limiting the generality of the foregoing, during the Interim Period, the Murano Parties shall not, and shall cause the Group Companies not to, except as contemplated by this Agreement or the Ancillary Agreements, as required by Law, as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by HCM in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied):
(a) change or amend the Governing Documents of the Murano Parties or any of the Group Companies or Dutch Entities or form or cause to be formed any new Subsidiary, except as provided in Section 6.6 and Section 6.14;
(b) make or declare any dividend or distribution to the stockholders of the Company or make any other distributions in respect of any of the Group Companies’ capital stock or equity interests (including any outstanding contributions for future capital increases (aportaciones para futuros aumentos de capital) pending to be capitalized or reimbursed by the Company), except dividends and distributions by a Group Company to the Company or another Group Company;
(c) except for the Sabadell Pledges, issue, sell, pledge, charge, transfer or incorporate a Lien (other than a Permitted Lien) over any shares, interest or beneficiary rights of the Group Companies.
(d) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares, interest, beneficiary rights or series of the Group Companies’ capital stock or equity interests, except for any such transaction by a Group Company that remains a Group Company wholly-owned (directly or indirectly) by the Company after consummation of such transaction;
(e) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of a Group Company, except for (i) the acquisition by a Group Company of any shares of capital stock, membership interests or other equity interests of a Group Company in connection with the forfeiture or cancellation of such interests without payment of any consideration by a Group Company or (ii) transactions between the Company and any other Group Company or between Group Companies;
(f) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12(a) or Section 4.28(a) of the Company Disclosure Letter, or any Real Property Lease, in each case, other than entry into such agreements in the ordinary course of business consistent with past practice;
(g) sell, assign, transfer, convey, lease, grant a Lien (other than a Permitted Lien) on or otherwise dispose of any material tangible assets or properties of a Group Company, including the Company Real Property, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among the Company and another Group Company or among Group Companies and (iii) transactions in the ordinary course of business consistent with past practice including the Sabadell Mortgages;
(h) acquire any ownership interest in any real property, other than in the ordinary course of business;
(i) except as otherwise required by existing Company Benefit Plans listed on Section 4.12(a) of the Company Disclosure Letter, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any non-officer employee in the ordinary course of business consistent with past practice, (ii) make any change in the key management structure of any Group Company, or hire, promote, demote or terminate the employment of employees of any Group Company, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or amend any Company Benefit Plan, (iv) increase the compensation, incentive opportunity or benefits of any employee, officer, director or other individual service provider, (v) grant any Company Award or other equity-based compensation, (vi) establish any trust or take any other action to secure the payment of any compensation payable by any Group Company or (vii) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by any Group Company;
(j) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, other than any such transaction (i) in which the aggregate consideration does not exceed, individually or in the aggregate, MXN$50,000,000 and (ii) that is not reasonably expected to individually or in the aggregate, materially impair or delay the ability of the Company to perform its obligations hereunder;

(k) make any material loans or material advances to any Person, except for (i) advances to employees, officers or independent contractors of any Group Company for indemnification, attorneys’ fees, travel and other expenses incurred in the ordinary course of business consistent with past practice, (ii) loans or advances among the Company and its other Group Companies or among the wholly owned Group Companies and (iii) extended payment terms for customers in the ordinary course of business;
(l) (i) make, change or revoke any material Tax election, (ii) amend, modify or otherwise change any material filed Tax Return, (iii) adopt or request permission of any taxing authority to change any material accounting method for Tax purposes or change any Tax accounting period, (iv) file any material Tax Return in a manner inconsistent with past practice (except as otherwise required by applicable Law), (v) fail to pay any material Taxes when due, (vi) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) with any Governmental Authority, (vii) seek or apply for any material Tax ruling, (viii) settle any material claim or material assessment in respect of any Taxes, (ix) knowingly surrender or allow to expire any right to claim a refund of any material Taxes or (x) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of material Taxes;
(m) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent, impair or impede the Intended Tax Treatment;
(n) except for the Sabadell Refinancing, (i) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of any Group Company or guarantee any debt securities of another Person, other than any Indebtedness or guarantee (A) incurred in the ordinary course of business pursuant to interest rate protection agreements and currency obligation swaps, hedges or similar arrangements, or letters of credit, bank guarantees, bankers’ acceptances and other similar instruments entered into in connection with Company Real Property, or (B) incurred between the Company and any of the other Group Companies or between any of such Group Companies; or (ii) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceed MXN$50,000,000, except as such obligations become due;
(o) issue any additional shares of Company Common Stock or securities exercisable for or convertible into Company Common Stock or grant any additional equity or equity-based compensation;
(p) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Group Company (other than the Merger);
(q) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceeding, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than MXN$25,000,000 individually and in the aggregate;
(r) grant to, or agree to grant to, any Person a license, covenant not to sue or other right under any Intellectual Property that is material to a Group Company, or sell, transfer, assign or otherwise dispose of, abandon or permit to lapse any rights to any Intellectual Property (other than nonexclusive or incidental licenses entered into in the ordinary course of business consistent with past practice) except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period);
(s) disclose or agree to disclose to any Person (other than HCM or any of its representatives) any material trade secret or any other material confidential or proprietary information, know-how or process of a Group Company other than in the ordinary course of business or pursuant to written obligations to maintain the confidentiality thereof;
(t) make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 6.1(t) of the Company Disclosure Letter, in the aggregate;

(u) enter into, modify, amend, renew or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, or group of employees of a Group Company as the bargaining representative for any employees of a Group Company;
(v) waive the restrictive covenant obligations of any current or former employee of a Group Company;
(w) limit the right of a Group Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person, in each case, except where such limitation does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the operation of the businesses of the Group Companies, taken as a whole, in the ordinary course of business consistent with past practice;
(x) make any material change in its financial accounting policies or procedures, except as required by changes in Law or IFRS;
(y) amend in a manner materially detrimental to the Group Companies, terminate, permit to lapse or fail to use reasonable best efforts to maintain any material Governmental Approval or material Permit required for the conduct of the business of a Group Company to be conducted in all material respects as conducted on the Original Agreement Date or as contemplated as of the Original Agreement Date;
(z) enter into any related party transactions or Affiliate Agreements other than as expressly permitted under this Agreement (including taking any actions or steps to implement the Reorganization in compliance with Section 6.6(a)); or
(aa) enter into any agreement to do any action prohibited under this Section 6.1.
Section 6.2. Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Murano Parties or any Group Company by third parties that may be in the any of the Murano Parties’ or Group Companies’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided, that to the extent reasonably possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), to the extent permitted by applicable Law (including any applicable COVID-19 Measures), the Murano Parties shall, and shall cause the Group Companies to, afford to HCM and its accountants, counsel and other representatives reasonable access during the Interim Period for the purpose of consummating the transactions contemplated hereby, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Group Companies, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Murano Parties, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Murano Parties as such representatives may reasonably request for the purpose of consummating the transactions contemplated hereby; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Murano Parties without the prior written consent of the Murano Parties.
Section 6.3. Preparation and Delivery of Additional Company Financial Statements. As soon as reasonably practicable following the Original Agreement Date, the Company shall deliver to HCM (a) the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and stockholders’ equity of the Group Companies as of and for the nine -month periods ended September 30, 2022 and September 30, 2021 (collectively, the “Q3 Financial Statements”), (b) the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and stockholders’ equity of the Group Companies as of and for the 12-month period ended December 31, 2022, together with the auditor’s reports thereon (the “2022 Audited Combined Financial Statements”) and (c) for any quarterly period thereafter ending at least 45 days prior to the Closing Date, the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and stockholders’ equity of the Group Companies as of and for such quarter (collectively, the “2023 Financial Statements”), in each case, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such Q3 Financial Statements, the 2022 Audited Combined Financial Statements and

the 2023 Financial Statements, the representations and warranties set forth in Section 4.7 shall be deemed to apply to the Q3 Financial Statements, the 2022 Audited Combined Financial Statements and the 2023 Financial Statements, as applicable, with the same force and effect as if made as of the Original Agreement Date.
Section 6.4. [Intentionally Omitted].
Section 6.5. Acquisition Proposals. From the Original Agreement Date until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Murano Parties shall not, and the Murano Parties shall instruct and use reasonable best efforts to cause their representatives acting on their behalf not to (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Group Companies to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Group Companies in connection with an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, in each case, in connection with an Acquisition Proposal, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. From and after the Original Agreement Date, the Murano Parties shall, and the Murano Parties shall instruct and use reasonable best efforts to cause their representatives acting on their behalf to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal (other than HCM and its representatives). Notwithstanding anything to the contrary in this Agreement, the Murano Parties and their respective representatives shall not be restricted pursuant to the foregoing sentences with respect to any actions explicitly contemplated by this Agreement or the Ancillary Agreements.
Section 6.6. Reorganization.
(a) The Reorganization shall be implemented in a manner to maximize tax efficiencies for each of the Parties and the Sponsor, and shall not cause any adverse tax consequences for the shareholders of HCM (including in their capacity as shareholders of PubCo as of the Effective Time). HCM hereby acknowledges and agrees that it has received from the Murano Parties the proposed steps to effect the Reorganization and consents to the steps of the Reorganization, subject to this Section 6.6. From and after the date hereof, the Murano Parties: (a) (i) shall provide HCM and its advisors and representatives with drafts of all documents necessary to effectuate the Reorganization (the “Reorganization Documentation” and each, a “Reorganization Document”), which documents will be subject to HCM’s approval, (ii) to the extent that HCM does not approve of a draft of any Reorganization Document, to use reasonable best efforts to cooperate and consult with HCM and its advisors and representatives in good faith to revise any such Reorganization Document such that HCM approves of the same (and in the absence of such approval by HCM, agrees not to execute any such Reorganization Document or implement any such step contemplated thereunder), and (b) once each of the Reorganization Documents are in agreed form between HCM and Murano Parties, the Murano Parties agree to (i) take, or cause to be taken, as promptly as reasonably practicable, all actions as are necessary to implement the Reorganization (including that the Persons identified in Schedule 6.6 of the Company Disclosure Letter transfer, sell, assign or otherwise dispose of their stake, interest, value, beneficiary rights (derechos fideicomisarios) or other rights in the Group Companies in favor of a Group Company) in order to effect the Reorganization, and (ii) keep HCM reasonably informed with respect to the process of implementing the Reorganization. The Murano Parties shall cause the implementation of the Reorganization to be carried out in accordance with applicable Laws and the Governing Documents of the applicable entities. HCM’s foregoing consent and approval rights with respect to matters contemplated by this Section 6.6(a) shall arise only to the extent such document to effectuate the Reorganization is adverse to the HCM Shareholders.
(b) From and after the Original Agreement Date, the Murano Parties and the Group Companies shall, jointly and severally, indemnify, defend and hold harmless HCM, the Sponsor and their respective Affiliates, and their respective directors, managers, members, officers, employees, successors and assigns, advisors and representatives (collectively, the “HCM Indemnified Persons”), in respect of, and will compensate and reimburse the HCM Indemnified Persons, for and against any Action and Legal Proceeding and any damages, judgments, costs, expenses, liabilities and losses, imposed on, sustained, incurred or suffered by any of them directly or indirectly, arising out of or resulting from any third-party Action or Legal Proceeding regarding or with respect to the Reorganization or its impact on any of the Murano Parties or the Group Companies or their respective assets or operations.

Section 6.7. Listing Application.
(a) Promptly following the date hereof, PubCo and the Company shall prepare and submit to Nasdaq a listing application in connection with the transactions contemplated by this Agreement, covering the Registration Statement Securities (the “Listing Application”), and HCM shall reasonably cooperate with PubCo and the Company with respect to the Listing Application. The Murano Parties shall use their reasonable best efforts to cause: (a) the Listing Application to have been approved by Nasdaq; (b) PubCo to satisfy all applicable initial and continuing listing requirements of Nasdaq; and (c) the Registration Statement Securities to be approved for listing on Nasdaq, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event as of immediately following the Effective Time, and in each of case (a), (b) and (c), HCM shall reasonably cooperate with the Murano Parties with respect thereto.
(b) In preparing the Listing Application, PubCo shall obtain all regulatory approvals required from the Jersey Financial Services Commission and/or the Jersey Registrar of Companies, including (without limitation) such consents and/or approvals required under the Companies (Jersey) Law 1991, as amended, the Control of Borrowing (Jersey) Order 1958, as amended and the Companies (General Provisions) (Jersey) Order 2002, as amended.
Section 6.8. Indemnification and Insurance.
(a) From and after the Effective Time, PubCo agrees that it shall indemnify and hold harmless (x) each present and former director and officer of the Group Companies (the “Company Indemnified Parties”) and (y) the Sponsor and each present and former director, officer and Affiliate of Sponsor, HCM and each of their respective Subsidiaries (the “HCM Indemnified Parties” and together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, HCM or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, memorandum and articles of association, bylaws, limited liability company agreement or other organizational documents in effect on the Original Agreement Date to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). For the avoidance of doubt, the right to indemnification pursuant to the preceding sentence in favor of each of the Sponsor and each present and former director, officer and Affiliate of Sponsor, shall be subject to the same limitations as if such D&O Indemnified Party were an officer or director of HCM as of the applicable time. Without limiting the foregoing, PubCo shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of PubCo’s and its Subsidiaries’ (including the Group Companies’) former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, HCM or their respective Subsidiaries, as applicable, in each case, as of the Original Agreement Date, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. PubCo shall assume, and be liable for, each of the covenants in this Section 6.8.
(b) For a period of six years from the Effective Time, PubCo shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by HCM’s, the Group Companies’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to HCM or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall PubCo be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by HCM or the Company, as applicable (whichever premium being higher), for such insurance policy for the year ended December 31, 2022; provided, however, that (i) PubCo may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six year period, any insurance required to be maintained under this Section 6.8 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.8 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on PubCo and all successors and assigns of PubCo. In the event that PubCo or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, PubCo shall ensure that proper provision shall be made so that the successors and assigns of PubCo shall succeed to the obligations set forth in this Section 6.8.
(d) On the Closing Date, PubCo shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and HCM with the post-Closing directors and officers of PubCo, which indemnification agreements shall continue to be effective following the Closing, but so that such indemnification agreements may only indemnify the post Closing directors and officers of PubCo to the extent permitted by Law.
(e) PubCo hereby acknowledges that certain D&O Indemnified Parties may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such D&O Indemnified Party serves as a manager, member, officer, employee or agent. PubCo hereby agrees and acknowledges that notwithstanding any such rights that a D&O Indemnified Party may have with respect to any Other Indemnitor(s), (i) PubCo is the indemnitor of first resort with respect to all D&O Indemnified Parties in respect of all obligations hereunder to indemnify and provide advancement of expenses to D&O Indemnified Parties, (ii) PubCo shall be required to indemnify and advance the full amount of expenses incurred by the D&O Indemnified Parties, to the fullest extent required by this Agreement, applicable Law, the terms of PubCo’s Governing Documents, any agreement to which PubCo is a party, any vote of the stockholders or the Board of Directors of PubCo, or otherwise, without regard to any rights the D&O Indemnified Parties may have against the Other Indemnitors and (iii) to the fullest extent permitted by applicable Law, PubCo irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. PubCo further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the D&O Indemnified Parties have sought indemnification from PubCo shall affect the foregoing and the Other Indemnitors shall have a right of contribution or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the D&O Indemnified Parties against PubCo. Notwithstanding anything to the contrary herein, the obligations of PubCo under this Section 6.8(e) shall only apply to D&O Indemnified Parties in their capacity as D&O Indemnified Parties.
Section 6.9. Post-Closing Directors and Officers of PubCo. Subject to the terms of PubCo’s Governing Documents, PubCo shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:
(a) the board of directors of PubCo shall consist of seven directors, at least a majority of whom shall be “independent” directors for the purposes of Nasdaq rules, to initially consist of:
(i) the individuals set forth on Section 6.9(a) of the Company Disclosure Letter; and
(ii) one director to be nominated by the Sponsor prior to filing of the Proxy Statement;
in each case, who shall serve in such capacity in accordance with the terms of PubCo’s Governing Documents following the Effective Time; and
(b) the initial officers of PubCo shall be as set forth on Section 6.9(b) of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of PubCo’s Governing Documents following the Effective Time.
Section 6.10. Employee Matters.
(a) Equity Plan. Prior to the Closing Date, PubCo shall approve and adopt an incentive equity plan providing for the issuance of no more than 2,500,000 PubCo Ordinary Shares in a form and substance to be mutually agreed between the Company and HCM prior to the filing of the Registration Statement (the “Incentive Equity Plan”), which Incentive Equity Plan shall become effective upon the Closing Date and with any changes or modifications thereto as the Company and HCM may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or HCM, as applicable). Within two Business Days following the expiration of the 60 day period following the date PubCo has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, PubCo shall file a registration statement on Form S-8 (or other applicable form) with respect to the PubCo Ordinary Shares issuable under the Incentive Equity Plan (which shall become effective upon filing), and PubCo shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan remain outstanding.
(b) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the Parties acknowledges and agrees that all provisions contained in this Section 6.10 are included for the sole benefit of HCM and the Murano Parties, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of HCM, the Murano Parties or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.
Section 6.11. Third Party Consents. Prior to the Closing Date, the Murano Parties shall cause the Group Companies to execute and obtain the consents required from third parties, different than those required by the applicable Governmental Authorities in connection with the consummation of the transactions contemplated by this Agreement and those required to effect the Reorganization (in accordance with Section 6.6).
Section 6.12. Permits. Prior to the Closing Date, the Murano Parties shall cause the Group Companies to obtain or file the corresponding applications before the relevant Governmental Authorities for the obtention, renewal, assignment, amendment of the Permits listed in Section 6.12 of the Company Disclosure Letter.
Section 6.13. Labor Matters. Prior to the Closing Date, the Murano Parties shall cause the Group Companies to perform all necessary acts in order for the labor structure of the Group Companies to be in compliance with all applicable labor and employment Laws mentioned in Section 4.14(b), including those actions listed in Section 6.13 of the Company Disclosure Letter.
Section 6.14. Transfer and Assignment Documents; Termination of Re-Acquisition Rights. Prior to the Closing Date, Seller and the Murano Parties shall take, or (1) execute and cause to be taken, any Person other than a Group Company, including the Persons listed in Section 6.14 of the Company Disclosure Letter, to transfer, conveyance, assignment, and delivery of the stock, interests, securities and beneficiary rights (derechos fideicomisarios) owned or held by any such Persons in the Group Companies in favor of a Group Company, (2) segregate any assets owned by the Group Companies which are previously approved by HCM (the Contracts implementing the covenants in Section 6.14(1) and Section 6.14(2), the “Transfer and Assignment Documents”) and (3) cause any Person other than a Group Company, including the Persons listed in Section 6.14 of the Company Disclosure Letter to irrevocably and unconditionally waive, cancel or terminate any Lien other than a Permitted Liens, including any re-acquisition rights (derechos de reversion) or similar Liens (the “Re-Acquisition Rights”) that such Persons referred to in Section 6.14 of the Company Disclosure Letter have with respect to the Company Real Properties or any other than the Re-Acquisition Rights pertaining to any Group Company. For purposes of this Section 6.14, the Murano Parties shall execute and shall cause to be executed any and all amendment agreements to the applicable trust agreements of the Group Companies that provide for the irrevocable waiver, cancellation or termination of the Re-Acquisition Rights (the Contracts implementing the covenant provided in this Section 6.14(3) the “Termination Documents”). The Transfer and Assignment Documents and the Termination Documents shall be in terms reasonably satisfactory to HCM.
ARTICLE VII

COVENANTS OF HCM
Section 7.1. Trust Account Proceeds. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice HCM shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, HCM (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust

Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (x) pay as and when due all amounts payable to HCM Shareholders pursuant to the HCM Share Redemptions and payable to any recipients of the deferred underwriting commissions, if due, and (y) pay all remaining amounts then available in the Trust Account to HCM for immediate use, subject to this Agreement and the Trust Agreement and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
Section 7.2. Nasdaq Listing. From the Original Agreement Date through the Effective Time, HCM shall use reasonable best efforts to ensure HCM remains listed as a public company on Nasdaq.
Section 7.3. No Solicitation by HCM. From the Original Agreement Date until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, HCM shall not, and shall cause its Subsidiaries not to, and HCM shall instruct its and their representatives acting on its and their behalf, not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives. From and after the Original Agreement Date, HCM shall, and shall instruct its officers and directors to, and HCM shall instruct and cause its representatives acting on its behalf, its Subsidiaries and their respective representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).
Section 7.4. HCM Conduct of Business.
(a) During the Interim Period, HCM shall, except as contemplated by this Agreement (including as contemplated by Section 7.6 in connection with one or more Extensions) or the Ancillary Agreements, as required by Law, as set forth on Section 7.4 of the HCM Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use reasonable best efforts to operate its business in the ordinary course of business consistent with past practice; provided, that, notwithstanding anything to the contrary in this Agreement, HCM may take any action, including the establishment of any (or maintenance of any existing) policy, procedure or protocol, in order to respond to the impact of COVID-19 or comply with any applicable COVID-19 Measures; provided, further, in each case, that (i) such actions are reasonably necessary, taken in good faith and taken to preserve the continuity of the business of HCM or the health and safety of their respective employees and (ii) HCM shall, to the extent reasonably practicable, inform the Company of any such actions prior to the taking thereof and shall consider in good faith any suggestions or modifications from the Company with respect thereto. Without limiting the generality of the foregoing, during the Interim Period, except as contemplated by this Agreement (including in connection with one or more Extensions) or the Ancillary Agreements, as required by Law, as set forth on Section 7.4 of the HCM Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), HCM shall not:
(i) seek any approval from the HCM Shareholders to change, modify or amend the Trust Agreement or the Governing Documents of HCM, except as contemplated by this Agreement;
(ii) (x) make or declare any dividend or distribution to the shareholders of HCM or make any other distributions in respect of any of HCM’s share capital or equity interests, (y) split, combine, reclassify or, except as contemplated by the Transaction Proposals, otherwise amend any terms of any shares or series of HCM’s share capital or equity interests, or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares, share capital or membership interests, warrants or other equity interests of HCM, other than a redemption of HCM Ordinary Shares required to be made as part of the HCM Share Redemptions;
(iii) Except as may be required in order to reduce any Taxes imposed on Sponsor or its members as a result of the transactions hereunder (so long as any such action does not have a materially adverse impact on the Group Companies) (t) make, change or revoke any material Tax election, (u) amend, modify or otherwise change any filed material Tax Return, (v) adopt or request permission of any taxing authority to change any accounting method for Tax purposes, (w) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) with any Governmental Authority, (x) settle any claim or assessment in respect of a material amount of Taxes, (y) knowingly surrender or allow to expire any right to claim a refund of a material amount of Taxes or (z) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;
(iv) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent, impair or impede the Intended Tax Treatment;
(v) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of HCM (including, for the avoidance of doubt, the Sponsor);
(vi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than (x) in connection with any additional financing arrangements mutually agreed by the parties, (y) in support of the ordinary course operations of HCM or related to the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements, which are not, individually or in the aggregate, material to HCM, or (z) pursuant to any Contract set forth on Section 5.15 of the HCM Disclosure Letter;
(vii) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include any pending or threatened Action);
(viii) (A) issue any HCM Securities or rights or securities exercisable or exchangeable for, or convertible into, HCM Securities, (B) grant any options, warrants or other equity-based awards with respect to HCM Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms set forth in any HCM Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;
(ix) incur or approve HCM Transaction Expenses in excess of $10,000,000 in the aggregate; or
(x) enter into any agreement to do any action prohibited under this Section 7.4.
(b) During the Interim Period, HCM shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, HCM’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which HCM or its Subsidiaries may be a party.
Section 7.5. HCM Public Filings. From the Original Agreement Date through the Effective Time, HCM will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.
Section 7.6. Extension Elections. The parties agree that HCM shall take all actions under its Governing Documents required to obtain an Extension to January 25, 2024, provided that such Extension will be comprised of nine successive one-month Extensions (and provided that HCM will continue to make such Extensions on a monthly basis as needed).
Section 7.7. Written Objection. If any HCM Shareholder gives to HCM, before the HCM Shareholder Approval is obtained at the HCM Shareholders’ Meeting, written objection to the Merger (each, a “Written Objection”) in accordance with Section 238(2) and 238(3) of the Cayman Companies Act, HCM shall, following the HCM Shareholder Approval, in accordance with Section 238(4) of the Cayman Companies Act, promptly give written notice of the authorization of the Merger and the transaction (the “Authorization Notice”) to each such HCM Shareholder who has made a Written Objection.
ARTICLE VIII

JOINT COVENANTS
Section 8.1. Antitrust Approval; Other Filings.
(a) In connection with the transactions contemplated hereby, the Murano Parties and HCM shall (and, to the extent required, shall cause its controlled Affiliates to) (i) use reasonable best efforts to obtain, or cause to be obtained, the Antitrust Approval; (ii) respond promptly to any requests for information made by any Governmental Authority and (iii) execute and deliver any additional instruments reasonably necessary to consummate the transactions contemplated hereby and thereby. Each of the Parties shall, as promptly as practicable and, in no event, later than 60 Business Days after the Original Agreement Date, prepare and file any notifications, filings, registrations, submissions or other materials required or necessary to obtain the Antitrust Approval. All filing fees payable in connection with the notifications, filings, registrations, submissions or other materials contemplated by this Section 8.1(a) shall be paid entirely by PubCo or any other Murano Party. Each Party shall comply with any Antitrust Information or Document Requests, as per Section 8.1(b) below.
(b) To the extent not prohibited by Applicable Law and subject to reasonable privilege or confidentiality concerns, each Party shall use reasonable best efforts to (i) cooperate with the other Parties in promptly seeking to obtain the Antitrust Approval, including complying with any Antitrust Information or Document Requests, (ii) promptly notify and furnish the other Parties with copies of any correspondence or communication (including, in the case of any oral correspondence or communication, a summary thereof) between it or any of its Affiliates or any of their respective Representatives, on the one hand, and any Governmental Authority, on the other hand, or any filing such Party submits to any Governmental Authority, (iii) consult with and permit the other Parties to review in advance any proposed filing and any written or oral communication or correspondence by such Party to any Governmental Authority and (iv) consider in good faith the views of such other Parties in connection with any proposed filing and any written or oral communication or correspondence to any Governmental Authority, in each case, to the extent relating to the subject matter of this Section 8.1 or the transactions contemplated by this Agreement. No Party shall agree to, or permit any of its Affiliates or Representatives to, participate in any meeting or discussion with any Governmental Authority in respect of any filings, investigation, inquiry or any other matter contemplated by this Section 8.1 or any transaction contemplated by this Agreement unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate in such meeting or discussion. Notwithstanding anything to the contrary, HCM shall have principal responsibility for directing, devising, and implementing the strategy for obtaining any necessary approval of, for responding to any request from, inquiry or investigation by (including directing the timing, nature and substance of all such responses), and for leading all meetings and communications with, any Governmental Authority.
(c) Each Party shall cooperate in good faith with any Antitrust Authority and undertake promptly any and all reasonable actions required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all actions that are reasonable or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Antitrust Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including, with the other Parties’ prior written consent (which consent shall not be unreasonably withheld, conditioned, delayed or denied), (i) proffering and consenting or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of a Party or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of a Party and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, effective as of the Closing or such later time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date.
(d) With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each Party shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Approval under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate with each other in the defense and conduct of such matters. To the extent not prohibited by Law, each Party shall keep the other Parties reasonably informed regarding the status and any material developments regarding any Governmental Approval processes, and shall promptly furnish to other Parties copies of any notices or written communications received by such Party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each Party shall permit counsel to the other Parties an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the Parties shall extend any approval period for the Antitrust Approval or enter into any agreement with any Governmental Authority without the written consent of the other Parties. To the extent not prohibited by Law, the Murano Parties agree to provide HCM and its counsel, and HCM agrees to provide the Murano Parties and their counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.
Section 8.2 Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.
(a) Registration Statement and Prospectus.
(i) As promptly as practicable after the execution of this Agreement, (x) the Parties shall jointly prepare and PubCo shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the HCM Shareholders relating to the HCM Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) and (y) PubCo shall prepare (with HCM’s reasonable cooperation (including causing its representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of PubCo Ordinary Shares that are included in the Merger Shares (collectively, the “Registration Statement Securities”). Each Party shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. PubCo also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and HCM shall furnish all information concerning HCM as may be reasonably requested in connection with any such action. Each Party agrees to furnish to the other Parties all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of and Party or its respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). HCM will cause the Proxy Statement to be mailed to the HCM Shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.
(ii) To the extent not prohibited by Law, PubCo will advise HCM, reasonably promptly after PubCo receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the PubCo Ordinary Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, HCM and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and PubCo shall give reasonable and good faith consideration to any comments made by HCM and its counsel. To the extent not prohibited by Law, PubCo shall provide HCM and its counsel with (A) any comments or other communications, whether written or oral, that PubCo or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of PubCo to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given) including by being given the opportunity to participate with PubCo or its counsel in any discussions or meetings with the SEC (to the extent permitted by the SEC).
(iii) Each Party shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at each time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, on the date of any filing of the Proxy Statement with the SEC, on the date it is first mailed to the HCM Shareholders and at the time of the HCM Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(iv) If at any time prior to the Effective Time any information relating to any Party or any of its respective Subsidiaries, Affiliates, directors or officers is discovered by a Party, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the HCM Shareholders.
(b) HCM Shareholder Approval. HCM shall (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to HCM Shareholders in compliance with applicable Law, (ii) duly give notice of and convene and hold an extraordinary general meeting of its shareholders (the “HCM Shareholders’ Meeting”) in accordance with HCM’s Governing Documents and Nasdaq listing rules for a date no later than 45 Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of HCM Ordinary Shares to vote in favor of each of the Transaction Proposals, and (b) provide its shareholders with the opportunity to elect to effect an HCM Share Redemption. HCM shall, through its Board of Directors, unanimously recommend to its shareholders the (A) adoption and approval of this Agreement and the documents (including the Plan of Merger) and transactions (including the Merger) contemplated thereby in accordance with applicable Law and Nasdaq rules and regulations, (B) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (C) the amendment and restatement of HCM’s Governing Documents, alteration to HCM’s authorized share capital and change of HCM’s name to Murano Global Hospitality Corp.; (D) adoption and approval of any other proposals as reasonably agreed by HCM and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and (E) adjournment of the HCM Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (E), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Board of Directors of HCM shall not withdraw, amend, qualify or modify its recommendation to the shareholders of HCM that they vote in favor of the Transaction Proposals (a “Modification in Recommendation”); provided, that, prior to obtaining the HCM Shareholder Approval, the Board of Directors of HCM may make a Modification in Recommendation in response to an Intervening Event if it determines in good faith, after consultation with its outside legal counsel and financial advisors, that a failure to make a Modification in Recommendation in response to such Intervening Event would reasonably be expected to constitute a breach by the Board of Directors of HCM of its fiduciary obligations under applicable Law. For the avoidance of doubt, a “stop, look and listen” disclosure or similar communications of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be a Modification in Recommendation. To the fullest extent permitted by applicable Law, (x) HCM agrees to establish a record date for, duly call, give notice of, convene and hold the HCM Shareholders’ Meeting and submit for approval the Transaction Proposals and (y) HCM agrees that if the HCM Shareholder Approval shall not have been obtained at any such HCM Shareholders’ Meeting, then HCM shall promptly continue to take all such necessary actions, including the actions required by this Section 8.2(b), and hold additional HCM Shareholders’ Meetings in order to obtain the HCM Shareholder Approval. HCM may only adjourn the HCM Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the HCM Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that HCM has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by HCM Shareholders prior to the HCM Shareholders’ Meeting; provided, that the HCM Shareholders’ Meeting (x) may not be adjourned to a date that is more than 15 days after the date for which the HCM Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three Business Days prior to the Agreement End Date. HCM agrees that it shall provide the holders of HCM Class A Ordinary Shares the opportunity to elect redemption of such HCM Class A Ordinary Shares in connection with the HCM Shareholders’ Meeting, as required by HCM’s Governing Documents.
(c) Company Stockholder Approvals. The Company shall obtain and deliver, and shall cause the Group Companies to obtain and deliver to HCM the Company Stockholder Approvals in accordance with the terms and subject to the conditions of the Group Companies’ Governing Documents.
Section 8.3. Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, the Parties shall each, and each shall cause their respective Subsidiaries to (a) use reasonable best efforts to obtain as soon as practicable all material consents and approvals of third parties (including any Governmental Authority) that any of the Parties or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as soon as practicable as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable and in accordance with all applicable Law. Notwithstanding anything to the contrary contained herein, no action taken by (i) the Murano Parties under this Section 8.3 will constitute a breach of Section 6.1 or (ii) HCM under this Section 8.3 will constitute a breach of Section 7.4.
Section 8.4. Section 16 Matters. Prior to the Effective Time, the Parties shall use all reasonable efforts to approve in advance in accordance with the applicable requirements of Rule 16b-3 promulgated under the Exchange Act, any dispositions of the PubCo Ordinary Shares (including derivative securities with respect to PubCo Ordinary Shares) or HCM Ordinary Shares resulting from the transactions contemplated by this Agreement by each officer or director of a Party who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act) as a result of the transactions contemplated hereby.
Section 8.5. Additional Financing. Prior to Closing, the Parties shall, and each of them shall cause its respective Subsidiaries and controlled Affiliates (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any additional financing arrangement the Parties may mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by shall be subject to the Parties’ mutual agreement), including (a) by providing such information and assistance as the another Party may reasonably request (including providing financial statements and other financial data as would be required if filing a general form for registration of securities under Form 10 following the consummation of the transactions contemplated hereby and a registration statement on Form F-1 for the resale of securities following the consummation of the transactions contemplated hereby), (b) granting such access to the other Parties and their representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives such Party and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Parties or their respective auditors.
Section 8.6. Transaction Litigation. From and after the Original Agreement Date until the earlier of the Closing or termination of this Agreement in accordance with its terms, HCM, on the one hand, and the Murano Parties, on the other hand, shall each notify the other promptly after learning of any shareholder demand (or threat thereof) or other shareholder claim, action, suit, audit, examination, arbitration, mediation, inquiry, Legal Proceeding, or investigation, whether or not before any Governmental Authority (including derivative claims), relating to this Agreement, or any of the transactions contemplated hereby (collectively, “Transaction Litigation”) commenced or to the knowledge of HCM or the Murano Parties, as applicable, threatened in writing against (a) in the case of HCM, HCM, any of HCM’s controlled Affiliates or any of their respective officers, directors, employees or shareholders (in their capacity as such) or (b) in the case of the Murano Parties, the Murano Parties, any of their Subsidiaries or controlled Affiliates or any of their respective officers, directors, employees or shareholders (in their capacity as such). HCM and the Murano Parties shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other with respect to any Transaction Litigation; provided, however, that in no event shall (x) the Murano Parties, any of their Affiliates or any of their respective officers, directors or employees settle or compromise any Transaction Litigation without the prior written consent of HCM (not to be unreasonably withheld, conditioned or delayed) or (y) HCM, any of HCM’s Affiliates or any of their respective officers, directors or employees settle or compromise any Transaction Litigation without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed).
Section 8.7. Expense Statements.
(a) At least three Business Days prior to the Closing Date, (i) HCM shall deliver to the Company a written statement (email being sufficient) setting forth HCM’s good faith estimate of each accrued and unpaid HCM Transaction Expense as of the Closing Date and (ii) the Company shall deliver to HCM a written statement (email being sufficient) setting forth the Company’s good faith estimate of each accrued and unpaid Transaction Expense as of the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof and, if reasonably required by the Trustee, the certified Taxpayer Identification Numbers of each payee.
(b) HCM shall use commercially reasonable efforts not to incur HCM Transaction Expenses in excess of $10,000,000 (“HCM Expenses Cap”). The Murano Parties shall use commercially reasonable efforts not to incur Transaction Expenses in excess of $5,000,000 (the “Expenses Cap”). For purposes hereof, any excess of HCM Transaction Expenses above the HCM Expenses Cap shall be the “HCM Expenses Overrun” and any excess of Transaction Expenses above the Expenses Cap shall be the “Company Expenses Overrun”.
(c) If the HCM Expenses Overrun exceeds the Company Expenses Overrun, Sponsor shall forfeit, as promptly as practicable following Closing, for no consideration a number of PubCo Ordinary Shares (with each such PubCo Ordinary Share valued at $10.00 per share), that would, in the aggregate, have a value at least equal to the amount of such excess.
(d) If the Company Expenses Overrun exceeds the HCM Expenses Overrun, the Seller shall forfeit, as promptly as practicable following Closing, for no consideration a number of PubCo Ordinary Shares (with each such PubCo Ordinary Share valued at $10.00 per share), that would, in the aggregate, have a value at least equal to the amount of such excess.
ARTICLE IX

CONDITIONS TO OBLIGATIONS
Section 9.1. Conditions to Obligations of the Parties. The obligations of the Parties to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which (save for the HCM Shareholder Approval) may be waived in writing by all of such parties:
(a) the HCM Shareholder Approval shall have been obtained;
(b) the Reorganization shall have been implemented in accordance with Section 6.6(a);
(c) COFECE has issued the Antitrust Approval;
(d) there shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;
(e) the deadline for HCM to consummate its initial Business Combination in accordance with its Governing Documents and the Prospectus (as extended by any Extension) shall not have passed;
(f) the size and composition of the Board of Directors of PubCo shall be as contemplated pursuant to Section 6.9 (assuming for purposes of testing this condition that each such director then satisfies applicable Nasdaq requirements and is willing to serve), to be effective as of immediately following the Effective Time;
(g) the Listing Application shall have been approved by Nasdaq (subject to official notice of issuance) and, as of immediately following the Effective Time, PubCo shall be in compliance, in all material respects, with applicable initial and continuing listing requirements of Nasdaq, and PubCo shall not have received any notice of non-compliance therewith from Nasdaq that has not been cured or would not be cured at or immediately following the Effective Time, and the Registration Statement Securities shall have been approved for listing on Nasdaq;

(h) the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn; and
(i) if any HCM Shareholder gives to HCM, before the HCM Shareholder Approval is obtained at the HCM Shareholders’ Meeting, a Written Objection in accordance with Section 238(2) and 238(3) of the Cayman Companies Act, at least twenty (20) days shall have elapsed since the date on which the applicable Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Companies Act, as referred to in Section 239(1) of the Cayman Companies Act).
Section 9.2. Conditions to Obligations of HCM. The obligations of HCM to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which (save for the New CayCo Shareholder Approval) may be waived in writing by HCM:
(a) the representations and warranties of the Murano Parties contained in this Agreement shall be true and correct in all respects as of the Original Agreement Date, the date hereof and as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date;
(b) each of the covenants of the Murano Parties to be performed as of or prior to the Closing shall have been performed;
(c) each of the consents set forth on Schedule 9.2(c) of the Company Disclosure Letter shall have been obtained and delivered to HCM;
(d) the Company Stockholder Approvals shall have been obtained and delivered to HCM;
(e) the New CayCo Shareholder Approval shall have been obtained and delivered to HCM;
(f) regarding the Owned Real Properties, the Murano Parties shall have obtained and delivered the Certificates of Liens/No Liens to HCM;
(g) the Murano Parties shall have delivered originals of the executed Transfer and Assignment Documents and the Termination Documents to HCM;
(h) the Subscriptions shall have occurred;
(i) the Reorganization and PubCo Reorganization shall have occurred; and
(j) since the date hereof, no Company Material Adverse Effect shall have occurred and be continuing.
Section 9.3. Conditions to the Obligations of the Murano Parties. The obligation of the Murano Parties to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a) (i) the representations and warranties of HCM contained in Section 5.12 (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date and (ii) each of the other representations and warranties of HCM contained in this Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in the case of this clause (ii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on HCM’s ability to consummate the transactions contemplated by this Agreement; and
(b) each of the covenants of HCM to be performed as of or prior to the Closing shall have been performed in all material respects.

ARTICLE X

TERMINATION/EFFECTIVENESS
Section 10.1. Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned, at any time prior to the Closing:
(a) by mutual written consent of the Company and HCM;
(b) by the Company or HCM if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; provided, however, that a Party shall not be entitled to terminate this Agreement pursuant to this Section 10.1(b) if such Party’s breach of this Agreement is the primary cause of a Governmental Authority enacting, issuing, promulgating, enforcing or entering into a Governmental Order that has the effect of making the consummation of the Merger illegal or otherwise preventing or prohibiting the consummation of the Merger;
(c) by the Company or HCM if the HCM Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the HCM Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;
(d) by the Company if there has been a Modification in Recommendation;
(e) by written notice to the Company from HCM if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Murano Parties set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Murano Parties through the exercise of their reasonable best efforts, then, for a period of up to the earlier of (A) 30 days after receipt by the Company of notice from HCM of such breach, but only as long as the Murano Parties continue to use their reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”) and (B) the Agreement End Date, such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before the Agreement End Date, unless HCM is in material breach hereof;
(f) by HCM if the Company Stockholder Approvals shall not have been obtained within two Business Days after the date hereof;
(g) by HCM if the Process Agent Powers of Attorney are not delivered by the Company and the Seller to HCM within 15 days after the Original Agreement Date; or
(h) by written notice to HCM from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of HCM set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating HCM Breach”), except that, if any such Terminating HCM Breach is curable by HCM through the exercise of its reasonable best efforts, then, for a period of up to the earlier of (A) 30 days after receipt by HCM of notice from the Company of such breach, but only as long as HCM continues to exercise such reasonable best efforts to cure such Terminating HCM Breach (the “HCM Cure Period”) and (B) the Agreement End Date, such termination shall not be effective, and such termination shall become effective only if the Terminating HCM Breach is not cured within the HCM Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.
(i) by the Company or HCM if the Closing Date has not occurred by December 31, 2023 (the “Original End Date”); provided, that if on the Original End Date the conditions to the Closing set forth in Section 9.1(b) or Section 9.1(c) shall not have been satisfied but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on the Original End Date) or waived by all parties entitled to the benefit of such conditions, then such Original End Date shall automatically be extended, without any action on the part of any party hereto, to January 25, 2024 (the “Extended End Date”) (the Original End Date or the Extended End Date, the “Agreement End Date”); provided, however, that a party shall not be entitled to terminate this Agreement pursuant to this Section 10.1(i) if such party’s breach of this Agreement has prevented the consummation of the Closing Date at or prior to such time.

(j) by HCM at any point in time after the date of this Agreement if HCM, in its reasonable discretion, concludes that (i) progress in the construction of the Grand Island I Properties or (ii) progress in the construction of the Grand Island II Property or the efforts to obtain financing that HCM concludes is sufficient to fund the completion of the Grand Island II Property, has not or will not allow for completion of either the Grand Island I Properties or the Grand Island II Property on the timeline communicated to HCM prior to the Original Agreement Date.
Section 10.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors or stockholders, other than liability of any Party, as the case may be, for any willful breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.
ARTICLE XI

MISCELLANEOUS
Section 11.1. Trust Account Waiver. The Murano Parties acknowledge that HCM is a blank check company with the powers and privileges to effect a Business Combination. The Murano Parties further acknowledge that, as described in the prospectus dated January 25, 2022 (the “Prospectus”) available at www.sec.gov, substantially all of HCM assets consist of the cash proceeds of HCM’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of HCM, certain of its public shareholders and the underwriters of HCM’s initial public offering (the “Trust Account”). The Murano Parties acknowledge that they have been advised by HCM that, except with respect to interest earned on the funds held in the Trust Account that may be released to HCM to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if HCM completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if HCM fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to HCM in limited amounts to permit HCM to pay the costs and expenses of its liquidation and dissolution, and then to HCM’s public shareholders; and (iii) if HCM holds a shareholder vote to amend HCM’s amended and restated memorandum and articles of association (A) to modify the substance or timing of its obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of its public shares if it does not complete its initial Business Combination within 15 months from the closing of HCM’s initial public offering, subject to any Extension or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, then for the redemption of any HCM Ordinary Shares properly tendered in connection with such vote. For and in consideration of HCM entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Murano Parties hereby irrevocably waive any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with HCM; provided, that (x) nothing herein shall serve to limit or prohibit the Murano Parties’ right to pursue a claim against HCM for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions contemplated hereby (including a claim for HCM to specifically perform its obligations under this Agreement) so long as such claim would not affect HCM’s ability to fulfill its obligation to effectuate the HCM Share Redemptions, or for actual fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Murano Parties may have in the future against HCM’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).
Section 11.2. Waiver. Any Party may, at any time prior to the Closing, by action taken by its Board of Directors or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of another Party that are contained in this Agreement or (c) waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver.
Section 11.3. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:
(a)	If to HCM:

HCM Acquisition Corp.
100 First Stamford Place
Suite 330
Stamford, CT 06902
	Attention:	Shawn Matthews, Chief Executive Officer
James Bond, Chief Financial Officer
	Email:	smatthews@hondiuscapital.com
jbond@hondiuscapital.com

with copies to (which shall not constitute notice):

King & Spalding LLP
1185 Avenue of the Americas, 34th Floor
New York, New York 10046
	Attention:	Kevin E. Manz
Timothy P. Fitzsimons
	Email:	kmanz@kslaw.com
tfitzsimons@kslaw.com

Galicia Abogados, S.C.
Torre del Bosque
Blvd. Manuel Avila Camacho, 24, 7th Floor
Lomas de Chapultepec
11000, Mexico City
	Attention:	Arturo Perdomo J.; Roxana Schäfer
	Email:	aperdomo@galicia.com.mx
rschafer@galicia.com.mx

(b)	If to the Murano Parties:

Av. Paseo de las Palmas 1270,
Col. Lomas de Chapultepec,
11000, Mexico City, Mexico
	Attention:	Elías Sacal Cababie, Marcos Sacal Cohen
	Email:	elias@murano.com.mx; marcos@murano.com.mx

with copies to each of (which shall not constitute notice):

Nader, Hayaux y Goebel
Paseo de los Tamarindos No. 400-B, 7th Floor
Bosque de las Lomas, 05120 CDMX, Mexico
	Attention:	Michell Nader Schekaibán
Julián J. Garza Castañeda
	Email:	mnader@nhg.com.mx
jgarza@nhg.com.mx

Clifford Chance US LLP
31 West 52nd Street
New York,
New York 10019
	Attention:	Hugo F. Triaca
	Email:	hugo.triaca@cliffordchance.com
or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.
Section 11.4. Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties and any such assignment without such prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
Section 11.5. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that (i) the D&O Indemnified Parties are intended third-party beneficiaries of, and may enforce, Section 7.6, and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16 and (ii) the Sponsor is an intended third-party beneficiary of this Agreement and, amongst other rights, may enforce Section 11.15 as if the Sponsor were a party hereto.
Section 11.6. Expenses. Except as otherwise set forth in this Agreement (including Section 7.6), each Party shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.
Section 11.7. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, provided that, for the avoidance of doubt, the laws of the Cayman Islands shall also apply to and, as applicable, govern the Merger.

Section 11.8. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 11.9. Company and HCM Disclosure Letters. The Company Disclosure Letter and the HCM Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. Any disclosure made by a Party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
Section 11.10. Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the HCM Disclosure Letter and all Exhibits hereto), (b) the Plan of Merger, the Sponsor Support Agreement, the Registration Rights Agreement, the Lock-Up Agreement, and the Warrant Assumption Agreement (collectively, the “Ancillary Agreements”) and (c) the Non-Disclosure Agreement, dated as of August 19, 2022, between HCM and the Company (the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between the Parties except as expressly set forth in this Agreement, the Ancillary Agreements and the Confidentiality Agreement.
Section 11.11. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by HCM and the Company and which makes reference to this Agreement.
Section 11.12. Publicity.
(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of HCM and the Company, which approval shall not be unreasonably withheld by either Party; provided, that no Party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).
(b) The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the Party making the announcement shall use its commercially reasonable efforts to consult with the other Parties in advance as to its form, content and timing. Disclosures resulting from the Parties’ efforts to obtain the Antitrust Approval and to make any relating filing shall be deemed not to violate this Section 11.12.
Section 11.13. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
Section 11.14. Consent to Jurisdiction and Service of Process; Waiver of Jury Trial.
(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, only to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware), and each of the parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of such proceeding or Action shall be heard and determined only in any such court and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any proceeding or Action brought in accordance with this Section 11.14(a). Each Party (other the Company and Seller) hereto hereby consents to service of process in any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby in any manner permitted by the laws of the State of Delaware, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.3 and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. The Company and the Seller hereby consent and agree that service of process to any of them will be delivered in person or to the agent described below, which the Company and the Seller irrevocably appoint as its agent for the purpose of accepting service of process for any action not only within the State of Delaware, but also any other jurisdiction.
(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
(c) THE COMPANY AND THE SELLER HAVE APPOINTED CORPORATION SERVICE COMPANY AS PROCESS AGENT, FOR THE SERVICE OF PROCESS RELATING TO ANY SUCH ACTION OR PROCEEDING BEFORE THE COURTS OF THE STATE OF DELAWARE AND ANY OTHER JURISDICTION, AND COVENANTS TO MAINTAIN SUCH APPOINTMENT (OR ALTERNATIVE REASONABLY ACCEPTABLE TO HCM) AT ALL TIMES UNTIL ALL OF THE OBLIGATIONS HEREUNDER HAVE BEEN SATISFIED IN FULL OR UPON TERMINATION OF THIS AGREEMENT OR UPON MUTUAL AGREEMENT AMONG THE PARTIES.
Section 11.15. Enforcement. The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any Party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.
Section 11.16. Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:
(a) subject to Section 11.5, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, HCM, ESC, ESAGRUP, PubCo, the Dutch Entities and New CayCo as named parties hereto; and
(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, HCM, ESC, ESAGRUP, PubCo, or New CayCo and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing, shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, HCM, ESC, ESAGRUP, PubCo, or New CayCo under this Agreement or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
Section 11.17. Non-Survival of Representations, Warranties and Covenants. Except (a) as otherwise contemplated by Section 10.2 or (b) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and each such representation, warranty, covenant, obligation or other agreement and such rights shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein or therein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.
Section 11.18. Legal Representation.
(a) Each of HCM and the Murano Parties hereby agrees on behalf of their directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Company) (all such parties, the “K&S Waiving Parties”), that King & Spalding LLP (“K&S”), Galicia Abogados, S.C or Ogier (Jersey) LLP may represent the stockholders or holders of other equity interests of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (other than HCM or its Subsidiaries) (collectively, the “K&S WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Company and its Subsidiaries or other K&S Waiving Parties, and each of HCM and the Murano Parties on behalf of itself and the K&S Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to K&S’s, Galicia Abogados, S.C’s and Ogier (Jersey) LLP’s prior representation of the Company, its Subsidiaries or of K&S Waiving Parties. HCM and the each of the Murano Parties, for itself and the K&S Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Company and its Subsidiaries or any member of the K&S WP Group, on the one hand, and K&S, Galicia Abogados, S.C or Ogier (Jersey) LLP, on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Company notwithstanding the Merger, and instead survive, remain with and are controlled by the K&S WP Group (the “K&S Privileged Communications”), without any waiver thereof. HCM and the each of the Murano Parties, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the K&S Privileged Communications, whether located in the records or email server of the Surviving Company and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and HCM and each of the Murano Parties agree not to assert that any privilege has been waived as to the K&S Privileged Communications, by virtue of the Merger.
(b) Each of HCM and the Company hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Company) (all such parties, the “Clifford Chance Waiving Parties”), that Clifford Chance LLP and/or Clifford Chance US LLP (collectively “Clifford Chance”) or Nader, Hayaux y Goebel may represent the stockholders or holders of other equity interests of the Sponsor or of HCM or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Clifford Chance WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Sponsor, HCM and its Subsidiaries, or other Clifford Chance Waiving Parties. Each of HCM and the Company, on behalf of itself and the Clifford Chance Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Clifford Chance’s prior representation of the Sponsor, HCM and its Subsidiaries, or other Clifford Chance Waiving Parties. Each of HCM and the Company, for itself and the Clifford Chance Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Sponsor, HCM, or its Subsidiaries, or any other member of the Clifford Chance WP Group, on the one hand, and Clifford Chance or Nader, Hayaux y Goebel, on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Company notwithstanding the Merger, and instead survive, remain with and are controlled by the Clifford Chance WP Group (the “Clifford Chance Privileged Communications”), without any waiver thereof. HCM and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Clifford Chance Privileged Communications, whether located in the records or email server of HCM and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and HCM and the Company agree not to assert that any privilege has been waived as to the Clifford Chance Privileged Communications, by virtue of the Merger.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.
HCM ACQUISITION CORP

By:	/s/ Shawn Matthews
Name: Shawn Matthews
Title: Chairman and Chief Executive Officer

ELÍAS SACAL CABABIÉ

By:	/s/ Elias Sacal Cababie
Name: Elias Sacal Cababie

ES AGRUPACIÓN, S.A. DE C.V.

By:	/s/ Elias Sacal Cababie
Name: Elias Sacal Cababie

MURANO PV, S.A. DE C.V.

By:	/s/ Elias Sacal Cababie
Name: Elias Sacal Cababie

MURANO GLOBAL B.V.

By:	/s/ Elias Sacal Cababie
Name: Elias Sacal Cababie
Title: Director

Zedra Management B.V.

	By:	/s/ Jan Hendrik Siemssen
Name: Jan Hendrik Siemssen
Title: Director

Zedra Management B.V.

	By:	/s/ Bart de Sonnaville
Name: Bart de Sonnaville
Title: Director

MPV INVESTMENT B.V.

By:	/s/ Elias Sacal Cababie
Name: Elias Sacal Cababie
Title: Director

Zedra Management B.V.

	By:	/s/ Jan Hendrik Siemssen
Name: Jan Hendrik Siemssen
Title: Director

Zedra Management B.V.

	By:	/s/ Bart de Sonnaville
Name: Bart de Sonnaville
Title: Director

MURANO GLOBAL CAYMAN

By:	/s/ Elias Sacal Cababie
Name: Elias Sacal Cababie
Title: Director

By:	/s/ Marcos Sacal Cohen
Name: Marcos Sacal Cohen
Title: Director

MURANO GLOBAL INVESTMENTS LIMITED

By:	/s/ David Rudge
Name: David Rudge
Title: Director

By:	/s/ Julio Ortega Molina
Name: Julio Ortega Molina
Title: Director

[Signature Page to A&R Business Combination Agreement]

EXHIBIT A
FORM OF REGISTRATION RIGHTS AGREEMENT
THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [ ] [ ], 2023, is made and entered into by and among (i) Murano Global Investments Limited, a company incorporated under the laws of the Bailiwick of Jersey (the “Company”), (ii) HCM Investor Holdings, LLC, a Delaware limited liability company (the “Sponsor”), (iii) the existing equityholders of the Company signatories hereto (the “Existing Investors”), and (iv) any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.9 of this Agreement, (collectively, the “Holders” and each, a “Holder”).
RECITALS
WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of March 13, 2023, as amended and restated on [ ] [ ], 2023 (as it may be further amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, HCM Acquisition Corp., and the other parties thereto;
WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Existing Investors received ordinary shares, [no par value], of the Company (the “Ordinary Shares”), in each case, in such amounts and subject to such terms and conditions as set forth in the Merger Agreement;
WHEREAS, the Company and the Sponsor desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.
NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
Article I.
DEFINITIONS
1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:
“Additional Holder” shall have the meaning given in Section 5.9.
“Additional Holder Ordinary Shares” shall have the meaning given in Section 5.9.
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) either (A) could reasonably be expected to have a material adverse effect on the Company’s ability to effect a material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction or (B) relates to information the accuracy of which has yet to be determined by the Company or which is the subject of an ongoing investigation or inquiry; provided that the Company takes all action as reasonably necessary to as expeditiously as possible make such determination or conclude such investigation or inquiry.
“Agreement” shall have the meaning given in the Preamble hereto.
“Block Trade” shall have the meaning given in Section 2.4.1.
“Block Trade Demanding Holder” shall have the meaning given in Section 2.4.1.
“Board” shall mean the Board of Directors of the Company.
“Closing” shall have the meaning given in the Merger Agreement.
“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.
“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.
“Competing Registration Rights” shall have the meaning given in Section 5.10.
“Demanding Holder” shall have the meaning given in Section 2.1.4.
“Existing Investors” shall have the meaning given in the Preamble hereto.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.
“Form F-1 Shelf” shall have the meaning given in Section 2.1.1.
“Form F-3 Shelf” shall have the meaning given in Section 2.1.1.
“Holder Information” shall have the meaning given in Section 4.1.2.
“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.
“Joinder” shall have the meaning given in Section 5.9.
“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.
“Merger Agreement” shall have the meaning given in the Recitals hereto.
“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
“Ordinary Shares” shall have the meaning given in the Recitals hereto.
“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities transfers such Registrable Securities, including prior to the expiration of any lock-up period applicable to such Registrable Securities (provided, in each case, such transfer is not prohibited by any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company), and any transferee thereafter.
“Piggyback Registration” shall have the meaning given in Section 2.2.1.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security” shall mean (a) any outstanding Ordinary Shares (including Ordinary Shares issued or issuable upon the exercise, settlement or conversion of any share of Ordinary Shares or any other equity security of the Company) held by a Holder immediately following the Closing; (b) any warrants to purchase Ordinary Shares (and any Ordinary Shares issued or issuable upon the exercise of such warrants) held by the Sponsor or its transferees immediately following the Closing; (c) any Additional Holder Ordinary Shares; (d) any Ordinary Shares or any other equity security of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or held by any person or entity that is, or within the three months prior to such date was, an “affiliate” (as defined in Rule 144) of the Company; and (e) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b), (c) or (d) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities (except with respect to (C) below, unless (x) the Holder at issue is, or within the three (3) months prior to such date was, an “affiliate” (as defined in Rule 144) of the Company, and (y) during any time prior to one (1) year after the date the Company files its current Form 10 information with the

Commission) upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) such securities shall have ceased to be outstanding; and (C) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction pursuant to Rule 144 or any successor rule promulgated under the Securities Act or otherwise.
“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and such registration statement becoming effective.
“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:
A. all registration, listing and filing fees (including fees with respect to filings required to be made with FINRA) and any national securities exchange on which the Ordinary Shares is then listed;
B. fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities and the fees and expenses of any “qualified independent underwriter” as such term is defined in FINRA Rule 5121);
C. printing, messenger, telephone and delivery expenses;
D. fees and disbursements of counsel for the Company;
E. fees and disbursements of all independent registered public accountants of the Company and any other persons, including special experts, retained by the Company, incurred in connection with such Registration;
F. all expenses in connection with the preparation, printing and filing of a Registration Statement, any Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to any Holders, Underwriters and dealers and all expenses incidental to delivery of the Registrable Securities;
G. the expenses incurred in connection with making “road show” presentations and holding meetings with potential investors to facilitate the sale of Registrable Securities in an Underwritten Offering; and
H. in an Underwritten Offering, reasonable fees and expenses of (i) one (1) U.S. counsel, (ii) one (1) Dutch counsel and (iii) one (1) Mexican counselselected by the majority-in-interest of the Demanding Holders (not to exceed, in the aggregate, $350,000 per Underwritten Offering without the consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed).
“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Requesting Holders” shall have the meaning given in Section 2.1.5.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“Shelf” shall mean (i) the Form F-1 Shelf or the Form F-1 Shelf (as applicable), (ii) the Form F-3 Shelf or the Form F-3 Shelf (as applicable) or (iii) any Subsequent Shelf Registration Statement, as the case may be.
“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).
“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration or Block Trade.
“Sponsor” shall have the meaning given in the Preamble hereto.
“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public (including for the avoidance of doubt a Block Trade).
“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.
“Withdrawal Notice” shall have the meaning given in Section 2.1.6.
Article II.
REGISTRATIONS AND OFFERINGS
2.1 Shelf Registration.
2.1.1 Filing. No later than one hundred and eighty (180) days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form F-1 (the “Form F-1 Shelf”) or a Registration Statement for a Shelf Registration on Form F-3 (the “Form F-3 Shelf”), if the Company is then eligible to use a Form F-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to cause such Shelf to be declared effective as soon as practicable after the submission or filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the submission or filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form F-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form F-3 Shelf as soon as reasonably practicable after the Company is eligible to use Form F-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4. The Company shall, if requested by the Holder, use its commercially reasonable efforts to: (i) cause the removal of restrictive legends related to compliance with the federal securities laws set forth on the Registrable Securities to the extent such laws are no longer applicable to such Registrable Securities (or will no longer be applicable in connection with the anticipated transaction) (it being agreed that once the Shelf is effective, such legends may be removed); (ii) cause its legal counsel to deliver an opinion, if necessary, to the transfer agent in connection with the instruction under subclause (i) to the effect that removal of such legends in such circumstances may be effected in compliance with the Securities Act; and (iii) issue Registrable Securities without any such legend in certificated or book-entry form or by electronic delivery through The Depository Trust Company, at the Holder’s option, within five (5) business days of such request, if (A) the Registrable Securities are registered for resale under the Securities Act and no suspension of the effectiveness of such registration statement, or of sales thereunder, is then in effect, or (B) the Registrable Securities may be sold by the Holder without restriction under Rule 144, including without limitation, any volume, public information, manner of sale or similar requirements. The Company’s obligation to remove legends under this Section 2.1.1 is conditioned upon the Holder timely providing such representations and other documentation as are reasonably necessary and customarily required in connection with the removal of restrictive legends related to compliance with the federal securities laws.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as reasonably possible cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing). If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form F-3 or Form F-3, as applicable, to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2 shall, for the avoidance of doubt, be subject to Section 3.4.
2.1.3 Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the Sponsor or an Existing Investor, shall cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as reasonably practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered twice per calendar year or if such additional Registrable Securities are equal to or greater than two percent (2%) of the outstanding Ordinary Shares; provided further that prior to making such filing with respect to any written request by a Holder, the Company shall notify the other Holders and provide such other Holders a reasonable opportunity to include additional Registrable Securities held by such other Holders in such filing.
2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time beginning on the first anniversary of the Closing Date and provided an effective Shelf is on file with the Commission, the Sponsor or an Existing Investor (any such person in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $10 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks) shall be selected by the majority-in-interest of the Demanding Holders, subject to the Company’s reasonable consent (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor, on the one hand, and Existing Investors on the other hand, may each demand not more than one (1) Underwritten Shelf Takedown pursuant to this Section 2.1.4 within any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may affect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form F-3, that is then available for such offering.
2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell and the Ordinary Shares or other equity securities, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown that can be sold without exceeding the Maximum Number of Securities); (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, subject to Section 5.10, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Ordinary Shares or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual piggy-back registration rights held by such other persons or entities and that can be sold without exceeding the Maximum Number of Securities.
2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, any Demanding Holder initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor or an Existing Investor may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the Existing Investors or any of their respective Permitted Transferees, as applicable. If withdrawn by a Demanding Holder, the Sponsor or an Existing Investor may elect to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence and such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor or an Existing Investor, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown and shall not include the Registrable Securities of such withdrawing Demanding Holder in the applicable registration and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement (subject to the other terms and conditions of this Agreement). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6.
2.2 Piggyback Registration.
2.2.1 Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) for a committed equity facility equity line of capital with a broker-dealer affiliated investment bank or (vi) a Block Trade, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering (or such shorter period of days (but not less than five (5) days) as may be agreed by Holders of at least twenty-five percent (25%) of the outstanding Registrable Securities), which notice shall (A) describe the amount and type of securities to be included in such offering, the proposed filing date, the intended method(s) of distribution, the name of the proposed managing Underwriter or Underwriters, as to the extent then known, in such offering and to the extent then known a good faith estimate of the proposed minimum offering price, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days (or such shorter period of days (but not less than two (2) business days) as may be agreed by Holders of at least twenty-five percent (25%) of the outstanding Registrable Securities) after transmission of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall use good faith effort to cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.
2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Ordinary Shares or other equity securities that the Company desires to sell, taken together with (i) the Registrable Securities as to which registration has been requested pursuant to Section 2.2.1, and (ii) the Ordinary Shares or other equity securities, if any, of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual piggy-back registration rights held by such persons or entities, exceeds the Maximum Number of Securities, then:
(a) if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, subject to Section 5.10, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities, if any, of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual piggy-back registration rights held by such persons or entities, which can be sold without exceeding the Maximum Number of Securities;
(b) if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities (and not undertaken for the Company’s account), then the Company shall include in any such Registration or registered offering (A) first, subject to Section 5.10, the Ordinary Shares or other equity securities, if any, of such requesting persons or entities and the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A) , the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (C) third, subject to Section 5.10, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other equity securities, if any, of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual piggy-back registration rights held by such persons or entities, which can be sold without exceeding the Maximum Number of Securities; or
(c) if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.
2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf or other Registration pursuant to Section 2.1) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.
2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4.
2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company pursuant to this Agreement (other than a Block Trade), each participating Holder and each other Holder who, together with its affiliates, beneficially owns greater than five percent (5%) of the outstanding Ordinary Shares in the aggregate agrees that it shall not Transfer any Ordinary Shares or other publicly listed equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters (in each case on substantially the same terms and conditions as all such Holders).
2.4 Block Trades.
2.4.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if the Sponsor or an Existing Investor (in such case, a “Block Trade Demanding Holder”) wishes to engage in an underwritten registered offering not involving a “roadshow,” i.e., an offering commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected to exceed, in the aggregate, either (x) $10 million or (y) all remaining Registrable Securities held by the Block Trade Demanding Holder, then such Block Trade Demanding Holder shall notify the Company of its request to engage in a Block Trade and, subject to Section 3.1.8 or the waiver thereof by such Block Trade Demanding Holder, the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided that such Block Trade Demanding Holder shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade.
2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or the issuance of a press release by the applicable Block Trade Demanding Holder or by the Company with respect thereto, the Block Trade Demanding Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to its withdrawal under this Section 2.4.2.
2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade initiated by a Block Trade Demanding Holder pursuant to this Agreement.
2.4.4 The Block Trade Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).
2.4.5 A Holder in the aggregate may make unlimited demands in respect of Block Trades pursuant to this Section 2.4. For the avoidance of doubt, any Block Trade effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4.

Article III.
COMPANY PROCEDURES
3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:
3.1.1 prepare and file with the Commission as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until such time as all Registrable Securities covered by such Registration Statement have ceased to be Registrable Securities;
3.1.2 without limiting the provisions set forth in Section 2.1.3, prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by Holders holding at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriter(s), if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), any free writing prospectus (as defined in Rule 405 of the Securities Act) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request (including any comment letter from the Commission), and all such documents shall be subject to the review and reasonable comment of such counsel who shall, if requested, have a reasonable opportunity to participate in the preparation of such documents in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering Analysis and Retrieval System (“EDGAR”). The Company shall not file any such Registration Statement or Prospectus, or any amendment or supplement thereto, to which a majority-in-interest of the Holders of Registrable Securities included in such Registration or their respective counsels shall reasonably object in writing on a timely basis;
3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence reasonably satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5 use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed and, if no such securities are so listed, use commercially reasonable efforts to cause such Registrable Securities to be listed on the New York Stock Exchange or the Nasdaq Stock Market;
3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, other than those related to transactions set forth in clauses (i) through (v) of Section 2.2.1 (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);
3.1.9 as promptly as practicable notify the Holders in writing upon any of the following events: (A) the filing of the Registration Statement, any Prospectus and any amendment or supplement thereto, and, with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective; (B) any request by the Commission or any other U.S. or state governmental authority for amendments or supplements to the Registration Statement or any Prospectus or for additional information; (C) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation or threat of any proceeding for such purpose; (D) if at any time the representations and warranties of the Company contained in any underwriting agreement contemplated by Section 3.1.13 below cease to be true and correct in any material respect, provided that notice shall only be required if required to be given to the underwriters pursuant to such underwriting agreement; and (E) at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;
3.1.10 in the event of an Underwritten Offering, (A) permit representatives of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply any relevant information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration, including to enable them to exercise their due diligence responsibility; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company prior to the release or disclosure of any such information and (B) cause the officers, directors and employees of the Company and its subsidiaries (and use its commercially reasonable efforts to cause its auditors) to participate in customary due diligence calls;
3.1.11 obtain a “comfort letter” from the Company’s independent registered public accountants in the event of an Underwritten Offering or a sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “comfort letters” as the managing Underwriter may reasonably request;
3.1.12 in the event of an Underwritten Offering, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;
3.1.13 in an Underwritten Offering, enter into an underwriting agreement in form, scope and substance as is customary in underwritten offerings and in connection therewith, (A) make representations and warranties to the Holders of such Registrable Securities and the Underwriters, if any, with respect to the business of the Company and its subsidiaries, and the Registration Statement, Prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers in underwritten offerings, (B) include in the underwriting agreement indemnification provisions and procedures substantially to the effect set forth in Article IV hereof with respect to the Underwriters and all parties to be indemnified pursuant to said Article except as otherwise agreed by a majority-in-interest of the aggregate number of Registrable Securities held by the participating Holders and (C) deliver any necessary documents and certificates as are reasonably requested by a majority-in-interest of the aggregate number of Registrable Securities held by the participating Holders, their counsel and the Underwriters to evidence the continued validity of the representations and warranties made pursuant to sub-clause (A) above and to evidence compliance with any customary conditions contained in the underwriting agreement;
3.1.14 in the event of any Underwritten Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;
3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);
3.1.16 with respect to an Underwritten Offering pursuant to Section 2.1.4, use commercially reasonable efforts to make available senior executives of the Company to participate in meetings with analysts or customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering;
3.1.17 cooperate with the participating Holders and the Underwriters, if any, to facilitate the timely preparation and delivery of certificates (if such securities are certificated and which shall not bear any restrictive legends unless required under applicable law) representing securities sold under any Registration Statement, and enable such securities to be in such denominations and registered in such names as such Holders or Underwriters may request and keep available and make available to the Company’s transfer agent prior to the effectiveness of such Registration Statement a supply of such certificates (if such securities are certificated);
3.1.18 file the applicable Registration Statement with FINRA prior to the date such Registration Statement is filed with or submitted to the SEC, and cooperate with each participating Holder and Underwriter, if any, and their respective counsels in connection with any other filings required to be made with FINRA; and
3.1.19 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.
Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been selected as an Underwriter, broker, sales agent or placement agent, as applicable, with respect to the applicable Underwritten Offering or other offering involving a registration.
3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all Underwriters’ commissions and discounts, brokerage fees, transfer taxes and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
3.3 Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information promptly following request for any such Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.
3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.
3.4.1 Upon receipt of written notice from the Company that: (a) a Registration Statement or Prospectus contains a Misstatement; or (b) any request by the Commission for any amendment or supplement to any Registration Statement or Prospectus or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement or Prospectus, such Registration Statement or Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, each of the Holders shall forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement covering such Registrable Securities until it has received copies of a supplemented or amended Prospectus (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice) or until it is advised in writing by the Company that the use of the Prospectus may be resumed, and, if so directed by the Company, each such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice. In the event that a Holder exercises a demand right pursuant to Section 2.1 and the related offering is expected to, or may, occur during a quarterly earnings blackout period of the Company (such blackout periods determined in accordance with the Company’s written insider trading compliance program adopted by the Board), the Company and such Holder shall act reasonably and work cooperatively in view of such quarterly earnings blackout period.
3.4.2 Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure or (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than ninety (90) consecutive days, during any 12-month period. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.
3.4.3 (a) During the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 and, (b) during the period starting with the date fifteen (15) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date forty five (45) days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.4.
3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, on not more than three (3) occasions, or for more than ninety (90) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case during any twelve (12)-month period.
3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall (i) take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect) and (ii) certify to the Holders in writing that it has filed current Form 10 information with the Commission within four (4) Business Days following the Closing. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
Article IV.
INDEMNIFICATION AND CONTRIBUTION
4.1 Indemnification.
4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, actual, reasonable and documented outside attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers, and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, actual, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any Holder Information so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds actually received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.
4.1.3 Any person or entity entitled to indemnification herein shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party through the forfeiture of substantive rights or defenses) and in no event shall such failure relieve the indemnifying party from any other liability that it may have to such indemnified party and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Article IV for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party, (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense or, having assumed such defense, has not conducted the defense of such claim actively and diligently or (iii) the named parties in any such proceeding

(including any impleaded parties) include both the indemnified party and the indemnifying party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interest between them, in which case the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining one separate legal counsel, in addition to any local counsel (for the avoidance of doubt, for all indemnified parties in connection therewith). If such defense is assumed, (A) the indemnifying party shall keep the indemnified party informed as to the status of such claim at all stages thereof (including all settlement negotiations and offers), promptly submit to such indemnified party copies of all pleadings, responsive pleadings, motions and other similar legal documents and paper received or filed in connection therewith, permit such indemnified party and their respective counsels to confer with the indemnifying party and its counsel with respect to the conduct of the defense thereof, and permit indemnified party and its counsel a reasonable opportunity to review all legal papers to be submitted prior to their submission and (B) the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). In any action hereunder as to which the indemnifying party has assumed the defense thereof with counsel satisfactory to the indemnified party, the indemnified party shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but the indemnifying party shall not be obligated hereunder to reimburse the indemnified party for the costs thereof. No indemnifying party shall, without the prior written consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault, culpability or failure to act on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.
4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds actually received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.
4.1.6 The obligations of the parties under this Article IV shall be in addition to any liability which any party may otherwise have to any other party.

Article V.
MISCELLANEOUS
5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, (i) in the case of mailed notices, on the third business day following the date on which it is mailed and (ii) in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation or in the case of delivery by electronic mail or facsimile at the time of transmission (with evidence of transmission). Any notice or communication under this Agreement must be addressed, if to the Company, to: Murano Global Investments Limited, [•], email: [•], with a copy, which shall not constitute notice, to [•], [•], Attn: [•], email: [•]; and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective as set forth in this Section 5.1 with respect to such notice of change of address.
5.2 Assignment; No Third Party Beneficiaries.
5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
5.2.2 Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees; provided, that, with respect to the Existing Investors, [the Investor Stockholders,] and the Sponsor, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that each of the Existing Investors shall be permitted to transfer its rights hereunder as the Existing Investors to one or more affiliates or any direct or indirect partners, members or equity holders of such Dura Holder (it being understood that no such transfer shall reduce any rights of such Dura Holder or such transferees), and the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor and any such transferee shall thereafter have all rights and obligations of the Sponsor hereunder (it being understood that no such transfer shall reduce any rights of the Sponsor or such transferees).
5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
5.2.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement.
5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.
5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.
5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF

DELAWARE AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal action may be brought in any federal court located in the State of Delaware or any other Delaware state court.
5.5 TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
5.6 Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor, its equityholders and their respective affiliates hold, in the aggregate, at least one percent (1%) of the outstanding Ordinary Shares of the Company; provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Notwithstanding anything herein to the contrary, any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party.
5.7 Term. This Agreement shall terminate on the earlier of (a) the tenth (10th) anniversary of the date of this Agreement and (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Sections 3.2 and 3.5 and Articles IV and V shall survive any termination.
5.8 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.
5.9 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2, subject to the prior written consent of each of the Sponsor and Existing Investors (in each case, so long as such Holder, its equityholders and their respective affiliates hold, in the aggregate, at least one percent (1%) of the outstanding Ordinary Shares of the Company), the Company may make any person or entity who acquires Ordinary Shares or rights to acquire Ordinary Shares after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Ordinary Shares of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Ordinary Shares”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Ordinary Shares.
5.10 Other Registration Rights. The Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include any securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. For so long as the Sponsor, its equityholders and their respective affiliates hold, in the aggregate, at least one percent (1%) of the outstanding Ordinary Shares of the Company, the Company hereby agrees and covenants that it will not grant rights to register any Ordinary Shares or other equity securities of the Company (or securities convertible into or exchangeable for Ordinary Shares or other equity securities of the Company) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder (such rights “Competing Registration Rights”) without the prior written consent of the Sponsor, the Company hereby agrees and covenants that it will not grant Competing Registration Rights without the prior written consent of such Dura Holder. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
5.11 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
5.12 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, to the fullest extent permitted by law, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, claim or suit in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.
5.13 Entire Agreement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
COMPANY:

By:
Name:
Title:
HOLDER:

By:
Name:
Title:
HOLDER:

By:
Name:
Title:

Schedule I
Existing Investors
1.[•];
2.[•]; and
3.[•].

Exhibit A
REGISTRATION RIGHTS AGREEMENT JOINDER
The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of    , 2023 (as the same may hereafter be amended, the “Registration Rights Agreement”), by and among [Newco], a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.
By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s Ordinary Shares shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein[; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as a Holder, and the undersigned’s (and its transferees’) Ordinary Shares shall not be included as Registrable Securities, for purposes of the Excluded Sections.
For purposes of this Joinder, “Excluded Sections” shall mean .]
Accordingly, the undersigned has executed and delivered this Joinder as of the     day of    , 20
HOLDER:
[•]

By:
Name:
Title:
Agreed and Accepted as of    , 20
[NEWCO]

By:
Name:
Title:

EXHIBIT B
FORM OF LOCK-UP AGREEMENT
[MONTH] [DAY], 2023
Murano Global Investments Limited
[ADDRESS]
Re:	Lock-Up Agreement
Ladies and Gentlemen:
This letter agreement is being delivered pursuant to that certain Business Combination Agreement dated as of March 13, 2023, as amended and restated on [ ] [ ], 2023 (as it may be further amended or supplemented from time to time, the “Agreement”), by and among HCM Acquisition Corp., a Cayman Islands exempted company incorporated with limited liability, MURANO PV, S.A. de C.V., a Mexican corporation, Elías Sacal Cababie, an individual, ES Agrupación, S.A. de C.V., a Mexican corporation, Murano Global Investments Limited, a company incorporated under the laws of the Bailiwick of Jersey (“PubCo”), Murano Global B.V., a Dutch private limited company, MPV Investments B.V., a Dutch private limited company, and Murano Global Cayman, a Cayman Islands exempted company incorporated with limited liability, which is a direct wholly-owned subsidiary of PubCo. Capitalized terms used herein and not otherwise defined herein shall have such meanings as set forth in the Agreement.
As of the consummation of the transactions contemplated by the Agreement, the undersigned (“Holder”) shall be, the owner of record, or beneficially of, certain ordinary shares of PubCo, [of no par value] (“PubCo Lock-Up Shares”, including any shares convertible or exercisable of or for the PubCo Ordinary Shares). PubCo and the Holder are collectively referred to herein as the “Parties” and individually as a “Party.”
In consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Holder and PubCo agree as follows:
1. Except as otherwise set forth in this letter agreement or with the prior written consent of PubCo, Holder shall not Transfer any PubCo Lock-Up Shares until the earliest of (a) one year after the Closing, (b) the date on which the last sale price of PubCo Lock-Up Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations, and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (c) the date on which PubCo completes a liquidation, merger, share exchange or other similar transaction that results in all public shareholders of PubCo having the right to exchange their ordinary shares for cash, securities or other property (the “Lock-Up Period”). “Transfer” means the (x) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (y) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (z) public announcement of any intention to effect any transaction specified in clause (x) or (y).
2. Notwithstanding Paragraph 1, Holder shall be permitted to Transfer certain of Holder’s PubCo Lock-Up Shares during the Lock-Up Period as follows:
(a) as a bona fide gift or charitable contribution;
(b) by will or intestate succession to a legal representative, heir, beneficiary or a member of the immediate family (as defined below) of Holder;
(c) to limited partners, co-investors, members, beneficiaries (or the estates thereof) or stockholders of Holder;
(d) to any immediate family of Holder (“immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin);
(e) to any trust for the direct or indirect benefit of Holder or the immediate family of Holder, so long as Holder or such immediate family of Holder retains control of such trust;

(f) to any corporation, partnership, limited liability company, trust or other entity that controls, or is controlled by or is under common control with, Holder or the immediate family of Holder;
(g) by operation of law, such as pursuant to a qualified domestic order, court order or an order of a regulatory agency, divorce settlement, divorce decree or separation agreement; or
(h) pursuant to a bona fide third party tender offer, merger, consolidation, equity purchase or other similar transaction or series of related transactions involving a change of control of PubCo (including, without limitation, entering into any lock-up, voting or similar agreement pursuant to which Holder may agree to Transfer PubCo Lock-Up Shares in connection with such transaction or series of related transactions, or vote any PubCo Lock-Up Shares in favor of such transaction or series of related transactions); provided, that in the event such transaction or series of related transactions is not completed, the PubCo Lock-Up Shares shall remain subject to the restrictions contained in this letter agreement;
provided, that any such Transfer pursuant to the above clauses shall not involve a disposition for value; provided, further, with respect to any such Transfer above, (1) each donee, trustee, distributee, or transferee, as the case may be, shall execute a joinder to this letter agreement evidencing such donee’s, trustee’s, distributee’s, or transferee’s agreement to become a party hereto and be bound by and subject to the terms and provisions of this letter agreement to the same effect, and (2) no filing by any party under the Exchange Act or other public announcement shall be made (including voluntarily) in connection with such Transfer except as otherwise compelled to do so or is required to do so to comply with applicable law or legal process or any request by or from a Governmental Authority or the rules of any securities exchange or the rules and regulations of any “self regulatory organization” as defined in Section 3(a)(26) of the Exchange Act or any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.
3. In addition, the restrictions in Paragraph 1 shall not apply to:
(a) the exercise (including by net or cashless exercise) of stock options granted pursuant to PubCo’s equity incentive plans or warrants or any other securities existing as of the date hereof, which securities are convertible into or exchangeable or exercisable for PubCo Lock-Up Shares; provided, that such restrictions shall apply to any shares of PubCo Lock-Up Shares issued upon such exercise, exchange or conversion;
(b) the Transfer or surrender to PubCo of any PubCo Lock-Up Shares to cover tax withholdings upon a vesting event or settlement, as applicable, of any equity award under any of PubCo’s equity incentive plans; provided, that the underlying PubCo Lock-Up Shares shall continue to be subject to the restrictions set forth in this letter agreement;
(c) the Transfer of any PubCo Lock-Up Shares purchased or received by Holder, including on the open market, following the date hereof;
(d) Transfer of PubCo Lock-Up Shares to PubCo pursuant to any contractual arrangement that provides PubCo with an option to repurchase such shares in connection with the termination of Holder’s employment with PubCo (or any of its Subsidiaries), as applicable; and
(e) the establishment or modification of any contract, instruction or plan (a “Plan”), if permitted by PubCo (such permission not to be unreasonably withheld, conditioned, delayed or applied asymmetrically to Holder as compared to any other employee of PubCo), that satisfies all of the applicable requirements of Rule 10b5-1 of the Exchange Act; provided that the securities subject to the Plan may not be sold until the end of the Lock-Up Period (except to the extent otherwise allowed hereunder).
4. If any Transfer is made or attempted contrary to the provisions of this letter agreement, such purported Transfer shall be null and void ab initio, and PubCo shall refuse to recognize any such purported transferee of the applicable PubCo Lock-Up Shares as one of its equity holders for any purpose.
5. To the extent that PubCo provides consent or notice to any holder of PubCo Lock-Up Shares (or securities exercisable for PubCo Lock-Up Shares) who is party to any lock-up agreement entered into in connection with the transactions contemplated by the Agreement that it will waive the restrictions on Transfer for all or any portion of such holder’s PubCo Lock-Up Shares, then PubCo agrees to simultaneously waive the restrictions on Transfer under this Agreement for the same percentage of Holder’s PubCo Lock-Up Shares (e.g., if PubCo waived the restrictions on Transfer for 10% of any other holder’s PubCo Lock-Up Shares, then PubCo would waive the restrictions on Transfer for 10% of Holder’s PubCo Lock-Up Shares). PubCo will provide prompt written notice of any waiver pursuant to this Paragraph 5 to Holder (and in any event, in advance of the effective time of such waiver). Notwithstanding the foregoing, this Paragraph 5 shall not apply to: (i) any waivers pursuant to Paragraph 1 for reasons of a personal emergency or hardship affecting any holder as determined by the Board of Directors of PubCo in good faith or (ii) any waivers of the lock-up provisions in the bylaws of PubCo.
6. During the Lock-Up Period, each certificate (if any) or book-entry evidencing any PubCo Lock-Up Shares owned by Holder shall be stamped or otherwise imprinted or legended with a legend in substantially the following form, in addition to any other applicable legends:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [•], 2023, BY AND AMONG MURANO GLOBAL INVESTMENTS LIMITED (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS IT MAY BE AMENDED FROM TIME TO TIME. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.
7. This letter agreement shall be effective upon Closing and shall terminate on the date on which the Lock-Up Period ends.
8. Holder agrees and consents to the entry of stop transfer instructions with PubCo’s transfer agent and registrar against the Transfer of PubCo Lock-Up Shares except in compliance with the foregoing restrictions.
9. THIS LETTER AGREEMENT and all claims or causes of action based upon, arising out of or related to this LETTER Agreement or the Transactions, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.
10. Any provision of this letter agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by PubCo and Holder. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
11. Neither this letter agreement nor any of the rights, interests or obligations hereunder shall be assignable by any Party without the prior written consent of the other Parties hereto. Any attempted assignment of this letter agreement not in accordance with the terms of this Paragraph 11 shall be null and void ab initio.
12. This letter agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this letter agreement. Nothing in this letter agreement, expressed or implied, is intended to, or shall be deemed to, create a joint venture.
13. Sections 1.3 (Construction), 11.8 (Headings; Counterparts), 11.13 (Severability), 11.14 (Consent to Jurisdiction and Service of Process; Waiver of Jury Trial) and 11.15 (Enforcement) of the Agreement are incorporated herein by reference and shall apply to this letter agreement, mutatis mutandis.
[Signature Pages Follow]

Very truly yours,

HOLDER:

[ ]

By:
Name:
Title:
[Signature Page to Lock-Up Agreement]

Acknowledged and Agreed:

PUBCO:
MURANO GLOBAL INVESTMENTS LIMITED

By:
Name:
Title:
[Signature Page to Lock-Up Agreement]

EXHIBIT C FORM OF RESIGNATION [•] de [•] de 2023	[•], 2023

Asamblea de Accionistas de [denominación de la Sociedad]	Shareholders’ Meeting of [name of Group Company]

Estimados señores:	Dear sirs:

Por este medio presento a ustedes mi renuncia voluntaria, expresa, incondicional e irrevocable al cargo [presidente/secretario/miembro del Consejo de Administración/comisario] de [denominación legal de la Sociedad] (la “Sociedad”).
I hereby submit my voluntary, express, unconditional, and irrevocable resignation as [chairman/secretary/member of the Board of Directors/statutory auditor] of [legal name of Company] (the “Company”).

En términos de las leyes aplicables, esta renuncia surtirá sus efectos en la misma fecha en que la Asamblea de Accionistas de la Sociedad la acepte y, en su caso, designe a la(s) persona(s) que reemplazarán al suscrito en el desempeño de las funciones de que se trata.

Pursuant to applicable laws, this resignation shall become effective on the date in which the Company’s Shareholders’ Meeting accepts it and, appoints the individual(s) who shall occupy such position, as applicable.

Asimismo, en este acto reconozco y hago constar que a esta fecha: (a) no existe contraprestación, honorarios o cantidad alguna pendiente de ser cubierta ni obligación a mi favor a cargo de la Sociedad pendiente de cumplimiento con motivo de mi cargo de [presidente/secretario/miembro/ comisario del Consejo de Administración/comisario] de la Sociedad, y (b) no existe ninguna reclamación o acción en contra de la Sociedad, los miembros del Consejo de Administración y/o los accionistas de la Sociedad. Derivado de lo anterior, en este acto renuncio a cualquier derecho, reclamación, responsabilidad o acción en contra de la Sociedad por los conceptos antes mencionados, motivo por el cual extiendo el finiquito más amplio que en derecho proceda a favor de la Sociedad.

Furthermore, I hereby acknowledge and certify that as of this date; (a) there are no fees, pending consideration or amount to be paid, nor any other outstanding obligation of the Company in my favor to be fulfilled in connection with the performance of my position as [chairman/secretary/member of the Board of Directors/ statutory auditor] of the Company, and (b) I have no claim of any nature against the Company, its directors or shareholders. Therefore, I hereby irrevocably waive any right, claim, liability or action against the Company in regards to the concepts above mentioned, and grant the broadest release permitted by law in favor of the Company.

[sigue página de firma /signature page follows]

Atentamente, / Sincerely,

[Name]
[Position]

EXHIBIT D
FORM OF ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT
THIS ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (the “Warrant Assumption Agreement”) is entered into as of [•] [•], 2023 by and among Murano Global Investments Limited, a company incorporated under the laws of the Bailiwick of Jersey (“PubCo”), HCM Acquisition Corp., a Cayman Islands exempted company incorporated with limited liability (“HCM”), Continental Stock Transfer & Trust Company, a New York corporation (“Continental”), and [Computershare Inc., a Delaware corporation and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company and (collectively, “Computershare”).] This Warrant Assumption Agreement shall be effective as of the closing of the Business Combination (as defined below) (such time, the “Effective Time”).
WHEREAS, capitalized terms used but not otherwise defined in this Warrant Assumption Agreement shall have the meanings ascribed to them in the Business Combination Agreement (as defined below);
WHEREAS, HCM and Continental have previously entered into that certain Warrant Agreement, dated as of January 20, 2022 (the “Warrant Agreement”), governing the terms of HCM’s outstanding warrants (the “Warrants”) to purchase shares of Class A ordinary shares, par value $0.0001 per share, of HCM (“HCM Class A Ordinary Shares”);
WHEREAS, HCM entered into a Business Combination Agreement, dated March 13, 2023, as amended and restated on [•] [•], 2023 (as further amended, modified or supplemented, the “Business Combination Agreement” and the transactions contemplated by the Business Combination Agreement, the “Business Combination”), by and among HCM, PubCo, Murano PV, S.A. de C.V., a Mexican corporation (the “Company”), Elías Sacal Cababie, an individual, ES Agrupación, S.A. de C.V., a Mexican corporation (together with Elías Sacal Cababie, the “Seller”), Murano Global B.V., a Dutch private limited company, MPV Investment B.V., a private limited liability company under Dutch law, and Murano Global Cayman, a Cayman Islands exempted company incorporated with limited liability which is a direct wholly-owned subsidiary of PubCo (“New CayCo”), pursuant to which, among other things, New CayCo shall merge with and into HCM (the “Merger”), with HCM surviving the merger as a direct wholly-owned subsidiary of PubCo;
WHEREAS, pursuant to the terms of the Business Combination Agreement and Section 4.5 of the Warrant Agreement, each Warrant (other than any Warrant held by HCM Investor Holdings, LLC) that is outstanding immediately prior to the Effective Time shall automatically cease to represent a right to acquire HCM Class A Ordinary Shares and shall automatically convert into and represent, immediately following the Effective Time, a right to acquire ordinary shares, [of no par value], of PubCo (a “Converted Warrant”) on the same contractual terms and conditions as were in effect immediately prior to the Effective Time under the terms of the Warrant Agreement;
WHEREAS, as a result of the foregoing, the parties hereto wish for HCM to assign to PubCo all of HCM’s rights and interests and obligations in and under the Warrant Agreement and for PubCo to accept such assignment, and assume all of HCM’s obligations thereunder, in each case, effective as of the Effective Time;
WHEREAS, effective as of the Effective Time, (i) PubCo wishes to appoint [Computershare] to serve as successor Warrant Agent and Transfer Agent (each as defined in the Warrant Agreement) under the Warrant Agreement and (ii) in connection with and effective upon such appointment, Continental wishes to assign all of its rights, interests and obligations as Warrant Agent and Transfer Agent under the Warrant Agreement, as hereby amended and restated, to [Computershare], and [Computershare] wishes to assume all of such rights, interests and obligations and PubCo wishes to approve such assignment and assumption; and
WHEREAS, effective as of the Effective Time, PubCo wishes to amend and restate the Warrant Agreement in the form attached hereto as Exhibit A.
NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:
1. Assignment and Assumption of Warrant Agreement. HCM hereby assigns, and PubCo hereby accepts and assumes, effective as of the Effective Time, all of HCM’s rights, interests and obligations in, and under the Warrant Agreement and with respect to the Warrants. Subject to the terms of the Warrant Agreement, the Converted Warrants and this Warrant Assumption Agreement, the Warrant Agreement and the Warrants shall continue in full force and effect and all of HCM’s obligations existing thereunder at the time immediately prior to the Effective Time shall be valid and enforceable as against PubCo upon consummation of the Merger and shall not be impaired or limited by the execution or effectiveness of this Warrant Assumption Agreement.

2. Appointment of Successor Warrant Agent and Transfer Agent. PubCo hereby appoints [Computershare] to serve as successor Warrant Agent and Transfer Agent under the Warrant Agreement and Continental hereby assigns, and [Computershare] hereby accepts and assumes, effective as of the Effective Time, all of Continental’s rights, interests and obligations in, and under the Warrant Agreement and with respect to the Warrants, as Warrant Agent and Transfer Agent; provided, that, [Computershare] shall not assume any of Continental’s liabilities and obligations under the Warrant Agreement arising prior to the Effective Time.
3. Replacement Instruments. From and after the Effective Time, upon request by any holder of a Warrant, PubCo shall issue a new instrument representing a Converted Warrant reflecting the adjustment to the terms and conditions described herein and in Section 4.5 of the Warrant Agreement.
4. Amendment and Restatement of Warrant Agreement. Pursuant to Section 9.8 of the Warrant Agreement, effective as of the Effective Time, the Warrant Agreement shall be amended and restated in the form attached hereto as Exhibit A.
5. Governing Law. This Warrant Assumption Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, as such laws are applied to contracts entered into and performed in such State without resort to that State’s conflict-of-laws rules.
6. Counterpart. This Warrant Assumption Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Execution and delivery of this Warrant Assumption Agreement by email or exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Warrant Assumption Agreement by such party.
7. Successors and Assigns. All the covenants and provisions of this Warrant Assumption Agreement shall bind and inure to the benefit of each party’s respective successors and assigns.
8. Entire Agreement. This Warrant Assumption Agreement and the Warrant Agreement, as hereby amended and restated, constitute the entire agreement, and supersedes (from and after the Effective Time) all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.
9. Indemnification. PubCo agrees to indemnify, defend and hold [Computershare] harmless from and to hold it harmless against, any and all loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including, without limitation, the reasonable fees and expenses of legal counsel) that may be paid, incurred or suffered by it, or which it may become subject arising out of the assignment contemplated hereunder in connection with events occurring before the date of this Warrant Assumption Agreement, except as a result of [Computershare]’s fraud, gross negligence, willful misconduct or bad faith (which fraud, gross negligence, bad faith, or willful misconduct must be determined by a judgment of a court of competent jurisdiction).
10. Effectiveness. This Warrant Assumption Agreement shall be null and void and of no effect if the Business Combination Agreement is terminated pursuant to and in accordance with its terms.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have signed this Warrant Assumption Agreement as of the date and year first written above.
HCM ACQUISITION CORP.

By:
	Name:	Shawn Matthews
	Title:	Chairman and Chief Executive Officer
MURANO GLOBAL INVESTMENTS LIMITED

By:
Name:
Title:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:
[COMPUTERSHARE], INC. [COMPUTERSHARE] TRUST COMPANY, N.A., On behalf of both entities]

By:
Name:
Title:
[Signature Page to Warrant Assumption Agreement]

[Exhibit A
Amended and Restated Warrant Agreement]

EXHIBIT E
FORM OF AMENDED AND RESTATED BYLAWS OF THE COMPANY
MURANO PV, S.A. DE C.V.
BY-LAWS (“By-laws”)	ESTATUTOS SOCIALES (“Estatutos”)

CHAPTER I NAME, DOMICILE, NATIONALITY, PURPOSE AND TERM	CAPITULO I DENOMINACIÓN, DOMICILIO, NACIONALIDAD, OBJETO Y DURACIÓN

FIRST. The name of the company is MURANO PV, which name shall be followed by the words “Sociedad Anónima de Capital Variable” or the abbreviation, “S.A. de C.V.” (hereinafter referred to as the “Company”).
PRIMERA. La Sociedad se denominará MURANO PV, cuya denominación irá seguida de las palabras “Sociedad Anónima de Capital Variable” o de su abreviatura, “S.A. de C.V.” (en lo sucesivo, la “Sociedad”).

SECOND. The Company’s corporate purpose is:	SEGUNDA. El objeto de la Sociedad es:

1. The incorporation or participation in any type of companies and associations, , and trusts, whether commercial or civil, national or foreign, as well as the acquisition, by any means, of shares, assets, equity interests or rights, as well as to exercise the corporate and economic rights derived from such participation, and to buy, vote, sell, transfer, subscribe, hold, use, encumber, dispose of, modify or auction, under any title, any kind of shares, equity interests, beneficiary rights and participations of all kind of entities according to applicable law, as may be necessary or convenient for the development of the corporate purpose of the Company.

1. La constitución o participación en cualquier tipo de sociedades y asociaciones, fideicomisos, ya sean civiles o mercantiles, mexicanas o extranjeras. así como la adquisición, por cualquier medio, de acciones, activos, partes sociales o derechos, así como ejercer los derechos corporativos y económicos derivados de dicha participación y comprar, votar, vender, transmitir, suscribir, mantener, utilizar, gravar, disponer de, modificar o subastar, bajo cualquier título, cualquier clase de acciones, partes sociales, derechos y participaciones de toda clase de entidades, de conformidad con la legislación aplicable, según sea necesario o conveniente para el desarrollo del objeto social de la Sociedad.

2. The acquisition, possession, lease, of all kinds of touristic centers, restaurants, cafeterias, bars, canteens, cabarets, discos, dance halls, hotels, social and sports clubs, touristic marinas, golf courses and any other sports activity, as well as any kind of grocery and beverage outlets, with wine and liquor service

2. La adquisición, posesión, arrendamiento, de toda clase de centros turísticos, restaurantes, cafeterías, bares, cantinas, cabarets, discotecas, salones de baile, hoteles, clubes sociales y deportivos, marinas turísticas, campos de golf y de cualquier otra actividad deportiva, así como de cualquier calase de expendios de comestibles y bebidas, con servicio de vinos y licores.

3. Issue or sell shares, equity interests, bonds, certificates, and any securities listed or not in securities’ markets.	3. Ser emisora o enajenante de acciones, partes sociales, bonos, certificados, títulos valor listados o no en mercados bursátiles.

4. The purchase, sale, lease, disposition and commercialization in general, by any legal means, of real property and goods that is necessary for its corporate purpose.	4. La compra, venta, arrendamiento, disposición y comercialización en general, por cualquier medio legal, de los bienes muebles e inmuebles que sean necesarios para la realización de su objeto social.

5. Obtain, acquire, develop, market, make improvements, use, grant and receive licenses, or have under any legal title all kinds of patents, trademarks,	5. Obtener, adquirir, desarrollar, comercializar, hacer mejoras, utilizar, otorgar y recibir licencias, o disponer bajo cualquier título legal de toda clase de patentes,

BY-LAWS (“By-laws”)	ESTATUTOS SOCIALES (“Estatutos”)
invention certificates, trade names, utility models, industrial designs, industrial secrets and any other industrial property rights, as well as copyright, options and preferences on them, either in Mexico or abroad.

marcas, certificados de invención, nombres comerciales, modelos de utilidad, diseños industriales, secretos industriales y cualesquiera otros derechos de propiedad industrial, así como derechos de autor, opciones sobre ellos y preferencias, ya sea en México o en el extranjero.

6. The issuance, subscription, endorsement or guarantee of all types of negotiable instruments and obligations, whether assumed by the Company or third parties, and the execution of all types of credit transactions, including acting as joint obligor¸ aval and/or guarantor.

6. La emisión, suscripción, endoso o garantía de todo tipo de títulos de crédito y obligaciones ya sean asumidas por la Sociedad o terceros, y la celebración de todo tipo de operaciones de crédito, incluyendo obligarse como obligado solidario, aval, y/o fiador.

7. Obtain loans and credits of any nature for the fulfillment of the purpose of the Company, as well as become a guarantor of third parties, in the way it deems appropriate, either through the granting of real or personal guarantees.

7. Obtener préstamos y créditos de cualquier naturaleza para el cumplimiento del objeto de la Sociedad, así como constituirse en garante de terceros, en la forma que juzgue conveniente ya sea a través del otorgamiento de garantías reales o personales.

8. Enter into all kinds of agreements, contracts and documents, including without limitation, broker, purchase and sale, supply, marketing, distribution, consignment, agency, commission, mortgage, bailment, barter, lease, sublease, management, services, construction, technical assistance, consulting, commercialization, joint venture, association and other agreements, as may be necessary or appropriate in order for the Company to carry out its corporate purpose.

8. Celebrar toda clase de convenios, contratos y documentos, incluyendo sin limitación, contratos de corretaje, compraventa, suministro, comercialización, distribución, consignación, agencia, comisión, hipoteca, comodato, permuta, arrendamiento, subarrendamiento, administración, servicios, construcción, asistencia técnica, consultoría, comercialización, asociación en participación (joint ventures), asociación y otros contratos, según sea necesario o apropiado para que la Sociedad lleve a cabo su objeto social.

9. Obtain and grant all types of financings, loans or credits, and issue debentures, bonds, commercial paper, market certificates, ordinary participation certificates and other evidence of indebtedness, with or without a personal or in rem guaranty, including without limitation, pledge, mortgage, security interest, trust or any other legal form.

9. Obtener y otorgar todo tipo de financiamientos, créditos o préstamos, y emitir obligaciones, bonos, papel comercial, certificados de mercado, certificados de participación ordinarios y otras evidencias de endeudamiento, con o sin una garantía real o personal, incluyendo sin limitar, prenda, hipoteca, garantía real, fideicomiso o de cualquier otra forma legal.

10. Subject to applicable law, to obtain, acquire, possess, use, enjoy, exploit and dispose, through any legal title, of all kinds of concessions, permits, licenses, authorizations, franchises, author´s rights, copyrights, patents, trademarks, trade-names as well as any other industrial and intellectual property rights, including international, local, municipal or federal environmental license, as may be necessary in order to fulfill its corporate purpose.

10. Sujeto a la legislación aplicable, obtener, adquirir, poseer, utilizar, disfrutar, explotar y disponer, por medio de cualquier título legal, de toda clase de concesiones, permisos, licencias, autorizaciones, franquicias, derechos de autor, patentes, marcas registradas, nombres comerciales, así como cualesquier otros derechos de propiedad industrial o intelectual, incluyendo licencias ambientales internacionales, locales, municipales o federales, según sea necesario para cumplir con su objeto social.

11. Hire and receive from the entities that are a part of the same corporate group as the Company, specialized services, including asset management services,	11. Contratar y recibir de las entidades que forman parte del mismo grupo empresarial que la Sociedad, servicios especializados, incluyendo servicios de

BY-LAWS (“By-laws”)	ESTATUTOS SOCIALES (“Estatutos”)
accounting services and management services in general, as long as such are not comprised within the present corporate purpose and do not correspond to the predominant economic activity of the Company and are provided only by entities that have the registration referred to in Article 15 of the Federal Labor Law.

administración de activos, servicios de contabilidad y servicios de administración en general, siempre y cuando éstos no se encuentren comprendidos dentro del presente objeto social y no correspondan a la actividad económica preponderante de la Sociedad y los mismos sean prestados solo por empresas que cuenten con el registro a que se refiere el artículo 15 de la Ley Federal del Trabajo.

12. Act as attorney-in-fact or agent for all types of individuals or companies, national or foreign, whether as representative, intermediary or in any other capacity.	12. Actuar como apoderado o agente para todo tipo de personas físicas o sociedades, nacionales o extranjeras, ya sea como representante, intermediario o en cualquier otro carácter.

13. The execution of all legal acts and the execution of all contracts or agreements that are necessary or convenient for the realization of its corporate purpose.	13. La ejecución de todos los actos jurídicos y la celebración de todos los contratos o convenios que sean necesarios o convenientes para la realización de su objeto social.

THIRD. The Company’s domicile will be Mexico City, Mexico. However, the Company may establish agencies or branches inside the United Mexican States or abroad, as well as set forth conventional domiciles for specific contractual purposes.

TERCERA. El domicilio de la Sociedad será la Ciudad de México, México, pero la Sociedad podrá establecer agencias o sucursales dentro o fuera de los Estados Unidos Mexicanos, así como designar domicilios convencionales con propósitos contractuales determinados.

FOURTH. The term of the Company will be indefinite.	CUARTA. La duración de la Sociedad será indefinida.

FIFTH. The Company is organized under the laws of the United Mexican States. Any foreigner who, either at the time of incorporation of the Company or at any future date, acquires stock or an interest in the Company, shall be deemed by the sole fact to be a Mexican national for matters pertaining to such interest or stock and it is understood that he agrees not to invoke the protection of his government, under the penalty of forfeiting to the Mexican Nation the acquired interest or stock if he breaches that agreement.

QUINTA. La Sociedad se constituye conforme a las leyes de los Estados Unidos Mexicanos. Todo extranjero que en el acto de la constitución o en cualquier tiempo ulterior, adquiera un interés o participación social en la Sociedad se considerará, por ese simple hecho, como mexicano respecto de uno y otra y se entenderá que conviene en no invocar la protección de su gobierno bajo la pena, en caso de faltar a su convenio, de perder dicho interés o participación en beneficio de la Nación.

SIXTH. The capital stock of the Company is variable, represented by ordinary, registered shares, each with a par value of $1.00 (One Peso 00/100 Mexican Currency). The minimum fixed portion of the capital stock without right of withdrawal is the amount of $50,000.00 (Fifty Thousand Pesos 00/100 Mexican Currency), which shall be represented by Series “A” shares. The variable capital stock is for an unlimited amount and shall be represented by Series “B” shares.

SEXTA. El capital de la Sociedad es variable, representado por acciones ordinarias, nominativas, con valor nominal de $1.00 (Un Peso 00/100 Moneda Nacional) cada una. El capital mínimo sin derecho a retiro es la cantidad de $50,000.00 (Cincuenta Mil Pesos 00/100 Moneda Nacional) y estará representado por acciones de la Serie “A”. El capital social variable será por cantidad ilimitada y estará representado por acciones de la Serie “B”.

The capital stock may be increased as a result of future contributions of the shareholders, the admission of new	El capital social será susceptible de aumento por aportaciones posteriores de los accionistas, admisión de

BY-LAWS (“By-laws”)	ESTATUTOS SOCIALES (“Estatutos”)
shareholders or capitalization. The capital stock may be decreased by partial or total withdrawal of contributions; the increases or decreases shall be carried out in accordance with the provisions of this chapter and the applicable provisions of Chapter VIII of the General Law of Commercial Companies. All increase or decrease in the variable portion of the capital stock may be made pursuant to a resolution adopted at an ordinary general shareholders’ meeting and it shall be duly recorded in the Variations of Capital Registry Book that the Company shall maintain pursuant to Article 219 of the General Law of Commercial Companies.

nuevos accionistas o capitalización. El capital social podrá disminuirse por retiro parcial o total de las aportaciones; los aumentos o disminuciones se realizarán de conformidad con lo estipulado en este capítulo y con las disposiciones aplicables del capítulo VIII de la Ley General de Sociedades Mercantiles. Todo aumento o disminución en la parte variable del capital social podrá ser resuelta por resolución adoptada en una asamblea general ordinaria de accionistas y deberá inscribirse en el Libro de Registro de Variaciones de Capital que la Sociedad deberá llevar, según lo dispuesto por el Artículo 219 de la Ley General de Sociedades Mercantiles.

CHAPTER II CAPITAL STOCK AND SHARES	CAPITULO II CAPITAL SOCIAL Y ACCIONES

SEVENTH. All shares shall have the same value and shall confer the same rights and obligations to their holders within the corresponding share Series. Subject to the above limitations, all shares representing the capital stock may be subscribed or acquired by individuals or companies of any nationality.

SÉPTIMA. Todas las acciones tendrán el mismo valor y conferirán a sus tenedores iguales derechos y obligaciones dentro de la Serie de acciones respectiva. Sujeto a las limitaciones anteriores, las acciones representativas del capital social podrán ser suscritas o adquiridas por personas físicas o sociedades de cualquier nacionalidad.

EIGHTH. Only the individuals or entities in whose name appear in the Shares´ Registry Book referred to in Clause Eleventh of these By-Laws, may exercise the rights derived from the shares issued by the Company.

OCTAVA. Sólo las personas físicas o morales a cuyo nombre estén inscritas las acciones de que se trate en el Libro de Registro de Acciones a que se refiere la Cláusula Décima Primera de estos Estatutos, podrán ejercer los derechos que se deriven de los títulos que amparen acciones de la Sociedad.

NINTH. The temporary and permanent share certificates shall comply with the provisions of Article 125 of the General Law of Commercial Companies and they shall contain the full text of Clause Fifth of these By-Laws; the permanent share certificates shall have consecutively numbered coupons for the payment of dividends and the exercise of any rights that require the surrendering of coupons.

NOVENA. Los certificados provisionales y los títulos definitivos de acciones deberán contener todos los requisitos establecidos en el Artículo 125 de la Ley General de Sociedades Mercantiles y contendrán el texto íntegro de la Cláusula Quinta de estos Estatutos; tratándose de títulos definitivos, contendrán cupones numerados para el pago de dividendos y para el ejercicio de los derechos que requieran la entrega de cupones.

TENTH. Until the permanent share certificates are issued, temporary share certificates may be issued covering any number of shares. Both the temporary and the permanent share certificates shall bear the signatures of two members of the Board of Directors or the Sole Director, as applicable.

DÉCIMA. Mientras se entregan los títulos definitivos, se podrán expedir certificados provisionales que amparen cualquier cantidad de acciones. Los certificados provisionales y los títulos definitivos de acciones llevarán la firma de dos miembros del Consejo de Administración o del Administrador Único, según corresponda.

ELEVENTH. The Company shall have a Shares´ Registry Book, wherein all transactions concerning the subscription, acquisition or transfer of stock shall be recorded.	DÉCIMA PRIMERA. La Sociedad contará con un Libro de Registro de Acciones, en el que se inscribirán todas las operaciones de suscripción, adquisición o transmisión de que sean objeto las acciones

BY-LAWS (“By-laws”)	ESTATUTOS SOCIALES (“Estatutos”)
representativas del capital social.

The transfer and/or encumbrance of the shares representing the capital stock of the Company by any shareholder shall require approval at a general ordinary shareholders’ meeting.	La transmisión y/o gravamen de las acciones representativas del capital de la Sociedad por cualquier accionista requerirá aprobación en una asamblea general ordinaria de accionistas.

TWELFTH. The Company shall consider the person whose name is recorded in the Shares´ Registry Book referred to in Clause Eleventh of these By-Laws to be the owner of the stock registered in his name.
DÉCIMA SEGUNDA. La Sociedad considerará como dueña de las acciones representativas del capital social a la persona registrada como tal en el Libro de Registro de Acciones a que se refiere la Cláusula Décima Primera de estos Estatutos.

THIRTEENTH. If the capital stock is increased by contribution of new capital, the shareholders shall have preemptive rights to subscribe the new shares, issued, on a pro rata basis based on the number of shares owned by each shareholder when exercising said right. The shareholders may exercise this preemptive right during the term and under the conditions established for this purpose by the Shareholders Meeting that declared the increase, said term shall not be less than 15 (fifteen) calendar days, reckoned from the date of publication of the relevant notice in the electronic system “Publications of Corporations” (Publicaciones de Sociedades Mercantiles) implemented by the Ministry of Economy, or any other system that is applied by law.

DÉCIMA TERCERA. En caso de aumento del capital social mediante nuevas aportaciones, los accionistas tendrán derecho de preferencia para suscribir las nuevas acciones que se emitan, en proporción al número de las acciones de que sean propietarios al momento de ejercer su derecho. Los accionistas deberán ejercer su derecho de preferencia dentro del término y bajo las condiciones que fije para tal objeto la Asamblea de Accionistas que resolviere el aumento del capital, en la inteligencia de que el término no podrá ser menor de 15 (quince) días calendario y se computará a partir de la fecha de publicación del aviso correspondiente en el sistema electrónico “Publicaciones de Sociedades Mercantiles” implementado por la Secretaría de Economía, o cualquier otro sistema que aplique por ley.

Such publication shall not be necessary if all the shareholders were present at the Shareholders’ Meeting approving the capital increase, in which case, the term to exercise the preemptive right shall start as from the date of the corresponding Shareholders’ Meeting. If all or part of the shares is left unsubscribed, such shares shall be offered for subscription, on a pro rata basis, considering the number of shares held immediately before the capital increase, to the shareholders that exercised their preemptive right, for them to, within an additional term of 15 (fifteen) calendar days, confirm their subscription. If the shareholders do not exercise their preemptive right on all or part of the unsubscribed shares, such shares may be offered for subscription to third parties, if so approved by the applicable Shareholders’ Meeting. Issued shares that are left unsubscribed, within the term approved by the Shareholders’ Meeting, shall be cancelled and the increase of the capital stock shall be cancelled, unless it is decided in such Shareholders’ Meeting to keep the shares in the treasury of the Company for its future offering or sale.

Dicha publicación no será necesaria si todos los accionistas estuvieron presentes en la Asamblea de Accionistas en la que se aprobó el aumento de capital, en cuyo caso, el plazo para ejercer el derecho de preferencia comenzará en la fecha de la Asamblea de Accionistas correspondiente. Si todas o parte de las acciones no son suscritas, dichas acciones serán ofrecidas para suscripción, de forma proporcional, considerando el número de acciones en propiedad inmediatamente antes del aumento de capital, a los accionistas que hayan ejercido su derecho de preferencia, con el fin de que, dentro de un plazo adicional de 15 (quince) días naturales, confirmen su suscripción. Si los accionistas no ejercen su derecho de preferencia sobre todas o parte de las acciones no suscritas, dichas acciones pueden ser ofrecidas para suscripción a terceros, en caso de que así lo apruebe la Asamblea de Accionistas correspondiente. Las acciones emitidas que no sean suscritas dentro del plazo aprobado por la Asamblea de Accionistas serán canceladas y se cancelará el aumento del capital social, salvo que en dicha Asamblea de Accionistas se decida mantener las acciones en la tesorería de la Sociedad para su futura oferta o venta.

BY-LAWS (“By-laws”)	ESTATUTOS SOCIALES (“Estatutos”)

FOURTEENTH.	DÉCIMA CUARTA.

(a) The Extraordinary Shareholders’ Meeting shall resolve any reduction, including by redemption, to the fixed portion of the capital stock as well as the consequent amendment to the By-laws, in accordance with Article 182 (one hundred eighty-two) of the General Law for Commercial Entities. The Ordinary Shareholders’ Meeting shall resolve any reduction to the variable portion of the capital stock, including by redemption, without other formalities than those established in these By-Laws and Chapter Eight of the General Law for Commercial Entities. In any case, reimbursements may be carried out against capital stock or other reimbursable line items of the Company’s equity (capital contable).

(a) La Asamblea Extraordinaria de Accionistas resolverá sobre cualquier reducción, incluyendo por amortización o reembolso, de la parte fija del capital social, con la consecuente reforma a los Estatutos Sociales, de conformidad con el artículo 182 (ciento ochenta y dos) de la Ley General de Sociedades Mercantiles. La Asamblea Ordinaria de Accionistas resolverá sobre cualquier reducción a la parte variable del capital social, incluyendo por amortización o reembolso, sin otras formalidades distintas de aquellas establecidas en los Estatutos Sociales y en el Capítulo Octavo de la Ley General de Sociedades Mercantiles. En cualquier caso, se pueden realizar reembolsos en contra del capital social u otras partidas reembolsables del capital contable de la Sociedad.

(b) The amortization and/or reimbursement of shares as well as the capital reductions to absorb losses will be carried out among the shareholders in proportion to the number of paid in shares each one holds in the Company. The amortization or reimbursement is subject to prior approval from the Shareholders’ Meeting in accordance with these Bylaws.

(b) La amortización y/o reembolso de acciones, así como las reducciones de capital para absorber pérdidas serán realizadas entre los accionistas en proporción al número de acciones pagadas de las que cada uno es titular en la Sociedad. La amortización o reembolso está sujeto a la previa aprobación de la Asamblea de Accionistas de conformidad con estos Estatutos Sociales.

(c) Only shares paid in full may be redeemed or amortized. Shares that have been redeemed or amortized will be cancelled.	(c) Solamente las acciones íntegramente pagadas pueden ser reembolsadas o amortizadas. Las acciones que hayan sido reembolsadas o amortizadas serán canceladas.

CHAPTER III SHAREHOLDERS MEETINGS	CAPITULO III ASAMBLEAS DE ACCIONISTAS

FIFTEENTH. The General Shareholders Meeting has the supreme authority of the Company (“Shareholders’ Meeting”). The General Shareholders Meeting shall be Ordinary or Extraordinary; they shall always be held in the corporate domicile, except for force majeure, an acts of god. Extraordinary Shareholders Meetings will be called to transact any of the business referred to in Article 182 of the General Law of Commercial Companies; all others will be Ordinary Shareholders Meetings, including increases and decreases in the variable portion of the capital stock.

DÉCIMA QUINTA. La asamblea general de accionistas es el órgano supremo de la Sociedad (“Asamblea de Accionistas”). Las asambleas generales de accionistas son ordinarias y extraordinarias; todas se celebrarán en el domicilio social, salvo caso fortuito o causa de fuerza mayor. Las que se reúnan para tratar cualquiera de los asuntos a que se refiere el Artículo 182 de la Ley General de Sociedades Mercantiles serán asambleas extraordinarias, todas las demás, serán asambleas ordinarias de accionistas, incluyendo aumentos y disminuciones en la parte variable del capital social.

SIXTEENTH. Ordinary General Shareholders Meeting shall be held at least once each year within the first 4 (four) months following the end of the fiscal year to transact the business listed on the agenda and the

DÉCIMA SEXTA. La Asamblea General Ordinaria de Accionistas se reunirá por lo menos una vez al año, dentro de los 4 (cuatro) meses siguientes a la clausura del ejercicio social, para tratar los asuntos incluidos en el

BY-LAWS (“By-laws”)	ESTATUTOS SOCIALES (“Estatutos”)
matters referred to in Article 181 of the General Law of Commercial Companies.	Orden del Día y los asuntos mencionados en el Artículo 181 de la Ley General de Sociedades Mercantiles.

General Shareholders Meetings shall be called by the Board of Directors, by its Chairman, by its Secretary or by any two Directors or by the Sole Director, on request of shareholders pursuant to Articles 184 and 185 of the General Law of Commercial Companies, or by the Statutory Auditor pursuant to Article 166, section VI of said law.

Las Asambleas Generales de Accionistas serán convocadas por el Consejo de Administración, por su Presidente, por su Secretario o por dos de los Consejeros o el Administrador Único; también a solicitud de accionistas en los términos de los Artículos 184 y 185 de la Ley General de Sociedades Mercantiles, o por el Comisario, de acuerdo con la fracción VI del Artículo 166 de dicha ley.

SEVENTEENTH. The calls for General Shareholders Meetings shall contain the Agenda specifying the points to be discussed and shall be published in the electronic system “Publications of Corporations” or the one replacing it, at least 15 (fifteen) calendar days prior to the date of the meeting.

DECIMA SÉPTIMA. Las convocatorias para las Asambleas Generales de Accionistas contendrán el Orden del Día, especificando claramente los puntos a tratar, y deberán ser publicadas en el sistema electrónico “Publicaciones de Sociedades Mercantiles” o aquel que lo sustituya, cuando menos con 15 (quince) días calendario de anticipación a la fecha de la Asamblea.

No call shall be necessary whenever all of the shares are present or represented at the moment of voting.	No se requerirá convocatoria alguna cuando, al momento de las votacione,s se encuentre representada la totalidad del capital social.

EIGHTEENTH. The shareholders may be represented in the meetings through a representative holding a power of attorney or by a proxy-letter.	DÉCIMA OCTAVA. Los accionistas podrán hacerse representar en las asambleas por apoderado que cuente con un poder general o especial, o mediante apoderado designado mediante carta poder.

In order to be admitted to the meetings, the shareholders must be duly recorded as such in the Shares’ Registry Book that the Company must maintain pursuant to Article 128 of the General Law of Commercial Companies and Clause Eleventh of these By-Laws.

Para ser admitidos a las asambleas, los accionistas deberán estar inscritos en el Libro de Registro de Acciones que la Sociedad debe llevar conforme al Artículo 128 de la Ley General de Sociedades Mercantiles y la Cláusula Décima Primera de estos Estatutos.

The Shareholders’ Meetings may be held through conference calls, videoconference or any other means of telecommunications as set forth in the call for the relevant meeting, provided that the resolutions adopted by a meeting so held shall be confirmed in writing by the participants thereof.

Las Asambleas de Accionistas podrán celebrarse mediante conferencias telefónicas, videoconferencias o cualesquier otros medios de telecomunicaciones de conformidad con lo establecido en la convocatoria para la sesión correspondiente, en el entendido que las resoluciones adoptadas en dicha Asamblea de Accionista celebrada de ese modo deberán ser confirmadas por escrito por los participantes en la misma.

NINETEENTH. Ordinary and Extraordinary General Shareholders Meetings shall be presided by the Chairman of the Board of Directors, or in his absence, by the Secretary, or the person elected by majority of votes of the shares represented at the meeting.

DÉCIMA NOVENA. Las asambleas generales ordinarias y extraordinarias de accionistas serán presididas por el Presidente del Consejo de Administración o, en su ausencia, por el Secretario o, en ausencia de ambos, por la persona que designe la asamblea por mayoría de votos de las acciones representadas en la asamblea de accionistas de que se trate.

BY-LAWS (“By-laws”)	ESTATUTOS SOCIALES (“Estatutos”)

The Secretary of the Board of Directors shall act as Secretary at the Shareholders Meetings; in his absence, the person elected by a majority of votes of the shares represented at the meeting will act as such. The Chairman shall appoint, among the persons present, one or more Tellers, who will determine the existence of the required quorum.

El Secretario del Consejo de Administración actuará como secretario de las asambleas de accionistas; en su ausencia, lo hará la persona designada por la asamblea por mayoría de votos de las acciones representadas en la asamblea de accionistas de que se trate. El presidente nombrará uno o más escrutadores de entre los presentes, para que determinen si existe o no, quórum legal necesario.

TWENTIETH. An Ordinary General Shareholders Meeting shall be considered legally convened, in view of a first call, whenever at least 50% (fifty per cent) of the Company’s capital stock is represented thereat; in the case of a second call, Ordinary General Shareholders Meetings shall be considered legally convened, regardless of the number of the shares represented.

VIGÉSIMA. Las Asambleas Generales Ordinarias de Accionistas se considerarán legalmente instaladas, en virtud de primera convocatoria, si se encuentra representado cuando menos el 50% (cincuenta por ciento) del capital social; en caso de segunda o ulterior convocatoria, las asambleas generales ordinarias se considerarán legalmente instaladas cualquiera que sea el número de acciones representadas.

Extraordinary General Shareholders Meetings shall be considered legally convened in view of a first call, whenever, at least, 75% (seventy five per cent) of the capital stock is represented. In the case of a second or subsequent call, Extraordinary General Shareholders Meetings shall be considered legally convened if, at least, 50% (fifty percent) of the capital stock is represented.

Las Asambleas Generales Extraordinarias de Accionistas se considerarán legalmente instaladas, en virtud de primera convocatoria si está representado, cuando menos, el 75% (setenta y cinco por ciento) del capital social. En caso de segunda o ulterior convocatoria, las Asambleas Generales Extraordinarias de Accionistas se considerarán legalmente instaladas si en ellas está representado, cuando menos, el 50% (cincuenta por ciento) del capital social.

TWENTY FIRST. Resolutions adopted at the Ordinary General Shareholders Meetings, may be validly adopted by the vote of the holders of the majority of shares that represent the Company’s capital stock at the meeting, on the first or subsequent call.

VIGÉSIMA PRIMERA. Las resoluciones de las Asambleas Generales Ordinarias de Accionistas serán válidas si se aprueban por el voto de la mayoría de las acciones que estuvieren representadas en la asamblea, ya sea en primera o ulteriores convocatorias.

Resolutions adopted at the Extraordinary General Shareholders Meetings may be validly adopted, by the vote of the holders of at least 50% (fifty percent) of the shares that represent the Company’s capital stock, on the first or subsequent call.

Las resoluciones de las Asambleas Generales Extraordinarias de Accionistas serán válidas si se aprueban por el voto de las acciones que representen cuando menos el 50% (cincuenta por ciento) del capital social, bien sea en primera o ulteriores convocatorias.

According to provisions of Article 178 of the General Law of Commercial Companies, the resolutions adopted by the unanimous vote of the shareholders representing all the shares with voting rights, without holding a Shareholders Meeting shall have, for all legal effects, the same validity as if they were adopted by the shareholders in a General Shareholders Meeting, as long as the resolutions are confirmed in writing.

De conformidad con las disposiciones del Artículo 178 de la Ley General de Sociedades Mercantiles, las resoluciones adoptadas por unanimidad de votos de los accionistas que representen la totalidad de las acciones con derecho a voto, sin celebrarse Asamblea de Accionistas tendrán, para todos los efectos legales, la misma validez que si hubieren sido adoptadas por los accionistas en una Asamblea General de Accionistas, siempre que estas resoluciones se confirmen por escrito.

TWENTY SECOND. The minutes of Shareholders	VIGÉSIMA SEGUNDA. Las actas de las Asambleas

BY-LAWS (“By-laws”)	ESTATUTOS SOCIALES (“Estatutos”)
Meetings shall be transcribed in the Minute Book. A file shall be formed for each meeting wherein copies of the minutes, the Attendance List signed by all the shareholders present at the meeting and the Teller, the proxies exhibited, and, if applicable, copies of published calls and documents that were submitted to the meeting, such as reports of the Board of Directors and Statutory Auditors, financial statements of the Company and other such documents are filed.

de Accionistas serán transcritas en el Libro de actas respectivo. De cada asamblea se formará un expediente en el que se conservarán ejemplares del acta y de la lista de asistencia a la asamblea firmada cada uno de los accionistas y por el escrutador, y, en su caso, las cartas, la copia de las publicaciones en las que haya aparecido la convocatoria para la asamblea y, copias de los informes del Consejo y de los comisarios, los estados financieros de la Sociedad y cualesquiera otros documentos que hubieren sido sometidos a la consideración de la asamblea.

When it is not possible to transcribe the minutes of a Shareholders Meeting in the minute book, they shall be formalized with a notary public. The minutes of Extraordinary Shareholders Meetings shall be recorded in the protocol of a notary public.

Si el acta de alguna asamblea no puede ser transcrita en el libro correspondiente, la misma será protocolizada ante notario público. Las actas de asambleas extraordinarias se protocolizarán ante notario público.

The minutes of all Shareholders Meetings and affidavits concerning those meetings that could not be held for lack of a quorum shall be signed by the persons who chaired and recorded at the meeting.
Todas las actas de Asambleas de Accionistas, así como las constancias respecto de las que no se hubieren podido celebrar por falta de quórum, serán firmadas por el Presidente y el Secretario de la Asamblea.

CHAPTER IV MANAGEMENT AND SUPERVISION	CAPITULO IV ADMINISTRACION Y VIGILANCIA

TWENTY THIRD. The Company will be managed by a Board of Directors or a Sole Director, as determined by the Ordinary General Shareholders Meeting. In the event the Company is managed by a Board of Directors, two or more proprietary members will compose the Board of Directors and the Ordinary General Shareholders Meeting may appoint alternate members of the Board, in the understanding that alternate members may substitute any proprietary member, unless the General Shareholders Meeting provides otherwise. It will not be necessary to be a shareholder of the Company in order to be a member of the Board of Directors, either proprietary or alternate.

VIGÉSIMA TERCERA. La administración de la Sociedad estará a cargo de un Consejo de Administración o un Administrador Único según lo determine la Asamblea General Ordinaria de Accionistas. En caso de que sea administrada por un Consejo de Administración, éste estará integrado por dos o más miembros propietarios designados por la Asamblea General Ordinaria de Accionistas, la cual decidirá si se nombran miembros suplentes, en el entendido que los miembros suplentes podrán sustituir a cualquier miembro propietario, salvo que la Asamblea General Ordinaria determine lo contrario. No será necesario ser accionista de la Sociedad para ser miembro del Consejo de Administración, ya sea propietario o sustituto.

The Sole Director or the members of the Board of Directors, as the case may be, will fulfill their duties for an undefined term. However, they may be removed at any time by resolution of the General Shareholders Meeting.

Los miembros del Consejo de Administración o Administrador Único desempeñarán sus puestos por tiempo indeterminado pudiendo ser removidos de sus cargos en cualquier momento por resolución de la Asamblea General Ordinaria de Accionistas.

TWENTY FOURTH. Each shareholder or group of shareholders owning at least 25% (twenty five percent) of the capital stock shall be entitled to name one (1) proprietary member and, as the case may be, the respective alternate.

VIGÉSIMA CUARTA. Cada accionista o grupo de accionistas que sea titular por lo menos del 25% (veinticinco por ciento) del capital social, tendrán derecho a nombrar a un Consejero Propietario y, en su caso al respectivo suplente.

BY-LAWS (“By-laws”)	ESTATUTOS SOCIALES (“Estatutos”)

TWENTY FIFTH. Each year, the Board of Directors shall elect a Chairman among its members. Furthermore, the Board of Directors shall appoint a Secretary who need not be a member of the Board.
VIGÉSIMA QUINTA. Cada año, el Consejo de Administración designará, de entre sus miembros, al Presidente de dicho Consejo. Además, el Consejo designará un Secretario, quien podrá o no ser miembro del propio Consejo.

In the event the Company is managed by a Sole Director, any reference made in these By-Laws to the Board of Directors as a body will be understood as referring to the Sole Director. Likewise, any reference to the Secretary of the Board of Directors will be understood as a reference to the Secretary non-member of the Board of Directors.

En caso de que la Sociedad sea administrada por un Administrador Único, cualquier referencia en estos estatutos al Consejo de Administración se entenderá como una referencia al Administrador Único. Asimismo, cualquier referencia hecha en los presentes estatutos al Secretario del Consejo de Administración se entenderá hecha también con respecto al Secretario no miembro del Consejo de Administración.

TWENTY SIXTH. The Board of Directors shall hold meetings whenever called by the Chairman, the Secretary, or any two Directors. The Board of Directors may, in the first meeting held after the end of each fiscal year, set dates for the meetings to be held during that fiscal year.

VIGÉSIMA SEXTA. El Consejo de Administración celebrará sesiones cuando sea convocado al efecto por su Presidente o por el Secretario o por cualesquiera dos miembros del propio Consejo. El Consejo de Administración podrá determinar, en la primera sesión que celebre después de la clausura de cada ejercicio social, las fechas para la celebración de las sesiones que hayan de verificarse durante el ejercicio social de que se trate.

The Board of Directors Meetings shall be called by means of a written notice with acknowledgement of receipt given to all of the members at least 15 (fifteen) calendar days before the date set for the meeting.

Las convocatorias a las sesiones del Consejo de Administración serán por medio de un aviso por escrito con acuse de recibo, que deberán entregarse a todos los Consejeros por lo menos 15 (quince) días calendario antes de la fecha fijada para la reunión.

No call shall be required when all of the Directors or their respective alternates are present.	No se requerirá convocatoria alguna cuando todos los Consejeros Propietarios o sus respectivos Suplentes se encuentren presentes.

TWENTY SEVENTH. The Board of Directors shall hold meetings at the corporate domicile or in any other place within or outside Mexico. The minutes of a Board of Directors’ Meeting will be recorded in the corresponding minutes book and shall be signed by all members thereat.

VIGÉSIMA SÉPTIMA. El Consejo de Administración celebrará sus sesiones en el domicilio social; sin embargo, si el propio Consejo así lo resuelve, podrá sesionar en lugar distinto a dicho domicilio o fuera de México. Las actas de las sesiones del Consejo de Administración serán transcritas en el libro respectivo y serán firmadas por todos los asistentes.

The Board of Directors’ Meetings may be held through conference calls, videoconference or any other means of telecommunications as set forth in the call for the relevant meeting, provided that the resolutions adopted by a meeting so held shall be confirmed in writing by the participants thereof.

Las sesiones de Consejo de Administración podrán celebrarse mediante conferencias telefónicas, videoconferencias o cualesquier otros medios de telecomunicaciones de conformidad con lo establecido en la convocatoria para la sesión correspondiente, en el entendido que las resoluciones adoptadas en dicha sesión de Consejo celebrada de ese modo deberán ser confirmadas por escrito por los participantes de la misma.

BY-LAWS (“By-laws”)	ESTATUTOS SOCIALES (“Estatutos”)

TWENTY EIGHTH. In order for the Board of Directors’ Meeting to be legally convened, a majority of the Directors or their respective alternates shall always be present.
VIGÉSIMA OCTAVA. Para que las sesiones del Consejo de Administración se consideren legalmente constituidas, se requerirá en todo caso la asistencia de cuando menos la mayoría de sus miembros propietarios o sus respectivos suplentes.

The Board of Directors shall adopt its resolutions by the majority vote of the directors present, whether proprietary or alternate. The Chairman shall have no casting vote.
El Consejo de Administración tomará sus resoluciones por mayoría de votos de los Consejeros presentes, ya sean éstos miembros propietarios o miembros suplentes en funciones. El Presidente no tendrá voto de calidad.

According to provisions of Article 143 of the General Law of Commercial Companies, the resolutions adopted, without holding a Board of Directors Meeting, by the unanimous vote of the members of the Board or their respective alternates, shall have the same validity as if they were adopted at a Board of Directors’ Meeting, as long as the resolutions so adopted are confirmed in writing.

De conformidad con las disposiciones del Artículo 143 de la Ley General de Sociedades Mercantiles, las resoluciones tomadas fuera de Sesión del Consejo de Administración, por unanimidad de votos de sus miembros, sean estos propietarios o suplentes en funciones, tendrán para todos los efectos legales, la misma validez que si hubieren sido adoptadas en Sesión del Consejo de Administración, siempre que dichas resoluciones se confirmen por escrito.

TWENTY NINTH. The Sole Director or, if applicable, the Board of Directors shall have the amplest authority to administer and direct the business of the Company as well as to dispose of its properties. Without limiting the generality of the foregoing, the Sole Director or the Board of Directors, as the case may be, shall have the following authority:

VIGÉSIMA NOVENA. El Administrador Único o, en su caso, el Consejo de Administración, tendrán las más amplias facultades para administrar y dirigir los negocios de la Sociedad, y para disponer de sus bienes. Sin limitar la generalidad de lo anterior, el Administrador Único o el Consejo de Administración, según sea el caso, en forma enunciativa más no limitativa, gozarán de las siguientes facultades:

1.- A general power of attorney for lawsuits and collections in the terms of the first paragraph of Section 2554 of the Civil Code for the Federal District, with all those general and special powers which may require special clause in accordance with Section 2587 of the same Code and the corresponding provisions of articles 2554 and 2587 which may govern in the Federal Civil Code and the Civil Codes of other States of Mexico. The power hereby granted can be exercised before all federal, state, municipal, state-owned corporations, companies with government participation, administrative, military, labor and judicial authorities. Without limiting the generality of the foregoing, this power expressly grants authorization to initiate all kinds of judicial actions and appeals and to desist therefrom, including the action of “amparo”; to participate at judicial auctions and to adjudicate properties in favor of the grantor of this power of attorney; to submit criminal accusations, cooperate with the General Attorney and submit all kinds of evidence; to grant criminal pardons and to desist from criminal accusations; to enter into judicial agreements; to

1.- Poder general para pleitos y cobranzas en los términos del primer párrafo del Artículo 2554 del Código Civil para el Distrito Federal, con inclusión de todas aquellas facultades generales y especiales que requieran poder o cláusula especial, en los términos del Artículo 2587 del mismo Código y sus correlativos de los Artículos 2554 y 2587 de los que rigen en el Código Civil Federal y en los Códigos de todos los Estados de los Estados Unidos Mexicanos. El poder que se otorga podrá ejercitarse ante toda clase de autoridades, ya sean federales, estatales, municipales, organismos descentralizados o empresas de participación estatal, administrativas, militares, laborales y judiciales. Sin limitar la generalidad de lo anterior, el presente poder otorgar facultades expresas para intentar toda clase de juicios y recursos y desistir de ellos, incluso el juicio de “amparo”; para formular posturas en subastas, pujas y adjudicarse bienes en favor de la mandante; para presentar denuncias y querellas, coadyuvar con el Ministerio Público y presentar toda clase de pruebas, otorgar el perdón del ofendido y desistir de las querellas;

BY-LAWS (“By-laws”)	ESTATUTOS SOCIALES (“Estatutos”)
submit controversies to the decision of arbitrators and to settle conventional procedures; to become a witness in direct or cross examinations; to execute individual or collective labor agreements. The above authorizations are mentioned only in an enunciating fashion, but not in a limited one.

celebrar convenios judiciales; someter juicios a la decisión de árbitros y para pactar procedimientos convencionales; articular y absolver posiciones; celebrar contratos individuales o colectivos de trabajo. Las facultades anteriores, se mencionan solamente en forma enunciativa, más no limitativa.

2.- A general power of attorney for acts of administration, pursuant to the provisions of the second paragraph of Section 2554 of the Civil Code for the Federal District and its correlatives in force in the Federal Civil Code and all of the States of Mexico.

2.- Poder general para actos de administración, en los términos del segundo párrafo del artículo 2554 del Código Civil para el Distrito Federal y sus correlativos de los que rigen en el Código Civil Federal y en todos los Estados de los Estados Unidos Mexicanos.

3.- A general power of attorney for acts of ownership in terms of the third paragraph of Section 2554 of the Civil Code for the Federal District and its correlatives in force in the Federal Civil Code and all of the States of Mexico.

3.- Poder general para ejercer actos de dominio en los términos del tercer párrafo del artículo 2554 del Código Civil para el Distrito Federal y sus correlativos de los que rigen en el Código Civil Federal y en todos los Estados de los Estados Unidos Mexicanos.

4.- A general power of attorney to subscribe, guarantee and endorse negotiable instruments and to perform financial activities, pursuant to Article 9 of the General Negotiable Instruments and Credit Transaction Law.
4.- Poder para suscribir, avalar y endosar títulos de crédito y celebrar operaciones financieras, en los términos del Artículo 9 de la Ley General de Títulos y Operaciones de Crédito.

5.- A power of attorney to manage, authorize the opening or cancellation of bank accounts in name of the Company and designate the persons who will sign against them.	5.- Poder para manejar, autorizar la apertura o cancelación de cuentas bancarias a nombre de la Sociedad y designar a las personas que habrán de girar en contra de ellas.

6.- To appoint the CEO, CFO, General Manager, Assistant Managers and other directing officers, as well as officers, agents and employees of the Company, determine their authority, working conditions and compensations, and remove them from their posts.

6.- Poder para designar al Director General (CEO), Director de Finanzas (CFO), Gerente General, Sub-Gerentes y demás funcionarios administrativos, así como Apoderados, Agentes y Empleados de la Sociedad, determinar sus poderes, condiciones de trabajo y remuneraciones, y removerlos de sus cargos.

7.- To prepare and adopt internal labor regulations.	7.- Preparar y adoptar reglamentos internos de trabajo.

8.- To perform all the acts authorized by the corporate By-Laws or resulting from the same.	8.- Realizar todos los actos autorizados por los estatutos sociales o que sean consecuencia de los mismos.

9.- To call the Shareholders Meetings and carry out its resolutions; and	9.- Convocar a Asambleas de Accionistas y llevar a cabo sus resoluciones; y

10.- To delegate its authority, to one or more persons, either partially or totally and with authority withholding, and to confer on behalf of the individuals they deem pertinent the special or general powers pursuant to sections one, two, three, four, and five above, as well as to revoke the powers that the Board of Directors or the

10.- Delegar sus facultades, a una o más personas, ya sea total o parcialmente y con reserva de su ejercicio, y conferir en favor de las personas que estimen pertinente los poderes especiales o generales en los términos de los incisos uno, dos, tres, cuatro y cinco que anteceden, así como revocar los poderes que el Administrador Único o

BY-LAWS (“By-laws”)	ESTATUTOS SOCIALES (“Estatutos”)
Sole Directors or their agents granted.	el Consejo de Administración o los apoderados llegaren a otorgar.

THIRTIETH. The General Director and all of the Directors and Directors, in its case, shall have the powers that were conferred on them at the time of their designation as such and which from time to time may be broadened or restricted by express resolution of the General Shareholders Meeting or the Board of Directors.

TRIGÉSIMA. El Director General y el o los Directores y Gerentes, en su caso, tendrán las facultades que se les confieran al ser designados, mismas que en todo caso podrán ser ampliadas o restringidas por acuerdo expreso de la Asamblea General de Accionistas o del Consejo de Administración.

THIRTY FIRST. The supervision of the Company’s operations shall be vested in one or more Statutory Auditors, each of which may have his respective alternate if the General Ordinary Shareholders Meeting so determines. The Statutory Auditors and their alternates need not be shareholders; they shall hold office for a term of 1 (one) year and may be reelected for successive terms of office; they shall continue to discharge their duties until their successors take office. For this purpose, 1 (one) year is deemed to be the period between one Annual Ordinary General Shareholders Meeting and the following such meeting.

TRIGÉSIMA PRIMERA. La vigilancia de las operaciones de la Sociedad estará a cargo de uno o más Comisarios, cada uno de los cuales podrán tener su respectivo suplente si así lo acuerda la Asamblea General Ordinaria de Accionistas. Los Comisarios Propietarios y sus Suplentes, podrán o no ser accionistas, durarán en su puesto 1 (un) año y podrán ser reelectos indefinidamente, pero en todo caso continuarán en el desempeño de sus cargos hasta que las personas designadas para sustituirlos tomen posesión de sus cargos. Para los fines citados, un año se contará de la fecha de una Asamblea General Ordinaria Anual de Accionistas a la de la siguiente de la misma especie.

The Statutory Auditors from time to time may request the Secretary of the Board of Directors to issue a certified copy of the minutes of any Shareholders Meeting or meeting of the Board of Directors.
Los Comisarios en cualquier tiempo, podrán solicitar al Secretario del Consejo de Administración, copia certificada de cualquiera de las actas de Asambleas de Accionistas o de sesiones del Consejo de Administración.

THIRTY SECOND. Each Statutory Auditor shall have the powers and obligations imposed on him by Article 166 of the General Law of Commercial Companies.	TRIGÉSIMA SEGUNDA. Cada Comisario tendrá las facultades y obligaciones que le impone el Artículo 166 de la Ley General de Sociedades Mercantiles.

THIRTY THIRD. The members of the Board of Directors and the Statutory Auditor shall not have the obligation to guarantee the performance of their duties, except if the General Shareholders Meeting which appoint them resolves otherwise; the guaranty they grant, in its case, will not be canceled until the General Shareholders Meeting has approved their duties during the period in which they performed their positions.

TRIGÉSIMA TERCERA. Los miembros del Consejo de Administración y los Comisarios de la Sociedad no tendrán la obligación de garantizar el desempeño de sus cargos, salvo que la Asamblea General de Accionistas que los designe establezca otra cosa; la garantía que otorguen, en su caso, no será cancelada sino después de que la Asamblea General de Accionistas haya aprobado sus gestiones durante el periodo que hayan estado en funciones.

THIRTY FOURTH. The members of the Board of Directors and the Statutory Auditors shall keep absolute confidentiality with respect to the information and the issues that come to their knowledge by reason of their position in the Company, when such information or issues are not for public nature.

TRIGÉSIMA CUARTA. Los miembros del Consejo de Administración y los Comisarios deberán guardar absoluta confidencialidad respecto la información y los asuntos que tengan conocimiento con motivo de su cargo en la Sociedad, cuando dicha información o asuntos no sean de carácter público.

BY-LAWS (“By-laws”)	ESTATUTOS SOCIALES (“Estatutos”)
CHAPTER V FISCAL YEAR, FINANCIAL INFORMATION AND PROFITS AND LOSSES	CAPITULO V EJERCICIOS SOCIALES, INFORMACIÓN FINANCIERA Y UTILIDADES Y PÉRDIDAS

THIRTY FIFTH. Fiscal years will go through January 1st until December 31st of each year.	TRIGÉSIMA QUINTA. Los ejercicios sociales correrán del 1 de enero al 31 de diciembre de cada año.

THIRTY SIXTH. Within 4 (four) months following the closing date of each fiscal year, a report embodying the information provided for in Article 172 of the General Law of Commercial Companies shall be prepared and submitted to the Annual Ordinary General Shareholders Meeting.

TRIGÉSIMA SEXTA. Dentro de los 4 (cuatro) meses siguientes a la fecha de cierre de cada ejercicio social, se preparará un reporte que incluya la información prevista en el Artículo 172 de la Ley General de Sociedades Mercantiles, el cual deberá ser sometido a la aprobación de la Asamblea General Ordinaria Anual de Accionistas.

THIRTY SEVENTH. Subject to all applicable legal provisions, each year the Shareholders Meeting shall indicate a percentage that shall not be less than 5% (five percent) of the net earnings to be set aside to form the Legal Reserve Fund, until such time as said fund is equivalent to at least one-fifth (1/5) of the capital stock. This fund shall be reestablished in the same manner whenever it is diminished for any reason. The allocation of the rest of the net earnings shall be at the discretion of the Shareholders Meeting.

TRIGÉSIMA SÉPTIMA. Con sujeción a las disposiciones legales aplicables, anualmente se separará de las utilidades netas el porcentaje que la Asamblea de Accionistas señale para formar el fondo de reserva legal, que no podrá ser menor del 5% (cinco por ciento), hasta que dicho fondo equivalga por lo menos a la quinta (1/5) parte del capital social. Este fondo deberá ser reconstituido de la misma manera cuando disminuya por cualquier motivo. La aplicación del resto de las utilidades netas quedará a discreción de la Asamblea.

THIRTY EIGHTH. Losses of the Company shall be borne by the shareholders on a pro rata basis up to the payment in full of their shares. Consequently, the holders of paid-in stock shares have no further responsibility for the corporate liabilities.

TRIGÉSIMA OCTAVA. Los accionistas serán responsables por las pérdidas de la Sociedad en proporción a las acciones que posean, pero su responsabilidad queda limitada al pago del capital social. En consecuencia, los tenedores de acciones liberadas no tendrán ulterior responsabilidad alguna por las obligaciones sociales.

The founders of the Company do not have any special interest in the profits of the Company.	Los accionistas fundadores de la Sociedad no tienen ninguna participación especial en las utilidades de la Sociedad.

CHAPTER VI DISSOLUTION AND LIQUIDATION	CAPITULO VI DISOLUCIÓN Y LIQUIDACIÓN

THIRTY NINTH. The Company shall be dissolved in any of the cases provided in Article 229 of the General Law of Commercial Companies.	TRIGÉSIMA NOVENA. La Sociedad se disolverá en cualquiera de los casos previstos en el Artículo 229 de la Ley General de Sociedades Mercantiles.

FORTIETH. Once the dissolution of the Company shall be declared, the same shall be put into liquidation, which will be entrusted to one or more liquidators who must act jointly, as decided by the General Shareholders Meeting.

CUADRAGÉSIMA. Declarada la disolución de la Sociedad, ésta se pondrá en estado de liquidación, la cual estará a cargo de uno o más liquidadores que deberán obrar conjuntamente, según decida la Asamblea General de Accionistas.

BY-LAWS (“By-laws”)	ESTATUTOS SOCIALES (“Estatutos”)
FORTY FIRST. The liquidators will represent the Company with powers of attorney of domain, administration and lawsuits and collections, including, without limitation, all those authorities that require power of attorney or special clause, unless the General Shareholders Meeting limits its authorities.

CUADRAGÉSIMA PRIMERA. Los liquidadores representarán a la sociedad con facultades de dominio, de administración y para pleitos y cobranzas, sin limitación alguna, con inclusión de todas aquellas facultades que requieran poder o cláusula especial, a menos que la Asamblea General de Accionistas limite sus facultades.

FORTY SECOND. The liquidators will proceed to the liquidation and distribution of the product of the same among the shareholders, on a pro rata basis based on the number of shares then held by each, in accordance with the Articles 241 and other relatives of the General Law of Commercial Companies.

CUADRAGÉSIMA SEGUNDA. Los liquidadores procederán a la liquidación y a la distribución del producto de ésta entre los accionistas en proporción al número de sus acciones, de acuerdo con los Artículos 241 y demás relativos de la Ley General de Sociedades Mercantiles.

CHAPTER VII GENERAL PROVISIONS	CAPITULO VII DISPOSICIONES GENERALES

FORTY THIRD. The shareholders shall not be in any case responsible for the obligations of the Company and they will only be liable for the amount of the capital stock subscribed or acquired by them.
CUADRAGÉSIMA TERCERA. Los accionistas no serán en caso alguno responsables por las obligaciones de la Sociedad y solamente responderán hasta por el monto del capital social suscrita o adquirida por ellos.

FORTY FOURTH. For matters not otherwise foreseen in these bylaws, the provisions of the General Law of Commercial Companies shall apply. In the event of a controversy between the Company and its shareholders, or else, between the shareholders for matters in connection with the Company, they expressly submit to the competent courts located of Mexico City, waiving any other jurisdiction that may correspond to them due to their current or future domicile or for any other reason.

CUADRAGÉSIMA CUARTA. En todo lo no previsto específicamente en estos Estatutos, se aplicarán las disposiciones conducentes de la Ley General de Sociedades Mercantiles. En caso de cualquier controversia entre la Sociedad y sus accionistas, o bien, entre los accionistas por cuestiones relativas a la Sociedad, la primera y los segundos se someten expresamente a la jurisdicción de los tribunales competentes de la Ciudad de México, renunciado a cualquier otro fuero que pudiera corresponderles en razón de su domicilio actual o futuro o por cualquier otra razón.

EXHIBIT F
FORM OF PROCESS AGENT POWER OF ATTORNEY
[A SER OTORGADO ANTE NOTARIO PÚBLICO EN MÉXICO/TO BE GRANTED
BEFORE A MEXICAN NOTARY PUBLIC]
PRIMERA. [Elías Sacal Cababié/ ES Agrupación, S.A. de C.V.] (el “Poderdante”) CONFIERE Y OTORGA en favor de la sociedad denominada [nombre del Agente del Proceso] (el “Apoderado”), un PODER IRREVOCABLE para PLEITOS Y COBRANZAS, especial en cuanto a su objeto, pero tan amplio como sea necesario en los términos de los artículos dos mil quinientos cincuenta y tres y dos mil quinientos cincuenta y cuatro, primer párrafo del Código Civil Federal y sus artículos correlativos en los Códigos Civiles de las entidades federativas de los Estados Unidos Mexicanos y la Ciudad de México, para que, en su nombre y representación, el Apoderado, a través de cualquiera de sus funcionarios, representantes, apoderados o empleados, actuando individual o conjuntamente, actúe como representante del Poderdante, y reciba en su nombre y representación, toda clase de avisos, notificaciones, comunicaciones, resoluciones, sentencias y emplazamientos de cualquier naturaleza en relación con cualquier demanda, acción, procedimiento o juicio, incluyendo sin limitación alguna procedimientos judiciales, administrativos o arbitrales, derivados de o relacionados con el Contrato de Combinación de Negocio (Business Combination Agreement), de fecha 13 de marzo de 2023, celebrado entre HCM Acquisition Corp, el Poderdante, [Elías Sacal Cababié o ES Agrupación, S.A. de C.V.], Murano Global B.V., MPV Investment B.V., Murano Global Cayman y Murano P.V., S.A. de C.V. (según el mismo sea modificado de tiempo en tiempo, el “Contrato de Combinación de Negocio”), así como cualquier otro contrato, convenio, acuerdo, instrumento, pagaré, documento o transacción que se derive de, o relacione con, el Contrato de Combinación de Negocio; en el entendido de que el Apoderado no requiere de aviso o consentimiento del Poderdante para ejercer este poder y que cualquier notificación, aviso, comunicación, resolución, sentencia o emplazamiento será considerada como una notificación personal al Poderdante para todos los efectos legales.
SEGUNDA. El Poderdante señala como domicilio convencional para recibir cualquiera de las notificaciones o emplazamientos antes citados el ubicado en [dirección del Agente del Proceso], o cualquier otro domicilio que en el futuro designe el Apoderado.
TERCERA. El poder especial que se otorga es irrevocable de conformidad con el artículo dos mil quinientos noventa y seis del Código Civil Federal y sus artículos correlativos en los Códigos Civiles de las entidades federativas de los Estados Unidos Mexicanos y de la Ciudad de México, por ser un medio para cumplir con una obligación contraída por el Poderdante conforme al Contrato de Combinación de Negocio.
CUARTA. El poder especial que se confiere en este acto estará vigente en tanto el Contrato de Combinación de Negocio permanezca vigente y/o existan y se concluyan definitivamente cualquier reclamación, acción o litigio en relación con dicho contrato y/o cualquier otro contrato o documento referido en el Contrato de Combinación de Negocio.
QUINTA. Los gastos, honorarios, derechos o impuestos que se generen con motivo del otorgamiento de este poder correrán a cargo del Poderdante.

Annex B
COMPANIES (JERSEY) LAW 1991

A PUBLIC COMPANY LIMITED BY SHARES

MEMORANDUM

AND

ARTICLES OF ASSOCIATION

OF

MURANO GLOBAL INVESTMENTS PLC

COMPANIES (JERSEY) LAW 1991

A PUBLIC COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

MURANO GLOBAL INVESTMENTS PLC

1.	The name of the Company is Murano Global Investments plc.
2.	The Company is a public company.
3.	The Company is a no par value company.
4.	The company is authorised to issue an unlimited number of shares with no par value designated as preferred shares or ordinary shares.
5.	The liability of a member of the Company is limited to the amount unpaid (if any) on such member's share or shares.
B-i

COMPANIES (JERSEY) LAW 1991

A PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

of

MURANO GLOBAL INVESTMENTS PLC
B-ii

B-iii

PRELIMINARY
1.
This document comprises the articles of association of the Company. The regulations constituting the Standard Table in the Companies (Standard Table) (Jersey) Order 1992 shall not apply to the Company.

INTERPRETATION
2.	In these Articles, unless the context requires otherwise:
address includes a number or address used for the purposes of sending or receiving documents or information by electronic means;
these Articles means these articles of association as altered from time to time;
Auditors means the auditors for the time being of the Company or, in the case of joint auditors, any one of them;
bankrupt has the meaning given to it in the Interpretation (Jersey) Law 1954;
Board means the board of directors for the time being of the Company or the Directors present or deemed to be present at a duly convened meeting of the Directors at which a quorum is present;
Cause means, in relation to the removal of a Director, (i) the Director's conviction for, or plea of guilty or nolo contendere to the charge of, a serious felony involving (a) moral turpitude or (b) a violation of U.S. federal or state securities laws, but excluding any conviction based entirely on vicarious liability; or (ii) the Director's commission of any material act of dishonesty (such as embezzlement) resulting or intended to result in material personal gain or enrichment of such Director at the expense of the Company or any of its subsidiaries and which act, if made the subject of criminal charges, would be reasonably likely to be charged as a felony and, for these purposes, the terms “nolo contendere”, “felony” and “moral turpitude” shall have the meanings given to them by the laws of the USA or any relevant state thereof and shall include any equivalent acts in any other jurisdiction;
[Class I Directors means, as at the date of adoption of these Articles, the Initial Class I Directors and any person who subsequently becomes a Class I Director in accordance with Article 126;]
[Class II Directors means, as at the date of adoption of these Articles, the Initial Class II Directors and any person who subsequently becomes a Class II Director in accordance with Article 126;]
[Class III Directors means, as at the date of adoption of these Articles, the Initial Class III Directors and any person who subsequently becomes a Class III Director in accordance with Article 126;]
clear days means, in relation to the giving of a notice, the period excluding the day on which a notice is given or deemed to be given and the day for which it is given or on which it is to take effect;
Companies Laws means the Law, the Electronic Communications Law and all statutes adopted in Jersey (including any orders, regulations or other subordinate legislation made under such statutes) from time to time in force concerning companies in so far as they apply to the Company;
communication includes an electronic communication;
depositary certificate has the meaning given to that expression in Article 57(8) of the Law;
Director means a director for the time being of the Company;
Director Class has the meaning given in Article 121;
distribution has the meaning given to that expression in Article 114 of the Law;
dividend means a distribution that is identified as a dividend and made in accordance with the provisions of Article 180;
DTC means the Depositary Trust Company or any successor corporation;
DTC Depositary means Cede & Co. and/or any other custodian, depositary or nominee of DTC which holds Ordinary Shares under arrangements that facilitate the holding and trading of beneficial interests in such Ordinary Shares in the DTC System;

DTC Proxy means, in relation to any Ordinary Shares held by the DTC Depositary, any person who is, for the purposes of any general meeting or resolution, appointed a proxy (whether by way of instrument of proxy, power of attorney, mandate or otherwise) by:
(a)	the DTC Depositary; or
(b)	a proxy, attorney or other agent appointed by any other person whose authority is ultimately derived (whether directly or indirectly) from the DTC Depositary;
DTC System means the electronic system operated by DTC by which title to securities or interests in securities may be evidenced and transferred in dematerialised form;
electronic communication has the meaning given in Article 1(1) of the Electronic Communications Law;
Electronic Communications Law means the Electronic Communications (Jersey) Law 2000;
electronic signature has the meaning given in Article 1(1) of the Electronic Communications Law;
Exchange Act means the Securities Exchange Act of 1934 of the USA and the rules and regulations promulgated thereunder;
Group means the Company and its subsidiaries from time to time;
holder means, in relation to any shares, the member whose name is entered in the Register as the holder of those shares;
Initial Class I Directors means [•] and [•];
Initial Class II Directors means [•] and [•];
Initial Class III Directors means [•] and [•];
Jersey means the island of Jersey;
Law means the Companies (Jersey) Law 1991;
member means a member of the Company (being a holder of shares in the capital of the Company);
Memorandum of Association means the document of the same name of the Company, as altered from time to time;
month means calendar month;
NASDAQ means the NASDAQ Global Market;
NASDAQ Rules means the rules of NASDAQ;
Office means the registered office for the time being of the Company;
ordinary resolution means a resolution of the Company in general meeting passed by a simple majority of the votes cast at that meeting;
Ordinary Share means an ordinary share of no par value in the capital of the Company and having the rights attaching thereto prescribed in these Articles;
paid up means paid up or credited as paid up;
Preferred Share means a preferred share of no par value in the capital of the Company designated as a Preferred Share by the Directors and allotted and issued in one or more classes in accordance with the provisions of the Law and these Articles and having the rights provided for in these Articles and in any Statement of Rights and, in these Articles, except when referred to under their separate classes, the term Preferred Shares shall mean all such shares;
present in person in relation to general meetings of the Company and to meetings of the holders of any class of shares, shall include present by attorney or by proxy or, in the case of a corporate shareholder, by representative;
Principal Register means the Register maintained in Jersey;

Register means the register of members of the Company (and, unless the context requires otherwise, includes any overseas branch register) to be kept and maintained in accordance with these Articles and the Companies Laws;
Seal means any common or official seal that the Company has and is permitted to have under the Companies Laws;
special resolution means a resolution of the Company passed as a special resolution in accordance with the Law;
Statement of Rights means, in relation to each class of Preferred Share, a memorandum approved by the Directors setting out the specific rights and obligations attaching to the Preferred Shares of such class which are in addition to those rights and obligations contained in, and determined in accordance with, these Articles;
Transfer Office means:
(a)	in relation to the Principal Register, the location in Jersey where the Principal Register is kept and maintained; and
(b)
where the Company keeps an overseas branch register in respect of any country, territory or place outside of Jersey (not being in the United Kingdom), the location in that country, territory or place where that overseas branch register is kept and maintained;

United Kingdom means the United Kingdom of Great Britain and Northern Ireland;
USA and U.S. means the United States of America and its territories and possessions, including the District of Columbia;
US Branch Register means the overseas branch register of the Company, if any, maintained in the USA; and
year means calendar year.
3.	In these Articles, unless the context requires otherwise:
(a)	the expression debenture shall include debenture stock and the expression debenture holder shall include debenture stockholder;
(b)
the expression Secretary means the secretary for the time being of the Company and includes any person appointed by the Board to perform any of the duties of the secretary including a joint, assistant or deputy secretary;

(c)
the expression officer shall include, in relation to a body corporate, a director, alternate director, manager, executive officer and company secretary (including, in the case of the Company, the Directors, any alternate Directors, the Secretary and any executive officers of the Company who are not Directors) but shall not include auditors (being, in the case of the Company, the Auditors);

(d)
references to writing mean the representation or reproduction of words, symbols or other information in a legible form by any method or combination of methods, whether sent or supplied in electronic form or otherwise, and written shall be construed accordingly;

(e)
references to a document or information being sent, supplied or given to or by a person mean such document or information, or a copy of such document or information, being sent, supplied, given, delivered, issued or made available to or by, or served on or by, or deposited with or by that person by any method authorised by these Articles, and sending, supplying and giving shall be construed accordingly;

(f)
references to a document being signed or to signature include references to its being signed under hand or under Seal or by any other method and, in the case of an electronic communication, such references are to its being authenticated by electronic means as specified by the Board in accordance with these Articles or (where the Board has made no specification) to an electronic signature;

(g)	references to a meeting shall not be taken as requiring more than one person to be present if any quorum requirement can be satisfied by one person;
(h)	a person shall be considered 'resident in the United Kingdom' if they would be considered as such for the purposes of United Kingdom tax law;

(i)	words importing the singular number include the plural and vice versa;
(j)	words importing one gender include all genders and words importing persons include a body corporate;
(k)
any word or expression defined in the Companies Laws on the adoption of these Articles shall, if not inconsistent with the subject or context and unless otherwise expressly defined in these Articles, bear the same meaning in these Articles except that company shall mean any body corporate;

(l)
a reference to any statute or statutory instrument or any provision of a statute or statutory instrument includes any modification or re-enactment of that statute, statutory instrument or provision for the time being in force;

(m)	any reference to:
(i)	rights attaching to any share;
(ii)	members having a right to attend and vote at general meetings of the Company;
(iii)	dividends being paid, or any other distribution of the Company's assets being made, to members; or
(iv)	interests in a certain proportion or percentage of the issued share capital, or any class of share capital, shall, unless otherwise expressly provided by the Companies Laws, be construed as though any treasury shares held by the Company had to be cancelled;
(n)	headings are inserted for convenience only and do not affect the construction of these Articles; and
(o)	a special resolution shall be effective for any purpose for which an ordinary resolution is expressed to be required under any provision of these Articles.
4.	For the purposes of these Articles, unless the context requires otherwise:
(a)	a document or information is sent or supplied in electronic form if it is sent or supplied:
(i)	by electronic means (for example, by e-mail or fax); or
(ii)	by any other means while in an electronic form (for example, sending a disk by post), and references to electronic copy have a corresponding meaning;
(b)	a document or information is sent or supplied by electronic means if it is:
(i)	sent initially and received at its destination by means of electronic equipment for the processing (which expression includes digital compression) or storage of data; and
(ii)	entirely transmitted, conveyed and received by wire, by radio, by optical means or by other electromagnetic means, and references to electronic means have a corresponding meaning;
(c)
a document or information is sent or supplied in hard copy form if it is sent or supplied in a paper copy or similar form capable of being read, and references to hard copy have a corresponding meaning;

(d)
a document or information authorised or required by these Articles to be sent or supplied in electronic form must be sent or supplied in a form, and by a means, that the sender or supplier reasonably considers will enable the recipient to read it and to retain a copy of it; and

(e)	a document or information can be read only if:
(i)	it can be read with the naked eye; or
(ii)	to the extent that it consists of images (for example photographs, pictures, maps, plans or drawings), it can be seen with the naked eye.
SHARE CAPITAL
5.	The authorised share capital of the Company is as specified in the Memorandum of Association of the Company.

RIGHTS ATTACHED TO SHARES
6.
The shares of the Company shall have the rights and be subject to the conditions contained in these Articles and, in the case of any Preferred Share of any class, in the Statement of Rights relating thereto.

7.	The rights attaching to Ordinary Shares are as follows:
(a)
As regards distributions (other than on a winding up) – Subject to the Law and the provisions of these Articles, each Ordinary Share shall confer on the holder thereof the right to receive such distributions or dividends as the Directors may declare after any payment to the members holding shares of any other class other than Ordinary Shares of any amount then payable in accordance with the relevant Statement of Rights or other terms of issue of that class.

(b)
As regards winding up – If the Company is wound up, the holder of an Ordinary Share shall be entitled, following payment to the members holding shares of any class other than Ordinary Shares of all amounts then payable to them in accordance with the relevant Statement of Rights or other terms of issue of that class, to any surplus assets of the Company then remaining which shall be distributed pari passu among the holders of Ordinary Shares pro rata to the number of Ordinary Shares held by each member at the time of the commencement of the winding up. If any share is not fully paid up, that share shall only carry the right to receive a distribution calculated on the basis of the proportion that the amount paid up on that Ordinary Share bears to the issue price of that Ordinary Share.

(c)
As regards voting – At any general meeting of the Company and any separate class meeting of the holders of Ordinary Shares every holder of Ordinary Shares who is present in person shall have one vote for every Ordinary Share of which he is the holder.

(d)	As regards redemption – Subject to Article 15(a), the Ordinary Shares are not redeemable.
8.
Subject to the provisions of these Articles, the rights and obligations attaching to any Preferred Share shall be determined at the time of issue by the Directors in their absolute discretion. Each Preferred Share shall be issued by the Directors on behalf of the Company as part of a class. The rights and obligations attaching to each class of Preferred Shares, in addition to those set out in these Articles, shall be set out in a Statement of Rights.

9.	The Statement of Rights in respect of each class of Preferred Shares may, without limitation, comprise or include:
(a)	the class to which each Preferred Share shall belong, such class to be designated with a class number and, if the Directors so determine, title;
(b)	details of any distributions or dividends payable in respect of the relevant class;
(c)	details of rights attaching to shares of the relevant class to receive a return of capital or distribution on a winding up of the Company or otherwise;
(d)
details of the voting rights attaching to shares of the relevant class (which may provide, without limitation, that each Preferred Share shall have more than one vote on a poll at any general meeting of the Company);

(e)
a statement as to whether shares of the relevant class are redeemable (either at the option of the members and/or the Company) and, if so, on what terms such shares are redeemable (including, without limitation, and only if so determined by the Directors, the amount for which such shares shall be redeemed (or a method or formula for determining the same) and the date on which they shall be redeemed);

(f)	a statement as to whether shares of the relevant class are convertible (either at the option of the member and/or the Company) and, if so, on what terms such shares are convertible;
(g)	any other rights, obligations and restrictions attaching to Preferred Shares of any class as the Directors may determine in their discretion; and/or
(h)	the price at which shares of the relevant class shall be issued.

10.	Once a Statement of Rights has been adopted for a class of Preferred Share, then:
(a)	subject to Article 9, it shall be binding on members and Directors as if contained in these Articles;
(b)	the provisions of Article 19 shall apply to any variation or abrogation thereof that may be effected by the Company;
(c)	each Statement of Rights shall be filed on behalf of the Company with the Registrar of Companies in Jersey pursuant to and in accordance with Article 54 of the Law;
(d)
all moneys payable on or in respect of any Preferred Share which is the subject thereof (including, without limitation, the subscription and any redemption moneys in respect thereof) shall be paid in the currency for which such Preferred Share is issued; and

(e)
upon the redemption of a Preferred Share (if it is redeemable) pursuant to the Statement of Rights relating thereto, the holder thereof shall cease to be entitled to any rights in respect thereof and, accordingly, his name shall be removed from the Register and the share shall thereupon be cancelled or held as a treasury share.

11.
Without prejudice to any rights for the time being attached to any existing shares or class of shares and subject to the provisions of the Companies Laws, any share may be issued with such preferred, deferred or other special rights, or such restrictions, whether in regard to dividend, return of capital, transfer, voting, conversion or otherwise, as the Company may from time to time by special resolution determine or, if no such resolution has been passed or so far as the resolution does not make specific provision, as the Board may from time to time determine.

UNISSUED SHARES
12.
Subject to the provisions of the Companies Laws and these Articles, all unissued shares of the Company (whether forming part of the existing or any increased capital) shall be at the disposal of the Board which may allot (with or without conferring a right of renunciation), grant options over, offer or otherwise deal with or dispose of such shares to such persons, at such times and generally on such terms and conditions as the Board may determine. Securities, contracts, warrants or other instruments evidencing any shares, option rights, securities having conversion or option rights or obligations may also be issued by the Board without the approval of the members or entered into by the Company upon a resolution of the Board to that effect on such terms, conditions and other provisions as are fixed by the Board including, without limitation, conditions that preclude or limit any person owning or offering to acquire a specified number or percentage of the shares of the Company in issue, other shares, option rights, securities having conversion or option rights or obligations of the Company or the transferee of such person from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights or obligations.

13.
The Board may allot and issue shares in the Company to any person and without any obligation to offer such shares to the members (whether in proportion to the existing shares held by them or otherwise).

14.	The Company may issue fractions of shares in accordance with, and subject to the provisions of, the Law, provided that:
(a)	a fraction of a share shall be taken into account in determining the entitlement of a member as regards distributions, dividends or on a winding up; and
(b)	a fraction of a share shall not entitle a member to a vote in respect thereof.
REDEMPTION AND PURCHASE OF SHARES
15.	Subject to the provisions of the Companies Laws:
(a)
and to any rights attached to any existing shares, the Company may issue, or with the sanction of a special resolution convert any existing non-redeemable share (whether issued or not) into, a share which is to be redeemed, or is liable to be redeemed either in accordance with its terms or at the option of the Company or the holder;

(b)
the Company may purchase, or may enter into a contract under which it will or may purchase, any of its own shares of any class (including any redeemable shares) and in relation thereto, neither the Company nor the Board shall be required to select the shares to be purchased rateably or in any other particular manner as between the holders of shares of the same class or as between them and the holders of shares of any other class or in accordance with the rights as to distributions, dividends or capital conferred by any class of shares; and
(c)	the Company may hold as treasury shares any shares purchased or redeemed by it.
COMMISSIONS AND BROKERAGE
16.	The Company may pay commissions or brokerage fees in respect of the issue of shares on such terms as the Directors may think proper.
TRUSTS NOT RECOGNISED
17.
Except as required by law, no person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share, or any interest in any fractional part of a share, or (save as otherwise provided by these Articles or by law) any other right in respect of any share, except an absolute right to the entirety thereof in the registered holder.

RENUNCIATION OF ALLOTMENT
18.	The Board may at any time after the allotment of any share but before any person has been entered in the Register as the holder:
(a)	recognise a renunciation thereof by the allottee in favour of some other person and accord to any allottee of a share a right to effect such renunciation; and/or
(b)	allow the rights represented thereby to be one or more participating securities, in each case upon and subject to such terms and conditions as the Board may from time to time think fit to impose.
VARIATION OF RIGHTS
19.
Whenever the share capital of the Company is divided into different classes of shares, any of the special rights attached to any class may, subject to the provisions of the Companies Laws, be varied or abrogated (either whilst the Company is a going concern or during or in contemplation of a winding up) with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class but not otherwise.

20.
To every such separate general meeting all the provisions of these Articles relating to general meetings of the Company and to the proceedings thereat shall apply mutatis mutandis, except that any holder of shares of the class shall have one vote in respect of every share of the class held by him.

21.
Article 19 shall apply to the variation or abrogation of the special rights attached to only some of the shares of such class as if the shares concerned and the remaining shares of such class formed separate classes, or to any scheme for the distribution (though not in accordance with legal rights) of assets in money or in kind in or before liquidation, or to any contract for the sale or disposal of the whole or any part of the Company's property or business determining the way in which as between the several classes of shareholders the purchase considerations shall be distributed, and generally to any alteration, contract, compromise or arrangement which the persons voting thereon could, if sui juris and holding all the shares of the class, consent to or enter into, and such resolution shall be binding upon all holders of shares of the class.

22.
Save as otherwise provided in these Articles, the special rights attached to any class of shares having preferential rights shall not unless otherwise expressly provided by the terms of issue thereof be deemed to be varied or abrogated by the creation or issue of further shares ranking as regards participation in the profits or assets of the Company or voting in some or all respects pari passu therewith but in no respect in priority thereto, or by any reduction of the capital paid up thereon, or by any purchase or redemption by the Company of its own shares. The rights conferred upon the holders of Ordinary Shares shall be deemed not to be varied by the creation or issue of any Preferred Shares or any other class of preferred or preference share with such special rights attaching to them as may be set out in a Statement of Rights or other terms of issue or the redemption or conversion of Preferred Shares of any class or preferred or preference shares of any class in accordance with the applicable Statement of Rights or other terms of issue.
ALTERATION OF SHARE CAPITAL
23.
The Company may from time to time by special resolution alter its Memorandum of Association to increase its capital by such sum to be divided into shares of such amounts as the resolution shall prescribe. All new shares shall, save in so far as may be otherwise provided by the terms of issue thereof, be subject to the provisions of these Articles with reference to allotment, payment of calls, lien, transfer, transmission, forfeiture and otherwise.

24.	The Company may from time to time by special resolution alter its Memorandum of Association to:
(a)	consolidate, or consolidate and divide, all or any of its share capital into shares of a larger amount than its existing shares;
(b)
cancel any shares which, at the date of the passing of the resolution, have not been taken, or agreed to be taken, by any person and diminish the amount of its capital by the amount of the shares so cancelled;

(c)
sub-divide its shares, or any of them, into shares of smaller amount than is fixed by the Memorandum of Association provided that in the sub-division the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived, and so that the resolution whereby any share is sub-divided may determine that, as between the holders of the shares resulting from such sub-division, one or more of the shares may, as compared with the others, have any such preferred, deferred or other special rights, or be subject to any such restrictions, as the Company has power to attach to unissued or new shares; or

(d)	alter its share capital in any other way permitted by the Companies Laws.
25.
Whenever as a result of a consolidation, consolidation and sub-division or sub-division of shares any members would become entitled to fractions of a share, the Board may deal with the fractions as it thinks fit. In particular, the Board may sell the shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Companies Laws, the Company) and distribute the net proceeds of sale in due proportion among those members and the Board may authorise some person to transfer or deliver the shares to, or in accordance with the directions of, the purchaser. For the purposes of effecting the sale, the Board may arrange for the shares representing the fractions to be entered in the Register as shares. The person to whom any shares are transferred or delivered shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity in, or invalidity of, the proceedings relating to the sale.

26.	Subject to the provisions of the Companies Laws, the Company may by special resolution reduce its share capital in any way.
27.	Subject to the provisions of the Companies Laws, the Company may make a distribution to its members from any account permitted by the Companies Laws.
SHARE CERTIFICATES AND TITLE TO SHARES
28.
Every person whose name is entered in the Register as holder in respect of any shares of any class (except a person in respect of whom the Company is not by law required to issue a share certificate including without limitation pursuant to the Companies (Transfers of Shares – Exemptions) (Jersey) Order 2014) shall be entitled without payment to a certificate therefor, upon the issue thereof within two months after allotment (or such shorter period as the terms of issue shall provide), and upon the transfer thereof within two months after lodgement of transfer (not being a transfer which the Company is for any reason entitled to refuse to register and does not register). The Company shall not be bound to register more than four persons as the joint holders of a share and in the case of a share held jointly by several persons the Company shall not be bound to issue more than one certificate therefor and delivery of a certificate to any one of such persons shall be sufficient delivery to all.

29.
Every share certificate shall be signed under a Seal or signed by two Directors or by one Director and the Secretary and shall specify the number and class of the shares to which it relates and the amount or respective amounts unpaid (if any) on the shares and (if required by the Companies Laws) the distinguishing numbers of such shares. The Board may by resolution decide, either generally or in any particular case or cases, that any signatures on any share certificates need not be autographic but may be applied to the certificates by some mechanical or other means or may be printed on them.
30.
Where a member transfers only part of the shares comprised in a share certificate the old certificate shall be cancelled and a new certificate for the balance of such shares issued in lieu without charge.

31.	Any two or more certificates representing shares of any one class held by any member may at his request be cancelled and a single new certificate for such shares issued in lieu without charge.
32.
If any member shall surrender for cancellation a share certificate representing shares held by him and request the Company to issue in lieu two or more share certificates representing such shares in such proportions as may be specified, the Board may, if it thinks fit, comply with such request.

33.
If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same shares may be issued to the holder upon request subject to delivery of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and (in either case) the payment of any exceptional out-of-pocket expenses of the Company in connection with the request as the Board may think fit. Subject as aforesaid, no charge will be made for a new share certificate issued to replace one that has been damaged, lost or destroyed.

34.
In the case of shares held jointly by several persons, any such request may be made by any one of the joint holders except where the certificate is alleged to be lost, stolen or destroyed in which case the request is subject to any condition as to evidence and indemnity as the Board may think fit.

CALLS ON SHARES
35.
The Board may from time to time make calls upon the members in respect of any moneys unpaid on their shares and not by the terms of issue thereof made payable at fixed times. Each member shall (subject to receiving at least 14 clear days' notice specifying the time or times and place of payment) pay to or as directed by the Company at the time or times and place so specified the amount called on his shares.

36.
A call shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed and may be made payable by instalments. A call may be wholly or in part revoked or postponed as the Board may from time to time determine.

37.
The joint holders of a share shall be jointly and severally liable to pay all calls and all payments to be made in respect thereof. Subject to the Companies Laws, a person upon whom a call is made shall remain liable for calls made upon him, notwithstanding the subsequent transfer of the shares on which the call was made.

38.
If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate as the Board in its absolute discretion may determine, together with all expenses that may have been incurred by the Company by reason of such non-payment, but the Board shall be at liberty in any case or cases to waive payment of such interest and expenses wholly or in part.

39.
Any sum which by the terms of issue of a share becomes payable upon allotment or at a fixed date shall for all the purposes of these Articles be deemed to be a call duly made and payable on the date on which by or pursuant to the terms of issue the same becomes payable. In the case of non-payment all the relevant provisions of these Articles as to payment of interest and expenses, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

40.	The Board may on the issue of shares differentiate between the holders as to the amount of calls to be paid and the times of payment.
41.
The Board may if it thinks fit receive from any member willing to advance the same all or any part of the moneys uncalled and unpaid upon the shares held by him and such payment in advance of call shall extinguish pro tanto the liability upon the shares in respect of which it is made and upon the money so received (until and to the extent that the same would but for such advance become payable) the Company may pay interest at such rate as may be agreed between the member paying such sum and the Board but any such advance payment shall not entitle the holder of the share to participate in respect of such amount in any distribution or dividend.

FORFEITURE AND LIEN
42.
If a member fails to pay in full any call or instalment of a call on the day appointed for payment thereof, the Board may at any time thereafter serve a notice on him requiring payment of so much of the call or instalment as is unpaid together with any interest which may have accrued thereon and any costs, charges and expenses incurred by the Company by reason of such non-payment.

43.
The notice shall name a further day (not being less than 14 clear days from the date of service of the notice) on or before which and the place where the payment required by the notice is to be made, and shall state that in the event of non-payment in accordance therewith the shares on which the call was made will be liable to be forfeited.

44.
If the requirements of any such notice as aforesaid are not complied with, any share in respect of which such notice has been given may at any time thereafter, before payment of all calls and interest and expenses due in respect thereof has been made, be forfeited by a resolution of the Board to that effect. Such forfeiture shall include all distributions and dividends declared and other moneys payable in respect of the forfeited share and not actually paid before forfeiture. The Board may accept a surrender of any share liable to be forfeited.

45.
When any share has been forfeited, notice of the forfeiture shall forthwith be served upon the person who was before forfeiture the holder of the share but no forfeiture shall be invalidated by any omission or neglect to give such notice.

46.
A share so forfeited or surrendered shall be deemed to be the property of the Company and may be sold, re-allotted or otherwise disposed of either to the person who was before such forfeiture or surrender the holder thereof or entitled thereto or to any other person upon such terms and in such manner as the Board thinks fit, and at any time before a sale, re-allotment or disposal the forfeiture or surrender may be cancelled on such terms as the Board thinks fit. The Board may, if necessary, authorise some person to transfer a forfeited or surrendered share to any such other person as aforesaid.

47.
A person whose shares have been forfeited or surrendered shall cease to be a member in respect of the shares (and shall surrender to the Company for cancellation the certificate (if any) for such shares) but shall notwithstanding the forfeiture or surrender remain liable to pay to the Company all moneys which at the date of forfeiture or surrender were presently payable by him to the Company in respect of the shares with interest thereon at such rate as the Board may in its absolute discretion determine from the date of forfeiture or surrender until payment, but the Board may in its sole and absolute discretion waive payment of such interest either wholly or in part. The Board may enforce payment, without any allowance for the value of the shares at the time of forfeiture or surrender.

48.
The Company shall have a first and paramount lien on every share (not being a fully paid share) for all moneys payable to the Company (whether presently or not) in respect of such share. The Company's lien on a share shall extend to all distributions, dividends or other moneys payable thereon or in respect thereof. The Board may waive any lien which has arisen and may resolve that any share shall for some limited period be exempt wholly or partially from the provisions of this Article.

49.
The Company may sell in such manner as the Board thinks fit any share on which the Company has a lien, but no sale shall be made unless the period for the payment or discharge of some part at least of the debt or liability in respect of which the lien exists shall have actually arrived nor until the expiration of 14 clear days after a notice stating and demanding payment or discharge thereof and giving notice of intention to sell in default shall have been given to the holder for the time being of the share or the person entitled thereto by reason of the death, bankruptcy or incapacity of such holder.

50.
The net proceeds of such sale after payment of the costs of such sale shall be applied in or towards payment or satisfaction of the debts or liabilities in respect whereof the lien exists so far as the same are presently payable and any residue shall upon surrender to the Company for cancellation of the certificate (if any) for the shares sold and (in any case) subject to a like lien for debts or liabilities the period for the payment or discharge of which has not actually arrived as existed upon the shares prior to the sale be paid to the person entitled to the shares at the time of the sale. For giving effect to any such sale the Board may authorise some person to sign an instrument of transfer to transfer the shares sold to the purchaser.

51.
A statutory declaration or affidavit that the declarant is a Director or the Secretary (or an officer of a corporate Secretary) and that a share has been duly forfeited or surrendered or sold to satisfy a lien of the Company on a date stated in the declaration shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share. Such declaration or affidavit and the receipt of the Company for the consideration (if any) given for the share on the sale, re-allotment or disposal thereof together with the share certificate (if required) delivered to a purchaser or allottee thereof shall (subject to the execution of an instrument of transfer if the same be required) constitute a good title to the share and the person to whom the share is sold, re-allotted or disposed of shall be registered as the holder of the share and shall not be bound to see to the application of the purchase money (if any) nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, surrender, sale, re-allotment or disposal of the share.
TRANSFER OF SHARES
52.
A transfer of shares may be effected by an instrument of transfer (if the same be required) in any usual or common form or in any other form acceptable to the Board and may be under hand only. The instrument of transfer shall be signed by or on behalf of the transferor and (except in the case of fully paid shares) by or on behalf of the transferee. The transferor shall remain the holder of the shares concerned until the name of the transferee is entered in the Register in respect thereof.

53.
The registration of transfers may be suspended at such times and for such periods (not exceeding 30 days in any year) as the Board may from time to time determine either generally or in respect of any class of shares.

54.	The Board may, in its absolute discretion, refuse to register any instrument of transfer of a share:
(a)	which is not fully paid up;
(b)	on which the Company has a lien;
(c)
to a minor under 18 years of age, a person who is bankrupt or a person who is mentally disordered or a patient for the purpose of any statute relating to mental health (including an “interdict” as defined in the Law); or

(d)
if the transfer was not registered under the U.S. securities laws and such transfer is being made pursuant to an exemption from registration under the U.S. securities laws, unless the transferor provides evidence satisfactory to the Directors that such transfer satisfies the terms of such exemption, but shall not otherwise refuse to register a transfer of shares made in accordance with these Articles.
55.	The Board may decline to recognise any instrument of transfer relating to shares unless the instrument:
(a)	has been left at the Office, the Transfer Office or at such other place as the Board may decide, for registration;
(b)
is accompanied by the certificate (if any) for the shares to be transferred and such other evidence (if any) as the Board may reasonably require to prove the title of the intending transferor or his right to transfer the shares; and

(c)	is in respect of only one class of shares.
56.	Unless otherwise agreed by the Board in any particular case, the maximum number of persons who may be entered on the Register as joint holders of a share is four.
57.
For all purposes of these Articles relating to the registration of transfers of shares, the renunciation of the allotment of any shares by the allottee in favour of some other person shall be deemed to be a transfer and the Board shall have the same powers of refusing to give effect to such a renunciation as if it were a transfer.

58.
If the Board refuses to register a transfer of a share then, within two months after the date on which the instrument of transfer was lodged with the Company the Board shall send to the transferee notice of the refusal together with the instrument of transfer.

59.	Subject to Article 60, all instruments of transfer which are registered may be retained by the Company; and subject to the Companies Laws, the Company shall be entitled to destroy:
(a)	all instruments of transfer which have been registered at any time after the expiration of ten years from the date of registration thereof;

(b)	all distribution and dividend mandates and notifications of change of address at any time after the expiration of two years from the date of recording thereof;
(c)	all share certificates which have been cancelled at any time after the expiration of one year from the date of cancellation thereof;
(d)
all appointments of proxy which have been used for the purposes of a poll, at any time after the expiration of one year from the date of such use, and all appointments of proxy which have not been used for the purposes of a poll, at any time after one month from the end of the meeting to which the appointments of proxy relates and at which no poll was demanded; and

(e)	any other document on the basis of which any entry in the Register is made at any time after the expiry of ten years from the date an entry in the Register was first made in respect of it, and it shall conclusively be presumed in favour of the Company that every entry in the Register purporting to have been made on the basis of an instrument of transfer or other document so destroyed was duly and properly made and every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered and every share certificate so destroyed was a valid and effective certificate duly and properly cancelled and every other document hereinbefore mentioned so destroyed was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company.
60.
Article 59 applies only to the destruction of a document in good faith and without notice of any claim (regardless of the parties thereto) to which the document might be relevant and nothing in Article 59 shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any other circumstances which would not attach to the Company in the absence of Article 59.

61.	References in Articles 59 and 60 to the destruction of any document include references to the disposal thereof in any manner.
62.
No fee will be charged by the Company in respect of the registration of any instrument of transfer, probate, letters of administration, certificate of marriage or death, stop notice, power of attorney or other document relating to or affecting the title to any shares or otherwise for making any entry in the Register affecting the title to any shares.

TRANSMISSION OF SHARES
63.
In the case of the death of a shareholder, the survivors or survivor where the deceased was a joint holder, and the executors or administrators of the deceased where he was a sole or only surviving holder, shall be the only persons recognised by the Company as having any title to his interest in the shares, but nothing in this Article shall release the estate of a deceased holder (whether sole or joint) from any liability in respect of any share held by him.

64.
Any guardian of an infant member, any curator bonis or guardian or other legal representative of a member under legal incapacity or disability and any person becoming entitled to a share in consequence of the death or bankruptcy of a member or otherwise by operation of law may (subject as hereinafter provided) upon supplying the Company with such evidence as the Board may reasonably require to show his title to the share either require to be registered himself as a holder of the share by giving to the Company notice to that effect or transfer such share to some other person. All the limitations, restrictions and provisions of these Articles relating to the right to transfer and the registration of transfers of shares shall be applicable to any such notice or transfer as aforesaid as if the event giving rise thereto had not occurred and the notice or transfer were a transfer executed by such member.

65.
Save as otherwise provided by or in accordance with these Articles, a person becoming entitled to a share in consequence of any event giving rise to transmission by operation of law shall upon supplying the Company with such evidence as the Board may reasonably require to show his title to the share be entitled to the same distributions, dividends and other advantages as those to which he would be entitled if he were the registered holder of the share, but he shall not be entitled in respect thereof to exercise any right conferred by membership in relation to meetings of the Company until he shall have been registered as a member in respect of the share. Provided always that the Board may at any time give notice requiring such person to elect either to be registered himself or to transfer the share, and if within 60 days the notice is not complied with, the Board may in its absolute discretion withhold payment of distributions, dividends and other moneys payable in respect of such share until such time as the notice is complied with. Where two or more persons are jointly entitled by transmission to a share they shall for the purposes of these Articles be treated as if they were joint holders of such share registered in the order in which their names have been supplied to the Company or such other order as the person requiring to be registered may by notice to the Company have prescribed at that time.
UNTRACED SHAREHOLDERS
66.	The Company shall be entitled to sell at the best price reasonably obtainable any share of a member or any share to which a person is entitled by transmission if and provided that:
(a)	during a period of 12 years at least three cash distributions or dividends have become payable in respect of the share to be sold and have been sent by the Company in accordance with these Articles;
(b)
during that period of 12 years no cash distribution or dividend payable in respect of the share has been claimed, no cheque, warrant, order or other payment for a distribution or dividend has been cashed, no distribution or dividend sent by means of a funds transfer system has been paid and no communication has been received by the Company from the member or the person entitled by transmission to the share;

(c)
the Company has, at the expiration of the said period of 12 years by advertisement in at least one newspaper with a national circulation in the USA and in a newspaper circulating in the area in which the address on the Register or otherwise the last known postal address given by the member or the person entitled by transmission is located, given notice of its intention to sell such share; and

(d)
the Company has not during the further period of three months after the date of publication of the advertisements (or the later publication date if the two advertisements are not published on the same day) and prior to the exercise of the power of sale received any communication from the member or person entitled by transmission.

67.
To give effect to any sale under Article 66 the Company may appoint any person to execute as transferor an instrument of transfer of such share (if such an instrument is required) and such instrument of transfer shall be as effective as if it had been executed by the registered holder of or person entitled by the transmission to such share. The Company shall account to the member or other person entitled to such share for the net proceeds of such sale by carrying all moneys in respect thereof to a separate account which shall be a debt of the Company and the Company shall be deemed to be a debtor and not a trustee in respect thereof for such member or other person. Moneys carried to such separate account may either be employed in the business of the Company or investments (other than shares of the Company or its holding company if any) as the Board may from time to time think fit. No interest shall be paid in respect of such moneys and the Company shall not be bound to account for any money earned thereon.

GENERAL MEETINGS
68.	The Board shall convene and the Company shall hold general meetings as annual general meetings in accordance with the requirements of the Companies Laws.
69.
The Board may convene any other general meeting whenever it thinks fit and at such time and place as the Board may determine. On the request of members pursuant to the provisions of the Companies Laws, the Board shall convene a general meeting in accordance with the requirements of the Companies Laws.

70.
Unless otherwise provided by the Statement of Rights with respect to any Preferred Shares, the members may not pass ordinary or special resolutions in writing and any written resolutions of the members shall be void and of no effect.

NOTICE OF GENERAL MEETINGS
71.	An annual general meeting and any other general meeting (whether convened for the passing of an ordinary or a special resolution) shall be called by at least 14 clear days' notice.
72.
Notice of every general meeting shall be given to all members (other than those who under the provisions of these Articles or any restrictions imposed on any shares are not entitled to receive such notices from the Company), to each Director and to the Auditors provided that the Company may determine that only those persons entered on the Register at the close of business on a day determined by the Company, such day being no more than 21 days before the day that notice of the meeting is sent, shall be entitled to receive such notice.

73.
The accidental omission to give notice of a meeting or to send any document or other information relating to the meeting to any person entitled to receive it, or the non-receipt of any such notice, document or information, whether or not the Company is aware of such omission or non-receipt, shall not invalidate the proceedings at any general meeting.

74.
Every notice calling a general meeting shall specify the place of the meeting and the time and date of the meeting, and there shall appear with reasonable prominence in every such notice a statement to the effect that a member is entitled to appoint one or more proxies (who need not be members) to exercise all or any of his rights to attend and to speak and vote at the meeting, provided that each proxy is appointed to exercise the rights attached to a different share or shares held by him.

75.	Every notice calling an annual general meeting shall specify the meeting as such.
76.
Every notice calling a general meeting at which business other than routine business is to be transacted shall specify the general nature of such business and, if any resolution is to be proposed as a special resolution, shall contain a statement to that effect.

77.	Routine business shall mean and include only business transacted at an annual general meeting of the following classes, that is to say:
(a)	considering and adopting the accounts, the reports of the Directors (if any) and Auditors and other documents required to be annexed to the accounts;
(b)	appointing or re-appointing Directors to fill vacancies arising at the meeting on expiration of a term of office or otherwise;
(c)	re-appointing the retiring Auditors;
(d)	fixing the remuneration of the Auditors or determining the manner in which such remuneration is to be fixed;
(e)
the grant, renewal, extension or variation of any authority for the Company to make purchases of shares or depositary certificates in its own capital and (if so desired) to hold any shares so purchased as treasury shares; and

(f)	the renewing or regranting of an existing authority for a scrip dividend alternative.
For the avoidance of doubt, business other than routine business may also be transacted at any annual general meeting.
78.
Any member present in person at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

79.
For the purposes of determining which persons are entitled to attend or vote at a meeting and how many votes such person may cast, the Company may specify a time in the notice of the meeting, not more than 48 hours before the time fixed for the meeting, by which a person must be entered on the Register in order to have the right to attend or vote at the meeting. In calculating the 48 hour period mentioned in this Article, no account is to be taken of any part of a day that is not a working day, unless the Directors decide otherwise in relation to a specific meeting.

PROCEEDINGS AT GENERAL MEETINGS
80.
No business (other than the appointment of a chairman) shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business. The quorum for any general meeting shall be at least two members present in person who are entitled to vote and who represent between them not less than one third of the shares in issue as at the record date of such general meeting (but so that not less than two individuals shall constitute a quorum).

81.
The chairman of the Board, failing whom a deputy chairman (to be chosen, if there be more than one, by agreement amongst such deputy chairmen or, failing agreement, by lot) shall preside as chairman at a general meeting. If there be no such chairman or deputy chairman, or if at any meeting none be present within five minutes after the time appointed for holding the meeting or none be willing to act, the Directors present shall choose one of their number or, if no Director be present or if all the Directors present decline to take the chair, the members present shall choose one of their number to be chairman of the meeting.

82.
If within 15 minutes from the time appointed for a general meeting (or such longer period as the chairman of the meeting may think fit to allow) a quorum is not present, the meeting, if convened by or on the request of members pursuant to the provisions of the Companies Laws, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, or to such day and at such time and place as the chairman of the meeting may determine, and if at such adjourned meeting a quorum is not present within 15 minutes from the time appointed for holding the meeting, the meeting shall be dissolved.

83.
The chairman of the meeting may at any time without the consent of the meeting adjourn any general meeting (whether or not it has commenced or a quorum is present) either indefinitely or to another time or place where it appears to him that the members wishing to attend cannot conveniently be accommodated in the place appointed for the meeting or where the conduct of persons present prevents or is likely to prevent the orderly continuation of business or where an adjournment is otherwise necessary or desirable so that the business of the meeting may be properly conducted. In addition the chairman of the meeting may with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time (or indefinitely) and from place to place, but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place. Where a meeting is adjourned indefinitely, the time and place for the adjourned meeting shall be fixed by the Board.

84.
When a meeting is adjourned for 30 days or more or indefinitely, not less than seven clear days' notice of the adjourned meeting shall be given as in the case of the original meeting, but it shall not be necessary to specify in such notice the nature of the business to be transacted at the adjourned meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

85.
In the case of any general meeting the Board may, notwithstanding the specification in the notice of the place of the general meeting (the principal place) at which the chairman of the meeting shall preside, make arrangements for simultaneous attendance and participation at other places by members and proxies entitled to attend the general meeting but excluded from the principal place under the provisions of this Article. Such arrangements for simultaneous attendance at the meeting may include arrangements regarding the level of attendance at places other than the principal place provided that they shall operate so that any member and proxy excluded from attendance at the principal place is entitled to attend at one of the other places. For the purpose of all other provisions of these Articles any such meeting shall be treated as being held and taking place at the principal place.

86.
The Board may, for the purpose of facilitating the organisation and administration of any general meeting to which any of the arrangements referred to in Article 85 apply, from time to time make arrangements, whether involving the issue of tickets (on a basis intended to afford to all members and proxies entitled to attend the meeting an equal opportunity of being admitted to the principal place) or the imposition of some random means of selection or otherwise as the Board shall in its absolute discretion consider to be appropriate, and may from time to time vary any such arrangements or make new arrangements in their place and the entitlement of any member or proxy to attend a general meeting at the principal place shall be subject to such arrangements as may be for the time being in force whether stated in the notice convening the meeting to apply to that meeting or notified to the members concerned subsequent to the notice convening the meeting.

87.
If it appears to the chairman that the meeting place specified in the notice convening the meeting is inadequate to accommodate all members entitled and wishing to attend, the meeting is duly constituted and its proceedings valid if the chairman is satisfied that adequate facilities are available to ensure that a member who is unable to be accommodated is able:

(a)	to participate in the business for which the meeting has been convened;
(b)	to hear all persons present who speak (whether by the use of microphones, loud-speakers, audio-visual communications equipment or otherwise), whether in the meeting place or elsewhere; and
(c)	to be heard by all other persons present in the same way.
88.	The Board may make any arrangement and impose any restriction it considers appropriate to ensure the security of a meeting including, without limitation, the searching of a person attending the meeting and the restriction of the items of personal property that may be taken into the meeting place. The Board is entitled to refuse entry to a meeting to a person who refuses to comply with these arrangements.
89.
The Board may direct that members or proxies wishing to attend any general meeting should provide such evidence of identity and submit to such searches or other security arrangements or restrictions as the Board shall consider appropriate in the circumstances and shall be entitled in its absolute discretion to refuse entry to any general meeting to any member or proxy who fails to provide such evidence of identity or to submit to such searches or otherwise to comply with such security arrangements or restrictions or to eject any such member or proxy from any general meeting.

VOTING
90.	At any general meeting a resolution put to the vote of the meeting shall be decided on a poll.
91.
A poll shall be taken in such manner (including the use of ballot or voting papers or tickets) as the chairman of the meeting may direct, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was taken. The chairman of the meeting may (and if so directed by the meeting shall) appoint scrutineers (who need not be members) and may adjourn the meeting to some place and time fixed by him for the purpose of declaring the result of the poll.

92.
If an amendment is proposed to any resolution under consideration but is in good faith ruled out of order by the chairman of the meeting, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling. With the consent of the chairman of the meeting, an amendment may be withdrawn before it is voted on. No amendment to a resolution duly proposed as a special resolution (other than a mere clerical amendment to correct a patent error) may in any event be considered or voted on. No amendment to a resolution duly proposed as an ordinary resolution (other than a mere clerical amendment to correct a patent error) may be considered or voted on unless either:

(a)
at least 48 hours prior to the time appointed for holding the meeting or adjourned meeting at which such ordinary resolution is to be proposed notice of the terms of the amendment and intention to move the same has been delivered in hard copy form to the Office or to such other place as may be specified by or on behalf of the Company for that purpose or received in electronic form at such address (if any) for the time being specified by or on behalf of the Company for that purpose; or

(b)	the chairman of the meeting in his absolute discretion decides that it may be considered or voted upon.
93.
If any votes shall be counted which ought not to have been counted, or might have been rejected, the error shall not vitiate the result of the voting unless it is pointed out at the same meeting, or at any adjournment thereof, and not in that case unless it shall in the opinion of the chairman of the meeting be of sufficient magnitude to affect the result of the voting.

VOTES OF MEMBERS
94.
Subject to Article 79 and to any special rights or restrictions as to voting attached by or by virtue of these Articles or any Statement of Rights to any shares or any class of shares, every member who is present in person shall have one vote for every share of which he is the holder or in respect of which he has been appointed proxy (as applicable).

95.
In the case of joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. For this purpose seniority shall be determined by the order in which the names of the holders stand in the Register in respect of the joint holding.

96.
Where in Jersey or elsewhere an attorney, receiver, curator bonis or other person (by whatever name called) has been appointed by any court claiming jurisdiction in that behalf (whether in Jersey or elsewhere) to exercise power with respect to the property or affairs of any member on the ground (however formulated) of mental disorder, the Board may in its absolute discretion, upon or subject to production of such evidence as they may require, permit such attorney, receiver, curator bonis or other person to vote in person or by proxy on behalf of such member at any general meeting.

97.	No member shall, unless the Board otherwise determines, be entitled to be present or to vote at any general meeting either in person or by proxy or upon any poll or to exercise any other right conferred by membership in relation to meetings of the Company in respect of any shares held by him if any call or other sum presently payable by him to the Company in respect of such shares remains unpaid.
98.
No objection shall be raised as to the admissibility of any vote except at the meeting or adjourned meeting or poll at which the vote objected to is or may be given or tendered and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection shall be referred to the chairman of the meeting whose decision shall be final and conclusive.

99.	On a poll a person present in person and entitled to more than one vote need not use all his votes or cast all his votes in the same way.
PROXIES AND CORPORATE REPRESENTATIVES
100.	A proxy need not be a member of the Company. A proxy shall be entitled to speak and vote.
101.
A member may appoint more than one person as his proxy in respect of the same meeting or resolution provided that the appointment of the proxy shall specify the number of shares in respect of which the proxy is appointed and only one proxy shall be appointed in respect of any one share. When two or more valid but differing appointments of proxy are delivered or received (regardless of its date or of the date of its signature) in respect of the same share for use at the same meeting, the one which is last delivered or received shall be treated as replacing and revoking the others as regards that share. Subject to the Companies Laws, the Board may determine at its discretion when a proxy appointment shall be treated as delivered or received for the purposes of these Articles. If the Board is unable to determine which was last delivered or received, none of them shall be treated as valid in respect of that share.

102.
The appointment of a proxy shall be made in writing and shall be in any usual or common form or in any other form or forms which the Board may approve. Subject thereto, the appointment of a proxy may be:

(a)	in hard copy form; or
(b)	if the Company so agrees, in electronic form (including by means of a website).
103.	The appointment of a proxy, whether made in hard copy form or in electronic form, shall be executed or authenticated in such manner as may be approved by or on behalf of the Board from time to time.
104.
The Board may, if it thinks fit (but subject to the provisions of the Companies Laws), at the Company's expense send forms of proxy in hard copy form for use at the meeting and issue invitations in electronic form to appoint a proxy in relation to the meeting in such form as may be approved by the Board. The appointment of a proxy shall not preclude a member from attending and voting in person at the meeting or on the resolution concerned.

105.	The appointment of a proxy shall:
(a)
if in hard copy form, be delivered by hand or by post to the Office or such other place as may be specified by or on behalf of the Company for the purpose of receiving the appointment of a proxy in hard copy form in:

(i)	the notice convening the meeting; or
(ii)	any form of proxy sent by or on behalf of the Company in relation to the meeting; or
(iii)	any invitation to appoint a proxy issued by the Company in relation to the meeting, not less than 48 hours before the time appointed for holding the meeting or adjourned meeting at which the person named in the appointment proposes to vote; or
(b)	if in electronic form, be received at any address specified by or on behalf of the Company for the purpose of receiving the appointment of a proxy in electronic form in:
(i)	the notice convening the meeting; or
(ii)	any form of proxy sent by or on behalf of the Company in relation to the meeting; or

(iii)	any invitation to appoint a proxy issued by the Company in relation to the meeting, not less than 48 hours before the time appointed for holding the meeting or adjourned meeting at which the person named in the appointment proposes to vote; or
(c)
in either case, where a poll is taken more than 48 hours after it is demanded, be delivered or received as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; or

(d)
if in hard copy form, where a poll is not taken forthwith but is taken not more than 48 hours after it was demanded, be delivered at the meeting at which the poll was demanded to the chairman of the meeting.

A proxy appointment which is not delivered or received in accordance with this Article shall be invalid. The Board may decide (in its absolute discretion), either generally or in any particular case, to treat a proxy appointment as valid, notwithstanding that the proxy appointment or any document or evidence has not been received in accordance with the requirements of these Articles.
In calculating the periods mentioned in paragraphs (a), (b) and (c) of this Article, no account is to be taken of any part of a day that is not a working day, unless the Directors decide otherwise in relation to a specific meeting.
106.	Where the appointment of a proxy is expressed to have been or purports to have been made, sent or supplied by a person on behalf of the holder of a share:
(a)	the Company may treat the appointment as sufficient evidence of the authority of that person to make, send or supply the appointment on behalf of that holder;
(b)
that holder shall, if requested by or on behalf of the Board at any time, send or procure the sending of any written authority under which the appointment has been made, sent or supplied or a copy of such authority certified notarially or in some other way approved by the Board, to such address and by such time as may be specified in the request (being a time no earlier than the time by which the appointment of proxy is required to be delivered or received) and, if the request is not complied with in any respect, the appointment may be treated as invalid; and

(c)
whether or not a request under paragraph (b) of this Article has been made or complied with, the Company may determine that it has insufficient evidence of the authority of that person to make, send or supply the appointment on behalf of that holder and may treat the appointment as invalid.

107.
The appointment of a proxy to vote on a matter at a meeting confers on the proxy authority to demand, or join in demanding, a poll on that matter. The appointment of a proxy shall also, unless it provides to the contrary, be deemed to confer authority on the proxy to vote or abstain from voting as the proxy thinks fit on any amendment of a resolution and on any procedural motion or resolution put to the meeting to which it relates and on any other business not referred to in the notice of meeting which may properly come before the meeting to which it relates. The appointment of a proxy shall, unless it provides to the contrary, be valid for any adjournment of the meeting as well as for the meeting to which it relates.

108.
Any member or other person which is a body corporate may, by resolution of its directors or other governing body, authorise a person or persons to act as its representative at any meeting of the Company or at any separate meeting of the holders of any class of shares. A person so authorised and present at any such meeting shall be entitled to exercise the same powers on behalf of the body corporate which he represents as that body corporate could exercise if it were an individual member personally present, save that a Director, the Secretary or other person authorised for the purpose by the Secretary may require such person to produce a certified copy of the resolution of authorisation before permitting him to exercise his powers. A body corporate shall for the purposes of these Articles be deemed to be present in person at any such meeting if any person so authorised by it is present at the meeting. Where more than one person is authorised to represent a body corporate and more than one person purports to exercise a power on behalf of that body corporate:

(a)	if each such person purports to exercise the power in the same way, the power is treated as exercised in that way; and
(b)	if each such person does not purport to exercise the power in the same way, the power is treated as not exercised.

109.
A vote given by a proxy or by the duly authorised representative of a body corporate shall be valid notwithstanding the previous determination of the authority of the person voting unless notice of the determination was either delivered or received as mentioned in the following sentence at least three hours before the start of the meeting or adjourned meeting at which the vote is given or (in the case of a poll taken otherwise than on the same day as the meeting or adjourned meeting) the time appointed for taking the poll. Such notice of determination shall be either by means of a document in hard copy form delivered to the Office or to such other place as may be specified by or on behalf of the Company in accordance with Article 105 or in electronic form received at the address (if any) specified by or on behalf of the Company in accordance with Article 105, regardless of whether any relevant proxy appointment was effected in hard copy form or in electronic form.

DTC SYSTEM VOTING ARRANGEMENTS
110.
Subject to the Companies Laws, for the purpose of facilitating the giving of voting instructions for any general meeting by any person who holds, or holds interests in, beneficial interests in Ordinary Shares that are held and traded in the DTC System:

(a)
each DTC Proxy may appoint (whether by way of instrument of proxy, power of attorney, mandate or otherwise) more than one person as its proxy in respect of the same general meeting or resolution provided that the instrument of appointment shall specify the number of shares in respect of which the proxy is appointed and only one proxy may attend the general meeting and vote in respect of any one share;

(b)
each DTC Proxy may appoint (by power of attorney, mandate or otherwise) an agent (including, without limitation, a proxy solicitation agent or similar person) for the purposes of obtaining voting instructions and submitting them to the Company on behalf of that DTC Proxy, whether in hard copy form or electronic form;

(c)
each instrument of appointment made by a DTC Proxy or its agent shall, unless the Company is notified to the contrary in writing at least three hours before the start of the meeting (or adjourned meeting), be deemed to confer on the relevant proxy or agent the power and authority to appoint one or more sub-proxies or sub-agents or otherwise sub-delegate any or all of its powers to any person;

(d)
the Board may accept any instrument of appointment made by a DTC Proxy or its agent as sufficient evidence of the authority of that DTC Proxy or agent or require evidence of the authority under which any such appointment has been made; and

(e)	the Board may, to give effect to the intent of this Article:
(i)
make such arrangements, either generally or in any particular case, as it thinks fit (including, without limitation, making or facilitating arrangements for the submission to the Company of voting instructions on behalf of DTC Proxies, whether in hard copy form or electronic form);

(ii)	make such regulations, either generally or in any particular case, as it thinks fit, whether in addition to, or in substitution for, any other provision of these Articles; and
(iii)
do such other acts and things as it considers necessary or desirable (including, without limitation, approving the form of any instrument of appointment of proxy or agent, whether in hard copy form or electronic form).

111.
If any question arises at or in relation to a general meeting as to whether any person has been validly appointed as a proxy or agent by a DTC Proxy or its agent to vote (or exercise any other right) in respect of any Ordinary Shares:

(a)	if the question arises at a general meeting, the question will be determined by the chairman of the meeting in his sole discretion; or
(b)	if the question arises otherwise than at a general meeting, the question will be determined by the Board in its sole discretion.
The decision of the chairman of the meeting or the Board (as applicable), which may include declining to recognise a particular appointment as valid, will, if made in good faith, be final and binding on all persons interested.

DIRECTORS
112.	The number of Directors shall not be less than three but shall not be subject to a maximum.
113.	Two or more of the Directors must be resident in the United Kingdom.
114.
A Director and an alternate Director shall not require a share qualification but nevertheless shall be entitled to attend and speak at any general meeting of the Company and at any separate meeting of the holders of any class of shares in the Company.

115.
Any Director who is appointed to any executive office (including for this purpose the office of the chairman or deputy chairman whether or not such office is held in an executive capacity) or who serves on any committee or who otherwise performs services which in the opinion of the Board are outside the scope of the ordinary duties of a Director may be paid remuneration (in addition to any amounts receivable under Article 156) by way of salary, commission, bonus or otherwise (whether exclusive or inclusive of his remuneration (if any) under these Articles) as the Board may determine.

116.
A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director, and may act in a professional capacity to the Company, on such terms as to tenure of office, remuneration and otherwise as the Board may determine.

117.
The Board may establish and maintain, or procure the establishment and maintenance of, any pension or superannuation funds (whether contributory or otherwise) for the benefit of, and give or procure the giving of donations, gratuities, pensions, allowances and emoluments to, any persons who are or were at any time in the employment or service of the Company, or of any company which is a subsidiary of the Company or is allied to or associated with the Company or any such subsidiary or of any of the predecessors in business of the Company or any such other company as aforesaid, or who may be or have been Directors or officers of the Company or directors or officers of any such other company as aforesaid and who hold or have held executive positions or agreements for services with the Company or any such other company as aforesaid, and the wives, husbands, widows, widowers, families and dependants of any such persons, and also establish, subsidise and subscribe to any institutions, associations, societies, clubs or funds calculated to be for the benefit of, or to advance the interests and well-being of the Company or of any such other company as aforesaid, or of any such person as aforesaid, and make payments for or towards the insurance of any such person as aforesaid and subscribe or guarantee money for charitable or benevolent objects, or for any exhibition or for any public, general or useful object, and do any of the matters aforesaid either alone or in conjunction with any such other company as aforesaid. Subject (if the Companies Laws or the NASDAQ Rules (if applicable) shall so require) to particulars with respect to the proposed payment being disclosed to the members of the Company and to the proposal being approved by the Company by ordinary resolution, any Director who holds or has held any such executive position or agreement for services shall be entitled to participate in and retain for his own benefit any such donation, gratuity, pension, allowance or emolument.

118.
Subject to the provisions of the Companies Laws and these Articles, the Board may from time to time appoint one or more of its body to be holder of any executive office (including, where considered appropriate, the office of chairman or deputy chairman or chief executive) on such terms and for such period as they may determine and, without prejudice to any claim for damages under any contract entered into in any particular case, may at any time revoke any such appointment.

119.
The appointment of any Director to the office of chairman or deputy chairman or managing or joint managing or deputy or assistant managing director or chief executive shall automatically terminate if he ceases to be a Director, but without prejudice to any claim by either the Company or the Director for damages for breach of any contract between him and the Company.

120.
The appointment of any Director to any executive office shall automatically terminate if he ceases from any cause to be a Director, unless the contract or resolution under which he holds office shall expressly state otherwise, in which event such termination shall be without prejudice to any claim by either the Company or the Director for damages for breach of any contract between him and the Company.

APPOINTMENT AND RETIREMENT OF DIRECTORS
121.
The Directors, other than those who may be elected by the holders of any Preferred Shares, shall be classified, with respect to the term for which they severally hold office, into three classes, the Class I Directors, the Class II

Directors and the Class III Directors (each a Director Class). The Initial Class I Directors shall serve for a term expiring at the annual general meeting of the Company to be held in [2024], the Initial Class II Directors shall serve for a term expiring at the annual general meeting of the Company to be held in [2025] and the Initial Class III Directors shall serve for a term expiring at the annual general meeting of the Company to be held in [2026]. Upon the expiration of the term of office of a Director of a particular Director Class, that Director shall be eligible for re-election pursuant to Article 122. At each annual general meeting of the Company, Directors who are either re-elected or deemed re-elected at such annual general meeting or who are elected to succeed those Directors whose terms expire shall be elected ore re-elected for a term of office to expire at the third succeeding annual general meeting of the Company after their election or re-election. Notwithstanding the foregoing, the Directors elected to each Director Class shall hold office until their successors are duly elected and qualified or until their earlier death, resignation, disqualification or removal.
122.
The Company at the meeting at which a Director's term of office expires under Article 121 may by ordinary resolution fill the vacated office by re-electing thereto the Director whose term of office expires or electing some other person eligible for appointment. In default the Director whose term of office expires shall be deemed to have been re-elected except in any of the following cases:

(a)	where at such meeting it is expressly resolved not to fill the vacancy;
(b)	where a resolution for the re-election of the Director whose term of office expires is put to the meeting and lost; or
(c)	where the Director whose term of office expires has given notice to the Company that he is unwilling to be re-elected.
123.
The expiration of a Director's term of office shall not have effect until the conclusion of the meeting except where a resolution is passed to elect some other person in the place of the Director whose term of office expires or a resolution for his re-election is put to the meeting and lost and accordingly a Director whose term of office expires but who is re-elected or deemed to have been re-elected (and his alternate, if any) will continue in office without break.

124.
The Company may by ordinary resolution remove any Director from office only for Cause notwithstanding any provision of these Articles or of any agreement between the Company and such Director, but without prejudice to any claim he may have for damages for breach of any such agreement.

125.
Subject to the provisions of the Companies Laws and of these Articles, any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes, and any newly created directorships resulting from any increase in the number of Directors, shall be filled only by the affirmative vote of a majority of the remaining Directors, even if less than a quorum of the Board, or by a sole remaining director.

126.	Any Director:
(a)	elected or re-elected under Article 122 shall be of the same Director Class as the Director whose term has expired under Article 121;
(b)	elected in accordance with Article 125 to fill a vacancy on the Board shall be treated as being of the same Director Class as the Director in whose place he is appointed; and
(c)
appointed in accordance with Article 125 as the result of any newly created directorships resulting from any increase in the number of Directors shall be of such Director Class as the Board shall determine.

127.
A resolution for the appointment of two or more persons as Directors by a single resolution shall not be moved at any general meeting unless a resolution that it shall be so moved has first been agreed to by the meeting without any vote being given against it; and any resolution moved in contravention of this provision shall be void.

128.
No person other than a Director whose term of office expires at the meeting shall, unless recommended by the Board for election, be eligible for appointment as a Director at any general meeting unless, during the period from (and including) the date that is 120 days before, to and including the date that is 90 days before, the first anniversary of the last annual general meeting of the Company, there shall have been left at the Office notice signed by some member (other than the person to be proposed) duly qualified to attend and vote at the meeting for which such notice is given of his intention to propose such person for election and also notice in writing signed by the person to be proposed of his willingness to be elected. In the event that the date of the general meeting is advanced by more than thirty (30) calendar days or delayed by more than sixty (60) calendar days from such anniversary date, notice by the member to be timely must be so delivered not earlier than the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth calendar day following the day on which public announcement of the date of such meeting is first made. The foregoing provisions notwithstanding, the chairman of such meeting may waive the said notice requirements and submit to the meeting the name of any person duly qualified and willing to be elected.
129.
In no event shall the adjournment or postponement of any meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of notice as described in Article 128.

130.
Notice to the Company from any relevant member or members sent pursuant to Article 128 shall set forth each person whom the member or members propose to nominate for election or re-election as a Director and all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected). At the request of the Board, any person nominated by the Board for election as a Director shall furnish to the Company the information that would be required to be set forth in a member's notice set out in Article 128 that pertains to the nominee.

131.
No person shall be eligible to be nominated by a member to serve as a Director unless nominated in accordance with the procedures set forth in these Articles. The chairman of the annual general meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed hereby, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded. Notwithstanding the foregoing provisions, unless otherwise required by Law, if the member (or a qualified representative of the member) does not appear at any such meeting of the Company to present a nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Company and counted for purposes of determining a quorum. For purposes of this Article 131, to be considered a qualified representative of the member, a person must be a duly authorised officer, manager or partner of such member or must be authorised in writing by such member or an electronic transmission delivered by such member to act for such member as proxy at the meeting of members and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting.

132.
Without limiting the foregoing provisions, a member shall also comply with all applicable requirements of the Exchange Act, and the rules and regulations thereunder with respect to the matters set forth in these Articles, provided that any references in these Articles to the Exchange Act or such rules and regulations are not intended to and shall not limit any requirements applicable to nominations pursuant to these Articles, and compliance with these Articles shall be the exclusive means for a member to make nominations.

133.	The office of a Director shall be vacated in any of the following events, namely:
(a)	the term of office expires in accordance with Article 121 and the Director is not re-elected in accordance with Article 122;
(b)	if he shall become prohibited or disqualified by law or the NASDAQ Rules (if applicable) from acting as a Director;
(c)	if he shall resign in writing under his hand left at the Office or if he shall tender his resignation and the Board shall resolve to accept the same;
(d)	if he shall become bankrupt or shall make any arrangement with or compound with his creditors generally;
(e)	if he is, or may be, suffering from mental disorder and either:
(i)	he is admitted to hospital in pursuance of an application for admission for treatment under any statute relating to mental health; or

(ii)
an order is made by a court having jurisdiction (whether in the Jersey or elsewhere) in matters concerning mental disorder for his detention or for the appointment of a receiver, curator bonis or other person to exercise powers with respect to his property or affairs;

(f)
if he shall be absent from meetings of the Board for six months without leave (and his alternate Director, if any, shall not during such period have attended in his stead) and the Board shall resolve that his office be vacated;

(g)
if he shall be requested in writing signed by not less than three quarters of the other Directors stating that he should cease to be a Director. In calculating the number of Directors who are required to sign such request, (i) an alternate director appointed by him acting in his capacity as such shall be excluded; and (ii) a Director and any alternate director appointed by him and acting in his capacity as such shall constitute a single Director for this purpose, so a signature by either shall be sufficient; or

(h)	if he shall be removed from office as provided by Article 124.
134.
Notwithstanding any other provision of these Articles, whenever the holders of one or more classes or series of Preferred Shares shall have the right, voting separately as a class or series, to elect Directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the Statement of Rights applicable thereto, and such Directors so elected shall not be subject to the provisions of Articles 121 to 133 unless otherwise provided therein and shall not count towards any relevant thresholds in Articles 121 to 133.

ALTERNATE DIRECTORS
135.
Any Director (other than an alternate Director) may at his sole discretion and at any time and from time to time appoint any person to be his alternate Director and may remove from office an alternate Director so appointed by him. Such appointment, unless the appointee has been previously approved by the Board or is another Director, shall have effect only upon and subject to being so approved. Only a person who is resident in the United Kingdom may be appointed or continue to act as an alternate Director for an appointor who is resident in the United Kingdom. Each Director shall be at liberty to appoint under this Article more than one alternate Director provided that only one such alternate Director may at any one time act on behalf of the Director by whom he has been appointed.

136.	The appointment of an alternate Director shall terminate:
(a)
if his appointor ceases to be a Director but, if a Director's term of office expires but is reappointed or is deemed to be reappointed at the meeting at which his term of office expires, any appointment by such Director of an alternate Director made by him which was in force immediately prior to his term of office expiring shall continue after his reappointment; or

(b)	on the happening of any event which if he were a Director would cause him to vacate his office as a Director; or
(c)	if he resigns his office by notice to the Company.
137.
Any appointment or removal of an alternate Director shall be by notice to the Company by the Director making or revoking the appointment and shall take effect in accordance with the terms of the notice (subject to any approval required by Article 135) on receipt of such notice by the Company. Any such notice shall be in hard copy form or in electronic form sent to such address (if any) for the time being specified by or on behalf of the Company for that purpose or, in default of such specification, to the Office.

138.	An alternate Director shall be entitled to receive notice of all meetings of the Board.
139.
An alternate Director shall be entitled to attend and vote as a Director at any meeting of the Board at which the Director appointing him is not personally present and generally at such meeting to perform all functions of his appointor as a Director and for the purposes of the proceedings at such meeting the provisions of these Articles shall apply as if he were a Director. If his appointor is for the time being temporarily unable to act through ill-health, disability or any other reason his signature to any resolution of the Directors under Article 148 shall be as effective as the signature of his appointor. To such extent as the Board may from time to time determine in relation to any committee of the Board the provisions of Article 138 and this Article shall also apply to any meeting of any such committee of which his appointor is a member. An alternate Director shall not (save as aforesaid) have power to act as a Director nor shall he be deemed to be a Director for the purposes of these Articles.
140.
An alternate Director shall be an officer of the Company and shall alone be responsible to the Company for his own acts and defaults and he shall not be deemed an agent of or for the Director appointing him. An alternate Director may be interested in contracts, arrangements and other proposals with the Company, may be repaid expenses by the Company and shall be entitled to be indemnified by the Company to the same extent as if he were a Director, but he shall not be entitled to receive from the Company in respect of his appointment as alternate Director any remuneration except only such proportion (if any) of the remuneration otherwise payable to his appointor as such appointor may by notice to the Company from time to time direct.

141.
Where an alternate Director is the alternate of more than one Director and attends a meeting of the Board or a meeting of a committee of the Board which the Board has determined he is entitled to attend in his capacity as an alternate, he shall in the absence of more than one appointor have a separate vote for each appointor for whom he is attending; if he is himself a Director his vote or votes as an alternate Director shall be in addition to his own vote as a Director.

PROCEEDINGS OF DIRECTORS
142.
The Board may meet for the despatch of business, adjourn and otherwise regulate its proceedings as it thinks fit. Questions arising at any meeting shall be determined by a majority of votes. A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board. Any Director may waive notice of any meeting and any such waiver may be retrospective.

143.
Notice of a meeting of the Board shall be deemed to be properly given to a Director if given to him personally or by word of mouth or sent in hard copy form to him at his last known address or at any other address given by him to the Company for this purpose or sent in electronic form to the address (if any) notified by him to the Company for that purpose.

144.
Directors' meetings will be held in the United Kingdom save that Directors' meetings may be held outside of the United Kingdom, by exception only, provided those Directors in attendance at the meeting resolve that the meeting shall proceed notwithstanding that the meeting is being held outside the United Kingdom. A meeting shall be deemed to take place where the largest group of those participating is assembled or, if there is no group which is larger than any other group, where the chairman of the meeting then is. All or any of the Directors may participate in a meeting of the Board by any lawful means including by means of a conference telephone or any communication equipment which allows all persons participating in the meeting to hear and speak to each other at the same time. A person so participating shall be deemed to be present in person at the meeting and shall be entitled to vote and be counted in the quorum accordingly.

145.
The quorum necessary for the transaction of the business of the Board may be fixed by the Board and unless so fixed at any other number shall be three and may not be fixed at a number less than three. Of those Directors or alternate Directors present at any meeting (whether in person, by telephone or by other means permitted by these Articles) at least two Directors or alternate Directors must be physically located somewhere within the United Kingdom for the meeting to be quorate. If an insufficient number of Directors or alternate Directors present are physically located in the United Kingdom to form a quorum, the Directors and alternate Directors present irrespective of their number shall not constitute a quorum for any purpose except that specified in Article 146. For the purposes of this Article an alternate Director shall be counted in a quorum, but not less than two individuals shall constitute the quorum. A meeting of the Board at which a quorum is present shall be competent to exercise all authorities, powers and discretions for the time being vested in or exercisable by the Board.

146.
The continuing Directors may act notwithstanding any vacancy in their number, but if and so long as the number of Directors is reduced below the minimum number fixed by or in accordance with these Articles or if less than two of the Directors are resident in the United Kingdom, the continuing Directors or Director may act for the purpose of filling up such vacancies or of summoning general meetings of the Company, but not for any other purpose. If there be no Directors or Director able or willing to act, then any two members may summon a general meeting for the purpose of appointing Directors.

147.	The Board may elect a chairman and, if thought fit, one or more deputy chairmen and determine the period for which each is to hold office. The chairman, failing whom a deputy chairman (to be chosen, if there be more than one, by agreement amongst them or failing agreement by lot), shall preside at all meetings of the Board, but if no chairman or deputy chairman shall have been elected, or if at any meeting none be present within five minutes after the time appointed for holding the meeting or none be willing to act, the Directors present may choose one of their number to be chairman of the meeting.
148.
A resolution in writing signed or approved by all of the Directors entitled to vote on that resolution shall be as valid and effective as a resolution passed at a meeting of the Directors duly convened. The resolution may be contained in one document (whether in hard copy or in electronic form) or in several documents (whether in hard copy or electronic form) each signed or approved by one or more of the Directors concerned. For this purpose:

(a)	the signature or approval of an alternate director (if any) shall suffice in place of the signature of the Director appointing him; and
(b)	the approval of a Director or alternate director shall be given in writing or by electronic means (including approval given in an email).
DIRECTORS' INTERESTS AND CONFLICTS OF INTEREST
149.
Subject to Article 150, a Director who is in any way, directly or indirectly, interested in a proposed transaction or arrangement with the Company or any of its subsidiaries which to a material extent conflicts or may conflict with the interests of the Company and of which the Director is aware must declare the nature and extent of that interest in accordance with the requirements of the Companies Laws.

150.	Subject to the Companies Laws, a Director shall not be required to declare an interest:
(a)
if the Director is not aware of the interest or of the transaction or arrangement in question (and, for this purpose, a Director is treated as being aware of matters of which he ought reasonably to be aware); or

(b)	if the interest cannot reasonably be regarded as likely to give rise to a conflict of interest; or
(c)
if, or to the extent that, the other Directors are already aware of the interest (and, for this purpose, the other Directors are treated as aware of anything of which they ought reasonably to be aware); or

(d)
if, or to the extent that, the interest concerns the terms of his service contract that have been or are to be considered by a meeting of the Board or by a committee of the Board appointed for the purpose under these Articles.

151.
Subject to the provisions of the Companies Laws and provided that he has declared the nature and extent of any direct or indirect interest of his in accordance with Article 149 and the Companies Laws, a Director, notwithstanding his office, may:

(a)	be a party to or otherwise interested in any transaction or arrangement with the Company or in which the Company is directly or indirectly interested;
(b)
hold any other office or place of profit with the Company (except that of auditor) in conjunction with the office of Director for such period and on such terms, including as to remuneration, as the Board may determine;

(c)
act by himself or through a firm with which he is associated in a professional capacity for the Company or any of its subsidiaries or any company in which the Company is directly or indirectly interested (otherwise than as auditor) on such terms, including as to remuneration, as the Board may determine;

(d)
be or become a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested (including by the holding of shares or other securities) in, any subsidiary of the Company or any company in which the Company is directly or indirectly interested; and

(e)
be or become a director of any company in which the Company is not directly or indirectly interested if, at the time of his appointment as a director of that other company, such appointment cannot reasonably be regarded as giving rise to a conflict of interest.

152.
A Director shall not, by reason of his office or the fiduciary relationship thereby established, be liable to account to the Company for any remuneration or other benefit which he derives from any transaction or arrangement or from any office, employment, position or relationship or from any interest in any company which he is permitted to hold or enter into by virtue of Article 151 or otherwise pursuant to these Articles, nor shall the receipt of any such remuneration or other benefit constitute a breach of his duties under the Companies Laws or otherwise. No transaction or arrangement shall be liable to be avoided on the grounds of a Director having an interest therein (including deriving a benefit therefrom) if the interest is permitted under Article 151.
153.
A Director may, notwithstanding his interest, be counted in the quorum in relation to any resolution of the Board or a committee of the Board concerning any transaction or arrangement in which he is directly or indirectly interested and, subject to the provisions of Article 149, he may vote in respect of any such resolution.

154.
A Director may, notwithstanding his interest, be counted in the quorum in relation to any resolution of the Board or a committee of the Board concerning his own appointment (or the settlement or variation of the terms of, or the termination of, his own appointment) as the holder of any office or place of profit with the Company or any subsidiary of the Company or any company in which the Company is directly or indirectly interested, but he may not vote in respect of any such resolution.

155.
Where proposals are under consideration concerning the appointment (or the settlement or variation of the terms of the appointment or the termination of the appointment) of two or more Directors to offices or places of profit with the Company or any subsidiary of the Company or any company in which the Company is directly or indirectly interested, such proposals may be divided and considered in relation to each Director separately. In such a case, each of the Directors concerned shall be entitled to vote in respect of each resolution except that concerning his own appointment (or the settlement or variation of the terms, or the termination, of his own appointment).

DIRECTORS' FEES
156.
Without prejudice to Articles 115, 116 and 157, the Directors (other than alternate Directors) shall be entitled to receive by way of fees for their services as Directors such sum as the Board may from time to time determine. Any fees payable pursuant to this Article shall be distinct from any salary, remuneration or other amounts payable to a Director pursuant to any other provisions of these Articles and shall accrue from day to day. For the purpose of this Article, the terms “sum” and “fees” include the issue of shares in the capital of the Company and/or the grant of options, warrants or other rights in or over such shares.

DIRECTORS' EXPENSES
157.
Each Director shall be entitled to be repaid all reasonable travelling, hotel and other expenses properly incurred by him in or about the performance of his duties as Director, including any expenses incurred in attending meetings of the Board or any committee of the Board or general meetings or separate meetings of the holders of any class of shares or of debentures of the Company.

BORROWING POWERS
158.
The Board may exercise all the powers of the Company to borrow money, and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

GENERAL POWERS OF DIRECTORS
159.
The business of the Company shall be managed and controlled by the Board, who may exercise all such powers of the Company as are not by the Companies Laws or by these Articles required to be exercised by the Company in general meeting, subject nevertheless to any regulations of these Articles, to the provisions of the Companies Laws and to such regulations, being not inconsistent with the aforesaid regulations or provisions, as may be prescribed by an ordinary resolution of the Company, but no regulation so made by the Company shall invalidate any prior act of the Board which would have been valid if such regulation had not been made. The general powers given by this Article shall not be limited or restricted by any special authority or power given to the Board by any other Article.

160.
The Board may delegate any of its powers to committees consisting of such person or persons (whether Directors or not) upon such terms and conditions and with such restrictions as it thinks fit provided that the majority of the members of the committee are Directors. Any such delegation (which may include authority to sub-delegate all or any of the powers so delegated) may be collateral with, or to the exclusion of, the powers which are the subject of the delegation (or sub-delegation). Any committees so formed shall in the exercise of the powers so delegated conform to any regulations which may from time to time be imposed by the Board and any or all of the powers so delegated may be altered, waived, withdrawn or revoked by the Board.
161.
The meetings and proceedings of any such committee consisting of two or more members shall be governed by any regulations imposed on it by the Board and (subject to any such regulations) the provisions of these Articles regulating the meetings and proceedings of the Directors, so far as the same are applicable.

162.
The Board may delegate any of its powers to any Director upon such terms and conditions and with such restrictions as they think fit. Any such delegation (which may include authority to sub-delegate all or any of the powers so delegated) may be collateral with, or to the exclusion of, the powers which are the subject of the delegation (or sub-delegation). Any or all of the powers so delegated may be altered, waived, withdrawn or revoked by the Board.

163.
The Board may establish any local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such local boards, or any managers or agents, and may fix their remuneration. The Board may delegate to any local board, manager or agent any of the powers, authorities and discretions vested in the Board, with power to sub-delegate, and may authorise the members of any local boards, or any of them, to fill any vacancies therein, and to act notwithstanding vacancies, and any such appointment or delegation may be made upon such terms and subject to such conditions as the Board may think fit, and the Board may remove any person so appointed, and may annul or vary any such delegation, but no person dealing in good faith and without notice of any annulment or variation shall be affected thereby.

164.
The Board may by power of attorney, mandate or otherwise appoint any person to be the agent of the Company on such terms (including terms as to remuneration) as it may decide and may delegate to any person so appointed any of its powers, authorities and discretions (with power to sub-delegate). The Board may remove any person appointed under this Article and may revoke or vary the delegation, but no person dealing in good faith shall be affected by the revocation or variation.

165.
Any power of the Board to delegate any of its powers under these Articles (and the power to sub-delegate any of such powers) shall be effective in relation to the powers, authorities and discretions of the Board generally and shall not be limited by the fact that in certain Articles, but not in others, express reference is made to particular powers, authorities or discretions being exercised by the Board or by a committee of the Board.

166.	Any power of the Board to delegate any of its powers under these Articles (and the power to sub-delegate any of such powers) shall be subject to any regulations adopted by the Board from to time.
167.
All acts done by or in pursuance of a resolution of any meeting of the Board or of a committee of the Board or by a person acting as a Director or alternate Director or as a member of a committee shall, notwithstanding that there was some defect in the appointment of any Director or alternate Director or member of a committee or that any such person was disqualified or had vacated office or was not entitled to vote, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director or alternate Director or member of a committee and had been entitled to vote.

168.
All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments, and all receipts for moneys paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Board shall from time to time determine.

169.
If any uncalled capital of the Company is included in or charged by any mortgage or other security, the Board may delegate to the person in whose favour such mortgage or security is executed, or to any other person in trust for him, the power to make calls on the members in respect of such uncalled capital, and to sue in the name of the Company or otherwise for the recovering of moneys becoming due in respect of calls so made and to give valid receipts for such moneys, and the power so delegated shall subsist during the continuance of the mortgage or security, notwithstanding any change of Directors, and shall be assignable if expressed so to be.

170.
The Board may from time to time elect a president of the Company and may determine the period for which he shall hold office. Such president may be either honorary or paid such remuneration as the Board in its discretion shall think fit, and need not be a Director but shall, if not a Director, be entitled to receive notice of and attend and speak, but not to vote, at all meetings of the Board.

ASSOCIATE DIRECTORS
171.
The Board may at any time and from time to time appoint any person (other than a Director) to any office or employment with the Company having a designation or title which includes the word director or attach to any existing office or employment with the Company such a designation or title and may at any time terminate any such appointment or the use of such designation or title. The inclusion of the word director in the designation or title of the office or employment of any person shall not imply that such person is, or is deemed to be, or is empowered in any respect to act as, a director of the Company for any of the purposes of the Companies Laws or these Articles. Subject as aforesaid, the powers and duties of any such person shall be determined by the Board.

SECRETARY
172.
The Secretary shall be qualified in accordance with the provisions of the Companies Laws and shall be appointed by the Board on such terms and for such period as it may think fit. The Secretary may at any time be removed from office by the Board, but without prejudice to any claim for damages for breach of any contract between him and the Company. The Board may appoint one or more deputy or assistant secretaries.

173.
Any provision of the Companies Laws or of these Articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in the place of, the Secretary.

THE SEAL
174.	The Company may exercise the powers conferred by the Companies Laws with regard to seals and such powers shall be vested in the Board.
175.	The Board shall provide for the safe custody of every Seal.
176.
The Board may determine who shall sign any instrument to which a Seal is applied, either generally or in relation to a particular instrument or type of instrument, and may also determine, either generally or in any particular case, that such signatures shall be dispensed with.

177.	Unless otherwise decided by the Board:
(a)	certificates for shares, debentures or other securities of the Company issued under Seal need not be signed; and
(b)
every other instrument to which a Seal is applied shall be signed by at least one Director and the Secretary or by at least two Directors or by one Director in the presence of a witness who attests the signature.

AUTHENTICATION OF DOCUMENTS
178.
Any officer or any person appointed by the Board for the purpose shall have power to authenticate and certify as true copies of and extracts from any document affecting the constitution of the Company (whether in hard copy form or in electronic form) and any resolution passed by the Company or the holders of any class of shares in the capital of the Company or the Board or any committee of the Board (whether in hard copy form or in electronic form), and any book, record, document relating to the business of the Company (whether in hard copy form or in electronic form and including without limitation the accounts). Where any books, records, documents or accounts are elsewhere than at the Office the local manager or other officer of the Company having the custody thereof shall be deemed to be a person appointed by the Board as aforesaid (whether in hard copy form or in electronic form and including without limitation the accounts). If certified as aforesaid, a document purporting to be a copy of a resolution, or an extract from the minutes of a meeting of the Company or of the Board or any committee of the Board (whether in hard copy form or in electronic form) shall be conclusive evidence in favour of all persons dealing with the Company in good faith and relying thereon that such resolution has been duly passed or, as the case may be, that such minutes are or extract is true and accurate record of proceedings at a duly constituted meeting.

DISTRIBUTIONS AND DIVIDENDS
179.	The Board may authorise and pay distributions (in cash or otherwise) at any time in accordance with the Law.

180.
In addition to the powers conferred on the Board by Article 179, subject to the provisions of the Companies Laws, these Articles and any Statement of Rights, a distribution may be identified and declared by the Board as a dividend. A distribution declared and paid in accordance with the provisions of this Article and identified as a dividend shall be a dividend.

181.	The Board may fix the time for payment of any distribution or dividend.
182.
Unless and to the extent that the rights attached to any shares or the terms of issue thereof otherwise provide, a distribution, dividend or any other money payable in respect of a share can be declared in any currency and paid in any currency or currencies. The Board shall have the power to decide the basis of conversion for any currency conversions that may be required and how any costs involved are to be met (including whether such costs shall be payable by the member) and to make such arrangements as it thinks fit to enable any distribution, dividend or other money payable in respect of a share to be paid in a currency or currencies other than that in which the distribution or dividend is declared or other money is expressed to be payable. The Board may deduct from the amount of any distribution or dividend or other money payable in respect of a share any fees, expenses, taxes or governmental charges payable by the member in respect of that distribution, dividend or other payment.

183.
Unless and to the extent that the rights attached to any shares or the terms of issue thereof provide otherwise, all distributions and dividends shall be apportioned and paid pro rata according to the number of shares held. If any share is not fully paid up throughout the period in respect of which the distribution or dividend is paid, that share shall only carry the right to receive a distribution or dividend calculated according to the amounts paid on the share during any portion or portions of the period in respect of which the dividend or distribution is paid. For the purposes of this Article, no amount paid on a share in advance of call shall be treated as paid on the share.

184.
Subject to the provisions of the Companies Laws and any Statement of Rights, if and so far as in the opinion of the Board the financial position of the Company justifies such payments, the Board may pay the fixed distribution or dividend on any class of shares carrying a fixed distribution or dividend expressed to be payable on fixed dates on the half-yearly or other dates prescribed for the payment thereof and may also from time to time pay interim distributions or dividends of such amounts and on such dates and in respect of such periods as it thinks fit. A resolution of the Board declaring any such distribution or dividend shall (once published with their authority) be irrevocable and have the same effect as if such distribution or dividend had been declared upon the recommendation of the Board by an ordinary resolution of the Company. Provided the Board acts bona fide it shall not incur any responsibility to the holders of shares conferring a preference for any damage they may suffer by reason of the payment of any interim distribution or dividend on any shares having deferred or non-preferred rights.

185.
Subject to the provisions of the Companies Laws, where any asset, business or property is bought by the Company as from a past date the profits and losses thereof as from such date may at the discretion of the Board in whole or in part be carried to revenue account and treated for all purposes as profits or losses of the Company. Subject as aforesaid, if any shares or securities are purchased cum dividend or interest, such dividend or interest may at the discretion of the Board be treated as revenue, and it shall not be obligatory to capitalise the same or any part thereof.

186.	No distribution, dividend or other moneys payable on or in respect of a share shall bear interest as against the Company.
187.	The Board may retain any distribution, dividend or other moneys payable on or in respect of any share:
(a)	on which the Company has a lien, and may apply the same in or towards satisfaction of the debts, liabilities, or engagements in respect of which the lien exists; or
(b)
in respect of which any person is under the provisions as to the transmission of shares hereinbefore contained entitled to become a member, or which any person is under those provisions entitled to transfer, until such person shall become a member in respect of such shares or shall transfer the same.

188.
The Company may cease to send any cheque or warrant through the post for any distribution, dividend or other moneys payable on or in respect of any share if in respect of at least three consecutive distributions or dividends payable on those shares the cheques or warrants have been returned undelivered or remain uncashed, or the cheque or warrant in respect of any one distribution or dividend has been returned undelivered or remains uncashed and reasonable enquiries have failed to establish any new address of the holder, but may recommence sending cheques or warrants in respect of distributions or dividends payable on those shares if the holder or person entitled thereto requests such recommencement by notice to the Company.
189.
All unclaimed distributions, dividends or other moneys payable on or in respect of a share may be invested or otherwise made use of by the Board for the benefit of the Company until claimed. The payment by the Board of any such distribution, dividend or other moneys into a separate account shall not constitute the Company a trustee in respect thereof and any distribution or dividend unclaimed after a period of twelve years from the date of declaration of such distribution or dividend or the date on which such distribution or dividend became due for payment shall be forfeited and shall revert to the Company, but the Board may at its discretion pay any such distribution, dividend or such other moneys or some part thereof to a person who would have been entitled thereto had the same not reverted to the Company.

190.
Subject to the Companies Laws, the Board may specify that payment of a dividend be made in whole or in part by the distribution of specific assets (and in particular of paid up shares or debentures of any other company). The Board shall have the power to decide how any costs relating to the distribution of such assets will be met, to sell all or a portion of such assets to fund the payment of any applicable taxes or governmental charges and generally to make such arrangements in connection with the distribution of such assets as it thinks fit. Where any legal, regulatory, technical or practical difficulty arises in regard to such distribution under the laws of, or the requirements of any relevant regulatory body or any stock exchange in, any jurisdiction, the Board may make such exclusions or arrangements to settle the same as it thinks expedient and may, in particular, authorise any person to sell and transfer any assets or fractions or ignore fractions altogether, fix the value for distribution purposes of such specific assets or any part thereof to be distributed and may determine that cash payments shall be made to any members upon the footing of the value so fixed in order to adjust the rights of all parties and may vest any such specific assets in trustees as may seem expedient to the Board. The Board may authorise any person to sign any instrument of transfer for the purposes of effecting a sale and transfer of any assets or fractions thereof pursuant to this Article.

191.
Any distribution, dividend or other moneys payable in cash or in respect of a share may be paid by cheque or warrant sent through the post to or left at the registered address of the member or person entitled thereto (or, if two or more persons are registered as joint holders of the share or are entitled thereto in consequence of the death or bankruptcy of the holder, to any one of such persons) or to such person and such address as such member or person may by notice direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent or to such persons as the holder or joint holders or person or persons entitled to the share in consequence of the death or bankruptcy of the holder may by notice direct and payment of the cheque or warrant by the banker upon whom it is drawn shall be a good discharge to the Company. Every such cheque or warrant shall be sent at the risk of the person entitled to the moneys represented thereby. In addition any such distribution, dividend or other moneys may at the discretion of the Board be paid by any bank or other funds transfer system or such other means and to or through such person as the holder or joint holders or person or persons entitled to the relevant share in consequence of the death or bankruptcy of the holder may by notice direct and the Company shall have no responsibility for any sums lost or delayed in the course of any such transfer or where it has acted on any such directions.

192.
If two or more persons are registered as joint holders of any share, or are entitled jointly to a share in consequence of the death or bankruptcy of the holder, any one of them may give effectual receipts for any distribution, dividend or other moneys payable or property distributable on or in respect of the share.

193.
The waiver in whole or in part of any distribution or dividend on any shares by any document shall be effective only if such document is signed by the shareholder (or the person entitled to the share in consequence of the death or bankruptcy of the holder or otherwise by operation of law) and delivered to the Company and if or to the extent that the same is accepted as such or acted upon by the Company.

RESERVES
194.
The Board may from time to time set aside out of the profits of the Company and carry to reserve such sums as it thinks proper which, at the discretion of the Board, shall be applicable for any purpose to which the profits of the Company may properly be applied and pending such application may either be employed in the business of the Company or be invested. The Board may from time to time designate the reserves or any part thereof for such purposes or in such manner as it thinks fit. The Board may also without placing the same to reserve carry forward any profits. In carrying sums to reserve and in applying the same the Board shall comply with the provisions of the Companies Laws.
CAPITALISATION OF RESERVES
195.
The Company may, subject to the Companies Laws and upon the recommendation of the Board, by ordinary resolution resolve to capitalise any sum standing to the credit of any of the Company's reserve accounts or any sum standing to the credit of the profit and loss account (provided that such sum is not required for paying the distributions or dividends on any shares carrying a fixed cumulative preferential distribution or dividend) and authorise the Board to appropriate the sum resolved to be capitalised to the holders of shares in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend on the shares and to apply such sum on their behalf either in or towards paying up the amounts (if any) for the time being unpaid on any shares held by them respectively or in or towards paying up in full unissued shares or debentures of the Company equal to such unpaid sum, such shares or debentures to be allotted and distributed credited as fully paid up to and amongst them in the proportion aforesaid or partly in one way and partly in the other.

196.
Subject to approval by the Company in general meeting by way of ordinary resolution, the Board may, in respect of any distribution, distributions, dividend or dividends specified by the ordinary resolution, offer to holders of Ordinary Shares the right to elect to receive in lieu of such distribution or dividend (or part thereof) an allotment of additional Ordinary Shares credited as fully paid. In any such case the following provisions shall apply:

(a)
the basis of allotment shall be determined by the Board so that each holder of Ordinary Shares is entitled to such number of new Ordinary Shares whose aggregate value is as nearly as possible equal to (but not greater than) the cash amount (disregarding any tax credit) of the distribution or dividend that such holder has elected to forgo. For this purpose, the value of an Ordinary Share shall be equal to the final reported per share closing price as quoted for the Ordinary Shares on NASDAQ, on the day on which quotations in respect of the Ordinary Shares are first given ex the relevant dividend and the four subsequent dealing days or calculated in such other manner as may be specified by the ordinary resolution;

(b)
the Board shall give notice to holders of Ordinary Shares of the right of election accorded to them and shall send with or following such notice forms of election and specify the procedure to be followed and the place at which and the latest date and time by which duly completed forms of election must be lodged in order to be effective;

(c)
the distribution or dividend (or that part of the distribution or dividend in respect of which a right of election has been accorded) shall not be payable in cash on Ordinary Shares in respect of which an election has been made and in lieu thereof additional Ordinary Shares shall be allotted to the holders of such shares on the basis of allotment determined as aforesaid. For that purpose, the Board shall appropriate out of any amount for the time being standing to the credit of reserves or profit and loss account as the Board may determine a sum equal to the aggregate nominal amount of additional Ordinary Shares to be allotted on such basis and apply the same in paying up in full the appropriate number of new Ordinary Shares on such basis;

(d)
the additional Ordinary Shares so allotted shall rank pari passu in all respects with the fully paid Ordinary Shares then in issue save only as regards participation in the relevant distribution or dividend (or share election in lieu); and

(e)
the Board may on any occasion determine that rights of election shall not be made available to any holders of Ordinary Shares with registered addresses in any territory where in the absence of a registration statement or other special formalities the circulation of an offer of rights of election would or might be unlawful, and in such event the provisions aforesaid shall be read and construed subject to such determination.

197.
Whenever a resolution as mentioned in Articles 195 and/or 196 shall have been passed, the Board shall make all necessary appropriations, applications and allotments to give effect to such resolution. The Board shall have the power to decide how any costs relating to the distribution will be met and to sell all or a portion of such shares or debentures to fund the payment of any applicable taxes or governmental charges and generally make such arrangements in connection with the distribution as it thinks fit. Without limiting the generality of the foregoing, the Board may:
(a)
make such exclusions or arrangements as it thinks fit to settle any legal, regulatory, technical or practical difficulty arising in relation to the distribution under the laws of, or the requirements of any relevant regulatory body or any stock exchange in, any jurisdiction;

(b)
make such arrangements as it thinks fit in the case of shares or debentures becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrues to the Company rather than to the members concerned);

(c)
authorise any person to enter, on behalf of all relevant members, into an agreement with the Company providing for the allotment to them respectively, credited as fully paid, of any further shares or debentures to which they may be entitled upon such capitalisation or (as the case may require) for the payment by the Company on their behalf, by the application thereto of their respective interests in such capitalised sum, of the amounts or any part of the amounts remaining unpaid on their existing shares and for matters incidental thereto and any agreement made under any such authority shall be effective and binding on all concerned; and

(d)	authorise any person to sign any instrument of transfer (if required) for the purposes of effecting a sale and transfer of any shares or debentures or fractions thereof pursuant to this Article.
RECORD DATES
198.
Notwithstanding any other provision of these Articles, the Company or the Board may fix any date as the record date for any dividend, distribution, offer, allotment or issue and such record date may be on or any time before or after any date on which the dividend, distribution, offer, allotment or issue is declared, paid or made.

REGISTER
199.
The Directors shall keep, or cause to be kept, at the Transfer Office (but in relation to the Principal Register not, for the avoidance of doubt, at a place outside Jersey), the Register in the manner required by the Companies Laws. Except as provided by Article 200, no counter-part or branch of the Register shall be maintained outside Jersey and no copy of the Register, list, record or information in respect of the members of the Company kept or maintained outside Jersey shall constitute the Register or any part of the Register. Except as provided by Article 201, the Company shall not be bound to recognise any interest or right in respect of any share by virtue of it being contained or recorded in such copy of the Register or that list, record or information (as the case may be) kept or maintained outside Jersey.

200.
Subject to the provisions of the Companies Laws, the Company may keep an overseas branch register in any country, territory or place (other than in the United Kingdom). The Board may (subject to the requirement that no overseas branch register shall be kept in the United Kingdom) make and vary such regulations as it may think fit in relation to the keeping of any such overseas branch register, including any regulations regarding the transfer of shares from such overseas branch register to the Register, the transfer of shares from the Register to such overseas branch register or the inspection of the overseas branch register. For so long as the shares of the Company are listed on NASDAQ, the Company shall maintain a US Branch Register.

201.
For so long as the shares of the Company are listed on NASDAQ, all members shall have their shares registered on the US Branch Register unless the Board otherwise resolves. The Board may take such action as it deems necessary to transfer any shares from the Principal Register or any other Register to the US Branch Register. Each Director (acting alone) will be deemed to have been appointed as the agent of any holder with shares registered on any Register other than the US Branch Register with full power to execute, complete and deliver, in the name of and on behalf of the holder, any transfer form or other documents necessary to transfer such shares from the relevant Register to the US Branch Register. Such appointment is:

(a)	made with effect from the later of (i) the holder becoming the holder of such shares and (ii) any share in the Company being listed on NASDAQ; and
(b)	irrevocable for a period of one year thereafter.

MINUTES AND BOOKS
202.	The Board shall cause minutes to be made:
(a)	of all appointments of officers made by the Board;
(b)	of the names of the Directors present at each meeting of the Board and of any committee of the Board; and
(c)	of all resolutions and proceedings at all meetings of the Company and of any class of members of the Company and of the Board and of committees of the Board.
Any such minutes if purporting to be signed by the chairman of the meeting at which the proceedings took place, or by the chairman of the next following meeting, shall be sufficient evidence, without any further proof, of the facts therein stated.
203.
Any register, index, minute book, book of account or other book required by these Articles or the Companies Laws to be kept by or on behalf of the Company may be kept either by making entries in bound books or by recording them in any other manner. In any case in which bound books are not used, the Board shall take adequate precautions for guarding against falsification and for facilitating its discovery.

204.
Any register, index, minute book, book of account or other book or document of the Company shall always be open to the inspection of the officers of the Company. Subject as aforesaid no member of the Company or other person shall have any right to inspect any book or document of the Company except as conferred by the Companies Laws or as ordered by a court of competent jurisdiction or as authorised by the Board and the Board shall (subject to the provisions of the Companies Laws) determine at what times and under what conditions any such right may be exercised.

ACCOUNTS
205.
Accounting records sufficient to show and explain the Company's transactions and otherwise complying with the Companies Laws shall be kept at the Office or (subject to the provisions of the Companies Laws) at such other place as the Board thinks fit.

206.
The Company shall send to each member of the Company and to the Auditors and to every other person who is entitled to receive notice of general meetings copies of the Company's annual accounts, the Directors' report (if any) and the Auditors' report not less than 14 clear days before the date of the general meeting before which they are to be laid. Nothing in this Article shall require the Company to send a copy of those documents to any person who under these Articles is not entitled to be sent notices from the Company or of whose address the Company is unaware or to any holder of debentures of whose address the Company is unaware or to more than one of the joint holders of any shares or debentures. No accidental non-compliance with the provisions of this Article shall invalidate the proceedings at the meeting.

207.
Every account of the Company when audited and approved by the Company in general meeting shall be conclusive except as regards any error discovered therein within three months next after the approval thereof. Whenever such an error is discovered within that period, the account shall forthwith be corrected and thereupon shall be conclusive.

AUDITORS
208.	Auditors shall be appointed and their duties, powers, rights and remuneration regulated in accordance with the provisions of the Companies Laws.
209.
Subject to the provisions of the Companies Laws, all acts done by persons acting as Auditors shall, as regards all persons dealing in good faith with the Company, be valid, notwithstanding that there was some defect in their appointment or that they were at the time of their appointment not qualified for appointment.

210.
The Auditors shall be entitled to attend any general meeting and to receive all notices of and other communications relating to any general meeting which any member is entitled to receive, and to be heard at any general meeting on any part of the business of the meeting which concerns them as Auditors.

COMMUNICATIONS
Communications to be in writing
211.	Any notice or other communication to be given to or by any person pursuant to these Articles (other than a notice convening a meeting of the Board or of a committee of the Board) shall be in writing.
Communications to the Company
212.
Subject to the Companies Laws and except where otherwise expressly stated in these Articles, any document or information to be sent or supplied to the Company (whether or not such document or information is required or authorised under the Companies Laws) shall be in hard copy form or, subject to Article 213, be sent or supplied in electronic form.

213.
Subject to the Companies Laws, a document or information may be given to the Company in electronic form only if it is given in such form and manner and to such address as may have been specified by the Board from time to time for the receipt of documents in electronic form. The Board may prescribe such procedures as it thinks fit for verifying the authenticity or integrity of any such document or information given to it in electronic form.

214.	A communication sent to the Company by electronic means shall not be treated as received by the Company if it is rejected by computer virus protection arrangements.
Communications by the Company
215.	The Company may send or supply any document or information to a member in hard copy form:
(a)	personally; or
(b)	by sending or supplying it by post in a pre-paid envelope addressed to the member at his registered address or by leaving it at that address in an envelope addressed to the member.
216.
Subject to the Companies Laws, a document or information may be sent or supplied by the Company in electronic form to any member who has agreed (generally or specifically) that a document or information may be sent or supplied in electronic form and has not revoked that agreement. Where a document or information is sent or supplied by electronic means, it may only be sent or supplied to an address specified for that purpose by the member.

217.
A document or information may be sent or supplied by the Company to a member by being made available on a website if the member has agreed (generally or specifically), or pursuant to Article 220 below is deemed to have agreed, that documents or information can be sent or supplied to the member in that form and has not revoked such agreement. A document or information sent or supplied by means of a website must be made available in a form, and by a means, that the Company reasonably considers will enable the recipient:

(a)	to read it; and
(b)	to retain a copy of it.
218.	If a document or information is sent or supplied by means of a website, the Company must notify the intended recipient of:
(a)	the presence of the document or information on the website;
(b)	the address of the website and the place on the website where it may be accessed; and
(c)	how to access the document or information.
219.
Any document or information made available on a website will be maintained on the website for the period of 28 days beginning with the date on which notification is given under Article 218 above, or such shorter period as may be decided by the Board. A failure to make a document or information available on a website throughout the period mentioned in this Article shall be disregarded if:

(a)	it is made available on the website for part of that period; and
(b)	the failure to make it available throughout that period is wholly attributable to circumstances that it would not be reasonable for the Company to prevent or avoid.

220.
If a member has been asked individually by the Company to agree that the Company may send or supply documents or information generally, or specific documents or information, to the member by means of a website and the Company does not receive a response within a period of 28 days beginning with the date on which the Company's request was sent (or such longer period as the Board may specify), such member will be deemed to have agreed to receive such documents or information by means of a website in accordance with Article 217 above (save in respect of any documents or information as may be required to be sent in hard copy form pursuant to the Companies Laws). A member can revoke any such deemed election in accordance with Article 221 below.

221.
Any amendment or revocation of a notification given to the Company or agreement (or deemed agreement) under these Articles shall only take effect if in writing, signed (or authenticated by electronic means) by the member and on actual receipt by the Company thereof.

222.
Where these Articles require or permit a document to be authenticated by a person by electronic means, to be valid it must incorporate the electronic signature or personal identification details of that person, in such form as the Directors may approve, or be accompanied by such other evidence as the Directors may require to satisfy themselves that the document is genuine.

223.	In the case of joint holders of a share:
(a)
all documents or information shall be given to the joint holder whose name stands first in the Register in respect of the joint holding and any document or information so given shall be deemed for all purposes given to all the joint holders; and

(b)
anything to be agreed or specified in relation to any document or information to be given to them may be agreed or specified by any one of the joint holders and any such agreement or specification shall be deemed for all purposes to be agreed or specified by all the joint holders. The agreement or specification of the joint holder whose name stands first in the Register in respect of the joint holding shall be accepted to the exclusion of the agreement or specification of any of the other joint holders.

224.
If a member (or, in the case of joint holders, the person first named in the Register) has a registered address outside of Jersey, the United Kingdom or the USA but has notified the Company of an address within Jersey, the United Kingdom or the USA at which documents or information may be given to him, he shall be entitled to have documents or information given to him at that address or, where applicable, to be notified at that address of the availability of documents or information on a website. Alternatively, if a member has a registered address outside Jersey, the United Kingdom or the USA, he may give the Company an address for the purposes of communications in electronic form in which event, subject to these Articles, documents or information may, at the Company's absolute discretion, be sent to him at that address. Otherwise, no such member shall be entitled to receive any document or information from the Company.

225.
If on at least three consecutive occasions any document or information sent to a member by post at his registered address or his address at which documents or information may be given to him has been returned undelivered, such member shall not thereafter be entitled to receive any document or information from the Company until he shall have communicated with the Company and supplied the Company with a new registered address within Jersey, the United Kingdom or the USA or an address within Jersey, the United Kingdom or the USA at which documents or information may be given to him.

226.
If on at least two consecutive occasions the Company has attempted to send a document or information by electronic means to an address for the time being notified to the Company by a member for that purpose but the Company is aware that there has been a failure of delivery of such document or information, the Company shall, subject to the provisions of these Articles, thereafter send documents and information to such member by post at his registered address or his address at which documents or information may be given to him.

227.
The provisions of Articles 215 to 235 do not affect any provision of the Companies Laws requiring documents or information to be served on or given, sent, supplied or delivered to a member in a particular manner.

Notice to persons entitled by transmission
228.
The Company may give a document or information to the person entitled by transmission to a share by sending it in any manner authorised by these Articles for the giving of a document or information to a member, addressed to that person by name or by the title of representative of the deceased or trustee of the bankrupt or representative by operation of law or by any similar description, at the address (if any) in Jersey, the United Kingdom or the

USA supplied for that purpose by the person claiming to be so entitled. Until such an address has been supplied, a document or information may be given in any manner in which it might have been given if the death or bankruptcy or other event giving rise to the transmission of entitlement had not occurred.
Record date for communications
229.
For the purposes of giving notices of meetings, or of sending or supplying other documents or other information, whether under the Companies Laws, any other applicable law or regulation, a provision in these Articles or any other instrument, the Board may determine that persons entitled to receive such documents or information are those persons entered on the Register at the close of business on a day determined by it.

Evidence of service
230.	Any document or information:
(a)
addressed to a member at his registered address or address at which documents or information may be given to him in Jersey, the United Kingdom or the USA shall, if sent by post, be deemed to have been given to or received by the intended recipient on the day after the day on which it was posted and, in proving service, it shall be sufficient to prove that an envelope containing the document or information was properly addressed, pre-paid and put into the post;

(b)
not sent by post but addressed to a member and left at his registered address or address at which documents or information may be given to him in Jersey, the United Kingdom or the USA shall be deemed to have been given to or received by the intended recipient on the day on which it was so left;

(c)
sent or supplied by electronic means shall be deemed to have been given to or received by the intended recipient on the day it was sent even if the Company subsequently sends a hard copy of such document or information by post and, in proving service, it shall be sufficient to show that the document or information was properly addressed and sent; and

(d)
sent or supplied by being made available on a website shall be deemed to have been given to or received by the intended recipient on the day on which the document or information was first made available on the website or, if later, when the recipient received (or is deemed to have received) notification of the fact that the document or information was available on the website.

231.	A member present in person at any meeting of the Company shall be deemed to have been received due notice of the meeting and, where requisite, of the purposes for which the meeting was called.
232.
Proof that a notice contained in an electronic communication was sent in accordance with guidance issued by the United Kingdom Institute of Chartered Secretaries and Administrators shall be conclusive evidence that the notice was given.

233.
Any document or other information sent or supplied by the Company by any other means authorised in writing by the member concerned shall be deemed to have been received when the Company has carried out the action it has been authorised to take for that purpose.

Notice binding on transferees
234.
Every person who, by operation of law, transfer or any other means, becomes entitled to a share shall be bound by any notice in respect of that share which, before his name is entered in the Register, has been given to a person from whom he derives his title.

Notice during disruption of services
235.
If at any time by reason of the suspension, interruption or curtailment of postal services or the electronic communications system in Jersey, the United Kingdom or the USA, the Company is or would be unable effectively to convene a general meeting by notices sent through the post or by electronic means, notice of the general meeting may be given by a notice advertised in at least one newspaper with a national circulation in each of the United Kingdom and the USA. Such notice shall be deemed to have been duly served on all persons who are entitled to have notice of meetings sent to them at noon on the day when the advertisement (or, where applicable, the first of such advertisements) appears. In any such case, the Company shall send confirmatory copies of the notice by post or by electronic means if, at least seven clear days before the meeting, the posting of notices to addresses throughout Jersey, the United Kingdom or the USA or, as the case may be, the sending of such notices by electronic means again becomes practicable.
WINDING UP
236.
Subject to any particular rights or limitations for the time being attached to any shares, as may be specified in these Articles or in any Statement of Rights upon which such shares may be issued, if the Company is wound up, the assets available for distribution among the members shall be distributed to the members pro rata to the number of shares held by each member at the time of the commencement of the winding up. If any share is not fully paid up, that share shall only carry the right to receive a distribution calculated on the basis of the proportion that the amount paid up on that share bears to the issue price of that share.

237.
If the Company shall be wound up the liquidator (or the Directors, where no liquidator is appointed) may, with the authority of a special resolution, divide amongst the members in specie the whole or any part of the assets of the Company (whether or not the assets shall consist of property of one kind or shall consist of properties of different kinds) and may for such purpose set such value as he deems fair upon any one or more class or classes of property and may subject to any special rights attached to any shares or the terms of issue thereof determine how such division shall be carried out as between the members or different classes of members. The liquidator (or the Directors, where no liquidator is appointed) may, with the like authority, vest any part of the assets in trustees upon such trusts for the benefit of members as the liquidator (or the Directors, where no liquidator is appointed) with the like authority shall think fit, and the liquidation of the Company may be closed and the Company dissolved, but so that no contributory shall be compelled to accept any shares or other property in respect of which there is a liability.

INDEMNITY AND INSURANCE
238.	Subject to the provisions of and to the extent permitted by the Companies Laws, the Company may:
(a)	indemnify any Director or former Director of the Company (or of a subsidiary) against any liability;
(b)
indemnify a director of a company that is a trustee of an occupational pension scheme for employees (or former employees) of the Company (or of an associated body corporate) against liability incurred in connection with the company's activities as trustee of the scheme;

(c)	purchase and maintain insurance against any liability for any person referred to in paragraph (a) or (b) above; and
(d)
provide any person referred to in paragraph (a) or (b) above with funds (whether by loan or otherwise) to meet expenditure incurred or to be incurred by him in defending any criminal, regulatory or civil proceedings or in connection with an application for relief (or to enable any such person to avoid incurring such expenditure).

239.
Subject to the Companies Laws, the powers given by Article 238 shall not limit any general powers of the Company to grant indemnities, purchase and maintain insurance or provide funds (whether by way of loan or otherwise) to any person in connection with any legal or regulatory proceedings or applications for relief.

Annex C
The Companies Act (As Revised) of the Cayman Islands
Plan of Merger
This plan of merger (this “Plan of Merger”) is made on [ ] 2023 between HCM Acquisition Corp (the “Surviving Company”) and Murano Global Cayman (the “Merging Company”).
Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the “Statute”).
Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.
Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).
Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement dated 13 March 2023 (as amended and restated on 2 August 2023) and made between, amongst others, the Surviving Company and the Merging Company (the “Merger Agreement”) a copy of which is annexed at Annexure 1 hereto.
Now therefore this Plan of Merger provides as follows:
1.	The constituent companies to the Merger are the Surviving Company and the Merging Company.
2.	The surviving company is the Surviving Company.
3.
The registered office of the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the registered office of the Merging Company is Zedra Trust Company (Cayman) Limited at 23 Lime Tree Bay Avenue, P.O. Box 10176, Grand Cayman KY1-1002, Cayman Islands.

4.
Immediately prior to the Effective Date (as defined below), the authorised share capital of the Surviving Company will be US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each and the Surviving Company will have [ ] Class A ordinary shares in issue and 8,812,500 Class B ordinary shares in issue.

5.
Immediately prior to the Effective Date (as defined below), the authorised share capital of the Merging Company will be US$50,000 divided into 50,000 ordinary shares of a par value of US$1.00 each and the Merging Company will have 1 ordinary share in issue.

6.
The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar of Companies in accordance with section 233(13) of the Statute (the “Effective Date”).

7.
The terms and conditions of the Merger, including the treatment of shares of each constituent company and the issuance of shares in the Surviving Company, are set out in the Merger Agreement in the form annexed at Annexure 1 hereto.

8.
The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

9.
Upon the Effective Date, the authorised share capital of the Surviving Company shall be decreased from US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each to US$50,000 divided into 50,000 ordinary shares each of a par value of US$1.00 each by the cancellation of (i) 50,000,000 Class B ordinary shares of a par value of US$0.0001 each, (ii) 5,000,000 preference shares of a par value of US$0.0001 each, and (iii) 499,950,000 Class A ordinary shares of a par value of US$0.0001 each, and the re-designation of 50,000 Class A ordinary shares of a par value of US$0.0001 each to 50,000 ordinary shares of a par value of US$1.00 each.
10.
The Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto on the Effective Date, and the authorised share capital of the Surviving Company shall be as set out therein.

11.	There are no amounts or benefits which are or shall be paid or payable to any director, in their capacity as such, of either constituent company or the Surviving Company consequent upon the Merger.
12.	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.
13.	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.
14.	The names and addresses of each director of the Surviving Company are:
14.1 Elías Sacal Cababie of [ ]; and
14.2 Marcos Sacal Cohen of [ ];
15.	This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.
16.
This Plan of Merger has been authorised by the sole shareholder of the Merging Company pursuant to section 233(6) of the Statute by way of written resolution, and by the shareholders of the Surviving Company pursuant to section 233(6) of the Statute by way of special resolution passed at an extraordinary general meeting of the Surviving Company.

17.	At any time prior to the Effective Date, this Plan of Merger may be:
17.1	terminated by the board of directors of either the Surviving Company or the Merging Company (provided such termination is in accordance with the Merger Agreement);
17.2	amended by the board of directors of both the Surviving Company and the Merging Company to:
(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and
(b)
effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

18.	This Plan of Merger may be executed in counterparts.
19.	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.
[Signature Page follows]

[Signature Page to Plan of Merger]
In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.
SIGNED by ________________________	)
Duly authorised for	)	________________________
and on behalf of	)	Director
HCM Acquisition Corp	)

SIGNED by ________________________	)
Duly authorised for	)	__________________________
and on behalf of	)	Director
Murano Global Cayman	)

Annexure 1 – Merger Agreement

Annexure 2 - Amended and Restated Memorandum and Articles of Association of the Surviving Company

Annex D
PROXY CARD FOR EXTRAORDINARY MEETING
Preliminary Proxy Card
HCM Acquisition Corp

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE EXTRAORDINARY MEETING OF SHAREHOLDERS TO BE HELD ON
   , 2023
The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement/Prospectus, dated   , 2023, in connection with the Extraordinary Meeting of Shareholders to be held on   , 2023 at a.m., local time, at, and hereby appoints, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all Ordinary Shares of HCM Acquisition Corp (the “Corporation”) registered in the name provided, which the undersigned is entitled to vote at the Extraordinary Meeting of Shareholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in this Proxy Statement/Prospectus.
PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS AND WILL GRANT DISCRETIONARY AUTHORITY TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3 AND 4.
Important Notice Regarding the Availability of Proxy Materials for the Extraordinary Meeting of Shareholders to be held on   , 2023: This notice of meeting and the accompanying proxy statement/prospectus are available at   .
(Continued and to be marked, dated and signed below)
D-1

Please mark vote as indicated in this example ☒
HCM Acquisition Corp — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3 AND 4.
	FOR	AGAINST	ABSTAIN
Proposal 1 — The Business Combination Proposal	☐	☐	☐

To consider and vote upon a proposal to approve and adopt the Business Combination Agreement, as may be amended, by and among HCM, Murano, PubCo and New CayCo and the transactions contemplated thereby, and the Business Combination.

Proposal 2 — The Merger Proposal	☐	☐	☐

To consider and vote upon that HCM be authorised to enter into the Plan of Merger and at the Effective Time HCM will merge with New CayCo such that the separate corporate existence of New CayCo will cease and HCM will survive the Merger as a wholly-owned subsidiary of PubCo.

Proposal 3 — The Charter Proposal	☐	☐	☐

To consider and vote on that the Amended and Restated Articles and Memorandum of Association be amended and restated by deletion in its entirety and the form of Amended and Restated Memorandum and Articles of Association be adopted as Surviving Company's post-merger amended and restated memorandum and articles of association (“Post-merger Charter”), that HCM’s named be changed to “Murano Global Hospitality Corp.”, and the authorized share capital be altered to that of Surviving’s Company’s Post-merger authorized share capital.

	FOR	AGAINST	ABSTAIN
Proposal 4 — The Meeting Adjournment Proposal	☐	☐	☐

To consider and vote upon a proposal to adjourn the Extraordinary Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary Meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for vote or the HCM Holders, as defined in the proxy statement/prospectus.

Dated , 2023

Shareholder’s Signature	Shareholder’s Signature
Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.
D-2

PROSPECTUS FOR UP TO 12,891,906 ORDINARY SHARES,
16,875,000 WARRANTS,
AND 16,875,000 ORDINARY SHARES UNDERLYING WARRANTS
Through and including     , 2023 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.	Indemnification of Directors and Officers
The Jersey Companies Law does not contain any provisions permitting Jersey companies to limit the liabilities of directors for the breach of their fiduciary duties.
However, a Jersey company may exempt from liability, and indemnify directors and officers for:
(a)	liabilities incurred in defending any proceedings (whether civil or criminal);
(i)	in which judgment is given in the person’s favor or the person is acquitted;
(ii)	which are discontinued other than for some benefit conferred by the person or on the person’s behalf or some detriment suffered by the person; or
(iii)
which are settled on terms which include such benefit or detriment and, in the opinion of a majority of the directors of the company (excluding any director who conferred such benefit or on whose behalf such benefit was conferred or who suffered such detriment), the person was substantially successful on the merits in the person’s resistance to the proceedings;

(b)	any liability incurred other than to the company if the person acted in good faith with a view to the best interests of the company;
(c)	any liability incurred in connection with an application made under Article 212 of the Jersey Companies Law in which relief is granted to the person by the court; or
(d)	any liability against which the company normally maintains insurance for persons other than directors.
To the fullest extent permitted by law, the articles of association provide that the directors and officers of Murano shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such director’s or officer’s actual fraud or willful default.
Item 21.	Exhibits and Financial Statements Schedules
No.	Description
2.1
Initial Business Combination Agreement, dated March 13, 2023, by and among HCM Acquisition Corp, MURANO PV, S.A. DE C.V., Elías Sacal Cababie, ES Agrupación, S.A. de C.V., Murano Global B.V., MPV Investment B.V., and Murano Global Cayman (incorporated by reference to Exhibit 2.1 to the Form 8-K filed March 15, 2023)

2.2
Amended & Restated Business Combination Agreement, dated August 2, 2023, by and among HCM Acquisition Corp, MURANO PV, S.A. DE C.V., Elías Sacal Cababie, ES Agrupación, S.A. de C.V., Murano Global B.V., MPV Investment B.V., and Murano Global Cayman (included as Annex A to the Proxy Statement/Prospectus) (incorporated by reference to Exhibit 2.1 to the Form 8-K filed August 7, 2023)

3.1	Post-Merger Charter (included as Annex B to the Proxy Statement/Prospectus)**
3.2	Amendment to the Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 on the Form 8-K filed on April 21, 2023)
4.4
Warrant Agreement, dated January 20, 2022, by and between HCM Acquisition Corp and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.4 to Form 8-K filed on January 25, 2023)

5.1	Opinion of Mourant Ozannes (Jersey) LLP*
8.1	Tax Opinion of Clifford Chance US LLP**
10.1	Underwriting Agreement, dated January 20, 2022, by and between HCM Acquisition Corp and Cantor Fitzgerald & Co. (incorporated by reference to Exhibit 1.1 to the Form 8-K filed January 25, 2023)
10.2
Amended and Restated Investment Management Trust Agreement, dated April 20, 2023, by and between HCM Acquisition Corp and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.1 filed on April 21, 2023)

10.3
Registration Rights Agreement, dated January 20, 2022, by and among the HCM Acquisition Corp, the Sponsor and the Underwriter (incorporated by reference to Exhibit 10.2 on Form 8-K filed on January 25, 2022)

No.	Description
10.3(a)
Private Placement Warrants Purchase Agreement, dated January 20, 2022, by and between HCM Acquisition Corp and the Sponsor (incorporated by reference to Exhibit 10.3(a) on Form 8-K filed on January 25, 2022)

10.3(b)
Private Placement Warrants Purchase Agreement, dated January 20, 2022, by and between HCM Acquisition Corp and the Underwriter (incorporated by reference to Exhibit 10.3(b) on Form 8-K filed on January 25, 2022)

10.4
Letter Agreement, dated January 20, 2022, by and among HCM Acquisition Corp, its officers, its directors and the Sponsor (incorporated by reference to Exhibit 10.7 on Form 8-K filed on January 25, 2022)

10.5	Administrative Support Agreement, dated January 20, 2022, between HCM Acquisition Corp and the Sponsor (incorporated by reference to Exhibit 10.8 on Form 8-K filed on January 25, 2022)
10.6
Sponsor Support Agreement, dated August 2, 2023, by and among HCM Investor Holdings, LLC, the other holders of HCM Class B Ordinary Shares, and Murano PV, S.A. de C.V. (incorporated by reference to Exhibit 10.1 to the Form 8-K filed August 7, 2023)

10.7	2023 Murano Executive Incentive Plan*+
10.8
U.S. dollar-denominated syndicated secured mortgage loan agreement, dated October 4, 2019, among Fideicomiso Murano 2000 and Banco Nacional de Comercio Exterior, S.N.C Institución de Banca de Desarrollo, Caixabank, S.A. Institución de Banca Múltiple, Sabadell, S.A. Institución de Banca Múltiple and Nacional Financiera, Sociedad Nacional de Crédito, Institución de Banca de Desarrollo (the “2019 Sabadell Loan Agreement”).*

10.9	Peso-denominated loan agreement, dated as of October 16, 2019, between Fideicomiso Murano 2000 and Banco Nacional de Comercio Exterior, S.N.C Institución de Banca de Desarrollo.*
10.10	Amendment to the 2019 Sabadell Loan Agreement, dated August 24, 2023.*
10.11	Peso-denominated loan agreement for up to Ps.$99.7 million, dated as of June 28, 2021, between Murano World, S.A. de C.V. and Exitus Capital, S.A.P.I. de C.V., SOFOM, E.N.R.*
10.12
Peso-denominated loan agreement for up to Ps.$200 million, dated as of July 21, 2020, among Murano World, S.A. de C.V. and Exitus Capital, S.A.P.I. de C.V., SOFOM, E.N.R and Sofoplus, S.A.P.I. de C.V., SOFOM, E.N.R.*

10.13	Lease Agreement, dated February, 2023, between Arrendadora Finamo, S.A. de C.V., as lessor, and Murano World.*
10.14
Bancomext Loan Agreement, dated September 29, 2022, among Inmobiliaria Insurgentes 421, as borrower, Operadora Hotelera I421, S.A. de C.V. and Operadora Hotelera I421 Premium, S.A. de C.V., as joint obligors entered into certain loan agreement with Banco Nacional de Comercio Exterior, S.N.C., Institución de Banca de Desarrollo, as lender.*

10.15	Grand Island I Hotel Management Agreement, dated September 10, 2019, between Operadora Hotelera G I, S.A. de C.V. and AMR Operaciones MX, S. de R.L. de C.V.*
10.16	Amendment to Grand Island I Hotel Management Agreement, dated July 11, 2023, between Operadora Hotelera G I, S.A. de C.V. and AMR Operaciones MX, S. de R.L. de C.V.*
10.17	Hyatt Hotel Management Agreement, dated May 11, 2022, between Operadora Hotelera I421, S.A. de C.V. and Hyatt of Mexico, S.A. de C.V.†
10.18	Mondrian Hotel Management Agreement, dated May 11, 2022, between Operadora Hotelera I421 Premium, S.A. de C.V. and Ennismore Holdings US Inc.*
21.1	Subsidiaries of the registrant**
23.1	Consent of KPMG†
23.2	Consent of Marcum LLP†
24.1	Power of Attorney (included on the signature pages herein)†
99.1	Form of Proxy Card (included as Annex D to the proxy statement/prospectus)**
107	Calculation of Filing Fee Table**
*	To be filed by amendment
**	Previously filed
†	Filed herewith
#	Certain schedules, annexes and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but will be furnished supplementally to the SEC upon request.
+	Management contract or compensatory plan or arrangement.

Item 22.	Undertakings
(A)	Murano Global Investments Limited hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of

(iii)
prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iv)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5)
For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(B)	Murano Global Investments Limited hereby undertakes:
(1)
that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)
That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(D)
The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one Business Day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(E)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 1st day of December, 2023.
By:	/s/Elías Sacal Cababié
Name:	Elías Sacal Cababié
Title:	Chief Executive Officer and Director
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below appoints Marcos Sacal Cohen as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto any said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:
Signature	Title	Date
/s/Elías Sacal Cababié	Chief Executive Officer and Director	December 1, 2023

/s/Marcos Sacal Cohen	Chief Operations Officer and Director	December 1, 2023

/s/David Galan	Chief Financial Officer, Principal Accounting Officer, and Director	December 1, 2023

/s/Julio Ortega Molina	Director	December 1, 2023

/s/David Rudge	Director	December 1, 2023

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, this registration statement on Form F-4 has been signed on behalf of the registrant by the undersigned, solely in his capacity as the duly authorized representative of the registrant in the United States, on December 1, 2023.
By:	/s/ Marcos Sacal Cohen
Name:	Marcos Sacal Cohen
Title:	Authorized Representative